Use these links to rapidly review the document

DELMAR BANCORP INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
VIRGINIA PARTNERS BANK INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on July 3, 2019

Registration No. 333-230599

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-Effective Amendment No. 3
To

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Delmar Bancorp
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	52-1559535 (I.R.S. Employer Identification No.)

2245 Northwood Drive
Salisbury, Maryland 21801
(410) 548-1100
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

John W. Breda
President & Chief Executive Officer
Delmar Bancorp
2245 Northwood Drive
Salisbury, Maryland 21801
(410) 548-1100
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies of all communications to:
Noel M. Gruber Buckley LLP 2001 M Street, Suite 500 Washington, DC 20036 (202) 349-8000	Jacob A. Lutz III Troutman Sanders LLP 1001 Haxall Point, Suite 1500 Richmond, VA 23219 (804) 697-1490

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effectiveness of this Registration Statement.

          If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒ Emerging growth company ☐

          If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

          If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

          Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

          Exchange Act Rule 13e-4(i) (Cross-Border Third-Party Tender Offer) ☐

          The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective time until the Registrant shall file an amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. Delmar may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This proxy statement/prospectus is not an offer to sell these securities, and is not soliciting an offer to buy these securities, in any jurisdiction where the offer or the sale is not permitted.

Subject to completion, dated July 3, 2019

DELMAR BANCORP
Prospectus for 8,180,264 Shares of Common Stock

VIRGINIA PARTNERS BANK
Proxy Statement

Share Exchange Proposal—Your Vote is Very Important

Dear Shareholders of Virginia Partners Bank:

          On December 13, 2018, Virginia Partners Bank ("Partners") entered into a share exchange agreement with Delmar Bancorp ("Delmar"), the bank holding company for The Bank of Delmarva ("Delmarva"), pursuant to which Partners shareholders will exchange shares of Partners common stock for shares of Delmar common stock (the "share exchange"). The board of directors of Partners invites you to attend a special meeting of shareholders to be held on August 12, 2019, at 10:00 a.m. at The Hyatt Place Fredericksburg, 1241 Jefferson Davis Highway, Fredericksburg, Virginia 22401. At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt the share exchange agreement, as amended March 4, 2019, and the related plan of share exchange (collectively referred to as the "share exchange agreement").

          If the share exchange agreement is approved and the share exchange is completed, Partners will become a wholly-owned subsidiary of Delmar, and each share of Partners common stock will be converted into the right to receive 1.7179 shares of Delmar common stock, plus cash in lieu of fractional shares.

          Delmar common stock is quoted on the OTCQX market maintained by OTC Market Groups, Inc. under the symbol "DBCP." Based on Delmar's closing price of $7.80 on December 12, 2018 (the date preceding the public announcement of the proposed transaction), each share of Partners common stock exchanged for 1.7179 shares of Delmar common stock, would have a value of $13.40 and the aggregate value of the share exchange would be approximately $55.1 million. Based on Delmar's closing price of $7.51 on July 2, 2019, each share of Partners common stock exchanged for 1.7179 shares of Delmar common stock would have a value of $12.90 and the aggregate value of the transaction would be approximately $53.1 million. The price of Delmar common stock will fluctuate between now and the closing of the share exchange and the value of Delmar common stock as of the closing of the share exchange will not be known at the time Partners shareholders vote on the share exchange agreement. Partners stock is quoted on the OTCQX market under the symbol "PTRS." On July 2, 2019, the closing price of Partners common stock was $12.87. The price of Partners common stock will fluctuate between now and the closing of the share exchange. You are urged to obtain current market quotations for both Delmar and Partners common stock.

          Partners shareholders have appraisal rights, which include the right to receive payment in cash for the fair value of their shares of Partners common stock instead of the shares of Delmar common stock issuable in the share exchange. For more information regarding appraisal rights, refer to "Q-12: Am I entitled to appraisal rights?" on page 3 and "Proposal 1: The Share Exchange—Appraisal Rights" beginning on page 52.

          This document serves two purposes. It is the proxy statement being used by the Partners board of directors to solicit proxies for use at the Partners' special meeting. It is also the prospectus of Delmar regarding the Delmar common stock to be issued if the share exchange is completed. This document describes the share exchange in detail and includes a copy of the share exchange agreement as Annex A.

          After careful consideration, the board of directors of Partners has unanimously determined that the share exchange is in the best interests of shareholders and recommends that Partners shareholders vote "FOR" the proposal to approve and adopt the share exchange agreement and "FOR" the approval of the other proposal described in this proxy statement/prospectus. The share exchange requires the receipt of bank regulatory approvals and the approval of the share exchange agreement by at least a majority of the outstanding shares of Partners common stock. The board of directors of Partners strongly and unanimously supports this strategic combination between Delmarva and Partners and appreciates your prompt attention to this very important matter.

          It is important that your shares are represented at the meeting, whether or not you plan to attend the meeting. Abstentions and failures to vote, including by failing to instruct your broker how to vote shares you hold in "street name," will have the same effect as votes against the share exchange agreement and the share exchange. Your vote is important regardless of the number of shares you own. Please complete and return your proxy card in the enclosed envelope, or follow the instructions on your proxy card to vote your shares over the internet or by telephone. You may attend the special meeting and vote your shares in person if you wish, even though you have previously submitted your proxy. If you are the beneficial owner of shares held in "street name" through a broker or other nominee, you should instruct your broker or nominee how to vote on your behalf, or, if you plan to attend the meeting and wish to vote in person, you should bring with you a signed proxy from your broker or nominee confirming your right to vote the shares.

Sincerely,

Lloyd B. Harrison, III
 President and Chief Executive Officer

Neither the Securities and Exchange Commission, nor any bank regulatory agency, nor any state securities commission has approved or disapproved of these securities or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          The shares of Delmar common stock offered are not savings or deposit accounts or other obligations of either party or any of their banking or other subsidiaries, and they are not insured by the Federal Deposit Insurance Corporation or any other federal or state governmental agency.

          Investing in Delmar common stock involves risks that are described in "Risk Factors" beginning on page 26.

          This proxy statement/prospectus is dated [    •    ], 2019 and is first being mailed to shareholders of Partners on or about [    •    ], 2019.

Virginia Partners Bank
410 William Street
Fredericksburg, Virginia 22401

Notice of Special Meeting of Shareholders

        NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Virginia Partners Bank will be held at 10:00 a.m., local time, on August 12, 2019 at The Hyatt Place Fredericksburg, 1241 Jefferson Davis Highway, Fredericksburg, Virginia 22401:

  1.
  To approve and adopt the share exchange agreement, dated as of December 13, 2018, by and between Delmar Bancorp and Virginia Partners Bank and the related plan of share exchange, a copy of which is attached as Annex A to the proxy statement/prospectus accompanying this notice, which provides, among other things, for the exchange of each share of Partners common stock outstanding immediately prior to the consummation of the share exchange for 1.7179 shares of Delmar common stock, plus cash in lieu of fractional shares.

  2.
  To consider and vote upon a proposal to adjourn or postpone the special meeting of shareholders, if more time is needed, to allow Partners to solicit additional votes in favor of approval and adoption the share exchange agreement and the related plan of share exchange.

        The Partners board of directors unanimously recommends that you vote "FOR" the proposal to approve and adopt the share exchange agreement and the related plan of share exchange, which we collectively refer to as the "share exchange agreement," and "FOR" the approval of the proposal to adjourn or postpone the special meeting, if necessary, as described in detail in the accompanying proxy statement/prospectus.

        Partners shareholders of record at the close of business on June 13, 2019 are entitled to vote at the Partners special meeting and any adjournment or postponement of the special meeting. If you are the beneficial owner of shares held in "street name" through a broker or other nominee, you should instruct your broker or nominee how to vote on your behalf, or, if you plan to attend the meeting and wish to vote in person, you should bring with you a signed proxy from your broker or nominee confirming your right to vote the shares.

        The enclosed proxy statement/prospectus provides detailed description of the share exchange agreement and related matters. We urge you to read the proxy statement/prospectus, including any documents incorporated in the proxy statement/prospectus by reference, and its annexes, carefully and in their entirety.

        Your vote is important regardless of the number of shares you own. Partners cannot complete the share exchange unless the share exchange agreement is approved and adopted by the affirmative vote of the holders of at least a majority of the outstanding shares of Partners common stock entitled to vote at the Partners special meeting. If a Partners shareholder abstains or otherwise fails to vote by proxy or by attending the Partners special meeting of shareholders and voting in person, it will have the same effect as voting against the share exchange.

        Whether or not you plan to attend the special meeting, the Partners board of directors urges you to submit your proxy as soon as possible, either by following the internet or telephone instructions included in the attached materials or by completing, signing, dating, and returning the enclosed proxy in the enclosed postage-paid envelope. Submitting your proxy will not prevent you from voting in person at the special meeting, but it will assure that your vote is counted if you are unable to attend. If you are a shareholder whose shares are registered in "street name," you will need to follow the instructions provided by your broker, and you will need additional documentation from your broker in order to vote in person at the special meeting.

        Under Virginia law, if the share exchange is completed, Partners shareholders of record who do not vote to approve the share exchange agreement, and otherwise comply with the applicable provisions of Virginia law pertaining to objecting shareholders, will be entitled to exercise rights of appraisal and obtain payment in cash for the fair value of their shares of Partners common stock by following the procedures set forth in detail in the enclosed proxy statement/prospectus. A copy of the section of the Virginia Stock Corporation Act pertaining to objecting shareholders' appraisal rights is included as Annex C to the enclosed proxy statement/prospectus.

By Order of the Board of Directors,
Lloyd B. Harrison, III President and Chief Executive Officer

Fredericksburg, Virginia
[    •    ], 2019

QUESTIONS AND ANSWERS ABOUT THE SHARE EXCHANGE
AND THE PARTNERS SHAREHOLDERS MEETING

Q-1:
WHY AM I RECEIVING THIS DOCUMENT?

A:
The boards of directors of Delmar and Partners have each adopted and approved the share exchange agreement and the related plan of share exchange, which we collectively refer to as the "share exchange agreement," pursuant to which Partners shareholders will exchange their shares of Partners common stock for shares of Delmar common stock, plus cash in lieu of fractional shares, and Partners will become a wholly-owned subsidiary of Delmar.

In order to complete the share exchange, holders of the majority of outstanding shares of Partners common stock must vote to approve and adopt the share exchange agreement.

You are receiving this proxy statement/prospectus because you are a shareholder of Partners as of June 13, 2019, the record date for Partners' special meeting, and entitled to vote on the approval and adoption of the share exchange agreement.

Q-2:
WHAT IS THE PURPOSE OF THIS DOCUMENT?

A:
This document serves as both a proxy statement of Partners and a prospectus of Delmar. This document serves as a proxy statement because the Partners board of directors is soliciting your proxy for use at the Partners special meeting of shareholders called to consider and vote on the share exchange agreement, dated as of December 13, 2018, by and between Delmar and Partners, pursuant to which each share of Partners common stock outstanding immediately prior to the consummation of the share exchange will be converted into 1.7179 shares of Delmar common stock, plus cash in lieu of fractional shares. This document also serves as the prospectus for the shares of Delmar common stock to be issued in exchange for shares of Partners common stock in the share exchange.

Q-3:
WHAT ITEMS OF BUSINESS WILL PARTNERS ASK SHAREHOLDERS TO CONSIDER AT THE SPECIAL MEETING?

A:
At the Partners special meeting, shareholders are asked to vote on: (i) the proposal to approve and adopt the share exchange agreement by and between Partners and Delmar, under which the shareholders of Partners will exchange all of Partners outstanding common stock for Delmar common stock, and (ii) the proposal to adjourn or postpone Partners' special meeting, if necessary, to solicit additional proxies if Partners has not received sufficient votes to approve and adopt the share exchange agreement at the time of the special meeting.

Q-4:
WHY IS MY VOTE IMPORTANT?

A:
The share exchange agreement must be approved by the affirmative vote of the holders of at least a majority of the outstanding shares of Partners common stock entitled to vote at the special meeting. Therefore, the abstention or failure of a Partners shareholder to vote, by proxy or in person, will have the same effect as a vote against the share exchange agreement. In addition, if you do not return your proxy card or vote your shares over the internet or by telephone at or before the special meeting, it will be more difficult for Partners to obtain approval of the share exchange.

Q-5:
WHAT DOES THE PARTNERS BOARD OF DIRECTORS RECOMMEND?

A:
The Partners board of directors has unanimously approved the share exchange agreement, and believes that the share exchange is in the best interests of Partners and its shareholders. Accordingly, the Partners board of directors unanimously recommends that you vote "FOR" the proposal to approve and adopt the share exchange agreement, and "FOR" the approval of the proposal to adjourn or postpone the special meeting to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the share exchange agreement.

Q-6:
WHAT DO I NEED TO DO NOW?

A:
After you have carefully read this proxy statement/prospectus, please use one of the proxy voting methods to indicate how you want your shares of Partners common stock voted with respect to each proposal as soon as possible so that your shares will be represented and voted at the special meeting. If you are a shareholder of record, you may complete, sign, date and mail the proxy card in the enclosed postage-paid return envelope. You may also vote your shares over the internet or by telephone. Instructions for voting by returning a signed proxy card and for voting over the internet or by telephone are on the proxy card enclosed with this proxy statement/prospectus. If you vote your shares by returning a signed proxy card, do not send your Partners stock certificates with your proxy card.

Q-7:
WHY ARE DELMAR AND PARTNERS PROPOSING THE SHARE EXCHANGE?

A:
Partners believes that the proposed share exchange is advisable and in the best interests of Partners shareholders, and Delmar believes that the share exchange will further its strategic growth plans. Partners and Delmar believe that the combination of the two companies will provide benefits from increased efficiencies and economies of scale, and enhance the ability of the combined company to access the public capital markets in order to support further growth, bolster the company's capital ratios, and enhance shareholder value and liquidity. See "Proposal 1: The Share Exchange—Partners' Reasons for the Share Exchange" and "Proposal 1: The Share Exchange—Delmar's Reasons for the Share Exchange," beginning on pages 61 and 78, respectively, for more information.

Q-8:
WHEN IS THE SHARE EXCHANGE EXPECTED TO BE COMPLETED?

A:
Partners and Delmar expect to complete the share exchange shortly after all of the conditions to the share exchange are fulfilled, including obtaining the approval of Partners shareholders at the special meeting. Delmar and Partners anticipate this will occur late in the second quarter or in the third quarter of 2019. Neither Delmar nor Partners can assure you that they will obtain the necessary Partners shareholder approval or that the other conditions precedent to the share exchange can or will be satisfied.

Q-9:
WHAT WILL PARTNERS SHAREHOLDERS RECEIVE IN THE SHARE EXCHANGE?

A:
Under the share exchange agreement, each share of Partners common stock will be converted into the right to receive 1.7179 shares of Delmar common stock.

Delmar will not issue any fractional shares of common stock. Rather, Delmar will pay cash (without interest) for any fractional share that a Partners shareholder would have otherwise be entitled to receive in the share exchange.

Q-10:
ARE THERE REGULATORY OR OTHER CONDITIONS TO THE SHARE EXCHANGE OCCURRING?

A:
Yes. The share exchange must be approved by the Board of Governors of the Federal Reserve System ("Federal Reserve") and the Virginia Bureau of Financial Institutions ("VBFI"). As of the date of this proxy statement/prospectus, approvals have been received from both the Federal Reserve and the VBFI.

    The share exchange is also subject to the conditions that Delmar and Partners receive tax opinions from their respective tax counsel that the share exchange will be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986 (the "Code"). The share exchange is also subject to certain other specified conditions. See "Proposal 1: The Share Exchange—Terms of the Share Exchange—Conditions to Share Exchange," beginning at page 100.

Q-11:
WHAT VOTE IS REQUIRED TO APPROVE THE SHARE EXCHANGE?

A:
The share exchange agreement must be approved by the affirmative vote of the holders of at least a majority of the outstanding shares of Partners common stock entitled to vote at the special meeting.

Q-12:
AM I ENTITLED TO APPRAISAL RIGHTS?

A:
Partners shareholders have the right to assert appraisal rights with respect to the share exchange and to demand in writing that Delmar pay the fair value of their shares of Partners common stock under applicable provisions of Virginia law. In order to exercise and perfect appraisal rights, a Partners shareholder must give written notice of his, her or its intent to demand payment for his, her or its shares to Partners before the vote is taken on the share exchange at the Partners special meeting, and must not vote in favor of the share exchange. A copy of the applicable Virginia statutory provisions is included in this proxy statement/prospectus as Annex C. A description of the procedures to demand and perfect appraisal rights is included at "The Partners Special Meeting of Shareholders—Appraisal Rights," beginning on page 52.

Q-13:
WHAT IF I ABSTAIN FROM VOTING?

A:
An abstention will count as present and entitled to vote for purposes of determining quorum. If a Partners shareholder abstains from voting on the share exchange agreement, it will have the same effect as a vote against the share exchange agreement.

Q-14:
SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A:
No. Partners shareholders should not send in their stock certificates at this time. Partners shareholders will receive instructions from the exchange agent in the future. See "Proposal 1: The Share Exchange—Terms of the Share Exchange—Exchange Procedures" on page 88.

Please do not send any stock certificates to Delmar, Partners, or the exchange agent until you receive instructions.

Q-15:
CAN I CHANGE MY VOTE AFTER I HAVE SUBMITTED MY PROXY?

A:
Yes. There are three ways for you to revoke your proxy and change your vote:

1.
You may submit a later dated proxy before the Partners special meeting.

2.
You may revoke your proxy by written notice delivered at any time prior to the vote on the share exchange including delivery at the special meeting of shareholders. Partners shareholders should deliver this notice to the Corporate Secretary.

3.
You may attend the Partners special meeting and vote in person. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q-16:
WHAT ARE THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SHARE EXCHANGE TO PARTNERS SHAREHOLDERS?

A:
The share exchange will qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and the holders of Partners common stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of Partners common stock for shares of Delmar common stock in the share exchange, except with respect to any cash received in lieu of fractional shares. Notwithstanding the foregoing, your tax treatment will depend on your specific situation and many variables not within the control of Delmar or Partners.

It is a condition to the closing of the share exchange that Delmar receive the opinion of its tax counsel, Miles & Stockbridge P.C., and that Partners receive the opinion of its counsel, Troutman Sanders LLP, substantially to the effect that, on the basis of facts, representations, and assumptions set forth or referred to in that opinion (including factual representations contained in certificates of officers of Delmar and Partners), the share exchange will be treated as a reorganization within the meaning of Section 368(a) of the Code. The condition is waivable, and in such case, Delmar and Partners will undertake to recirculate a revised proxy statement/prospectus and resolicit proxies if the condition is waived by either party and the change in the tax consequences is material.

Delmar and Partners urge you to consult your tax advisor for a full understanding of the tax consequences of the share exchange to you. Tax matters are very complicated and, in many cases, tax consequences of the share exchange will depend on your particular facts and circumstances. See "Proposal 1:—The Share Exchange—Material U.S. Federal Income Tax Consequences of the Share Exchange," beginning at page 114.

Q-17:
WHAT HAPPENS IF MY STOCK CERTIFICATES ARE HELD IN "STREET NAME" BY MY BROKER OR OTHER NOMINEE?

A:
Your broker or other nominee will not vote your shares unless you provide instructions to your broker or other nominee on how to vote. You should fill out the voter instruction form sent to you by your broker or other nominee with this document.

Q-18:
ARE THERE RISKS ASSOCIATED WITH THE SHARE EXCHANGE?

A:
Yes. You should read carefully "Risk Factors," beginning at page 26.

Q-19:
WHOM SHOULD I CALL WITH QUESTIONS OR TO OBTAIN ADDITIONAL COPIES OF THIS DOCUMENT?

A:
If you have questions about your special meeting of shareholders or if you need additional copies of this document, you should contact:

    Lloyd B. Harrison, III
    Virginia Partners Bank
    President & Chief Executive Officer
    410 William Street
    Fredericksburg, Virginia 22401
    (540) 899-2265

SUMMARY

        This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that may be important to you. You should carefully read this entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus before you decide how to vote. Together these documents will give you a more complete description of the proposed transaction. Page references are included in this summary to direct you to more thorough descriptions of the topics provided elsewhere in these materials.

The Special Meeting of Shareholders

        Partners special meeting of shareholders to be held August 12, 2019 (see page 50).

        Partners will hold a special meeting of shareholders on August 12, 2019, at 10:00 a.m., local time, at The Hyatt Place Fredericksburg, 1241 Jefferson Davis Highway, Fredericksburg, Virginia 22401.

  Partners record date set at June 13, 2019; one vote per share of Partners common stock (see page 50).

        If you owned shares of Partners common stock at the close of business on June 13, 2019, you are entitled to notice of, and to vote at, the special meeting of shareholders. You will have one vote at the special meeting for each share of Partners common stock you owned on June 13, 2019. On June 13, 2019, there were 4,085,181 shares of Partners common stock outstanding.

The Companies

  Delmar Bancorp
  2245 Northwood Drive
  Salisbury, Maryland 21801
  (410) 548-1100

        Delmar Bancorp, with assets of $759.5 million as of March 31, 2019, is the bank holding company for The Bank of Delmarva. Delmar's common stock is quoted on the OTCQX market under the symbol "DBCP."

        Delmarva was originally chartered in the State of Maryland in 1896, converted to a Delaware chartered bank in 2003, and has fourteen branches throughout Delmar, Salisbury and Ocean City, Maryland, Sussex County, Delaware and Burlington and Camden counties in New Jersey. Delmarva offers a full range of deposit, loan and related banking and financial products and services to consumer and commercial customers. For more information, visit the Delmarva website at www.bankofdelmarva.com. The information on Delmar's website is not incorporated into this proxy statement/prospectus.

  Virginia Partners Bank
  410 William Street
  Fredericksburg, Virginia 22401
  (540) 899-2265

        Virginia Partners Bank, with assets of $429.9 million as of March 31, 2019, is a Virginia chartered bank. Partners stock is quoted on the OTCQX market under the symbol "PTRS." For more information, visit the Partners website at www.vapartnersbank.com. The information on Partners' website is not incorporated into this proxy statement/prospectus.

We propose that Partners engage in a share exchange with Delmar (see page 56).

        Under the terms of the share exchange agreement, Delmar will acquire Partners through a share exchange. Partners will continue to exist as a separate entity. A copy of the share exchange agreement is attached to this document as Annex A.

Partners shareholders will receive 1.7179 shares of Delmar common stock for each share of Partners common stock (see page 88).

        Under the terms of the share exchange agreement, Partners shareholders will receive 1.7179 shares of Delmar common stock for each share of Partners common stock. The exchange ratio in the share exchange agreement will not be adjusted in the event of any change in the stock prices of Delmar or Partners prior to the share exchange. Partners shareholders also will receive cash instead of any fractional shares they would have otherwise received in the share exchange.

Partners has received an opinion from its financial advisor. (see page 66).

        In connection with the share exchange, the board of directors of Partners received a written opinion from Partners' financial advisor, Sandler O'Neill & Partners, L.P. ("Sandler O'Neill"), to the effect that, as of December 11, 2018 and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill as set forth therein, the exchange ratio set forth in the share exchange agreement was fair, from a financial point of view, to the holders of Partners common stock. The full text of the opinion of Sandler O'Neill, dated as of December 11, 2018, is included in this document as Annex B. Partners encourages you to read Sandler O'Neill's opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered, and limitations of the review undertaken by Sandler O'Neill. The opinion of Sandler O'Neill was directed to Partners' board of directors and does not constitute a recommendation to you or any other shareholder as to how to vote with respect to the share exchange, the form of consideration to be received in the share exchange, or any other matter relating to the proposed share exchange.

Partners shareholder vote required (see page 51).

        Approval and Adoption of the Share Exchange Agreement.    The affirmative vote, in person or by proxy, of at least a majority of the outstanding shares of Partners common stock on the record date is required to approve and adopt the share exchange agreement.

        Discretionary Authority to Adjourn or Postpone the Special Meeting.    The affirmative vote of a majority of Partners shares represented, in person or by proxy, at the special meeting is required to approve the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to approve and adopt the share exchange agreement.

        Each holder of shares of Partners common stock outstanding on the record date will be entitled to one vote for each share held of record. The vote required for approval and adoption of the share exchange agreement is at least a majority of the outstanding shares of Partners common stock. Therefore, the failure to vote and abstentions will have the same effect as a vote against the share exchange agreement and the share exchange. Brokers who hold Partners common stock as nominees on your behalf will not have authority to vote your shares with respect to the share exchange agreement unless you provide voting instructions in accordance with the directions provided by your broker. Failure to provide your broker with voting instructions will have the same effect as a vote against the share exchange agreement.

Partners directors and executive officers have agreed to vote in favor of the share exchange (see page 113).

        On December 12, 2018, the directors and executive officers of Partners had sole or shared voting power over 1,728,406 shares, excluding options and warrants to purchase Partners common stock, or approximately 42.3%, of the outstanding shares of Partners common stock as of the record date for the meeting. These directors and officers of Partners have agreed with Delmar to vote these shares of Partners common stock in favor of approving and adopting the share exchange agreement.

Partners directors and executive officers may have interests in the share exchange that differ from your interests (see page 108).

        In considering the information contained in this proxy statement/prospectus, you should be aware that Partners' directors and executive officers have financial interests in the share exchange that are different from, or in addition to, the interests of Partners shareholders generally. These interests include, among other things:

  •
  Kenneth R. Lehman, a director of Partners and its largest shareholder, owning approximately 34.5% of its outstanding shares, not including 450,000 shares subject to the Series B Warrant, is also a director of Delmar and Delmar's largest shareholder, owning more than 40% of Delmar's outstanding shares;

  •
  Lloyd B. Harrison, III, President and Chief Executive Officer of Partners, has entered into a termination agreement relating to his existing employment agreement with Partners and a new employment agreement with Partners and Delmar, pursuant to which he will become Chief Executive Officer of Delmar and President and Chief Executive Officer of Partners. Each of these agreements will be effective upon the consummation of the share exchange, and provide for certain payments upon the consummation of the share exchange, ongoing benefits, an increase in base salary and a discretionary bonus structure;

  •
  Wallace N. King, Sr., Executive Vice President and Senior Loan Officer of Partners, has entered into a new employment agreement with Partners to be effective upon the consummation of the share exchange, providing for an increase in base salary, a discretionary bonus structure and a change in control payment with respect to a subsequent change in control;

  •
  J. Adam Sothen, Executive Vice President and Chief Financial Officer of Partners, has entered into a new employment agreement with Partners to be effective upon the consummation of the share exchange, providing for an increase in base salary, a discretionary bonus structure and a change in control payment with respect to a subsequent change in control;

  •
  Partners will award retention bonuses to certain other Partners employees if they do not terminate their employment with Partners prior to a predetermined date, and Partners and Delmar employees will receive severance payments if they are terminated involuntarily without cause within nine months following the effective time of the share exchange, payable pursuant to the terms of the share exchange agreement;

  •
  the right to continued indemnification and liability insurance coverage for Partners' current directors by Delmar after the share exchange for acts or omissions occurring before the share exchange; and

  •
  the appointment of four directors from Partners' board of directors to Delmar's board of directors following completion of the share exchange (in addition to Kenneth R. Lehman who is already a director of Delmar), and any related compensation for such services.

        None of Delmar's or Delmarva's executives and employees will receive change in control related payments or benefits since the share exchange does not constitute a "change in control" for purposes of Delmar's or Delmarva's employment agreements, change in control agreements or equity compensation plans. However, Mr. Breda, President and Chief Executive Officer of Delmar, has entered into a termination agreement relating to his existing employment agreement with Delmar and Delmarva, and a new employment agreement with Delmar, pursuant to which he will serve as President and Chief Operating Officer of Delmar and President and Chief Executive Officer of Delmarva following completion of the share exchange, and pursuant to which he will receive certain payments upon the consummation of the share exchange.

        Partners' board of directors was aware of these interests and considered them in approving and recommending the share exchange agreement. These and certain other additional interests of Partners' directors and executive officers are described in detail in "Proposal 1: The Share Exchange—Interests of Directors and Executive Officers in the Share Exchange," found elsewhere in this proxy statement/prospectus. These circumstances may cause some of Partners' directors and executive officers to view the proposed share exchange differently than you view it.

Delmar and Partners must obtain regulatory approval and satisfy other conditions before the share exchange is complete (see page 100).

        Delmar's and Partners' obligations to complete the share exchange are subject to various conditions that are usual and customary for this kind of transaction. These conditions include obtaining approval from the Federal Reserve and the VBFI. As of the date of this document, appropriate applications for approval have been filed, and on March 12, 2019 Delmar received the approval of the Federal Reserve to complete the share exchange, and on March 19, 2019 Delmar received the approval of the VBFI. The approvals did not contain any conditions which would be expected to allow either Delmar or Partners to refuse to complete the share exchange. In addition to the required regulatory approvals, the share exchange will only be completed if certain other conditions are met. See "Proposal 1: The Share Exchange—Terms of the Share Exchange—Conditions to Share Exchange."

Following the effectiveness of the share exchange, Delmar will receive an additional $5.3 million through the exercise of a warrant (see page 107).

        As of December 12, 2018, there was an outstanding warrant to purchase 450,000 shares of Partners common stock. In connection with the execution of the share exchange agreement, the terms of the warrant were amended and restated. As amended and restated, this warrant is referred to as the Series B Warrant. The amendment increased the exercise price of the Series B Warrant to $12.75 per share of Partners common stock, and to provide that the Series B Warrant shall be exercised in full for shares of Delmar common stock on the first business day immediately following the effective time of the share exchange, resulting in proceeds of approximately $5.3 million in additional capital to Delmar, net of investment banking fees.

Amendment or termination of the share exchange agreement is possible (see page 103).

        Delmar and Partners can agree to amend the share exchange agreement in any way, except that, after approval of the share exchange agreement by Partners shareholders at its special meeting, Delmar and Partners cannot amend the share exchange agreement to change the amount of consideration Partners shareholders will receive in the transaction from what is provided in the share exchange agreement without approval of such amendment by Partners' shareholders.

        Delmar and Partners may agree to terminate the share exchange agreement and not complete the share exchange at any time before the share exchange is completed. Each company also may unilaterally terminate the share exchange agreement in certain circumstances. This includes, among others, the failure to complete the share exchange by September 30, 2019, unless the terminating company's breach is the reason the share exchange has not been completed. See "Proposal 1: The Share Exchange—Terms of the Share Exchange—Termination."

Rights of Partners shareholders differ from those of Delmar shareholders (see page 224).

        When the share exchange is complete, Partners shareholders will become Delmar shareholders by operation of law. The rights of Partners shareholders differ from the rights of Delmar shareholders in certain important ways. Many of these differences have to do with differences in state laws, and provisions in Partners' articles of incorporation and bylaws that differ from those of Delmar. See "Comparison of Shareholders' Rights."

Material U.S. federal income tax consequences of the share exchange (see page 114).

        The share exchange will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. Assuming the share exchange so qualifies, the holders of Partners common stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of Partners common stock for shares of Delmar common stock in the share exchange, except with respect to any cash received in lieu of fractional shares. Notwithstanding the foregoing, your tax treatment will depend on your specific situation and many variables not within the control of Delmar or Partners.

        It is a condition to the closing of the share exchange that Delmar receive the opinion of its tax counsel, Miles & Stockbridge P.C., and that Partners receive the opinion of its counsel, Troutman Sanders LLP, substantially to the effect that, on the basis of facts, representations, and assumptions set forth or referred to in that opinion (including factual representations contained in certificates of officers of Delmar and Partners), the share exchange will be treated as a reorganization within the meaning of Section 368(a) of the Code. The condition is waivable, and in such case, Delmar and Partners will undertake to recirculate and resolicit if the condition is waived by either party and the change in the tax consequences is material.

Delmar and Partners urge you to consult your tax advisor for a full understanding of the specific tax consequences of the share exchange to you. Tax matters are very complicated and, in many cases, tax consequences of the share exchange will depend on your particular facts and circumstances. See "Proposal 1: The Share Exchange—Material U.S. Federal Income Tax Consequences of the Share Exchange," beginning at page 114.

Partners shareholders are entitled to appraisal rights (see page 52).

        Partners shareholders have the right to assert appraisal rights with respect to the share exchange and to demand in writing that Delmar pay the fair value of their shares of Partners common stock under applicable provisions of Virginia law. In order to exercise and perfect appraisal rights, a Partners shareholder must give written notice of intent to demand payment for such shareholder's shares to Partners before the vote is taken on the share exchange at the Partners special meeting, and must not vote in favor of the share exchange. A copy of the applicable statutory provisions are attached as Annex C of this document. You should read the statute carefully and consult with your legal counsel if you intend to exercise these rights. The failure to comply with the statute exactly will result in the loss of your rights as a dissenting shareholder.

Market Price and Dividend Information

Delmar

        As of December 31, 2018, there were 9,985,321 shares of Delmar common stock outstanding which were held by approximately 392 holders of record. The number of shareholders does not reflect the number of investors holding stock in nominee name through banks, brokerage firms, and others.

        Delmar common stock is quoted on the OTCQX market maintained by OTC Market Groups, Inc. under the symbol "DBCP." There is a limited public trading market for Delmar common stock. While Delmar anticipates that it will file an application to list its common stock on the Nasdaq stock market shortly after completion of the share exchange, Delmar cannot be certain that such application will be approved or that an active trading market will ever develop, or if one develops, that it will continue.

        On December 12, 2018, the last full trading day before the public announcement of the execution of the share exchange agreement, and on July 2, 2019, the latest practicable trading day before the printing of this document, the high, low and closing sales prices for Delmar common stock were as follows:

	December 12, 2018			July 2, 2019
	High	Low	Closing	High	Low	Closing
Delmar Common Stock	$7.80	$7.80	$7.80	$7.60	$7.51	$7.51

        Under the share exchange agreement, Delmar is prohibited from paying any dividend or distribution to its shareholders before the effectiveness of the share exchange, other than its regular quarterly dividend of $0.025 per share, which it may increase to $0.03 per share, without the prior written consent of Partners. Delmar's ability to pay dividends is also subject to state and federal laws and regulations. Please see "Information About Delmar—Market Price and Dividend Information" beginning on page 133 for more information.

Partners

        As of June 13, 2019, there were 4,085,181 shares of Partners common stock outstanding which were held by approximately 331 holders of record. The number of shareholders does not reflect the number of investors holding stock in nominee name through banks, brokerage firms, and others.

        Partners common stock is listed on the OTCQX market under the symbol "PTRS." There is a limited public trading market for Partners common stock. Partners has not paid a cash dividend since its organization.

        On December 12, 2018, the last full trading day before the public announcement of the execution of the share exchange agreement, and on July 2, 2019, the latest practicable trading day before the printing of this document, the high, low and closing sales prices for Partners common stock were as follows:

	December 12, 2018			July 2, 2019
	High	Low	Closing	High	Low	Closing
Partners Common Stock	$13.70	$12.80	$13.70	$12.87	$12.87	$12.87

        To date, Partners has not paid, and it does not currently pay, a cash dividend on its common stock. Under the share exchange agreement, Partners is prohibited from paying any dividend or distribution to its shareholders before the effectiveness of the share exchange without the prior written consent of Delmar. Partners' ability to pay dividends is also subject to state and federal laws and regulations. Please see "Information about Partners—Market Price and Dividend Information" beginning on page 221 for more information.

Comparative Market Value

        The following table sets forth the market value per share of Delmar and Partners common stock and the equivalent market value per share of Partners common stock on December 12, 2018 (the last trading day prior to the date of the public announcement of the share exchange) and July 2, 2019 (the latest practicable trading day prior to the date of this document). The equivalent market value is based upon the exchange ratio of 1.7179 shares of Delmar common stock multiplied by the closing sales price of Delmar common stock on the specified date.

	Delmar Historical	Partners Historical	Partners Equivalent Market Value
December 12, 2018	$7.80	$13.70	$13.40
July 2, 2019	$7.51	$12.87	$12.90

Adjournment or Postponement Proposal (Page 210)

        You are being asked to approve a proposal to grant the Partners board of directors discretionary authority to adjourn or postpone the special meeting, if necessary, to solicit additional proxies for the share exchange proposal in the event there are insufficient votes to approve and adopt the share exchange agreement.

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

        Presented below for Delmar and Partners are comparative historical and unaudited pro forma equivalent per share financial data as of and for the year ended December 31, 2018 and as of and for the three months ended March 31, 2019. The information presented below should be read together with the historical consolidated financial statements of Delmar and Partners, including the related notes. The Delmar consolidated financial statements are included in this proxy statement/prospectus beginning at Annex E. The Partners consolidated financial statements are included in this proxy statement/prospectus at Annex F.

        The unaudited pro forma information gives effect to the share exchange as if the share exchange had been effective on December 31, 2018 or March 31, 2019 in the case of the book value data, as if the share exchange had been effective as of January 1, 2018 in the case of the earnings per share and the cash dividends data for the year ended December 31, 2018 and the three months ended March 31, 2019. The unaudited pro forma data combines the historical results of Partners into Delmar's consolidated financial statements. While certain adjustments were made for the estimated impact of fair value adjustments and other acquisition-related activity, the unaudited pro forma data are not indicative of what could have occurred had the acquisition taken place on January 1 or December 31, 2018 or March 31, 2019.

        The unaudited pro forma adjustments are based upon available information and certain assumptions that Delmar and Partners management believe are reasonable. The unaudited pro forma data, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of factors that may result as a consequence of the share exchange or consider any potential impacts of current market conditions or the share exchange on revenues, expense efficiencies or asset dispositions, among other factors, nor the impact of possible expanded business opportunities resulting from the share exchange. As a result, unaudited pro forma data are presented for illustrative purposes only and do not represent an attempt to predict or suggest future results. Upon completion of the share exchange, the operating results of Partners will be reflected in the consolidated financial statements of Delmar on a prospective basis.

	Delmar Historical	Partners Historical	Pro Forma Combined(1)	Per Equivalent Partners Share
For the year ended December 31, 2018:
Earnings Per Share
Basic earnings per share	$0.57	$0.68	$0.50	$0.86
Diluted earnings per share	$0.57	$0.66	$0.50	$0.86
Cash Dividends Per Share	$0.10	$—	$0.10	$0.17
Book Value per common share as of December 31, 2018	$6.61	$10.84	$6.97	$11.97
For the three months ended March 31, 2019:
Earnings Per Share
Basic earnings per share	$0.14	$0.13	$0.12	$0.21
Diluted earnings per share	$0.14	$0.13	$0.12	$0.21
Cash Dividends Per Share	$0.025	$—	$0.025	$0.043
Book Value per common share as of March 31, 2019	$6.79	$11.13	$7.08	$12.15

(1)
Pro forma dividends per share represent Delmar historical dividends per share.

        The pro forma combined book value per share of Delmar is based upon the pro forma combined common shareholders' equity for Delmar and Partners divided by the total pro forma common shares of the combined entity and reflects Partners shares at the exchange ratio of 1.7179.

 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF DELMAR

        The following summary presents Selected Consolidated Financial Data of Delmar as of and for the periods indicated. The financial data as of and for the years ended December 31, 2018 through 2014 has been derived from Delmar's audited consolidated financial statements. The financial data as of and for the three months ended March 31, 2019 and 2018 have been derived from Delmar's unaudited interim consolidated financial statements. The financial data set forth below should be read in conjunction with the audited consolidated financial statements for the years ended December 31, 2018 and 2017 and the unaudited interim consolidated financial statements and related notes for the three months ended March 31, 2019 and 2018 included at Annex E. The results of operations for the three months ended March 31, 2019 do not necessarily indicate the results which may be expected for any future period or for the full year.

	As of or For the Three Months Ended March 31,		As of or For the Year Ended December 31,
(dollars in thousands except per share data)	2019	2018	2018	2017	2016	2015	2014
Balance Sheet—Period End
Securities	$51,523	$52,385	$51,300	$46,662	$48,345	$31,694	$33,747
Loans held for sale	$—	$—	$—	$—	$—	$—	$—
Loans	$649,364	$611,359	$632,576	$469,404	$430,463	$400,237	$386,252
Allowance for loan losses	$7,063	$7,027	$7,063	$6,703	$6,386	$7,084	$8,185
Intangible assets, net	$6,231	$6,684	$6,306	$—	$—	$—	$39
Total assets	$759,525	$731,799	$739,416	$562,260	$512,368	$483,592	$447,970
Deposits	$630,675	$616,636	$614,925	$465,457	$433,483	$412,558	$380,731
Borrowings	$55,824	$50,483	$56,989	$46,148	$31,806	$27,000	$21,500
Total liabilities	$691,750	$669,462	$673,428	$513,194	$466,186	$440,272	$402,857
Preferred shareholders' equity	$—	$—	$—	$—	$—	$—	$4,450
Common shareholders' equity	$100	$100	$65,988	$49,066	$46,182	$43,320	$40,663
Total shareholders' equity	$67,775	$62,338	$65,988	$49,066	$46,182	$43,320	$45,113
Tangible common equity(1)	$61,544	$55,654	$59,682	$49,066	$46,182	$43,320	$40,624
Statement of Operations
Interest income	$8,982	$7,039	$33,173	$23,327	$21,045	$20,142	$18,545
Interest expense	$1,768	$1,049	$5,359	$3,023	$2,966	$2,739	$2,198
Provision for loan losses	$300	$250	$1,175	$945	$862	$600	$1,400
Noninterest income	$759	$787	$3,520	$2,882	$2,797	$2,846	$4,713
Noninterest expense	$5,611	$4,755	$22,318	$15,612	$13,621	$13,511	$14,210
Income before taxes	$2,062	$1,772	$7,841	$6,629	$6,393	$6,138	$5,450
Income tax expense	$663	$476	$2,359	$3,215	$2,375	$2,243	$1,941
Net income	$1,399	$1,296	$5,483	$3,414	$4,018	$3,895	$3,509
Preferred dividends	$—	$—	$—	$—	$—	$300	$241
Preferred dividends and discount accretion	$—	$—	$—	$—	$—	$—	$872
Net income available to common shareholders	$1,399	$1,296	$5,483	$3,414	$4,018	3,895	$2,637
Per Common Share Data
Net income, basic	$0.14	$0.15	$0.57	$0.42	$0.49	$0.48	$0.33
Net income, diluted	$0.14	$0.15	$0.57	$0.41	$0.48	$0.47	$0.32
Dividends declared	$0.03	$0.02	$0.10	$0.08	$0.07	$0.01	$—
Book value	$6.79	$6.25	$6.61	$5.97	$5.62	$5.30	$5.01
Tangible book value(1)	$6.16	$5.58	$5.98	$5.97	$5.62	$5.30	$5.01
Common shares outstanding ('000s)	9,985	9,974	9,985	8,220	8,220	8,174	8,116
Weighted average common shares outstanding ('000s)	9,985	8,824	9,691	8,220	8,210	8,137	8,116
Ratios
Net interest margin*	4.13%	4.11%	4.15%	4.01%	3.83%	3.92%	4.06%

	As of or For the Three Months Ended March 31,		As of or For the Year Ended December 31,
(dollars in thousands except per share data)	2019	2018	2018	2017	2016	2015	2014
Efficiency ratio	73.13%	72.85%	74.00%	70.19%	68.06%	68.76%	72.28%
Return on average assets*	0.75%	0.80%	0.84%	0.64%	0.81%	0.84%	0.81%
Return on average common equity*	8.37%	9.31%	9.53%	7.17%	8.98%	8.81%	8.16%
Total capital (to risk weighted assets)	11.70%	11.33%	11.81%	12.37%	12.45%	12.35%	13.08%
Tier 1 capital (to risk weighted assets)	9.52%	9.04%	9.56%	10.68%	11.20%	11.09%	11.85%
Tier 1 capital (to average assets)	8.16%	7.52%	7.97%	8.84%	9.21%	8.89%	9.71%
Asset Quality
Nonaccrual loans	$8,700	$6,509	$9,148	$4,487	$3,596	$4,449	$6,041
Loans 90+ past due or more and still accruing	$336	$4	$606	$1,334	$10	$—	$74
Total nonperforming loans	$9,036	$6,513	$9,754	$5,821	$3,606	$4,449	$6,115
Other real estate owned	$3,870	$4,348	$3,660	$3,655	$2,567	$2,956	$3,723
Total nonperforming assets	$12,906	$10,861	$13,414	$9,476	$6,173	$7,405	$9,838
Nonperforming assets to total assets	1.70%	1.48%	1.81%	1.69%	1.20%	1.53%	2.20%
Allowance for loan losses to loans	1.09%	1.15%	1.12	1.43%	1.48%	1.77%	2.12%
Allowance for loan losses to nonperforming loans	78.17%	107.89%	72.41%	115.15%	177.09%	159.23%	133.85%
Net charge-offs	$300	$(74)	$814	$628	$1,560	$1,702	$1,512
Average loans	$640,612	$523,290	$592,528	$442,259	$407,245	$396,666	$361,189
Net charge-offs to average loans	0.05%	(0.01)%	0.14%	0.14%	0.38%	0.43%	0.42%

*
Ratios for the three months ended March 31, 2019 and 2018 are presented on an annualized basis.

(1)
To supplement our financial statements prepared in accordance with generally accepted accounting principles in the United States of America, or GAAP, we disclose certain non-GAAP financial measures. Tangible common equity, a non-GAAP financial measure, is calculated as total shareholders' equity, less other intangible assets. Tangible book value per common share, also a non-GAAP financial measure, is calculated as tangible common equity divided by common shares outstanding. See "—Non-GAAP Financial Measures" below for a reconciliation of tangible common equity to total shareholders' equity and of tangible book value to book value calculated in accordance with GAAP. Delmar believes this information is useful to investors because, by removing the amount of intangible assets that result from merger and acquisitions activity and amortization expense (the levels of which may vary from company to company), investors may more easily compare Delmar's capital position and return on average tangible equity to other companies in the banking industry who present similar measures.

NON-GAAP FINANCIAL MEASURES

        Some of the financial measures discussed in Delmar's selected historical financial data are "non-GAAP financial measures." In accordance with SEC rules, Delmar classifies a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP in Delmar's statements of income, balance sheets or statements of cash flows.

The following unaudited reconciliation tables provide a more detailed analysis of these non-GAAP financial measures.

	Three Months Ended March 31,		Years Ended December 31,
(Dollars in thousands, except per share data)	2019	2018	2018	2017	2016	2015	2014
Total shareholders' equity	$67,775	$62,338	$65,988	$49,066	$46,182	$43,320	$45,113
Less: Intangible assets	6,231	6,684	6,306	—	—	—	39

Tangible common equity	$61,544	$55,654	$59,682	$49,066	$46,182	$43,320	$40,624

Book value per common share	$6.79	$6.25	$6.61	$5.97	$5.62	$5.30	$5.01
Less: Intangible book value per common share	0.63	0.67	0.63	—	—	—	—

Tangible book value per common share	$6.16	$5.58	$5.98	$5.97	$5.62	$5.30	$5.01

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF PARTNERS

        The following summary presents Selected Consolidated Financial Data of Partners as of and for the periods indicated. The financial data as of and for the years ended December 31, 2018 through 2014 has been derived from Partners' audited consolidated financial statements. The financial data as of and for the three months ended March 31, 2019 and 2018 have been derived from Partners' unaudited interim consolidated financial statements. The financial data set forth below should be read in conjunction with the audited consolidated financial statements for the years ended December 31, 2018 and 2017 and the unaudited interim consolidated financial statements and related notes for the three months ended March 31, 2019 and 2018 included at Annex F. The results of operations for the three months ended March 31, 2019 do not necessarily indicate the results which may be expected for any future period or for the full year.

	As of or For the Three Months Ended March 31,		As of or For the Year Ended December 31,
(dollars in thousands except per share data)	2019	2018	2018	2017	2016	2015	2014
Balance Sheet—Period End
Securities	$75,455	$86,027	$77,155	$69,918	$93,694	$40,697	$38,037
Loans held for sale	2,248	2,312	2,950	—	—	—	—
Loans	331,263	298,866	322,353	290,819	257,118	228,527	205,222
Allowance for loan losses	4,095	3,705	4,010	3,604	3,188	3,079	3,108
Total assets	429,911	412,679	420,672	379,476	372,438	308,553	265,044
Deposits	333,389	341,954	330,564	313,077	273,575	260,927	229,533
Borrowings	45,374	29,593	44,757	29,994	63,537	20,582	10,631
Total liabilities	384,443	372,312	376,397	343,670	337,748	282,041	240,599
Total shareholders' equity	45,468	40,367	44,275	35,807	34,690	26,512	24,446
Tangible common equity(1)	45,468	40,367	44,275	35,807	34,690	26,512	24,446
Statement of Operations
Interest income	$4,688	$4,039	$17,645	$14,930	$12,617	$11,619	$10,515
Interest expense	1,217	870	3,921	3,167	2,536	2,471	2,234
Provision for loan losses	85	100	409	383	162	42	106
Noninterest income	417	336	1,767	538	675	367	270
Noninterest expense	3,066	2,822	11,865	10,025	8,871	7,962	6,827
Income before taxes	738	583	3,217	1,892	1,723	1,511	1,618
Income tax expense	211	113	599	1,226	501	548	600
Net income	526	469	2,618	666	1,222	963	1,018
Net loss attributable to noncontrolling interest	19	23	34	—	—	—	—
Net income attributable to Partners	545	493	2,652	666	1,222	963	1,018
Per Common Share Data
Net income, basic	$0.13	$0.13	$0.68	$0.19	$0.48	$0.39	$0.48
Net income, diluted	0.13	0.13	0.66	0.18	0.46	0.38	0.48
Dividends declared	—	—	—	—	—	—	—
Book value	11.13	10.28	10.84	10.41	10.14	10.64	10.26
Tangible book value(1)	11.13	10.28	10.84	10.41	10.14	10.64	10.26
Common shares outstanding	4,085,181	3,927,181	4,085,181	3,438,029	3,420,829	2,491,677	2,382,958
Weighted average common shares outstanding	4,085,181	3,724,095	3,903,286	3,421,300	2,534,834	2,485,605	2,106,422
Ratios
Net interest margin (tax equivalent basis)*	3.47%	3.46%	3.48%	3.30%	3.35%	3.37%	3.43%
Efficiency ratio	78.62%	80.26%	76.27%	81.11%	83.05%	84.19%	80.02%
Return on average assets*	0.52%	0.52%	0.64%	0.18%	0.39%	0.34%	0.41%
Return on average common equity*	4.92%	5.22%	6.51%	1.84%	4.41%	3.71%	4.79%
Total capital (to risk weighted assets)	14.64%	14.65%	14.95%	13.37%	14.17%	12.95%	13.90%
Tier 1 capital (to risk weighted assets)	13.45%	13.46%	13.74%	12.17%	13.01%	11.70%	12.65%
Tier 1 capital (to average assets)	10.93%	10.82%	10.85%	9.57%	10.75%	8.82%	9.40%
Asset Quality
Nonperforming assets and loans 90+ past due	$51	$53	$51	$54	$398	$1,814	$1,224
Nonperforming assets and loans 90+ past due to total assets	0.01%	0.01%	0.01%	0.01%	0.11%	0.59%	0.46%
Allowance for loan losses to loans	1.24%	1.24%	1.24%	1.24%	1.24%	1.35%	1.51%
Allowance for loan losses to nonperforming assets	7,991.07%	7,000.11%	7,826.13%	6,671.73%	800.29%	169.69%	253.90%
Net charge-offs (recoveries) to average loans	0.00%	0.00%	0.00%	(0.01)%	0.02%	0.03%	(0.04)%

*
Ratios for the three months ended March 31, 2019 and 2018 are presented on an annualized basis.

(1)
Tangible common equity, a non-GAAP financial measure, is calculated as total shareholders' equity, less other intangible assets. Tangible book value per common share, also a non-GAAP financial measure, is calculated as tangible common equity divided by common shares outstanding. See "—Non-GAAP Financial Measures" below for a reconciliation of tangible common equity to total shareholders' equity and of tangible book value to book value calculated in accordance with GAAP. Partners believes this information is useful to investors because, by removing the amount of intangible assets that result from merger and acquisitions activity and amortization expense (the levels of which may vary from company to company), investors may more easily compare Partners' capital position and return on average tangible equity to other companies in the banking industry who present similar measures. Partners did not have any intangible assets at the dates presented; therefore, Partners' tangible common equity, and tangible book value per share are identical to total shareholders' equity and book value per share, respectively, at all dates presented above.

Non-GAAP Financial Measures

        Some of the financial measures discussed in Partners' selected historical financial data are "non-GAAP financial measures." In accordance with SEC rules, Partners classifies a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP in Partners' statements of income, balance sheets or statements of cash flows. The following unaudited reconciliation tables provide a more detailed analysis of these non-GAAP financial measures.

	Three Months Ended March 31,		Years Ended December 31,
(Dollars in thousands, except per share data)	2019	2018	2018	2017	2016	2015	2014
Total shareholders' equity	$45,468	$40,367	$44,275	$35,807	$34,690	$26,512	$24,446
Less: Intangible assets	—	—	—	—	—	—	—

Tangible common equity	$45,468	$40,367	$44,275	$35,807	$34,690	$26,512	$24,446

Book value per common share	$11.13	$10.28	$10.84	$10.41	$10.14	$10.64	$10.26
Less: Intangible book value per common share	—	—	—	—	—	—	—

Tangible book value per common share	$11.13	$10.28	$10.84	$10.41	$10.14	$10.64	$10.26

Tangible common equity (from above)	$45,468	$40,367	$44,275	$35,807	$34,690	$26,512	$24,446
Add: other comprehensive (loss) gain ("OCI")	(771)	(1,591)	(1,433)	(765)	(918)	(3)	56

Tangible common equity adjusted for OCI	$46,239	$41,958	$45,708	$36,572	$35,608	$26,515	$24,390

Total assets	$429,911	$412,679	$420,672	$379,476	$372,438	$308,553	$265,044
Tangible common equity to total assets	10.76%	10.17%	10.87%	9.64%	9.56%	8.59%	9.20%

 UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

        The following unaudited pro forma combined financial information and explanatory notes present how the combined financial statements of Delmar and Partners may have appeared had the businesses actually been combined as of the dates indicated. We provide an unaudited pro forma combined balance sheet at March 31, 2019. We also provide unaudited pro forma combined statements of comprehensive income for the year ended December 31, 2018 and for the three months ended March 31, 2019. The unaudited pro forma combined statements of comprehensive income for the year ended December 31, 2018 and for the three months ended March 31, 2019 give effect to the share exchange as if the share exchange had been completed on January 1, 2018.

        The unaudited pro forma combined financial information shows the impact of the share exchange on the combined financial position and the results of operations of Delmar and Partners under the acquisition method of accounting with Delmar treated as the acquirer. Under this method of accounting, Delmar will record the assets and liabilities of Partners at their estimated fair values as of the date the share exchange is completed.

        The unaudited pro forma combined financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of both Delmar and Partners that are included in this proxy statement/prospectus at Annex E and Annex F, respectively. The unaudited pro forma combined financial information assumes that options and warrants to purchase Partners common stock, other than the Series B Warrants, will not be exercised, but will be converted into options and warrants to purchase Delmar common stock.

        The unaudited pro forma combined financial information is presented for illustrative purposes only and does not indicate the financial results of Delmar had the share exchange actually occurred at the beginning of the periods presented and had the impact of possible revenue enhancements, expense efficiencies, and restructuring charges, among other factors, been considered. Delmar anticipates that the share exchange will provide Delmar with financial benefits that include reduced operating expenses. These cost savings are not included in the unaudited pro forma combined financial information and there can be no assurance that expected cost savings will be realized, or when they will be realized. In addition, the allocation of the purchase price reflected in the unaudited pro forma combined financial information is subject to adjustment and will vary from the actual purchase price allocation that will be recorded upon completion of the share exchange based upon changes in the balance sheets, including fair value estimates.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET
As of March 31, 2019
(dollars in thousands)

	Delmar	Partners	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Cash/Interest Bearing Balances	$29,744	$6,889	$(3,600)	(1)	$33,033
Securities	51,523	71,941	—		123,464
Total Loans held for investment	649,364	331,263	(7,282)	(2)	973,345
Allowance for Loan Losses	(7,063)	(4,095)	4,095	(3)	(7,063)
Loans held for sale	—	2,248	—		2,248
Loans, net	642,301	329,416	(3,187)		968,530
Premises & Fixed Assets	9,979	3,782	—		13,761
OREO	3,870	—	—		3,870
Goodwill	5,237	—	10,517	(4)	15,754
Core Deposit Intangible	994	—	3,186	(5)	4,180
Other Assets	15,877	17,883	140	(6)	33,900

Total Assets	$759,525	$429,911	$7,056		$1,196,492

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits	$630,675	$333,390	$—		$964,065
FHLB Advances/Other Borrowings	55,824	46,090	—		101,914
Other Liabilities	5,251	4,963	—		10,214

Total Liabilities	691,750	384,443	—		1,076,193
Shareholders' Equity
Common Stock	100	20,426	(20,356)	(7)	170
Capital Surplus	29,475	19,221	35,449	(8)	84,145
AOCI	(98)	(771)	771	(9)	(98)
Retained Earnings	38,298	6,008	(8,808)	(10)	35,498

Common Equity	$67,775	$44,884	$7,056		$119,715
Minority Interest	—	584	—		584

Total Shareholders' Equity	67,775	45,468	7,056		120,299	(11)

Total Liabilities and Shareholders' Equity	$759,525	$429,911	$7,056		$1,196,492

Footnotes to Unaudited Pro Forma Combined Balance Sheet (Dollars in thousands, except per share data):

(1)
Share Exchange related expenses, consisting of:

Deal charges for Delmar (legal, accounting, financial advisory, termination payments):	$(2,800)
Deal charges for Partners (legal, accounting, financial advisory):	(800)

Total	$(3,600)

(2)
Estimated fair value adjustments to acquired loan portfolio as follows:

Total loans	$(7,282)

(3) Elimination of Partners' allowance in accordance with acquisition accounting rules	$4,095
(4) Goodwill is an intangible asset that is not subject to amortization, and will be tested annually for impairment.
Goodwill is calculated as:

	Fair Value of Net Assets Acquired	Calculation of Goodwill
Purchase price per share ($)—Stock Consideration		$13.40
(12/12/2018 trading price of $7.80 X fixed exchange ratio of 1.7179 = $13.40)
Number of Partners shares acquired
Issued and outstanding as of March 31, 2019		4,085,181
Stock portion of share exchange consideration		$54,740
Purchase price, total		$54,740
Acquired equity @ March 31, 2019	$44,884
Less: Partners deal charges	(800)
Taxable fair value accounting adjustments:
Fair value adjustment on loan portfolio	(7,282)
Elimination of existing loan ALLL	4,095
Core Deposit Intangible	3,186

Total taxable fair value accounting adjustments	(1)
Partners' deferred tax assets adjustment related to deal charges (at 25% effective tax rate)	140
Net Assets Acquired		$44,223

Preliminary Pro Forma Goodwill		$10,517

(5) Core deposit intangible adjustment, calculated at 1.50% of Partners' core deposits.	$3,186
(6)
Deferred tax liability and deferred tax asset adjustment created in the Share Exchange. These adjustments are based on a 25% effective tax rate and consist of:

Deferred Tax Assets from Loan Related Fair Value Adjustments	$797
Deferred Tax Liability of Core Deposit Intangible	(797)
Deferred Tax Asset from Deductible Transaction Expense (70% deductible)—Partners	140

Total	$140
(7)
Consists of:

Elimination of Partners common stock	$(20,426)
Issuance of 7,017,932 shares of Delmar common stock $0.01 par	70

Total	$20,356

(8)
Consists of:

Elimination of Partners capital surplus	$(19,221)
Transaction value in excess of par value of issued shares	54,670

Total	$35,449
(9)
Elimination of Partners AOCI.

(10)
Consists of:

Elimination of Partners retained earnings	$(6,008)
Delmar share exchange related expenses	(2,800)

Total	$(8,808)
(11)
The Unaudited Pro Forma Combined Balance Sheet does not give effect to the exercise of the Series B Warrant to purchase 450,000 shares of Partners common stock, which will be converted into a warrant to purchase 773,055 shares of Delmar common stock and exercised on the first business day immediately following effectiveness of the share exchange, for an aggregate exercise price of $5,737,500 before payment of $401,625 of investment banking fees related to the exercise. Set forth below is Delmar's unaudited pro forma combined shareholders' equity as of the first business day following effectiveness of the share exchange, assuming the exercise of the Series B Warrant.

(dollars in thousands)	Delmar (After Share Exchange)	Warrant Exercise Adjustments	Pro Forma
Shareholders' Equity
Common Stock	$170	$8	$178
Capital Surplus	84,145	5,328	89,473
AOCI	(98)	—	(98)
Retained Earnings	35,498	—	35,498

Common Equity	$119,715	$5,336	$125,051
Minority Interest	584	—	584

Total Shareholders' Equity	$120,299	$5,336	$125,635

UNAUDITED PRO FORMA COMBINED
STATEMENT OF COMPREHENSIVE INCOME
For the Three Months Ended March 31, 2019
(dollars in thousands, except per share data)

	Delmar	Partners	Pro Forma Adjustments		Pro Forma Combined
Interest Income:
Loans	$8,466	$4,164	$261	(1)	$12,891
Investments	325	446	—		771
Other Interest—Earnings Assets	191	78	—		269

Total Interest Income	$8,982	$4,688	$261		$13,931
Interest Expense:
Deposits	$1,346	$873	$—		$2,219
Borrowings	422	344	—		766

Total Interest Expense	$1,768	$1,217	$—		$2,985
Net Interest Income:	$7,214	$3,471	$261		$10,946
Provision for Loan Losses	300	85	—		385

Net Interest Income After Provision	$6,914	$3,386	$261		$10,561
Noninterest Income:
Total Noninterest Income	$759	$417	$—		$1,176
Noninterest Expense:
Salaries and Benefits	$2,838	$1,596	$22	(2)	$4,456
Premises and Equipment	938	260	—		1,198
Other Expenses	1,835	1,210	80	(3)	3,125

Total Noninterest Expense	$5,611	$3,066	$102		$8,779
Income Before Income Taxes	$2,062	$737	$159		$2,958
Income Tax Provision	663	211	40	(4)	914

Net Income Before Noncontrolling Interest	$1,399	$526	$119		$2,044
Net Loss Attributable to Noncontrolling Interest	—	19	—		19

Net Income	$1,399	$545	$119		$2,063

Comprehensive Income:
Net Income Before Noncontrolling Interest	$1,399	$526	$119		$2,044
Total Other Comprehensive Income	633	662	—		1,295

Total Comprehensive Income	$2,032	$1,188	$119		$3,339

Comprehensive Loss Attributable to Noncontrolling Interest	—	19	—		19

Total Comprehensive Income After Noncontrolling Interest	$2,032	$1,207	$119		$3,358

Average shares outstanding, basic ('000s)	9,985	4,085	3,706		17,776	(5)
Average shares outstanding, diluted ('000s)	9,999	4,175	3,647		17,821	(5)
Earnings per share, basic	$0.14	$0.13			$0.12
Earnings per share, diluted	$0.14	$0.13			$0.12

Footnotes to Unaudited Pro Forma Combined Statement of Comprehensive Income for the Three Months Ended March 31, 2019:

(1)
Accretion of loan discount.

(2)
Increase in salaries related to new employment agreements.

(3)
Amortization of 1.50% core deposit intangible created in the transaction using straight-line method over 10 years.

(4)
Based on 25% effective tax rate.

(5)
Pro Forma Combined Average Shares Outstanding are calculated as set forth below.

	(Shares in thousands)	Basic	Diluted
(a)	Delmar actual average shares outstanding at March 31, 2019	9,985	9,999
(b)	Partners actual average shares outstanding at March 31, 2019 less 72 shares representing the dilutive effect of warrants	4,085	4,103
(c)	Partners actual average shares outstanding converted at exchange ratio ((b)*1.7179)	7,018	7,049
(d)	Series B Warrant exercised for shares of Delmar common stock (450* 1.7179)	773	773

	Total Pro Forma Combined Average Shares Outstanding (a+c+d)	17,776	17,821

 UNAUDITED PRO FORMA COMBINED
STATEMENT OF COMPREHENSIVE INCOME
For the Twelve Months Ended December 31, 2018
(dollars in thousands, except per share data)

	Delmar(1)	Partners(1)	Pro Forma Adjustments		Pro Forma Combined
Interest Income:
Loans	$31,361	$15,587	$1,042	(2)	$47,990
Investments	1,202	1,810	—		3,012
Other Interest-Earning Assets	610	248	—		858

Total Interest Income	$33,173	$17,645	$1,042		$51,860
Interest Expense:
Deposits	$3,790	$3,242	$—		$7,032
Borrowings	1,569	679	—		2,248

Total Interest Expense	$5,359	$3,921	$—		$9,280
Net Interest Income	$27,814	$13,724	$1,042		$42,580
Provision for Loan Losses	1,175	409	—		1,584

Net Interest Income After Provision	$26,639	$13,315	$1,042		$40,996
Noninterest Income:
Total Noninterest Income	$3,136	$1,767	$—		$4,903
Noninterest Expense:
Salaries and Benefits	$10,649	$6,426	$87	(3)	$17,162
Premises and Equipment	3,258	1,001	—		4,259
Other Expenses	8,027	4,438	319	(4)	12,784

Total Noninterest Expense	$21,934	$11,865	$406		$34,205
Income Before Income Taxes	$7,841	$3,217	$636		$11,694
Income Tax Provision	2,359	599	159	(5)	3,117

Net Income Before Noncontrolling Interest	$5,482	$2,618	$477		$8,577
Net Loss Attributable to Noncontrolling Interest	—	34	—		34

Net Income	$5,482	$2,652	$477		$8,611

Comprehensive Income:
Net Income Before Noncontrolling Interest	$5,482	$2,618	$477		$8,577
Total Other Comprehensive (Loss)	(478)	(668)	—		(1,146)

Total Comprehensive Income	$5,004	$1,950	$477		$7,431

Comprehensive Loss Attributable to Noncontrolling Interest	—	34	—		34

Total Comprehensive Income After Noncontrolling Interest	$5,004	$1,984	$477		$7,465

Average shares outstanding, basic ('000s)	9,691	3,903	3,575		17,169	(6)
Average shares outstanding, diluted ('000s)	9,707	4,032	3,493		17,232	(6)
Earnings per share, basic	$0.57	$0.68	—		$0.50
Earnings per share, diluted	$0.57	$0.66	—		$0.50

Footnotes to Unaudited Pro Forma Combined Statement of Comprehensive Income for the Twelve Months Ended December 31, 2018:

(1)
Based on audited financial statements.

(2)
Accretion of loan discount.

(3)
Increase in salaries related to new employment agreements.

(4)
Amortization of 1.50% core deposit intangible created in the transaction using straight-line method over 10 years.

(5)
Based on 25% effective tax rate.

(6)
Pro Forma Combined Average Shares Outstanding are calculated as set forth below.

	(Shares in thousands)	Basic	Diluted
(a)	Delmar actual average shares outstanding at December 31, 2018	9,691	9,707
(b)	Partners actual average shares outstanding at December 31, 2018 less 102 shares representing the dilutive effect of warrants	3,903	3,930
(c)	Partners actual average shares outstanding converted at exchange ratio ((b)*1.7179)	6,705	6,752
(d)	Series B Warrant exercised for shares of Delmar common stock (450* 1.7179)	773	773

	Total Pro Forma Combined Average Shares Outstanding (a+c+d)	17,169	17,232

RISK FACTORS

        In addition to the other information included and incorporated by reference into this proxy statement/prospectus, including the matters addressed in "Caution About Forward-Looking Information" on page 48, Partners shareholders should carefully consider the matters described below to determine whether to approve and adopt the share exchange agreement.

Risks Relating to the Share Exchange

Because the market price of Delmar common stock will fluctuate, Partners shareholders cannot be sure of the trading price of the share exchange consideration they will receive.

        Upon completion of the share exchange, each share of Partners common stock will be converted into the right to receive share exchange consideration consisting of shares of Delmar common stock pursuant to the share exchange agreement. The exchange ratio in the share exchange agreement will not be adjusted in the event of any change in the stock prices of Delmar or Partners prior to the share exchange. However, in the event that a significant decline in Delmar's stock price occurs that is greater than the relative decline in the KBW Nasdaq Regional Banking Index, Partners may determine to terminate the share exchange agreement. There also will be a period of time between the date when shareholders of Partners vote on the share exchange agreement and the date when the share exchange is completed. The relative prices of Delmar and Partners common stock may vary between the date of this proxy statement/prospectus, the date of the special meeting, and the date of completion of the share exchange. The market price of Delmar and Partners common stock may change as a result of a variety of factors, including general market and economic conditions, changes in their respective business, operations and prospects, and regulatory considerations. Many of these factors are beyond the control of Delmar or Partners and are not necessarily related to a change in the financial performance or condition of Delmar or Partners. As Delmar and Partners market share prices fluctuate, based on numerous factors, the value of the shares of Delmar common stock that a Partners shareholder will receive will correspondingly fluctuate. It is impossible to predict accurately the market price of Delmar common stock after completion of the share exchange. Accordingly, the prices of Delmar and Partners common stock on the date of the Partners special meeting may not be indicative of their prices immediately prior to completion of the share exchange and the price of Delmar common stock after the share exchange is completed. Delmar and Partners urge you to obtain current market quotations for Delmar common stock. See "Information About Delmar—Market Price and Dividend Information," and "Information About Partners—Market Price and Dividend Information" beginning on pages 133 and 221, respectively.

Delmar and Partners will incur significant transaction and share exchange-related costs in connection with the share exchange.

        Delmar and Partners expect to incur costs associated with the share exchange. Delmar and Partners have begun collecting information in order to formulate detailed integration plans to deliver planned synergies. Additional unanticipated costs may be incurred in the integration of the businesses of Delmar and Partners. Whether or not the share exchange is consummated, Delmar and Partners will incur substantial expenses, such as legal, accounting, printing and financial advisory fees, in pursuing the share exchange. Although Delmar and Partners expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction and share exchange-related costs over time, this net benefit may not be achieved in the near term, or at all.

Partners shareholders will have a reduced ownership and voting interest after the share exchange and will exercise less influence over management of Delmar.

        Partners shareholders currently have the right to vote in the election of their board of directors and on other matters affecting their company. Upon completion of the share exchange, Partners shareholders will become shareholders of Delmar, each with a percentage ownership of the combined company that is much smaller than such shareholder's current percentage ownership of Partners. It is expected that the former shareholders of Partners as a group will receive shares in the share exchange constituting approximately 43.9% of the outstanding shares of Delmar common stock immediately after the share exchange, assuming the exercise of all warrants to purchase Partners common stock or 44.6% of outstanding shares of Delmar common stock immediately after the share exchange assuming the exercise of all options and warrants. Accordingly, Partners' shareholders will have less influence on the management and policies of the combined company than they now have on the management and policies of Partners.

Partners will be subject to business uncertainties and contractual restrictions while the share exchange is pending.

        Uncertainty about the effect of the share exchange on employees, suppliers and customers may have an adverse effect on Partners. These uncertainties may impair Partners' ability to attract, retain and motivate key personnel until the share exchange is completed, and could cause customers, suppliers and others who deal with Partners to seek to change existing business relationships with Partners. Partners' employee retention and recruitment may be particularly challenging prior to the effective time of the share exchange, as employees and prospective employees may experience uncertainty about their future roles with Partners following the share exchange.

        In addition, the share exchange agreement requires that Partners operate in the ordinary course of business consistent with past practice and restricts Partners from taking certain actions prior to the effective time of the share exchange or termination of the share exchange agreement. These restrictions may prevent Partners from pursuing attractive business opportunities that may arise prior to the completion of the share exchange.

The share exchange is subject to the receipt of consents and approvals from governmental authorities.

        Completion of the share exchange is conditioned upon the receipt of certain governmental consents and approvals, including consents and approvals required by the Federal Reserve and VBFI. These regulatory authorities may impose conditions on the completion of the share exchange or require changes to the terms of the share exchange. Although Delmar does not currently expect the imposition of any conditions or changes, there can be no assurance that such conditions or changes will not be imposed. Such conditions or changes could have the effect of delaying completion of the share exchange or imposing additional costs on or limiting Delmar revenues following the share exchange, any of which might have a material adverse effect on Delmar following the share exchange. Furthermore, Delmar is not obligated to complete the share exchange if the regulatory approvals received in connection with the share exchange include any conditions that in Delmar's good faith judgment would have a material adverse effect on the value of the share exchange to Delmar, or would require Delmar to enter into any regulatory agreements. As of the date of this proxy statement/prospectus, all necessary regulatory approvals have been received. The approvals did not contain any conditions which would be expected to allow either Delmar or Partners to refuse to complete the share exchange. However, to the extent that any application to extend the period for consummation of the merger beyond the date included in the approval is required, additional conditions or requirements could be imposed.

The share exchange may distract Delmarva's and Partners' management teams from their other responsibilities.

        The share exchange could cause the management of the companies to focus their time and energies on matters related to the share exchange that otherwise would be directed to the companies' respective business and operations. Any such distraction on the part of management, if significant, could affect management's ability to service existing business and develop new business and adversely affect the combined company's business and earnings following the share exchange.

Partners' directors and executive officers may have interests in the share exchange that differ from your interests.

        In considering the information contained in this proxy statement/prospectus, you should be aware that Partners' directors and executive officers have financial interests in the share exchange that are different from, or in addition to, the interests of Partners shareholders generally.

        These interests include, among other things:

  •
  Kenneth R. Lehman, a director of Partners and its largest shareholder, owning more than 34.5% of its outstanding shares, not including 450,000 shares subject to the Series B Warrant, is also a director of Delmar and Delmar's largest shareholder, owning more than 40% of Delmar's outstanding shares;

  •
  Lloyd B. Harrison, III, President and Chief Executive Officer of Partners, has entered into a termination agreement relating to his existing employment agreement with Partners and a new employment agreement with Partners and Delmar pursuant to which he will become President and Chief Executive Officer of both of Delmar and Partners. Each of these agreements will be effective upon the consummation of the share exchange, and provide for certain payments upon the consummation of the share exchange, ongoing benefits, an increase in base salary and a discretionary bonus structure;

  •
  Wallace N. King, Sr., Executive Vice President and Senior Loan Officer of Partners, has entered into a new employment agreement with Partners, effective as of December 1, 2018, which provides for, among other things, payment of severance and a health care continuance benefit if Mr. King ceases employment in certain circumstances within one year of a "Change of Control," such as consummation of the share exchange;

  •
  J. Adam Sothen, Executive Vice President and Chief Financial Officer of Partners, has entered into a new employment agreement with Partners, effective as of December 1, 2018, which provides for, among other things, payment of severance and a health care continuance benefit if Mr. Sothen ceases employment in certain circumstances within one year of a "Change of Control," such as consummation of the share exchange;

  •
  Partners will award retention bonuses to certain other Partners employees if they do not terminate their employment with Partners prior to a predetermined date, and Partners and Delmar employees will receive severance payments if they are terminated involuntarily without cause within nine months following the effective time of the share exchange, payable pursuant to the terms of the share exchange agreement;

  •
  the right to continued indemnification and liability insurance coverage for Partners' current directors by Delmar after the share exchange for acts or omissions occurring before the share exchange; and

  •
  the appointment of four directors from Partners' board of directors to Delmar's board of directors following completion of the share exchange (in addition to Kenneth R. Lehman who is already a director of Delmar), and any related compensation for such services.

        None of Delmar's or Delmarva's executives and employees will receive change in control related payments or benefits since the share exchange does not constitute a "change in control" for purposes of Delmar's or Delmarva's employment agreements, change in control agreements, equity incentive plan, 2014 Restricted Stock Option Plan and 2004 Stock Option Plan. However, Mr. Breda, President and Chief Executive Officer of Delmar, has entered into a termination agreement relating to his existing employment agreement with Delmar and Delmarva, and a new employment agreement with Delmar pursuant to which he will serve as President and Chief Operating Officer of Delmar and President and Chief Executive Officer of Delmarva following completion of the share exchange.

        Partners' board of directors was aware of these interests and considered them in approving and recommending the share exchange agreement. These circumstances may cause some of Partners' directors and executive officers to view the proposed share exchange differently than you view it.

        These and certain other additional interests of Partners' directors and executive officers are described in detail in "Proposal 1: The Share Exchange—Interests of Directors and Executive Officers in the Share Exchange," found elsewhere in this proxy statement/prospectus.

The fairness opinion received by the board of directors of Partners from its financial advisor prior to the execution of the share exchange agreement will not reflect changes in circumstances after the date of the fairness opinion.

        Sandler O'Neill, Partners' financial advisor in connection with the share exchange, delivered to the board of directors of Partners, its opinion on December 11, 2018 to the effect that, as of December 11, 2018 and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill as set forth therein, the exchange ratio set forth in the share exchange agreement was fair, from a financial point of view, to the holders of Partners common stock. See "Proposal 1: The Share Exchange—Opinion of Partners' Financial Adviser." Partners shareholders should be aware that the opinion does not speak as of any date other than as of December 11, 2018. The opinion does not reflect changes that may occur or may have occurred after the date of such opinion, including changes to the operations and prospects of Delmar or Partners, changes in general market and economic conditions or regulatory or other factors. Any such changes, or changes in other factors beyond the control of Delmar and Partners, may materially alter or affect the value of Delmar or Partners or the sale prices of shares of Delmar common stock and Partners common stock.

The unaudited pro forma combined financial information included in this proxy statement/prospectus is preliminary and Delmar's actual financial position and results of operations after the share exchange may differ materially from the unaudited pro forma combined financial information included in this proxy statement/prospectus.

        The unaudited pro forma combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined company's actual financial position or results of operations would have been had the share exchange been completed on the dates indicated. The pro forma financial information reflects adjustments, which are based upon preliminary estimates, to record Partners' identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Delmar as of the date of the completion of the share exchange. Accordingly, the final purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this document.

After the share exchange is complete, Partners shareholders will become Delmar shareholders and will have different rights than their current rights.

        Upon completion of the share exchange, Partners shareholders will become Delmar shareholders. Partners is a bank incorporated in Virginia and Delmar is a business corporation and bank holding company incorporated in Maryland. Differences in state law as well as Partners' articles of incorporation and bylaws and Delmar's articles of incorporation and bylaws will result in changes to the rights of Partners shareholders who become Delmar shareholders. For more information, see "Comparison of Shareholders' Rights," beginning on page 200 of this proxy statement/prospectus. Shareholders of Partners may conclude that their current rights under Partners' articles of incorporation and bylaws are more advantageous than the rights they may have as a Delmar shareholder under Delmar's articles of incorporation and bylaws.

If the share exchange is not completed, Partners will have incurred substantial expenses without realizing the expected benefits.

        Partners will incur substantial expenses in connection with the share exchange. The completion of the share exchange depends on the satisfaction of specified conditions and the receipt of regulatory approvals. Partners cannot guarantee that these conditions will be met. If the share exchange is not completed, these expenses could have a material adverse impact on the financial condition of Partners because it would not have realized the expected benefits from the share exchange.

        In addition, if the share exchange is not completed, Partners may experience negative reactions from the financial markets and from its shareholders, customers and employees. Also, Partners may not be able to successfully resume independent operations, or enter into a share exchange agreement or merger agreement with another party. If it is able to enter into another share exchange agreement or merger agreement, it may be at a lower price. If the share exchange is not completed, Partners cannot assure its shareholders that the risks described above will not materialize and will not materially affect the business, financial results and stock prices of Partners.

The share exchange agreement limits the ability of Partners to pursue alternatives to the share exchange.

        The share exchange agreement contains "no shop" provisions that, subject to specified exceptions, limit the ability of Partners to solicit, encourage, discuss, recommend or commit to alternative acquisition proposals, as well as a termination fee that is payable by Partners under certain circumstances. These provisions might discourage potential competing transaction partners that might have an interest in acquiring all or a significant part of Partners from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the share exchange, or might result in a potential competing transaction partner proposing to pay a lower per share price to acquire Partners than it might otherwise have proposed to pay.

Failure to complete the share exchange in certain circumstances could require Partners to pay a termination fee.

        If the share exchange should fail to occur in certain circumstances that relate to a possible combination of Partners with another acquirer, Partners may be obligated to pay Delmar $2,200,000 as a termination fee. See "Proposal 1: The Share Exchange—Terms of the Share Exchange—Termination Fee."

Litigation against Delmar or Partners, or the members of the Delmar or Partners board of directors, could prevent or delay the completion of the share exchange.

        While Delmar and Partners believe that any claims that may be asserted by purported shareholder plaintiffs related to the share exchange would be without merit, the results of any such potential legal proceedings are difficult to predict and such legal proceedings could delay or prevent the share exchange from being completed in a timely manner. If litigation were to be commenced related to the share exchange, such litigation could affect the likelihood of obtaining the required approval from Partners shareholders. Moreover, any litigation could be time consuming and expensive, and could divert the attention of the management of Delmar and Partners away from their regular business. Any lawsuit adversely resolved against Delmar, Partners or members of the Delmar or Partners board of directors could have a material adverse effect on each party's business, financial condition and results of operations.

        One of the conditions to the consummation of the merger is the absence of any law, order, decree or injunction or other action by any governmental authority that prohibits, restricts, or makes illegal the consummation of the transactions contemplated by the share exchange agreement (including the share exchange). Consequently, if a settlement or other resolution is not reached in any lawsuit that is filed or any regulatory proceeding and a claimant secures injunctive or other relief or a governmental authority issues an order or other directive restricting, prohibiting or making illegal consummation of the consummation of the transactions contemplated by the share exchange agreement (including the share exchange), then such injunctive or other relief may prevent the share exchange from becoming effective in a timely manner or at all.

Some of the conditions to the merger may be waived by Delmar or Partners without resoliciting Partners shareholder approval of the share exchange agreement and related plan of share exchange.

        Some of the conditions to the share exchange set forth in the share exchange agreement may be waived by Delmar or Partners. See "Proposal 1: The Share Exchange—Terms of the Share Exchange—Conditions to Share Exchange" beginning on page 100. If any such conditions are waived, Delmar and Partners will evaluate whether an amendment of this proxy statement/prospectus and resolicitation of proxies is warranted. In the event that it is determined that resolicitation of shareholders is not warranted, Delmar and Partners will have the discretion to complete the share exchange without seeking further Partners shareholder approval.

Delmar may fail to achieve expected results from the share exchange if integration of the operations of Delmar and Partners is not handled successfully.

        The success of the transaction depends on a smooth integration and post-share exchange operations of Delmar and Partners. Benefits of the transaction to shareholders may not be realized if the post-share exchange integration is not well executed or well received by each company's historical customers.

Delmar may fail to realize the cost savings it expects to achieve from the share exchange.

        While Delmar and Partners will continue to be separate entities following the share exchange, the success of the share exchange will depend, in part, on Delmar's ability to realize the estimated cost savings from combining the businesses of Delmar and Partners. While Delmar believes that the cost savings estimates are achievable, it is possible that the potential cost savings could be more difficult to achieve than Delmar anticipates. If Delmar's estimates are incorrect or it is unable to combine the businesses of Delmar and Partners successfully, the anticipated cost savings may not be realized fully or at all, or may take longer to realize than expected.

Combining the businesses of Delmar and Partners may be more difficult, costly or time-consuming than expected.

        The process of integrating the businesses of Delmar and Partners could result in the loss of key employees, the disruption of each company's ongoing business, inconsistencies in standards, controls, procedures and policies that adversely affect either company's ability to maintain relationships with clients and employees or achieve the anticipated benefits of the share exchange, despite that both Delmar and Partners will continue to be separate entities following the share exchange. As with any affiliation of financial institutions, there also may be disruptions that cause Delmar and Partners to lose customers or cause customers to withdraw their deposits from Delmarva or Partners, or other unintended consequences that could have a material adverse effect on Delmar's results of operations or financial condition.

Risks Relating to Delmar and Delmarva and Their Business

An active public market for Delmar's common stock does not currently exist, and therefore Partners shareholders may not be able to easily sell their shares of Delmar common stock.

        Delmar's common stock is not listed on a national exchange and trades on the OTCQX market maintained by OTC Market Groups, Inc. under the symbol "DBCP," and Delmar's common stock is thinly traded, and daily trading volume in Delmar's common stock is low. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of willing buyers and sellers of Delmar's common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which Delmar has no control. As a result, an investment in Delmar's common stock may be relatively illiquid, and the market price for Delmar's common stock may be volatile. While Delmar anticipates that it will apply to list its common stock on the Nasdaq stock market following completion of the share exchange, Delmar cannot be certain that such an application will be approved or that an active trading market will ever develop, or if one develops, that it will continue. Delmar also cannot be sure whether the trading price of its common stock in the future will be higher or lower than the price at the date of this proxy statement/prospectus.

Delmar's stock price may be volatile, and you could lose part or all of your investment as a result.

        Stock price volatility may negatively impact the price at which our common stock may be sold, and may also negatively impact the timing of any sale. Delmar's stock price may fluctuate widely in response to a variety of factors including the risk factors described herein and, among other things:

  •
  actual or anticipated variations in quarterly operating results, financial conditions or credit quality;

  •
  changes in business or economic conditions;

  •
  recommendations or research reports about Delmar, its subsidiaries or the financial services industry in general published by securities analysts;

  •
  changes in financial estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to Delmar, its subsidiaries or other financial institutions;

  •
  news reports relating to trends, concerns and other issues in the financial services industry;

  •
  perceptions in the marketplace regarding Delmar or its subsidiaries and their competitors;

  •
  significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving Delmar, its subsidiaries or their competitors;

  •
  additional investments from third parties;

  •
  additions or departures of key personnel;

  •
  future sales or issuance of additional shares of stock;

  •
  fluctuations in the stock price and operating results of Delmar's competitors;

  •
  changes or proposed changes in laws or regulations, or differing interpretations thereof affecting Delmar's or its subsidiaries' business, or enforcement of these laws or regulations;

  •
  new technology used, or services offered, by competitors;

  •
  additional investments from third parties; or

  •
  geo-political conditions such as acts or threats of terrorism, pandemics or military conflicts.

Delmar's Ownership Will Continue to be Concentrated in One Significant Shareholder.

        After completion of the share exchange, Kenneth R. Lehman will beneficially own approximately 41.2% of Delmar's common stock, inclusive of 773,055 shares to be purchased by Mr. Lehman upon exercise of the Series B Warrant. As a result, Mr. Lehman has the ability to exercise significant control over Delmar's business policies and affairs, such as the composition of Delmar's board of directors and any action requiring the approval of Delmar's shareholders, including the adoption of amendments to its articles of incorporation and the approval of a merger, share exchange or sale of substantially all of its assets. Mr. Lehman is able to vote his shares in favor of his interests that may not always coincide with the interests of the other shareholders.

Partners may be unable to retain its customers or grow its business.

        Partners operates in geographic markets, and with customers primarily located, in and around northern Virginia and Southern Maryland, while Delmarva's markets and customers are located primarily in New Jersey, Eastern Maryland and southern Delaware. Any time there is a change in products, services, ownership, or management of a bank, there is a risk that customers may choose to obtain some or all of their banking products and services from other banks. However, there can be no assurances that Partners will be able to retain all of Partners' customers or grow the customer base in northern Virginia or Maryland.

Delmar's ability to pay dividends following the share exchange will depend primarily on receiving dividends from Delmarva and Partners, which is subject to regulatory limits on such bank's performance.

        Delmar is a bank holding company and its operations are conducted by its subsidiary, Delmarva, and following the share exchange, Partners. Delmar's ability to pay dividends depends on its receipt of dividends from Delmarva, and following the share exchange, Partners. Dividend payments from Delmarva and Partners are subject to legal and regulatory limitations, generally based on net profits and retained earnings, imposed by the various banking regulatory agencies. The ability of Delmarva or Partners to pay dividends is also subject to their profitability, financial condition, capital requirements, and their respective cash flow requirements. There is no assurance that Delmarva or Partners will be able to pay dividends in the future or that Delmar will generate adequate cash flow from Delmarva and Partners to pay dividends in the future. Delmar's failure to pay dividends on its common stock could have a material adverse effect on the market price of its common stock.

        See "Information About Delmar—Market Price and Dividend Information," and "Information About Partners—Market Price and Dividend Information" beginning on pages 133 and 221, respectively.

Delmar's profitability will depend significantly on economic conditions in the States of Delaware, New Jersey, Maryland and Virginia.

        Delmar's success depends primarily on the general economic conditions of the States of Delaware, New Jersey and Maryland, and the specific local markets in which Delmarva operates. Unlike larger national or other regional banks that are more geographically diversified, Delmarva provides banking and financial services to customers primarily in the eastern regions in Delaware and Maryland and in the Camden and Burlington counties of New Jersey. The local economic conditions in these areas have a significant impact on the demand for Delmarva's products and services, as well as the ability of Delmarva's customers to repay loans, the value of the collateral securing the loans, and the stability of Delmarva's deposit funding sources. A significant decline in general economic conditions caused by inflation, recession, acts of terrorism, outbreak of hostilities or other international or domestic occurrences, unemployment, changes in securities markets, or other factors could impact these local economic conditions and, in turn, have a material adverse effect on Delmarva's, and therefore Delmar's, financial condition and results of operations. Following completion of the share exchange, economic conditions in Virginia will also impact Delmar's profitability, and Partners' shareholders will be exposed to economic conditions in all of Delmar's markets.

Because Delmar emphasizes commercial real estate and commercial loan originations, its credit risk may increase and future downturns in the local real estate market or economy could adversely affect its earnings.

        Commercial real estate and commercial loans generally have more inherent risk than residential real estate loans. Because the repayment of commercial real estate and commercial loans depends on the successful management and operation of the borrower's properties or related businesses, repayment of such loans can be affected by adverse conditions in the local real estate market or economy. Commercial real estate and commercial loans also may involve relatively large loan balances to individual borrowers or groups of related borrowers. A future downturn in the local economy could adversely affect the value of properties securing the loan or the revenues from the borrower's business, thereby increasing the risk of nonperforming loans. As Delmar's commercial real estate and commercial loan portfolios increase, the corresponding risks and potential for losses from these loans may also increase. Furthermore, it may be difficult to assess the future performance of newly originated commercial loans, as such loans may have delinquency or charge-off levels above our historical experience, which could adversely affect Delmar's future performance.

The requirements of being a public company may strain Delmar's resources and divert management's attention.

        As a public company, Delmar will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and applicable securities rules and regulations. These laws and regulations increase the scope, complexity and cost of corporate governance, reporting and disclosure practices over those of non-public or non-reporting companies. Despite Delmar's conducting business in a highly regulated environment, these laws and regulations have different requirements for compliance than Delmar has experienced prior to becoming a public company. Among other things, the Exchange Act requires that Delmar files annual, quarterly and current reports with respect to its business and operating results and maintain effective disclosure controls and procedures and internal control over financial reporting. Compliance with these rules and regulations will increase Delmar's legal and financial compliance costs, make some activities more difficult, time-consuming or costly, and increase demand on Delmar's systems and resources. In order to maintain, appropriately document and, if required, improve its disclosure controls and procedures and internal control over financial reporting to meet the standards required by the Sarbanes-Oxley Act, significant resources and management oversight may be required. As a result, management's attention may be diverted from other business concerns, which could harm Delmar's business and operating results. Additionally, any failure by

Delmar to file its periodic reports with the SEC in a timely manner could harm its reputation and cause its investors and potential investors to lose confidence in Delmar, and restrict trading in, and reduce the market price of, Delmar's common stock, and potentially limit Delmar's ability to access the capital markets.

The severity and duration of a future economic downturn and the composition of Delmarva's loan portfolio could impact the level of loan charge-offs and provision for loan losses and may affect Delmarva's net income or loss.

        Lending money is a substantial part of Delmarva's business. However, every loan that Delmarva makes carries a certain risk of non-payment. Delmarva cannot assure that its allowance for loan losses will be sufficient to absorb actual loan losses. Delmarva also cannot assure that it will not experience significant losses in its loan portfolio that may require significant increases to the allowance for loan losses in the future.

        Although Delmarva evaluates every loan that it makes against its underwriting criteria, Delmarva may experience losses by reasons of factors beyond its control. Some of these factors include changes in market conditions affecting the value of real estate and unexpected problems affecting the creditworthiness of Delmarva's borrowers.

        Delmarva determines the adequacy of its allowance for loan losses by considering various factors, including:

  •
  An analysis of the risk characteristics of various classifications of loans;

  •
  Previous loan loss experience;

  •
  Specific loans that would have loan loss potential;

  •
  Delinquency trends;

  •
  Estimated fair value of the underlying collateral;

  •
  Current economic conditions;

  •
  The views of Delmarva's regulators;

  •
  Reports of internal auditors;

  •
  Reports of external auditors;

  •
  Reports of loan reviews conducted by independent organizations; and,

  •
  Geographic and industry loan concentrations.

        Local economic conditions could impact the loan portfolio of Delmarva. For example, an increase in unemployment, a decrease in real estate values, or increases in interest rates, as well as other factors, could weaken the economies of the communities Delmarva serves. Weakness in the market areas served by Delmarva could depress the Delmarva's earnings and, consequently, its financial condition because:

  •
  Borrowers may not be able to repay their loans;

  •
  The value of the collateral securing Delmarva's loans to borrowers may decline; and/or,

  •
  The quality of Delmarva's loan portfolio may decline.

        Although, based on the aforementioned procedures implemented by Delmarva, management believes the current allowance for loan losses is adequate, Delmarva may have to increase its provision for loan losses should local economic conditions deteriorate which could negatively impact its financial condition and results of operations.

Changes in interest rates could adversely impact Delmarva's and Partners' financial condition and results of operations.

        Delmarva's and Partners' earnings and cash flows are largely dependent upon their net interest income. Net interest income is the difference between interest income earned on interest-earning assets, such as loans and securities, and interest expense paid on interest-bearing liabilities, such as deposits and borrowed funds. Interest rates are highly sensitive to many factors that are beyond Delmarva's and Partner's control, including general economic conditions and policies of various governmental and regulatory agencies and, in particular, the Federal Reserve. Changes in monetary policy, including changes in interest rates, could influence not only the amount of interest Delmarva or Partners receives on loans and securities and the amount of interest they pay on deposits and borrowings, but such changes could also affect (i) Delmarva's or Partners' ability to originate loans and obtain deposits, (ii) the fair value of Delmarva's or Partners' financial assets and liabilities, and (iii) the average duration of Delmarva's or Partners' mortgage-backed securities portfolio. If the interest rates paid on deposits and other borrowings increase at a faster rate than the interest rates received on loans and other investments, Delmarva's or Partners' net interest income, and therefore earnings, could be adversely affected. Earnings could also be adversely affected if the interest rates received on loans and other investments fall more quickly than the interest rates paid on deposits and other borrowings.

        Any substantial, unexpected or prolonged change in market interest rates could have a material adverse effect on Delmarva's or Partners' financial condition and results of operations.

If Delmarva or Partners has higher loan losses than they have allowed for, Delmar's earnings could materially decrease.

        Each of Delmarva and Partners maintains an allowance for loan losses, which is a reserve established through a provision for loan losses charged to expense, that represents management's best estimate of probable losses that have been incurred within the existing portfolio of loans. The allowance, in the judgment of management, is necessary to reserve for estimated loan losses and risks inherent in the loan portfolio. The level of the allowance reflects management's continuing evaluation of the following: industry concentrations; specific credit risks; loan loss experience; current loan portfolio quality; present economic, political and regulatory conditions; and unidentified losses inherent in the current loan portfolio. The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and requires each of Delmarva and Partners to make significant estimates of current credit risks and future trends, all of which may undergo material changes. Changes in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans, and other factors, both within and outside of Delmarva's or Partners' control, may require an increase in the allowance for loan losses. In addition, bank regulatory agencies periodically review each of Delmarva's and Partners' allowance for loan losses and may require an increase in the provision for loan losses or the recognition of further loan charge-offs, based on judgments different than those of management. Further, if charge-offs in future periods exceed the allowance for loan losses, Delmarva or Partners, as applicable, will need additional provisions to increase the allowance for loan losses. Any increases in the allowance for loan losses will result in a decrease in net income, and possibly capital, and may have a material adverse effect on Delmarva's or Partners', and consequentially Delmar's, financial condition and results of operations.

Competition from other traditional and nontraditional financial institutions and service providers may adversely affect Delmarva's or Partners' profitability.

        The banking business is highly competitive. Delmarva and Partners compete as a financial intermediary with other commercial banks, savings banks, credit unions, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market mutual funds and other financial institutions operating in their respective markets, as well as nontraditional competitors such as fintech companies and internet-based lenders, depositories and payment systems. Delmarva's and Partner's profitability depends upon their continued ability to successfully compete with traditional and new financial services providers, some of which maintain a physical presence in their market areas and others of which maintain only a virtual presence.

        Many of Delmarva's and Partners' competitors have substantially greater resources and lending limits than they have, and offer certain services, such as extensive and established branch networks and trust services, that they do not currently provide or currently expect to provide in the near future. Moreover, larger institutions operating in their respective market areas have access to borrowed funds at lower cost than will be available to Delmarva and Partners. Delmarva's and Partners' failure to compete effectively in their respective markets could restrain Delmar's growth or cause it to lose market share, which could have a material adverse effect on its business, financial condition and results of operations.

Regulatory initiatives regarding bank capital requirements may require heightened capital.

        Regulatory capital rules adopted in July 2013 implemented higher minimum capital requirements for bank holding companies and banks. These rules, which implement the Basel III regulatory capital reforms from the Basel Committee on Banking Supervision, include a common equity Tier 1 capital requirement and establish criteria that instruments must meet to be considered common equity Tier 1 capital, additional Tier 1 capital or Tier 2 capital. These enhancements were intended to both improve the quality and increase the quantity of capital required to be held by banking organizations, and to better equip the U.S. banking system to deal with adverse economic conditions. The capital rules require bank holding companies and banks to maintain a common equity Tier 1 capital ratio of 4.5%, a minimum total Tier 1 risk based capital ratio of 6%, a minimum total risk based capital ratio of 8%, and a minimum leverage ratio of 4%. Bank holding companies and banks are also required to hold a capital conservation buffer of common equity Tier 1 capital of 2.5% to avoid limitations on capital distributions and discretionary executive compensation payments. The revised capital rules will also require banks to maintain a common equity Tier 1 capital ratio of 6.5% or greater, a Tier 1 capital ratio of 8% or greater, a total capital ratio of 10% or greater and a leverage ratio of 5% or greater to be deemed "well-capitalized" for purposes of certain rules and prompt corrective action requirements.

        The Federal Reserve may also set higher capital requirements for holding companies whose circumstances warrant it. For example, holding companies experiencing significant internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Our regulatory capital ratios currently are in excess of the levels established for "well-capitalized" institutions. Future regulatory change could impose higher capital standards.

        The "Economic Growth, Regulatory Relief, and Consumer Protection Act," or the 2018 Act, directed the federal bank regulatory agencies to develop a "Community Bank Leverage Ratio," calculated by dividing tangible equity capital by average consolidated total assets, of not less than 8% and not more than 10%. In November 2018, the federal banking agencies proposed a Community Bank Leverage Ratio of 9%. If a "qualified community bank," generally a depository institution or depository institution holding company with consolidated assets of less than $10 billion, has a leverage ratio which exceeds the Community Bank Leverage Ratio, then such bank will be considered to have met all generally applicable leverage and risk based capital requirements; the capital ratio requirements for "well capitalized" status under Section 38 of the FDIA, and any other leverage or capital requirements to which it is subject. If Delmar, Delmarva and Partners qualify for this simplified capital regime, there can be no assurance that satisfaction of the Community Bank Leverage Ratio will provide adequate capital for their operations and growth, or an adequate cushion against increase levels of nonperforming assets or weakened economic conditions.

        Any new or revised standards adopted in the future may require us to maintain materially more capital, with common equity as a more predominant component, or manage the configuration of our assets and liabilities to comply with formulaic liquidity requirements. Delmar or Partners may not be able to raise additional capital at all, or on terms acceptable to it. Failure to maintain capital to meet current or future regulatory requirements could have a significant material adverse effect on Delmar's, Delmarva's and Partners' business, financial condition and results of operations.

Changes in tax laws could have an adverse effect on Delmar, the banking industry, Delmar's customers, the value of collateral securing loans and demand for loans.

        The Tax Cuts and Jobs Act of 2017 (the "2017 Tax Act") contained a number of provisions which could have an impact on the banking industry, borrowers and the market for single family residential and commercial real estate. Among the changes are: lower limits on the deductibility of mortgage interest on single family residential mortgages and on commercial borrowers limitations on deductibility of business interest expense; and limitations on the deductibility of property taxes and state and local income taxes. Delmar cannot predict the ultimate impact of these changes. However, such changes may have an adverse effect on the market for and valuation of single family residential properties and commercial real estate, the economics of borrowing by businesses, and on the demand for residential and commercial mortgage and business loans in the future. If home ownership or business borrowing become less attractive, demand for Delmarva's and Partners' loans would decrease. The value of the properties securing loans in the portfolio may be adversely impacted as a result of the changing economics of home ownership and borrowing, which could require an increase in our provision for loan losses, which would reduce Delmar's profitability and could materially adversely affect its business, financial condition and results of operations. Additionally, certain borrowers could become less able to service their debts if these changes become effective. These changes could adversely affect Delmar's business, financial condition and results of operations.

Delmar may need or be compelled to raise additional capital in the future which could dilute shareholders or be unavailable when needed or at unfavorable terms.

        Delmar's regulators or market conditions may require it to increase its capital levels. If Delmar raises capital through the issuance of additional shares of its common stock or other securities, it would likely dilute the ownership interests of shareholders (including Partners shareholders receiving Delmar common stock in the share exchange) and may dilute the per share book value and earnings per share of its common stock. Furthermore, it may have an adverse impact on Delmar's stock price. New investors may also have rights, preferences and privileges senior to Delmar's shareholders (including Partners shareholders receiving Delmar common stock in the share exchange), which may adversely impact its shareholders. Delmar's ability to raise additional capital will depend on conditions in the capital markets at that time, which are outside its control, and on its financial performance. Accordingly, Delmar cannot be assured of its ability to raise additional capital on terms and time frames acceptable to it or to raise additional capital at all. If Delmar cannot raise additional capital in sufficient amounts when needed, its ability to comply with regulatory capital requirements could be materially impaired. Additionally, the inability to raise capital in sufficient amounts may adversely affect Delmar's operations, financial condition, and results of operations.

The earnings of financial services companies are significantly affected by general business and economic conditions.

        Delmar's operations and profitability are impacted by general business and economic conditions in the United States and abroad. These conditions include short-term and long-term interest rates, inflation, money supply, political issues, legislative and regulatory changes, fluctuations in both debt and equity capital markets, broad trends in industry and finance, and the strength of the U.S. economy and the local economies in which Delmar operates, all of which are beyond Delmar's control. Deterioration in economic conditions could result in an increase in loan delinquencies and non-performing assets, decreases in loan collateral values, and a decrease in demand for Delmar's products and services, among other things, any of which could have a material adverse impact on Delmar's financial condition and results of operations.

The banking industry is highly regulated, and the regulatory framework, together with any future legislative or regulatory changes, may have a materially adverse effect on Delmar's operations.

        The banking industry is highly regulated and supervised under both federal and state laws and regulations that are intended primarily for the protection of depositors, customers, the public, the banking system as a whole or the FDIC Deposit Insurance Fund, not for the protection of our shareholders and creditors. Delmar is subject to regulation and supervision by the Federal Reserve, and Delmarva is subject to regulation and supervision by the FDIC and the State Bank Commissioner of the State of Delaware (the "Delaware Commissioner"). Compliance with these laws and regulations can be difficult and costly, and changes to laws and regulations can impose additional compliance costs. The Dodd-Frank Act, which imposes significant regulatory and compliance changes on financial institutions, is an example of this type of federal regulation. The laws and regulations applicable to Delmarva govern a variety of matters, including permissible types, amounts and terms of loans and investments it may make, the maximum interest rate that may be charged, the amount of reserves it must hold against deposits it takes, the types of deposits it may accept and the rates it may pay on such deposits, maintenance of adequate capital and liquidity, changes in control of Delmar and its depository institution subsidiaries, transactions between Delmar and its depository institution subsidiaries, handling of nonpublic information, restrictions on dividends and establishment of new offices. Delmar and its depository institution subsidiaries must obtain approval from their regulators before engaging in certain activities, and there is risk that such approvals may not be granted, either in a timely manner or at all. These requirements may constrain Delmar's and its subsidiaries' operations, and the adoption of new laws and changes to or repeal of existing laws may have a further impact on Delmar's and its subsidiaries' business, financial condition and results of operations. Also, the burden imposed by those federal and state regulations may place banks in general, including Delmar's subsidiaries in particular, at a competitive disadvantage compared to its non-bank competitors. Delmar's failure to comply with any applicable laws or regulations, or regulatory policies and interpretations of such laws and regulations, could result in sanctions by regulatory agencies, civil money penalties or damage to our reputation, all of which could have a material adverse effect on Delmar's business, financial condition and results of operations.

        Bank holding companies and financial institutions are extensively regulated and currently face an uncertain regulatory environment. Applicable laws, regulations, interpretations, enforcement policies and accounting principles have been subject to significant changes in recent years, and may be subject to significant future changes. Future changes may have a material adverse effect on Delmar's and its subsidiaries' business, financial condition and results of operations.

        Federal and state regulatory agencies may adopt changes to their regulations or change the manner in which existing regulations are applied. We cannot predict the substance or effect of pending or future legislation or regulation or the application of laws and regulations to us. Compliance with current and potential regulation, as well as regulatory scrutiny, may significantly increase our costs, impede the efficiency of our internal business processes, require Delmarva to increase its regulatory capital, and limit its ability to pursue business opportunities in an efficient manner by requiring it to expend significant time, effort and resources to ensure compliance and respond to any regulatory inquiries or investigations.

        In addition, given the current economic and financial environment, regulators may elect to alter standards or the interpretation of the standards used to measure regulatory compliance or to determine the adequacy of liquidity, risk management or other operational practices for financial service companies in a manner that impacts Delmar's ability to implement its strategy and could affect Delmar in substantial and unpredictable ways, and could have a material adverse effect on Delmar's and Delmarva's business, financial condition and results of operations. Furthermore, the regulatory agencies have extremely broad discretion in their interpretation of laws and regulations and their assessment of the quality of our loan portfolio, securities portfolio and other assets. If any regulatory agency's assessment of the quality of our assets, operations, lending practices, investment practices, capital structure or other aspects of Delmar's business differs from Delmar's assessment, Delmar may be required to take additional charges or undertake, or refrain from taking, actions that could have a material adverse effect on Delmar's and Delmarva's business, financial condition and results of operations.

Litigation and regulatory actions, including possible enforcement actions, could subject Delmar and its subsidiaries to significant fines, penalties, judgments or other requirements resulting in increased expenses or restrictions on their business activities.

        In the normal course of business, from time to time, Delmar or its subsidiary banks may be named as a defendant in various legal actions, arising in connection with their current and/or prior business activities. Legal actions could include claims for substantial compensatory or punitive damages or claims for indeterminate amounts of damages. Further, Delmar or its subsidiary banks may in the future be subject to consent orders or other formal or informal enforcement agreements with their regulators. They may also, from time to time, be the subject of subpoenas, requests for information, reviews, investigations and proceedings (both formal and informal) by governmental agencies regarding current and/or prior business activities. Any such legal or regulatory actions may subject Delmar or its subsidiary banks to substantial compensatory or punitive damages, significant fines, penalties, obligations to change business practices or other requirements resulting in increased expenses, diminished income and damage to their reputation. Involvement in any such matters, whether tangential or otherwise and even if the matters are ultimately determined in their favor, could also cause significant harm to their reputation and divert management attention from the operation of their business. Further, any settlement, consent order, other enforcement agreement or adverse judgment in connection with any formal or informal proceeding or investigation by government agencies may result in litigation, investigations or proceedings as other litigants and government agencies begin independent reviews of the same activities. As a result, the outcome of legal and regulatory actions could have a material adverse effect on Delmar's business, financial condition and results of operations.

New lines of business or new products and services may subject Delmar to additional risks.

        From time to time, Delmar may implement new lines of business or offer new products and services within existing lines of business. There are substantial risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed. In developing and marketing new lines of business and/or new products and services, Delmar may invest significant time and resources. Initial timetables for the introduction and development of new lines of business and/or new products or services may not be achieved and price and profitability targets may not prove feasible. External factors, such as compliance with regulations, competitive alternatives, and shifting market preferences, may also impact the successful implementation of a new line of business and/or a new product or service. Furthermore, any new line of business and/or new product or service could have a significant impact on the effectiveness of Delmar's system of internal controls. Failure to successfully manage these risks in the development and implementation of new lines of business and new products or services could have a material adverse effect on Delmar's business, financial condition, and results of operations.

Delmar may not be able to attract and retain skilled people.

        Delmar's success depends, in large part, on its ability to attract and retain key people. Competition for the best people in most activities engaged in by Delmar can be intense, and Delmar may not be able to hire people or to retain them. The unexpected loss of services of one or more of Delmar's key personnel could have a material adverse impact on Delmar's business because it would no longer have the benefit of their skills, knowledge of Delmar's markets, as well as years of industry experience, and it would be difficult to promptly find qualified replacement personnel.

Delmar operates in a highly regulated environment and may be adversely affected by changes in federal, state and local laws and regulations.

        Delmar and its subsidiary banks are is subject to extensive regulation, supervision and/or examination by federal and state banking authorities. Any change in applicable regulations or federal, state or local legislation could have a substantial impact on Delmarva and its operations. Additional legislation and regulations that could significantly affect Delmarva's powers, authority and operations may be enacted or adopted in the future, which could have a material adverse effect on its financial condition and results of operations. Further, regulators have significant discretion and authority to prevent or remedy unsafe or unsound practices or violations of laws by banks and bank and financial holding companies in the performance of their supervisory and enforcement duties. The exercise of regulatory authority may have a negative impact on Delmar's financial condition and results of operations.

        Like other bank holding companies and financial institutions, Delmar must comply with significant anti-money laundering and anti-terrorism laws. Under these laws, Delmar is required, among other things, to enforce a customer identification program and file currency transaction and suspicious activity reports with the federal government. Government agencies have substantial discretion to impose significant monetary penalties on institutions which fail to comply with these laws or make required reports. While Delmar has policies and procedures designed to prevent any such violations, there can be no assurance that such violations will not occur.

Delmar and Delmarva are subject to an extensive body of accounting rules and best practices. Periodic changes to such rules may change the treatment and recognition of critical financial line items and affect Delmar's profitability.

        The nature of Delmar's and Delmarva's business makes them sensitive to the large body of accounting rules in the U.S. From time to time, the governing bodies that oversee changes to accounting rules and reporting requirements may release new guidance for the preparation of our financial statements. These changes can materially impact how Delmar and Delmarva record and report their financial condition and results of operations. In some instances, Delmar and Delmarva could be required to apply a new or revised standard retroactively, resulting in the restatement of prior period financial statements. Changes which have been approved for future implementation, or which are currently proposed or expected to be proposed or adopted include requirements that Delmarva: (i) calculate the allowance for loan losses on the basis of the current expected credit losses over the lifetime of our loans, or the CECL model, which is expected to be applicable to us beginning in 2020, and may result in increases in its allowance for loan losses and future provisions for loan losses; and (ii) record the value of and liabilities relating to operating leases on its balance sheet, which is expected to be applicable beginning in 2019.

        Under the CECL model, banks will be required to present certain financial assets carried at amortized cost, such as loans held for investment and held-to-maturity debt securities, at the net amount expected to be collected. The measurement of expected credit losses is to be based on information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. This measurement will take place at the time the financial asset is first added to the balance sheet and periodically thereafter. This differs significantly from the "incurred loss" model required under current GAAP, which delays recognition until it is probable a loss has been incurred. Delmar expects to recognize a one-time cumulative-effect adjustment to the allowance for loan losses as of the beginning of the first reporting period in which the new standard is effective, consistent with regulatory expectations set forth in interagency guidance issued at the end of 2016. Delmar cannot yet determine the magnitude of any such one-time cumulative adjustment or of the overall impact of the new standard on its financial condition or results of operations. Accordingly, Delmar expects that the adoption of the CECL model will materially affect how it determines its allowance for loan losses, and could require it to significantly increase its allowance. Moreover, the CECL model may create more volatility in the level of the allowance for loan losses. If Delmar is required to materially increase the level of its allowance for loan losses for any reason, such increase could adversely affect its capital, regulatory capital ratios, ability to make larger loans, earnings and performance metrics. Any such changes could have a material adverse effect on Delmarva's, and in turn Delmar's, business, financial condition, results of operations and stock price.

The soundness of other financial institutions may adversely affect Delmar.

        Financial services institutions are interrelated as a result of trading, clearing, counterparty, or other relationships. Delmar has exposure to many different industries and counterparties, and routinely executes transactions with counterparties in the financial services industry, including commercial banks, brokers and dealers, investment banks, and institutional clients. Many of these transactions expose Delmar to credit risk in the event of a default by a counterparty or client. In addition, Delmar's credit risk may be exacerbated when the collateral held by Delmar cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the credit exposure due to Delmar. Any such losses could have a material adverse effect on Delmar's financial condition and results of operations.

Market volatility may have materially adverse effects on Delmar's liquidity and financial condition.

        The capital and credit markets have experienced extreme volatility and disruption. Over the last several years, in some cases, the markets have exerted downward pressure on stock prices, security prices, and credit capacity for certain issuers without regard to those issuers' underlying financial strength. If the market disruption and volatility returns, there can be no assurance that Delmar will not experience adverse effects, which may be material, on its liquidity, financial condition, and profitability.

Any future acquisitions by Delmar could dilute shareholder ownership and may cause it to become more susceptible to adverse economic events.

        Delmar may use its common stock to acquire other companies. Delmar may issue additional shares of common stock to pay for future acquisitions, which would dilute current investors' ownership interest in Delmar. Future business acquisitions could be material to Delmar, and the degree of success achieved in acquiring and integrating these businesses into Delmar could have a material effect on the value of Delmar's common stock. In addition, any acquisition could require it to use substantial cash or other liquid assets or to incur debt. In those events, Delmar could become more susceptible to economic downturns and competitive pressures.

Maryland business corporation law and various anti-takeover provisions under Delmar's articles could impede the takeover of Delmar.

        Various Maryland laws affecting business corporations may have the effect of discouraging offers to acquire Delmar, even if the acquisition would be advantageous to shareholders. In addition, Delmar has various anti-takeover measures in place under its articles of incorporation and bylaws, including a staggered board of directors, and the absence of cumulative voting. Any one or more of these measures may impede the takeover of Delmar without the approval of the board of directors and may prevent shareholders from taking part in a transaction in which they could realize a premium over the current market price of Delmar common stock.

If Delmar concludes that the decline in value of any of its investment securities is an other-than-temporary impairment, Delmar is required to write down the value of that security through a charge to earnings.

        Delmar reviews its investment securities portfolio at each quarter-end to determine whether the fair value is below the current carrying value. When the fair value of any of its investment securities has declined below its carrying value, Delmar is required to assess whether the decline is an other-than-temporary impairment. If Delmar determines that the decline is an other-than-temporary impairment, it is required to write down the value of that security through a charge to earnings for credit related impairment. Non-credit related reductions in the value of a security do not require a write down of the value through earnings unless Delmar intends to, or is required to, sell the security. Changes in the expected cash flows related to the credit related piece of the investment of a security in Delmar's investment portfolio or a prolonged price decline may result in Delmar's conclusion in future periods that an impairment is other than temporary, which would require a charge to earnings to write down the security to fair value. Due to the complexity of the calculations and assumptions used in determining whether an asset has an impairment that is other than temporary, the impairment disclosed may not accurately reflect the actual impairment in the future.

Liquidity risk could impair Delmar's ability to fund operations and meet its obligations as they become due and failure to maintain sufficient liquidity could materially adversely affect Delmarva's growth, business, profitability and financial condition.

        Liquidity is essential to Delmar's and its subsidiaries' business. Liquidity risk is the potential that Delmar will be unable to meet its obligations as they become due because of an inability to liquidate assets or obtain adequate funding at a reasonable cost, in a timely manner and without adverse conditions or consequences. Delmar requires sufficient liquidity to fund asset growth, meet customer loan requests, customer deposit maturities and withdrawals, payments on its debt obligations as they come due and other cash commitments under both normal operations conditions and other unpredictable circumstances, including events causing industry or general financial market stress. Liquidity risk can increase due to a number of factors, including an over-reliance on a particular source of funding or market-wide phenomena such as market dislocation and major disasters. Factors that could detrimentally impact access to liquidity sources include, but are not limited to, a decrease in the level of its business activity as a result of a downturn in the markets in which its loans are concentrated, adverse regulatory actions against Delmar, or changes in the liquidity needs of depositors. Market conditions or other events could also negatively affect the level or cost of funding, affecting its ongoing ability to accommodate liability maturities and deposit withdrawals, meet contractual obligations, and fund asset growth and new business transactions at a reasonable cost, in a timely manner, and without adverse consequences. Delmarva's inability to raise funds through deposits, borrowings, the sale of loans, and other sources could have a substantial negative effect on its business, and could result in the closure of Delmarva. Delmarva's access to funding sources in amounts adequate to finance its activities or on acceptable terms could be impaired by factors that affect its organization specifically or the financial services industry or economy in general. Any substantial, unexpected, and/or prolonged change in the level or cost of liquidity could impair Delmarva's, and in turn Delmar's, ability to fund operations and meet its obligations as they become due and could have a material adverse effect on its business, financial condition and results of operations.

        Delmarva relies on customer deposits, advances from the Federal Home Loan Bank and brokered deposits to fund its operations. Although Delmarva has historically been able to replace maturing deposits and advances if desired, including throughout the recent recession, it may not be able to replace such funds in the future if its financial condition, the financial condition of the Federal Home Loan Bank or market conditions were to change. Federal Home Loan Bank borrowings and other current sources of liquidity may not be available or, if available, sufficient to provide adequate funding for operations.

Delmar's operations of its business, including its transactions with customers, are increasingly done via electronic means, and this has increased its risks related to cybersecurity.

        Delmarva relies heavily on communications and information systems to conduct its business. Any failure, interruption or breach in security of these systems could result in failures or disruptions in Delmarva's customer relationship management, general ledger, deposit, loan and other systems. While Delmarva has policies and procedures designed to prevent or limit the effect of the failure, interruption or security breach of its information systems, there can be no assurance that any such failures, interruptions or security breaches will not occur or, if they do occur, that they will be adequately addressed. Although Delmarva maintains insurance coverage that may, subject to policy terms and conditions including significant self-insured deductibles, cover certain aspects of cyber risks, such insurance coverage may be insufficient to cover all losses. Delmar is exposed to the risk of cyber-attacks in the normal course of business. In addition, Delmar is exposed to cyber-attacks on vendors and merchants that affect Delmar and its customers. In general, cyber incidents can result from deliberate attacks or unintentional events. Delmar has observed an increased level of attention in the industry focused on cyber-attacks that include, but are not limited to, gaining unauthorized access to digital systems for purposes of misappropriating assets or sensitive information, corrupting data, or causing operational disruption. To combat against these attacks, policies and procedures are in place to prevent or limit the effect of the possible security breach of its information systems. While Delmar maintains insurance coverage that may, subject to policy terms and conditions including significant self-insured deductibles, cover certain aspects of cyber risks, such insurance coverage may be insufficient to cover all losses. While Delmar has not incurred any material losses related to cyber-attacks, nor is it aware of any specific or threatened cyber incidents as of the date of this report, it may incur substantial costs and suffer other negative consequences if it falls victim to successful cyber-attacks. Such negative consequences could include remediation costs that may include liability for stolen assets or information and repairing system damage that may have been caused; deploying additional personnel and protection technologies, training employees, and engaging third-party experts and consultants; lost revenues resulting from unauthorized use of proprietary information or the failure to retain or attract customers following an attack; disruption or failures of physical infrastructure, operating systems or networks that support Delmar's business and customers resulting in the loss of customers and business opportunities; additional regulatory scrutiny and possible regulatory penalties; litigation; and, reputational damage adversely affecting customer or investor confidence.

Delmar's controls and procedures may fail or be circumvented and have a material adverse effect on its business, financial condition, and results of operations.

        Management regularly reviews and updates Delmar's internal controls, disclosure controls and procedures, as well as corporate governance policies and procedures. Any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. Any failure or circumvention of

Delmar's controls and procedures or failure to comply with regulations related to controls and procedures could have a material adverse effect on its business, financial condition, and results of operations.

Delmarva is subject to environmental liability risk associated with lending activities.

        A significant portion of Delmarva's loan portfolio is secured by real property. During the ordinary course of business, Delmarva may foreclose on and take title to properties securing certain loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous or toxic substances are found, Delmarva may be liable for remediation costs, as well as for personal injury and property damage. Environmental laws may require Delmarva to incur substantial expense and may materially reduce the affected property's value or limit Delmarva's ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase Delmarva's exposure to environmental liability. Although Delmarva has policies and procedures to perform an environmental review before initiating any foreclosure action on real property, these reviews may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on Delmarva's financial condition and results of operations and in turn, Delmar's financial condition, results of operations and stock price.

Changes in real estate values may adversely impact Delmarva's loans that are secured by real estate.

        A significant portion of Delmarva's loan portfolio consists of residential and commercial mortgages, as well as consumer loans, secured by real estate. These properties are concentrated in eastern Maryland and Delaware and in the counties of Camden and Burlington, New Jersey. Real estate values and real estate markets generally are affected by, among other things, changes in national, regional or local economic conditions, fluctuations in interest rates, the availability of loans to potential purchasers, changes in the tax laws and other government statutes, regulations and policies, and acts of nature. If real estate prices decline, particularly in Delmarva's market area, the value of the real estate collateral securing Delmarva's loans could be reduced. This reduction in the value of the collateral could increase the number of non-performing loans and could have a material adverse impact on Delmar's financial condition and results of operations.

Delmarva's financial performance may suffer if its information technology is unable to keep pace with growth or industry developments.

        The financial services industry is continually undergoing rapid technological change with frequent introductions of new technology-driven products and services. The effective use of technology increases efficiency and enables financial institutions to better serve customers and to reduce costs. Delmarva's future success depends, in part, upon its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands, as well as to create additional efficiencies in Delmarva's operations. Many of Delmarva's competitors have substantially greater resources to invest in technological improvements. Delmarva may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to its customers. Failure to successfully keep pace with technological change affecting the financial services industry could have a material adverse impact on Delmarva's business and, in turn, Delmar's financial condition, results of operations and stock price.

Financial services companies depend on the accuracy and completeness of information about customers and counterparties.

        In deciding whether to extend credit or enter into other transactions, Delmarva may rely on information furnished by or on behalf of customers and counterparties, including financial statements, credit reports, and other financial information. Delmarva may also rely on representations of those customers, counterparties or other third parties, such as independent auditors, as to the accuracy and completeness of that information. Reliance on inaccurate or misleading financial statements, credit reports, or other financial information could have a material adverse impact on Delmarva's business and, in turn, Delmar's financial condition, results of operations and stock price.

Consumers may decide not to use banks to complete their financial transactions.

        Technology and other changes are allowing parties to complete financial transactions that historically have involved banks through alternative methods. For example, consumers can now maintain funds in brokerage accounts or mutual funds that would have historically been held as bank deposits. Consumers can also complete transactions such as obtaining loans, paying bills and/or transferring funds directly without the assistance of banks. The process of eliminating banks as intermediaries, known as "disintermediation," could result in the loss of fee income, as well as the loss of loans, customer deposits and the related income generated from those transactions. The loss of these revenue streams and the lower cost deposits as a source of funds could have a material adverse effect on Delmarva's and in turn Delmar's financial condition, results of operations and stock price.

Severe weather, natural disasters, acts of war or terrorism, and other external events could significantly impact Delmarva's business.

        The unpredictable nature of events such as severe weather, natural disasters, acts of war or terrorism, and other adverse external events could have a significant impact on Delmarva's ability to conduct business. If any of its financial, accounting, network or other information processing systems fail or have other significant shortcomings due to external events, Delmarva could be materially adversely affected. Third parties with which Delmarva does business could also be sources of operational risk to Delmarva, including the risk that the third parties' own network and information processing systems could fail. Any of these occurrences could materially diminish Delmarva's ability to operate one or more of the Delmarva's businesses, or result in potential liability to clients, reputational damage, and regulatory intervention, any of which could materially adversely affect Delmarva. Such events could affect the stability of Delmarva's deposit base, impair the ability of borrowers to repay outstanding loans, impair the value of collateral securing loans, impair Delmarva's liquidity, cause significant property damage, result in loss of revenue, and/or cause Delmarva to incur additional expenses.

        Delmarva may be subject to disruptions or failures of the financial, accounting, network and other information processing systems arising from events that are wholly or partially beyond Delmarva's control, which may include, for example, computer viruses, electrical or telecommunications outages, natural disasters, disease pandemics, damage to property or physical assets, or terrorist acts. Delmarva has developed a comprehensive business continuity plan which includes plans to maintain or resume operations in the event of an emergency, such as a power outage or disease pandemic, and contingency plans in the event that operations or systems cannot be resumed or restored. The business continuity plan is updated as needed, periodically reviewed, and components are regularly tested. Delmarva also reviews and evaluates the business continuity plans of critical third-party service providers. While Delmarva believes its business continuity plan and efforts to evaluate the business continuity plans of critical third-party service providers help mitigate risks, disruptions or failures affecting any of these systems may cause interruptions in service to customers, damage to Delmarva's reputation, and loss or liability to the Delmarva.

Delmarva may be required to pay higher FDIC premiums or special assessments which may adversely affect its earnings.

        Delmarva's deposits are insured by the FDIC up to legal limits and, accordingly, Delmarva is subject to insurance assessments based on Delmarva's average consolidated total assets less its average tangible equity. Delmarva's regular assessments are determined by its risk classification, which is based on its regulatory capital levels and the level of supervisory concern that it poses. Numerous bank failures during the financial crisis and increases in the statutory deposit insurance limits increased resolution costs to the FDIC and put significant pressure on the Deposit Insurance Fund. In order to maintain a strong funding position and the reserve ratios of the Deposit Insurance Fund required by statute and FDIC estimates of projected requirements, the FDIC has the power to increase deposit insurance assessment rates and impose special assessments on all FDIC-insured financial institutions. Any future increases or special assessments could reduce Delmarva's and in turn Delmar's profitability and could have a material adverse effect on Delmar's business, financial condition, and results of operations.

The increasing use of social media platforms presents new risks and challenges and the inability or failure to recognize, respond to, and effectively manage the accelerated impact of social media could materially adversely impact Delmarva's business.

        There has been a marked increase in the use of social media platforms, including weblogs (blogs), social media websites, and other forms of Internet-based communications which allow individuals access to a broad audience of consumers and other interested persons. Social media practices in the banking industry are evolving, which creates uncertainty and risk of noncompliance with regulations applicable to Delmarva's business. Consumers value readily available information concerning businesses and their goods and services and often act on such information without further investigation and without regard to its accuracy. Many social media platforms immediately publish the content their subscribers and participants post, often without filters or checks on accuracy of the content posted. Information posted on such platforms at any time may be adverse to Delmarva's interests and/or may be inaccurate. The dissemination of information online could harm Delmarva's business, prospects, financial condition, and results of operations, regardless of the information's accuracy. The harm may be immediate without affording Delmarva an opportunity for redress or correction.

        Other risks associated with the use of social media include improper disclosure of proprietary information, negative comments about Delmarva's business, exposure of personally identifiable information, fraud, out-of-date information, and improper use by employees and customers. The inappropriate use of social media by Delmarva's customers or employees could result in negative consequences such as remediation costs including training for employees, additional regulatory scrutiny and possible regulatory penalties, litigation, or negative publicity that could damage Delmarva's reputation adversely affecting customer or investor confidence.

CAUTION ABOUT FORWARD-LOOKING INFORMATION

        This proxy statement/prospectus contains forward-looking statements. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of Delmar's and Partners' beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as "may," "could," "should," "will," "would," "believe," "anticipate," "estimate," "expect," "aim," "intend," "plan," "projects," or words or phases of similar meaning. Delmar and Partners caution that the forward-looking statements are based largely on their expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond their control. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements.

        The following factors, among others, could cause Delmar's or Partners' financial performance to differ materially from that expressed in such forward-looking statements:

  •
  the strength of the United States economy in general and the strength of the local economies in which Delmar and Partners conduct operations;

  •
  Delmar's and Partners' management of risks inherent in their respective real estate loan portfolios, and the risk of a prolonged downturn in the real estate market, which could impair the value of their collateral and their ability to sell collateral upon any foreclosure;

  •
  the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve, inflation, interest rate, market and monetary fluctuations;

  •
  changes in consumer spending and savings habits;

  •
  technological and social media changes;

  •
  changing bank regulatory conditions, policies or programs, whether arising as new legislation or regulatory initiatives, that could lead to restrictions on activities of banks generally, or of Delmarva or Partners in particular, more restrictive regulatory capital requirements, increased costs, including deposit insurance premiums, regulation or prohibition of certain income producing activities or changes in the secondary market for loans and other products;

  •
  the impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies;

  •
  the impact of changes in laws, regulations and policies affecting the real estate industry and residential housing market, including changes in laws affecting immigration, rent control, taxation and zoning;

  •
  the effect of changes in accounting policies and practices, as may be adopted from time to time by bank regulatory agencies, the Financial Accounting Standards Board, or FASB, or other accounting standards setting bodies;

  •
  the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers;

  •
  the willingness of users to substitute competitors' products and services for the products and services of Delmarva and Partners;

  •
  the effect of acquisitions, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions;

  •
  changes in the level of Delmarva's and Partners' nonperforming assets and charge-offs;

  •
  Delmar's and Partners' involvement from time to time in legal proceedings;

  •
  examinations and remedial actions by regulators;

  •
  the expected growth opportunities or cost savings from the share exchange may not be fully realized or may take longer to realize than expected;

  •
  deposit attrition, operating costs, customer losses, and business disruption following the share exchange, including adverse effects on relationships with employees, may be greater than expected;

  •
  the regulatory approvals required for the share exchange may not be obtained, and if obtained, they may not be obtained on the expected terms or on the anticipated schedule;

  •
  termination of the share exchange agreement, or failure to complete the share exchange, could negatively impact Delmar's stock and future business and financial results;

  •
  Delmar and Partners will be subject to business uncertainties and contractual restrictions while the share exchange is pending that could be harmful to their operations;

  •
  if the share exchange is not completed, Delmar and Partners will have incurred substantial expenses and committed substantial time and resources without realizing the expected benefits of the share exchange;

  •
  potential exposure to fraud, negligence, computer theft and cyber-crime;

  •
  geopolitical conditions, including acts or threats of terrorism, or actions taken by the United States or other governments in response to acts or threats of terrorism and/or military conflicts, which could impact business and economic conditions in the United States and abroad; and

  •
  the occurrence of significant natural disasters, including earthquakes.

        The foregoing factors should not be considered exhaustive and should be read together with other cautionary statements that are included in this proxy statement/prospectus, including those discussed in the section entitled "Risk Factors." If one or more of the factors affecting the forward-looking information and statements proves incorrect, then Delmar's and Partners' actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this proxy statement/prospectus. Therefore, we caution you not to place undue reliance on the forward-looking information and statements in this proxy statement/prospectus. Neither Delmar nor Partners will update the forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking statements. New risks and uncertainties may emerge from time to time, and it is not possible for Delmar or Partners to predict their occurrence or how they will affect Delmar or Partners.

 THE PARTNERS SPECIAL MEETING OF SHAREHOLDERS

Date, Time and Place of the Partners Special Meeting

        The Partners special meeting of shareholders will be held on August 12, 2019, at 10:00 a.m. at The Hyatt Place Fredericksburg, 1241 Jefferson Davis Highway, Fredericksburg, Virginia 22401. At the special meeting Partners shareholders will be asked to consider and vote upon a proposal to approve and adopt the share exchange agreement.

Matters to be Considered at the Special Meeting

        Holders of Partners common stock will consider and vote upon:

  •
  Proposal 1: The Share Exchange—a proposal to approve and adopt the share exchange agreement, which is attached as Annex A to this proxy statement/prospectus and incorporated herein by reference; and

  •
  Proposal 2: Adjournment or Postponement of Special Meeting—a proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in the event that there is not sufficient votes at the time of the special meeting to approve the proposal to approve and adopt the share exchange agreement.

        Completion of the share exchange is conditioned upon the approval of Proposal 1: The Share Exchange, but is not conditioned upon the approval of Proposal 2: Adjournment or Postponement of Special Meeting.

Recommendation of the Partners Board of Directors

        The Partners board of directors has unanimously approved and adopted the share exchange agreement and the related plan of share exchange. The Partners board of directors also unanimously recommends that Partners shareholders vote "FOR" Proposal 1: The Share Exchange and "FOR" Proposal 2: Adjournment or Postponement of Special Meeting. Please see "Proposal 1: The Share Exchange—Partners' Reasons for the Share Exchange" for a more detailed discussion of the factors considered by the Partners board of directors in reaching its decision to approve and adopt the share exchange agreement and the related plan of share exchange and the transactions contemplated thereby.

Record Date and Shares Outstanding and Entitled to Vote

        The record date for the Partners special meeting of shareholders is June 13, 2019. On the record date, there were 4,085,181 shares of Partners common stock issued and outstanding held by approximately 331 shareholders of record. Only shareholders of record at the close of business on the Partners record date will be entitled to receive notice of and to vote at the special meeting. Each holder of shares of Partners common stock outstanding on the record date will be entitled to one vote for each share held of record.

Quorum

        The holders of a majority of the shares of Partners common stock outstanding and entitled to vote as of the record date must be present at the Partners special meeting, either in person or by proxy, for a quorum to be present for purposes of voting on Proposal 1: The Share Exchange and Proposal 2: Adjournment or Postponement of Special Meeting at the Partners special meeting. All shares of Partners common stock present in person or represented by proxy, including abstentions, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Partners special meeting.

        If a quorum is not present at the Partners special meeting, it will be postponed until the holders of the number of shares of Partners common stock required to constitute a quorum attend. If additional votes must be solicited in order for Partners shareholders to approve Proposal 1: The Share Exchange and Proposal 2: Adjournment or Postponement of Special Meeting is approved, the Partners special meeting will be adjourned to solicit additional proxies. The Partners special meeting may be adjourned by the affirmative vote of holders of a majority of the shares of Partners common stock represented in person or by proxy at the Partners special meeting, even if less than a quorum.

Votes Required

        Proposal 1: The Share Exchange.    In accordance with Virginia law, the approval and adoption of the share exchange agreement requires the affirmative vote of the holders of at least a majority of the shares of Partners common stock outstanding on the record date.

        Proposal 2: Adjournment or Postponement of Special Meeting.    The affirmative vote of a majority of Partners shares represented, in person or by proxy, at the special meeting is required to approve the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies.

        Each holder of shares of Partners common stock outstanding on the record date will be entitled to one vote for each share held of record. The directors and executive officers of Partners have agreed to vote all shares of Partners common stock that they own on the record date in favor of the approval and adoption of the share exchange agreement. On the record date, directors and executive officers of Partners owned or had or shared the power to vote approximately 1,958,157 shares of Partners common stock, excluding options and warrants to purchase Partners common stock, or approximately 47.93% of the outstanding shares of Partners common stock.

Voting

        The Partners board of directors is soliciting proxies to request that you allow your shares of Partners common stock to be represented at the special meeting by the persons named on the enclosed Partners proxy card. All shares of Partners common stock represented at the special meeting by properly executed and dated proxy cards will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by Partners' board of directors.

        If any matters incident to the conduct of the meeting and not described in this proxy statement are properly presented at the special meeting, the persons named on the proxy card will use their judgment to determine how to vote your shares.

        If you hold your shares in street name, it is critical that you instruct your broker or other nominee how to vote. If you hold your shares in street name and you do not instruct your broker or other nominee how to vote, your broker or other nominee will not be permitted to vote your shares on Proposal 1: The Share Exchange, and may elect not to vote your shares on other matters. A "broker non-vote" occurs when a broker or other nominee submits a proxy that does not indicate a vote for some of the proposals because the beneficial owners have not instructed the broker or other nominee on how to vote on such proposals.

        Broker non-votes are considered "present," and as a result, will have the same effect as a vote against Proposal 1: The Share Exchange and each proposal for which the affirmative vote of a majority of shares represented at the special meeting is required.

        If you return a valid proxy or attend the meeting in person, Partners will count your shares for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes, if any, also will be counted for purposes of determining the existence of a quorum.

        Abstentions are considered to be present and, as a result, will have the same effect as a vote against the Proposal 1: The Share Exchange and each proposal for which the affirmative vote of a majority of shares represented at the special meeting is required.

Revocation of Proxies

        Any Partners shareholder may revoke a proxy at any time before or at the Partners special meeting in one or more of the following ways:

  •
  Delivering a written notice of revocation bearing a later date than the proxy at any time prior to the vote at the special meeting of shareholders to the Corporate Secretary of Partners;

  •
  Submitting a later-dated proxy prior to the vote at the special meeting of shareholders; or

  •
  Attending the special meeting of shareholders and voting in person after giving written notice to the Corporate Secretary of Partners.

        A Partners shareholder should send any written notice of revocation or subsequent proxy to:

  Virginia Partners Bank
  Attention: Corporate Secretary
  410 William Street
  Fredericksburg, Virginia 22401

        You also may hand deliver the notice of revocation or subsequent proxy to the Corporate Secretary before the taking of the vote at the special meeting of shareholders. Attendance at the special meeting of shareholders will not by itself constitute a revocation or proxy.

Appraisal Rights

        Appraisal rights are statutory rights that, if provided under applicable law, provide shareholders a right to dissent from an extraordinary transaction, such as a share exchange, and to demand that the corporation pay the fair value of their shares as determined by the corporation or a court in a judicial proceeding, instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction.

        For purposes of appraisal rights, the fair value that Partners shareholders would be entitled to receive means the value of Partners common stock determined immediately before effectuation of the share exchange, using customary and current valuation concepts employed for similar businesses, and without discounting for lack of marketability or minority status.

        Partners' shareholders may assert appraisal rights with respect to the share exchange and demand in writing to be paid the fair value of their shares of Partners common stock under applicable provisions of Virginia law following consummation of the share exchange by Delmar as the parent company of Partners following the share exchange. Generally, you must give written notice of your intent to demand payment for your shares to Partners before the vote is taken on the share exchange at the Partners special meeting and you must not vote in favor of the share exchange to exercise and perfect appraisal rights. A copy of the applicable Virginia statutory provisions, sections 13.1-729 through 13.1-741.1, of the Virginia Stock Corporation Act is included in this resolution statement as Annex C and incorporated in its entirety by reference for the purposes of this summary.

        The following is only a summary of the rights of a Partners shareholder seeking to assert appraisal rights. It is not a complete statement of law pertaining to appraisal rights under the Virginia Stock Corporation Act, and is qualified in its entirety by reference to the full text of the provisions of the Virginia Stock Corporation Act pertaining to appraisal rights, a copy of which is attached as Annex C hereto and incorporated into this discussion by reference. If you intend to exercise your appraisal rights, you should carefully review the following summary and comply with all requirements of the Virginia Stock Corporation Act. You should also consult with your attorney. The Virginia Stock Corporation Act provides in detail the procedure you must follow if you wish to exercise your appraisal rights.

        In summary, to exercise appraisal rights:

  •
  you must deliver to Partners before the vote on the share exchange agreement is taken at the special meeting of Partners, written notice of your intent to demand payment for your shares if the share exchange is completed; and

  •
  you must not vote your shares in favor of the share exchange agreement at the Partners special meeting.

        In other words, you do not have to vote against the share exchange agreement, or even vote at all, in order to exercise appraisal rights, but you may not vote in favor of the share exchange agreement, and in all cases you must give the required written notice. If you fail to satisfy these requirements, you will not be entitled to exercise appraisal rights or to receive payment for your shares under the provisions of the Virginia Stock Corporation Act pertaining to appraisal rights. Even if you vote against the share exchange agreement (either in person or by proxy), you still must send the required notice of intent in order to exercise appraisal rights. You should remember that, as described in the section entitled "—Voting", if you return a signed proxy card but fail to provide instructions as to the manner in which your shares are to be voted, you will be considered to have voted in favor of the share exchange agreement and you will not be able to assert appraisal rights. If you do not return a proxy card or otherwise vote at all at the Partners special meeting, you will not be treated as waiving your appraisal rights as long as you have given the required notice of intent as described above.

        If you intend to assert your appraisal rights, your notice of intent should be mailed or delivered to Partners' corporate secretary at Partners' corporate office located at 410 William Street, Fredericksburg, Virginia 22401, or it may be hand delivered to Partners' corporate secretary at the Partners special meeting (before the voting on the share exchange agreement begins). Notice of intent is effective when received by Partners at its address prior to the Partners special meeting.

        If you deliver a timely notice of intent, do not vote in favor of the share exchange agreement and the share exchange agreement is approved by Partners shareholders at the Partners special meeting (or at any adjournment of the Partners special meeting), then, within ten days following the effective time of the share exchange, Delmar, as the surviving company of the share exchange, will send you a written notice called an appraisal notice, by first-class mail, postage prepaid, to your address shown in Partners' current record of shareholders, as long as you have satisfied the requirements to exercise appraisal rights. The appraisal notice will include another copy of the provisions of the Virginia Stock Corporation Act, pertaining to appraisal rights and will:

  •
  include a form you can use for demanding payment that will (i) specify the first date of any announcement to Partners shareholders of the terms of the share exchange, (ii) require you to certify whether you acquired beneficial ownership of your shares of Partners common stock before that date, and (iii) require you to certify that you did not vote for or consent to the share exchange;

  •
  state where your Partners share certificates must be deposited and the date by which those certificates must be deposited;

  •
  specify where the form described above must be sent and the date by which Delmar must receive the form (which may not be fewer than 40 nor more than 60 days after the date of mailing of the appraisal notice), and state that you will have waived the right to demand appraisal with respect to your shares unless the form is received by Delmar by such date;

  •
  state Delmar's estimate of the fair value of the shares;

  •
  state that, if requested in writing, Delmar will provide, to the shareholder, within ten days after the date by which Delmar must receive the form, the number of shareholders who returned the form by the specified date and the total number of shares owned by them; and

  •
  state the date by which any notice to withdraw from the appraisal process must be received, which date must be within 20 days after the date by which Delmar must receive the form.

        After receipt of the appraisal notice, you must deliver to Delmar a written payment demand and, in the case of certificated shares, deposit your Partners share certificates with Delmar by the date set forth in and in accordance with the terms and conditions of the appraisal notice and certify whether you acquired beneficial ownership of your shares of Partners common stock before the announcement date. Otherwise, you will not be entitled to payment for your shares. Additionally, if you were not the beneficial owner of your shares of Partners common stock on the announcement date as set forth in the appraisal notice, Delmar may elect to withhold payment. If you deliver a payment demand, certify your beneficial ownership and deposit your share certificates as required by the appraisal notice, you will lose all rights as a Partners shareholder unless you withdraw your payment demand by the date specified in the appraisal notice.

        Within 30 days after the form is due, Delmar will pay you (provided that you have satisfied all requirements to exercise appraisal rights) the amount Delmar estimates to be the fair value of your shares, plus interest accrued to the date of payment. Delmar's payment will be accompanied by:

  •
  the annual financial statements of Partners, which shall be as of a date ending not more than 16 months before the date of payment, or, if such annual financial statements are not available, Delmar shall provide reasonably equivalent information;

  •
  the latest available quarterly financial statements of Partners;

  •
  a statement of Delmar's estimate of the fair value of the shares, which estimate must equal or exceed Delmar's estimate given in the appraisal notice; and

  •
  a statement of your right to demand further payment if you are not satisfied with the payment and that failure to demand further payment within a specified time will be deemed acceptance of Delmar's estimate as full payment.

        If you believe that the amount paid by Delmar, or the amount of Delmar's payment offer in the case of after-acquired shares, as described above is less than the fair value of your shares of Partners common stock or that the interest due is incorrectly calculated, then you may notify Delmar in writing of your own estimate of the fair value of your shares of Partners common stock and may demand payment of your estimate plus interest. A shareholder offered payment with respect to his or her after-acquired shares and who is dissatisfied with that offer must reject the offer and demand payment of the shareholder's estimate of the fair value of the shares plus interest. If you fail to take any such action within the 30 days after Delmar makes or offers payment for your shares, you will be deemed to have waived your rights to demand payment and shall be entitled only to the payment of fair value as calculated by Delmar.

        If you have taken all required actions and your demand for payment remains unsettled, Delmar may file a lawsuit within 60 days after receiving the payment demand and petition the appropriate circuit court to determine the fair value of the shares and accrued interest. If Delmar does not begin the action within the 60-day period, it will pay each shareholder who asserts appraisal rights whose demand remains unsettled the amount demanded. In the court proceeding described above, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. In addition, Delmar will make all shareholders who assert appraisal rights whose demands remain unsettled parties to the proceeding. Each shareholder who asserts appraisal rights made a party to the proceeding must be served with a copy of the complaint and will be entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, to exceed the amount paid by Delmar, or for the value, plus accrued interest, of his after-acquired shares for which Delmar elected to withhold payment.

        The court will determine the cost of any court proceeding, including reasonable compensation and reimbursement of expenses for appraisers appointed by the court. Those costs will be assessed against Delmar unless the court determines that some or all of the shareholders who assert appraisal rights acted arbitrarily, vexatiously or not in good faith in demanding payment, in which event the court may assess costs against those shareholders. The court may assess the fees and expenses of experts and counsel against Delmar if it finds that it did not substantially comply with the requirements of the statutes, or against any party who acted arbitrarily, vexatiously or not in good faith in asserting or defending against appraisal rights. If the court finds that the services of counsel for any shareholder who asserts appraisal rights were of substantial benefit to other shareholders similarly situated, the court may award counsel fees, to be paid out of the amounts awarded the shareholders who asserted appraisal rights who were benefited. If a shareholder who asserts appraisal rights must bring an action against Delmar to require it to pay the amount Delmar estimates to be the fair value of the shares, plus interest and the shareholder is successful, the court will assess costs against Delmar.

        Shareholders considering seeking appraisal rights for their shares should note that the value of their shares determined under Virginia law could be more, the same, or less than the consideration they would receive pursuant to the share exchange agreement if they did not seek appraisal of their shares.

        IF YOU FAIL TO STRICTLY COMPLY WITH THE PROCEDURES DESCRIBED ABOVE YOU WILL LOSE YOUR APPRAISAL RIGHTS. CONSEQUENTLY, IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, WE STRONGLY URGE YOU TO CONSULT A LEGAL ADVISOR BEFORE ATTEMPTING TO DO SO.

Solicitation of Proxies

        Partners will bear the cost of the solicitation of proxies from its shareholders and the cost of mailing this proxy statement/prospectus. In addition to solicitation by mail, the directors, officers, and employees of Partners and their subsidiaries may solicit proxies from Partners shareholders by telephone, electronically, or in person without compensation other than reimbursement for their actual expenses. Partners also will make arrangements with brokerage houses and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons. Partners will reimburse those custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses in connection with forwarding solicitation materials.

 PROPOSAL 1:
THE SHARE EXCHANGE

        The following information describes the material terms and provisions of the share exchange. A copy of the share exchange agreement is attached to this document as Annex A to provide information regarding the terms of the proposed share exchange. Except for its status as the contractual document between the parties with respect to the share exchange described in the share exchange agreement, it is not primarily intended to provide factual information about the parties. In considering the representations and warranties contained in the share exchange agreement readers should be aware that they were made only for purposes of the share exchange agreement and as of specific dates, were solely for the benefit of the parties to the share exchange agreement, and may be subject to limitations agreed to by the contracting parties, including being qualified by disclosures between the parties. Additionally these representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement, and not for the purpose of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Delmar and Partners urge you to read the full text of the share exchange agreement carefully. Investors should read the share exchange agreement in the context of Delmar's disclosures in its filings with the SEC.

General

        On December 13, 2018, Delmar and Partners jointly announced the execution of the share exchange agreement. Pursuant to the share exchange agreement, Partners shareholders will exchange each share of Partners common stock for 1.7179 shares of Delmar common stock. The share exchange is expected to be completed in the second quarter, or early in the third quarter, of 2019.

        Delmar will not issue fractional shares of common stock to Partners shareholders pursuant to this share exchange; consequently, Partners shareholders who receive Delmar common stock in the share exchange will receive cash in lieu of any fractional shares they would have otherwise received according to the terms of the share exchange agreement.

        The approval and adoption of the share exchange agreement requires the affirmative vote, in person or by proxy, of at least a majority of the outstanding shares entitled to vote at the Partners special meeting of shareholders.

Background of the Share Exchange

        As part of its ongoing consideration and evaluation of its business plan and strategic opportunities, Partners has periodically reviewed and assessed various strategic alternatives, including whether it should continue as an independent entity, raise capital to support further growth, sell out to a larger financial institution, combine with a similarly-sized institution, or acquire a smaller financial institution. In connection with the evaluation of strategic alternatives, Lloyd B. Harrison, President and Chief Executive Officer of Partners, has had, from time to time, informal discussions with representatives of other financial institutions and has regularly updated the Partners board of directors regarding such discussions.

        In early 2016, the Partners' board determined to seek additional capital to fund Partners' continued growth. Sandler O'Neill & Partners, L.P. ("Sandler O'Neill") was engaged to assist in this endeavor. In October 2016, Partners announced an agreement to raise $8.6 million in equity through the sale of 929,152 shares of common stock to Kenneth R. Lehman, an individual who is a sophisticated investor in multiple community banks. Under the agreement, in addition to the sale of 929,152 shares of common stock, Partners agreed to issue non-transferable warrants to purchase up to an additional 929,152 shares of common stock to Mr. Lehman, with an exercise price per share equal to 90% of Partners' tangible common equity per share as of the most recent quarter end preceding the date of exercise. Per their terms, the warrants would be exercisable during periods in which certain regulatory capital conditions in the applicable warrant agreement were met. Mr. Lehman's investment in Partners closed in December 2016. With new capital in hand, and warrant agreements in place for Mr. Lehman to purchase additional shares to provide future capital, Partners was better positioned to evaluate strategic alternatives.

        As part of his ongoing responsibilities as President and Chief Executive Officer of Partners, Mr. Harrison maintained relationships with executives of financial institutions that Partners viewed as potentially desirable counterparties for a strategic transaction. Mr. Harrison also availed himself of Mr. Lehman's expertise and contacts within the industry to expand the universe of candidates for strategic discussions.

        In the ordinary course and as part of routine business diligence, Mr. Harrison would also periodically seek the assistance of Sandler O'Neill for conducting due diligence and modeling possible combinations between Partners and another financial institution if Mr. Harrison had reason to believe he could engage in discussions with an executive from another institution at an industry conference or otherwise. From late 2016 through Partners' entry into a letter of intent with Delmar, Mr. Harrison requested information from a representative of Sandler O'Neill with regard to approximately 16 other financial institutions. During this same period, Mr. Harrison had discussions with three potential counterparties that went beyond an initial conversation into multiple conversations, but none of these interactions led to extended negotiations or entry into a letter of intent.

        Mr. Harrison and Jeffrey F. Turner, chairman of the board of Delmar, had known each other since both were chief executive officers of affiliate banks of Mercantile Bankshares Corporation, Baltimore, Maryland, in the early 2000s. Messrs. Harrison and Turner remained in contact through professional circles over the years and Mr. Turner was an original investor in Partners during its organization. In February 2017, Mr. Harrison met with Mr. Turner for routine maintenance of their relationship, including discussion of industry trends and issues, as well as the general strategies of Partners and Delmarva.

        In December 2017, Mr. Harrison and Mr. Lehman had a routine discussion on a number of industry topics regarding Partners and the banking industry generally. Mr. Lehman offered to introduce Mr. Harrison to John W. Breda, who had been appointed as President and Chief Executive Officer of Delmar in July 2017. Mr. Harrison followed up with a phone message to Mr. Breda.

        In January 2018, Mr. Harrison discussed seven possible strategic alternatives with a representative of Sandler O'Neill, including a possible combination with Delmar.

        In January 2018, Mr. Harrison met with a representative of FIG Partners, LLC to discuss banking in Maryland and Virginia in general, and a couple of potential strategic alternatives at a very high level.

        All individuals and parties involved, including Messrs. Harrison, Janney, Breda and Turner, and the boards of Delmar and Partners, recognized at the very preliminary stages of discussions that Mr. Lehman's ownership of stock and directorships in both institutions presented questions regarding conflicts of interest. Delmar and Partners had each individually consulted counsel regarding procedures to ensure that each of their boards discharged its fiduciary duties, including its fiduciary duties to stockholders other than Mr. Lehman. Upon the advice of counsel, the parties established procedures that included, among others, full disclosure of Mr. Lehman's interests in Partners and Delmar, and throughout negotiations the parties diligently adhered to these procedures. In particular, each board recognized and acknowledged Mr. Lehman's interests in both companies but, in approving the share exchange agreement, and in Partner's case, recommending it to shareholders, both parties gave no independent weight to such ownership.

        Throughout the period discussed in this "—Background of the Merger" section, Mr. Lehman continued to discharge his duties as a director of Partners and Delmar through attendance at meetings of the Partners and Delmar boards, respectively, and routine discussions with Messrs. Harrison and Breda, as well as his fellow directors at both Partners and Delmar, in the ordinary course.

        On March 30, 2018, after a series of short communications back and forth following Mr. Harrison's initial outreach in December 2017, Messrs. Breda and Harrison met for lunch on Kent Island, Maryland. The discussion included, in part, the strategies of both Partners and Delmarva, challenges in the industry, and possible opportunities to pursue ordinary course banking business together, such as loan participations.

        On April 24, 2018, in a phone call, Messrs. Harrison and Lehman discussed various potential strategic alternatives, including the possibility of a multi-bank holding company, which was a concept that Partners and its board of directors had periodically considered as an avenue for expansion since Partners' organization in 2008. While the conversation was largely general and conceptual in nature, Messrs. Harrison and Lehman did discuss the feasibility of a possible combination of Delmar and Partners within the framework of a multi-bank holding company. Mr. Lehman placed a call to Mr. Turner later the same day to broach the idea, which Mr. Turner received favorably.

        During the first week of May 2018, Messrs. Breda and Harrison exchanged emails and voicemails to arrange a meeting on June 8, 2018 to discuss the feasibility of a combination between Partners and Delmar.

        On June 7, 2018, a representative of Sandler O'Neill provided Mr. Harrison with a preliminary model of a combination of Delmar and Partners.

        On June 8, 2018, Mr. Harrison visited Mr. Breda at the headquarters of Delmar. They explored the opportunities that a potential combination under a multi-bank holding company structure presented. This included discussions about efficiencies, organic growth, potential acquisitions to further the strategic concept, and management and board composition.

        From the latter part of June and into July, 2018, Mr. Harrison along with a representative of Sandler O'Neill developed model assumptions regarding the potential combination.

        On July 16, 2018, Messrs. Harrison and Turner discussed arranging for the Chief Executive Officers and Chairmen of both banks to meet for a day, which meeting was subsequently arranged for August 13, 2018.

        On July 17, 2018, at a regular meeting of the Partners board, Mr. Harrison briefed the board on the status of discussions with Delmar and the potential structure of a business combination between Partners and Delmar.

        The Partners board had been aware of Mr. Lehman's activity as a sophisticated investor in multiple community banks from the time of his investment in Partners and appointment to the Partners board, including his leadership and ownership roles at Delmar, at which Mr. Lehman serves as a director and is the largest shareholder, owning more than 40% of Delmar's outstanding shares. Mr. Lehman's relationship with Delmar was again noted at the July 17, 2018 regular meeting of the Partners board, at which Mr. Lehman was in attendance in his capacity as a director of Partners.

        On July 23, 2018, Mr. Harrison spoke with a representative of Sandler O'Neill and requested that Sandler O'Neill provide an updated model of a potential combination between Partners and Delmar.

        On July 24 and 25, 2018, Mr. Harrison, a representative of Sandler O'Neill and Mr. Lehman exchanged ideas via email and phone regarding social issues around management and board positions at both the holding company and bank levels in a potential combination between Partners and Delmar.

        On August 9, 2018, Mr. Harrison provided Messrs. Breda and Turner with a copy of the business combination model presentation developed by Mr. Harrison and representatives of Sandler O'Neill, which principally focused on board and management composition, and to a lesser degree, financial projections based on publicly available information.

        On August 13, 2018, Messrs. Harrison, Janney, Breda and Turner met in Cambridge, Maryland. The meeting participants reached preliminary agreement regarding the proposed transaction structure and post-transaction management and board composition described in the business combination model presentation provided earlier by Mr. Harrison.

        On August 20, 2018, Messrs. Harrison and Breda executed a mutual confidentiality agreement between Partners and Delmar.

        On August 21, 2018, at a regular meeting of the Partners board, Mr. Harrison provided an update to discussions with Delmar along with a copy of the business combination model presentation prepared by Mr. Harrison and representatives Sandler O'Neill that had been discussed by Messrs. Harrison, Janney, Breda and Turner on August 13, 2018. The directors engaged in discussion of the multi-bank holding company concept and related key principles described therein. The board directed management to develop additional information about Delmar, and to continue discussions with Delmar's management.

        On August 27, 2018, Messrs. Harrison, Janney, Breda and Turner met with representatives of the Federal Reserve Bank of Richmond to outline the concept of Delmar as a multi-bank holding company for Partners and Delmarva and to elicit feedback germane to the process and concept.

        On September 6, 2018, Mr. Harrison called Mr. Breda to suggest that a small team from each bank meet to review core operating systems and information technology environments. Mr. Breda provided a brief update on a deal timeline. Also on September 6, 2018, Mr. Harrison engaged Troutman Sanders LLP ("Troutman Sanders") to serve as legal counsel to Partners in connection with a potential transaction.

        On September 18, 2018, at a regular meeting of the Partners board, Mr. Harrison provided an update to negotiations. He said that he expected to receive a letter of intent within the coming week.

        On September 19, 2018, Messrs. Breda and Harrison, along with three members from each bank's management teams, met in Grasonville, Maryland to review each bank's current core banking system and information technology environment.

        On September 20, 2018, Delmar presented to Partners a letter of intent. Among other terms, the letter of intent stated that Delmar's conceptual approach to pricing was for Delmar to pay the maximum price possible to acquire Partners while achieving a three-year earn back of the dilution in Delmar's tangible book value from the proposed share exchange. The letter of intent further stated that, based on Delmar's own earning projections and its understanding of Partners', this approach to pricing resulted in an exchange ratio of 1.7179. Partners management shared the letter of intent with the Partners board and a special board meeting was scheduled for the following day.

        On September 21, 2018, the Partners board was unable to gather a quorum for the special board meeting, but the directors who were able to join the teleconference reviewed and discussed the letter of intent. Representatives from Troutman Sanders made a presentation on the fiduciary duties of the board in the context of a potential business combination, as well as other relevant legal issues. Following discussion, the teleconference was ended. Later that evening, Mr. Harrison sent a form of Unanimous Written Consent of the Board of Directors of Virginia Partners Bank and Resolution Regarding Entry into Letter of Intent. Over the course of the weekend of September 21 through 23, all directors executed the Unanimous Written Consent in favor of the resolution approving entry into the letter of intent with Delmar.

        On September 24, 2018, Mr. Harrison executed the letter of intent on behalf of Partners. The Board of Directors of Partners formally engaged Sandler O'Neill to act as financial advisor to Partners in connection with a possible business combination on September 25, 2018.

        From the period September 25, 2018 and continuing through December 13, 2018, Delmar, Partners and their respective financial advisors and legal counsel continued to negotiate the terms of the share exchange and related documents and various matters, including due diligence, related to the proposed combination of Delmar and Partners.

        From the period September 24, 2018 through December 13, 2018, Partners management team engaged in due diligence on Delmar.

        On October 11, 2018, Messrs. Turner and Harrison met for lunch on Kent Island, Maryland to discuss share exchange-related topics.

        On October 30, 2018, a majority of the members of the boards of each Delmar and Partners met in Annapolis, Maryland for cocktails and dinner for the purpose of getting better acquainted.

        On November 15, 2018, Messrs. Harrison, Breda, and Turner met for lunch in Grasonville, Maryland to discuss the role of the holding company and the affiliate banks upon completion of the share exchange.

        On December 6, 2018, the management teams of Partners and Delmar met in Grasonville, Maryland to conduct on-site due diligence.

        On December 7, 2018, Mr. Harrison traveled to Salisbury, Maryland. Messrs. Harrison and Turner had a business lunch to discuss the process so far, consider communications matters in the event the transaction proceeded, and to continue discussions related to board composition and the integration of the companies.

        On December 11, 2018 the board of directors of Partners held a special meeting, with representatives of Sandler O'Neill and Troutman Sanders present, to discuss the proposed transaction. During this meeting, the board considered the fairness of the proposed transaction with Delmar to Partners from a financial point of view compared with continuing to operate as an independent bank. At the meeting, representatives of Sandler O'Neill presented its financial analysis of the share exchange, among other things, compared to then comparable transactions in the banking industry. In addition, Sandler O'Neill provided an oral opinion (which opinion was subsequently confirmed in writing) to the effect that, as of December 11, 2018 and based upon and subject to the assumptions, limitations, qualifications, and conditions set forth in its written opinion, the exchange ratio provided for in the share exchange agreement was fair to the holders of Partners common stock, from a financial point of view. Representatives of Troutman Sanders advised the Partners board of directors regarding the legal structure and terms of the proposed transaction, the proposed share exchange agreement and the directors' fiduciary duties, as well as other relevant legal issues. After discussion and deliberation, the Partners board of directors unanimously voted to adopt the share exchange agreement and recommended that Partners' shareholders approve the share exchange agreement. The board of directors first voted unanimously, without Mr. Lehman present, and following discussion in Mr. Lehman's absence, to approve the share exchange agreement, and then with the full board present, including Mr. Lehman, voted again unanimously to approve.

        In the afternoon of December 13, 2018, Delmar and Partners executed the share exchange agreement. Delmar and Partners issued a joint press release publicly announcing the transaction after the close of the financial markets on Thursday, December 13, 2018.

Partners' Reasons for the Share Exchange

        After extensive review and discussion, Partners' board of directors, at a meeting held on December 11, 2018, unanimously determined that share exchange agreement was advisable and in the best interest of Partners and its shareholders. Accordingly, the directors unanimously voted to adopt and recommended to Partners' shareholders for approval the share exchange agreement. The board of directors first voted to approve the share exchange agreement without director Lehman present, and then again with the full board present.

        On December 13, 2018, Partners and Delmar signed the definitive share exchange agreement and made a public announcement.

        In reaching the decision to approve and to recommend that its shareholders approve the share exchange agreement, Partners' board of directors consulted with senior management and Partners' legal counsel, Troutman Sanders, and its financial advisor, Sandler O'Neill, and considered a number of factors, including, without limitation, the following factors, which are not presented necessarily in order of priority:

  •
  the business strategy and strategic plan of Partners, the current and prospective environment in the financial services industry, including local and national economic conditions, competition and consolidation in the financial services industry, and the regulatory and compliance environment;

  •
  the ability of Partners' shareholders to benefit from the combined company's potential growth and stock appreciation, and the expectation that the combined company will have superior future earnings and prospects compared to Partners earnings and prospects on a stand-alone basis;

  •
  the expected cash dividend payments to be received by Partners' shareholders, as shareholders of Delmar following the share exchange, due to the quarterly cash dividend paid by Delmar, although Delmar has no obligation to pay dividends in any particular amount or at any particular time;

  •
  that the transaction was estimated, as of December 11, 2018 (i) to be 47.2% accretive to Partners' shareholders from an earnings per share basis in the first full year after completion, and (ii) to have a tangible book value earn-back period, for Partners' shareholders, of 1.75 years and 2.11 years, cross-over method and simple method, respectively;

  •
  the financial analysis delivered to Partners' board of directors by representatives of Sandler O'Neill as well as the opinion of Sandler O'Neill rendered to Partners' board of directors on December 11, 2018, with respect to the fairness, from a financial point of view, to holders of Partners common stock of the exchange ratio set forth in the share exchange agreement;

  •
  the expectation that Delmar will seek to have its stock traded on the Nasdaq Capital Market, which should increase liquidity compared to Partners' current quotation on the OTCQX;

  •
  the value of Delmar common stock and information concerning the financial performance and condition, business operations, capital levels, asset quality, loan portfolio composition, and prospects of Delmar, taking into account results of Partners' due diligence investigation of Delmar;

  •
  the agreement of Delmar to operate Partners as a wholly-owned subsidiary, retaining its separate charter, its name, its board of directors, and its management after completion of the share exchange, thereby preserving the goodwill of the local community and the loyalty of the customers of Partners;

  •
  the creation of a framework that could in the future be used to add additional, separately chartered, highly autonomous subsidiary banks within a multi-bank holding company environment, which is consistent with Partners' original strategic plan, and which demonstrates a commitment to the community bank model;

  •
  the composition of the Delmar board after completion of the share exchange, to include four directors from the current board of Partners (including Partners' board chair John A. Janney and President and Chief Executive Officer Lloyd B. Harrison), five directors from the current board of Delmar (including Delmar board chair Jeffrey F. Turner and President and Chief Executive Officer John W. Breda, and a legacy director from Liberty Bell Bank ("Liberty"), plus Kenneth R. Lehman, who is currently a director of both Partners and Delmar;

  •
  the composition of Delmar's management team (including as Chief Executive Officer Lloyd B. Harrison and as President and Chief Operating Officer John W. Breda);

  •
  the perceived compatibility of Partners' business, operations, and culture with those of Delmar;

  •
  the eventual anticipated benefits to Partners' current and future customers, including a wider array of deposit and lending products, easier access to larger loans through streamlined loan participations between Partners and its affiliate bank, Delmarva, enhanced online functionality and product delivery systems once Partners migrates to Delmar's information technology platform, which offers greater capabilities than Partners' legacy platform, and a greater number of physical locations over a wider geographic footprint;

  •
  the attractiveness of Delmar's existing market geography and the opportunity to infill between the existing footprints of Partners and Delmar;

  •
  the increasing importance of operational scale and financial resources in maintaining efficiency and remaining competitive and the opportunity to gain economies of scale by leveraging operating costs over a larger consolidated asset base;

  •
  the projected pro forma capital ratios of the consolidated entity;

  •
  the likelihood, and relative attractiveness, of plausible alternative strategic transactions and the ability, in certain circumstances, to consider competing acquisition proposals under the terms of the share exchange agreement;

  •
  the similar commitments of Partners and Delmar to their communities;

  •
  the terms of the share exchange agreement, including representations and warranties and covenants of the parties, the share exchange consideration, and the absence of burdensome contingencies in the share exchange agreement;

  •
  the termination fee, payable under certain circumstances, by Delmar to Partners;

  •
  the likelihood that the share exchange will be completed on a timely basis, including that the share exchange will receive all necessary regulatory approvals in a timely manner; and

  •
  the intention that the share exchange will constitute a "reorganization" under Section 368(a) of the Code and that, as a result, Partners' shareholders will not recognize gain or loss for federal tax purposes with respect to their receipt of the share exchange consideration.

        Partners' board of directors also considered risks and potential negative factors, but concluded that the anticipated benefits of combining with Delmar were likely to outweigh substantially these risk factors. These risks include, without limitation, the following factors, which are not presented necessarily in order of priority:

  •
  the risk that the share exchange may not be consummated;

  •
  the risk that the benefits and cost savings sought in the share exchange may not be realized;

  •
  the costs related to the share exchange;

  •
  the potential risk of diverting management attention and resources from the operation of Partners' business and toward the share exchange;

  •
  that certain of Partners' directors and executive officers have interests in the share exchange that are in addition to their interests generally as Partners' shareholders, which have the potential to influence such officers' views and actions in connection with the share exchange (see "—Interests of Directors and Executive Officers" for a discussion of these interests);

  •
  the restrictions on the conduct of Partners' business before completion of the share exchange, which are customary for similar agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent Partners from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operation of Partners absent the pending share exchange; and

  •
  the termination fee, payable under certain circumstances, by Partners to Delmar.

        The foregoing discussion of the information and factors considered by the board of directors of Partners is not intended to be exhaustive, but includes the material factors considered by the board of directors of Partners. In reaching its decision to approve the share exchange agreement, the share exchange and the other transactions contemplated by the share exchange agreement, the board of directors of Partners did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The board of directors of Partners considered all these factors as a whole, including discussions with, and questioning of Partners' management and Partners' independent financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.
        Partners shareholders should be aware that Partners' directors and executive officers have interests in the share exchange that are different from, or in addition to, those of other Partners shareholders. The board of directors of Partners was aware of and considered these interests, among other matters, in evaluating and negotiating the share exchange agreement, and in recommending that the share exchange proposal be approved by the shareholders of Partners. See "—Partners' Directors and Executive Officers Have Financial Interests in the Share Exchange."

        Mr. Lehman, a director of both Delmar and Partners, and the holder of in excess of 40% of Delmar's outstanding common stock and approximately 34.5% of the outstanding Partners common stock, did not participate in the initial consideration or approval of the share exchange at the December 11, 2018 special meeting for Partners. The board of directors first voted unanimously, without Mr. Lehman present and following discussion in Mr. Lehman's absence, to approve the share exchange agreement, and then with the full board present, including Mr. Lehman, voted again unanimously to approve.

        This summary of the reasoning of the board of directors of Partners and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading "Caution About Forward-Looking Statements."

Recommendation of the Partners Board of Directors

        The Partners board of directors has unanimously determined that the share exchange agreement and the share exchange is in the best interests of Partners and its shareholders. Accordingly, the Partners board of directors unanimously recommends that Partners shareholders vote "FOR" approval and adoption of the share exchange agreement, and "FOR" discretionary authority to adjourn or postpone the special meeting.

Certain Unaudited Prospective Financial Information

        Partners and Delmar do not, as a matter of course, publicly disclose forecasts or internal projections as to their respective future performance, earnings or other results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates, other than, from time to time, estimated ranges of certain expected financial results and operational metrics for the current year and certain future years in their respective regular earnings press releases and other investor materials.

        However, in connection with the share exchange, Partners' senior management and Delmar's senior management prepared or approved for use certain unaudited prospective financial information which was provided to and considered by Sandler O'Neill and FIG Partners for the purpose of performing financial analyses in connection with their respective fairness opinions, which is described in more detail in this proxy statement/prospectus under "—Opinion of Partners' Financial Advisor" and "—Opinion of Delmar's Financial Advisor. We refer to this information collectively as the "prospective financial information."

        The prospective financial information was not prepared for the purposes of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements or GAAP. A summary of certain significant elements of this information is set forth below, and is included in this proxy statement/prospectus solely for the purpose of providing Partners shareholders and Delmar shareholders access to certain nonpublic information made available to Partners' and Delmar's financial advisors for the purpose of performing financial analyses in connection with their respective fairness opinions.

        Although presented with numeric specificity, the prospective financial information reflects numerous estimates and assumptions made by Partners' senior management or Delmar's senior management, as applicable, at the time such prospective financial information was prepared or approved for use by the financial advisors and represent Partners senior management's or Delmar senior management's respective evaluation of Partners' expected future financial performance on a stand-alone basis, without reference to the share exchange, and Delmar senior management's evaluation of Delmar's expected future financial performance on a stand-alone basis, without reference to the share exchange. These and the other estimates and assumptions underlying the prospective financial information involve judgments with respect to, among other things, economic, competitive, regulatory and financial market conditions, and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which Partners and Delmar operate and the risks and uncertainties described under "Risk Factors," and "Cautionary Statement Regarding Forward-Looking Statements," all of which are difficult to predict and many of which are outside the control of Partners and Delmar and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions would prove to be accurate or that the projected results would be realized, and actual results could differ materially from those reflected in the prospective financial information, whether or not the share exchange is completed. Further, these assumptions do not include all potential actions that the senior management of Partners or Delmar could or might have taken during these time periods.

        The inclusion in this proxy statement/prospectus of the unaudited prospective financial information below should not be regarded as an indication that Partners, Delmar, or their respective boards of directors or financial advisors, considered, or now consider, this prospective financial information to be material information to any Partners shareholders or Delmar shareholders, as the case may be, particularly in light of the inherent risks and uncertainties associated with such prospective financial information. The prospective financial information is not fact and should not be relied upon as being necessarily indicative of actual future results. The prospective financial information also reflects numerous variables, expectations and assumptions available at the time it was prepared as to certain business decisions that are subject to change and do not take into account any circumstances or events occurring after the date they were prepared. No assurances can be given that if the prospective financial information and the underlying assumptions had been prepared as of the date of this proxy statement/prospectus, similar assumptions would be used. In addition, the prospective financial information may not reflect the manner in which Delmar would operate the combined company after the share exchange.

        Yount, Hyde & Barbour, P.C. (Partners' independent auditor) and TGM Group LLC (Delmar's independent registered public accounting firm) have not examined, compiled or otherwise performed any procedures with respect to the prospective financial information contained in these prospective financial information and, accordingly, Yount, Hyde & Barbour, P.C. and TGM Group LLC have not expressed any opinion or given any other form of assurance with respect thereto and they assume no responsibility for the prospective financial information. The reports of Yount, Hyde & Barbour, P.C. and TGM Group LLC included in this proxy statement/prospectus relate to the historical financial information of Partners and Delmar, respectively. Such reports do not extend to the prospective financial information and should not be read to do so. No independent auditor or independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the prospective financial information contained in these prospective financial information and, accordingly, no independent auditor or independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect thereto and no independent auditor or independent registered public accounting firm assumes any responsibility for the prospective financial information.

Partners Prospective Financial Information

        In connection with their respective financial analyses, Sandler O'Neill and FIG Partners used certain internal financial projections for Partners for the year ended December 31, 2018 and the years ending December 31, 2019 through December 31, 2022, as provided by the senior management of Partners. The following table presents the estimated net income and earnings per share based on the projections provided to Sandler O'Neill and FIG Partners by Partners' senior management.

Partners Internal Financial Projections (Unaudited)

	2018	2019	2020	2021	2022
Net Income (in thousands)	$2,843	$3,974	$5,193	$6,292	$7,644
Earnings per share	$0.71	$0.94	$1.15	$1.39	$1.69

Delmar Prospective Financial Information

        In connection with their respective financial analyses, Sandler O'Neill and FIG Partners also used certain internal financial projections for Delmar for the year ended December 31, 2018 and the years ending December 31, 2019 through December 31, 2022, as provided by the senior management of Delmar. The following table presents the estimated net income and earnings per share based on the projections provided to Sandler O'Neill and FIG Partners by Delmar's senior management.

Delmar Internal Financial Projections (Unaudited)

	2018	2019	2020	2021	2022
Net Income (in thousands)	$6,044	$8,226	$8,845	$9,505	$10,203
Earnings per share	$0.61	$0.82	$0.89	$0.95	$1.02

General

        Each company's prospective financial information was prepared separately using, in some cases, different assumptions, and the different estimates are not intended to be added together. Adding the prospective financial information together for the two companies is not intended to represent the results the combined company will achieve if the share exchange is completed and is not intended to represent forecasted financial information for the combined company if the share exchange is completed.

        By including in this proxy statement/prospectus a summary of the prospective financial information, neither Partners, Delmar, nor any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of Partner or Delmar compared to the information contained in the prospective financial information. Neither Partners, Delmar, nor, after completion of the share exchange, the combined company, undertakes any obligation to update or otherwise revise the prospective financial information or financial information to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

        The prospective financial information summarized in this section is not being included in this proxy statement/prospectus in order to induce any Partners shareholder to vote in favor of the share exchange proposal or any of the other proposals to be voted on at the Partners special meeting.

Opinion of Partners' Financial Advisor

        Partners retained Sandler O'Neill to act as financial advisor to Partners' board of directors in connection with Partners' consideration of a possible business combination. Partners selected Sandler O'Neill as its financial advisor because Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

        Sandler O'Neill acted as financial advisor to Partners in connection with the proposed share exchange transaction and participated in certain of the negotiations leading to the execution of the share exchange agreement. At the December 11, 2018 meeting at which Partners' board of directors considered the share exchange and the share exchange agreement, Sandler O'Neill delivered to the board its oral opinion, which was subsequently confirmed in writing on December 11, 2018, to the effect that, as of such date, the exchange ratio was fair to the holders of Partners common stock from a financial point of view. The full text of Sandler O'Neill's opinion is attached as Annex B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Partners common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed share exchange.

        Sandler O'Neill's opinion was directed to the board of directors of Partners in connection with its consideration of the share exchange agreement and the share exchange transaction and does not constitute a recommendation to any shareholder of Partners as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the share exchange agreement and the share exchange transaction. Sandler O'Neill's opinion was directed only to the fairness, from a financial point of view, of the exchange ratio to the holders of Partners common stock and did not address the underlying business decision of Partners to engage in the share exchange, the form or structure of the share exchange transaction or any other transactions contemplated in the share exchange agreement, the relative merits of the share exchange as compared to any other alternative transactions or business strategies that might exist for Partners or the effect of any other transaction in which Partners might engage. Sandler O'Neill also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the share exchange by any officer, director or employee of Partners or Delmar, or any class of such persons, if any, relative to the compensation to be received in the share exchange transaction by any other shareholder. Sandler O'Neill's opinion was approved by Sandler O'Neill's fairness opinion committee.

        In connection with its opinion, Sandler O'Neill reviewed and considered, among other things:

  •
  a draft of the share exchange agreement, dated December 7, 2018, which draft included the final exchange ratio of 1.7179;

  •
  certain publicly available financial statements and other historical financial information of Partners that Sandler O'Neill deemed relevant;

  •
  certain publicly available financial statements and other historical financial information of Delmar and its banking subsidiary, The Bank of Delmarva, that Sandler O'Neill deemed relevant;

  •
  certain internal financial projections for Partners for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of Partners;

  •
  certain internal financial projections for Delmar for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of Delmar;

  •
  the relative contributions of assets, liabilities, equity and earnings of Partners and Delmar to the combined entity;

  •
  the pro forma financial impact of the share exchange on Delmar based on certain assumptions relating to purchase accounting adjustments, as provided by the senior management of Delmar, as well as assumptions relating to cost savings and transaction expenses, as confirmed with the senior managements of Partners and Delmar;

  •
  the publicly reported historical price and trading activity for Partners common stock and Delmar common stock, including a comparison of certain stock market information for Partners common stock and Delmar common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded;

  •
  a comparison of certain financial information for Partners and Delmar with similar financial institutions for which information is publicly available;

  •
  the financial and non-financial terms of certain recent business combinations in the banking industry (on a nationwide basis), to the extent publicly available;

  •
  the current market environment generally and the banking environment in particular; and

  •
  such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O'Neill considered relevant.

        Sandler O'Neill also discussed with certain members of the senior management of Partners and its representatives the business, financial condition, results of operations and prospects of Partners and held similar discussions with certain members of the management of Delmar and its representatives regarding the business, financial condition, results of operations and prospects of Delmar.

        In performing its review, Sandler O'Neill relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Sandler O'Neill from public sources, that was provided to Sandler O'Neill by Partners or Delmar or their respective representatives, or that was otherwise reviewed by Sandler O'Neill, and Sandler O'Neill assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Sandler O'Neill relied on the assurances of the respective managements of Partners and Delmar that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Sandler O'Neill was not asked to and did not undertaken an independent verification of any of such information and Sandler O'Neill did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O'Neill did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Partners or Delmar or any of their respective subsidiaries, nor was Sandler O'Neill furnished with any such evaluations or appraisals. Sandler O'Neill rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of Partners or Delmar. Sandler O'Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Partners or Delmar, or of the combined entity after the share exchange, and Sandler O'Neill did not review any individual credit files relating to Partners or Delmar. Sandler O'Neill assumed, with Partners' consent, that the respective allowances for loan losses for both Partners and Delmar were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

        In preparing its analyses, Sandler O'Neill used certain internal financial projections for Partners for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of Partners. In addition, Sandler O'Neill used certain internal financial projections for Delmar for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of Delmar. Sandler O'Neill also received and used in its pro forma analyses certain assumptions relating to purchase accounting adjustments, as provided by the senior management of Delmar, as well as assumptions relating to cost savings and transaction expenses, as confirmed with the senior managements of Partners and Delmar. With respect to the foregoing information, the respective senior managements of Partners and Delmar confirmed to Sandler O'Neill that such information reflected the best currently available projections, estimates and judgments of those respective managements as to the future financial performance of Partners and Delmar, respectively, and the other matters covered thereby, and Sandler O'Neill assumed that the future financial performance reflected in such information would be achieved. Sandler O'Neill expressed no opinion as to such information, or the assumptions on which such information was based. Sandler O'Neill also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of Partners or Delmar since the date of the most recent financial statements made available to Sandler O'Neill. Sandler O'Neill assumed in all respects material to its analysis that Partners and Delmar would remain as going concerns for all periods relevant to its analysis.

        Sandler O'Neill also assumed, with Partners' consent, that (i) each of the parties to the share exchange agreement would comply in all material respects with all material terms and conditions of the share exchange agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the share exchange, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Partners, Delmar, the share exchange or any related transactions, and (iii) the share exchange and any related transactions would be consummated in accordance with the terms of the share exchange agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with Partners' consent, Sandler O'Neill relied upon the advice that Partners received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the share exchange and the other transactions contemplated by the share exchange agreement. Sandler O'Neill expressed no opinion as to any such matters.

        Sander O'Neill's opinion was necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Sandler O'Neill as of, the date thereof. Events occurring after the date thereof could materially affect Sandler O'Neill's opinion. Sandler O'Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Sandler O'Neill expressed no opinion as to the trading value of Partners common stock or Delmar common stock at any time or what the value of Delmar common stock would be once it is actually received by the holders of Partners common stock.

        In rendering its opinion, Sandler O'Neill performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Sandler O'Neill's opinion or the presentation made by Sandler O'Neill to Partners' board of directors, but is a summary of the material analyses performed and presented by Sandler O'Neill. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to Partners or Delmar and no transaction is identical to the share exchange. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of Partners and Delmar and the companies to which they were compared. In arriving at its opinion, Sandler O'Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O'Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O'Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Sandler O'Neill made its determination as to the fairness of the exchange ratio to the holders of Partners common stock on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

        In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Partners, Delmar, and Sandler O'Neill. The analyses performed by Sandler O'Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to Partners' board of directors at its December 11, 2018 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill's analyses do not necessarily reflect the value of Partners common stock or Delmar common stock or the prices at which Partners or Delmar common stock may be sold at any time. The analyses of Sandler O'Neill and its opinion were among a number of factors taken into consideration by Partners' board of directors in making its determination to approve the share exchange agreement and the analyses described below should not be viewed as determinative of the decision of Partners' board of directors with respect to the fairness of the share exchange.

        Summary of Proposed Transaction Consideration and Implied Transaction Metrics.    Sandler O'Neill reviewed the financial terms of the proposed share exchange transaction. Sandler O'Neill calculated an implied purchase price per share of $13.40, or an aggregate implied transaction value of approximately $53.4 million, consisting of the implied value of 1.7179 shares of Delmar common stock based on the closing price of Delmar common stock on December 10, 2018. Based upon financial information for

Partners as of or for the most recent available completed quarter ("MRQ") ended September 30, 2018 and the closing price of Partners common stock on December 10, 2018, Sandler O'Neill calculated the following implied transaction metrics:

Purchase Price Per Share / Annualized YTD EPS	21.2x
Purchase Price Per Share / Estimated 2019 Earnings(1)	13.9x
Purchase Price Per Share / September 30, 2018 Book Value Per Share	133%
Purchase Price Per Share / September 30, 2018 Tangible Book Value Per Share	133%
Tangible Book Premium / Core Deposits(2) ("Core Deposit Premium")	6.5%
Tangible Book Premium / Core Deposits(3) ("Core Deposit Premium")	4.8%
Market Premium as of December 10, 2018	0.4%

(1)
Estimated earnings as provided by and confirmed with Partners management; includes exercise of Partners warrants outstanding on July 1, 2019 at $9.95 per share (0.9x Q2 2019 tangible book value per share)

(2)
Core deposits defined as total deposits less time deposits with balances greater than $100,000

(3)
Core deposits defined as total deposits less time deposits with balances greater than $250,000

        Contribution Analysis.    Sandler O'Neill reviewed the relative contribution of market capitalization and various balance sheet and income statement items to be made by Partners and Delmar to the combined entity, based on closing stock prices for Partners and Delmar common stock on December 10, 2018, financial information for Partners and Delmar as of September 30, 2018 and earnings per share estimates for Partners and Delmar for the years ending December 31, 2018 and December 31, 2019, as provided by Partners and Delmar management, respectively. This analysis did not include mark-to-market and other transaction-related adjustments. The results of this analysis are set forth in the following table, which also compares the results of this analysis with the implied pro forma ownership percentages of Partners and Delmar shareholders in the combined company based on the 1.7179x exchange ratio provided for in the share exchange agreement:

$ value in thousands	Partners		Delmar
	$	%	$	%
Assets:
Cash & Securities	$84,151	48%	$92,125	52%
Gross Loans	$325,142	34%	$622,527	66%
Total Assets	$420,060	36%	$737,924	64%
Liabilities:
Noninterest-Bearing Deposits	$55,896	23%	$187,622	77%
Total Core Deposits(1)	$212,097	29%	$509,823	71%
Total Deposits	$344,515	36%	$622,043	64%
Total Liabilities	$378,498	36%	$673,757	64%
Shareholders' Equity:
Total Common Equity	$40,971	39%	$64,168	61%
Shareholders' Equity	$41,562	39%	$64,168	61%
Tangible Common Equity	$40,971	42%	$57,075	58%
Adjusted Tangible Common Equity—Warrants(2)	$46,307	45%	$57,075	55%
Earnings(3):
2018 Estimated Net Income	$2,843	29%	$7,094	71%
2019 Estimated Net Income	$3,974	33%	$8,226	67%
Market Valuation:
Market Capitalization	$53,362	41%	$77,811	59%
Proposed Pro Forma Ownership (%)		43%		57%

(1)
Core deposits defined as total deposits less time deposits with balances greater than $100,000

(2)
Adjusted tangible common equity assumes exercise of 450,000 warrants outstanding at $12.75

(3)
Estimated net income as per management-provided assumptions; Partners projected net income assumes 450,000 Partners warrants outstanding are exercised July 1, 2019 at $9.95 per share

(4)
Delmar 2018 Estimated Net Income excludes $1.4 million of expenses related to Liberty acquisition (acquisition was completed March 1, 2018), assuming 25% effective tax rate

(5)
Includes the exercise of Partners' outstanding warrants

        Stock Trading History.    Sandler O'Neill reviewed the publicly available historical reported trading prices of Partners common stock and Delmar common stock for the one-year period ended September 28, 2018. Sandler O'Neill then compared the relationship between the movements in the price of Partners common stock and Delmar common stock, respectively, to movements in their respective peer groups (as described below) as well as certain stock indices.

 Partners' One-Year Stock Performance

	Beginning Value December 10, 2017	Ending Value December 10, 2018
Partners	100%	101.9%
Partners Peer Group	100%	94.9%
S&P 500 Index	100%	99.5%
Nasdaq Bank Index	100%	87.3%

Delmar's One-Year Stock Performance

	Beginning Value December 10, 2017	Ending Value December 10, 2018
Delmar	100%	109.1%
Delmar Peer Group	100%	101.8%
S&P 500 Index	100%	99.5%
Nasdaq Bank Index	100%	87.3%

        Comparable Company Analyses.    Sandler O'Neill used publicly available information to compare selected financial information for Partners with a group of financial institutions selected by Sandler O'Neill. The Partners peer group included United States-based banks and thrifts headquartered in Maryland, Virginia or Washington, D.C. whose securities were publicly traded and with assets between $300 million and $700 million and NPAs / Assets less than 1.00%, but excluded targets of announced merger transactions and Community Heritage Financial, Inc. due to unavailable market data (the "Partners Peer Group"). The Partners Peer Group consisted of the following companies:

Bank of the James Financial Group, Inc.	National Capital Bank of Washington
Virginia National Bankshares Corporation	Frederick County Bancorp, Inc.
Benchmark Bankshares, Inc.	Farmers and Merchants Bancshares, Inc.
Pinnacle Bankshares Corporation	Glen Burnie Bancorp

        The analysis compared publicly available financial information for Partners with corresponding data for the Partners Peer Group as of or for year-to-date ended September 30, 2018 with pricing data as of December 10, 2018. The table below sets forth the data for Partners and the median, mean, low and high data for the Partners Peer Group. Certain financial data prepared by Sandler O'Neill, as referenced in the table presented below, may not correspond to the data presented in Partners' historical financial statements, as a result of the different periods, assumptions and methods used by Sander O'Neill to compute the financial data presented.

 Partners Comparable Company Analysis

	Partners	Partners Peer Group Median	Partners Peer Group Mean	Partners Peer Group Low	Partners Peer Group High
Total assets ($mm)	420	461	510	411	668
Loans / Deposits (%)	93.7	89.9	91.3	83.6	98.4
Non-performing assets(1) / Total assets (%)	0.01	0.68	0.62	0.13	0.98
Tangible common equity/Tangible assets (%)	9.75	8.92	9.39	7.95	11.34
Tier 1 Leverage Ratio (%)	10.38	9.98	9.90	8.08	11.41
Total RBC Ratio (%)	14.34	12.83	13.68	11.84	16.87
CRE / Total RBC Ratio (%)	236.6	215.6	215.9	76.2	459.4
YTD Return on average assets (%)	0.62	0.80	0.91	0.43	1.43
YTD Return on average equity (%)	6.28	9.46	9.41	4.97	13.35
YTD Net interest margin (%)	3.41	3.75	3.78	3.25	4.70
YTD Efficiency ratio (%)	76.0	73.4	71.1	55.9	84.1
Price/Tangible book value (%)	130	127	126	96	148
Price/Annualized YTD Earnings per share (x)	20.9	11.8	14.7	10.9	25.4
Current Dividend Yield (%)	—	2.1	2.2	0.9	3.5
Market value ($mm)	53	56	62	32	105

(1)
Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned

  Note: Prior period or bank level data used where GAAP data unavailable

        Sandler O'Neill used publicly available information to perform a similar analysis for Delmar by comparing selected financial information for Delmar with a group of financial institutions selected by Sandler O'Neill. The Delmar peer group included Mid-Atlantic headquartered banks and thrifts whose securities were publicly traded on major United States exchanges and with assets between $500 million and $1.0 billion, YTD ROAA greater than 0.25% and NPAs excluding TDRs / Assets between 0.5% and 2.0%, but excluded targets of announced merger transactions (the "Delmar Peer Group"). The Delmar Peer Group consisted of the following companies:

FNB Bancorp, Inc.	Harleysville Financial Corporation
Pathfinder Bancorp, Inc.	Dimeco, Inc.
Bancorp of New Jersey, Inc.	Jonestown Bank and Trust Co.
Severn Bancorp, Inc.	Elmira Savings Bank
Emclaire Financial Corp	Steuben Trust Corporation

        The analysis compared publicly available financial information for Delmar with corresponding data for the Delmar Peer Group as of or for the year-to-date ended September 30, 2018 with pricing data as of December 10, 2018. The table below sets forth the data for Delmar and the median, mean, low and high data for the Delmar Peer Group. Certain financial data prepared by Sandler O'Neill, as referenced in the table presented below, may not correspond to the data presented in Delmar's historical financial statements, as a result of the different periods, assumptions and methods used by Sander O'Neill to compute the financial data presented.

 Delmar Comparable Company Analysis

	Delmar	Delmar Peer Group Median	Delmar Peer Group Mean	Delmar Peer Group Low	Delmar Peer Group High
Total assets ($mm)	738	771	757	560	943
Loans / Deposits (%)	100.1	97.3	88.9	43.3	106.5
Non-performing assets(1) / Total assets (%)	1.72	0.75	0.89	0.54	1.54
Tangible common equity/Tangible assets (%)	7.81	9.16	8.83	6.39	11.40
Tier 1 Leverage Ratio (%)	8.46	9.20	9.87	7.90	13.55
Total RBC Ratio (%)	11.44	13.67	15.08	12.14	21.77
CRE / Total RBC Ratio (%)	340.6	152.9	190.4	71.2	524.9
YTD Return on average assets (%)	0.74	0.90	0.87	0.44	1.23
YTD Return on average equity (%)	8.93	9.56	9.36	6.12	12.57
YTD Net interest margin (%)	3.89	3.37	3.39	2.91	4.17
YTD Efficiency ratio (%)	63.8	67.2	67.7	58.9	78.6
Price/Tangible book value (%)	136	130	128	110	151
Price/Annualized YTD Earnings per share (x)	14.4	13.4	13.2	9.7	16.3
Current Dividend Yield (%)	1.3	2.8	2.6	0.0	4.7
Market value ($mm)	78	86	84	58	108

(1)
Nonperforming assets include nonaccrual loans and leases and foreclosed or repossessed assets; excludes TDRs

  Note: Prior period or bank level data used where GAAP data unavailable

        Analysis of Precedent Transactions.    Sandler O'Neill reviewed a group of nationwide merger and acquisition transactions consisting of bank and thrift merger of equals, as defined by S&P Global Market Intelligence, announced between January 1, 2016 and December 10, 2018 with target company assets greater than $1 billion and a disclosed deal value (the "Precedent Nationwide MOE M&A Transactions").

        The Precedent Nationwide MOE M&A Transactions group was composed of the following transactions:

Acquiror	Target
Bank of McKenney	CCB Bankshares Inc.
Riverview Financial Corp.	CBT Financial Corp.
Little Bank Inc.	Union Banc Corp.
Bay Banks of Virginia Inc.	Virginia BanCorp Inc.
Standard Financial Corp	Allegheny Valley Bancorp Inc.
Commencement Bank	Thurston First Bank
Coastal Carolina Bancshares Inc.	VistaBank
County Bank Corp	Capac Bancorp Inc.

        Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O'Neill reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to tangible book value per share, core deposit premium, and 1-day market premium. Sandler O'Neill compared the indicated transaction metrics for the share exchange to the median, mean, low and high metrics of the Precedent Nationwide MOE M&A Transactions.

	Precedent Nationwide MOE M&A Transactions
	Delmar/ Partners	Median	Mean	Low	High
Transaction Price / LTM Earnings Per Share (x)	21.2x	15.2	15.2	4.4	24.6
Transaction Price / Tangible Book Value Per Share (%)	133	100	106	87	129
Tangible Book Value Premium to Core Deposits (%)	6.5	3.2	2.6	0.2	3.7
1-Day Market Premium (%)	0.4	16.2	15.4	0.8	28.4

        Net Present Value Analyses.    Sandler O'Neill performed an analysis that estimated the net present value per share of Partners common stock, assuming internal earnings per share projections for the years ending December 31, 2018 through December 31, 2022, as provided by Partners senior management. To approximate the terminal value of a share of Partners common stock at December 31, 2022, Sandler O'Neill applied price to 2022 earnings multiples ranging from 10.5x to 18.0x and multiples of December 31, 2022 tangible book value ranging from 100% to 150%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 15.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Partners common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Partners common stock of $9.78 to $21.06 when applying multiples of earnings and $8.63 to $16.26 when applying multiples of tangible book value.

	Imputed Present Values Per Share Based on Earnings Multiples
Discount Rate	10.5x	12.0x	13.5x	15.0x	16.5x	18.0x
9.00%	$12.29	$14.04	$15.80	$17.55	$19.31	$21.06
10.00%	$11.82	$13.51	$15.20	$16.88	$18.57	$20.26
11.00%	$11.37	$13.00	$14.62	$16.25	$17.87	$19.50
12.68%	$10.67	$12.19	$13.72	$15.24	$16.77	$18.29
13.00%	$10.54	$12.05	$13.55	$15.06	$16.56	$18.07
14.00%	$10.15	$11.60	$13.05	$14.51	$15.96	$17.41
15.00%	$9.78	$11.18	$12.58	$13.98	$15.37	$16.77

	Imputed Present Values Per Share Based on Tangible Book Multiples
Discount Rate	100%	110%	120%	130%	140%	150%
9.00%	$10.84	$11.93	$13.01	$14.10	$15.18	$16.26
10.00%	$10.43	$11.47	$12.52	$13.56	$14.60	$15.64
11.00%	$10.04	$11.04	$12.04	$13.05	$14.05	$15.05
12.68%	$9.42	$10.36	$11.30	$12.24	$13.18	$14.12
13.00%	$9.30	$10.23	$11.16	$12.09	$13.02	$13.95
14.00%	$8.96	$9.86	$10.75	$11.65	$12.55	$13.44
15.00%	$8.63	$9.50	$10.36	$11.22	$12.09	$12.95

        Sandler O'Neill also considered and discussed with the Partners board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Sandler O'Neill performed a similar analysis, assuming Partners' earnings varied from 15% above projections to 15% below projections. This analysis resulted in the following range of per share values for Partners common stock, applying the price to 2022 earnings multiples range of 10.5x to 18.0x referred to above and a discount rate of 12.68%.

Annual Estimate Variance	10.5x	12.0x	13.5x	15.0x	16.5x	18.0x
(15.0)%	$9.07	$10.36	$11.66	$12.96	$14.25	$15.55
(10.0)%	$9.60	$10.97	$12.35	$13.72	$15.09	$16.46
(5.0)%	$10.14	$11.58	$13.03	$14.48	$15.93	$17.38
0.0%	$10.67	$12.19	$13.72	$15.24	$16.77	$18.29
5.0%	$11.20	$12.80	$14.40	$16.00	$17.60	$19.20
10.0%	$11.74	$13.41	$15.09	$16.77	$18.44	$20.12
15.0%	$12.27	$14.02	$15.78	$17.53	$19.28	$21.03

        Sandler O'Neill also performed an analysis that estimated the net present value per share of Delmar common stock, assuming internal earnings per share projections for the years ending December 31, 2018 through December 31, 2022, as provided by Delmar senior management. To approximate the terminal value of a share of Delmar common stock at December 31, 2022, Sandler O'Neill applied price to 2022 earnings multiples ranging from 9.5x to 17.0x and multiples of December 31, 2022 tangible book value ranging from 110% to 160%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 15.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Delmar common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Delmar common stock of $5.66 to $12.40 when applying multiples of earnings and $5.93 to $10.63 when applying multiples of tangible book value.

	Imputed Present Values Per Share Based on Earnings Multiples
Discount Rate	9.5x	11.0x	12.5x	14.0x	15.5x	17.0x
9.00%	$7.08	$8.14	$9.21	$10.27	$11.33	$12.40
10.00%	$6.81	$7.84	$8.86	$9.88	$10.91	$11.93
11.00%	$6.56	$7.55	$8.53	$9.52	$10.50	$11.49
12.68%	$6.17	$7.09	$8.01	$8.94	$9.86	$10.78
13.00%	$6.09	$7.01	$7.92	$8.83	$9.74	$10.66
14.00%	$5.87	$6.75	$7.63	$8.51	$9.39	$10.27
15.00%	$5.66	$6.51	$7.36	$8.21	$9.05	$9.90

	Imputed Present Values Per Share Based on Tangible Book Multiples
Discount Rate	110%	120%	130%	140%	150%	160%
9.00%	$7.42	$8.06	$8.70	$9.34	$9.99	$10.63
10.00%	$7.14	$7.76	$8.38	$8.99	$9.61	$10.23
11.00%	$6.87	$7.47	$8.06	$8.66	$9.25	$9.85
12.68%	$6.46	$7.02	$7.57	$8.13	$8.69	$9.25
13.00%	$6.38	$6.93	$7.49	$8.04	$8.59	$9.14
14.00%	$6.15	$6.68	$7.21	$7.75	$8.28	$8.81
15.00%	$5.93	$6.44	$6.96	$7.47	$7.98	$8.49

        Sandler O'Neill also considered and discussed with the Partners board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Sandler O'Neill performed a similar analysis assuming Delmar's earnings varied from 15% above projections to 15% below projections. This analysis resulted in the following range of per share values for Delmar common stock, applying the price to 2022 earnings multiples range of 9.5x to 17.0x referred to above and a discount rate of 12.68%.

Annual Estimate Variance	9.5x	11.0x	12.5x	14.0x	15.5x	17.0x
(15.0)%	$5.29	$6.07	$6.86	$7.64	$8.43	$9.21
(10.0)%	$5.58	$6.41	$7.24	$8.07	$8.91	$9.74
(5.0)%	$5.87	$6.75	$7.63	$8.51	$9.38	$10.26
0.0%	$6.17	$7.09	$8.01	$8.94	$9.86	$10.78
5.0%	$6.46	$7.43	$8.40	$9.37	$10.34	$11.31
10.0%	$6.75	$7.77	$8.78	$9.80	$10.81	$11.83
15.0%	$7.04	$8.10	$9.17	$10.23	$11.29	$12.35

        Sandler O'Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

        Pro Forma Transaction Analysis.    Sandler O'Neill analyzed certain potential pro forma effects of the share exchange, assuming the share exchange closes at the end of the second calendar quarter of 2019. Sandler O'Neill utilized the following information and assumptions: (a) earnings per share estimates for Partners for the years ending December 31, 2018 through December 31, 2022, as provided by and confirmed with senior management of Partners; (b) earnings per share estimates for Delmar for the years ending December 31, 2018 through December 31, 2022, as provided by and confirmed with senior management of Delmar; and (c) certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as provided by and confirmed with Partners and Delmar senior management. The analysis indicated that the share exchange could be accretive to Delmar's estimated earnings per share (excluding one-time transaction costs and expenses) in the years ending December 31, 2020 through December 31, 2022 and dilutive to Delmar's estimated tangible book value per share at close and at December 31, 2019, December 31, 2020, and December 31, 2021, but accretive in the year ending December 31, 2022.

        In connection with this analysis, Sandler O'Neill considered and discussed with the Partners board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the share exchange, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

        Sandler O'Neill's Relationship.    Sandler O'Neill is acting as Partners' financial advisor in connection with the share exchange and will receive a fee for such services in an amount equal to 1.00% of the aggregate purchase price, which fee is contingent upon the closing of the share exchange. At the time of announcement of the share exchange Sandler O'Neill's fee was approximately $551,000. Sandler O'Neill also received a $150,000 fee from Partners upon rendering its opinion, which opinion fee will be credited in full towards the transaction fee becoming payable to Sandler O'Neill upon closing of the transaction. Partners has also agreed to indemnify Sandler O'Neill against certain claims and liabilities arising out of Sandler O'Neill's engagement and to reimburse Sandler O'Neill for certain of its out-of-pocket expenses incurred in connection with Sandler O'Neill's engagement up to $20,000.

        In the two years preceding the date of Sandler O'Neill's opinion Sandler O'Neill provided certain other investment banking services to Partners. Most recently, Sandler O'Neill acted as financial advisor to Partners in connection with Partners' offer and sale of common stock, which transaction closed in

December 2016. Sandler O'Neill did not provide any investment banking services to Delmar in the two years preceding the date of its opinion. In the ordinary course of Sandler O'Neill's business as a broker-dealer, Sandler O'Neill may purchase securities from and sell securities to Partners, Delmar and their respective affiliates. Sandler O'Neill may also actively trade the equity and debt securities of Partners, Delmar and their respective affiliates for Sandler O'Neill's account and for the accounts of Sandler O'Neill's customers.

  Delmar's Reasons for the Share Exchange

        Delmar's board of directors considered the terms of the share exchange agreement, the long-term and short-term strategic and economic benefits of the proposed share exchange, the short and long-term pro forma financial impact and the potential effects on the outstanding common stock of the combined company which would be held by the present holders of Delmar and Partners common stock, and determined that it is advisable and in the best interests of Delmar for Delmar and Delmarva to enter into the share exchange agreement with Partners. The principal participants for Delmar in developing the proposal to effect a transaction between Delmar and Partners were Mr. Breda and Mr. Turner, who engaged in discussions and meetings with their counterparts at Partners, Mr. Harrison and Mr. Janney. Mr. Lehman did not participate on behalf of Delmar in any of the meetings or conversations with Mr. Harrison and Mr. Janney during which the desirability or viability of a transaction between the two companies was discussed, or during which the potential terms of a transaction involving the two companies was discussed. Mr. Lehman did not direct or request that Delmar enter into discussions with Partners. During the consideration of the transaction, Delmar's Board of Directors recognized the potential for, or the perception of the potential for, the exercise of undue influence by Mr. Lehman as a result of his ownership position. While Mr. Lehman was invited to participate in discussions of the proposed transaction, the Delmar Board also engaged in discussions of the proposed transaction in his absence, and he left the meeting for votes, or abstained from participation in votes, on the transaction. The Board of Directors specifically discussed with counsel, in Mr. Lehman's absence, whether any director believed that the Board of Directors was being pressured to approve the transaction as a result of Mr. Lehman's level of ownership. No director expressed any concern in that regard. The board of directors unanimously approved the share exchange agreement in three votes, one vote excluding Mr. Lehman and Mr. Breda, one vote excluding only Mr. Lehman and one vote of the full board of directors.

        In the course of making its decision to approve the transaction with Partners, Delmar's board of directors evaluated the transaction in consultation with Delmar's executive management and Delmar's financial and legal advisors. Delmar's board of directors considered, among other things, the following factors:

  •
  Delmar's board of directors reviewed its own strategic opportunities, business, operations, financial condition, earnings, and prospects and also reviewed Partners' business, operations, financial condition, earnings, assets, and prospects, including geographic positions, and after concluding its review, Delmar concluded that the share exchange would enhance its competitive strategic position, potential prospective business opportunities, operations, management, prospective financial condition, future earnings and business prospects. Specifically, Delmar believes that the share exchange will enhance its business opportunities by enabling it to enter the demographically and economically attractive Northern Virginia market and thereby have greater access to the Washington D.C. metropolitan area, and to expand upon Partners' business in that market;

  •
  the market diversity and enhanced products and services in Partners' market should lead to prospects of enhancing customer relationships, lower operating costs, increased earnings, and enhanced profitability from better and more diversified sources and higher yielding products in target's market, which should enhance overall performance and profitability. The board of directors of Delmar viewed these items as favorable factors, supporting the decision to proceed with the share exchange;

  •
  the opportunity to adopt a multi-bank model, which allows Partners to maintain its character, while being able to grow by affiliating with Delmar, thereby having greater access to more sophisticated technology and products, capital and support, and allow Delmar to seek affiliations with additional institutions where such affiliations could enhance earnings, growth and shareholder value;

  •
  the similarity of the customer bases of Partners and Delmar for efficiency of integration, continuity of current marketing strategies through the extension of the banking franchise into nearby markets were seen as favorable;

  •
  its understanding of the current and prospective environment in which Delmar and Partners operate, including regional and local economic conditions, the competitive environment for financial institutions generally, and continuing prospects for share exchanges in the financial services industry, and the likely effect of these factors on Delmar and Partners, in light of, and in absence of, the proposed business combination;

  •
  the board's review with its legal and financial advisors of the structure of the share exchange, the financial and other terms of the share exchange and related documents including the board's assessment of share exchange consideration and the impact thereof on the combined company;

  •
  the acquisition is expected to lead to earnings per share, or EPS, accretion of greater than 10% in 2020 based on projected core earnings of both Delmar and Partners, which is above Delmar's expected ordinary EPS growth rate;

  •
  the fact that as of December 11, 2018 the share exchange was expected to result in modest dilution of Delmar's tangible book value of approximately 5.1%, which was expected to be recovered in less than three years based on financial data as of September, 2018;

  •
  the combination could result in potential annualized cost savings of approximately 21% of Partners' projected 2019 operating expenses, as well as the potential for incremental revenue opportunities enabling a potential material increase in long-term future earnings accretion, improving long-term investor value, and creating a stronger franchise—the potential cost savings are expected to be derived from the reconfiguration of duplicate internal operations and administrative functions;

  •
  the review by the Delmar board of directors of the structure and terms of the share exchange, including the share exchange consideration and the expectation that the share exchange would qualify as a type of transaction that is generally tax-free to shareholders for United States federal income tax purposes—the board of directors of Delmar reviewed the tax-free treatment for federal income tax purposes as favorable because the board believes that it would provide the shareholders of Partners with more value than a taxable transaction on similar terms;

  •
  the division of ownership between existing shareholders of Delmar and former shareholders of Partners that would result from effectuation of the share exchange, including the fact that Mr. Lehman would continue to own approximately 41% of the outstanding shares of the combined company, after exercise of the Series B Warrant;

  •
  the fact that certain provisions of the share exchange agreement prohibit or limit Partners from soliciting or responding to proposals for alternative transactions, Partners' obligation to pay a termination fee if the share exchange agreement is terminated due to Partners accepting another offer, and Partners' obligation to pay damages in the event that the share exchange agreement is terminated due to Partners' breach;

  •
  the share exchange aligns with Delmar's acquisition strategy of prudent and selective growth into markets with strong demographics and with companies and managements with similar philosophies, culture and business models;

  •
  the fact that, pursuant to the share exchange agreement, Partners must generally conduct its business in the ordinary course and Partners is subject to a variety of other restrictions on the conduct of its business prior to the completion of the share exchange or termination of the share exchange agreement;

  •
  the financial information and analyses presented by FIG Partners LLC to the board of directors, and the presentation and opinion of FIG Partners LLC to the effect that, as of the date of such opinion, based upon and subject to the factors and assumptions set forth in such opinion, the share exchange consideration in the proposed share exchange was fair to the shareholders of Delmar from a financial point of view;

  •
  the likelihood that the regulatory approvals necessary to complete the share exchange would be obtained; and

  •
  the share exchange is not expected to result in any branch closures by either Delmarva or Partners because the market areas are tangential and not overlapping.

        The board of directors of Delmar also considered the fact that the share exchange would result in Delmar having banking subsidiaries with an aggregate of $1.2 billion in assets, total deposits of $966.5 million, and loans of $938.0 million, based on September 30, 2018 information.

        Delmar's board of directors also considered risks and potential negative factors, but concluded that the anticipated benefits of the share exchange were likely to outweigh substantially these risk factors. These risks include, without limitation, the following factors, which are not presented necessarily in order of priority:

  •
  the fact that Delmar shares to be issued to holders of Partners stock to complete the share exchange will result in ownership dilution to existing Delmar shareholders;

  •
  the addition of four current members of Partners' board to the Delmar board following consummation of the share exchange in addition to Mr. Lehman, who will continue to be a director of Delmar and Delmarva;

  •
  the potential challenges associated with obtaining regulatory approvals required to complete the transaction in a timely manner;

  •
  the risk that integration of Delmar and Partners will not occur as desired and the potential impact of integration if not successful on the expected benefits of the share exchange;

  •
  the risk that potential benefits (strategic, operational, financial) cost benefits and other synergies sought in the share exchange may not be realized or may not be realized within the expected time period and the risks associated with the integration of Delmar and Partners;

  •
  the fact that certain provisions of the share exchange agreement prohibit or limit Delmar from soliciting or responding to proposals for alternative transactions; Delmar's obligation to pay a termination fee if the share exchange agreement is terminated due to Delmar's violation of such provisions;

  •
  the fact that, pursuant to the share exchange agreement, Partners must generally conduct its business in the ordinary course and Partners is subject to a variety of other restrictions on the conduct of its business prior to the completion of the share exchange or termination of the share exchange agreement;

  •
  the fact that Delmar would likely become and remain a reporting company under the Securities Exchange Act of 1934, and the costs and burdens associated therewith; and

  •
  the potential for diversion of management and employee attention during the period prior to the completion of the share exchange and the potential effect on Delmar's business and relations with customers, service providers and other stakeholders whether or not the share exchange is consummated.

        The foregoing discussion of the factors considered by the Delmar board of directors in evaluating the share exchange agreement is not intended to be exhaustive, but, rather, includes all material factors considered by the Delmar board of directors. Delmar's board of directors evaluated the factors described above, including asking questions of Delmar's legal and financial advisors. In reaching its decision to approve the agreement and the share exchange, the Delmar board of directors did not quantify or assign relative values to the factors considered, and individual directors may have given different weights to different factors.

        The Delmar board of directors realizes that there can be no assurance about future results, including results expected or considered in the factors listed above. The Delmar board of directors considered all of the above factors as a whole, and on an overall basis considered them to be favorable to, and support, its determination to enter into the share exchange agreement.

Opinion of Delmar's Financial Advisor

        Set forth below is a summary of the opinion of FIG Partners LLC delivered to the Board of Directors of Delmar that the ratio at which shares of Partners common stock are being exchanged for shares of Delmar common stock was fair to the shareholders of Delmar as they existed at the date of delivery of the opinion. In reviewing the summary, holders of Partners common stock should recognize that the consideration as to whether the proposed share exchange and the ratio at which shares are to be exchanged are fair to Delmar's pre-existing shareholders addresses the proposed share exchange from a different perspective than the question of whether the share exchange is fair to holders of Partners common stock who will receive shares of Delmar common stock. Factors which may be viewed as benefitting Delmar's pre-existing shareholders could be deemed to be adverse to, or less beneficial to, Partner's shareholders.

  Opinion of FIG Partners

        FIG Partners delivered to the board of directors of Delmar its opinion dated December 11, 2018 that, based upon and subject to the various considerations set forth in its written opinion, the exchange ratio under the share exchange agreement (in this section, the "Exchange Ratio") was fair to the shareholders of Delmar from a financial point of view. In requesting FIG Partners' advice and opinion, no limitations were imposed by Delmar upon FIG Partners with respect to the investigations made or procedures followed by it in rendering its opinion. The full text of the opinion of FIG Partners, which describe the procedures followed, assumptions made, matters considered and limitations on the review undertaken, will be provided by to any interested holder of Delmar common stock or their representative who has been designated in writing upon written request and at the expense of the requesting security holder.

        FIG Partners is a nationally recognized investment banking firm and, as part of its investment banking business, it values financial institutions in connection with mergers and acquisitions, private placements and for other purposes. As a specialist in securities of financial institutions, FIG Partners has experience in, and knowledge of, banks, thrifts and bank and thrift holding companies. Delmar's board of directors selected FIG Partners to act as its financial advisor in connection with the share exchange on the basis of the firm's reputation and expertise in such transactions.

        FIG Partners will receive a fee from Delmar for performing its financial advisory services in connection with the share exchange and rendering a written opinion to the board of directors of Delmar as to the fairness of the Exchange Ratio, from a financial point of view, to Delmar's shareholders; a portion of which is contingent upon the consummation of the share exchange. Further, Delmar has agreed to indemnify FIG Partners against any claims or liabilities arising out of FIG Partners' engagement by Delmar. As part of its investment banking business, FIG Partners is routinely engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, we have experience and knowledge of, the valuation of banking institutions. This opinion has been reviewed by FIG Partners' compliance officer consistent with internal policy. FIG Partners has not had a material relationship with or received compensation from either Delmar or Partners during the prior two years.

        FIG Partners' opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio, and, as such, does not constitute a recommendation to any shareholder as to how the shareholder should vote at the Partners shareholder meeting. The summary of the opinion of FIG Partners set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

        The following is a summary of the analyses performed by FIG Partners in connection with its fairness opinion. Certain analyses were confirmed in a presentation to the board of directors of Delmar by FIG Partners. The summary set forth below does not purport to be a complete description of either the analyses performed by FIG Partners in rendering its opinion or the presentation delivered by FIG Partners to the board of directors of Delmar, but it does summarize all of the material analyses performed and presented by FIG Partners.

        The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. In arriving at its opinion, FIG Partners did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. FIG Partners may have given various analyses more or less weight than other analyses. Accordingly, FIG Partners believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, without considering all factors, could create an incomplete view of the process underlying the analyses set forth in its report to the board of directors of Delmar and its fairness opinion.

        In performing its analyses, FIG Partners made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Delmar. The analyses performed by FIG Partners are not necessarily indicative of actual value or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of FIG Partners' analysis of the fairness of the Exchange Ratio, from a financial point of view, to Delmar's shareholders. The analyses do not purport to be an appraisal or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. FIG Partners' opinion does not address the relative merits of the share exchange as compared to any other business combination in which Delmar might engage. In addition, as described above, FIG Partners' opinion was one of many factors taken into consideration by the board of directors of Delmar in making its determination to approve the share exchange agreement.

        During the course of its engagement, and as a basis for arriving at its opinion, FIG Partners reviewed and analyzed material bearing upon the financial and operating conditions of Delmar and

Partners and material prepared in connection with the Share exchange, including, among other things, the following:

  (i)
  reviewed the share exchange agreement and terms of the Share exchange;

  (ii)
  reviewed the audited financial statements for Delmar and Partners for the years 2017 and 2016 and unaudited financial statements for Delmar and Partners for the three months and the nine months ended September 30, 2018;

  (iii)
  reviewed certain historical publicly available business and financial information concerning Delmar and Partners including, among other things, quarterly reports filed by the parties with the FDIC and the Federal Reserve;

  (iv)
  reviewed certain internal financial statements and other financial and operating data concerning Delmar and Partners;

  (v)
  reviewed recent trading activity and the market for Partners common stock;

  (vi)
  analyzed certain financial projections prepared by the management of Delmar and Partners;

  (vii)
  held discussions with members of the senior management of Delmar and Partners for the purpose of reviewing the future prospects of Delmar and Partners, including financial forecasts related to the respective businesses, earnings, assets, liabilities and the amount and timing of cost savings (the "Synergies") expected to be achieved as a result of the share exchange;

  (viii)
  reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks and bank holding companies that we considered relevant; and

  (ix)
  performed such other analyses and considered such other factors as we have deemed appropriate

        We also took into account our assessment of general economic, market and financial conditions and our experience in other transactions as well as our knowledge of the banking industry and our general experience in securities valuation.

        In rendering this opinion, we have assumed and relied on, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by Delmar and Partners in the discussions with the Company. In that regard, we have assumed that the financial forecasts, including, without limitation, the Synergies and projections have been reasonably prepared on a basis reflecting the best currently-available information and judgments and estimates of Delmar and Partners, and that such forecasts will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed that such allowances for Delmar and Partners are in the aggregate adequate to cover such losses. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of Delmar and Partners. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of Delmar and Partners or any of their respective subsidiaries and we were not furnished with any such evaluations or appraisals.

Pro Forma Financial Impact

        FIG Partners compared the estimated future earnings per share ("EPS") and tangible book value per share ("TBV") for Delmar as a standalone entity to the future EPS and TBV resulting from the share exchange. As a baseline, FIG Partners estimated future EPS and TBV for Delmar derived from projections developed by FIG Partners in consultation with management. FIG Partners also developed estimates of EPS and TBV for the combined company using assumptions regarding the anticipated cost savings resulting from the share exchange, estimated purchase accounting adjustments, estimated share exchange-related expenses, and standalone financial projections for Partners, again developed by FIG Partners with the assistance of management. Then FIG Partners compared the pro forma EPS and TBV for the combined company with the EPS and TBV for Delmar as a standalone entity. This analysis indicated that the Share exchange should be accretive to Delmar's estimated EPS in 2020 through 2024. The analysis also suggested that the TBV dilution resulting from the share exchange should be recovered in less than 3 years through higher EPS. However, the actual results achieved by Delmar following the share exchange may vary from the projected results, and the variations may be material.

Contribution Analysis

        FIG Partners analyzed the relative contribution of Delmar and Partners to the pro forma balance sheet and income of the combined entity. This analysis excluded purchase accounting adjustments. To perform this analysis, FIG Partners used historical balance sheet and net income data for Delmar and Partners as of September 30, 2018. The results of FIG Partners' analysis are set forth in the following table, which also compares the results of the analysis with the implied pro forma ownership percentages of Delmar's and Partners' respective shareholders in the combined company:

	Partners	Delmar
Pro Forma Ownership	43.7%	56.3%
Total Assets	36.6%	63.4%
Total Loans	34.3%	65.7%
Total Deposits	35.6%	64.4%
Tangible Common Equity(1)	45.2%	54.8%
2019 Estimated Net Income	32.6%	67.4%

(1)
Common equity less goodwill and other intangible assets

        FIG Partners noted that the ownership interest of Delmar's shareholders in the combined company was generally in line with Delmar's contribution to the balance sheet and income of the combined company, particularly with regard to Delmar's contribution to tangible common equity.

Comparable Transaction Analysis—National

        FIG Partners reviewed a selected group of comparable "national" transactions announced between January 1, 2018 and December 11, 2018 that involved target banks headquartered in the U.S. with total assets between $300 million and $500 million and LTM ROAA between 0.00% - 1.00% (the "National Comparable Transactions"). The group was limited to targets that were either bank holding companies, commercial banks, or savings banks/thrifts, and transactions in which pricing was disclosed. This group consisted of the following nine transactions:

Date Announced	Acquiror	Acquiror State	Target	Target State	Price/ TBV	Price/ Earnings	Price/ Assets	Dep. Prem.
09/28/18	Citizens & Northern Corp.	PA	Monument Bancorp, Inc.	PA	163.8%	16.7x	12.3%	12.3%
08/23/18	Lakeland Bancorp	NJ	Highlands Bancorp, Inc.	NJ	189.0%	22.5x	11.6%	8.3%
07/19/18	Spirit of Texas Bancshares, Inc.	TX	Comanche National Corp.	TX	157.7%	18.8x	16.1%	9.1%
07/17/18	FS Bancorp, Inc.	WA	Anchor Bancorp	WA	113.6%	34.3x	16.3%	3.6%
05/29/18	Independent Bank Corp.	MA	MNB Bancorp	MA	203.7%	41.4x	14.9%	13.1%
04/30/18	Capitol Federal Financial, Inc.	KS	Capital City Bancshares, Inc.	KS	142.6%	26.3x	8.7%	4.1%
03/08/18	Heritage Financial Corp.	WA	Premier Commercial Bancorp	OR	223.2%	26.3x	22.3%	17.7%
02/13/18	Hilltop Holdings, Inc.	TX	Bank of River Oaks	TX	184.1%	33.0x	18.7%	12.6%
01/18/18	CNB Bank Shares, Inc.	IL	Jacksonville Bancorp	IL	132.7%	25.0x	19.0%	7.0%
			Median		163.8%	26.3x	16.1%	9.1%

        FIG Partners calculated the median ratios for the following relevant transaction pricing multiples for the Comparable Transactions: the multiple of the offer value to the acquired company's tangible book value; the multiple of the offer value to the acquired company's net income for the last twelve months; the multiple of the offer value to the acquired company's total assets; and the premium over tangible book value to core deposits. FIG Partners used these median multiples to estimate the value of Partners's common stock by applying each median multiple to Partners's tangible common equity, net income for the twelve months ended September 30, 2018, total assets, and core deposits as of September 30, 2018, respectively. The results of this analysis are as follows:

Dollars in thousands, except per share amounts

		National Comparable Transactions
Valuation Multiple	Partners Value ($000s)	Median Multiple	Aggregate Value ($000s)	Value Per Share
Tangible common equity(1)	$45,849	163.8%	$75,101	$16.66
2018 Est. Earnings	$2,843	26.3x	$74,657	$16.56
Total assets	$424,937	16.1%	$68,245	$15.14
Core deposits(2)	$212,377	9.1%	$65,239	$14.47

Ranges of Values:	Minimum	$65,239	$14.47
	Maximum	$75,101	$16.66
Midpoint		$73,340	$16.27	(3)

(1)
Based on 450,000 warrants exercised on a standalone basis at $9.95 per share

(2)
Excludes CDs > $100,000

(3)
Based on 4,508,977 fully diluted shares outstanding

        The national comparable transactions analysis suggested a range of value of $14.47 to $16.66 per share of Partners common stock, with a midpoint of $16.27. FIG Partners noted that the implied value of the share exchange consideration of $13.40 per share (the Exchange Ratio multiplied by Delmar's closing stock price of $7.80 on December 7, 2018) was below the range of values suggested by the comparable transaction analysis.

Comparable Transaction Analysis—Regional

        FIG Partners reviewed a selected group of comparable "regional" transactions announced between January 1, 2016 and December 11, 2018 that involved target banks headquartered in Washington, D.C., Maryland or Virginia with total assets between $200 million and $600 million and LTM ROAA between 0.00% - 1.00% (the "Regional Comparable Transactions"). The group was limited to targets that were either bank holding companies, commercial banks, or savings banks/thrifts, and transactions in which pricing was disclosed. This group consisted of the following seven transactions:

Date Announced	Acquiror	Acquiror State	Target	Target State	Price/ TBV	Price/ Earnings	Price/ Assets	Dep. Prem.
10/01/18	American National Bankshares	VA	HomeTown Bankshares Corp.	VA	181.8%	27.4x	16.9%	10.6%
07/31/17	Community Financial Corp.	MD	County First Bank	MD	140.9%	28.3x	15.4%	NA
06/28/17	Bank of McKenney	VA	CCB Bankshares, Inc.	VA	99.0%	24.6x	8.8%	–0.1%
02/01/17	Old Line Bancshares, Inc.	MD	DCB Bancshares, Inc.	MD	160.0%	30.0x	13.1%	7.0%
11/22/16	ACNB Corp.	PA	New Windsor Bancorp, Inc.	MD	145.4%	20.8x	10.7%	4.2%
11/03/16	Bay Banks of Virginia, Inc.	VA	Virginia BanCorp, Inc.	VA	90.0%	13.3x	9.8%	–1.8%
05/03/16	Revere Bank	MD	Monument Bank	MD	161.5%	20.3x	12.7%	7.3%
			Median		145.4%	24.6x	12.7%	5.6%

        FIG Partners calculated the median ratios for the following relevant transaction pricing multiples for the Regional Comparable Transactions: the multiple of the offer value to the acquired company's tangible book value; the multiple of the offer value to the acquired company's net income for the last twelve months; the multiple of the offer value to the acquired company's total assets; and the premium over tangible book value to core deposits. FIG Partners used these median multiples to estimate the value of Partners's common stock by applying each median multiple to Partners's tangible common equity, net income for the twelve months ended September 30, 2018, total assets, and core deposits as of September 30, 2018, respectively. The results of this analysis are as follows:

Dollars in thousands, except per share amounts

		Regional Comparable Transactions
Valuation Multiple	Partners Value ($000s)	Median Multiple	Aggregate Value ($000s)	Value Per Share
Tangible common equity(1)	$45,849	145.4%	$66,646	$14.78
2018 Est. Earnings	$2,843	24.6x	$69,796	$15.48
Total assets	$424,937	12.7%	$53,840	$11.94
Core deposits(2)	$212,377	5.6%	$57,657	$12.79

Ranges of Values:	Minimum	$53,840	$11.94
	Maximum	$69,796	$15.48
Midpoint		$65,096	$14.44	(3)

(1)
Based on 450,000 warrants exercised on a standalone basis at $9.95 per share

(2)
Excludes CDs > $100,000

(3)
Based on 4,508,977 fully diluted shares outstanding

        The national comparable transactions analysis suggested a range of value of $11.94 to $15.48 per share of Partners common stock, with a midpoint of $14.44. FIG Partners noted that the implied value of the share exchange consideration of $13.40 per share (the Exchange Ratio multiplied by Delmar's closing stock price of $7.80 on December 7, 2018) was within the range of values suggested by the comparable transaction analysis.

Discounted Cash Flow Analysis

        FIG Partners estimated the value of Partners's common stock on a standalone basis by calculating the present value of projected future cash dividends and the present value of the stock price at the end of a four-year period. The analysis was based on projections developed by FIG Partners with the assistance of management. In order to estimate the ending stock value, FIG Partners considered a variety of terminal values based on multiples of tangible book value and multiples of earnings at the end of the four-year period. FIG Partners applied price to tangible book value multiples ranging from 135% to 175% of Partners's estimated tangible book value in 2022 and price to earnings multiples ranging 18 to 22 times Partners's 2022 estimated earnings to derive two unique terminal values. The present value of these terminal values were then calculated based on a range of discount rates of 11% to 13%. The discount rates selected by FIG Partners were intended to reflect different assumptions regarding the required rates of return for holders of Partners's common stock. The present value of the terminal values was then added to the present value of the dividend stream for 2018 through 2022 to derive a total value based on discounted cash flows. The two analyses and the underlying assumptions yielded a range of values for Partners's common stock as follows.

	Price / Tangible Book Value Terminal Multiples— Sensitivity Table(1)
Discount Rate	1.35x	1.45x	1.55x	1.65x	1.75x
11.0%	$13.27	$14.25	$15.23	$16.22	$17.20
11.5%	$13.02	$13.98	$14.95	$15.91	$16.87
12.0%	$12.77	$13.72	$14.66	$15.61	$16.56
12.5%	$12.53	$13.46	$14.39	$15.32	$16.25
13.0%	$12.30	$13.21	$14.12	$15.03	$15.94

	Price / Earnings Terminal Multiples— Sensitivity Table(1)
Discount Rate	18.0 x	19.0 x	20.0 x	21.0 x	22.0 x
11.0%	$19.58	$20.67	$21.76	$22.85	$23.94
11.5%	$19.21	$20.28	$21.35	$22.42	$23.48
12.0%	$18.85	$19.90	$20.95	$21.99	$23.04
12.5%	$18.50	$19.53	$20.55	$21.58	$22.61
13.0%	$18.15	$19.16	$20.17	$21.18	$22.19

(1)
Based on Partners fully diluted shares outstanding of 4,508,977

Franchise Valuation

        FIG Partners used a franchise value analysis to estimate the value of Partners's common stock based on the composition of its balance sheet at September 30, 2018. The franchise value analysis involves calculating the net asset value of the company and adding a core deposit premium to the net asset value to determine the overall value of the company. FIG Partners made certain adjustments to tangible common equity to calculate Partners's net asset value. FIG Partners identified $536 thousand of net potential fair-market value adjustments (net of 21% taxes). The deposit premium was calculated by assigning a premium to each deposit account type based on the perceived value of each type of deposit to a potential acquirer.

        FIG Partners selected premiums of 0% for certificates of deposit, 8% for savings and money market accounts, 10% for NOW accounts, and 14% for noninterest-bearing deposits. The overall deposit premium for Partners was 5.43%, or $18.7 million. FIG Partners noted that deposit premiums paid in bank acquisition transactions vary, therefore FIG Partners selected a range of deposit premiums from 4% to 10%. The franchise value analysis suggested an overall range of value of $13.11 to $17.70 per share for Partners common stock. The value suggested by a 5.43% deposit premium was $14.21 per share.

        As described above, based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, FIG Partners determined that the Exchange Ratio was fair, from a financial point of view, to Delmar's shareholders. FIG Partners' opinion and presentation to the Delmar board were among the many factors taken into consideration by the Delmar board in making its determination to approve the share exchange.

FIG Partners Relationship

        FIG Partners has acted as financial advisor to Delmar in connection with the share exchange and received a $15,000 retainer fee and a $100,000 fee upon rendering its fairness opinion to the Delmar board of directors. In addition to the retainer and fairness fee, upon the successful completion of the share exchange, FIG will be paid a success fee equal to $285,000. Delmar has also agreed to indemnify FIG Partners and its affiliates and their respective partners, directors, officers, employees and agents against certain expenses and liabilities, including liabilities under applicable federal or state law.

        In the two years preceding the date of FIG Partners' opinion, FIG Partners has not received compensation from Delmar for its Investment Banking Services. Also, FIG Partners has not received compensation from Partners for its Investment Banking Services in the two years preceding the opinion.

Terms of the Share Exchange:

  Effect of the Share Exchange

        Upon completion of the share exchange, Partners will be a wholly-owned subsidiary of Delmar, and Partners will continue to operate as a separate entity. The articles of incorporation and the bylaws of Partners will continue to govern Partners, but holders of Partners common stock who receive Delmar common stock will have their rights as shareholders governed by Delmar's articles of incorporation and bylaws, and Maryland law.

  Share Exchange Consideration

  Partners Common Stock

        Shareholders of Partners will receive 1.7179 fully paid and non-assessable shares of Delmar common stock for each share of Partners common stock they own immediately prior to the effective time of the share exchange, subject to adjustment according to the terms of the exchange agreement. See "Proposal 1: The Share Exchange—Terms of the Share Exchange—Exchange Procedures."

        Subject to the rights of any dissenting Partners shareholder may have under applicable law, a" Partners shareholders will receive Delmar common stock. The exchange ratio will be appropriately adjusted if there is a stock dividend, stock split, common stock reclassification, or other similar event regarding Delmar common stock before completion of the share exchange.

        Delmar will not issue fractional shares of its common stock in connection with the share exchange. Each holder of Partners common stock who otherwise would have been entitled to a fraction of a share of Delmar common stock will receive cash in lieu of the fractional share of Delmar common stock (without interest) in an amount calculated pursuant to the exchange agreement. The share exchange agreement calculates the cash amount by multiplying the fractional share to which the holder would otherwise be entitled (after taking into account all shares of Partners common stock owned by the holder at the effective time of the share exchange) by the average closing price of Delmar common stock on the OTCQX market for the five trading days ended on the second trading day prior to the effective time of the share exchange, with any fraction of a cent being rounded to the nearest cent (with one-half cent being rounded upward).

  Delmar Common Stock

        Each share of Delmar common stock outstanding immediately prior to completion of the share exchange will remain outstanding after the share exchange.

Exchange Procedures

        Computershare Trust Company, Delmar's transfer agent, or, with the written consent of Partners, which shall not be unreasonably withheld, another agent independent of and unaffiliated with Delmar or Partners, will act as exchange agent to exchange certificates representing Partners common stock for the share exchange consideration. As promptly as practicable, but in no event more than seven business days, after the effective time of the share exchange, the exchange agent will send to each holder of record of Partners common stock immediately prior to the effective time, a letter of transmittal and instructions for use in the exchange of shares of Partners common stock for the share exchange consideration. Delmar will have the right to make rules, subject to certain limitations, governing the validity and effectiveness of letters of transmittal.

        As promptly as possible after receipt of the letter of transmittal, each former shareholder of Partners must surrender his or her certificates or book entry entitlements to shares of Partners common stock to the exchange agent; provided, that if any former shareholder of Partners is unable to surrender certificates representing his or her Partners common stock due to loss or mutilation thereof, he or she may make a constructive surrender by following the procedures customarily followed in the replacement of lost or mutilated certificates, including the posting of appropriate bond. Upon actual or constructive surrender of Partners common stock certificates or book-entry entitlements from a former Partners shareholder, the exchange agent will issue such shareholder, one or more certificates representing the number of whole shares of Delmar common stock into which such holder's shares of Partners common stock have been converted, or at the election of Delmar, a statement reflecting the issuance of uncertificated shares, together with a check in the amount of any cash in lieu of fractional shares.

        Following the effective time, certificates or book-entry entitlements that formerly represented shares of Partners common stock shall represent the number of whole shares of Delmar common stock into which they have been converted, except that until surrendered, no dividends or other distributions or payments in respect of Delmar common stock with a record date occurring on or after the Effective Time shall be paid to the record holder of any unsurrendered certificate or book-entry entitlements representing shares of Partners common stock until the holder thereof receives certificates or evidences of book-entry entitlements representing Delmar common stock. After surrender of such certificates or book-entry entitlements, the record holder also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Delmar common stock.

        All Partners common stock certificates must be surrendered to the exchange agent within six months of the effective time of the share exchange. If a former shareholder of Partners does not surrender his or her share certificates or book entry entitlement during by the end of such period, the shares of Delmar common stock that would otherwise have been issued to such shareholder may, at the option of Delmar, be sold and the net proceeds of such sale, plus any cash in lieu of fractional shares of Delmar common stock and any previously accrued dividends, shall be held by Delmar for such shareholder's benefit in a non-interest bearing deposit account at Delmarva or another depository institution, the deposits of which are insured by the FDIC, chosen by Delmar in its discretion, and the sole right of such shareholder shall be the right to receive any certificates or book-entry entitlements for the Delmar common stock which have not been so sold, and to collect cash in such account, without interest.

        Delmar and the exchange agent are entitled to rely upon the stock transfer books of Partners to establish the identity of those persons entitled to receive the share exchange consideration. In the event of a dispute with respect to ownership of stock represented by any certificate, Delmar and the exchange agent are entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

        Delmar and the exchange agent shall be entitled to deduct and withhold from the share exchange consideration such amounts as Delmar or the exchange agent are required to deduct and withhold under applicable law. Any amounts so withheld will be treated as having been paid to the holder of Partners common stock.

        All dollar amounts payable to any shareholder as a result of the payment of cash in lieu of fractional shares pursuant to will be rounded to the nearest cent (with one-half cent being rounded upward), based on the aggregate amount payable for all shares registered in such shareholder's name.

        Each share of Partners common stock which is issued and outstanding immediately prior to the effective time of the share exchange and which is owned by a holder who duly and validly exercises and perfects such holder's appraisal rights with respect to such shares of Partners common stock, will not be converted into the right to receive the share exchange consideration, but, instead, the holder thereof, with respect to such shares, will be entitled to payment in cash from Delmar of the fair value of the shares in accordance with the provisions of Virginia law. If any such holder fails to duly and validly exercise or perfect or has effectively withdrawn or lost such appraisal rights, each share of Partners common stock of such holder as to which appraisal rights were not duly and validly exercised or perfected, or were effectively withdrawn or lost, will not be deemed a dissenting share and will automatically be converted into, and thereafter be exchangeable only for, the right to receive the share exchange consideration.

Effective Time of the Share Exchange

        The share exchange shall become effective at the latest of (i) the filing of appropriate articles of share exchange with the Virginia State Corporation Commission, (ii) the filing of an appropriate articles of share exchange with the Maryland State Department of Assessment and Taxation; and (iii) the time set forth in said articles of share exchange.

        At the effective time, Partners shall cease to exist as an independent concern and operate as Virginia Partners Bank, a wholly-owned subsidiary of Delmar.

Representations and Warranties

        The exchange agreement contains customary representations and warranties by each of the parties thereto relating to, among other things, the following:

  •
  Organization, qualifications, and corporate structure of the parties, including ownership interest of all shares of outstanding capital stock of any subsidiaries to the parties;

  •
  Capital structures of Delmar and Partners;

  •
  Due authorization, execution, delivery, performance, and enforceability of the exchange agreement;

  •
  Absence of conflicts with or breaches of organizational documents or other obligations as a result of entering into the share exchange agreement;

  •
  Receipt of consents or approvals of governmental entities or third parties necessary to complete the share exchange;

  •
  Preparation of regulatory reports and financial statements consistent with GAAP;

  •
  Corporate records and regulatory reports;

  •
  Absence of undisclosed material pending or threatened litigation;

  •
  Proxy statements;

  •
  Tax treatment and tax matters;

  •
  Validity and binding nature of loans reflected as assets in the party's respective financial statements and allowance for loan losses;

  •
  Absence of undisclosed liabilities;

  •
  Compliance with applicable laws;

  •
  Environmental matters;

  •
  Brokers and finders;

  •
  Maintenance of adequate insurance;

  •
  Quality of title to assets and properties;

  •
  Receipt of a fairness opinion from each party's financial advisors;

  •
  Employee relations and benefit plans;

  •
  Other material transactions;

  •
  Intellectual property, information technology systems, and network protection;

  •
  Lack of fiduciary activities;

  •
  Intangible property;

  •
  Related party transactions;

  •
  Deposits; and

  •
  Derivative instruments.

        In addition, the share exchange agreement contains representations and warranties unique to Partners and relating to the following:

  •
  No grant of registration rights; and

  •
  No application of anti-takeover provisions.

        In addition, the share exchange agreement contains representations and warranties unique to Delmar relating to the following:

  •
  No prior acquisition of Partners stock.

        The representations and warranties described above and included in the share exchange agreement were made for purposes of the share exchange agreement and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the share exchange agreement, including being qualified by confidential disclosure schedules. In addition, certain representations and warranties were made as of a specific date and may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement, and not for the purpose of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. The representations and warranties and other provisions of the share exchange agreement should not be read alone, but instead should only be read together with the information provided elsewhere in the share exchange agreement.

Conduct of Business Pending Share Exchange

        Partners and Delmar have agreed that, until the effective time of the share exchange, neither party will do, agree, or commit to do any of the following without the prior written consent of the other:

  •
  Except as in the ordinary course of business consistent with past practice, enter into or assume any material contract, make any material commitment, incur any material liabilities or material obligations, whether directly or by way of guaranty, including any obligation for borrowed money whether or not evidenced by a note, bond, debenture or similar instrument (other than deposits, federal funds purchased, borrowings from the Federal Reserve Bank of Richmond and the Federal Home Loan Bank of Atlanta, and securities sold under agreements to repurchase, in each case in the ordinary course of business consistent with past practice), acquire or dispose of any material property or asset, or subject any of Partners' assets or properties to any lien, claim, charge or encumbrances whatsoever;

  •
  Engage in any transaction not in the ordinary course of business, consistent with past practice, including assuming certain material contracts with respect to the purchase of goods or services, or capital improvements or equipment as described in the share exchange agreement;

  •
  Grant any increase in compensation to its employees or officers or directors, or pay any bonus, or effect any increase in retirement benefits to any class of employees or its officers (unless any such change is required by applicable law) except for (i) increase in salary and bonuses made as part of the annual review process consistent with past practice or bonuses and increases in salary consistent with the benchmarks and principles stated in the Partners Annual Incentive Plan 2018; (ii) cash contributions to its 401(k) Plan in the ordinary course of business consistent with past practice; and (iii) payment of accrued year-end bonuses consistent with (1) either past practices or as applied in good faith by the management of Partners, the benchmarks and principles in the Partners Annual Incentive Plan 2018 and (2) the budget in effect;

  •
  Declare, set aside or pay any dividend or other distribution on any class of its capital stock, whether payable in cash, stock or other property, except, to the extent permitted by applicable law and regulation: (i) payment by Delmar of its regular quarterly dividend in the amount of $0.025 per share, which dividend may be increased to an amount not in excess of $0.03 per share; (ii) dividends from wholly-owned subsidiary to each subsidiary's parent company; (iii) dividends or distributions from non-wholly owned subsidiaries paid to the equity owners thereof in proportion to the equity interests in such subsidiaries; and (iv) dividends and distributions payable in common stock except in the case of Delmar for any change resulting in an adjustment in the stock exchange ratio in accordance with the share exchange agreement;

  •
  Redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock; merge into any other corporation or bank or permit any other corporation or bank to merge into it, or consolidate with any other corporation or bank; liquidate, sell or dispose of any assets, or acquire any assets, otherwise than in the ordinary course of its business consistent with past practice or as expressly required by the share exchange agreement. In the case of Delmar and Delmar's subsidies, purchase or otherwise acquire any shares of Partners capital stock or any securities or obligations convertible into or exchangeable for any shares of Partners capital stock;

  •
  Issue or grant any award for any option, warrant, shares of restricted stock or restricted stock units or other equity based compensation instruments with respect to, or other right to acquire, Partners common stock or Delmar common stock, as applicable;

  •
  Issue any shares of its capital stock except: (i) with respect to Partners, in connection with the exercise of Partners options or Series B Warrants granted prior to the date of the share exchange agreement; and, (ii) with respect to Delmar, in connection with the exercise of Delmar options or the vesting of restricted stock or restricted stock unit awards with respect to Delmar common stock;

  •
  Open, close or relocate any office, branch or banking facility, or acquire, establish or divest any banking or nonbanking facility, or file an application with any federal or other regulatory agency with respect to any of the foregoing;

  •
  Establish, organize, form, incorporate or acquire any subsidiary, or purchase or acquire shares of capital stock or other ownership interest in any entity, other than as a result of the default of a debt previously contracted;

  •
  Fail to use its commercially reasonable efforts to (i) preserve its business organization intact in all material respects; (ii) maintain good relationships with its employees; and (iii) preserve for itself the goodwill of its customers and other business relationships;

  •
  Extend or modify the terms of any option, warrant, restricted stock award or restricted stock unit award, or other right to acquire Partners common stock of Delmar common stock, unless otherwise provided by the share exchange agreement;

  •
  Issue any new or replacement certificate for any shares of Partners common stock or Delmar common stock purported to have been lost stolen or destroyed, except upon receipt of appropriate affidavits of loss and purchase by the shareholder of an indemnity bond from a third party insurer regularly engaged in the issuance of such bonds;

  •
  Amend its Certificate of Incorporation or bylaws, or similar documents;

  •
  Effect any capital reclassification, stock dividend, stock split, consolidation of shares or similar change in capitalization, except, with respect to Delmar only, for any change which results in an adjustment in the share exchange ratio as provided in the share exchange agreement;

  •
  Take, cause or permit the occurrence of any change or event which (i) would render any of its representations and warranties contained in the share exchange agreement untrue in any material respect (ii) adversely affect the ability to obtain necessary regulatory or government approvals for effectuating the share exchange; and (iii) adversely affect the ability of either party to perform its covenants or agreements under the share exchange agreements;

  •
  Enter into any related party transactions, except for certain transactions relating to deposit relationships or the extension of credit in the ordinary course of business upon prevailing terms for transactions with unaffiliated parties; or cancel without payment in full, or modify in any material respect any contract relating to, any loan or other obligation receivable from any 5% shareholder, director or officer of, or any member of the immediate family of the foregoing, or any related interest of any of the foregoing;

  •
  Enter into any new line of business, or materially change its lending, investment underwriting, asset/liability management, risk management, loan and deposit pricing, or other material banking or operating policies and procedures material to it and its subsidiaries, except as required by applicable law;

  •
  Adopt, enter into or amend any employment, consulting, change in control, severance or other compensatory agreement, arrangement or policy with or with respect to any officer, employee or director, except in the ordinary course of business consistent with past practices; however, neither party nor its subsidiaries, in any event, shall enter into any employment, consulting, change in control, severance, or other compensatory agreement, arrangement, or policy with or with respect to any new hire with (i) the position of senior vice president or higher, or (ii) annualized base compensation of $100,000 or more, without at least 30 days prior notice to and consultation with the other party and notice of the consummation of such new hire to be provided to the other party within five days of employment;

  •
  Except for loans originated by Johnson Mortgage Company in the ordinary course of business consistent with past practice, originate any residential mortgage loan for the purposes of sale other than for loan participations in the ordinary course of business, consistent with past practice;

  •
  Make any material change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in regulatory accounting requirements or GAAP;

  •
  Settle any material litigation which settlement involves payment by Partners, Delmar, or Delmarva, as applicable, of an amount which exceeds $50,000 in any individual litigation or group or similar or related litigations arising out of the same facts, and/or would impose any material restriction on the business of Partners, Delmar, or Delmarva; or

  •
  Grant any waiver of the time to assess any tax or waiver of the statutory period of limitation with respect to any tax except where necessary to avoid the assessment of any tax it disputes in good faith; or grant any person a power of attorney or authorization to represent it in connection with any taxes, other than powers of attorney which terminate as of the effective time of the share exchange.

        Delmar and Partners also agreed in the share exchange agreement that each would do the following, except as otherwise consented or disclosed by the other party under the terms of the share exchange agreement:

  •
  Except for ordinary wear and tear and unavoidable casualty, maintain all of its structures, equipment and other real and personal property in good repair, order, and condition;

  •
  Use all reasonable efforts to preserve or collect all material claims or causes of action to enforce all loan agreements, realize upon collateral and pursue loan guarantees;

  •
  Keep in full force and effect all insurance coverage maintained;

  •
  Perform in all material respects all obligations under certain Delmar and Partners contracts, as described in the share exchange agreement, and all leases of real property;

  •
  Comply in all material respects with all statutes, laws, regulations, rules, ordinances, orders, decrees, consent agreements, examination reports and other federal, state and local governmental or regulatory directives applicable to it and the conduct of its business;

  •
  Maintain, at all times, the allowance for loan allowances in accordance with GAAP and regulatory requirements;

  •
  Promptly take and recognize, at all times, appropriate charge-offs and establish reserves for any additional contingencies as required in accordance with GAAP and regulatory requirements; or

  •
  Use commercially reasonable efforts to make appropriate staff of both parties available for training and to assist in the systems and operations conversions, to the extent that such training and assistance do not interfere with their primary duties.

        Partners has also agreed to cause a meeting of its shareholders to be convened as soon as reasonably possible, but no later than 50 days after the effectiveness of the registration statement of which this proxy statement/prospectus is a part, for the purpose of approving the issuance of the shares of Delmar common stock to the Partners shareholders as in consideration for the share exchange. The board of directors of Partners will recommend to its shareholders that they vote the shares held by them to approve and adopt the share exchange agreement, and shall use its best efforts in good faith to obtain its shareholders' approval of said agreement and share exchange in accordance with law and Partners' organizational documents.

        In addition:

  •
  Each party agreed to afford the other and its representative's reasonable access during normal business hours of Delmar, during the period prior to the effective time of the share exchange, to books and records concerning its business, assets, properties and personnel as either party may reasonably request. Each party and its accountants, counsel, financial advisors and other representatives will request permission for all such access reasonably in advance, and all such access will be subject to applicable laws and regulations and will be conducted in a manner designed to minimize disruption to the normal business operations and employee or customer relations of both parties. Either party agrees that it shall cause all information obtained by its or its authorized representatives from either party pursuant to the share exchange agreement or in connection with the negotiation thereof to be treated confidentially;

  •
  Delmar has agreed to prepare and file with the SEC the relevant registration statement and proxy statements to be used in connection with the Partner shareholders meeting. Partners has agreed to prepare and furnish information regarding its business and operations, and its directors, officers, and shareholders as reasonably required to comply with SEC rules and regulation or SEC staff comments in connection with the registration statement and proxy statement. Delmar will consider, in good faith, all comments from Partner and its legal, financial, and account advisors to the registration statement and proxy statements, all amendments and supplements thereto and all responses to requests for additional information, and shall not include any information in the registration statement or proxy statement about Partners or its officers, directors, business, arrangements, operations, or stock, or the share exchange that has not been approved by Partners;

  •
  Partners agrees to cause its employees, agents, representatives, and advisors to cooperative fully with Delmar and Delmar's representatives in obtaining appropriate opinions, consents, analyses, and letters from its financial advisor and independent auditor in connection with the registration and proxy statement;

  •
  Each party agreed to use its reasonable best efforts to cause the registration and proxy statement to be declared effective as promptly as reasonably practice. Delmar agrees to use its reasonable best efforts to obtain all necessary state securities law or "blue sky" permits and approvals required to carry out the transactions contemplated by the share exchange agreement;

  •
  All parties have agreed that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) this proxy statement/prospectus shall, at the time such document and each amendment or supplement thereto, if any, is qualified, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) this proxy statement and any amendment or supplement thereto shall, at the date(s) of mailing to Partners shareholders and at the time of the Partners shareholder meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of Partners and Delmar have further agreed that if such party becomes aware prior to the date of Partners shareholder meeting of any information furnished by such party that would cause any of the statements in this proxy statement/prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct this proxy statement;

  •
  Delmar has agreed to advise Partners, promptly after Delmar receives notice thereof, of the time when any supplement or amendment has been filed, of the issuance of any stop order or the suspension of qualification Delmar common stock for offering or sale in any jurisdiction, of the initiation or, to the extent Delmar is aware thereof, threat of any proceeding for any such purpose, of any request by the SEC for the amendment or supplement of the registration statement or proxy statement or for additional information or of any other correspondence from the SEC that relates to Partners or the share exchange. Delmar agrees to promptly provide

    Partners copies of correspondence between Delmar (or any of its representatives and advisors on Delmar's behalf), on the one hand, and the SEC, on the other hand as to relates to this registration statement, proxy statement, or the share exchange;

  •
  As promptly as practicable after the furnishing by Partners of all information regarding it required to be reflected therein, Delmar shall file: (i) the applications, notices, waiver requests or other appropriate filings with the Federal Reserve, the VBFI, and any other regulatory agency having authority over the share exchange and the transactions contemplated by the share exchange agreement, required by applicable law and regulation for the consummation of the transactions contemplated by the share exchange agreement, and (ii) any other applications for regulatory or other approvals deemed necessary or appropriate by Delmar, Partners, and its representatives, shall have the right to review and comment upon the applications prior to the filing. To the extent applicable, Delmar shall request expedited treatment of such applications, and shall take reasonable steps to pursue approval of representatives, and advisors to, cooperate with Delmar and its advisors in preparations and filing of the regulatory applications, including, but not in limitations, by providing on a prompt basis information requested by Delmar or its advisors for inclusion in such documents, and by providing comments on drafts of such documents on a timely basis;

  •
  Each party is required to promptly give written notice to the other parties upon the occurrence of any event, becoming aware of any impending or threatened occurrence of any event, or the failure of any event to occur, which constitutes, or might cause or constitute a breach of any of the representations, warranties or covenants made by such party in the share exchange agreement, any other changes or inaccuracies in any data previously given or made available to the other parties, or which might threaten consummation of the transaction contemplated by the share exchange agreement;

  •
  Until the effective time of the share exchange, Partners is required to: (i) cause one or more of its representatives to confer on a regular and frequent basis with representatives of Delmar to report Partners' financial condition and the general status of its ongoing operations; (ii) promptly notify Delmar of any material change in the normal course of Partners' business or in the operation of Partners' properties and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Partners; (iii) provide Delmar with monthly internal financial statements and general ledger reports, prepared on a basis consistent with past practices, not later than fourteen (14) calendar days after month end; (iv) promptly provide to Partners copies of all regulatory applications or notices required to be filed by Delmar under the share exchange agreement and related correspondence to and from the applicable regulatory authorities to the extent legally permitted; and (vi) keep Partners fully informed with respect to such events;

  •
  Each party has agreed to pay its own expenses incident to preparing for, entering into, and carrying out the share exchange agreement and to the consummation of the share exchange agreements and the transactions contemplated hereby. All aggregate expenses, including all fees and expenses, shall be reasonable and customary;

  •
  Delmarva and Partners shall execute and deliver and use their best efforts to file appropriate Articles of Share Exchange or other appropriate documents with the Virginia State Corporation Commission and Maryland State Department of Assessments and Taxation at the earliest practicable date after satisfaction or waiver of the conditions precedent to the share exchange set forth in the share exchange agreement;

  •
  Subject to the terms and conditions in the share exchange agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the share exchange agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby. Delmar and Partners, as the case may be, will use commercially reasonable efforts to obtain consents of all parties and governmental bodies necessary or desirable for the consummation of the transaction contemplated by the share exchange agreement;

  •
  Delmar and Partners agree to consult with each other to jointly approve the form, substance, and timing of any press release, disclosures to shareholders, staff, customers, and the public at large on matters related to the share exchange agreement or any transactions contemplated in the share exchange agreement; and

  •
  Delmar agreed that it shall not enter into, any agreement, arrangement or understanding with respect to the merger, acquisition, consolidation, share exchange or similar business combination transaction involving Delmar and/or Delmarva and any party other than Partners, pursuant to which the Delmar Common Stock would be converted into cash or the securities of another party, or involving the acquisition twenty-five percent (25%) or more of the assets of, or ownership interests in, any third party or entity other than Partners (except pursuant to foreclosure or deed or transfer in lieu of foreclosure in the ordinary course of business).

Employee Matters

        In addition to the above, Delmar and Partners have agreed to do the following:

  •
  Delmar agrees that, subject to certain exceptions in the share exchange agreement, each Partner employee and each Delmar employee who is involuntarily terminated without cause within nine months following the effective time shall, subject to any necessary regulatory approvals, receive a severance payment of two weeks of pay for every full year of service to Partners or Delmar, as applicable, with a minimum of four weeks' pay and a maximum of twenty-six weeks pay. No such terminated employee will be entitled to any payment with respect to a partial year of service;

  •
  Except for the Partners 401(k) Plan, Delmar agrees to maintain the Partners benefit plans, including any policies related to paid time off or holidays, for the benefit of the employees of Partners. The parties, prior to the effective time, will collaborate and determine whether to maintain separately, combined, or terminate any or all of the Partners benefit plans and Delmar benefit plans during the transition period. To the extent continuing employees of the Partners following the share exchange are covered by any Delmar benefit plan, such continuing employees will be eligible to participate in such plans on the same basis as similarly situated Delmar employees and shall receive credit for prior years of service with Partners or an affiliate in determining eligibility to participate in and testing of benefits and entitlement of benefits under each such plan but excluding benefit accruals under any defined plans, and except to the extent that service crediting would result in any duplication of benefit for the same period of service. Former employees of Partners who are retained on a temporary or interim basis for a transitional period following the closing of the share exchange agreement not exceed 120 days may be excluded from participating in Delmar benefit plans that are covering continuing employees only if approved in writing by Partners;

  •
  Delmar agrees to use reasonable efforts to cause medical, dental or health plans of the Delmar, to (i) provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by continuing employees and their beneficiaries during the portion of the calendar year prior to such participation; and (ii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to continuing employees on or after the effective time to the extent each continuing employee is covered by such plan and each continuing employee had satisfied any similar limitation or requirement under an analogous plan of Partners' prior to the effective time;

  •
  Delmar and Partners agree to each provide a retention pool as mutually agreed by Delmar and Partners to such employees with such recipients, amount of payments and timing of payments to be agreed to in writing and in a matter set forth by the share exchange agreement by the parties no later than 60 days following the date of the share exchange agreement. The parties reserve the right to amend the retention bonus pool agreement from time to time, by a mutual written agreement; and

  •
  Partners agrees to vest 100 percent of all accrued benefits for affected participants under the Partners' 401(k) Plan, effective on and subject to the consummation of the share exchange. Delmar agrees to maintain the Partners' 401(k) Plan, including maintaining the current level of employer matching and employer discretionary contributions, through the end of the transition period (which is defined to be the time period between the effective time of the share exchange and December 31, 2020).

Indemnification and Insurance

        For a period of six (6) years from and after the effective time of the share exchange, Delmar will indemnify and hold harmless the present and former officers, directors, employees and agents of Partners against costs or expenses, judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation (whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the share exchange, whether asserted or claimed prior to, at, or after the effective date of the share exchange), arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of Partners, or is or was serving at the request of Partners as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise to the maximum extent provided by Virginia law and on the same conditions as the indemnified party would have been indemnified, as a director, officer or employee of Partners under Partners' Articles of Incorporation and Bylaws to the extent Delmar is legally permitted to do so.

        For the same period, such persons will also be covered (either through the purchase by Partners of tail coverage of Partners' existing officers' and directors' liability insurance policy, under Delmar's existing policy, or another policy) under officers' and directors' liability insurance for acts or omissions that occurred prior to such period, provided that:

  •
  The premium for such policy cannot exceed 300% of the amount paid by Partners in its prior full fiscal year for one year's coverage; and

  •
  If Delmar is unable to maintain, or Partners is unable to obtain, such policy (or substitute policy) as a result of the preceding provision, Delmar or Partners shall obtain as much comparable insurance as is available during the period of six years following the effective time.

No Solicitations of Other Transactions

        So long as the share exchange agreement remains in effect, Partners will not solicit, encourage, or authorize any person, including but not limited to directors, officers, shareholders, employees, investment bankers, financial advisors, attorneys, accountants or other retained representatives, to solicit from, any third party, or facilitate inquiries or the making of proposals relating to any acquisition proposal, or engage in communications with or provide any such third party with information or assistance or negotiate or conduct any discussions with any such third party to facilitate such inquiries or to obtain an acquisition proposal, or continue any such activities in progress on the date of the share exchange agreement, except to the extent such transaction concerns Delmar or any Delmar subsidiary. Additionally, Partners shall immediately cease and cause to be terminated any existing discussions or negotiations with respect to any acquisition proposal, and request in writing all persons other than Delmar who have been furnished confidential information regarding Partners in connection with the solicitation of or discussion regarding an acquisition proposal in a manner described in the share exchange agreement. Notwithstanding the foregoing, the board of directors of Partners may consider, negotiate or communicate, or provide information with respect to an unsolicited inquiry relating to an acquisition proposal, in each case, if the Partners board of directors have determined, in good faith, that their fiduciary duties requires that they consider, negotiate or communicate, or provide information with respect to such acquisition proposal because the acquisition proposal is more favorable to the Partners shareholders than the share exchange, which determination is made after receiving the advice of counsel to Partners regarding such fiduciary duties and the advice of Partners' financial advisor regarding whether the acquisition proposal is more favorable to Partners' shareholders from a financial point of view than the share exchange.

        The restrictions on solicitations do not apply to discussions and written communications (excluding the negotiation of transaction terms, the provision of due diligence information or the entry into any agreement binding on Delmar or Partners) by Mr. Harrison with one or more third party regarding the potential interest of such third party in engaging in the investigation and possible negotiation, after the effective time of the share exchange, of a merger, consolidation, reorganization, business combination, share purchase or exchange, purchase and assumption, recapitalization or similar transaction involving Delmar or any Delmar subsidiary, as they exist following the effective time of the share exchange. Partners agrees that it shall, upon request by Delmar, provide Delmar with such information regarding the conduct and status of such discussions and written communications as Delmar may reasonably request.

        Partners shall promptly, and in any event no more than 24 hours after receipt and prior to engaging in communications with the party making the unsolicited acquisition proposal, advise Delmar of, and communicate to Delmar the terms of, and provide Delmar with a copy of, any such acquisition proposal or inquiry with respect to an acquisition proposal addressed to Partners, or of which Partners or its executive officers, directors, employees, agents or representatives has actual knowledge. Partners' board of directors shall use its best efforts to cause its officers, directors, employees, agents and representatives to comply with the requirements of the share exchange agreement.

        Delmar agreed that the Board of Directors shall not approve, and it shall not enter into, any agreement, arrangement or understanding with respect to the merger, acquisition, consolidation, share exchange or similar business combination transaction:

  •
  involving Delmar and/or Delmarva and any party other than Partners, pursuant to which the Delmar Common Stock would be converted into cash or the securities of another party; or

  •
  involving the acquisition of twenty-five percent (25%) or more of the assets of, or ownership interests in, any third party or entity other than Partners (except pursuant to foreclosure or deed or transfer in lieu of foreclosure in the ordinary course of business).

        If any actions by Delmar with respect to a possible transaction of the kinds described above include the negotiation of transaction terms or the provision of due diligence information, or otherwise advance beyond discussions and written communications, Delmar shall promptly provide notice to Partners and respond to questions from Partners regarding such actions.

Conditions to Share Exchange

        Each of Delmar's and Partners' obligations to complete the share exchange are subject to the satisfaction of various conditions at or prior to the effective date of the share exchange, including the following:

  •
  Approval of the share exchange by the necessary federal and state regulatory authorities, being obtained and remaining in full force and effect and the expiration of all waiting periods thereto

  •
  Approval of the share exchange and adoption of the share exchange agreement by the requisite vote of the Partners shareholders;

  •
  The registration statement has been declared qualified by the SEC and no stop order suspending the use or effectiveness of the registration statement has been issued and no proceedings for that purpose has been initiated by the SEC and not withdrawn and Delmar shall have received all necessary registrations, qualifications or approvals under the securities laws of any state in which holders of Partners common stock reside, or there will be available appropriate exemptions from such registration, qualification or approval;

  •
  The absence of any injunction, restraining order, stop order or other order or action of any federal or state court or agency that prohibits, restricts or makes illegal the completion of the share exchange;

  •
  Delmar's receipt of any required regulatory approvals for Partners' designees to serve as directors of Delmar, and Delmar shall also have, concurrently with the execution of the share exchange agreement, obtained written resignations of each of the members of Delmar's board of directors other than continuing directors, Mr. Lehman and those directors designated to retire on or before December 31, 2018;

  •
  Mr. Lehman, concurrently with the execution of the share exchange agreement, shall have entered into an amendment with Partners to the Series B Warrant, including the exercise in full of the Series B Warrant for shares of Delmar common stock on the first business day immediately following the effective time of the share exchange;

  •
  Mr. Harrison, President and Chief Executive Officer of Partners, shall have, concurrently with the execution of the share exchange agreement, entered into a new employment agreement with Delmar and Partners to be effective as of the effective time of the share exchange and into a termination agreement with Partners to be effective immediately before the effective time of the share exchange;

  •
  John W. Breda, President and Chief Executive Officer of Delmar and Delmarva, shall have, concurrently with the execution of the share exchange agreement, entered into a new employment agreement with Delmar to be effective as of the effective time of the share exchange and into a termination agreement with Delmar to be effective immediately before the effective time of the share exchange;

  •
  J. Adam Sothen, Executive Vice President and Chief Financial Officer of Partners, shall have, concurrently with the execution of the share exchange agreement, entered into a new employment agreement with Partners to be effective as of December 1, 2018; and

  •
  Wallace N. King, Sr. Executive Vice President and Senior Loan Officer of Partners, shall have, concurrently with the execution of the share exchange agreement, entered into a new employment agreement with Partners to be effective as of December 1, 2018.

        Delmar's obligations under the share exchange agreement are subject to the satisfaction or waiver of certain other conditions set forth below:

  •
  The accuracy of the Partners' representations and warranties in the share exchange agreement, subject to the material adverse effect standard in the share exchange agreement;

  •
  Partners' performance in all material respects of its obligations, and compliance in all material respects with all agreements or covenants under the share exchange agreement;

  •
  The receipt by Delmar of an opinion of its tax counsel that the share exchange constitutes a "reorganization" within the meaning of Section 368(a) of the Code;

  •
  The absence of pending or known and threatened litigation that would have a material adverse effect;

  •
  There has not been a material adverse change in the business, operation, financial condition, prospects or results or operations of Partners;

  •
  Partners shall have obtained all third party consents for material contracts, except where the failure to do so will not cause a material adverse effect on Delmar, and Partners shall have obtained consent of the applicable landlord to the share exchange where needed under the applicable Partners leases;

  •
  Each of the directors and executive officers of Partners in office as of the date of execution of the share exchange agreement, shall have, concurrently with the execution of the share exchange agreement, entered into a support agreement;

  •
  Partners shall have paid in full, at or prior to the closing of the share exchange agreement, all amounts for brokers and finders fees; and

  •
  The holders of no more than ten percent (10%) of Partners common stock that is issued and outstanding will have taken the actions necessary to perfect their appraisal rights.

        In addition, Partners' obligations under the share exchange agreement are subject to the satisfaction or waiver of certain other conditions set forth below:

  •
  The accuracy of the Delmar's representations and warranties in the share exchange agreement, subject to the material adverse effect standard in the share exchange agreement;

  •
  Delmar's performance in all material respects of its obligations, and compliance in all material respects with all agreements or covenants under the share exchange agreement;

  •
  The receipt by Partners of an opinion of its tax counsel that the share exchange constitutes a "reorganization" within the meaning of Section 368(a) of the Code;

  •
  The absence of pending or known and threatened litigation that would have a material adverse effect;

  •
  Delmar shall have obtained all permits, authorizations, consents, waivers, clearances or approvals required to be obtained by it for the lawful consummation of the share exchange in accordance with applicable law;

  •
  Partners shall have received evidence reasonably satisfactory to it of the directors and officers liability insurance required under the share exchange agreement;

  •
  There has not been a material adverse change in the business, operation, financial condition, prospects or results or operations of Delmar, taken as a whole; and

  •
  Delmar shall have deposited with the exchange agent, and authorized and directed the exchange agent to issue, the shares and cash to be paid to shareholders for Partners common stock in accordance with the exchange agent.

        Under the terms of the share exchange agreement, a "material adverse effect," "material adverse change," or words of similar import means with respect to a party to the share exchange agreement, any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, developments or occurrences that:

  •
  Has had or would reasonably be expected to result in a material adverse effect on the financial condition, results of operations or business of such party and its subsidiaries taken as a whole, provided, however, that a "material adverse effect" will not be deemed to include facts, circumstances, events, changes, effects, developments and/or occurrences arising out of, relating to or resulting from:

  •
  Changes, after the date of the share exchange agreement, in laws of general applicability or interpretations thereof by courts or governmental authorities but only to the extent the effect on such person and its subsidiaries, taken as a whole, is not materially worse than the effect on similarly situated banks and their holding companies;

  •
  Changes, after the date of the share exchange agreement, in generally accepted accounting principles or regulatory accounting principles generally applicable to banks but only to the extent the effect on such person and its subsidiaries, is not materially worse than the effect on similarly situated banks;

  •
  Changes in global, national or regional political or social conditions or general economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the industries in which such party and its Subsidiaries operate but only to the extent the effect on such person and its subsidiaries, is not materially worse than the effect on similarly situated banks;

  •
  Failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof unless separately excluded under the share exchange agreement, or changes in the trading price or trading volume of a party's common stock, in and of itself, but not including any underlying causes thereof unless separately excluded under the share exchange agreement;

  •
  Any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism;

  •
  Public disclosure of the execution of the share exchange agreement, public disclosure or consummation of the transactions contemplated by the share exchange agreement (including any effect on a party's relationships with its customers or employees) or actions or omissions taken with the prior written consent of the other party hereto or expressly required by the share exchange agreement;

  •
  The expenses incurred by either party in negotiating, documenting, effecting and consummating the transactions contemplated by the share exchange agreement; or

  •
  Prevents or materially impairs the ability of such party to timely consummate the transactions contemplated by the share exchange agreement.

Amendment; Waiver

        Subject to applicable law, at any time prior to the consummation of the transactions contemplated by the share exchange agreement, the parties to the share exchange agreement may:

  •
  Amend the share exchange agreement;

  •
  Extend the time for the performance of any of the obligations or other acts of either Delmar or Partners;

  •
  Waive any inaccuracies in the representations and warranties contained in the share exchange agreement or in any document delivered pursuant to the share exchange agreement; or

  •
  Waive compliance with any of the agreements or conditions contained in the provisions of the share exchange agreement relating to the covenants of Delmar and Partners.

        However, any amendment, extension or waiver granted or executed after shareholders of Partners have approved the share exchange agreement will not modify either the amount or the form of the share exchange consideration to be provided to holders of Partners common stock without the approval of the shareholders who would be so affected.

Termination

        The share exchange agreement may be terminated on or at any time prior to the closing date of the share exchange by the mutual written consent of Delmar and Partners.

        In addition, the share exchange agreement may terminated by Delmar or Partners if:

  •
  The share exchange has not occurred on or before September 30, 2019 (or a later date, if mutually extended by the parties), unless the failure of the share exchange to occur is due to the failure of the party seeking to terminate the share exchange agreement to perform its covenants and agreements required by the share exchange agreement;

  •
  The other party has materially breached any representation, covenant, or agreement, subject to a 30 day cure period (provided there shall be no cure period for Partners violating the "no solicitation" provisions of the share exchange agreement);

  •
  Any governmental agency issues a final unappealable administrative order denying approval of the share exchange, or any such denial has not have been appealed within the time available for such appeal, or any governmental or regulatory authority has requested that any application in connection with the share exchange be withdrawn and such application is withdrawn;

  •
  Any of the conditions precedent to the obligation of such party to consummate the share exchange cannot be satisfied or fulfilled by September 30, 2019 (or a later date, if mutually extended by the parties), provided that the terminating party(ies) will not be in material breach of a representation, warranty or covenant of the share exchange agreement at the time of termination;

  •
  By either party under the conditions set for in the share exchange agreement regarding unsolicited acquisition proposals; or

  •
  The share exchange and the share exchange agreement are not approved by the shareholders of Partners at its shareholder meeting.

        The share exchange agreement may also be terminated in the event that Partners' board of directors:

  •
  Approves entering into an agreement for any unsolicited acquisition proposal, or Partners consummates any such unsolicited acquisition proposal. The share exchange agreement shall terminate as of the date of such approval or consummation, and Partners shall be liable for a termination fee (see next section);

  •
  While any unrejected unsolicited acquisition proposal exists, any of the following occurs, and, as of the date of such event, Partners shall be liable for a termination fee (see next section):

  •
  Recommends any unsolicited acquisition proposal to the shareholders of Partners;

  •
  Fails to recommend the share exchange to the shareholders of Partners in accordance with the share exchange agreement; or

  •
  Withdraws or adversely modifies its recommendation of the share exchange to shareholders of Partners;

  •
  Failing to call, give notice of, convene and hold the Partners shareholder meeting to approve the share exchange and adopt the share exchange agreement; or

  •
  After the date on which it must end communications with a third party regarding an alternative transaction, fails upon request of Delmar to reconfirm its recommendation of the share exchange to shareholders of Partners.

        Delmar has the right to terminate the share exchange agreement, effective immediately upon notice to Partners, and Partners shall be liable for a termination fee (see next section), if Partners' board of directors determines that its fiduciary duties require it to engage in communications for any unsolicited acquisition proposal, and the following also occurs:

  •
  Such communications continue until the earlier of (i) 30 days after the date on which Partners provided notice of such unsolicited acquisition proposal to Delmar, and (ii) September, 29 2019 (or a later date, if the September 30, 2019 date to consummate the share exchange is extended by the parties); and

  •
  Partners has not (i) rejected such unsolicited acquisition proposal, and (ii) advised Delmar orally and in writing of such rejection by noon on September 29, 2019 (or a later date, if the September 30, 2019 date to consummate the share exchange is extended by the parties).

        The share exchange agreement may also be terminated:

  •
  By Partners, within 15 days, if the Delmar Board of Directors enters into any agreement, arrangement, or understanding with respect to the share exchange, acquisition, consolidation, share exchange, or similar business combination transaction involving Delmar and/or Delmarva and any party other than Partners, pursuant to which the Delmar common stock would be converted into cash or the securities of another party;

  •
  By Partners, within 15 days, if the Delmar Board of Directors approves or enters into any agreement, arrangement, or understanding with respect to the share exchange, acquisition, consolidation, share exchange, or similar business combination transaction pursuant to which Delmar would directly or indirectly, acquire twenty-five (25%) or more of the assets of, or ownership interests in, any third party or entity other than Partners, excluding foreclosure or deed or transfer in lieu of foreclosure in the ordinary course of business;

  •
  By Partners, if Partners' board of directors so determines by a vote of the majority of the entire board, at any time during the five-day period commencing with the "determination date," i.e., the 10th day prior to the closing (subject to adjustment if Delmar's stock is not actually traded that day), if the following conditions are satisfied:

  •
  The Delmar ratio, a quotient obtained by dividing the average closing price of Delmar's stock (for ten consecutive full trading days ending on the determination date), is less than 0.80;

    •
    The Delmar ratio is less than the KBW index ratio, which is (i) the quotient obtained by dividing the average price of the KBW Nasdaq Regional Banking Index for five consecutive full trading days ending on the determination date by the closing price on such date of the KBW Nasdaq Regional Banking Index on the last trading day immediately preceding the date of the first public announcement of entry into the share exchange agreement minus (ii) 0.20;

    •
    Partners gives prompt written notice of termination to Delmar (no later than five days after the determination date). During a five-day period commencing with its receipt of such notice, Delmar has the option to increase the exchange ratio to be received by the holders of Partners common stock under the share exchange agreement to equal the lesser of:

    •
    The number (rounded to the nearest one one-thousandth) obtained by dividing (i) the product of the 0.80, and the then-existing conversion ratio by (ii) the average closing price of Delmar's stock used to calculate the Delmar ratio (see above);

    •
    The number (rounded to the nearest one one-thousandth) obtained by dividing (i) the product of the KBW index ratio (see above) and the conversion ratio by (ii) the Delmar ratio (see above); and

    •
    Delmar does not elect within such five-day period to elect to revise the conversion ratio. If Delmar elects to do so, however, the share exchange agreement will continue in full force and effect, subject to the revised conversion ratio.

        The parties acknowledge that the business and assets of Partners, and the combination of Delmar and Partners, are unique and that, if the parties fail to consummate the transactions contemplated by the share exchange agreement, the parties may have no adequate remedy at law. The parties will be entitled, in addition to the post-termination rights provided under the share exchange agreement and other remedies at law, to specific performance of the share exchange agreement if the other party shall, without cause, refuse to consummate the transactions contemplated by the share exchange agreement.

        If the share exchange is terminated, the share exchange agreement will be void except for its confidentiality provisions and the provisions governing applicable expenses to each of the parties, the payment of any termination fee (as applicable), and as to any liability arising out of fraud or for any breach of a material provision of the share exchange agreement.

Termination Fees

        If the share exchange agreement is terminated after the occurrence of one of the following events, Partners will pay Delmar a fee of $2,200,000 (which is the sole remedy):

  •
  Automatically or by either Partners or Delmar pursuant to the termination rights related to the "no solicitation" provisions of the share exchange agreement;

  •
  By either Partners or Delmar due to the share exchange agreement not being approved by the Partners shareholders if (i) prior to such termination Partners violates the "no solicitation" provisions of the share exchange agreement; or (ii) receives an unsolicited acquisition proposal which has been publicly disclosed to shareholders of Partners or of which shareholders of Partners have been advised and in the case of (ii) Partners has entered into a definitive agreement with respect to such unsolicited acquisition proposal within one year following such termination;

  •
  By Delmar pursuant to the failure to consummate the share exchange prior to September 30, 2019 (or a later date, if mutually extended by the parties) and there has not been any material breach of the share exchange agreement by Delmar, if prior to such termination Partners violates the "no solicitation" provisions of the share exchange agreement; or

  •
  By Delmar pursuant to an uncured, material breach of the share exchange agreement by Partners if prior to such termination (i) Partners has willfully breached any representation, warranty, covenant or agreement contained in the share exchange agreement and (ii) Partners has prior to such breach received an unsolicited acquisition proposal or violated the "no solicitation" provisions of the share exchange agreement.

        If Partners cancels the share exchange agreement because Delmar's board of directors approves or enters into any agreement, arrangement, or understanding with respect to the share exchange, acquisition, consolidation, share exchange or similar business combination transaction involving Delmar and/or Delmarva and any other party other than Partners, Delmar will pay Partners a fee of $2,200,000 (which is the sole remedy).

        If any party fails to pay any required termination fee, the party required to make the payment shall pay the costs and expenses incurred by the party entitled to payment in connection with any action in which it prevails, together with interest.

Expenses

        Except as described above, each party will bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by the share exchange agreement. Partners agrees that its aggregate expenses will be reasonable and customary, and will provide such amounts to Delmar upon request.

Treatment of Partners Options and Warrants

        Partners Options.    As of June 30, 2019, Partners had options to purchase an aggregate of 149,200 shares of Partners common stock, of which 133,365 were exercisable. At the effective time of the share exchange, each option, whether vested or unvested, then issued and outstanding under the Partners 2008 Stock Option Plan or the 2015 Incentive Stock Plan, will be converted into and become options to purchase Delmar common stock subject to such Partners option multiplied by the share exchange ratio. The exercise price for each Partners option will be equal to the exercise price per share of Partners common stock multiplied by the ratio. Delmar will assume each Partners option in accordance with the terms and conditions of the Partners plan pursuant to which it was issued, the agreements evidencing grants thereunder and any other agreements between Partners and an optionee regarding Partners options (but taking into account any changes thereto, including any acceleration thereof, provided for in any relevant underlying agreements); provided, however, that the number of shares of Delmar common stock that may be acquired will be the number of shares of Partners common stock subject to the option multiplied by 1.7179, rounded up to the nearest whole share, and the exercise price per share shall be equal to the exercise price per share of Partners common stock dividend by 1.7179, rounded down to the nearest cent. With respect to each incentive stock option, it is intended that the foregoing assumption and adjustment shall be effected in a manner consistent with the requirements of Section 424 of the Code. No consideration shall be payable to any holder of a Partners option for a fractional share of Delmar common stock that is eliminated as a result of the foregoing adjustment.

        At the effective time of the share exchange, each warrant then issued and outstanding shall be converted into and become a warrant to purchase Delmar common stock. Except as otherwise provided with respect to the Series B Warrant discussed below, Delmar shall assume each Partners warrant in accordance with the terms and conditions of such agreement; provided, the number of shares of Delmar common stock that may be acquired will be the number of shares of Partners common stock subject to the warrant multiplied by 1.7179, rounded down to the nearest whole share, and the exercise price per share shall be equal to the exercise price per share of Partners common stock dividend by 1.7179, rounded up to the nearest cent. No consideration shall be payable to any holder of a Partners warrant for fractional share of Delmar common stock that is eliminated as a result of the foregoing adjustment.

        Series B Warrant.    As the date hereof, there was outstanding the Series B Warrant to purchase 450,000 shares of Partners common stock, which will be assumed by Delmar and converted into a proportionately adjusted warrant to acquire Delmar common stock. In connection with the execution of the share exchange agreement, the terms of the Series B Warrant were amended and restated to increase the exercise price thereof to $12.75 per share of Partners common stock, and to provide that the Series B Warrant shall be exercised in full for an aggregate of 773,055 shares of Delmar common stock on the first business day immediately following the effective time of the share exchange, resulting in proceeds of approximately $5.3 million in additional capital to Delmar, net of investment banking fees.

Regulatory Approvals

        Completion of the transaction is subject to the prior receipt of all consents or approvals of federal and state regulatory authorities required to complete the share exchange of Delmar and Partners. The share exchange cannot proceed should any conditions to these regulatory approvals not be satisfied. As of the date of this proxy statement/prospectus, appropriate applications have been filed with the Federal Reserve and the VBFI, and on March 12, 2019 Delmar received the approval of the Federal Reserve to complete the share exchange, and on March 19, 2019 Delmar received the approval of the VBFI. The approvals did not contain any conditions which would be expected to allow either Delmar or Partners to refuse to complete the share exchange.

Management After the Share Exchange

        From and after the effective time of the share exchange:

  •
  From and after the effective time, the Board of Directors of Delmar shall consist of ten members, four of whom shall consist of Lloyd B. Harrison, III, John Janney and two other members of Partners' Board of Directors as of the date of the share exchange agreement to be designated by Partners and reasonably acceptable to Delmar; five of whom shall consist of John W. Breda, Jeffrey F. Turner and three other members of Delmar's Board of Directors as of the date of this Agreement (one of whom shall be a legacy director of Liberty Bell Bank); and one of whom shall be Kenneth R. Lehman. Delmar's Board of Directors has selected Robert C. Wheatley, Mark L. Granger and James A. Tamburro as the three other Delmar designated directors;

  •
  Delmar agrees that it shall, subject to any required regulatory approvals, cause the Partners' designees to be appointed to the Board of Directors of Delmar as of the effective time. Each of the Partners' designees shall be duly nominated by the Delmar board and/or nominating committee for, and subject to, election by the shareholders of Delmar at the first annual meeting of shareholders of Delmar following the effective time, and if elected, shall continue in office for the remainder of the term of the class to which they were appointed;

  •
  With respect to any Partners' directors designated by Partners and appointed to a class of the Delmar Board of Directors the term of which expires at or prior to the annual meeting of shareholders of Delmar held in 2019 (or special meeting of shareholders of Delmar in lieu of the 2019 annual meeting, at which directors are to be elected), subject to such director's continued compliance with legal and regulatory requirements, Delmar shall nominate such directors designated by Partners for reelection to the Delmar Board of Directors and shall recommend to the shareholders of Delmar that they vote for his election as director of Delmar; and

  •
  It is intended that each of the directors designated by Partners, other than Lloyd B. Harrison, III, will qualify as an "independent director" under applicable securities laws and Nasdaq listing standards.

Employment; Severance

        Subject to Delmar's determination, in its discretion, to offer continued employment to non-executive officer employees of Partners on a case by case basis, Delmar has no obligation to continue the employment of any Partners employee after the effective time of the share exchange agreement. Delmar has agreed that each Partners employee or Delmar employee (excluding any employee subject to an employment agreement, change in control agreement, severance agreement or other agreement which provides for payments following involuntary termination without cause or termination for "good reason") who is involuntarily terminated without cause within nine months following the effective time of the share exchange agreement shall, subject to any necessary regulatory approvals, receive a severance payment of two weeks of pay for every full year of service to Partners, with a minimum of four weeks pay and a maximum of 26 weeks pay.

        Certain employees of Partners will be provided with an incentive, in the form of a "retention" or "pay to stay" bonus, to remain in the employ of Partners or Delmar until closing, until the completion of a systems conversion, or some other transition period following closing. Delmar and Partners have mutually agreed on the terms of a retention pool containing the funds to be paid to such employees. Such payments, not to exceed an aggregate of $200,000, will be made to the applicable individuals if they are still employed by one of the parties upon a date set forth in the written retention bonus pool agreement, or terminated without cause prior to such date. The parties reserve the right to amend the retention bonus pool agreement from time to time, by a mutual written agreement.

Interests of Directors and Executive Officers in the Share Exchange

        When considering the recommendation of the Partners board of directors recommendations in connection with the share exchange agreement proposal, you should be aware that some of Partners' officers and board of directors have interests that are in addition to, or different from, the interests of Partners' shareholders generally, which are described below. The Partners board of directors was aware of these factors and considered them, among other matters in approving the share exchange agreement and the transactions contemplated by the share exchange agreement. Except as described below, to the knowledge of Partners, the officers and directors of Partners do not have any material interest in the share exchange apart from their interests as shareholders of Partners.

        Share Ownership.    As of June 13, 2019, the record date for the special meeting of Partners shareholders, the directors and executive officers of Partners may be deemed to be the beneficial owners of 2,489,657 shares, representing 53.93% of the outstanding shares of Partners common stock, including 531,500 shares subject to exercisable options and warrants to purchase shares of Partners common stock.

        Lloyd B. Harrison, III Termination Agreement and Employment Agreement.    In connection with the share exchange Lloyd B. Harrison, III the President and Chief Executive Officer of Partners, entered into a termination agreement and an employment agreement. The termination agreement terminates the employment agreement by and between Mr. Harrison and Virginia Partners Bank, dated January 1, 2018. If the share exchange does not occur, the termination agreement will be null and void. The termination agreement provides for a transaction bonus of $500,000 in connection with the effectiveness of the share exchange so long as Mr. Harrison executes a general release and waiver of claims.

        Under the employment agreement, upon the effectiveness of share exchange, Mr. Harrison will be the Chief Executive Officer of Delmar and the President and Chief Executive Officer of Partners. Subject to election requirements, Mr. Harrison will also serve as a director of the board of directors of Delmar and Partners. On December 31, 2021 or such earlier dates Delmar's board of directors may determine, or the management succession date, Mr. Harrison will depart the position of Chief Executive Officer of Delmar, and serve only as President and Chief Executive Officer of Partners. Mr. Breda would become President and Chief Executive Officer of Delmar at the management succession date. At December 31, 2021, Mr. Harrison may elect to continue as President and Chief Executive Officer of Partners, or he may elect to retire, although his compensation and benefits would continue through December 31, 2022. The employment has an initial term of three years and will be automatically renewed for successive one year periods, unless a party decides not to renew the agreement and provides notice thereof 60 days prior to the applicable renewal period or the agreement is terminated in accordance with its terms. Mr. Harrison will receive a base salary of $275,000 per year, increasing ten percent on January 1, 2020 and January 1, 2021, with further increases being subject to the discretion of the board of directors with the recommendation of the compensation committee. Partners will also provide benefits to Mr. Harrison, such as five weeks of vacation, use of a company car, life insurance, retirement plans, reimbursement for certain club expenses, reimbursement of legal and tax fees up to $7,500 in connection with the negotiation of the employment agreement, and all other benefits that Partners provides from time to time to its senior executives. Mr. Harrison will be entitled to bonus incentive payments as approved by the board of directors and equity awards as approved by the board of directors or compensation committee. These stock awards vest upon a change in control event, as defined in the employment agreement. In connection with a change in control, Mr. Harrison will be paid three (3) times his salary over 36 months and one times the average bonus. Mr. Harrison will also be provided with benefits during such 36-month period.

        The employment agreement shall automatically terminate upon the death or "Disability," as defined in the employment agreement, of Mr. Harrison. Delmar or Partners may terminate the employment agreement immediately for "Cause," as defined in the employment agreement, and may terminate the employment agreement without Cause upon providing 60 days prior notice. Additionally, Delmar or Partners may terminate the employment agreement for regulatory purposes, which means the employment agreement needs to be revised as a result of applicable statute, rule, regulation order, agreement or understanding promulgated by any bank regulatory agency and the parties cannot agree on the changes necessary to bring the employment agreement in compliance. Mr. Harrison may terminate the employment agreement with "Good Reason," as defined in the employment agreement, and may terminate the employment agreement without Good Reason upon providing 60 days prior written notice. Additionally, Mr. Harrison may terminate the employment agreement within one year after the management succession date. In connection with a termination without Cause or for Good Reason, Mr. Harrison will be paid his salary for the longer of 12 months or the remainder of the then-current term, and continue to receive health insurance. Mr. Harrison will receive the same benefits for a one year period if he terminates his employment within one year after the management succession date.

        The employment agreement contains non-compete, non-solicitation, non-interference, return of documents, and confidentiality provisions. The terms of the employment agreement are contingent upon the execution of a general waiver and release of prior claims. Additionally, Mr. Harrison agrees to devote his full business time and attention to his duties, and may not perform services for or obtain a financial or ownership interest in any other entity without the consent or approval of the board of directors.

        Wallace N. King, Sr. Employment Agreement.    Under the employment agreement, Mr. King will serve as Executive Vice President and Chief Lending Officer of Partners. The employment has an initial term of one (1) year and will be automatically renewed for successive one year periods, unless a party decides not to renew the agreement and provides notice thereof 60 days prior to the applicable renewal period or the agreement is terminated in accordance with its terms. Mr. King will receive a base salary of $200,000 per year. Mr. King will also receive benefits, such as employee benefit plans and personal time off.

        The employment agreement shall automatically terminate upon the death of Mr. King. Partners may terminate the employment agreement immediately with or without "Cause," as defined in the employment agreement, or in the event of Incapacity (as defined under the employment agreement)

with 90 days advance notice. Mr. King may terminate the employment agreement with "Good Reason," as defined in the employment agreement, and may terminate the employment agreement without Good Reason upon providing 90 days prior written notice. In connection with a termination without Cause or for Good Reason, Mr. King will be paid an amount two (2) times his annual salary and one times his highest annual bonus (as determined under the employment agreement) in one lump sum, and Mr. King will also be provided with health care benefits for a period of eighteen (18) months after the date of termination.

        The employment agreement also contains non-compete, non-solicitation, and confidentiality provisions.

        J. Adam Sothen Employment Agreement.    Under the employment agreement, Mr. Sothen will serve as Executive Vice President and Chief Financial Officer of Partners. The employment has an initial term of one (1) year and will be automatically renewed for successive one year periods, unless a party decides not to renew the agreement and provides notice thereof 60 days prior to the applicable renewal period or the agreement is terminated in accordance with its terms. Mr. Sothen will receive a base salary of $190,000 per year. Mr. Sothen will also receive benefits, such as employee benefit plans and personal time off.

        The employment agreement shall automatically terminate upon the death of Mr. Sothen. Partners may terminate the employment agreement immediately with or without "Cause," as defined in the employment agreement, or in the event of Incapacity (as defined under the employment agreement) with 90 days advance notice. Mr. Sothen may terminate the employment agreement with "Good Reason," as defined in the employment agreement, and may terminate the employment agreement without Good Reason upon providing 90 days prior written notice. In connection with a termination without Cause or for Good Reason, Mr. Sothen will be paid an amount two (2) times his annual salary and one times his highest annual bonus (as determined under the employment agreement) in one lump sum, and Mr. Sothen will also be provided with health care benefits for a period of eighteen (18) months after the date of termination.

        The employment agreement also contains non-compete, non-solicitation, and confidentiality provisions

Information about Partners Designees to the Delmar Board

        The share exchange agreement provides that, from and after the effective time, the Board of Directors of Delmar shall include Lloyd B. Harrison, III, John Janney and two other members of Partners' Board of Directors as of the date of the share exchange agreement to be designated by Partners and reasonably acceptable to Delmar. As of the date of this proxy statement/prospectus, Partners has not yet designated the two other members of its Board of Directors that will serve on the Delmar Board of Directors in addition to Messrs. Harrison and Janney.

        Set forth below is certain information regarding Messrs. Harrison and Janney and the other directors of Partners who may be designated by Partners as candidates for appointment to the boards of directors of Delmar upon consummation of the share exchange. The information presented includes information each individual has given Partners about his or her age, all positions he or she holds, and his or her principal occupation for the past five years. The following also includes certain individual qualifications, credentials, business experience and skills of directors that contribute to the board's effectiveness as a whole and provide the reason why each director has been selected to serve as a director of Partners. Partners believes that each director has a reputation for integrity, honesty, and adherence to high ethical standards. They each have demonstrated business insight and an ability to exercise sound judgement as well as a commitment to service. None of the directors below is a director of any other publicly-traded company.

        Also set forth below is information regarding the other executive officers of Partners expected to become executive officers of Delmar and Delmarva.

  Partners Directors.

        Lloyd B. Harrison, III (61 years old) served as President, Treasurer, Secretary and Chief Operating Officer and Director of Partners from its inception in 2007 to July 15, 2014, at which time he became President and Chief Executive Officer of Partners. Prior to that, Mr. Harrison served as President and Chief Executive Officer of Mercantile Southern Maryland Bank and its predecessor, Calvert Bank and Trust, from 2001 to 2007. He has over 33 years of banking experience. Over the years, he has served on the boards of many civic and charitable organizations. Mr. Harrison is a former chairman of the board of directors of Asbury Communities, Inc. Currently, Mr. Harrison serves as a director of Westminster American Insurance Company, the Virginia Association of Community Banks, The Central Virginia Battlefields Trust and The Fredericksburg Regional Alliance. He is a trustee of The George Washington Foundation. He has an undergraduate degree in English from The University of Virginia and a Masters in Business Administration from The College of William & Mary. Mr. Harrison has served as a director of Partners since it was established in 2007. His current term as director runs through Partners' 2019 Annual Meeting of Shareholders.

        John A. Janney (62 years old) is the owner and President of John A. Janney Builder, Inc., a general contracting firm in Fredericksburg, Virginia since 1994. Prior to that, he co-owned Homes of Distinction, Inc., a residential building contractor. Mr. Janney has served on a number of boards over the years, including as the chairman of the board of The Fredericksburg Area Museum and Cultural Center. He is a past president of the Fredericksburg Country Club. He served on the board of directors of The National Bank of Fredericksburg from 2004 to 2007. Mr. Janney is a graduate of Washington and Lee University with a degree in Business. Mr. Janney has served as a director of Partners since it was established in 2007 and as chairman of Partners board of directors since 2016. His current term as director runs through Partners' 2019 Annual Meeting of Shareholders.

        Mona D. Albertine (69 years old) is co-founder, President and owner of Jabberwocky Books, a retail establishment which has been part of the Fredericksburg business community since 1985. She is also a managing partner of Albertine Properties, which owns and manages commercial real estate in downtown Fredericksburg. She served eight years on the Board of Visitors of the University of Mary Washington, two years as Vice Rector and two years as Rector. Ms. Albertine served on the board of Virginia Heartland Bank prior to its merger with Second National Bank of Culpeper. For more than 33 years she has served on numerous charitable boards in the Fredericksburg area, most recently, the Community Foundation of the Rappahannock River Region, where she served as President, and as a director of the Fredericksburg Regional Chamber of Commerce. She currently is President of The Women and Girls Fund and serves on the board of the University of Mary Washington Foundation. Ms. Albertine received a Bachelor of Arts degree in International Relations from the University of Mary Washington in 1971. Ms. Albertine has served as a director of Partners since it was established in 2007. Her current term as director runs through Partners' 2020 Annual Meeting of Shareholders.

        Steven R. Mote (54 years old) is the President and Chief Executive Officer of Mote Management Company Inc., which he founded in 1991. Mote Management Company Inc. is a diversified real estate management and development company that operates primarily in the Southern Maryland market. The company owns and manages apartment communities, retail shopping centers, commercial mixed-use projects, car washes, and mini storage facilities. Mr. Mote has been active in a number of professional and civic organizations. He previously served as a Director of Mercantile Southern Maryland Bank prior to the bank being purchased by PNC. Mr. Mote is a past President of the Waldorf Lions Club and served on the College of Southern Maryland's Foundation Board and the local United Way board. Mr. Mote has served as a director of Partners since 2014. His current term as director runs through Partners' 2020 Annual Meeting of Shareholders.

        Lewis W. Graves, Sr. (68 years old) is President and owner of Coldwell Banker, Carriage House Realty, Inc., located in Fredericksburg, Virginia. He founded this business in 1982. Mr. Graves has been involved in numerous successful businesses, including Fredericksburg Credit Bureau and Graves Insurance Agency. He was President of Colonial Loans Inc., located in Fredericksburg, until its sale to James River Bank in 1997. He served on the Board of Dominion Bank for seven years and on the Board of The National Bank of Fredericksburg from 1995 to 2007. Mr. Graves was founding Chairman of the Board of Directors of Fredericksburg Academy. He has served on numerous civic and charitable organization boards over the years. Mr. Graves graduated from North Carolina Wesleyan College with a degree in Political Science. Mr. Graves has served as a director of Partners since it was established in 2007. His current term as director runs through Partners' 2021 Annual Meeting of Shareholders.

        Lucy G. Harman (70 years old) recently retired as an owner and President of P. C. Goodloe & Son, Inc., a commercial asphalt paving company, and Goodloe Asphalt L.C., an asphalt, sand and gravel manufacturing company. She worked for these companies in the construction industry for 46 years. Mrs. Harman graduated with a Bachelor of Arts degree from Hollins College and received a Master of Arts degree from the University of Virginia. She participates in professional and business organizations and has served on the boards of the Virginia Road and Transportation Builders Association, The National Bank of Fredericksburg, and the local advisory boards of First Virginia Bank and BB&T. She is a Regent of the George Washington Foundation and serves on the Board of Governors of the Community Foundation. Mrs. Harman has served as a director of the Bank since it was established in 2007. Her current term as director runs through Partners' 2019 Annual Meeting of Shareholders.

        Wallace N. King, Sr. (55 years old) serves as Executive Vice President and Senior Loan Officer and Secretary of Partners. Mr. King was instrumental in the capital-raising efforts and regulatory application process for the Bank. He is currently responsible for management and oversight of the entire Bank's lending activities. Mr. King has 24 years of banking experience and previously served as Senior Vice President & Commercial Loan Officer at The National Bank of Fredericksburg from 1995 to 2007. Prior to that, he served in a variety of positions, including management positions, with the Prince William County Government from 1986 to 1995. He has served on the boards of many civic and charitable organizations. He has an undergraduate degree from East Carolina University. Mr. King has served as a director of Partners since 2011. His current term as director runs through Partners' 2019 Annual Meeting of Shareholders.

        George P. Snead (49 years old) is a partner in Parrish Snead Franklin Simpson, PLC, a general practice law firm located in the City of Fredericksburg. Mr. Snead's practice centers on estate planning and commercial transactions, specifically including commercial real estate purchases/sales, commercial leases, business organizations, and lending transactions. Mr. Snead graduated from Davidson College with a Bachelor of Arts in Economics, and he received his law degree from the College of William and Mary. Mr. Snead has been active in a number of professional and charitable activities. He currently serves as a member of the Board of Directors of the Central Virginia Housing Coalition. He previously was a member of the Board of Directors of Germanna Community College Educational Foundation, the Massad Branch of the YMCA, the Fredericksburg Regional Chamber of Commerce, the Board of Directors of the Central Rappahannock Heritage Center and the Board of Trustees of the Community Foundation of the Rappahannock River Region. Mr. Snead has served as a director of Partners since it was established in 2007. His current term as director runs through Partners' 2021 Annual Meeting of Shareholders.

        William J. Vakos, III (50 years old) is President of W.J. Vakos Management Co., a mixed-use development and real estate management company based in Fredericksburg, Virginia. Mr. Vakos has 26 years of experience in commercial real estate and, prior to becoming President, served as the Fredericksburg Leasing Representative/Property Manager and, prior to that, the Tidewater Leasing Representative/Property Manager for W.J. Vakos Management Co. Mr. Vakos also owns and operates several real estate companies complementary to his core business, Arista Management Group and Arista Real Estate. Mr. Vakos is a Deacon and Stewardship Chairman at Spotswood Baptist Church. He previously served as a director of Virginia Community Bank and Virginia Community Bankshares, Inc. from July 2006 to August 2014, and previously was a member of the Board of Directors of the Virginia Chamber of Commerce. Mr. Vakos is a graduate of Old Dominion University with a Bachelor of Arts in Business Administration and Computer Science. Mr. Vakos has served as a director of Partners since 2014. His current term as director runs through Partners' 2021 Annual Meeting of Shareholders.

  Partners Executive Officers Expected to Become Delmar Executive Officers.

        J. Adam Sothen (42 years old) is Executive Vice President and Chief Financial Officer of Partners and has served in that role since April 2018. From June 2017 through March 2018, Mr. Sothen served as Executive Vice President and Chief Financial Officer of Sonabank and Sonabank's parent company, Southern National Bancorp of Virginia, Inc. Previous to that, Mr. Sothen was employed by EVB as Vice President and Corporate Controller from June 2010 until October 2012, and from September 2011 through June 2017, as Executive Vice President and Chief Financial Officer of EVB and EVB's parent company, Eastern Virginia Bankshares, Inc. Following consummation of the share exchange, Mr. Sothen will remain as Chief Financial Officer of Partners and is expected to become Chief Financial Officer of Delmar.

Support Agreements

        As a condition to entering into the share exchange agreement, each of the directors and certain executive officers of Partners having or sharing the right to vote or direct the voting of 1,728,406 outstanding shares of Partners common stock, or approximately 42.3% of the outstanding shares, entered into an agreement pursuant to which each such director or executive officer agreed to vote all of his or her shares of Partners common stock in favor of the share exchange agreement. The form of support agreement is attached as Annex D of this document. The support agreements may have the effect of discouraging persons from making a proposal for an acquisition transaction involving Partners. The following is a brief summary of the material provisions of the support agreements:

  •
  The directors and executive officers agreed, among other things, to vote, or cause to be voted, (a) for approval and adoption of the share exchange agreement and the transactions contemplated thereby, and (b) against any action that is intended, or could reasonably be expected to impede, interfere with, delay, postpone, or adversely affect the transaction contemplated in the share exchange agreement, all shares over which they exercise sole or shared voting power, including those held in a voting trust jointly with other persons, to be voted in the same manner; and

  •
  The directors and executive officers agreed not to sell, transfer, pledge or otherwise dispose of their Partners common stock, as applicable, subject to certain exceptions.

Accounting Treatment

        The accounting principles to this transaction as described in Financial Accounting Standards Board Accounting Standards Codification 805 ("ASC 805") provide transactions that represent business combinations are to be accounted for under the acquisition method. The acquisition method requires all of the following steps: (a) identifying the acquirer; (b) determining the acquisition date; (c) recognizing and measuring the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquisition; and (d) recognizing and measuring goodwill or a gain from a bargain purchase.

        The appropriate accounting treatment for this transaction is as a business combination under the acquisition method. On the acquisition date, as defined by ASC 805, Delmar will record at fair value the identifiable assets acquired and the liabilities assumed, any noncontrolling interest, and goodwill (or a gain from a bargain purchase). The results of operations for the combined company will be reported prospectively subsequent to the acquisition date.

Material U.S. Federal Income Tax Consequences of the Share Exchange

        Subject to the limitations, assumptions and qualifications described herein, in the opinion of each of Miles & Stockbridge P.C. and Troutman Sanders LLP, counsel to Delmar and Partners, respectively, the following discussion addresses the material U.S. federal income tax consequences relating to the share exchange to a U.S. holder (as defined below) of Partners common stock that receives Delmar common stock pursuant to the share exchange.

        For purposes of this discussion, a "U.S. holder" is a beneficial owner of Partners common stock and is, for U.S. federal income tax purposes, (1) an individual citizen or resident of the United States, (2) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over its administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of such trust, or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes, or (4) an estate, the income of which is subject to U.S. federal income tax regardless of its source.

        This discussion applies only to U.S. holders who hold their shares of Partners common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment) and exchange those shares for the share exchange consideration in the share exchange. Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies; traders in securities that elect to apply a mark-to-market method of accounting; banks and certain other financial institutions; insurance companies; regulated investment companies and real estate investment trusts; tax-exempt organizations; holders of Partners common stock subject to the alternative minimum tax provisions of the Code; S corporations; partnerships or other pass-through entities (or investors in S corporations, partnerships or other pass-through entities); holders of Partners common stock whose functional currency is not the U.S. dollar; holders who hold shares of Partners common stock as part of a "hedge," "straddle," "constructive sale" or "conversion transaction" (as such terms are used in the Code) or other integrated investment; holders of Partners common stock who exercise appraisal rights; persons who purchased their shares of Partners common stock as part of a wash sale; or holders required to accelerate the recognition of any item of gross income for U.S. federal income tax purposes with respect to Delmar common stock as a result of such item being taken into account in an applicable financial statement).

        This discussion does not address any tax consequences arising under any U.S. state or local, or foreign laws, the Medicare contribution tax, the alternative minimum tax or under any U.S. federal laws other than U.S. federal income tax laws (such as estate or gift tax laws).

        If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds Partners common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds Partners common stock, and any partners in such partnership, are strongly urged to consult their own tax advisors about the tax consequences of the share exchange to them.

        This discussion, and the tax opinion referred to below, is based upon the Code, the U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings, and decisions, all as in effect on the date of this joint proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. The opinion described below will not be binding on the IRS, or any court. Delmar and Partners have not sought and will not seek any ruling from the IRS regarding any matters relating to the share exchange, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which the opinion is based are inconsistent with the actual facts, the U.S. federal income tax consequences of the share exchange could be adversely affected.

        Determining the actual tax consequences of the share exchange to you may be complex and will depend on your specific situation and on factors that are not within our control. You are strongly urged to consult with your own tax advisor as to the specific tax consequences of the share exchange in your particular circumstances, including the applicability and effect of the alternative minimum tax and any U.S. federal, state and local, foreign and other tax laws and of changes in those laws.

  U.S. Federal Income Tax Consequences of the Share Exchange Generally

        Subject to the limitations, assumptions and qualifications described herein, the share exchange will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. Accordingly, and as discussed in greater detail below, except with respect to cash received in lieu of a fractional share interest in Delmar common stock, no gain or loss will be recognized by holders of Partners common stock in the share exchange. Delmar has received a legal opinion from Miles & Stockbridge P.C., and Partners has received a legal opinion from Troutman Sanders LLP, each to the effect that the share exchange will constitute a reorganization within the meaning of Section 368(a) of the Code.

        These opinions are based on representations by Delmar and Partners, as well as certain covenants and undertakings by Delmar and Partners and customary assumptions. If any of the representations, covenants, undertakings, or assumptions is incorrect, incomplete, inaccurate or is violated, the validity of the opinions described above may be affected and the U.S. federal income tax consequences of the share exchange could differ materially from those described in this joint proxy statement/prospectus.

        Accordingly, subject to the limitations and qualifications set forth herein and in the opinions described above, for U.S. federal income tax purposes, when a U.S. holder of Partners common stock receives Delmar common stock and cash instead of fractional shares of Delmar common stock, if any, in the share exchange, such U.S. holder will not recognize gain or loss, except with respect to cash received instead of fractional shares of Delmar common stock (as discussed below).

        The aggregate tax basis of the Delmar common stock that a U.S. holder receives in the share exchange, including any fractional shares deemed received and redeemed for cash as described below, will equal such U.S. holder's aggregate adjusted tax basis in the shares of Partners common stock that it surrenders in the share exchange. The holding period for the shares of Delmar common stock that a U.S. holder receives in the share exchange (including any fractional share deemed received and redeemed for cash as described below) will include the holding period for the shares of Partners common stock that such U.S. holder surrenders in the share exchange. The basis and holding period of each block of Delmar common stock a U.S. holder receives will be determined on a block-for-block basis depending on the basis and holding period of the blocks of Partners common stock exchanged for such block of Delmar common stock. U.S. holders should consult their tax advisors regarding the manner in which shares of Delmar common stock should be allocated among different blocks of their Partners common stock surrendered in the share exchange.

  Cash Instead of Fractional Shares

        If a U.S. holder receives cash instead of a fractional share of Delmar common stock, the U.S. holder will be treated as having received such fractional share of Delmar common stock pursuant to the share exchange and then as having received cash in exchange for such fractional share of Delmar common stock. As a result, such U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash received instead of a fractional share and the U.S. holder's basis in the fractional share of Delmar common stock it is treated as receiving as set forth above. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, as of the effective time, the holding period for such fractional share (including the holding period of shares of Partners common stock surrendered therefor) exceeds one year. The deductibility of capital losses is subject to limitations.

  Backup Withholding and Information Reporting

        Non-corporate U.S. holders of Partners common stock may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 24%) on any cash payments received in connection with the share exchange. Such a U.S. holder generally will not be subject to backup withholding, however, if the U.S. holder:

  •
  furnishes a correct taxpayer identification number, certifies that the U.S. holder is not subject to backup withholding on the Form W-9 or applicable successor form and otherwise complies with all the applicable requirements of the backup withholding rules; or

  •
  provides proof that the U.S. holder is otherwise exempt from backup withholding.

        Any amounts withheld from payments to U.S. holders of Partners common stock under the backup withholding rules are not an additional tax and generally will be allowed as a refund or credit against such U.S. holder's applicable U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. holders of Partners common stock should consult their own tax advisors regarding the application of backup withholding based on their particular circumstances and the availability of, and procedure for, obtaining an exemption from backup withholding.

  Certain Reporting Requirements

        If you are a U.S. holder that receives Delmar common stock in the share exchange and are considered a "significant holder," you will be required (1) to file a statement with your U.S. federal income tax return providing certain facts pertinent to the share exchange, including your tax basis in, and the fair market value of, the Partners common stock that you surrendered, and (2) to retain permanent records of these facts relating to the share exchange. You are a "significant holder" if, immediately before the share exchange, you (a) owned at least 1% (by vote or value) of the outstanding stock of Partners, or (b) owned Partners securities with a tax basis of $1.0 million or more.

        This discussion of certain material U.S. federal income tax consequences is for general information purposes only and is not intended to be, and may not be construed as, tax advice. Holders of Partners common stock are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Resales of Delmar Common Stock

        The shares of Delmar stock to be issued to shareholders of Partners under the share exchange agreement have been registered under the Securities Act of 1933 and may be freely traded without restriction by holders who will not be affiliates of Delmar after the share exchange.

        Certain directors and executive officers of Partners will be considered affiliates of Delmar after the share exchange. They may resell shares of Delmar common stock received in the share exchange only if the shares are registered for resale under the Securities Act or an exemption is available. They may resell under the safe harbor provisions of Rule 144 under the Securities Act or as otherwise permitted under the Securities Act.

INFORMATION ABOUT DELMAR

General Information

        Delmar is a Maryland chartered corporation and a bank holding company registered with and supervised by the Federal Reserve. Delmar holds all of the issued and outstanding shares of common stock of Delmarva. Delmar was incorporated on January 6, 1988 under the general corporation law of Maryland for the purpose of becoming a bank holding company for Delmarva. Delmar has no other direct subsidiaries. Delmarva has five consolidated subsidiaries, three of which are wholly owned, organized to hold foreclosed real estate. Since commencing operations, Delmar's business has consisted primarily of managing and supervising Delmarva and its principal source of income has been revenues generated by Delmarva. The principal executive office of Delmar is located at 2245 Northwood Drive, Salisbury, Maryland 21801.

        Delmarva, a community oriented financial institution, was established in Maryland in 1896, reorganized as a national bank in 1996, and reorganized as a Delaware state chartered bank in 2003. Delmarva provides a broad range of commercial and consumer banking services to individuals, small and medium-sized businesses and professionals in Southern New Jersey and the eastern shore regions of Maryland and Delaware, including Sussex County, Delaware, Wicomico County, Maryland and Worcester County, Maryland. Delmarva currently operates 14 full service banking offices, located in Delmar, Salisbury and Ocean City, Maryland and Laurel, Dagsboro Rehoboth, Delaware, and Cherry Hill, Evesham and Moorestown, New Jersey, along with 16 automated teller machines ("ATMs"). In March 2018, Delmar completed its acquisition of Liberty through a merger with Delmarva, with Delmarva being the surviving entity. Through the merger, Delmarva gained the branches in Cherry Hill, Evesham and Moorestown, New Jersey, which are operated under the name Liberty Bell Bank, a Division of The Bank of Delmarva. Delmarva's main office is located at 910 Norman Eskridge Highway, Seaford, Delaware.

Market Area and Competition

        Delmarva's primary market area consists of Sussex County, Delaware, Wicomico County, Maryland, Worcester County, Maryland, Camden County, New Jersey and Burlington County, New Jersey and contiguous counties in Maryland, Delaware and New Jersey. Delmarva faces significant competition for the attraction of deposits and the origination of loans from other community banks and larger banks with regional or national footprints. As of June 30, 2018, Delmarva had the third highest level of deposits of banks active in the Salisbury MD-DE MSA, excluding a large credit card bank which reports all of its deposits in the market, but held less than one percent of total deposits in the market. Delmarva's market share in the Philadelphia—Camden—Wilmington, Pennsylvania, New Jersey, Delaware, Maryland is less than 0.1%. Delmarva also faces competition from other financial services companies such as brokerage firms, credit unions and insurance companies, mortgage companies, insurance companies and nonbank and online depositories and lenders. Delmarva differentiates itself from its competitors through superior customer service and responsiveness with accountability to a local management team, board of directors and advisory board.

  Products and Services

        Delmarva is a full service community bank, and offers a comprehensive array of deposit products, loan services, and other services to its customers, filling both retail and commercial needs. These products and services include:

  Deposit Services

• Free Personal Checking Accounts	• Time Deposit Accounts
• Business Checking Accounts	• Tiered Money Market Accounts
• NOW Accounts	• IRA Accounts
• Statement Savings Accounts	• Cash Management Accounts and Services
• Remote Deposit Capture	• Mobile Deposit Services

  Loan Services

• Lines of Credit	• Commercial Real Estate Loans
• Equipment Loans	• Letters of Credit
• Small Business Administration Loans	• Term Loans
• Home Equity Loans	• US Department of Agriculture Loans
• Business Credit Cards	• Mobile Home, Boats, RV and Motorcycle Loans
• New and Used Car Loans	• Unsecured Consumer Loans
• Purchase and Refinance Mortgage Loans	• Bridge Loans
• Construction/Permanent Mortgage Loans	• Lot Loans

  Other Services

• Phone Banking	• Internet Banking and Online Bill Payment
• Mobile Banking App	• External Transfers
• Full Service ATMs	• Cash Advance Service
• Merchant Services	• Surcharge Free ATM Network Access (Over 55,000 ATMs)
• ATM/Debit Cards
• Cash Management/Sweep/Zero Balance/ACH Origination/Cash Concentration/Payroll Direct Deposit

  Risk Management

        Delmar and Delmarva believe that effective risk management is of primary importance. Risk management refers to the activities by which Delmarva's identifies, measures, monitors, evaluates and manages the risks its faces in the course of its banking activities. These include liquidity, interest rate, credit, operational, compliance, regulatory, strategic, financial and reputational risk exposures. Delmar's and Delmarva's board of directors and management team have created a risk-conscious culture that is focused on quality growth, which starts with capable and experienced risk management teams and infrastructure capable of addressing the evolving risks Delmarva faces, as well as the changing regulatory and compliance landscape. Delmar's risk management approach employs comprehensive policies and processes to establish robust governance. Delmar believes a disciplined and conservative underwriting approach has been the key to its strong asset quality.

        The lending activities in which Delmarva engages carry the risk that the borrowers will be unable to perform on their obligations. As such, interest rate policies of the Federal Reserve and general economic conditions, nationally and in Delmarva's market areas, could have a significant impact on Delmar's results of operations. To the extent that economic conditions deteriorate, business and individual borrowers may be less able to meet their obligations in full, in a timely manner, resulting in decreased earnings or losses. Economic conditions may also adversely affect the value and liquidity of property pledged as security for loans.

        Delmarva's goal is to mitigate risks in the event of unforeseen threats to the loan portfolio as a result of economic downturn or other negative influences. Plans for mitigating inherent risks in managing loan assets include: carefully enforcing loan policies and procedures, evaluating each borrower's business plan during the underwriting process and throughout the loan term, identifying and monitoring primary and alternative sources for loan repayment, and obtaining collateral to mitigate economic loss in the event of liquidation. Specific loan reserves are established based upon credit and/or collateral risks on an individual loan basis. A risk rating system is employed to proactively estimate loss exposure and provide a measuring system for setting general and specific reserve allocations. Delmarva's management, lending officers and credit administration team emphasize a strong risk management culture supported by comprehensive policies and procedures for credit underwriting, funding and administration that Delmarva believes has enabled it to maintain sound asset quality. Its underwriting methodology emphasizes establishing and monitoring debt and leverage covenants, strong overall cash flow throughout a customer's business operations, low loan-to-value ratios, strong full or partial guarantors when deemed necessary, and/or strong tertiary sources of re-payment. Delmarva's tiered underwriting structure includes progressive levels of individual loan authority, concurrent authority and senior loan committee approval. Delmarva's loan review function performs regular internal loan reviews and identifies early warning indicators to proactively monitor the loan portfolio.

        Delmarva's lending activities are subject to a variety of lending limits imposed by state and federal law. These limits will increase or decrease in response to increases or decreases in its level of capital. At March 31, 2019, Delmarva had a legal lending limit of $11.0 million. At March 31, 2019, Delmarva's average funded loan size outstanding for commercial real estate (including commercial construction) and commercial loans was $494 thousand and $146 thousand, respectively.

        Concentrations of Credit Risk.    Most of Delmarva's lending is conducted with businesses and individuals in eastern shore regions of Maryland and Delaware and in southern New Jersey. Delmarva's loan portfolio consists primarily of commercial real estate loans, including construction and land loans, which totaled $438.7 million and constituted 67.4% of total loans as of March 31, 2019, and 1-4 family residential real estate loans, which totaled $145.8 million and constituted 22.4% of total loans as of March 31, 2019. The geographic concentration of Delmarva's loans subjects its business to the general economic conditions within that market area. The share exchange with Partners will somewhat reduce the geographic concentration of Delmarva's loans, but Delmar's current and prospective market areas are largely affected by the same general economic factors that currently affect Partners. The risks created by such concentrations have been considered by management in the determination of the adequacy of the allowance for loan losses. Delmar's management believes the allowance for loan losses is adequate to cover probable incurred losses in the loan portfolio as of March 31, 2019.

        Comprehensive risk management practices and appropriate capital levels are essential elements of a sound commercial real estate lending program. A concentration in commercial real estate adds a dimension of risk that compounds the risk inherent in individual loans. The federal banking agencies have issued guidance governing financial institutions with concentrations in commercial real estate lending. The guidance provides that institutions that have (i) total reported loans for construction, land development, and other land which represent 100% or more of an institution's total risk-based capital; or (ii) total reported commercial real estate loans, excluding loans secured by owner-occupied commercial real estate, representing 300% or more of the institution's total risk-based capital and the institution's commercial real estate loan portfolio has increased 50% or more during the prior 36 months, are identified as having potential commercial real estate concentration risk. Institutions which are deemed to have concentrations in commercial real estate lending are expected to employ heightened levels of risk management with respect to their commercial real estate portfolios, and may be required to hold higher levels of capital. Delmarva has a concentration in both non-owner-occupied commercial real estate and construction and land development loans. At March 31, 2019, Delmarva's non-owner-occupied commercial real estate loan portfolio constituted 347.2% of capital and its construction, land development and land loans constituted 103.5% of capital.

Properties

        Delmarva currently maintains 14 branches, including the recently opened branch in West Ocean City, and other facilities as set forth in the table below.

Name	Location	Owned/Leased
Principal Office	910 Norman Eskridge Hwy Seaford, DE 19973	Leased
Administrative Offices	2245 Northwood Drive Salisbury, MD 21801	Owned
Delmar Branch	9550 Ocean Highway Delmar, MD 21875	Owned
North Salisbury Branch	2727 N. Salisbury Boulevard Salisbury, MD 21801	Owned
East Salisbury Branch	241 Beaglin Park Drive Salisbury, MD 21804	Owned
Eastern Shore Drive Branch	921 Eastern Shore Drive Salisbury, MD 21804	Owned
Pecan Square Branch	1206 Nanticoke Road Salisbury, MD 21801	Owned
Laurel Branch	200 E. Market Street Laurel, DE 19956	Owned
Dagsboro Branch	28280 Clayton Street Dagsboro, DE 19939	Owned
Rehoboth Branch	18572 Coastal Highway Rehoboth Beach, DE 19971	Leased
North Ocean City Branch	12505 Coastal Highway Ocean City, MD 21842	Leased
West Ocean City Branch	12720 Ocean Gateway #4 Ocean City, MD 21842	Leased
Loan Production Office	19264 Miller Road, Unit A Rehoboth Beach, DE 19971	Leased

Name	Location	Owned/Leased
Evesham Branch	145 North Maple Avenue Marlton, NJ 08053	Leased
Cherry Hill Branch	2099 Route 70 East Cherry Hill, NJ 08003	Leased
Moorestown Branch	227 West Camden Avenue Moorestown, NJ 08057	Leased

Employees

        As of March 31, 2019, Delmarva had approximately 165 full-time equivalent employees.

Legal Proceedings

        From time to time Delmar and Delmarva are a party to various litigation matters incidental to the conduct of their respective businesses. Delmar and Delmarva are not presently party to any legal proceedings the resolution of which Delmar and Delmarva believes would have a material adverse effect on their respective businesses, prospects, financial condition, liquidity, results of operation, cash flows or capital levels.

Supervision and Regulation

        Delmar's and Delmarva's business and operations are subject to extensive federal and state governmental regulation and supervision. The following is a brief summary of certain statutes and rules and regulations that affect or will affect us. This summary is not intended to be an exhaustive description of the statutes or regulations applicable to our business. Supervision, regulation, and examination by the regulatory agencies are intended primarily for the protection of depositors and the Deposit Insurance Fund, rather than shareholders.

        Delmar.    Delmar is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, or the BHC Act, and subject to regulation and supervision by the Federal Reserve. The BHC Act and other federal laws subject bank holding companies to restrictions on the types of activities in which they may engage, and to a range of supervisory requirements and activities, including regulatory enforcement actions for violations of laws and regulations and unsafe and unsound banking practices. As a bank holding company, Delmar is required to file with the Federal Reserve an annual report and such other additional information as the Federal Reserve may require pursuant to the BHC Act. The Federal Reserve may also examine Delmar and each of its subsidiaries. As Delmar is a bank holding company with less than $3 billion in assets, and which does not (i) conduct significant off balance sheet activities, (ii) engage in significant non-banking activities, and (iii) have securities registered under the 1934 Act, Delmar is not currently subject to risk-based capital requirements adopted by the Federal Reserve, which are substantially identical to those applicable to Delmarva, and which are described below. The Federal Reserve issued an interim final rule increasing the asset threshold for the policy statement, in compliance with "Economic Growth, Regulatory Relief, and Consumer Protection Act," or the 2018 Act, in August 2018. Delmar understands that the Federal Reserve has not historically deemed a bank holding company ineligible for application of the policy statement solely because its common stock is registered under the Exchange Act. There can be no assurance that the Federal Reserve will continue this practice. Under the Dodd-Frank Act, the Federal Reserve is required to apply consolidated capital requirements to depository institution holding companies that are no less stringent than those currently applied to depository institutions. The Dodd-Frank Act additionally requires capital requirements to be countercyclical so that the required amount of capital increases in times of economic expansion and decreases in times of economic contraction, consistent with safety and soundness.

        The BHC Act requires approval of the Federal Reserve for, among other things, a bank holding company's direct or indirect acquisition of control of more than five percent (5%) of the voting shares, or substantially all the assets, of any bank or the merger or consolidation by a bank holding company with another bank holding company. The BHC Act generally permits the acquisition by a bank holding company of control or substantially all the assets of any bank located in a state other than the home state of the bank holding company, except where the bank has not been in existence for the minimum period of time required by state law; but if the bank is at least five years old, the Federal Reserve may approve the acquisition.

        With limited exceptions, a bank holding company is prohibited from acquiring control of any voting shares of any company which is not a bank or bank holding company and from engaging directly or indirectly in any activity other than banking or managing or controlling banks or furnishing services to or performing service for its authorized subsidiaries. A bank holding company may, however, engage in, or acquire an interest in, a company that engages in activities which the Federal Reserve has determined by order or regulation to be so closely related to banking or managing or controlling banks as to be properly incident thereto. In making such a determination, the Federal Reserve is required to consider whether the performance of such activities can reasonably be expected to produce benefits to the public, such as convenience, increased competition or gains in efficiency, which outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. The Federal Reserve is also empowered to differentiate between activities commenced de novo and activities commenced by the acquisition, in whole or in part, of a going concern.

        The Federal Reserve may order a bank holding company or its subsidiaries to terminate any of these activities or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that the bank holding company's continued ownership, activity or control constitutes a serious risk to the financial safety, soundness, or stability of it or any of its bank subsidiaries.

        Subsidiary banks of a bank holding company are subject to restrictions imposed by the Federal Reserve Act on any extensions of credit to a bank holding company or any of its subsidiaries, or investments in the stock or other securities thereof, and on the taking of such stock or securities as collateral for loans to any borrower. Further, a bank holding company and any subsidiary bank are prohibited from engaging in tie-in arrangements in connection with the extension of credit. A subsidiary bank may not extend credit, lease or sell property, or furnish any services, or fix or vary the consideration for any of the foregoing on the condition that: (i) the customer obtain or provide some additional credit, property or services from or to such bank other than a loan, discount, deposit or trust service; (ii) the customer obtain or provide some additional credit, property or service from or to Delmar or any of our subsidiaries; or (iii) the customer not obtain some other credit, property or service from competitors, except for reasonable requirements to assure the soundness of credit extended.

        The Gramm-Leach-Bliley Act, or GLB Act, allows a bank holding company or other company to elect to become a financial holding company, which would allow such company to engage in activities that are financial in nature, that are incidental to such activities, or are complementary to such activities. The GLB Act enumerates certain activities that are deemed financial in nature, such as underwriting insurance or acting as an insurance principal, agent or broker, underwriting, dealing in or making markets in securities, and engaging in merchant banking under certain restrictions. It also authorizes the Federal Reserve to determine by regulation what other activities are financial in nature, or incidental or complementary thereto. Delmar has not elected financial holding company status.

        The Federal Deposit Insurance Act, or FDIA, and Federal Reserve policy require a bank holding company to serve as a source of financial and managerial strength to its bank subsidiaries. In addition, where a bank holding company has more than one FDIC-insured bank or thrift subsidiary, each of the bank holding company's subsidiary FDIC-insured depository institutions is responsible for any losses to the FDIC as a result of an affiliated depository institution's failure. As a result of a bank holding company's source of strength obligation, a bank holding company may be required to provide funds to a bank subsidiary in the form of subordinate capital or other instruments which qualify as capital under bank regulatory rules. Any loans from the holding company to such subsidiary banks likely would be unsecured and subordinated to such bank's depositors and perhaps to other creditors of Delmarva.

        A bank holding company is generally required to give the Federal Reserve prior written notice of any purchase or redemption of its own then outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of the company's consolidated net worth. The Federal Reserve may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, Federal Reserve order or directive, or any condition imposed by, or written agreement with, the Federal Reserve. The Federal Reserve has adopted an exception to this approval requirement for well-capitalized bank holding companies that meet certain conditions.

        As a Maryland corporation, Delmar is subject to limitations and restrictions. For example, state law restrictions include limitations and restrictions relating to indemnification of directors, distributions to shareholders, transactions involving directors, officers or interested shareholders, maintenance of books, records, minutes, borrowing and the observance of corporate formalities.

        Delmarva.    Delmarva is a Delaware chartered commercial bank which is not a member of the Federal Reserve System (a "state nonmember bank") whose accounts are insured by the Deposit Insurance Fund of the FDIC up to the maximum legal limits. Delmarva is subject to regulation, supervision and regular examination by the Delaware Commissioner and the FDIC. The regulations of these various agencies govern most aspects of Delmarva's business, including required reserves against deposits, loans, investments, mergers and acquisitions, borrowing, dividends and location and number of branch offices. The laws and regulations governing Delmarva generally have been promulgated to protect depositors and the Deposit Insurance Fund, and not for the purpose of protecting shareholders. Competition among commercial banks, savings and loan associations, and credit unions has increased following enactment of legislation, which greatly expanded the ability of banks and bank holding companies to engage in interstate banking or acquisition activities.

        Banking is a business that depends on interest rate differentials. In general, the differences between the interest paid by a bank on its deposits and its other borrowings and the interest received by a bank on loans extended to its customers and securities held in its investment portfolio constitute the major portion of Delmarva's earnings. Thus, the earnings and growth of Delmarva will be subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve, which regulates the supply of money through various means including open market dealings in United States government securities. The nature and timing of changes in such policies and their impact on Delmarva cannot be predicted.

        Branching and Interstate Banking.    The federal banking agencies are authorized to approve interstate bank merger transactions without regard to whether such transaction is prohibited by the law of any state, unless the home state of one of the banks has opted out of the interstate bank merger provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, or the Riegle-Neal Act, by adopting a law after the date of enactment of the Riegle-Neal Act and prior to June 1, 1997 which applies equally to all out-of-state banks and expressly prohibits merger transactions involving out-of-state banks. Interstate acquisitions of branches are permitted only if the law of the state in which the branch is located permits such acquisitions. Such interstate bank mergers and branch acquisitions are also subject to the nationwide and statewide insured deposit concentration limitations described in the Riegle-Neal Act. The Dodd-Frank Act authorizes national and state banks to establish de novo branches in other states to the same extent as a bank chartered by that state would be permitted to branch.

        USA Patriot Act.    Under the USA Patriot Act, financial institutions are subject to prohibitions against specified financial transactions and account relationships, as well as enhanced due diligence standards intended to detect, and prevent, the use of the United States financial system for money laundering and terrorist financing activities. The Patriot Act requires financial institutions, including banks, to establish anti-money laundering programs, including employee training and independent audit requirements, meet minimum standards specified by the act, follow minimum standards for customer identification and maintenance of customer identification records, and regularly compare customer lists against lists of suspected terrorists, terrorist organizations and money launderers. The costs or other effects of the compliance burdens imposed by the Patriot Act or future anti-terrorist, homeland security or anti-money laundering legislation or regulation cannot be predicted with certainty.

        Office of Foreign Assets Control.    The United States has imposed economic sanctions that affect transactions with designated foreign countries, foreign nationals and others, which are administered by the U.S. Treasury Department's Office of Foreign Assets Control, or OFAC. The OFAC-administered sanctions targeting countries take many different forms. Generally, however, they contain one or more of the following elements: (i) restrictions on trade with or investment in a sanctioned country, including prohibitions against direct or indirect imports from and exports to a sanctioned country and prohibitions on a "U.S. person" engaging in financial transactions relating to making investments in, or providing investment-related advice or assistance to, a sanctioned country; and (ii) a blocking of assets in which the government or specially designated nationals of a sanctioned country have an interest by prohibiting transfers of property subject to U.S. jurisdiction (including property in the possession or control of U.S. persons). Blocked assets (e.g. property and bank deposits) cannot be paid out, withdrawn, set off or transferred in any manner without a license from OFAC. Failure to comply with these sanctions could have serious legal and reputational consequences.

        Capital Adequacy.    The federal banking agencies have adopted risk-based and leverage capital adequacy requirements, pursuant to which they assess the adequacy of capital in examining and supervising banks and bank holding companies and in analyzing bank regulatory applications. Risk-based capital requirements determine the adequacy of capital based on the risk inherent in various classes of assets and off-balance sheet items. The Dodd-Frank Act additionally requires capital requirements to be countercyclical so that the required amount of capital increases in times of economic expansion and decreases in times of economic contraction, consistent with safety and soundness.

        The federal banking agencies have adopted rules, referred to as the Basel III Rules, to implement the framework for strengthening international capital and liquidity regulation adopted by the Basel Committee on Banking Supervision, or Basel III. The Basel III framework, among other things, (i) introduced CET1, (ii) specified that Tier 1 capital consists of CET1 and "Additional Tier 1 capital" instruments meeting specified requirements, (iii) defined CET1 narrowly by requiring that most adjustments to regulatory capital measures be made to CET1 and not to the other components of capital and (iv) expanded the scope of the adjustments as compared to existing regulations.

        Basel III requires banks to maintain: (i) a minimum ratio of CET1 to risk-weighted assets of at least 4.5%, plus a "capital conservation buffer" of 2.5%, or 7.0%; (ii) a minimum ratio of Tier 1 capital to risk-weighted assets of at least 6.0%, plus the capital conservation buffer, or 8.5%; (iii) a minimum ratio of Total (Tier 1 plus Tier 2) capital to risk-weighted assets of at least 8.0% plus the capital conservation buffer, or 10.5%; and (iv) a minimum leverage ratio of 3%, calculated as the ratio of Tier 1 capital to balance sheet exposures plus certain off-balance sheet exposures (computed as the average for each quarter of the month-end ratios for the quarter).

        Basel III also provides for a "countercyclical capital buffer," generally to be imposed when federal banking agencies determine that excess aggregate credit growth becomes associated with a buildup of systemic risk that would be a CET1 add-on to the capital conservation buffer of 2.5%. The capital conservation buffer is designed to absorb losses during periods of economic stress.

        Banking institutions with a ratio of CET1 to risk-weighted assets above the minimum but below the conservation buffer (or below the combined capital conservation buffer and countercyclical capital buffer, when the latter is applied) may face constraints on its ability to pay dividends, effect equity repurchases and pay discretionary bonuses to executive officers, which constraints vary based on the amount of the shortfall.

        Under the Basel III Rules, mortgage-servicing assets and deferred tax assets are subject to stricter limitations than those previously applicable under capital rules. More specifically, certain deferred tax assets arising from temporary differences, mortgage-servicing assets, and significant investments in the capital of unconsolidated financial institutions in the form of common stock are each subject to an individual limit of 10% of common equity Tier 1 capital elements and are subject to an aggregate limit of 15% of common equity Tier 1 capital elements. The amount of these items in excess of the 10% and 15% thresholds are to be deducted from common equity Tier 1 capital. Amounts of mortgage servicing assets, deferred tax assets, and significant investments in unconsolidated financial institutions that are not deducted due to the aforementioned 10% and 15% thresholds must be assigned a 250% risk weight. Finally, the rule increases the risk weights for past-due loans, certain commercial real estate loans, and some equity exposures, and makes selected other changes in risk weights and credit conversion factors. A recent rule proposal would revise the treatment of deferred tax assets and mortgage servicing rights to increase the amounts of such assets includable in capital.

        The Basel III Rules also include, as part of the definition of CET1 capital, a requirement that banking institutions include the amount of additional other comprehensive income, or AOCI, which primarily consists of unrealized gains and losses on available for sale securities, which are not required to be treated as other-than-temporary impairment, net of tax in calculating regulatory capital, unless the institution makes a one-time opt-out election from this provision in connection with the filing of its first regulatory reports after applicability of the Basel III Rules to that institution. Delmarva opted-out of this requirement and, as such, does not include AOCI in its regulatory capital calculation. The Basel III Rules also require a 4% minimum leverage ratio, and a 5% leverage ratio to be considered well capitalized.

        The Basel III Rules also make changes to the manner of calculating risk weighted assets. New methodologies for determining risk weighted assets in the general capital rules are included, including revisions to recognition of credit risk mitigation, including a greater recognition of financial collateral and a wider range of eligible guarantors. They also include risk weighting of equity exposures and past due loans; and higher (greater than 100%) risk weighting for certain commercial real estate exposures that have higher credit risk profiles, including higher loan-to-value and equity components. In particular, loans categorized as "high-volatility commercial real estate," or HVCRE, loans are required to be assigned a 150% risk weighting, and require additional capital support. HVCRE loans are defined to include any credit facility that finances or has financed the acquisition, development or construction of real property, unless it finances: 1-4 family residential properties; certain community development investments; agricultural land used or usable for, and whose value is based on, agricultural use; or commercial real estate projects in which: (i) the loan-to-value ratio is less than the applicable maximum supervisory loan-to-value ratio established by the bank regulatory agencies; (ii) the borrower has contributed cash or unencumbered readily marketable assets, or has paid development expenses out of pocket, equal to at least 15% of the appraised "as completed" value; (iii) the borrower contributes its 15% before the bank advances any funds; and (iv) the capital contributed by the borrower, and any funds internally generated by the project, is contractually required to remain in the project until the facility is converted to permanent financing, sold or paid in full. The 2018 Act expanded the exclusion from HVCRE loans to include credit facilities financing the acquisition or refinance of, or improvements to, existing income producing property, secured by the property, if the cash flow being generated by the property is sufficient to support the debt service and expenses of the property in accordance with the institution's loan criteria for permanent financing. The 2018 Act also provides that the value of contributed property will be its appraised value, rather than its cost. The 2018 Act permits an institution to reclassify an HVCRE loan as a non-HVCRE loan upon substantial completion of the project, where the cash flow from the property is sufficient to support debt service and expenses, in accordance with the institution's underwriting criteria for permanent financing.

        The capital ratios described above are the minimum levels that the federal banking agencies expect. State and federal regulators have the discretion to require and institution to maintain higher capital levels based upon its concentrations of loans, the risk of its lending or other activities, the performance of its loan and investment portfolios and other factors. Failure to maintain such higher capital expectations could result in a lower composite regulatory rating, which would impact the institution's deposit insurance premiums and could affect its ability to borrow and costs of borrowing, and could result in additional or more severe enforcement actions. In respect of institutions with high concentrations of loans in areas deemed to be higher risk, or during periods of significant economic stress, regulators may require an institution to maintain a higher level of capital, and/or to maintain more stringent risk management measures, than those required by these regulations.

        In December 2017, the Basel Committee on Banking Supervision published the last version of the Basel III accord, generally referred to as "Basel IV." The Basel Committee stated that a key objective of the revisions incorporated into the framework is to reduce excessive variability of risk-weighted assets, or RWA, which will be accomplished by enhancing the robustness and risk sensitivity of the standardized approaches for credit risk and operational risk, which will facilitate the comparability of banks' capital ratios; constraining the use of internally modeled approaches; and complementing the risk-weighted capital ratio with a finalized leverage ratio and a revised and robust capital floor. Leadership of the federal banking agencies who are tasked with implementing Basel IV supported the revisions. Although it is uncertain at this time, it is anticipated that some, if not all, of the Basel IV accord may be incorporated into the capital requirements framework applicable to Delmarva.

        The 2018 Act also directs the federal bank regulatory agencies to develop a "Community Bank Leverage Ratio," calculated by dividing tangible equity capital by average consolidated total assets, of not less than 8% and not more than 10%. In November 2018, the federal banking agencies proposed a Community Bank Leverage Ratio of 9%. If a "qualified community bank," generally a depository institution or depository institution holding company with consolidated assets of less than $10 billion, has a leverage ratio which exceeds the Community Bank Leverage Ratio, then such bank will be considered to have met all generally applicable leverage and risk based capital requirements; the capital ratio requirements for "well capitalized" status under Section 38 of the FDIA, and any other leverage or capital requirements to which it is subject. A bank or holding company may be excluded from qualifying community bank status base on its risk profile, including consideration of its off-balance sheet exposures; trading assets and liabilities; total notional derivatives exposures and such other facts as the appropriate federal banking agencies determine to be appropriate.

        Prompt Corrective Action.    Under Section 38 of the FDIA, each federal banking agency is required to implement a system of prompt corrective action for institutions which it regulates. The federal banking agencies have promulgated substantially similar regulations to implement the system of prompt corrective action established by Section 38 of the FDIA. As of January 1, 2015, the following capital requirements applied to Delmarva for purposes of Section 38.

Capital Category	Total Risk- Based Capital Ratio	Tier 1 Risk- Based Capital Ratio	Common Equity Tier 1 Capital Ratio	Leverage Ratio	Tangible Equity to Assets	Supplemental Leverage Ratio
Well-capitalized	10% or greater	8% or greater	6.5% or greater	5% or greater	N/A	N/A
Adequately Capitalized	8% or greater	6% or greater	4.5% or greater	4% or greater	N/A	3% or greater
Undercapitalized	Less than 8%	Less than 6%	Less than 4.5%	Less than 4%	N/A	Less than 3%
Significantly Undercapitalized	Less than 6%	Less than 4%	Less than 3%	Less than 3%	N/A	N/A
Critically Undercapitalized	N/A	N/A	N/A	N/A	Less than 2%	N/A

        An institution generally must file a written capital restoration plan which meets specified requirements with an appropriate federal banking agency within 45 days of the date the institution receives notice or is deemed to have notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. A federal banking agency must provide the institution with written notice of approval or disapproval within 60 days after receiving a capital restoration plan, subject to extensions by the applicable agency.

        An institution which is required to submit a capital restoration plan must concurrently submit a performance guaranty by each company that controls the institution. Such guaranty shall be limited to the lesser of (i) an amount equal to 5.0% of the institution's total assets at the time the institution was notified or deemed to have notice that it was undercapitalized or (ii) the amount necessary at such time to restore the relevant capital measures of the institution to the levels required for the institution to be classified as adequately capitalized. Such a guaranty shall expire after the federal banking agency notifies the institution that it has remained adequately capitalized for each of four consecutive calendar quarters. An institution which fails to submit a written capital restoration plan within the requisite period, including any required performance guaranty, or fails in any material respect to implement a capital restoration plan, shall be subject to the restrictions in Section 38 of the FDIA which are applicable to significantly undercapitalized institutions.

        A "critically undercapitalized institution" is to be placed in conservatorship or receivership within 90 days unless the FDIC formally determines that forbearance from such action would better protect the Deposit Insurance Fund. Unless the FDIC or other appropriate federal banking agency makes specific further findings and certifies that the institution is viable and is not expected to fail, an institution that remains critically undercapitalized on average during the fourth calendar quarter after the date it becomes critically undercapitalized must be placed in receivership. The general rule is that the FDIC will be appointed as receiver within 90 days after a bank becomes critically undercapitalized unless extremely good cause is shown and an extension is agreed to by the federal regulators. In general, good cause is defined as capital, which has been raised and is imminently available for infusion into Delmarva except for certain technical requirements, which may delay the infusion for a period of time beyond the 90 day time period.

        Immediately upon becoming undercapitalized, an institution shall become subject to the provisions of Section 38 of the FDIA, which (i) restrict payment of capital distributions and management fees; (ii) require that the appropriate federal banking agency monitor the condition of the institution and its efforts to restore its capital; (iii) require submission of a capital restoration plan; (iv) restrict the growth of the institution's assets; and (v) require prior approval of certain expansion proposals. The appropriate federal banking agency for an undercapitalized institution also may take any number of discretionary supervisory actions if the agency determines that any of these actions is necessary to resolve the problems of the institution at the least possible long-term cost to the deposit insurance fund, subject in certain cases to specified procedures. These discretionary supervisory actions include:

requiring the institution to raise additional capital; restricting transactions with affiliates; requiring divestiture of the institution or the sale of the institution to a willing purchaser; and any other supervisory action that the agency deems appropriate. These and additional mandatory and permissive supervisory actions may be taken with respect to significantly undercapitalized and critically undercapitalized institutions.

        Additionally, under Section 11(c)(5) of the FDIA, a conservator or receiver may be appointed for an institution where: (i) an institution's obligations exceed its assets; (ii) there is substantial dissipation of the institution's assets or earnings as a result of any violation of law or any unsafe or unsound practice; (iii) the institution is in an unsafe or unsound condition; (iv) there is a willful violation of a cease-and-desist order; (v) the institution is unable to pay its obligations in the ordinary course of business; (vi) losses or threatened losses deplete all or substantially all of an institution's capital, and there is no reasonable prospect of becoming "adequately capitalized" without assistance; (vii) there is any violation of law or unsafe or unsound practice or condition that is likely to cause insolvency or substantial dissipation of assets or earnings, weaken the institution's condition, or otherwise seriously prejudice the interests of depositors or the insurance fund; (viii) an institution ceases to be insured; (ix) the institution is undercapitalized and has no reasonable prospect that it will become adequately capitalized, fails to become adequately capitalized when required to do so, or fails to submit or materially implement a capital restoration plan; or (x) the institution is critically undercapitalized or otherwise has substantially insufficient capital.

        Regulatory Enforcement Authority.    Federal banking law grants substantial enforcement powers to federal banking agencies. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions against banking organizations and institution-affiliated parties. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities. In addition, the FDIC could terminate the institution's deposit insurance if it determines that the institution's financial condition is unsafe or unsound or that the institution engaged in unsafe or unsound practices that violated an applicable rule, regulation, order or condition enacted or imposed by the institution's regulators.

        As a result of the volatility and instability in the financial system in recent years, Congress, the bank regulatory authorities and other government agencies have called for or proposed additional regulation and restrictions on the activities, practices and operations of banks and their holding companies. The Congress and the federal banking agencies have broad authority to require all banks and holding companies to adhere to more rigorous or costly operating procedures, corporate governance procedures, or to engage in activities or practices which they would not otherwise elect. Any such requirement could adversely affect our business and results of operations.

        The Dodd-Frank Act.    The Dodd-Frank Act made significant changes to the current bank regulatory structure, which affects the lending, deposit, investment, trading and operating activities of financial institutions and their holding companies. The Dodd-Frank Act requires a number of federal agencies to adopt a broad range of new rules and regulations, and to prepare various studies and reports for Congress. Although it is not possible to determine the ultimate impact of this statute until the extensive rulemaking is complete and becomes effective, the following provisions are considered to be of greatest significance to us:

  •
  Expands the authority of the Federal Reserve to examine bank holding companies and their subsidiaries, including insured depository institutions.

  •
  Requires a bank holding company to be well-capitalized and well managed to receive approval of an interstate bank acquisition.

  •
  Provides mortgage reform provisions regarding a customer's ability to pay and making more loans subject to provisions for higher-cost loans and new disclosures.

  •
  Creates the CFPB, which has rulemaking authority for a wide range of consumer protection laws that apply to all banks, and has broad powers to supervise and enforce consumer protection laws.

  •
  Creates the Financial Stability Oversight Council with authority to identify institutions and practices that might pose a systemic risk.

  •
  Introduces additional corporate governance and executive compensation requirements on companies subject to the 1934 Act, as amended.

  •
  Permits FDIC-insured banks to pay interest on business demand deposits.

  •
  Codifies the requirement that holding companies and other companies that directly or indirectly control an insured depository institution to serve as a source of financial strength.

  •
  Makes permanent the $250 thousand limit for federal deposit insurance.

  •
  Permits national and state banks to establish interstate branches to the same extent as the branch host state allows establishment of in-state branches.

        The 2018 Act includes provisions revising Dodd-Frank Act provisions, including provisions that, among other things: (i) exempt banks with less than $10 billion in assets from the ability-to-repay requirements for certain qualified residential mortgage loans; (ii) exempt certain transactions valued at less than $400,000 in rural areas from appraisal requirements; (iii) exempt banks and credit unions that originate fewer than 500 open-end and 500 closed-end mortgages from the expanded data disclosures required under the Home Mortgage Disclosure Act, or HMDA (the provision would not apply to nonbanks and would not exempt institutions from HMDA reporting altogether); (iv) amend the SAFE Mortgage Licensing Act by providing registered mortgage loan originators in good standing with 120 days of transitional authority to originate loans when moving from a federal depository institution to a non-depository institution or across state lines; (v) require the CFPB to clarify how TILA-RESPA Integrated Disclosure applies to mortgage assumption transactions and construction-to-permanent home loans as well as outline certain liabilities related to model disclosure use; (vi) revise treatment of HVCRE exposures; and (vii) create the simplified Community Bank Leverage Capital Ratio. The 2018 Act also exempts community banks from Section 13 of the Bank Holding Company Act, commonly referred to as the Volcker Rule, if they have less than $10 billion in total consolidated assets; and exempts banks with less than $10 billion in assets, and total trading assets and liabilities not exceeding more than five percent of their total assets from the Volcker Rule restrictions on trading with their own capital. The 2018 Act also adds certain protections for consumers, including veterans and active duty military personnel, expanded credit freezes and creation of an identity theft protection database.

        In addition, other new proposals for legislation continue to be introduced in the U.S. Congress that could further substantially increase regulation of the bank and non-bank financial services industries and impose restrictions on the operations and general ability of firms within the industry to conduct business consistent with historical practices. Federal and state regulatory agencies also frequently adopt changes to their regulations or change the manner in which existing regulations are applied. Certain aspects of current or proposed regulatory or legislative changes to laws applicable to the financial industry, if enacted or adopted, may impact the profitability of Delmar's business activities, require more oversight or change certain of Delmar's business practices, including the ability to offer new products, obtain financing, attract deposits, make loans and achieve satisfactory interest spreads and could expose Delmar to additional costs, including increased compliance costs. These changes also may require significant management attention and resources to make any necessary changes to operations to comply and could have an adverse effect on Delmar's business, financial condition and results of operations.

        Consumer Financial Protection Bureau.    The Dodd-Frank Act created the CFPB, an independent federal agency within the Federal Reserve System having broad rulemaking, supervisory and enforcement powers under various federal consumer financial protection laws, including the Equal Credit Opportunity Act, Truth in Lending Act, Real Estate Settlement Procedures Act, Fair Credit Reporting Act, Fair Debt Collection Practices Act, the consumer financial privacy provisions of the GLB Act and certain other statutes. The CFPB has examination and primary enforcement authority with respect to depository institutions with more than $10.0 billion in assets. Smaller institutions, including Delmarva, are subject to rules promulgated by the CFPB but continue to be examined and supervised by federal banking agencies for compliance with federal consumer protection laws and regulations. The CFPB also has authority to prevent unfair, deceptive or abusive practices in connection with the offering of consumer financial products. The Dodd-Frank Act permits states to adopt consumer protection laws and standards that are more stringent than those adopted at the federal level and, in certain circumstances, permits state attorneys general to enforce compliance with both the state and federal laws and regulations.

        The CFPB has proposed or issued a number of important rules affecting a wide range of consumer financial products. The changes resulting from the Dodd-Frank Act and CFPB rulemakings and enforcement policies may impact the profitability of our business activities, limit our ability to make, or the desirability of making, certain types of loans, require us to change our business practices, impose upon us more stringent capital, liquidity and leverage ratio requirements or otherwise adversely affect our business or profitability. The changes may also require us to dedicate significant management attention and resources to evaluate and make necessary changes to comply with the new statutory and regulatory requirements.

        The CFPB has concentrated much of its rulemaking efforts on reforms related to residential mortgage transactions. The CFPB has issued rules related to a borrower's ability to repay and qualified mortgage standards, mortgage servicing standards, loan originator compensation standards, requirements for high cost mortgages, appraisal and escrow standards and requirements for higher-priced mortgages. The CFPB has also issued rules establishing integrated disclosure requirements for lenders and settlement agents in connection with most closed end, real estate secured consumer loans; and rules which, among other things, expand the scope of information lenders must report in connection with mortgage and other housing-related loan applications under the Home Mortgage Disclosure Act. These rules include significant regulatory and compliance changes and are expected to have a broad impact on the financial services industry.

        The rule implementing the Dodd-Frank Act requirement that lenders determine whether a consumer has the ability to repay a mortgage loan, established certain minimum requirements for creditors when making ability to pay determinations, and established certain protections from liability for mortgages meeting the definition of "qualified mortgages." Generally, the rule applies to all consumer-purpose, closed-end loans secured by a dwelling including home-purchase loans, refinances and home equity loans—whether first or subordinate lien. The rule does not cover, among other things, home equity lines of credit or other open-end credit; temporary or "bridge" loans with a term of 12 months or less, such as a loan to finance the initial construction of a dwelling; a construction phase of 12 months or less of a construction-to-permanent loan; and business-purpose loans, even if secured by a dwelling. The rule afforded greater legal protections for lenders making qualified mortgages that are not "higher priced." Qualified mortgages must generally satisfy detailed requirements related to product features, underwriting standards, and a points and fees requirement whereby the total points and fees on a mortgage loan cannot exceed specified amounts or percentages of the total loan amount. Mandatory features of a qualified mortgage include: (i) a loan term not exceeding 30 years; and (ii) regular periodic payments that do not result in negative amortization, deferral of principal repayment, or a balloon payment. Further, the rule clarified that qualified mortgages do not include "no-doc" loans and loans with negative amortization, interest-only payments, or balloon payments. The rule created special categories of qualified mortgages originated by certain smaller creditors. To the extent that Delmarva seeks to make qualified mortgages, it is required to comply with these rules, subject to available exclusions. Delmarva's business strategy, product offerings, and profitability may change as the rule is interpreted by the regulators and courts.

        Financial Privacy.    Under the Federal Right to Privacy Act of 1978, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records, financial institutions are required to disclose their policies for collecting and protecting confidential information. Consumers generally may prevent financial institutions from sharing personal financial information with nonaffiliated third parties except for third parties that market the institutions' own products and services. Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing or other marketing through electronic mail to consumers.

        Community Reinvestment Act.    The CRA requires that, in connection with examinations of financial institutions within their respective jurisdictions, the federal banking agencies will evaluate the record of each financial institution in meeting the needs of its local community, including low- and moderate-income neighborhoods. A bank's record of performance under the CRA is publicly available. A bank's CRA performance is also considered in evaluating applications seeking approval for mergers, acquisitions, and new offices or facilities. Failure to adequately meet these criteria could result in additional requirements and limitations being imposed on Delmarva. Additionally, Delmarva must publicly disclose the terms of certain CRA-related agreements. Delmarva received an "Outstanding" overall rating at its last CRA exam.

        Fair and Responsible Banking.    Banks and other financial institutions are subject to numerous laws and regulations intended to promote fair and responsible banking and prohibit unlawful discrimination and unfair, deceptive or abusive practices in banking. These laws include, among others, the Dodd-Frank Act, Section 5 of the Federal Trade Commission Act, the Equal Credit Opportunity Act, and the Fair Housing Act.

        Many states and local jurisdictions have consumer protection laws analogous, and in addition, to those listed above. These federal, state and local laws regulate the manner in which financial institutions deal with customers taking deposits, making loans or conducting other types of transactions. Failure to comply with these laws and regulations could give rise to regulatory sanctions, and actions by the U.S. Department of Justice and state attorneys general.

        FDIC Insurance Premiums.    FDIC-insured banks, such as Delmarva, are required to pay deposit insurance assessments to the FDIC. The method by which the assessment is calculated was amended in a final rule that was adopted in April 2016, effective the third quarter of 2016. For banks with less than $10.0 billion in total consolidated assets, the assessment rate is calculated using a financial ratios method based on a statistical model estimating Delmarva's probability of failure over three years utilizing seven financial ratios (leverage ratio; net income before taxes/total assets; nonperforming loans and leases/gross assets; other real estate owned/gross assets; brokered deposit ratio; one year asset growth; and loan mix index) and a weighted average of supervisory ratings components. The final rule also eliminates the brokered deposit downward adjustment factor for such banks' assessment rates, providing a new brokered deposit ratio applicable to all small banks, whereby brokered deposits in excess of 10% of total consolidated assets (inclusive of reciprocal deposits if a bank is not well-capitalized or has a composite supervisory rating other than a 1 or 2) as a result of which assessment rates may be increased for banks which experience rapid growth; lowers the range of assessment rates authorized to 1.5 basis points for an institution posing the least risk, to 40 basis points for an institution posing the most risk; and will further lower the range of assessment rates if the reserve ratio of the Deposit Insurance Fund increases to 2% or more. Banks with over $10.0 billion in total consolidated assets are required to pay a surcharge of 4.5 basis points on their assessment basis, subject to certain adjustments. The FDIC may also impose special assessments from time to time. Under the 2017 Tax Act, FDIC insured institutions with assets in excess of $10.0 billion will be subject to a phase out the deductibility of deposit insurance premiums.

        The Dodd-Frank Act permanently increased the maximum deposit insurance amount for banks, savings institutions and credit unions to $250 thousand per depositor. The Dodd-Frank Act also broadened the base for FDIC insurance assessments. Assessments are now based on a financial institution's average consolidated total assets less tangible equity capital. The Dodd-Frank Act requires the FDIC to increase the reserve ratio of the Deposit Insurance Fund from 1.15% to 1.35% of insured deposits by 2020 and eliminates the requirement that the FDIC pay dividends to insured depository institutions when the reserve ratio exceeds certain thresholds. The Dodd-Frank Act eliminated the statutory prohibition against the payment of interest on business checking accounts.

        Concentration and Risk Guidance.    The federal banking regulatory agencies promulgated joint interagency guidance regarding material direct and indirect asset and funding concentrations. The guidance defines a concentration as any of the following: (i) asset concentrations of 25% or more of Total Capital (loan related) or Tier 1 Capital (non-loan related) by individual borrower, small interrelated group of individuals, single repayment source or individual project; (ii) asset concentrations of 100% or more of Total Capital (loan related) or Tier 1 Capital (non-loan related) by industry, product line, type of collateral, or short-term obligations of one financial institution or affiliated group; (iii) funding concentrations from a single source representing 10% or more of Total Assets; or (iv) potentially volatile funding sources that when combined represent 25% or more of Total Assets (these sources may include brokered, large, high-rate, uninsured, internet-listing-service deposits, Federal funds purchased or other potentially volatile deposits or borrowings). If a concentration is present, management must employ heightened risk management practices including board and management oversight and strategic planning, development of underwriting standards, risk assessment and monitoring through market analysis and stress testing, third party review and increasing capital requirements. Delmarva adheres to the practices recommended in this guidance.

        Additionally, the federal bank regulatory agencies have issued guidance governing financial institutions with concentrations in commercial real estate lending. The guidance provides that institutions that have: (i) total reported loans for construction, land development, and other land which represent 100% or more of an institution's total risk-based capital; or (ii) total reported commercial real estate loans, excluding loans secured by owner-occupied commercial real estate, representing 300% or more of the institution's total risk-based capital and the institution's commercial real estate loan portfolio has increased 50% or more during the prior 36 months, are identified as having potential commercial real estate concentration risk. Institutions, which are deemed to have concentrations in commercial real estate lending are expected to employ heightened levels of risk management with respect to their commercial real estate portfolios, and may be required to hold higher levels of capital.

        Increased Focus on Lending to Members of the Military.    The federal banking agencies and the DOJ have recently increased their focus on financial institution compliance with the Servicemembers Civil Relief Act, or SCRA. The SCRA requires a bank to cap the interest rate at 6% for any loan to a member of the military who goes on active duty after taking out the loan. It also limits the actions Delmarva can take when a servicemember is in foreclosure.

        Limitations on Incentive Compensation.    In April 2016, the Federal Reserve and other federal financial agencies re-proposed restrictions on incentive-based compensation pursuant to Section 956 of the Dodd-Frank Act for financial institutions with $1 billion or more in total consolidated assets. For institutions with at least $1 billion but less than $50 billion in total consolidated assets, the proposal would impose principles-based restrictions that are broadly consistent with existing interagency guidance on incentive-based compensation. Such institutions would be prohibited from entering into incentive compensation arrangements that encourage inappropriate risks by the institution (i) by providing an executive officer, employee, director, principal shareholder or individuals who are "significant risk takers" with excessive compensation, fees, or benefits, or (ii) that could lead to material financial loss to the institution. The proposal would also impose certain governance and recordkeeping requirements on institutions of our size. The Federal Reserve would reserve the authority to impose more stringent requirements on institutions of our size. Delmar is evaluating the expected impact of the proposal on its business.

        Cybersecurity.    In March 2015, federal regulators issued two related statements regarding cybersecurity. One statement indicates that financial institutions should design multiple layers of security controls to establish lines of defense and to ensure that their risk management processes also address the risk posed by compromised customer credentials, including security measures to reliably authenticate customers accessing internet-based services of the financial institution. The other statement indicates that a financial institution's management is expected to maintain sufficient business continuity planning processes to ensure the rapid recovery, resumption and maintenance of the institution's operations after a cyber-attack involving destructive malware. A financial institution is also expected to develop appropriate processes to enable recovery of data and business operations and address rebuilding network capabilities and restoring data if the institution or its critical service providers fall victim to this type of cyber-attack. If Delmarva fails to observe the regulatory guidance, it could be subject to various regulatory sanctions, including financial penalties. To date, Delmarva has not experienced a significant compromise, significant data loss or any material financial losses related to cybersecurity attacks, but its systems and those of its customers and third-party service providers are under constant threat and it is possible that Delmarva could experience a significant event in the future. Risks and exposures related to cybersecurity attacks are expected to remain high for the foreseeable future due to the rapidly evolving nature and sophistication of these threats, as well as due to the expanding use of Internet banking, mobile banking and other technology-based products and services by Delmarva and its customers.

Market Price and Dividend Information

        As of June 30, 2019, there were 9,985,321 shares of Delmar common stock outstanding which were held by approximately 392 holders of record. The number of shareholders does not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms, and others.

        Delmar common stock is quoted on the OTCQX market maintained by OTC Market Groups, Inc. under the symbol "DBCP." There is a limited public trading market for Delmar common stock.

        On December 12, 2018, the last full trading day before the public announcement of the execution of the share exchange agreement, and on July 2, 2019, the latest practicable trading day before the printing of this document, the high, low and closing sales prices for Delmar common stock were as follows:

	December 12, 2018			July 2, 2019
	High	Low	Closing	High	Low	Closing
Delmar Common Stock	$7.80	$7.80	$7.80	$7.60	$7.51	$7.51

        Under the share exchange agreement, Delmar is prohibited from paying any dividend or distribution to its shareholders before the effectiveness of the share exchange, other than its regular quarterly dividend of $0.025 per share, which it may increase to $0.03 per share. The most recent dividend, paid in April 2019, was $0.025 per share. There can be no assurance that future earnings will be sufficient to allow Delmar to maintain or increase the amount of the cash dividend. A substantial source of Delmar's income from which it can pay dividends is the receipt of dividends from Delmarva. The availability of dividends from Delmarva is limited by various statutes and regulations. It also is possible, depending on the financial condition of Delmarva, and other factors, that the applicable regulatory authorities could assert that payment of dividends or other payments is an unsafe or unsound banking practice. In the event that Delmarva is unable to pay dividends to Delmar, Delmar may not be able to pay dividends on its common stock. As of the date of this proxy statement/prospectus, Delmar has no such restrictions.

        Under Maryland law, dividends may only be paid out of retained earnings. State and federal bank regulatory agencies also have authority to prohibit a bank from paying dividends if such payment is deemed to be an unsafe or unsound practice, and the Federal Reserve has the same authority over bank holding companies. At March 31, 2019, Delmarva could pay dividends to Delmar to the extent of its retained earnings so long as it maintained required capital ratios.

        The Federal Reserve has established requirements with respect to the maintenance of appropriate levels of capital by registered bank holding companies. Compliance with such standards, as presently in effect, or as they may be amended from time to time, could possibly limit the amount of dividends that Delmar may pay in the future. In 1985, the Federal Reserve issued a policy statement on the payment of cash dividends by bank holding companies. In the statement, the Federal Reserve expressed its view that a holding company experiencing earnings weaknesses should not pay cash dividends exceeding its net income, or which could only be funded in ways that weaken the holding company's financial health, such as by borrowing. As a depository institution, the deposits of which are insured by the FDIC, Delmarva may not pay dividends or distribute any of its capital assets while it remains in default on any assessment due the FDIC. Delmarva currently is not in default under any of its obligations to the FDIC.

Directors and Management of Delmar

Information About Delmar's Directors and Executive Officers

        Set forth below is information concerning each of the directors and current executive officers of Delmar. Except as otherwise indicated, the occupation listed has been such person's principal occupation for at least the last five years. Each of the directors also serves as a director of Delmarva. Directors are divided into three classes, one of which is elected at each annual meeting for a three year term extending until the third annual meeting after election, and until their successors have been elected and qualified. Directors of Delmar must retire on December 31 of the year in which he or she reaches the age of 75. Dates indicating director service prior to 1988 includes service prior to the formation of Delmar as the holding company for Delmarva.

Name, Age	Position	Primary Occupation	Director Since	Current Term Ends
Directors
John W. Breda, 57		President and Chief Executive Officer Delmar and Delmarva since July 2017; Executive Vice President and Chief Credit Officer of Delmarva August 2012 - June 2017; Vice President Commercial Banking Team Leader/Group Manager, M&T Bank and predecessor August 1995 - July 2012	October 2018	2019
Laura Deeley Bren, 42	Director	President—Deeley Insurance Group LLC	April 2015	2019
David C. Doane, 63	Director	Certified Public Accountant—Jefferson, Urian, Doane & Sterner P.A.	December 2017	2019
Heidi J.A. Gilmore, 49	Director	Attorney—Baird Mandalas Brockstedt LLC	September 2014	2020
Mark L. Granger, 55	Director	Certified Public Accountant—Granger & Company, P.A.,	October 1999	2021
Henry H. Hanna, III, 72	Director	Senior advisor for SVN Commercial Real Estate	March 2008	2021
Kenneth R. Lehman, 60	Director	Private investor, retired banking and securities attorney	July 2014	2020
Joseph A. Maressa, 59	Director	Licensed Title Insurance Agent and President—Title America Agency Corporation	March 2018	2020
James A. Tamburro, 52	Director	Attorney—Tamburro Law Offices	March 2018	2020
Edward M. Thomas, 68	Director	Trustee—Jack and Anne Smith Family Foundation; Retired President and Chief Executive Officer of Delmar and Delmarva since June 2017	1991	2020
Jeffery F. Turner, 70	Chairman of the Board of Directors	Retired—Former President and Chief Executive Officer of Mercantile Peninsula Bank;	June 2009	2019
Robert C. Wheatley, 62	Director	Associate broker—Keller Williams Commercial and Principal partner of The Whayland Group, LLC	May 1998	2021
Executive Officers Who are Not Directors
Deborah Abbott, 62		Executive Vice President & Chief Operating Officer of Delmarva
Elizabeth Eicher Holland, 41		Senior Vice President and Chief Financial Officer of Delmar and Delmarva since September 2015; Accounting Manager, TGM Group December 2005 to September 2015

        Delmar expects that upon consummation of the share exchange, it will re-evaluate the composition of the group that it considers to be executive officers.

Directors

        The board of directors of Delmar has determined that each director other than Mr. Breda and Mr. Thomas is an "independent director" as that term is defined in Rule 5605(a)(2) of the Nasdaq rules. The Board has also considered whether the members of the Audit and Compensation Committees are independent under the heightened standards of independence required by Sections 5605(c)(2)(A) and 5605(d)(2)(A), respectively, of the Nasdaq rules, and has determined that they are. In making this determination, the board of directors was aware of and considered the loan and deposit relationships with directors and their related interests which Delmarva enters into in the ordinary course of its business, and the service arrangements which are disclosed under "Certain

Relationships and Related Transactions" in this proxy statement, as well as the employment and consulting arrangements described under "Directors' Compensation" and "—Executive Compensation, Change in Control Agreements and Benefit Plans. It is anticipated that each member of the board of directors of Partners who joins the board of directors of Delmar, other than Mr. Harrison, will be an independent director as that term is defined in Rule 5605(a)(2) of Nasdaq.

        John W. Breda has served as President and Chief Executive Officer of Delmar and Delmarva since July 2017. He has served as a director of Delmar and Delmarva since June 2018. He joined Delmar and Delmarva as Executive Vice President and Chief Credit Officer in August 2012. Prior to joining Delmar, he served as Vice President of the Commercial Banking Team Leader/Group Manager, at M&T Bank from May 2011, and of Wilmington Trust Company from 1995 until that company was acquired by M&T Bank. Mr. Breda has over 31 years of banking experience. He is a graduate of the Stonier Graduate School of Banking. Mr. Breda's service on the board of directors is supported by his many years of banking experience, and his knowledge of the Company's business and its market areas.

        Laura Deeley Bren has served as a director of Delmar and Delmarva since April 2015. She is a licensed insurance agent and has served as the President of Deeley Insurance Group since 2006. Ms. Bren is a graduate of Salisbury University, with a B.A. in philosophy. She is active in community and philanthropic affairs. Her service on the board of directors is supported by her specialized knowledge of insurance and financial matters and her knowledge of the communities in which Delmarva operates and business connections in the Delmarva's markets.

        David C. Doane has served as a director of Delmar and Delmarva since December, 2017. He is a certified public accountant and President of Jefferson, Union, Doane & Sterner, where he has been employed since 1987. He is a graduate of the University of Delaware, where he earned a B.A. in accounting, and of Wilmington University, where he earned his MBA. His service on the board of directors is supported by his specialized knowledge of accounting and financial matters; his potential status as an audit committee financial expert; and his knowledge of the communities in which Delmarva operates and business connections in the Delmarva's markets.

        Heidi J.A. Gilmore has served as a director of Delmar and Delmarva since September 2014. She has been a partner in the law firm Baird Mandalas Brockstedt LLC, Lewes, Delaware, where she leads the real estate division, since April 2014. Previously, she was a partner at Tunnell & Raysor PA from 2000 through March 2014. She has a B.A. from the University of Baltimore, and a J.D. from the University of Baltimore Law School. Her service on the board of directors is supported by specialized knowledge of legal, banking and financial matters relating to the real estate industry, and her knowledge of the communities in which Delmarva operates and business connections in Delmarva's markets.

        Mark L. Granger has served as a director of Delmar and Delmarva since 1999. He is a certified public accountant, and specializes in tax and financial consulting for individuals, and tax, accounting and consulting for small and medium sized businesses on the Delmarva Peninsula. He has been President of Granger & Company, P.A., Salisbury, Maryland since 2000, and previously served as a partner and manager of Faw, Casson & Co., LLP, Salisbury, Maryland from 1993 to 1999. He has over 30 years of accounting experience. He has a B.A. from the University of Lynchburg, and an M.S. in Taxation from Pace University, New York City. His service on the board of directors is supported by his specialized knowledge of accounting and financial matters, and his knowledge of the communities in which Delmarva operates and business connections in the Delmarva's markets.

        Henry H. Hanna III has served as a director of Delmar and Delmarva since 2008. A commercial real estate broker and investor, Mr. Hanna has been a Senior Advisor with SVN-Miller Commercial Real Estate since 2007. He is the Mid-Atlantic Team Leader of the SVN Asset Recovery Team, which works with commercial lenders and borrowers to resolve issues before a property becomes OREO. Mr. Hanna is a graduate of the University of Virginia, where he earned a B.A., and of Southern Illinois

University where he earned his MBA. His service on the board of directors is supported by specialized knowledge of commercial real estate and workouts, and his knowledge of the communities in which Delmarva operates and business connections in Delmarva's markets.

        Kenneth R. Lehman has served as a director of Delmar and Delmarva since July 2014. He is a private investor and former banking and securities attorney. Over the last five years, Mr. Lehman has served as a director of several banks and bank holding companies, including three other companies registered under Section 12 of the Exchange Act: Four Oaks Fincorp where he served as a director from 2014 through November 2017, First Capital Bancorp, Inc., where he served as a director from 2012 through January 2016, and Village Bank and Trust Financial Corp., where he served as a director from June 2016 to May 2018. In addition to his service as a director of Delmar, Delmarva and Partners, Mr. Lehman currently serves as a director of ABB Financial Group and its wholly owned subsidiary Affinity Bank, Atlanta, Georgia, CCF Holding Company and its wholly-owned subsidiary Heritage Bank, Jonesboro, Georgia, Heritage Bancorporation and its wholly-owned subsidiary The Heritage Bank, Hinesville, Georgia, and Marine Bancorp of Florida and its wholly-owned subsidiary Marine Bank and Trust Company, Vero Beach, Florida. Mr. Lehman's extensive experience as a director of financial institutions and as an advisor to financial institutions is invaluable to the board of directors in governance and strategic thinking.

        Joseph Maressa Jr., has served as a director of Delmar and Delmarva since March 2018. He previously served as a director of Liberty from 2012 until its acquisition by Delmar. Mr. Maressa Jr. has been in the title insurance business since 1983, and since 1995 has been President and CEO of Title America, a full service title agency licensed in New Jersey, Pennsylvania and Delaware. A graduate of Rowan University and The Widener University School of Law, Mr. Maressa Jr. was admitted to the New Jersey bar and Pennsylvania bar in 1992. He is a shareholder in the firm of Maressa Patterson where his practice is limited to land use matters and finance. Mr. Maressa Jr. is a trustee of the Jefferson Hospital Network and Thomas Jefferson University. He is also on the board of directors of the South Jersey Port Corporation and the Diocese of Camden Real Estate Committee. Since 1989, Mr. Maressa Jr. has been involved in the management and development of several senior citizen apartment complexes in New Jersey, under the U.S. Department of Agriculture Rural Housing Program and is actively involved in other commercial and residential land development. Mr. Maressa Jr.'s knowledge of construction, finance and the law, coupled with his contact base and knowledge of Delmarva New Jersey's market area, support his service on the board of directors.

        James A. Tamburro has served as a director of Delmar and Delmarva since March 2018. He previously served as a director of Liberty from its organization until its acquisition by Delmar. He has been an attorney in private practice with Tamburro Law Office, in Marlton, New, Jersey, since 1999, and since 2014 he has been co-owner and manager of Global Contact Publishing Co.; and since 2016 a commercial/residential real estate broker with Berkshire Hathaway Real Estate, Marlton, New Jersey. Since 2012 he has served as an Ambassador of Georgetown University's Alumni Admissions Program. Mr. Tamburro is a graduate of Georgetown University, where he earned a B.A., and Widener University School of Law, where he earned his J.D. Mr. Tamburro's knowledge of real estate finance and investing, along with his experience as a director of Liberty and Delmarva and his knowledge of and contacts in Delmarva's New Jersey market area support his service on the board of directors.

        Edward M. Thomas has served as a director of Delmar and Delmarva since 1991. Until his retirement in June 2017, he served as President and Chief Executive Officer of Delmar and Delmarva since 1990; after having served in numerous capacities at two other financial institutions since 1976. Mr. Thomas obtained his B.A. at the University of North Carolina at Chapel Hill. Mr. Thomas' service on the board of directors is supported by his many years of banking experience in all aspects of community banking, his leadership abilities, his knowledge of Delmar's market areas and customers and his contacts in the community.

        Jeffrey F. Turner has served as a director of Delmar and Delmarva since 2009, and as Chairman of the boards of directors since January 2012. Until his retirement in 2009, Mr. Turner was President of Mercantile Peninsula Bank. Mr. Turner is director and consultant at Qlarant, a nonprofit organization that is one of the first quality review organizations for the Centers for Medicare and Medicaid. He is a graduate of Towson University, where he earned a B.A. Mr. Turner's service on the board of directors is supported by his extensive executive and directorial experience in community banks, his administrative and leadership qualities, and his knowledge of and contacts in the communities in which Delmarva operates.

        Robert C. Wheatley has served as a director of Delmar and Delmarva since 1998. Mr. Wheatley has been the managing member and owner of The Whayland Group LLC, a real estate project management and consulting firm since 2009, and was President and owner of The Whayland Company, Inc., a commercial construction company from 1993 to 2013. He serves on the Sussex County Planning and Zoning Commission, the Delaware Association of Professional Engineers, the Laurel Development Corp., Delaware Economic and Environmental Development Commission and other public and private economic development initiatives. A graduate of Salisbury University, he is also an associate real estate broker with KW Realty since 2016. Mr. Wheatley's service on the board of directors is supported by his extensive knowledge of commercial real estate and real estate development matters in the communities in which Delmarva operates, along with his knowledge of and contacts in the communities in which Delmarva operates.

Executive Officers Who Are Not Directors

        Deborah S. Abbott has served as Executive Vice President and Chief Operating Officer of Delmar and Delmarva since July 2017, and served in a variety of roles, including Senior Vice President, Group Lending Manager, Business Development Officer and CRA Officer since June 2008. She is a graduate of Salisbury University along with numerous banking programs, and Ms. Abbott is active in community affairs, including as a Trustee of Peninsula Regional Health System, a member of the Board of Maryland Capital Enterprises and an advisory director of the Girl Scouts of the Chesapeake.

        Elizabeth ("Betsy") Eicher Holland has served as Senior Vice President and Chief Financial Officer of Delmar and Delmarva since September 2015. She is a graduate of Salisbury University with a B.A. in Accounting, and she has a B.S. in Psychology from the University of Pittsburgh at Johnstown. Prior to joining Delmar and Delmarva, she was an Accounting Manager at TGM Group LLC, where she had served in progressively responsible roles as an accountant on external audits since 2005.

Information about Partners Designees to Delmar Board

        Please refer to "Proposal 1: The Share Exchange—Information about Partners Designees to the Delmar Board" and "Partners Officers Expected to Become Delmar Executive Officers" beginning at page 110 for information about the four individuals who have been or may be designated by Partners for appointment to the board of directors of Delmar upon consummation of the share exchange.

Beneficial Ownership by Directors and Executive Officers

        The following table sets forth as of June 30, 2019 the amount and percentage of the common stock of Delmar beneficially owned by each director, each named executive officer and all directors and executive officers of Delmar as a group.

Name of Beneficial Owner	Number of Shares		Percent of Class(1)
Directors
John W. Breda	27,446	(2)	0.27%
Laura Deeley Bren	—		—
David C. Doane	1,500		0.02%
Heidi J.A. Gilmore	1,844		0.02%
Mark L. Granger	9,280		0.09%
Henry H. Hanna, III	11,308		0.11%
Kenneth R. Lehman	4,132,534		41.39%
Joseph A. Maressa, Jr.	87,279	(2)	0.88%
James A. Tamburro	15,172	(2)	0.16%
Edward M. Thomas	55,726		0.56%
Jeffery F. Turner	44,690		0.45%
Robert C. Wheatley	12,525		0.13%
Named Executive Officers Who are Not Directors
Deborah Abbott	8,114		0.10%
John Craig(3)	2,958		0.03%
All Directors and Current Executive Officers as a Group (14 persons)	4,408,902	(2)	44.17%

(1)
Represents the percentage of 9,985,321 shares issued and outstanding as of June 30, 2019, except with respect to (a) individuals holding options exercisable within 60 days of that date, in which event, represents the percentage of shares issued and outstanding plus the number of shares for which that person holds options exercisable within 60 days of the Record Date, and (b) All Current Directors and Executive Officers of Delmar as a group, in which case represents the percentage of shares issued and outstanding plus the number of shares for which those persons hold such options, except for Mr. Craig.

(2)
Includes currently exercisable options to purchase shares of common stock as follows: Mr. Maressa—1,028 shares; Mr. Tamburro—1,028 shares; and All Current Directors and Executive Officers as a Group, which excludes Mr. Craig—2,056 shares.

(3)
Mr. Craig resigned as Senior Vice President Chief Technology Officer of Delmar and Delmarva effective March 14, 2019.

Compensation of Executive Officers

        The following table sets forth a comprehensive overview of the compensation for Mr. Breda, the President and Chief Executive Officer of Delmar and Delmarva; and the two most highly compensated executive officers of Delmarva who received total compensation of $100,000 or more during the fiscal year ended December 31, 2018.

Name and Principal Position	Year	Salary		Bonus		Stock Awards(1)		Option Awards		All Other Compensation(1)		Total
John W. Breda, President and Chief Executive Officer	2018 2017	$ $	257,500 228,276	$ $	25,000 20,000	$ $	— —	$ $	— —	$ $	27,483 28,274	$ $	309,983 277,000
Deborah Abbott, Executive Vice President and Chief Operating Officer of Delmarva	2018 2017	$ $	154,500 144,051	$ $	15,000 8,000	$ $	— —	$ $	— —	$ $	7,033 6,653	$ $	176,533 158,704
John Craig, Senior Vice President and Chief Technology Officer(2)	2018 2017	$ $	125,188 112,653	$ $	15,250 6,000	$ $	— —	$ $	— —	$ $	23,264 27,629	$ $	163,702 140,282

(1)
Other compensation consisted of the following items:

Name	Year	Insurance Premiums	401(k) Matching Contributions	Other items under $10,000 each
John W. Breda	2018	$22,685	$7,725	$—
	2017	$18,249	$6,848	$250
Deborah Abbott	2018	$2,398	$4,635	$—
	2017	$2,331	$4,322	$—
John Craig	2018	$19,508	$3,756	$—
	2017	$18,249	$3,380	$—
(2)
Mr. Craig resigned as Senior Vice President and Chief Technology Officer and Chief Administrative Officer of Delmarva effective March 14, 2019.

Outstanding Equity Awards at Year End

        The following table sets forth, on an award by award basis, information concerning all awards of stock options, and unvested restricted stock and restricted stock units held by named executive officers at December 31, 2018. All options were granted with an exercise price of 100% of market value as determined in accordance with Delmar's equity compensation plans. The number of shares subject to each award and the exercise price have been adjusted to reflect all stock dividends, and stock splits effected after the date of such award, but have not otherwise been modified.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(7)	Market Value of Shares or Units of Stock That Have Not Vested(8)
John W. Breda	—	—	$—	—	—	—
Deborah Abbott	1,484	—	$9.05	5/28/2019	—	—
John Craig(1)	259	—	$9.05	5/28/2019	—	—

(1)
Mr. Craig resigned as Senior Vice President and Chief Technology Officer and Chief Administrative Officer of Delmarva effective March 14, 2019.

Employment Agreements, Change in Control Agreements and Benefit Plans

        John Breda.    Mr. Breda has an employment agreement, dated as of December 10, 2015, with Delmarva pursuant to which he serves as President and Chief Executive Officer of Delmarva. The current term of Mr. Breda's agreement runs until December 10, 2019, and is subject to automatic extension for a one year period upon the end of the initial term and each year thereafter, unless either party give notice of an intention not to renew, or the term is otherwise terminated. Under his agreement, Mr. Breda is entitled to a current annual base salary of $265,225 during 2019. He is also entitled to incentive compensation as Delmarva's Board determines, $1,000,000 of Company paid life insurance (at standard rates), the use of an automobile with all maintenance, operating and insurance expense paid by Delmarva, and participation in all other health, welfare, benefit, stock option and bonus plans, if any, generally available to officers or employees of the Company.

        If Mr. Breda's employment is terminated without cause for reasons other than death, disability, for certain regulatory reasons, he would be entitled to receive continued payment of base salary for the longer of 12 months or the remainder of the term of the agreement, and to continued benefits for such period, subject to compliance with certain non-compete provisions of the employment agreement. Under the non-compete provisions of the agreement, following a termination of the agreement at the end of its natural terms, or earlier termination by Delmarva, with or without cause, or for certain regulatory reasons, by Mr. Breda, or as a result of Mr. Breda's death or disability, Mr. Breda has agreed that for one year he will not directly or indirectly, in any capacity (whether as a proprietor, owner, agent, officer, director, shareholder, organizer, partner, principal, manager, member, employee, contractor, consultant or otherwise) provide any advice, assistance or services to any competitive business or to any person that is attempting to form or acquire a competitive business if such Competitive Business operates, or is planning to operate, any office, branch or other facility (in any case, a "Branch") that is (or is proposed to be) located within a 50 mile radius of Delmarva's headquarters or any Branch or office of the Delmarva or its affiliates that is in existence immediately prior to (i) the date of termination of service, or (ii) the date of a Change in Control, subject to certain limited exceptions for ownership of securities.

        In the event of a change in control (as defined) of Delmar, Mr. Breda would be entitled to receive cash payments in an amount equal to three times his then current salary and one times his average bonus, and certain continued benefits.

        In connection with the share exchange, Mr. Breda entered into a termination agreement with respect to his 2015 employment agreement and into a new employment agreement. The termination agreement terminates the 2015 employment agreement. If the share exchange does not occur, the termination agreement will be null and void. The termination agreement provides for a transaction bonus of $1,048,000 and transfer of an automobile to Mr. Breda for nominal consideration in connection with the effectiveness of the share exchange so long as Mr. Breda executes a general release and waiver of claims.

        Under the new employment agreement, Mr. Breda will continue to be the Chief Operating Officer of Delmar and the President and Chief Executive Officer of Delmarva. Subject to election requirements, Mr. Breda will also serve as a member of the board of directors of Delmar and Delmarva. The employment has an initial term of three years and will be automatically renewed for successive one year periods, unless a party decides not to renew the agreement and provides notice thereof 60 days prior to the applicable renewal period or the agreement is terminated in accordance with its terms. Mr. Breda will receive a base salary of $275,000 per year, increasing ten percent on January 1, 2020 and January 1, 2021, with further increases being subject to the discretion of the board of directors with the recommendation of the compensation committee. Mr. Breda will also receive benefits, such as five weeks of vacation, a car allowance, life insurance, retirement plans, reimbursement for certain club expenses, reimbursement of legal and tax fees up to $7,500 in connection with the negotiation of the employment agreement, and all other benefits that Delmarva or Delmar provides from time to time to its senior executives. Mr. Breda will be entitled to bonus incentive payments as approved by the board of directors and equity awards as approved by the board of directors or compensation committee. These stock awards vest upon a change in control event, as defined in the employment agreement. Also in connection with a change in control, Mr. Breda will be paid three times his salary over 36 months and one times the average bonus. Mr. Breda will also be provided with benefits during such 36-month period.

        Mr. Breda's employment agreement shall automatically terminate upon the death or "Disability," as defined in the employment agreement, of Mr. Breda. Delmar or Delmarva may terminate the employment agreement immediately for "Cause," as defined in the employment agreement, and may terminate the employment agreement without Cause upon providing 60 days prior notice. Additionally, Delmar or Partners may terminate the employment agreement in the event of certain regulatory events, as set forth in the employment agreement. Mr. Breda may terminate the employment agreement with "Good Reason," as defined in the employment agreement, and may terminate the employment agreement without Good Reason upon providing 60 days prior written notice. In connection with a termination without Cause or for Good Reason, Mr. Breda will be paid his salary for the longer of 12 months or the remainder of the then-current term, and continue to receive health insurance.

        The employment agreement also contains non-compete, non-solicitation, non-interference, and confidentiality provisions.

        Elizabeth Eicher Holland.    Under her employment agreement, Ms. Eicher will serve as Senior Vice President and Chief Financial Officer of Delmarva. The employment has an initial term of one year and will be automatically renewed for successive one year periods, unless a party decides not to renew the agreement and provides notice thereof 60 days prior to the applicable renewal period or the agreement is terminated in accordance with its terms. Ms. Eicher is currently entitled to a base salary of $130,000 per year. Ms. Eicher will also receive benefits, such as employee benefit plans and personal time off.

        Ms. Eicher's employment agreement shall automatically terminate upon the death of Ms. Eicher. Delmarva may terminate the employment agreement immediately with or without "Cause," as defined in the employment agreement, or in the event of Incapacity (as defined under the employment agreement) with 90 days advance notice. Ms. Eicher may terminate the employment agreement with "Good Reason," as defined in the employment agreement, and may terminate the employment agreement without Good Reason upon providing 90 days prior written notice. In connection with a termination without Cause or for Good Reason within one year after a change of control event, Ms. Eicher will be paid an amount one-and-a-half times her annual salary and one times her highest annual bonus within the three most recent years in one lump sum, and Ms. Eicher will also be provided with health care benefits for a period of 18 months after the date of termination. In connection with a termination without Cause or for Good Reason at any other time, Ms. Eicher will be paid her annual base salary for an additional one year period and one times her highest annual bonus in the three most recent years in one lump sum, and Ms. Eicher will also be provided with health care benefits for a period of 12 months after the date of termination. The employment agreement also contains non-solicitation, and confidentiality provisions.

        No other executive officer of Delmar or Delmarva, whose compensation is disclosed above has a written employment agreement. Ms. Abbott does not have an employment agreement with Delmar or Delmarva. She is entitled to a base compensation of $159,135 for 2019. She is also entitled to bonuses determined in the discretion of the board of directors, and to participate in all benefit plans of Delmar and Delmarva available to all employees or to executive officers.

        Health and Welfare Benefits.    Delmar provides health and welfare benefits to our executive officers, including the named executive officers, generally on the same basis as all of our full-time employees. These benefits include medical, dental and vision insurance benefits, long term disability insurance and life insurance coverage. Delmar pays a portion of the premium Delmar utilizes a partially self-funded medical plan, and pays a portion of the premium attributable to each officer.

        401(k) Plan.    Delmar's 401(k) plan allows all officers and employees of the Company working 1,000 hours or more in a calendar year to defer a portion of their compensation, and provides a match of up to 3% of their base salaries, subject to certain IRS limitations. While the decision to match employee contributions is discretionary, all employees receive the same percentage match. During 2018, the Company made the maximum matching contributions.

        Delmar does not maintain any non-equity incentive plans or compensation programs, deferred compensation, defined contribution or defined benefit retirement plans, for named executive officers, or in which such executives may participate.

Director Compensation

        During 2018, the board of directors of Delmar consisted of between 11 and 13 nonemployee members, plus one member who was an executive officer. During 2018, Delmar paid an aggregate of $278,600 in fees to the non-employee members of the board of directors of Delmar, including amounts paid for service as a member of the board of directors of Delmarva. During 2018, each nonemployee director of Delmar was entitled to payments of $10,000 annually, $300 for each board meeting, and $250 for each committee meeting. In addition, Mr. Turner receives $24,000 annually for his service as chairman of the board of directors. Director fees are unchanged for 2019.

        Additionally, Mr. Thomas is a party to a noncompete agreement with Delmarva pursuant to which he agreed that for a period ending on the later of June 30, 2020 and two years after his termination of service as a director of Delmar and Delmarva, he will comply with certain confidentiality and nondisclosure provisions and will not engage in activities competitive with Delmar and Delmarva in the Delmarva Peninsula, and will not solicit employees or customers of Delmar and Delmarva to discontinue their relationship with Delmar and Delmarva. Until June 30, 2018, Mr. Thomas also agreed to provide, if requested, such advice, assistance, cooperation, introductions, intermediations, or other services as may be reasonably requested to provide for a smooth transition of customer relationships and leadership for Delmar and Delmarva. Mr. Thomas is entitled to a payment of $7,500 per month during the period July 1, 2017 through June 30, 2019 in exchange for such services and agreements.

        The following table sets forth information regarding compensation paid to non-employee directors of Delmar during the year ended December 31, 2018 for service as members of Delmar's and

Delmarva's boards of directors and committees. Members of the board of directors who are employees do not receive additional cash compensation for service on the board of directors.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation	Total
Jeffrey F. Turner	$49,950	$—	$—	$49,950
Laura Deeley Bren	$14,100	$—	$—	$14,100
David C. Doane	$19,450	$—	$—	$19,450
Heidi J.A. Gilmore	$18,850	$—	$—	$18,850
Mark L. Granger	$17,850	$—	$—	$17,850
Henry H. Hanna, III	$18,500	$—	$—	$18,500
Kenneth R. Lehman	$13,600	$—	$—	$13,600
Joseph A. Maressa, Jr.	$19,550	$—	$—	$19,550
James A. Tamburro	$21,100	$—	$—	$21,100
Edward M. Thomas	$17,450	$—	$—	$17,450
Robert C. Wheatley	$22,700	$—	$—	$22,700
Wade H. Insley, III(1)	$25,600	$—	$—	$25,600
J. Phillips Wright, Jr.(1)	$19,900	$—	$—	$19,900

(1)
Mr. Insley and Mr. Wright retired as of December 31, 2018 in accordance with Delmar's bylaws.

        The Company does not maintain any non-equity incentive plans or compensation programs, deferred compensation, defined contribution or defined benefit retirement plans, for non-employee directors, or in which such directors may participate.

Certain Relationships and Related Party Transactions

        Delmarva has had, and expects to have in the future, banking transactions in the ordinary course of business with some of Delmar's and Delmarva's directors, executive officers, and their associates. All of such transactions have been on substantially the same terms, including interest rates, maturities and collateral requirements as those prevailing at the time for comparable transactions with non-affiliated persons and did not involve more than the normal risk of collectability or present other unfavorable features. Loans to insiders require approval by the board of directors, with any interested director not participating. Delmarva also applies the same standards to any other transaction with an insider. Additionally, loans to directors or their related parties must be approved by the Directors' Loan Committee and are reported to the board of directors. Other related party transactions involving directors must be reviewed and approved by the board of directors or a designated committee.

        The maximum aggregate amount of loans (including lines of credit) to officers, directors and affiliates of Delmar during the year ended December 31, 2018 amounted to $8.7 million, representing approximately 13.3% of Delmar's total shareholders' equity at December 31, 2018. In the opinion of Delmar's board of directors, the terms of these loans are no less favorable to Delmarva than terms of the loans from Delmarva to unaffiliated parties. On December 31, 2018, $8.3 million of loans were outstanding to individuals who, during 2018, were officers, directors or affiliates of the Company. At the time each loan was made, management believed that these loans involved no more than the normal risk of collectability and did not present other unfavorable features. None of such loans were classified as Substandard, Doubtful or Loss.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following discussion provides information about the results of operations, and financial condition, liquidity, and capital resources of Delmar Bancorp ("Delmar") and its subsidiaries as of the dates and periods indicated. This discussion and analysis should be read in conjunction with Delmar's consolidated financial statements and notes thereto, appearing at Annex E to this proxy statement/prospectus. In this section, "we," us" and "our" refer to Delmar and its subsidiaries on a consolidated basis.

Overview

        Delmar, a bank holding corporation, through its wholly owned subsidiary, The Bank of Delmarva ("Delmarva"), a commercial banking corporation, engages in general commercial banking operations, with fourteen branches throughout Wicomico and Worcester Counties in Maryland, Sussex County in Delaware, and Camden and Burlington Counties in New Jersey.

        Delmar derives the majority of its income from interest received on our loans and investment securities. The primary source of funding for making these loans and investments are deposits and secondarily, borrowings. Consequently, one of the key measures of Delmar's success is the amount of net interest income, or the difference between the income on interest-earning assets, such as loans and investments, and the expense on interest-bearing liabilities, such as deposits and borrowings. The resulting ratio of that difference as a percentage of average earning assets represents the net interest margin. Another key measure is the spread between the yield earned on interest-earning assets and the rate paid on interest-bearing liabilities, which is called the net interest spread. In addition to earning interest on loans and investments, Delmar earns income through fees and other charges to customers. Also included is a discussion of the various components of this noninterest income, as well as of noninterest expense.

        There are risks inherent in all loans, so we maintain an allowance for loan losses to absorb probable losses on existing loans that may become uncollectible. We maintain this allowance by charging a provision for loan losses as needed against our operating earnings for each period. We have included a detailed discussion of this process, as well as several tables describing our allowance for loan losses.

        Delmar plans to continue to grow both organically and possibly through future acquisitions, including potential expansion into new market areas. Delmar believes its current financial condition, coupled with its scalable operational capabilities, will allow it to act upon growth opportunities in the current banking environment.

        The following discussion and analysis also identifies significant factors that have affected Delmar's financial position and operating results during the periods included in the consolidated financial statements accompanying this report. You are encouraged to read this management's discussion and analysis in conjunction with the consolidated financial statements and the notes thereto included at Annex E to this proxy statement/prospectus, and the other statistical information included in this proxy statement/prospectus.

Critical Accounting Policies

        Certain critical accounting policies affect significant judgments and estimates used in the preparation of Delmar's consolidated financial statements. These significant accounting policies are described in the notes to the consolidated financial statements included at Annex E to this proxy statement/prospectus. The accounting principles Delmar follows and the methods of applying these principles conform to GAAP and general banking industry practices. Delmar's most critical accounting policy relates to the determination of the allowance for loan losses, which reflects the estimated losses resulting from the inability of borrowers to make loan payments. The determination of the adequacy of the allowance involves significant judgment and complexity and is based on many factors. If the financial condition of our borrowers were to deteriorate, resulting in an impairment of their ability to make payments, the estimates would be updated and additional provisions for loan losses may be required. See "Provision and Allowance for Loan Losses" and Note 1 and Note 3 of the unaudited consolidated financial statements for the three months ended March 31, 2019.

        Another of Delmar's critical accounting policies, with the acquisition of Liberty, relates to the valuation of goodwill, intangible assets and other acquisition accounting adjustments. Delmar accounted for the acquisition of Liberty in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic No. 805, which requires the use of the acquisition method of accounting. Under this method, assets acquired, including intangible assets, and liabilities assumed, are recorded at their fair value. Determination of fair value involves estimates based on internal valuations of discounted cash flow analyses performed, third party valuations, or other valuation techniques that involve subjective assumptions. Additionally, the term of the useful lives and appropriate amortization periods of intangible assets is subjective. Resulting goodwill from the acquisition of Liberty, which totaled approximately $5.2 million, under the acquisition method of accounting represents the excess of the purchase price over the fair value of net assets acquired. Goodwill is not amortized, but is evaluated for impairment annually or more frequently if deemed necessary. If the fair value of an asset exceeds the carrying amount of the asset, no charge to goodwill is made. If the carrying amount exceeds the fair value of the asset, goodwill will be adjusted through a charge to earnings. In evaluating the goodwill on its consolidated balance sheet for impairment after the consummation date of the acquisition of Liberty, Delmar will first assess qualitative factors to determine whether it is more likely than not that the fair value of our acquired assets is less than the carrying amount of the acquired assets, as allowed under Accounting Standards Update 2011-08, Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment. After making the assessment based on several factors, which will include, but is not limited to, the current economic environment, the economic outlook in our markets, our financial performance and common stock value as compared to our peers, we will determine if it is more likely than not that the fair value of our assets is greater than their carrying amount and, accordingly, will determine whether impairment of goodwill should be recorded as a charge to earnings in years subsequent to the acquisition of Liberty. This assessment was performed at the end of 2018, and resulted in no impairment of goodwill. See Note 13 and Note 14 in the consolidated financial statements for the three months ended March 31, 2019 for more information related to the fair value of assets acquired in the acquisition of Liberty, including goodwill and intangible assets.

        Another critical accounting policy relates to deferred tax assets and liabilities. Delmar records deferred tax assets and deferred tax liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Future tax benefits, such as net operating loss carry forwards available from the Liberty acquisition, are recognized to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date. In the event the future tax consequences of differences between the financial reporting basis and the tax basis of our assets and liabilities results in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such assets is required. A valuation allowance is provided when it is more likely than not that a portion or the full amount of the deferred tax asset will not be realized. In assessing the ability to realize the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies. Such a deferred tax liability will only be recognized when it becomes apparent that those temporary differences will reverse in the foreseeable future. A tax position is recognized as a benefit only if it is "more likely than not" that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50 percent more likely of being realized on examination. For tax positions not meeting the "more likely than not" test, no tax benefit is recorded.

        On a quarterly basis, management makes an assessment to determine whether there have been events or economic circumstances to indicate that a security on which there is an unrealized loss is other-than-temporarily impaired. For debt securities with an unrealized loss, an other-than-temporary impairment write-down is triggered when (1) Delmar has the intent to sell a debt security, (2) it is more likely than not that Delmar will be required to sell the debt security before recovery of its amortized cost basis, or (3) Delmar does not expect to recover the entire amortized cost basis of the debt security. If Delmar has the intent to sell a debt security, or if it is more likely than not that it will be required to sell the debt security before its recovery, the other-than-temporary write-down is equal to the entire difference between the debt security's amortized cost and its fair value. If Delmar does not intend to sell the security or it is not more likely than not that it will be required to sell the security before recovery, the other-than-temporary impairment write-down is separated into the amount that is credit related (credit loss component) and the amount due to all other factors. The credit loss component is recognized in earnings and is the difference between the security's amortized cost basis and the present value of its expected future cash flows. The remaining difference between the security's fair value and the present value of future expected cash flows is due to factors that are not credit related and is recognized in other comprehensive income, net of applicable taxes.

Results of Operations

        Net income for the three months ended March 31, 2019 totaled $1.4 million compared to net income for the same period in 2018 of $1.3 million, an increase of $103,000 or 7.9%. This increase included an increase in loan interest income of $1.8 million or 27.2%. This was offset by an increase in interest expense on deposits and borrowings of $719,000 and an increase in other expenses of $855,000. Salaries and employee benefits increased year over year by $431,000 and premises and equipment expenses increased $301,000 from the period ended March 31, 2018 to the period ended March 31, 2019. Basic earnings per share were $0.14 for the three months ended March 31, 2019, compared to $0.15 for the same period in 2018. The Liberty transaction was effective March 1, 2018 which resulted in only one month of combined other expenses during the three months ended March 31, 2018, as compared to the full three months in the period ended March 31, 2019. The average balance of time deposits increased from $190.8 million during the three months ended March 31, 2018 to $261.8 million during the three months ended March 31, 2019, resulting in a higher cost of funds during the three months ended March 31, 2019 as compared to the three months ended March 31, 2018.

        Net income for the year ended December 31, 2018 totaled $5.5 million compared to $3.4 million for the year ended December 31, 2017, or an increase of $2.1 million. Basic earnings per share were $0.566 for the year ended December 31, 2018, as compared to $0.415 for the year ended December 31, 2017. The increase of $2.1 million in net earnings for the year ended December 31, 2018 included an increase in net interest income of $7.5 million, due mainly to the increase in loan balances, as well as a decrease in income tax expense of $857,000. This increase was reduced by an increase in noninterest expenses of $6.3 million. Noninterest expense for the year ended December 31, 2018 increased, as compared to the year ended December 31, 2017 due to merger expenses related to the Liberty acquisition of $601,000, in addition to additional expenses related to the acquisition of Partners of $250,000. There was also an increase in salaries and employee benefits of $2.4 million. This increase related to the additional expense of Liberty Bell Bank employees. Full time equivalent employees increased from 129 in 2017 to 161 in 2018. On December 22, 2017 the Tax Cuts and Jobs Act was

signed into law which, among other items, reduced the corporate tax rate from a graduated set of rates with a maximum of 35% to a flat 21% beginning with taxable years starting after December 31, 2017. As required under ASC Topic 740, Delmar re-measured its deferred income tax assets and liabilities for temporary differences from the current corporate tax rate to the new corporate tax rate of 21% as of December 31, 2017. The cumulative adjustment of $763,000 was recognized in income tax expense from continuing operations as a discrete item in the period that included the enactment date, December 31, 2017.

Financial Condition

        Consolidated assets totaled $759.5 million at March 31, 2019 and $739.4 million at December 31, 2018, an increase of 2.7% or $20.1 million. The growth in assets during the three months ended March 31, 2019 is mainly attributable to organic loan growth of $16.8 million or 2.7%. During the three months ended March 31, 2019 deposits grew $15.7 million or 2.6%. This growth was mainly in time deposits, which grew $14.8 million, or 5.9%. There was also an increase in other assets and other liabilities of $3.4 million and $3.7 million, respectively, of which $3.5 million in both categories related to the implementation of the new lease accounting standard as described in Note 6 of the unaudited consolidated financial statements as of March 31, 2019. The December 31, 2018 consolidated asset balance of $739.4 million at December 31, 2018, reflects a 31.5% increase as compared to $562.3 million at December 31, 2017. The fair value of assets acquired in the Liberty transaction, which closed in March 2018, were $151.5 million. The remaining increase of $25.6 million, or 4.6% from December 31, 2017 to December 31, 2018, was due to organic growth. Deposits totaled $614.9 million at December 31, 2018, an increase of 32.1% compared to $465.5 million at December 31, 2017. The fair value of deposits acquired in the Liberty transaction was $138.2 million, with the remaining increase of $11.2 million or 2.4% attributable to organic growth. Non-interest bearing demand grew $31.3 million for the year ended December 31, 2018. NOW accounts, savings and money market accounts increased from $39.6 million and $107.3 million, respectively, at December 31, 2017 to $54.5 million and $123.9 million at December 31, 2018, an increase of 37.8% and 15.5%, respectively. Time deposits of $100,000 or more increased $50.4 million for the year ended December 31, 2018 as compared to December 31, 2017. Net loans grew $162.8 million, or 35.2%, for the year ended December 31, 2018. The fair value of loans acquired in the Liberty transaction was $121.7 million, with the remaining increase of $41.1 million, or 8.9%, attributable to organic growth.

        Delmarva's Tier 1 leverage capital ratio was 8.9% at March 31, 2019. At March 31, 2019, Delmarva's Tier 1 risk-weighted capital and total-risk rated capital were 10.4% and 11.6%, respectively. Delmarva's Tier 1 leverage capital ratio was 8.7% at December 31, 2018 as compared to 9.2% at December 31, 2017. At December 31, 2018, Delmarva's Tier 1 risk-weighted capital and total-risk rated capital were 10.5% and 11.7%, respectively, as compared to Tier 1 risk-weighted capital and total risk-weighted capital ratios of 11.1% and 12.3%, respectively, at December 31, 2017. See "Capital Ratios" below for additional information about Delmar's and Delmarva's capital ratios and requirements.

        At March 31, 2019, adversely classified assets totaled $21.0 million, an increase of $2.3 million from December 31, 2018. There were five loans with balances of $250,000 or greater that were downgraded during the first quarter of 2019, which increased the level of adversely classified assets during the quarter.

        Adversely classified assets totaled $18.7 million at December 31, 2018 as compared to $18.8 million at December 31, 2017. OREO properties totaled $3.7 million at December 31, 2018, which included two OREO properties that were acquired in the Liberty acquisition with a fair value of $946,000. One additional OREO property was acquired during the first quarter of 2019, bringing OREO balances to $3.9 million. Nonaccrual loans totaled $8.7 million at March 31, 2019. Nonaccrual loans totaled $9.1 million at December 31, 2018 as compared to $4.5 million at December 31, 2017. The increase in nonaccrual loans during 2018 resulted primarily from loans acquired in the Liberty acquisition. Nonaccrual loans as a percentage of total loans was 1.3% at March 31, 2019, 1.4% at December 31, 2018 and 1.0% as of December 31, 2017. There were two loans past due 90 days or more and still accruing interest at March 31, 2019 with an aggregate balance of $336,000. There were three loans past due 90 days or more and still accruing interest at December 31, 2018 with an aggregate balance of $606,000, as compared to four loans greater than 90 days past due still accruing interest with a balance of $1.3 million at December 31, 2017. Adversely classified assets were 30.5% of Delmarva's total capital as of March 31, 2019. Adversely classified assets were 28.1% of Delmarva's total capital at December 31, 2018 compared to 33.6% at December 31, 2017. Loans classified as troubled debt restructurings ("TDRs") totaled $17.6 million at March 31, 2019 and $17.8 million at December 31, 2018, a 1.3% decline during the first three months of 2019 and a 2.1% decline at the end of 2018 as compared to $18.2 million at December 31, 2017.

        Net charge-offs were 0.1% of average total loans for the year ended December 31, 2018 and 0.1% of average total loans for the year ended December 31, 2017. Net loans charged off during the first quarter of 2019 were $300,000, compared to $814,000 and $628,000 for the year ended December 31, 2018 and 2017, respectively. The allowance for loan losses to total loans ratio was 1.1% at March 31, 2019 and December 31, 2018, compared to 1.4% at December 31, 2017. In addition to the allowance for loan losses, there was an unamortized discount related to the loans acquired in the Liberty transaction with a balance of $1.2 million and $1.3 million at March 31, 2019 and December 31, 2018, respectively. This discount is amortized over the life of the remaining loans.

        Stockholders' equity at March 31, 2019 was $67.8 million, an increase of 2.7% during the first three months of 2019. Stockholders' equity increased from $49.1 million at December 31, 2017 to approximately $66.0 million at December 31, 2018, or year over year growth of approximately 34.5%. Of this growth, $12.8 million related to the value of common stock issued to shareholders of Liberty in the Liberty acquisition. The remaining increase was mainly due to income earned during the year, net of dividends of $948,000 paid to shareholders and the increase in unrealized holding losses on securities available for sale during the period.

Summary of Return on Equity and Assets

		December 31,
	March 31, 2019 (annualized)
		2018	2017	2016
Yield on earning assets	5.15%	4.96%	4.60%	4.45%
Return on average assets	0.75%	0.84%	0.64%	0.81%
Return on average equity	8.37%	9.53%	7.17%	8.98%
Average equity to average assets	8.92%	8.84%	8.86%	8.99%
Tier I risk-based capital (Bank)	10.43%	10.49%	11.09%	11.74%
Total risk-based capital (Bank)	11.58%	11.68%	12.34%	13.00%
Leverage capital ratio (Bank)	8.93%	8.74%	9.18%	9.38%
(See Note 10 to Delmar's consolidated financial statements for the three months ended March 31, 2019)

Earnings Analysis

        Delmar's primary source of revenue is interest income and fees, which it earns by lending and investing the funds which are held on deposit. Because loans generally earn higher rates of interest than investments, Delmar seeks to deploy as much of its deposit funds as possible in the form of loans to individuals, businesses, and other organizations. To ensure sufficient liquidity, Delmar also maintains a portion of its deposits in cash, government securities, deposits with other financial institutions, and overnight loans of excess reserves (known as "Federal Funds Sold") to correspondent banks. The revenue which Delmar earns (prior to deducting its overhead expenses) is essentially a function of the amount of Delmar's loans and deposits, as well as the profit margin ("interest spread") and fee income which can be generated on these amounts.

        Delmar reported unaudited net income of $1.4 million and $1.3 million for the three months ended March 31, 2019 and 2018, respectively, and reported net income of $5.5 million and $3.4 million for the years ended December 31, 2018 and 2017, respectively, in its audited financial statements. The following discussion should be read in conjunction with Delmar's consolidated financial statements and the notes to the consolidated financial statements included at Annex E to this proxy statement/prospectus.

        The following is a summary of the results of operations by Delmar for the three months ended March 31, 2019 and the years ended December 31, 2018 and 2017.

		December 31,
	March 31, 2019
(Dollars in Thousands)		2018	2017
	(Unaudited)
Net interest income	$7,213	$27,814	$20,304
Provision for loan losses	300	1,175	945
Provision for income taxes	663	2,359	3,215
Noninterest income	759	3,520	2,882
Noninterest expense	5,610	22,318	15,612
Total income	9,741	36,693	26,209
Total expenses	8,342	31,210	22,795
Net income	1,399	5,483	3,414
Basic earnings per share	0.140	0.566	0.415

		December 31,
	March 31, 2019
(Dollars in Thousands)		2018	2017
	(Unaudited)
Total assets	$759,525	$739,416	$562,260
Loans receivable, net	642,301	625,513	462,701
Investment securities	51,523	51,300	46,662
Federal funds sold	813	1,254	3,493
Demand and NOW deposits	242,195	239,957	193,740
Savings and time deposits	388,480	374,969	271,717
Stockholders' equity	67,775	65,988	49,066
Tangible common equity per share	6.16	5.98	5.97

Net Interest Income

        The largest component of net income for Delmar is net interest income, which is the difference between the income earned on assets and interest paid on deposits and borrowings used to support such assets. Net interest income is determined by the rates earned on Delmar's interest-earning assets and the rates paid on its interest-bearing liabilities, the relative amounts of interest-earning assets and interest-bearing liabilities, and the degree of mismatch and the maturity and repricing characteristics of its interest-earning assets and interest-bearing liabilities.

        Net interest income was approximately $7.2 million for the three months ended March 31, 2019 compared to $6.0 million for the three months ended March 31, 2018, and $27.8 million for the year ended December 31, 2018, compared to $20.3 million for the year ended December 31, 2017. This increase is the direct result of increased loan volumes during 2018, including the increase in balances as a result of the acquisition of Liberty late in the first quarter of 2018.

        In addition to the primary earning assets and interest bearing liabilities held at Delmarva, the holding company has additional borrowings with a balance of $6.5 million at March 31, 2019 and December 31, 2018 and $2.0 million at December 31, 2017. During 2015, $2.0 million was advanced to fund the repurchase of preferred shares, and the remaining $4.5 million was advanced during the first quarter of 2018 to fund the cash portion of the payment to Liberty shareholders. Interest expense on these loans, which is included in consolidated net income, was approximately $111,000 and $89,000 for the three months ended March 31, 2019 and 2018, respectively, and $428,000 and $136,000 for the years ended December 31, 2018 and 2017, respectively.

        For the three months ended March 31, 2019, the consolidated net interest spread, the difference between the yield on earning assets and the rates paid on interest-bearing liabilities, was 3.7% compared to 3.8% for the three months ended March 31, 2018. For the year ended December 31, 2018, the consolidated net interest spread, the difference between the yield on earning assets and the rates paid on interest-bearing liabilities, was 3.8% compared to 3.7% for the year ended December 31, 2017. The consolidated net interest margin (which is net interest income divided by average earning assets), calculated on a tax equivalent basis, was 4.1% for the three months ended March 31, 2019 and March 31, 2018. The consolidated net interest margin, calculated on a tax equivalent basis, was 4.2% for the year ended December 31, 2018 compared to 4.0% for the year ended December 31, 2017. Rates paid on average interest-bearing liabilities at Delmar were 1.4% for the three months ended March 31, 2019, and 1.0% for the three months ended March 31, 2018. Rates paid on average interest-bearing liabilities at Delmarva were 1.1% for the year ended December 31, 2018, and 0.9% for the year ended December 31, 2017. Interest earned on assets and interest accrued on liabilities is significantly influenced by market factors, specifically interest rate targets established by the Federal Reserve. Average loans net of the allowance and discounts on purchased loans comprised 90.1% of average earning assets for the three months ended March 31, 2019, compared to 88.4% for the three months ended March 31, 2018. Average loans net of the allowance and discounts on purchased loans comprised 88.2% of average earning assets for the year ended December 31, 2018, compared to 86.3% for the year ended December 31, 2017.

        The following tables depict, for the periods indicated, certain information related to the average balance sheet and average yields on assets and average costs of liabilities for Delmarva. Such yields are derived by dividing income or expense by the average balance of the corresponding assets or liabilities. Average balances have been derived from daily averages.

	Three months Ended March 31, 2019			Three months Ended March 31, 2018
(Dollars in Thousands) (Unaudited)	Average Balance	Interest	Yield (Annualized)	Average Balance	Interest	Yield (Annualized)
Assets
Cash & Due From Banks	$23,925	$74	1.26%	$21,255	$37	0.70%
Interest Bearing Deposits From Banks	3,987	19	1.93%	5,984	18	1.20%
Taxable Securities(1)	34,273	264	3.12%	33,904	170	2.03%
Tax-exempt Securities(2)	21,250	195	3.73%	19,177	196	4.14%

Total Investment Securities(1)(2)	55,523	459	3.35%	53,081	366	2.80%

Funds Sold	1,268	15	4.76%	1,379	15	4.39%
Loans:(3)
Commercial and Industrial(4)	62,797	869	5.61%	46,978	553	4.77%
Real Estate(4)	557,817	7,252	5.27%	459,135	5,777	5.10%
Consumer(4)	1,228	17	5.62%	1,519	21	5.64%
Keyline Equity(4)	17,436	244	5.68%	14,156	187	5.37%
Visa Credit Card	278	5	7.90%	281	6	8.24%
State and Political	721	11	6.32%	865	13	6.04%
Keyline Credit	228	10	17.32%	228	10	17.41%
Other Loans	107	2	6.41%	129	2	5.52%

Total Loans(2)	640,612	8,411	5.32%	523,290	6,568	5.09%

Allowances For Credit Losses	8,437			7,220

Total Loans, Net	632,175			516,070

Other Assets	38,768			26,651

Total Assets/Interest Income	$755,647	$8,904		$624,420	$6,967

Liabilities and Stockholders' Equity
Deposits In Domestic Offices
Non-interest Bearing Demand	$179,742	$—	0.00%	$157,736	$—	0.00%
Interest Bearing Demand	54,884	55	0.41%	42,203	21	0.20%
Money Market Accounts	59,225	43	0.29%	61,515	45	0.30%
Savings Accounts	64,173	24	0.15%	59,096	22	0.15%
All Time Deposits	261,762	1,224	1.90%	190,839	613	1.30%

Total Interest Bearing Deposits	440,044	1,346	1.24%	353,653	701	0.80%

Total Deposits	619,786	—		511,389	—

Funds Purchased	51,220	307	2.43%	49,257	261	2.15%
Notes Payable	6,500	111	6.95%	5,250	89	6.87%
Lease Liability	3,614	4	0.45%	—	—	0.00%
Other Liabilities	1,658	—		1,471	—
Stockholder's Equity	72,870	—		57,053	—

Total Liabilities & Equity/Interest Expense	$755,647	$1,768		$624,420	$1,050

Earning Assets/Interest Income(2)	$701,390	$8,904	5.15%	$583,734	$6,967	4.84%
Interest Bearing Liabilities/Interest Expense	$497,763	$1,768	1.44%	$408,160	$1,050	1.04%

Net interest income(5)		$7,136			$5,916
Earning Assets/Interest Expense			1.02%			0.73%
Net Interest Spread(2)			3.71%			3.80%
Net Interest Margin(2)			4.13%			4.11%

(1)
Yields on securities available-for-sale have been calculated on the basis of historical cost and do not give effect to changes in the fair value of those securities, which is reflected as a component of shareholders' equity.

(2)
Presented on a taxable-equivalent basis using the statutory income tax rate of 26.5%. Taxable equivalent adjustment of $52 and $3 are included in the calculation of tax exempt income for investment interest income and loan interest income, respectively, for the period ended March 31, 2019 and $52 and $3, respectively, for the period ended March 31, 2018.

(3)
Loans placed on nonaccrual are included in average balances.

(4)
Yields do not include the average balance of the fair value adjustment credit impaired loans acquired or discounts on credit impaired loans acquired.

(5)
Net interest income on the financial statements includes fees and charges on loans of $58 and $92 for the periods ended March 31, 2019 and 2018 respectively.

	Year Ended December 31, 2018			Year Ended December 31, 2017			Year Ended December 31, 2016
(Dollars in Thousands)	Average Balance	Interest	Yield	Average Balance	Interest	Yield	Average Balance	Interest	Yield
Assets
Cash & Due From Banks	$24,074	$204	0.85%	$19,639	$81	0.41%	$21,028	$38	0.18%
Interest Bearing Deposits From Banks	8,612	149	1.73%	7,787	56	0.72%	8,783	29	0.33%
Taxable Securities(1)	35,328	790	2.24%	33,360	619	1.85%	34,225	594	1.74%
Tax-exempt Securities(2)	20,088	754	3.76%	17,691	728	4.12%	15,833	692	4.37%

Total Investment Securities(1)(2)	55,417	1,545	2.79%	51,051	1,347	2.64%	50,058	1,286	2.57%

Funds Sold	5,951	114	1.91%	3,924	62	1.58%	8,358	44	0.53%
Loans:(3)
Commercial and Industrial(4)	52,019	2,581	4.96%	37,634	1,774	4.71%	36,135	1,645	4.55%
Real Estate(4)	519,562	27,222	5.24%	390,655	19,302	4.94%	357,964	17,487	4.89%
Consumer(4)	1,457	83	5.68%	1,612	87	5.38%	1,691	90	5.33%
Keyline Equity(4)	18,045	1,021	5.66%	10,543	480	4.55%	9,465	375	3.97%
Visa Credit Card	286	22	7.52%	273	20	7.40%	270	21	7.95%
Business Manager	—	—	0.00%	64	7	10.66%	64	9	13.75%
State and Political	810	50	6.13%	954	65	6.77%	1,084	73	6.70%
Keyline Credit	225	39	17.40%	401	48	11.94%	499	56	11.22%
Other Loans	123	7	5.78%	122	7	5.57%	72	3	4.83%

Total Loans(2)	592,528	31,025	5.24%	442,259	21,789	4.93%	407,245	19,760	4.85%

Allowances For Credit Losses	8,011			6,556			6,779

Total Loans, Net	584,517			435,703			400,466

Other Assets	35,505			17,529			17,250

Total Assets/Interest Income	$714,075	$32,833		$535,633	$23,254		$505,943	$21,119

Liabilities and Stockholders' Equity
Deposits In Domestic Offices
Non-interest Bearing Demand	$178,382	$—	0.00%	$150,479	$—	0.00%	$140,031	$—	0.00%
Interest Bearing Demand	50,443	118	0.23%	34,788	61	0.18%	23,410	29	0.12%
Money Market Accounts	68,141	202	0.30%	49,919	133	0.27%	48,240	132	0.27%
Savings Accounts	63,520	96	0.15%	53,422	80	0.15%	48,884	73	0.15%
All Time Deposits	231,677	3,374	1.46%	155,752	1,735	1.11%	164,997	1,860	1.13%

Total Interest Bearing Deposits	413,781	3,790	0.92%	293,881	2,009	0.68%	285,531	2,095	0.73%

Total Deposits	592,164	—		444,359	—		425,563	—

Funds Purchased	47,080	1,141	2.42%	38,391	878	2.29%	30,016	735	2.45%
Notes Payable	8,037	428	5.32%	2,000	136	6.80%	2,000	136	6.82%
Other Liabilities	315	—		857	—		1,130	—
Stockholder's Equity	66,479	—		50,026	—		47,235	—

Total Liabilities & Equity/Interest Expense	$714,075	$5,359		$535,633	$3,023		$505,943	$2,966

Earning Assets/Interest Income(2)	$662,507	$32,833	4.96%	$505,021	$23,254	4.60%	$474,444	$21,119	4.45%
Interest Bearing Liabilities/Interest Expense	$468,899	$5,359	1.14%	$334,271	$3,023	0.90%	$317,547	$2,966	0.93%

Net interest income(5)		$27,474			$20,231			$18,153
Earning Assets/Interest Expense			0.81%			0.60%			0.63%
Net Interest Spread(2)			3.81%			3.70%			3.52%
Net Interest Margin(2)			4.15%			4.01%			3.83%

(1)
Yields on securities available-for-sale have been calculated on the basis of historical cost and do not give effect to changes in the fair value of those securites, which is reflected as a component of shareholder's equity.

(2)
Presented on a taxable-equivalent basis using the statutory income tax rate of 26.5% for 2018 and 34% for 2017 and 2016. Taxable equivalent adjustments of $200 and $13 are included in the calculation of tax exempt income for investment interest income and loan interest income, respectively for the year ended December 31, 2018 and $248 and $22 respectively, for the year ended December 31, 2017. and $235 and $25, respectively for the year ended December 31, 2016.

(3)
Loans placed on nonaccrual are included in average balances.

(4)
Yields do not include the average balance of the fair value adjustment for pools of non-credit impaired loans acquired or discounts on credit impaired loans acquired.

(5)
Net interest income on the financial statements includes fees and charges on loans of $350, $268 and $148 for the years ended December 31, 2018, 2017 and 2016 respectively.

        The level of interest income is affected primarily by variations in the volume and mix of these assets and liabilities, as well as changes in interest rates. The following tables show the effect that these factors had on the interest earned from Delmarva's interest-earning assets and interest incurred on its interest-bearing liabilities for periods indicated.

Rate and Volume Analysis
Three Months Ended March 31, 2019 Versus March 31, 2018
(Dollars in Thousands)

	Increase (Decrease) Due to
(Unaudited)	Volume	Rate	Net
Earning Assets
Loans(1)	$1,473	$370	$1,843
Investment securities
Taxable	2	92	94
Exempt from Federal income tax	21	(22)	(1)
Federal funds sold	(1)	1	—
Other interest income	(6)	7	1

Total interest income	1,489	448	1,937

Interest Bearing Liabilities
Interest bearing deposits	171	474	645
Notes payable and leases	292	(56)	26
Funds purchased	11	36	47

Total Interest Expense	474	454	718

Net Interest Income	$1,015	$(6)	$1,219

(1)
Nonaccrual loans are included in average balances and do not have a material effect on the average yield.

Rate and Volume Analysis
Year Ended December 31, 2018 Versus December 31, 2017
(Dollars in Thousands)

	Increase (Decrease) Due to
	Volume	Rate	Net
Earning Assets
Loans(1)	$7,403	$1,833	$9,236
Investment securities
Taxable	37	134	171
Exempt from Federal income tax	99	(73)	26
Federal funds sold	32	20	52
Other interest income	7	87	94

Total interest income	7,578	2,001	9,579

Interest Bearing Liabilities
Interest Bearing Deposits	820	961	1,781
Notes Payable	292	—	292
Funds Purchased	199	64	263

Total Interest Expense	1,311	1,025	2,336

Net Interest Income	$6,267	$976	$7,243

(1)
Nonaccrual loans are included in average balances and do not have a material effect on the average yield.

 Rate and Volume Analysis
Year Ended December 31, 2017 Versus December 31, 2016
(Dollars in Thousands)

	Increase (Decrease) Due to
	Volume	Rate	Net
Earning Assets
Loans(1)	$1,699	$330	$2,029
Investment securities
Taxable	(15)	40	25
Exempt from Federal income tax	81	(45)	36
Federal funds sold	(23)	41	18
Other interest income	(3)	30	27

Total interest income	1,739	396	2,135

Interest Bearing Liabilities
Interest Bearing Deposits	61	(147)	(86)
Funds Purchased	205	(62)	143

Total Interest Expense	266	(209)	57

Net Interest Income	$1,473	$605	$2,078

(1)
Nonaccrual loans are included in average balances and do not have a material effect on the average yield.

        Interest Sensitivity.    Delmar monitors and manages the pricing and maturity of its assets and liabilities in order to diminish the potential adverse impact that changes in interest rates could have on its net interest income. Delmar also performs asset/liability modeling to assess the impact varying interest rates and balance sheet mix assumptions will have on net interest income. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available-for-sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in the same time interval helps to hedge the risk and minimize the impact on net interest income of rising or falling interest rates. Delmar evaluates interest sensitivity risk and then formulates guidelines regarding asset generation and repricing, funding sources and pricing, and off-balance sheet commitments in order to decrease interest rate sensitivity risk.

        At March 31, 2019 and December 31, 2018, Delmar was asset sensitive within the one-year time frame when looking at a repricing gap analysis. The cumulative gap as a percentage of total assets up to one year was 26.3% and 25.6% as of March 31, 2019 and December 31, 2018, respectively. A positive gap indicates more assets than liabilities are repricing within the indicated time frame.

Provision and Allowance for Loan Losses

        Delmar has developed policies and procedures for evaluating the overall quality of its credit portfolio and for timely identifying potential problem loans. Management's judgment as to the adequacy of the allowance is based upon a number of assumptions about future events which it believes to be reasonable, but which may not prove to be accurate. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the loan loss allowance will not be required.

        Delmar's allowance consists of two parts. The first part is determined in accordance with authoritative guidance issued by the FASB regarding the allowance. Delmar's determination of this part of the allowance is based upon quantitative and qualitative factors. A loan loss history based upon the prior three years is utilized in determining the appropriate allowance. Historical loss factors are determined by criticized and uncriticized loans by loan type. These historical loss factors are applied to the loans by loan type to determine an indicated allowance. The historical loss factors may also be modified based upon other qualitative factors including, but not limited to, local and national economic conditions, trends of delinquent loans, changes in lending policies and underwriting standards, concentrations, and management's knowledge of the loan portfolio.

        The second part of the allowance is determined in accordance with guidance issued by the FASB regarding impaired loans. A loan is considered impaired when, based on current information and events, it is probable that Delmar will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis. Impaired loans not deemed collateral dependent are analyzed according to the ultimate repayment source, whether that is cash flow from the borrower, guarantor or some other source of repayment. Impaired loans are deemed collateral dependent if in Delmar's opinion the ultimate source of repayment will be generated from the liquidation of collateral.

        The sum of the two parts constitutes management's best estimate of an appropriate allowance for loan losses. When the estimated allowance is determined, it is presented to Delmar's Board for review and approval on a quarterly basis.

        At March 31, 2019 and December 31, 2018, Delmar's allowance for loan losses amounted to approximately $7.1 million, or 1.1% of outstanding loans. At December 31, 2017, the allowance for loan losses amounted to approximately $6.7 million, or 1.4% of total outstanding loans. Delmar's provision for loan losses was $300,000 for the three months ended March 31, 2019, compared to $250,000 for the three months ended March 31, 2018. Delmar's provision for loan losses was $1.2 million for the year ended December 31, 2018, compared to $945,000 for the year ended December 31, 2017.

        Delmar discontinues accrual of interest on loans when management believes, after considering economic and business conditions and collection efforts that a borrower's financial condition is such that the collection of interest is doubtful. Generally, Delmar will place a delinquent loan in nonaccrual status when the loan becomes 90 days or more past due. At the time a loan is placed in nonaccrual status, all interest which has been accrued on the loan but remains unpaid is reversed and deducted from earnings as a reduction of reported interest income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain.

        The following table illustrates Delmar's past due and nonaccrual loans at March 31, 2019 and December 31, 2014 through 2018:

Past Due and Nonaccrual Loans
(Dollars in Thousands)
At March 31, 2019 December 31, 2018, 2017, 2016, 2015, and 2014

March 31, 2019	30 - 89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	NonAccrual
Other Real Estate Secured	$2,094	$2,381	$4,475	$4,202
1-4 Family Residential	1,471	1,409	2,880	4,325
Other	1,411	262	1,673	173

TOTAL	$4,976	$4,052	$9,028	$8,700

December 31, 2018	30 - 89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	NonAccrual
Other Real Estate Secured	$2,618	$3,129	$5,747	$4,423
1-4 Family Residential	1,675	1,722	3,397	4,547
Other	1,068	268	1,337	178

TOTAL	$5,362	$5,119	$10,481	$9,148

December 31, 2017	30 - 89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	NonAccrual
Other Real Estate Secured	$3,538	$3,399	$6,937	$2,938
1-4 Family Residential	5,852	805	6,657	1,549
Other	404	3	406	—

TOTAL	$9,794	$4,206	$14,000	$4,487

December 31, 2016	30 - 89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	NonAccrual
Other Real Estate Secured	$4,992	$1,869	$6,861	$1,869
1-4 Family Residential	1,329	1,737	3,065	1,727
Other	108	11	119	—

TOTAL	$6,428	$3,617	$10,045	$3,596

December 31, 2015	30 - 89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	NonAccrual
Other Real Estate Secured	$1,159	$2,207	$3,366	$2,207
1-4 Family Residential	689	1,596	2,285	1,594
Other	150	651	801	648

TOTAL	$1,998	$4,454	$6,452	$4,449

December 31, 2014	30 - 89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	NonAccrual
Other Real Estate Secured	$1,302	$3,139	$4,441	$3,139
1-4 Family Residential	2,115	2,582	4,697	2,520
Other	292	394	686	382

TOTAL	$3,709	$6,115	$9,824	$6,041

        Nonaccrual loans decreased $447,000 over the first three months ended March 31, 2019 to $8.7 million. Total nonaccrual loans at December 31, 2018 were $9.1 million, which reflects an increase of $4.6 million from $4.5 million at December 31, 2017. Management believes these relationships were adequately reserved at March 31, 2019 and December 31, 2018. The increase in nonaccrual loans during 2018 is primarily the result of the acquisition of nonperforming loans in the Liberty acquisition. Restructured loans must have six months of continuous contractual payments to return to accrual status. Restructured loans not past due or nonaccrual at March 31, 2019 and December 31, 2018 amounted to $11.2 million and $11.1 million, respectively, as compared to $9.7 million at December 31, 2017. Total restructured loans decreased $375,000 to $17.8 million at December 31, 2018, compared to $18.2 million at December 31, 2017, and decreased $251,000 from December 31, 2018 to March 31, 2019. This decrease was mainly due to pay-downs of principal loan balances.

        Nonperforming assets, defined as nonaccrual loans, loans contractually past due 90 days or more as to principal or interest and still accruing, and OREO, at March 31, 2019 and at December 31, 2018 were $12.9 million and $13.4 million, respectively, compared to $9.5 million at December 31, 2017. Delmar's ratio of nonperforming assets to total assets was 1.7% at March 31, 2019 and 1.8% at December 31, 2018, compared to 1.7% at December 31, 2017. Nonperforming assets at March 31, 2019 and December 31, 2018 include five loans acquired in the Liberty transaction which are carried at fair value and against which no additional reserves have been established. The following tables provide additional information on Delmar's nonperforming assets at March 31, 2019 and December 31, 2014 through December 31, 2018.

Nonperforming Assets
(Dollars in thousands)

		December 31,
	March 31, 2019 (Unaudited)
		2018	2017	2016	2015	2014
Nonperforming assets:
Nonaccrual loans	$8,700	$9,148	$4,487	$3,596	$4,449	$6,041
Loans past due 90 days or more and accruing	336	606	1,334	10	—	74

Total nonperforming loans (NPLs)	$9,036	$9,754	$5,821	$3,606	$4,449	$6,115

Other real estate owned (OREO)	3,870	3,660	3,655	2,567	2,956	3,723

Total nonperforming assets (NPAs)	$12,906	$13,414	$9,476	$6,173	$7,405	$9,838

Performing TDR's and TDR's 30 - 89 days past due	$11,706	$11,805	$15,430	$16,394	$17,237	$15,832

NPLs/Total Assets	1.19%	1.32%	1.04%	0.70%	0.92%	1.37%
NPAs/Total Assets	1.70%	1.81%	1.69%	1.20%	1.53%	2.20%
NPAs and TDRs/Total Assets	3.24%	3.41%	4.43%	4.40%	5.10%	5.73%
Allowance for loan losses/NPLs	78.17%	72.41%	115.15%	177.09%	159.23%	133.85%

Nonperforming Loans by Type
(Dollars in thousands)

		December 31,
	March 31, 2019 (Unaudited)
		2018	2017	2016	2015	2014
Other real estate secured	$4,202	$4,761	$3,959	$1,869	$2,207	$3,140
1-4 family residential secured	4,399	4,547	1,859	1,737	1,594	2,581
Other	435	446	3	—	648	394

	$9,036	$9,754	$5,821	$3,606	$4,449	$6,115

        The following table provides data related to loan balances and the allowance for loan losses for the periods indicated.

Allowance for Loan Losses Data
(Dollars in Thousands)
At March 31, 2019 and December 31, 2018, 2017, 2016, 2015, and 2014

		December 31,
	March 31, 2019
		2018	2017	2016	2015	2014
	(Unaudited)
Average loans outstanding	$640,612	$592,528	$442,259	$407,245	$396,666	$361,189
Total loans outstanding	649,364	632,577	469,404	430,463	400,237	386,252
Total nonaccrual loans	8,700	9,148	4,487	3,596	4,449	6,041
Net loans charged off	300	814	628	1,560	1,702	1,512
Provision for loan losses	300	1,175	945	862	600	1,400
Allowance for loan losses	7,063	7,063	6,703	6,386	7,084	8,185
Allowance as a percentage of total loans	1.1%	1.1%	1.4%	1.5%	1.8%	2.1%
Net loans charged off to average loans outstanding	0.0%	0.1%	0.1%	0.4%	0.4%	0.4%
Nonaccrual loans as a percentage of total loans	1.3%	1.4%	1.0%	0.8%	1.1%	1.6%

        The following table represents the activity of the allowance for loan losses for the periods indicated, by loan type:

Allowance for Credit Losses and Recorded Investments in Financing Receivables
(Dollars in Thousands)
At March 31, 2019 and December 31, 2018, 2017, 2016, 2015, and 2014

	Other Real Estate Secured	1 - 4 Family Residential Secured	Other	Unallocated	Total
Balance at December 31, 2018	$4,276	$1,643	$654	$490	$7,063
Charge-offs	(201)	(4)	(135)	—	(341)
Recoveries	5	2	34	—	41
Provision	215	4	114	(33)	300

Balance at March 31, 2019	$4,295	$1,644	$667	$457	$7,063

	Other Real Estate Secured	1 - 4 Family Residential Secured	Other	Unallocated	Total
Balance at December 31, 2017	$3,858	$1,744	$536	$565	$6,703
Charge-offs	(511)	(353)	(289)	—	(1,153)
Recoveries	90	151	98	—	339
Provision	840	101	309	(75)	1,175

Balance at December 31, 2018	4,276	1,643	654	490	7,063

	Other Real Estate Secured	0 - 4 Family Residential Secured	Other	Unallocated	Total
Balance at December 31, 2016	$3,393	$2,140	$588	$265	$6,386
Charge-offs	(336)	(340)	(291)	—	(967)
Recoveries	235	22	82	—	339
Provision	566	(78)	157	300	945

Balance at December 31, 2017	$3,858	$1,744	$536	$565	$6,703

	Other Real Estate Secured	1 - 4 Family Residential Secured	Other	Unallocated	Total
Balance at December 31, 2015	$3,870	$1,351	$1,044	$819	$7,084
Charge-offs	(664)	(89)	(993)	—	(1,746)
Recoveries	66	45	74	—	186
Provision	121	833	462	(554)	862

Balance at December 31, 2016	$3,393	$2,140	$588	$265	$6,386

	Other Real Estate Secured	1 - 4 Family Residential Secured	Other	Unallocated	Total
Balance at December 31, 2014	$4,415	$2,192	$770	$808	$8,185
Charge-offs	(1,389)	(78)	(380)	—	(1,846)
Recoveries	63	9	73	—	145
Provision	781	(772)	581	11	600

Balance at December 31, 2015	$3,870	$1,351	$1,044	$819	$7,084

	Other Real Estate Secured	1 - 4 Family Residential Secured	Other	Unallocated	Total
Balance at December 31, 2013	$4,288	$2,411	$983	$615	$8,297
Charge-offs	(1,232)	(579)	(387)	—	(2,198)
Recoveries	456	143	87	—	686
Provision	903	218	86	193	1,400

Balance at December 31, 2014	$4,415	$2,192	$770	$808	$8,185

        The following table provides information related to the allocation of the allowance for loan losses by loan category, the related loan balance for each category, and the percentage of loan balance to total loans by category:

Allocation of the Allowance for Loan Losses
At March 31, 2019 and December 31, 2018, 2017, 2016, 2015, and 2014
(Dollars in thousands)

				December 31,
	March 31, 2019
				2018			2017			2016			2015			2014
	Loan Balances	Allocation	Percent of Total Loans	Loan Balances	Allocation	Percent of Total Loans	Loan Balances	Allocation	Percent of Total Loans	Loan Balances	Allocation	Percent of Total Loans	Loan Balances	Allocation	Percent of Total Loans	Loan Balances	Allocation	Percent of Total Loans
Other real estate secured	$438,076	$4,295	67%	$425,475	$4,276	67%	$314,180	$3,858	67%	$272,506	$3,393	63%	$255,765	$3,870	64%	$245,165	$4,415	64%
1-4 family residential secured	145,493	1,644	22%	145,967	1,643	23%	110,843	1,744	24%	115,553	2,140	27%	105,738	1,351	26%	102,124	2,192	26%
Other	65,795	667	10%	61,135	654	10%	44,381	536	9%	42,404	588	10%	38,734	1,044	10%	38,963	770	10%
Unallocated	—	457	0%	—	490	0%	—	565	0%	—	265	0%	—	819	0%	—	808	0%

	$649,364	$7,063	100%	$632,577	$7,063	100%	$469,404	$6,703	100%	$430,463	$6,386	100%	$400,237	$7,084	100%	$386,252	$8,185	100%

Noninterest Income and Expense

        Noninterest Income.    Delmar's primary source of noninterest income is service charges on deposit accounts. Other sources of noninterest income include ATM activity income, debit card income, safe deposit box income and investment fees and commissions.

        Noninterest income during the first three months of 2019 was $759,000, compared to noninterest income during the first three months of 2018 of $787,000, a decrease of $28,000, or 3.6%. This decrease was mainly related to a decrease in service charges on deposit accounts. Noninterest income increased $659,000 or 23.0% during 2018 to $3.5 million. During 2018 Delmar sold its investment division, resulting in a gain of $300,000. Delmar also sold a condominium, formerly used as an office, along with other miscellaneous assets, for a gain of $105,000.

        Noninterest expense during the first three months of 2019 was $5.6 million, compared to noninterest expense during the first three months of 2018 of $4.8 million. This was an increase of $855,000, or 18.0%. Noninterest expense at December 31, 2018 was $22.3 million, which was an increase of $6.7 million from the year ended December 31, 2017 expenses of $15.6 million. The largest increase was in salaries and employee benefits, which increased by $2.4 million in 2018, mainly due to the employees retained in the Liberty transaction. Premises and equipment also increased by $1.2 million as a result of three additional branches acquired with the purchase of Liberty. There was also a large increase in bank acquisition costs of $849,000 compared to 2017. A significant portion of these expenses related to severance and stay payments to former Liberty employees and conversion costs. Noninterest expenses also includes $384,000 in net losses on other real estate owned properties. During 2017 Delmar recorded a gain of $22,000 on sales of other real estate owned properties. In addition, FDIC assessments increased by $231,000 during 2018 as compared to 2017 due to the increase in the asset size of Delmar.

        The following table sets forth the primary components of noninterest expense for the periods indicated:

Other Operating Expenses
(Dollars in Thousands)

		December 31,
	March 31, 2019
		2018	2017
	(Unaudited)
Professional services	$84	309	182
Stationery, printing and supplies	56	282	152
Postage and delivery	55	181	136
FDIC assessment	159	584	353
State bank assessment	2	3	1
Directors fees and expenses	64	298	210
Marketing	53	267	259
Correspondent bank services	20	84	69
ATM expenses	198	703	590
Telephones and mobile devices	109	432	257
Membership dues and fees	16	81	62
Legal fees	24	273	108
Audit and related professional fees	17	112	170
Insurance	42	178	119
Bank acquisition costs (See Notes 20 & 21)	271	1,637	787
Other	592	2,155	1,812

	$1,760	7,577	5,268

Income Taxes

        During the first three months ended March 31, 2019, Delmar recorded $663,000 in the provision for income taxes, compared to $476,000 for the same period in 2018. The provision for income taxes was $2.4 million during 2018, compared to the provision of $3.2 million during 2017, a decrease of $857,000 or 26.6%. In addition to the benefit of a lower tax rate during 2018 as a result of the passing of the 2017 Tax Act on December 22, 2017, a significant portion of this decrease was also related to the re-measurement of the deferred income tax assets and liabilities for temporary differences from the previous tax rate to the new corporate tax rate in accordance with ASC Topic 740 during 2017. See Note 5 of Delmar's consolidated financial statements for the years ended December 31, 2018 and 2017 for more information. The provision for income taxes approximated 32.1% and 26.9% of income for the three months ended March 31, 2019 and 2018, respectively. The provision for income taxes approximated 30.1% and 48.5% of income before taxes in 2018 and 2017, respectively.

        The fair value of the deferred tax asset acquired in the Liberty transaction was $4.3 million, of which $3.4 million related to federal net operating loss carryforwards Delmar could use against future federal tax liabilities. At December 31, 2018 the value of the deferred tax asset related to total net operating loss carryforwards was $1.9 million. The value of the deferred tax asset related to total net operating loss carryforwards was estimated at $1.4 million as of March 31, 2019.

Earning Assets

        Loans.    Loans typically provide higher yields than the other types of earning assets, and thus one of Delmar's goals is to increase loan balances. Management attempts to control and counterbalance the inherent credit and liquidity risks associated with the higher loan yields without sacrificing asset quality to achieve its asset mix goals. Gross loans averaged $640.6 million, $592.5 million and $442.3 million during the three months ended March 31, 2019 and years ended December 31, 2018 and 2017, respectively.

        The following table shows the composition of the loan portfolio by category:

Composition of Loan Portfolio by Category
(Dollars in Thousands)
As of March 31, 2019 and December 31, 2018, 2017, 2016, 2015, and 2014

		December 31,
	March 31, 2019
		2018	2017	2016	2015	2014
	(Unaudited)
Other real estate secured	$438,742	$426,221	$314,180	$272,506	$255,765	$245,165
1-4 Family residential secured	145,782	146,303	110,843	115,553	105,738	102,124
Other	65,998	61,379	44,381	42,404	38,734	38,963

	$650,522	$633,904	$469,404	$430,463	$400,237	$386,252
Less: Unamortized discounts on acquired loans	(1,158)	(1,327)	—	—	—	—
Less: Allowance for loan losses	(7,063)	(7,063)	(6,703)	(6,386)	(7,084)	(8,185)

	$642,301	$625,513	$462,701	$424,077	$393,153	$378,067

        The following table sets forth the repricing characteristics and sensitivity to interest rate changes of Delmar's loan portfolio at March 31, 2019 and December 31, 2018. These maturities do not include unamortized discount balances.

 Loan Maturities and Interest Rate Sensitivity
At March 31, 2019 and December 31, 2018
(Dollars in thousands)

March 31, 2019	One Year or Less	Between One and Five Years	After Five Years	Total
Other real estate secured	$135,150	$270,841	$32,751	$438,742
1-4 family residential secured	64,153	59,196	22,433	145,782
Other	42,589	19,013	4,396	65,998

Total loans receivable	$241,892	$349,050	$59,580	$650,522

Fixed-rate loans	$131,916	$294,356	$27,217	$453,490
Floating-rate loans	109,975	54,694	32,363	197,032

	$241,892	$349,050	$59,580	$650,522

December 31, 2018	One Year or Less	Between One and Five Years	After Five Years	Total
Other real estate secured	$124,173	$266,166	$31,037	$421,376
1-4 family residential secured	62,549	61,785	17,262	141,596
Other	37,485	19,667	4,050	61,202

Total loans receivable	$224,207	$347,618	$52,349	$624,174

Fixed-rate loans	$120,928	$294,444	$20,465	$435,837
Floating-rate loans	103,279	53,174	31,884	188,337

	$224,207	$347,618	$52,349	$624,174

        At March 31, 2019 other real estate secured loans included $157.0 million of owner-occupied non-farm, non-residential loans, and $159.8 million of other non-farm, non-residential loans, which is 35.8% and 36.4% of other real estate secured loans, respectively. The other real estate secured category also included $45.4 million of construction and land development loans and $18.8 million of multi-family residential loans at March 31, 2019. This represents an increase at March 31, 2019 of $2.2 million and $9.2 million, or 1.4% and 6.1%, in owner-occupied non-farm, non-residential loans and other non-farm, non-residential loans, respectively, during the three months ended March 31, 2019. Construction and land development loans increased during the three month period ended March 31, 2019 by $2.3 million, or 3.1%, while multi-family residential decreased approximately $24,000, or 0.1% from $18.9 million. Commercial real estate loans, not including owner occupied real estate loans, were 347.2% of risk based capital at March 31, 2019, as compared to 340.0% at December 31, 2018. Construction loans were 103.5% of risk based capital at March 31, 2019, as compared to 103.0% at December 31, 2018.

        At December 31, 2018 other real estate secured loans included $154.8 million of owner-occupied non-farm, non-residential loans, and $150.6 million of other non-farm, non-residential loans, which is 36.7% and 35.7% of other real estate secured loans, respectively. The other real estate secured category also included $44.2 million of construction and land development loans and $18.9 million of multi-family residential loans at December 31, 2018. By comparison, at December 31, 2017, other real estate secured loans included $118.6 million of owner-occupied non-farm, non-residential loans, and $105.4 million of other non-farm, non-residential loans, which is 37.7% and 33.5% of other real estate secured loans, respectively. The other real estate secured category also included $38.1 million of construction and land development loans and $15.7 million of multi-family residential loans at December 31, 2017. This represents an increase at December 31, 2018 of $36.2 million and

$45.2 million, or 30.5% and 42.9%, in owner-occupied non-farm, non-residential loans and other non-farm, non-residential loans, respectively. Construction and land development loans increased during 2018 by $13.4 million, or 54.3%, while multi-family residential increased approximately $900,000, or 6.1% from $14.8 million. Commercial real estate loans, not including owner occupied real estate loans, were 340.0% of risk based capital at December 31, 2018, as compared to 304.1% at December 31, 2017. Construction loans were 103.0% of risk based capital at December 31, 2018, as compared to 90.3% at December 31, 2017.

        At March 31, 2019 1-4 family residential secured loans included home equity revolving loans of $21.3 million and closed end 1-4 family residential loans of $124.2 million. Home equity revolving loans increased approximately $537,000 or 2.6% during the three month period ending March 31, 2019, while closed end 1-4 family residential loans decreased $1.0 million or 0.8%. At March 31, 2019 other loans included $63.1 million of commercial and industrial loans, an increase of approximately $4.8 million or 8.3% over the three month period ending March 31, 2019. Increases in loan categories from December 31, 2018 primarily reflect organic growth.

        At December 31, 2018 1-4 family residential secured loans included home equity revolving loans of $20.8 million and closed end 1-4 family residential loans of $125.2 million, compared to $15.1 million and $95.8 million at December 31, 2017, respectively. Home equity revolving loans increased approximately $5.7 million or 37.7% during 2018, while closed end 1-4 family residential loans increased $29.4 million or 30.7%. At December 31, 2018 other loans included $58.2 million of commercial and industrial loans, compared to $41.0 million at December 31, 2017, an increase of approximately $17.2 million or 42.0%. Increases in all categories of loans from December 31, 2017 to December 31, 2018 primarily reflects the Liberty acquisition, as well as organic growth.

        Investment Securities.    The investment securities portfolio is a significant component of Delmar's total earning assets. Total securities averaged $55.5 million during the three months ended March 31, 2019, which represents 7.9% of average earning assets for the period. Total securities averaged $55.4 million during the year ended December 31, 2018 as compared to $51.1 million in the year ended December 31, 2017. This represents 8.1% and 9.4% of average earning assets for the years ended December 31, 2018 and 2017, respectively. The fair value of investments acquired in the Liberty transaction was $7.6 million, of which approximately $4.0 million still remains at March 31, 2019.

        Delmar classifies all its investment securities as available for sale. This classification requires that investment securities be recorded at their fair value with any difference between the fair value and amortized cost (the purchase price adjusted by any discount accretion or premium amortization) reported as a component of shareholder's equity (accumulated other comprehensive income), net of deferred taxes. At March 31, 2019, available for sale investment securities totaled $51.5 million, an increase of $223,000. At December 31, 2018 and 2017, available for sale investment securities totaled $51.3 million and $46.7 million, respectively. Delmar increased available for sale investments by approximately 9.9% during 2018. This growth was mainly due to the acquisition of Liberty. Delmar attempts to maintain a portfolio of high quality, highly liquid investments with returns competitive with short-term U.S. Treasury or agency obligations. This objective is particularly important as Delmar focuses on growing its loan portfolio. Delmar primarily invests in securities of U.S. Government agencies, municipals, and corporate obligations. At March 31, 2019 and December 31, 2018 and 2017 there were no issuers, other than the U.S. Government and its agencies, whose securities owned by Delmar had a book or fair value exceeding 10% of Delmar's shareholders' equity.

        The following table summarizes the amortized cost and fair value of securities available for sale for the dates indicated:

Amortized Cost and Fair Value of Investment Securities
(Dollars in Thousands)
As of March 31, 2019 and December 31, 2018, 2017, and 2016

	March 31, 2019
	Amortized Cost	Percentage of Total	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Unaudited)
Obligations of U.S. Government agencies and corporations	$10,026	19.4%	$147	$55	$10,118
Obligations of States and political subdivisions	21,122	40.9%	267	128	21,261
Mortgage-backed securities	19,009	36.8%	36	301	18,744
Equity securities	1,500	2.9%	—	100	1,400

	$51,657	100.0%	$450	$584	$51,523

	December 31, 2018
	Amortized Cost	Percentage of Total	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Obligations of U.S. Government agencies and corporations	$9,469	18.1%	$47	$96	$9,420
Obligations of States and political subdivisions	21,383	40.9%	139	426	21,096
Mortgage-backed securities	19,942	38.1%	15	553	19,404
Equity securities	1,500	2.9%	0	120	1,380

	$52,294	100.0%	$200	$1,195	$51,300

	December 30, 2017
	Amortized Cost	Percentage of Total	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Obligations of U.S. Government agencies and corporations	$9,033	19.2%	$0	$100	$8,933
Obligations of States and political subdivisions	18,482	39.3%	222	148	18,557
Mortgage-backed securities	17,991	38.3%	29	277	17,744
Equity securities	1,500	3.2%	0	71	1,429

	$47,006	100.0%	$252	$596	$46,662

	December 31, 2016
	Amortized Cost	Percentage of Total	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Obligations of U.S. Government agencies and corporations	$11,393	23.3%	$8	$95	$11,307
Obligations of States and political subdivisions	16,928	34.6%	250	341	16,837
Mortgage-backed securities	19,050	39.0%	51	330	18,771
Equity securities	1,500	3.1%	0	69	1,431

	$48,871	100.0%	$308	$834	$48,345

        The following table shows, at carrying value and amortized cost, the scheduled maturities of securities available for sale held at March 31, 2019 and December 31, 2018, 2017 and 2016.

Maturities of Investments
(Dollars in Thousands)
As of March 31, 2019 and December 31, 2018, 2017, and 2016

	March 31, 2019
	Securities Available for Sale
	Amortized Cost	Fair Value
	(Unaudited)
Due in one year or less	$5,633	$5,619
Due after one year through five years	3,198	3,163
Due after five years through ten years	12,081	12,281
Due after ten years or more	11,735	11,716
Mortgage-backed, due in monthly installments	19,009	18,745

	$51,657	$51,523

	December 31, 2018
	Securities Available for Sale
	Amortized Cost	Fair Value
Due in one year or less	$5,175	$5,166
Due after one year through five years	4,727	4,649
Due after five years through ten years	10,566	10,522
Due after ten years or more	11,884	11,560
Mortgage-backed, due in monthly installments	19,942	19,404

	$52,294	$51,300

	December 31, 2017
	Securities Available for Sale
	Amortized Cost	Fair Value
Due in one year or less	$3,479	$3,468
Due after one year through five years	9,150	9,100
Due after five years through ten years	7,018	7,153
Due after ten years or more	9,368	9,197
Mortgage-backed, due in monthly installments	17,991	17,744

	$47,006	$46,662

	December 31, 2016
	Securities Available for Sale
	Amortized Cost	Fair Value
Due in one year or less	$—	$—
Due after one year through five years	14,569	14,592
Due after five years through ten years	7,510	7,603
Due after ten years or more	7,741	7,380
Mortgage-backed, due in monthly installments	19,050	18,771

	$48,871	$48,345

        In addition, Delmar holds stock in various correspondent banks. The balance of these securities was $4.4 million at March 31, 2019 and $4.3 million at December 31, 2018, an increase of $120,000 for the three months ended March 31, 2019 and an increase of $361,000 from a balance of $4.0 million at December 31, 2017. The fair value of these stocks acquired in the Liberty transaction was $180,000.

Deposits

        Deposits.    Average total deposits increased $27.6 million, or 4.7% over the three month period ending March 31, 2019. Average total deposits increased $147.8 million, or 33.3% in 2018 over the average balance for the year ended December 31, 2017. Total deposits at March 31, 2019 were $630.7 million, an increase of $15.7 million or 2.6% over December 31, 2018 balances. At December 31, 2018 total deposits were $614.9 million as compared to $465.5 million at December 31, 2017, an increase of $149.5 million, or 32.1%. At March 31, 2019, noninterest bearing deposits balances were $185.3 million, a decrease of $176,000 from the end of 2018. Noninterest bearing deposits increased to $185.5 million at December 31, 2018, a $31.3 million, or 20.3% increase from $154.2 million in noninterest bearing deposits at December 31, 2017, largely due to the acquisition of noninterest bearing deposits in the acquisition of Liberty.

        The following table sets forth the deposits of Delmar by category for the periods indicated:

Deposits by Category
(Dollars in Thousands)
As of March 31, 2019 and December 31, 2018, 2017, and 2016

	March 31, 2019	December 31, 2018	Percentage of Deposits	December 31, 2017	Percentage of Deposits	December 31, 2016	Percentage of Deposits
	(Unaudited)
Noninterest bearing deposits	$185,299	$185,476	30.16%	$154,188	33.13%	$147,310	33.98%

Interest bearing deposits:
Money market, NOW, and savings accounts	179,553	178,430	29.02%	146,869	31.55%	126,501	29.18%
Certificates of deposit, $100,000 or more	118,891	115,030	18.71%	64,623	13.88%	56,740	13.09%
Other certificates of deposit	146,931	135,990	22.11%	99,777	21.44%	102,931	23.75%

Total interest bearing deposits	445,375	429,450	69.84%	311,269	66.87%	286,173	66.02%

Total	$630,675	$614,925	100.00%	$465,457	100.00%	$433,483	100.00%

        Delmar's loan-to-deposit ratio was 102.9% at December 31, 2018 as compared to 100.9% at December 31, 2017. Delmar's loan-to-deposit ratio increased over the three months ended March 31, 2019 to 103.0%. Core deposits, which exclude time deposits of $250,000 or more, provide a relatively stable funding source for Delmar's loan portfolio and other earning assets. Delmar's core deposits were $543.4 million at December 31, 2018, an increase of $118.1 million, or 27.8% from $425.3 million at December 31, 2017. Delmar's core deposits increased to $547.3 million at March 31, 2019. Management anticipates that a stable base of deposits will be Delmar's primary source of funding to meet both its short-term and long-term liquidity needs in the future.

        The following table provides a summary of Delmar's maturity distribution for certificates of deposit at the dates indicated:

Maturities of Certificates of Deposit
(Dollars in Thousands)
As of March 31, 2019 and December 31, 2018, 2017, and 2016

		December 31,
	March 31, 2019
		2018	2017	2016
	(Unaudited)
Three months or less	$25,167	$30,439	$23,597	$23,681
Over three months through six months	21,433	25,624	15,351	22,214
Over six months through twelve months	64,695	54,118	28,639	32,788
Over twelve months	154,527	140,839	96,813	80,989

Total	$265,822	$251,020	$164,400	$159,671

        The following table provides a summary of Delmar's maturity distribution for certificates of deposit of greater than $100,000 or more at the dates indicated:

Maturities of Certificates of Deposit Greater than $100,000
(Dollars in Thousands)
As of March 31, 2019 and December 31, 2018, 2017, and 2016

		December 31,
	March 31, 2019
		2018	2017	2016
	(Unaudited)
Three months or less	$9,086	$13,538	$9,332	$11,368
Over three months through six months	8,535	9,275	3,340	5,280
Over six months through twelve months	31,489	29,502	11,777	10,870
Over twelve months	69,780	62,715	40,174	29,222

Total	$118,891	$115,030	$64,623	$56,740

Borrowed Funds

        Borrowed funds consist of advances from the Federal Home Loan Bank ("FHLB") at March 31, 2019 and December 31, 2018 and 2017. At March 31, 2019 long-term advances from the FHLB totaled $43.3 million. At December 31, 2018 long-term advances from the FHLB totaled $43.5 million compared to $44.1 million at December 31, 2017. During May 2017, Delmar took out $15 million in new FHLB advances to fund future loan growth and offset $5 million in brokered certificates of deposits that matured and were not replaced. The advances are collateralized by a blanket lien on the first mortgage loans in the amount of the outstanding borrowings, FHLB capital stock, and amounts on deposit with the FHLB. At March 31, 2019 and December 31, 2018, Delmar had short-term advances from the FHLB of $6.0 million and $7.0 million, respectively. Delmar did not have any short-term borrowings at December 31, 2017.

        The following table provides a summary of average outstanding short term borrowings and weighted average rate for each period:

Average Short Term Borrowings
At March 31, 2019 and December 31, 2018, 2017, and 2016
(Dollars in Thousands)

		December 31,
March 31, 2019		2018		2017		2016
Average Balance	Weighted Average Rate	Average Balance	Weighted Average Rate	Average Balance	Weighted Average Rate	Average Balance	Weighted Average Rate
(Unaudited)
$7,789	2.65%	$1,367	1.76%	$296	0.92%	$—	—

Capital

        Total stockholders' equity as of December 31, 2018, was $66.0 million, an increase of $16.9 million, or approximately 34.5% compared with stockholders' equity of $49.1 million at December 31, 2017. At March 31, 2019 stockholders' equity was $67.8 million, an increase of $1.8 million, or 2.7% from the end of the prior year. This increase during the first three months of 2019 was due to income earned during the period in addition to a decrease of $633,000 in the accumulated other comprehensive loss, net of deferred tax benefits, on securities available for sale. The increase in stockholders' equity during the year ended December 31, 2018 primarily reflects the issuance of 1,753,183 shares of Delmar common stock in the Liberty acquisition, and earnings for the year ended December 31, 2018 of $5.5 million.

        The Federal Reserve and other bank regulatory agencies require bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance sheet exposures, adjusted for risk weights ranging from 0% to 100%. The following table presents actual and required capital ratios as of March 31, 2019 and December 31, 2018 and 2017 for Delmarva and Delmar under Basel III Capital Rules. The minimum required capital amounts presented include the minimum required capital levels as of March 31, 2019 and December 31, 2018 and 2017 based on the phase-in provisions of the Basel III Capital Rules and the minimum required capital levels as of January 1, 2019 when the Basel III Capital Rules were fully phased-in. Capital levels required to be considered well capitalized are based upon prompt corrective action regulations, as amended to reflect the changes under the Basel III Capital Rules. A more in depth discussion of regulatory capital requirements is included in Note 10 of Delmar's unaudited consolidated financial statements included at Annex E to this proxy statement/prospectus.

Capital Components
At March 31, 2019 and December 31, 2018 and 2017
(Dollars in Thousands)

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
In Thousands	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of March 31, 2019
Total Capital Ratio
Delmar Bancorp	$74,129	11.7%	$66,517	10.5%	$—	N/A
The Bank of Delmarva	73,324	11.6%	66,470	10.5%	63,305	10.0%
Tier I Capital Ratio
(To Risk Weighted Assets)
Delmar Bancorp	60,301	9.5%	53,847	8.5%	—	N/A
The Bank of Delmarva	65,996	10.4%	53,809	8.5%	50,644	8.0%
Common Equity Tier I Ratio
(To Risk Weighted Assets)
Delmar Bancorp	60,301	9.5%	44,345	7.0%	—	N/A
The Bank of Delmarva	65,996	10.4%	44,313	7.0%	41,148	6.5%
Tier I Leverage Ratio
(To Average Assets)
Delmar Bancorp	60,301	8.2%	29,571	4.0%	—	N/A
The Bank of Delmarva	65,996	8.9%	29,571	4.0%	36,964	5.0%
As of December 31, 2018
Total Capital Ratio
(To Risk Weighted Assets)
Delmar Bancorp	$72,344	11.8%	$60,466	9.9%	$—	N/A
The Bank of Delmarva	71,498	11.7%	60,425	9.9%	61,190	10.0%
Tier I Capital Ratio
(To Risk Weighted Assets)
Delmar Bancorp	58,516	9.6%	48,220	7.9%	—	N/A
The Bank of Delmarva	64,170	10.5%	48,187	7.9%	48,952	8.0%
Common Equity Tier I Ratio
(To Risk Weighted Assets)
Delmar Bancorp	58,516	9.6%	39,035	6.4%	—	N/A
The Bank of Delmarva	64,170	10.5%	39,009	6.4%	39,774	6.5%
Tier I Leverage Ratio
(To Average Assets)
Delmar Bancorp	58,516	8.0%	29,377	4.0%	—	N/A
The Bank of Delmarva	64,170	8.7%	29,377	4.0%	36,721	5.0%
As of December 30, 2017
Total Capital Ratio
(To Risk Weighted Assets)
Delmar Bancorp	$56,775	12.4%	$42,457	9.3%	$—	N/A
The Bank of Delmarva	56,656	12.3%	42,457	9.3%	45,899	10.0%
Tier I Capital Ratio
(To Risk Weighted Assets)
Delmar Bancorp	49,023	10.7%	33,277	7.3%	—	N/A
The Bank of Delmarva	50,904	11.1%	33,277	7.3%	36,719	8.0%
Common Equity Tier I Ratio
(To Risk Weighted Assets)
Delmar Bancorp	49,023	10.7%	26,392	5.8%	—	N/A
The Bank of Delmarva	50,904	11.1%	26,392	5.8%	29,834	6.5%
Tier I Leverage Ratio
(To Average Assets)
Delmar Bancorp	49,023	8.8%	22,184	4.0%	—	N/A
The Bank of Delmarva	50,904	9.2%	22,184	4.0%	27,730	5.0%

Liquidity Management

        Liquidity management involves monitoring Delmar's sources and uses of funds in order to meet its day-to-day cash flow requirements while maximizing profits. Liquidity represents the ability of a company to convert assets into cash or cash equivalents without significant loss and to raise additional funds by increasing liabilities. Liquidity management is made more complicated because different balance sheet components are subject to varying degrees of management control. For example, the timing of maturities of the investment portfolio is very predictable and subject to a high degree of control at the time investment decisions are made; however, net deposit inflows and outflows are far less predictable and are not subject to the same degree of control. Asset liquidity is provided by cash and assets which are readily marketable, which can be pledged, or which will mature in the near future. Liability liquidity is provided by access to core funding sources, principally the ability to generate customer deposits in Delmar's market area. Delmar's Federal Funds Sold position, which includes funds in due from banks and interest-bearing deposits with banks, averaged $6.0 million during the year ended December 31, 2018 and totaled $1.3 million at December 31, 2018, as compared to an average of $3.9 million during the year ended December 31, 2017 and a year-end position of $3.5 million at December 31, 2017. Delmar's Federal Funds Sold position averaged $1.2 million during the period ended March 31, 2019 and totaled $813,000 at March 31, 2019. Also, Delmar has available advances from the FHLB. Advances available are generally based upon the amount of qualified first mortgage loans which can be used for collateral. At March 31, 2019, advances available totaled approximately $184.7 million of which $49.3 million had been drawn, or used for letters of credit. At December 31, 2018, advances available totaled approximately $184.5 million of which $50.5 million had been drawn, or used for letters of credit. Management regularly reviews the liquidity position of Delmar and has implemented internal policies which establish guidelines for sources of asset-based liquidity and limit the total amount of purchased funds used to support the balance sheet and funding from non-core sources. FDIC deposit insurance has been increased on most accounts from $100,000 to $250,000 and with the passage of the Dodd-Frank Act, this increase in the basic coverage limit has been made permanent.

Impact of Inflation

        Unlike most industrial companies, the assets and liabilities of financial institutions such as Delmar are primarily monetary in nature. Therefore, interest rates have a more significant effect on Delmar's performance than do the effects of changes in the general rate of inflation and change in prices. In addition, interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. As discussed previously, management seeks to manage the relationships between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.

Off-Balance Sheet Arrangements

        With the exception of Delmar's obligations in connection with its irrevocable letters of credit and loan commitments, Delmar has no other off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources, that is material to investors.

Quantitative and Qualitative Disclosures about Market Risk

        As a financial institution, Delmar is exposed to various business risks, including interest rate risk. Interest rate risk is the risk to earnings and value arising from volatility in market interest rates. Interest rate risk arises from timing differences in the re-pricings and maturities of interest-earning assets and interest-bearing liabilities, changes in the expected maturities of assets and liabilities arising from embedded options, such as a borrowers' ability to prepay loans and depositors' ability to redeem certificates of deposit before maturity, changes in the shape of the yield curve where interest rates increase or decrease in a nonparallel fashion, and changes in spread relationships between different yield curves, such as U.S. Treasuries and LIBOR. Delmar's goal is to maximize net interest income without incurring excessive interest rate risk. Management of net interest income and interest rate risk must be consistent with the level of capital and liquidity that Delmar maintains. Delmar manages interest rate risk through and asset and liability committee, or ALCO. ALCO is responsible for managing Delmar's interest rate risk in conjunction with liquidity and capital management.

        Delmar employs an independent consulting firm to model its interest rate sensitivity. Delmar uses a net interest income simulation model as its primary tool to measure interest rate sensitivity. Many assumptions are developed based on expected activity in the balance sheet. For maturing assets, assumptions are created for the redeployment of the assets. For maturing liabilities, assumptions are developed for the replacement of these funding sources. Assumptions are also developed for assets and liabilities that could reprice during the modeled time period. These assumptions also cover how Delmar expects rates to change on non-maturity of deposits such as interest checking, money market checking, savings accounts as well as certificates of deposit. Based on inputs that include the current balance sheet, the current level of interest rates and the developed assumptions, the model then produces an expected level of net interest income assuming that market rates remain unchanged. This is considered the base case. Next, the model determines what net interest income would be based on specific changes in interest rates. The rate simulations are performed for a two year period and include ramped rate changes of down 100 basis points to 400 basis points and up 100 basis points to 400 basis points. In both the up and down scenarios, the model assumes a parallel shift in the yield curve. The results of these simulations are then compared to the base case.

        Stress testing the balance sheet and net interest income using instantaneous parallel shock movements in the yield curve of 100 to 400 basis points is a regulatory and banking industry practice. However, these stress tests may not represent a realistic forecast of future interest rate movements in the yield curve. In addition, instantaneous parallel interest rate shock modeling is not a predictor of actual future performance of earnings. It is a financial metric used to manage interest rate risk and track the movement of Delmar's interest rate risk position over a historical time frame for comparison purposes.

        At March 31, 2019 and December 31, 2018, Delmar's asset/liability position was asset sensitive based on its interest rate sensitivity model. Delmar's net interest income would increase by 5.4% and 5.2%, respectively, in an up 100 basis point scenario and would increase by 21.6% and 20.4% in an up 400 basis point scenario over a one-year timeframe as of March 31, 2019 and December 31, 2018, respectively. In the two-year horizon, Delmar's net interest income would increase by 6.6% and 6.9% in an up 100 basis point scenario and would increase by 26.1% and 27.5% in an up 400 basis point scenario as of March 31, 2019 and December 31, 2018, respectively. At March 31, 2019 and December 31, 2018, all interest rate risk stress test measures were within Delmar's board policy established limits in each of the increased rate scenarios.

        Additional information on Delmar's interest rate risk sensitivity for a static balance sheet over a one-year time horizon as of March 31, 2019 and December 31, 2018 can be found below.

Interest Rate Risk in Earning (Net Interest Income)
March 31, 2019		December 31, 2018
Change in interest rates (basis points)	Percentage change in net interest income	Change in interest rates (basis points)	Percentage change in net interest income
+400	21.56%	+400	20.43%
+300	16.20%	+300	15.30%
+200	10.86%	+200	10.21%
+100	5.43%	+100	5.15%
–100	–7.56%	–100	–7.31%
–200	–15.56%	–200	–15.25%
–300	–21.65%	–300	–21.27%
–400	–24.47%	–400	–23.91%

        Economic value of equity, or EVE, measures the period end market value of assets less the market value of liabilities and the change in this value as rates change. It models simultaneous parallel shifts in the market interest rates, implied by the forward yield curve. The EVE model calculates the market value of capital by taking the present value of all asset cash flows less the present value of all liability cash flows.

        The interest rate risk to capital at March 31, 2019 and December 31, 2018 is shown below and reflects that Delmar's market value of capital is in an asset position in which an increase in short-term interest rates is expected to generate higher market values of capital. At March 31, 2019 and December 31, 2018, all EVE stress test measures were within Delmar's board policy established limits in each of the increased rate scenarios.

Interest Rate Risk to Capital
March 31, 2019		December 31, 2018
Change in interest rates (basis points)	Percentage change in net interest income	Change in interest rates (basis points)	Percentage change in net interest income
+400	26.90%	+400	23.97%
+300	20.94%	+300	18.64%
+200	14.64%	+200	12.85%
+100	7.69%	+100	6.74%
–100	–9.88%	–100	–8.73%
–200	–19.05%	–200	–16.77%
–300	–22.24%	–300	–24.08%
–400	–11.65%	–400	–16.58%

Accounting Standards Update

        See Recent Accounting Pronouncements—Note 16 of Delmar's unaudited consolidated financial statements for the three months ended March 31, 2019 for details on recently issued accounting pronouncements and their expected impact on the financial statements.

 INFORMATION ABOUT PARTNERS

        Partners is a commercial bank which was organized under the laws of the Commonwealth of Virginia and commenced regular operations on July 8, 2008. Partners is chartered by the Commonwealth of Virginia Bureau of Financial Institutions ("VBFI") and its deposits are insured by the Federal Deposit Insurance Corporation ("FDIC"). In addition, Partners is subject to the regulations of the Federal Reserve Bank of Richmond ("FRB"). Partners is headquartered in Fredericksburg, Virginia, which is also the location of an operations center. Partners has three branches in Fredericksburg, Virginia. In Maryland, Partners trades under the name Maryland Partners Bank (a division of Virginia Partners Bank), and operates a full service branch and commercial banking office in La Plata, Maryland and a Loan Production Office in Annapolis, Maryland. Partners engages in the general banking business and provides financial services to the communities in and around Fredericksburg, Virginia and La Plata, Maryland, and through a Loan Production Office in Annapolis, Maryland.

        On June 15, 2017, Partners' common stock began trading on the OTCQX market. Partners' common stock trades under the symbol "PTRS."

        Partners has two wholly owned subsidiaries and one majority owned subsidiary. Bear Holdings, Inc. was established in 2011 for the purpose of holding properties acquired through foreclosure that are classified as other real estate owned. In 2012, 410 William Street, LLC was formed for the purpose of acquiring and holding an interest in the property at 410 William Street, which houses one of Partners' four branches, including the executive offices. On January 1, 2018, Partners acquired a 51% ownership interest in Johnson Mortgage Company, LLC ("JMC"), which is a residential mortgage company headquartered in Newport News, Virginia, with branch offices in Fredericksburg and Williamsburg, Virginia. JMC is engaged in the mortgage banking business in which JMC originates, closes, and immediately sells mortgage loans and related servicing rights to permanent investors in the secondary market. The financial position and operating results of these subsidiaries are included in Partners consolidated financial statements. For JMC, Partners reflects the issued and outstanding interest not held by Partners in its consolidated financial statements as noncontrolling interest.

        Partners offers a variety of deposit and loan products including consumer and commercial checking, online and mobile banking, remote deposit capture, savings accounts, certificate of deposit accounts, commercial and residential mortgages, construction mortgages, equipment financing, term loans, lines of credit, letters of credit, home equity loans, automobile loans and overdraft protection, among other consumer and commercial products. At March 31, 2019, Partners had total assets of $429.9 million, total loans held for investment of $331.3 million, total deposits of $333.4 million, and total equity of $45.5 million.

        Partners serves the banking needs of small and medium sized businesses and their owners and employees, real estate investors and developers, professionals and their practices, and consumers within its market area. Partners operates with an emphasis on local leadership and local decision-making. Partners' Board of Directors, management team and retail and commercial banking officers enable it to develop business through its contacts in the local business, real estate development, and professional communities.

        As of March 31, 2019, Partners had a total of 56 employees, of which 51 were full time. The employees are not represented by a union or any collective bargaining agreement. Partners believes that its relationship with its employees is satisfactory.

        Partners' executive offices are located at 410 William Street, Fredericksburg, Virginia 22401. Its telephone number is (540) 899-BANK (2265), its fax number is (540) 899-2272, and its website is www.vapartnersbank.com.

        Information contained on Partners' website is not to be deemed a part of, or a supplement to, this proxy statement/prospectus and should not be relied upon in making a decision on how to vote your stock with respect to the share exchange agreement.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        This discussion presents management's analysis of the consolidated financial condition and results of operations of Partners as of the dates and periods indicated. The discussion should be read in conjunction with Partners' consolidated financial statements and the notes related thereto which appear elsewhere in this proxy statement/prospectus.

Critical Accounting Policies

        The following is a description of the more critical accounting policies and practices followed by Partners, which conform to accounting principles generally accepted in the United States of America ("GAAP") and prevailing practices within the banking industry.

        The policies that materially affect the determination of financial position, results of operations and cash flows are summarized below.

        Use of Estimates:    In preparing financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant changes in the near term relate to the determination of the allowance for loan losses, the valuation of deferred tax assets, other than temporary impairment of investment securities and valuation of other real estate owned.

        Investment Securities:    All of Partners investment securities are classified as "available for sale" and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income (loss). Gains or losses are recognized in earnings on the trade date using the specific investment security sold. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the investment securities.

        Impairment of investment securities occurs when the fair value of an investment security is less than its amortized cost. For debt investment securities, impairment is considered other-than-temporary and recognized in its entirety in net income if either (i) Partners intends to sell the investment security or (ii) it is more likely than not that Partners will be required to sell the investment security before recovery of its amortized cost basis. If, however, Partners does not intend to sell the investment security and it is not more than likely that Partners will be required to sell the investment security before recovery, management must determine what portion of the impairment is attributable to a credit loss, which occurs when the amortized cost of the investment security exceeds the present value of the cash flows expected to be collected from the investment security. If there is no credit loss, there is no other-than-temporary impairment. If there is a credit loss, other-than-temporary impairment exists, and the credit loss must be recognized in net income and the remaining portion of impairment must be recognized in other comprehensive income (loss).

        None of Partners' investment securities were considered other-than-temporarily impaired as of March 31, 2019 and December 31, 2018 or 2017.

        Loans:    Partners grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by commercial loans throughout the Fredericksburg, Virginia area. The ability of Partners' debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

        Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their recorded investment, which represents their outstanding unpaid principal balances adjusted for unearned income, the allowance for loan losses, and any unamortized deferred fees and costs. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, as well as premiums and discounts, are deferred and amortized as a level yield adjustment over the respective term of the loan.

        The accrual of interest on all loans is discontinued at the time the loan becomes 90 days past due unless the credit is well-secured and in process of collection. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

        All interest accrued but not collected for loans that are placed on nonaccrual or charged-off are reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

        Loans Held For Sale:    These loans consist of loans made through Partners majority owned subsidiary Johnson Mortgage Company, LLC ("JMC").

        JMC is engaged in the mortgage brokerage business in which JMC originates, closes, and immediately sells mortgage loans and related servicing rights to permanent investors in the secondary market. JMC has written commitments from several permanent investors (large financial institutions) and only closes loans that meet the lending requirements of the permanent investors. Loans are made in connection with the purchase or refinancing of existing and new one-to-four family residences primarily in southeastern and northern Virginia. Loans are initially funded primarily by JMC's warehouse lines of credit. With the concurrent sale and delivery of mortgage loans to the permanent investors, JMC records receivables for mortgage loans sold and recognizes the related gains and losses on such sales. The receivables for mortgage loan sold are usually satisfied within 30 days of sale, whereupon the related borrowings on the warehouse lines of credit are repaid. Because of the short holding period, these loans are carried at the lower of cost or market and no market adjustments were deemed necessary during the three months ended March 31, 2019 or 2018. JMC's agreements with its permanent investors include provisions that could require JMC to repurchase loans under certain circumstances, and also provide for the assessment of fees if loans go into default or are refinanced within specified periods of time. JMC has never been required to repurchase a loan and no allowance has been made as of March 31, 2019 or December 31, 2018 for possible repurchases. Fees for early defaults and refinancing were approximately $1 thousand for each of the three months ended March 31, 2019 and 2018, respectively, and $10 thousand in the year ended December 31, 2018. No provision for early default or refinancing costs is deemed necessary at March 31, 2019 or December 31, 2018.

        JMC enters into commitments with its customers to originate loans where the interest rate on the loan is determined (locked) prior to funding. While this subjects JMC to the risk interest rates may change from the commitment date to the funding date, JMC simultaneously enters into financial agreements (best efforts forward sales commitments) with its permanent investors giving JMC the right to deliver (put) loans to the investors at specified yields, thus enabling JMC to manage its exposure to changes in interest rates such that JMC is not subject to fluctuations in fair values of these agreements due to changes in interest rates. However, a default by a permanent investor required to purchase loans under such an agreement would expose JMC to potential fluctuations in selling prices of loans due to changes in interest rates. The fair value of rate lock commitments and forward sales commitments was considered immaterial at March 31, 2019 and December 31, 2018. Gains and losses on the sale of mortgages as well as origination fees, brokerage fees, interest rate lock-in fees and other fees paid by mortgagors are included in "Mortgage banking income" on Partners consolidated income statement.

        Purchased Credit Impaired Loans:    On April 21, 2015, Partners purchased loans totaling $12.2 million at a fair value discount of $554 thousand. The estimated fair value of the performing portfolio was $9.0 million. The excess of expected cash flows above the fair value of the performing portion of loans will be accreted to interest income over the remaining lives of the loans in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 310-20.

        Certain loans, those for which specific credit-related deterioration since origination was identified, are recorded at fair value, reflecting the present value of the amounts expected to be collected. Income recognition on these loans is based on reasonable expectations about the timing and amount of cash flows to be collected. All of these loans are in the commercial segment of Partners' loan portfolio.

        Because there is no initial credit valuation allowance recorded, Partners will establish a post-acquisition allowance for loan losses which subsequently arise on the acquired loans. Partners did not increase the allowance for loan losses during the three months ended March 31, 2019 or 2018 and the years ended December 31, 2018 or 2017 for the purchased loans above.

        Allowance for Loan Losses:    The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance for loan losses when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance for loan losses.

        The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

        During these evaluations, particular characteristics associated with a segment of the loan portfolio are also considered. These characteristics are detailed below:

  •
  Commercial loans not secured by real estate carry risks associated with the successful operation of a business, and the repayments of these loans depend on the profitability and cash flows of the business. Additional risk relates to the value of collateral where depreciation occurs and the valuation is less precise.

  •
  Nonresidential real estate loans are loans secured by commercial real estate and carry risks associated with the success of the business and the ability to generate a positive cash flow sufficient to service debts. Real estate security diminishes risks only to the extent that a market exists for the subject collateral.

  •
  Consumer loans carry risks associated with the continued credit-worthiness of the borrower and the value of the collateral, such as automobiles, which may depreciate more rapidly than other assets. In addition, these loans may be unsecured. Consumer loans are more likely than real estate loans to be immediately affected in an adverse manner by job loss, divorce, illness or personal bankruptcy.

  •
  Real estate secured construction loans, including land development loans, carry risks that a project will not be completed as scheduled and budgeted and that the value of the collateral may, at any point, be less than the principal amount of the loan. Additional risks may occur if the general contractor, who may not be a loan customer, is unable to finish the project as planned due to financial pressures unrelated to the project.

  •
  Residential real estate and home equity loans carry risks associated with the continued credit-worthiness of the borrower and changes in the value of the collateral.

        Various regulatory agencies periodically review the adequacy of Partners' allowance for loan losses as an integral part of their examination process. Such agencies may require Partners to recognize additions or reductions to the allowance for loan losses based on their evaluation of information available to them at the time of their examination. It is reasonably possible that the above factors may change significantly and, therefore, affect management's determination of the allowance for loan losses in the near term.

        The allowance for loan losses consists of allocated and general components. The allocated component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established when the collateral value or observable market price of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical charge-off experience and expected loss given default derived from Partners internal risk rating process. Other adjustments may be made to the allowance for loan losses for pools of loans after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or internal risk rating data. These qualitative factors include such items as regional and national economic conditions, interest rates and unemployment rates, management's ongoing review and grading of the loan portfolio, the risk characteristics of the various classifications of loans, changes in the size and character of the loan portfolio, changes in lending personnel, changes in underwriting policies, concentrations of loans to specific borrowers or industries, and other qualitative and quantitative factors which could affect potential credit losses.

        A loan is considered impaired when, based on current information and events, it is probable that Partners will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

        Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, Partners does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

        Partners uses a risk grading system for real estate (including construction, residential, non-residential and home equity loans), commercial, and consumer loans. Loans are graded on a scale from 1 to 9. Non-impaired real estate and commercial loans are assigned an allowance factor which increases with the severity of risk grading. A general description of the characteristics of the risk grades is as follows:

Pass Grades

  •
  Risk Grade 1 loans have little or no risk and are generally secured by cash or cash equivalents;

  •
  Risk Grade 2 loans have minimal risk to well-qualified borrowers and no significant questions as to safety;

  •
  Risk Grade 3 loans are satisfactory loans with strong borrowers and secondary sources of repayment;

  •
  Risk Grade 4 loans are satisfactory loans with borrowers not as strong as Risk Grade 3 loans but may exhibit a higher degree of financial risk based on the type of business supporting the loan; and

  •
  Risk Grade 5 loans are loans that warrant more than the normal level of supervision and have the possibility of an event occurring that may weaken the borrower's ability to repay.

Special Mention

  •
  Risk Grade 6 loans have increasing potential weaknesses beyond those at which the loan originally was granted and if not addressed could lead to inadequately protecting Partners' credit position.

Classified Grades

  •
  Risk Grade 7 loans are substandard loans and are inadequately protected by the current sound worth or paying capacity of the obligor or the collateral pledged. These have well defined weaknesses that jeopardize the liquidation of the debt with the distinct possibility Partners will sustain some loss if the deficiencies are not corrected;

  •
  Risk Grade 8 loans are doubtful of collection and the possibility of loss is high but pending specific borrower plans for recovery, its classification as a loss is deferred until its more exact status is determined; and

  •
  Risk Grade 9 loans are loss loans which are considered uncollectable and of such little value that their continuance as a bank asset is not warranted.

        Troubled Debt Restructurings:    In situations where, for economic or legal reasons related to a borrower's financial condition, management may grant a concession to the borrower that it would not otherwise consider, the related loan is classified as a troubled debt restructuring ("TDR"). Management strives to identify borrowers in financial difficulty early and works with them to modify their loan to more affordable terms before their loan reaches nonaccrual status. These modified terms may include interest rate reductions, principal forgiveness, payment forbearance and other actions intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. In cases where borrowers are granted new terms that provide for a reduction of either interest or principal, management measures any impairment on the restructuring as noted above for impaired loans.

        Income Taxes:    Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences, operating loss carryforwards, and tax credit carryforwards. Deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

        When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more likely than not recognition threshold are measured as the largest amount of tax benefit that is more than fifty percent (50%) likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Partners did not recognize any uncertain tax positions at March 31, 2019 and December 31, 2018 and 2017.

        Interest and penalties associated with unrecognized tax benefits, if any, are classified as additional income taxes in the statement of income.

        Partners results for the three months ended March 31, 2019 and 2018 and the years ended December 31, 2018 and 2017 include the effect of the Tax Cuts and Jobs Act (the "Tax Act"), which was signed into law on December 22, 2017. Among other things, the Tax Act permanently lowered the federal corporate income tax rate to 21% from the maximum rate prior to the passage of the Tax Act of 35%, effective January 1, 2018. As a result of the federal corporate income tax rate, GAAP required companies to re-measure their deferred tax assets and deferred tax liabilities, including those accounted for in accumulated other comprehensive income (loss), as of the date of the Tax Act's enactment and record the corresponding effects in income tax expense in the fourth quarter of 2017. As a result of the permanent reduction in the corporate income tax rate, Partners recognized a reduction in the value of its net deferred tax asset and recorded a corresponding incremental increase of $708 thousand of income tax expense in Partners' consolidated statement of income for the year ended December 31, 2017. Partners' evaluation of the effect of the Tax Act was considered a preliminary estimate and is subject to refinement for up to one year. No material adjustments were recorded during the year ended December 31, 2018.

        Other Real Estate Owned:    Other real estate owned consists of properties acquired through foreclosure. Physical possession of residential real estate property collateralizing a consumer mortgage loan occurs when legal title is obtained upon completion of foreclosure or when the borrower conveys all interest in the property to satisfy the loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. These properties are initially recorded and carried at fair value less estimated costs to sell, establishing a new cost basis. Losses from the acquisition of property in full or partial satisfaction of loans are charged against the allowance for loan losses. Subsequent write-downs, if any, are charged to expense. Operating costs after acquisition are expensed. Gains and losses on the sales of foreclosed properties are included in determining net income in the year of sale. At March 31, 2019 and December 31, 2018 and 2017, Partners did not have any other real estate owned. At March 31, 2019 and December 31, 2018 and 2017, there were no residential real estate mortgages in the process of foreclosure.

        Fair Value of Financial Instruments:    Fair values of financial instruments are estimated using relevant market information and other assumptions. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates. The fair value estimates of existing on and off-balance sheet financial instruments do not include the value of anticipated future business or the values of assets and liabilities not considered financial instruments.

Comparison of Operating Results

        Partners' net income is impacted by these major components and each of them is reviewed in more detail in the following discussion:

  •
  Net interest income, the fundamental source of Partners earnings, is defined as the difference between income on earning assets and the cost of funds supporting those assets. Significant categories of earning assets are loans and investment securities available for sale, while deposits and Federal Home Loan Bank of Atlanta ("FHLB") borrowings represent the major portion of interest bearing liabilities. The level of net interest income is impacted primarily by variations in the volume and mix of these assets and liabilities, as well as changes in interest rates when compared to previous periods of operations and the yield of our interest earning assets compared to our cost of funding these assets;

  •
  Provision for loan losses, or the amount added to the allowance for loan losses to provide reserves for inherent losses on loans;

  •
  Noninterest income, which consists primarily of service charges on deposit accounts, ATM and credit card fees, mortgage banking income and earnings on bank-owned life insurance policies;

  •
  Noninterest expense, which consists primarily of salaries and employee benefits, occupancy and equipment expense, data processing and other operating expenses; and

  •
  Income taxes.

        Overview for the Three Months Ended March 31, 2019 and 2018:    For the three months ended March 31, 2019, Partners reported net income of $545 thousand, a 10.7% increase when compared to net income of $493 thousand for the same period in 2018. Partners' results of operations for the three months ended March 31, 2019 were negatively impacted by merger expense of $312 thousand related to the pending merger of equals with Delmar Bancorp ("Delmar") and The Bank of Delmarva ("Delmarva"). Excluding tax-effected merger expense of $300 thousand for the three months ended March 31, 2019, adjusted net income (non-GAAP) was $845 thousand for the three months ended March 31, 2019. For the three months ended March 31, 2019, Partners return on average assets, return on average equity and efficiency ratio was 0.52%, 4.92% and 78.62%, respectively, as compared to 0.52%, 5.22% and 80.26%, respectively, for the same period in 2018. Excluding tax-effected merger expense for the three months ended March 31, 2019, return on average assets (non-GAAP), return on average equity (non-GAAP) and efficiency ratio (non-GAAP) was 0.81%, 7.63% and 70.62%, respectively.

        The increase in net income for the three months ended March 31, 2019, as compared to the same period in 2018, was driven by increases in net interest income, due primarily to loan and deposit growth, and noninterest income, lower provision for loan losses, and partially offset by higher noninterest expense and income tax expense. Partners results of operations, primarily noninterest income and noninterest expense, for the three months ended March 31, 2019 and 2018 were directly affected by JMC, Partners majority-owned subsidiary. For the three months ended March 31, 2019, Partners recorded a net loss of approximately $16 thousand (net of income tax benefit and noncontrolling interest) related to JMC as compared to a net loss of approximately $19 thousand (net of income tax benefit and noncontrolling interest) for the same period in 2018. In addition, Partners results of operations for the three months ended March 31, 2019 was negatively impacted by higher income tax expense due primarily to higher income before income taxes and the non-deductibility of merger expense. For the three months ended March 31, 2019, Partners effective tax rate was 27.9% as compared to 18.7% for the same period in 2018.

        Overview for the Twelve Months Ended December 31, 2018 and 2017:    For the year ended December 31, 2018, Partners reported net income of $2.7 million, a 298.1% increase when compared to net income of $666 thousand for the same period in 2017. Excluding tax-effected merger expense of $280 thousand for the year ended December 31, 2018 related to the pending merger of equals with Delmar and Delmarva, adjusted net income (Non-GAAP) was $2.9 million for the year ended December 31, 2018. For the year ended December 31, 2018, Partners return on average assets, return on average equity and efficiency ratio was 0.64%, 6.51% and 76.27%, respectively, as compared to 0.18%, 1.84% and 80.35%, respectively, for the same period in 2017. Excluding tax-effected merger expense for the year ended December 31, 2018, return on average assets (Non-GAAP), return on average equity (Non-GAAP) and efficiency ratio (Non-GAAP) was 0.71%, 7.20% and 74.17%, respectively.

        The increase in net income for the year ended December 31, 2018, as compared to the same period in 2017, was driven by increases in net interest income, due primarily to loan and deposit growth, and noninterest income, lower income tax expense, and partially offset by higher provision for loan losses and noninterest expense. Partners results of operations for the year ended December 31, 2018 were directly affected by the inclusion of JMC, which Partners acquired a 51% ownership interest in effective January 1, 2018. In addition, Partners results of operations for the year ended December 31, 2018 were positively affected by the enactment of the Tax Act on December 22, 2017. The Tax Act, which permanently lowered the federal corporate income tax rate from 35% to 21%, resulted in Partners incurring less income tax expense in the year ended December 31, 2018 when compared to the same period of 2017.

        Non-GAAP Financial Measures:    The accounting and reporting policies of Partners conform to GAAP. However, management uses certain Non-GAAP financial measures to supplement the evaluation of Partners performance. These financial measures include net income, return on average assets, return on average equity and efficiency ratio excluding merger expense. Management believes presentations of these Non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of Partners core business. These Non-GAAP financial measures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to Non-GAAP financial measures that may be presented by other companies. Reconciliations of GAAP to Non-GAAP financial measures are included in the following tables.

Reconciliation of Non-U.S. GAAP Financial Measures

	For the Three Months Ending March 31,
	2019	2018
Net income excluding merger expense
Net income	$545,468	$492,670
Merger expense	312,027	—
Income tax effect of adjustment	(12,079)	—

Net income excluding merger expense (Non-U.S. GAAP)	$845,416	$492,670

Return on average assets excluding merger expense(1)
Return on average assets	0.52%	0.52%
Effect to adjust for merger expense	0.29%	0.00%

Return on average assets excluding merger expense (Non-U.S. GAAP)	0.81%	0.52%

Return on average equity excluding merger expense(1)
Return on average equity	4.92%	5.22%
Effect to adjust for merger expense	2.71%	0.00%

Return on average equity excluding merger expense (Non-U.S. GAAP)	7.63%	5.22%

Efficiency ratio excluding merger expense
Efficiency ratio	78.62%	80.26%
Effect to adjust for merger expense	–8.00%	0.00%

Efficiency ratio excluding merger expense (Non-U.S. GAAP)	70.62%	80.26%

(1)
Annualized for the quarter ending March 31, 2019 and 2018, respectively.

	For the Years Ending December 31,
	2018	2017
Net income excluding merger expense
Net income	$2,652,313	$666,308
Merger expense	326,812	—
Income tax effect of adjustment	(46,865)	—

Net income excluding merger expense (Non-GAAP)	$2,932,260	$666,308

Return on average assets excluding merger expense
Return on average assets	0.64%	0.18%
Effect to adjust for merger expense	0.07%	0.00%

Return on average assets excluding merger expense (Non-GAAP)	0.71%	0.18%

Return on average equity excluding merger expense
Return on average equity	6.51%	1.84%
Effect to adjust for merger expense	0.69%	0.00%

Return on average equity excluding merger expense (Non-GAAP)	7.20%	1.84%

Efficiency ratio excluding merger expense
Efficiency ratio	76.27%	80.35%
Effect to adjust for merger expense	–2.10%	0.00%

Efficiency ratio excluding merger expense (Non-GAAP)	74.17%	80.35%

        Comparative average balance sheet and net interest margin analysis:    The following tables present the average interest earning assets and average interest bearing liabilities, the average yields earned on such assets (on a tax equivalent basis) and rates paid on such liabilities, and the net interest margin (on a tax equivalent basis) for the three months ended March 31, 2019 and 2018 and for the years ended December 31, 2018, 2017, and 2016.

	Three months ended March 31,
	2019			2018
	Average Balance	Interest	Average Yield/Rate(1)	Average Balance	Interest	Average Yield/Rate(1)
	Dollars in thousands
Interest earning assets:
Federal funds sold	$1,489	$9	2.45%	$1,903	$8	1.70%
Interest bearing deposits in other banks	2,000	23	4.66%	2,000	12	2.43%
Investment securities—taxable	69,818	450	2.61%	65,218	390	2.43%
Investment securities—tax-exempt(2)	8,221	53	2.62%	8,299	53	2.60%
Loans, net of unearned income(3)	325,400	4,164	5.19%	294,935	3,586	4.93%

Total interest earning assets	406,928	4,699	4.68%	372,355	4,049	4.41%
Noninterest earning assets:
Cash and due from banks	4,299			5,872
Allowance for loan losses	(4,040)			(3,647)
Other assets	15,892			14,491

Total noninterest earning assets	16,151			16,716

Total assets	$423,079			$389,071

Interest bearing liabilities:
Interest bearing deposits:
Interest bearing demand	$17,490	15	0.35%	$17,878	9	0.20%
Savings and money market	100,075	154	0.62%	103,106	120	0.47%
Time—retail	134,512	623	1.88%	129,290	514	1.61%
Time—wholesale	20,804	81	1.58%	24,006	91	1.54%

Total interest bearing deposits	272,881	873	1.30%	274,280	734	1.09%

Borrowings:
FHLB advances	47,164	285	2.45%	26,642	100	1.52%
Federal funds purchased	1,079	12	4.51%	478	1	0.85%
Other borrowings	1,750	47	10.89%	1,536	35	9.24%

Total borrowings	49,993	344	2.79%	28,656	136	1.92%

Total interest bearing liabilities	322,874	1,217	1.53%	302,936	870	1.16%

Noninterest bearing liabilities:
Demand deposits	53,898			47,088
Other liabilities	1,357			787

Total noninterest bearing liabilities	55,255			47,875

Total liabilities	378,129			350,811
Equity	44,950			38,260

Total liabilities and equity	$423,079			$389,071

Net interest spread(2)(4)			3.15%			3.25%
Net interest income and margin(2)(5)		$3,482	3.47%		$3,179	3.46%

(1)
Yields are annualized and based on average daily balances.

(2)
Income and yields are reported on a tax equivalent basis assuming a federal income tax rate of 21% with an adjustment of $11 for each of the three months ended March 31, 2019 and 2018, respectively.

(3)
Nonaccrual loans have been included in the computation of average loan balances and did not have a material effect on the average yields for the three months ended March 31, 2019 and 2018, respectively. Net loan fees and late charges included in interest income on loans, net of unearned income was $113 and $128 for the three months ended March 31, 2019 and 2018, respectively.

(4)
Net interest spread is the difference between the average yield on interest earning assets, calculated on a fully taxable basis, and the average cost of interest bearing liabilities.

(5)
Net interest margin is net interest income, calculated on a fully taxable basis, divided by the average total interest earning assets.

	Years ended December 31,
	2018			2017			2016
	Average Balance	Interest	Average Yield/Rate(1)	Average Balance	Interest	Average Yield/Rate(1)	Average Balance	Interest	Average Yield/Rate(1)
	Dollars in thousands
Interest earning assets:
Federal funds sold	$1,549	$30	1.94%	$2,311	$26	1.13%	$5,995	$30	0.50%
Interest bearing deposits in other banks	1,916	68	3.55%	2,000	45	2.25%	4,478	76	1.70%
Investment securities—taxable	72,618	1,791	2.47%	76,949	1,751	2.28%	47,792	1,086	2.27%
Investment securities—tax-exempt(2)	8,270	214	2.59%	10,572	347	3.28%	4,533	142	3.13%
Loans, net of unearned income(3)	311,144	15,587	5.01%	268,333	12,879	4.80%	239,448	11,331	4.73%

Total interest earning assets	395,497	17,690	4.47%	360,165	15,048	4.18%	302,246	12,665	4.19%
Noninterest earning assets:
Cash and due from banks	5,588			5,478			5,417
Allowance for loan losses	(3,842)			(3,319)			(3,124)
Other assets	14,128			13,127			12,321

Total noninterest earning assets	15,874			15,286			14,614

Total assets	$411,371			$375,451			$316,860

Interest bearing liabilities:
Interest bearing deposits:
Interest bearing demand	$18,297	38	0.21%	$16,823	35	0.21%	$15,598	30	0.19%
Savings and money market	113,553	597	0.53%	91,062	367	0.40%	90,700	352	0.39%
Time—retail	132,124	2,247	1.70%	117,848	1,803	1.53%	107,476	1,573	1.46%
Time—wholesale	23,044	360	1.56%	27,990	384	1.37%	18,836	178	0.94%

Total interest bearing deposits	287,018	3,242	1.13%	253,723	2,589	1.02%	232,610	2,133	0.92%

Borrowings:
FHLB advances	27,102	503	1.86%	40,034	462	1.15%	22,956	290	1.26%
Federal funds purchased	569	13	2.28%	314	5	1.59%	390	3	0.77%
Other borrowings	2,081	163	7.83%	1,515	111	7.33%	1,560	110	7.05%

Total borrowings	29,752	679	2.28%	41,863	578	1.38%	24,906	403	1.62%

Total interest bearing liabilities	316,770	3,921	1.24%	295,586	3,167	1.07%	257,516	2,536	0.98%

Noninterest bearing liabilities:
Demand deposits	53,082			42,656			30,836
Other liabilities	779			1,086			786

Total noninterest bearing liabilities	53,861			43,742			31,622

Total liabilities	370,631			339,328			289,138
Equity	40,740			36,123			27,722

Total liabilities and equity	$411,371			$375,451			$316,860

Net interest spread(2)(4)			3.23%			3.11%			3.21%
Net interest income and margin(2)(5)		$13,769	3.48%		$11,881	3.30%		$10,129	3.35%

(1)
Yields are based on average daily balances.

(2)
Income and yields are reported on a tax equivalent basis assuming a federal income tax rate of 21% with an adjustment of $45 for the year ended December 31, 2018 and 34% with an adjustment of $118 and $48 for the years ended December 31, 2017 and 2016, respectively.

(3)
Nonaccrual loans have been included in the computation of average loan balances and did not have a material effect on the average yields for the years ended December 31, 2018, 2017, and 2016, respectively. Net loan fees and late charges included in interest income on loans, net of unearned income was $492, $394, and $276 for the years ended December 31, 2018, 2017, and 2016, respectively.

(4)
Net interest spread is the difference between the average yield on interest earning assets, calculated on a fully taxable basis, and the average cost of interest bearing liabilities.

(5)
Net interest margin is net interest income, calculated on a fully taxable basis, divided by the average total interest earning assets.

        Net interest income and net interest margin:    Net interest income for the three months ended March 31, 2019 increased $303 thousand, or 9.6%, as compared to the same period in 2018. Partners' net interest margin (tax equivalent basis) increased to 3.47% for the three months ended March 31, 2019, representing a 1 basis point increase over Partners net interest margin (tax equivalent basis) for the three months ended March 31, 2018.

        The increase in net interest income was due to an increase of $650 thousand, or 16.1%, in total interest income due primarily to loan growth and an increase in the average yield earned on loans, which was partially offset by an increase of $347 thousand, or 39.8%, in total interest expense due primarily to an increase in FHLB advances and increases in the average rate paid on interest bearing deposits and FHLB advances.

        The increase in the net interest margin (tax equivalent basis) was due to a 27 basis point increase in the average yield earned on average interest earning assets due primarily to loan growth and an increase in the average yield earned on loans, which was partially offset by a 37 basis point increase in the average rate paid on average interest bearing liabilities due primarily to an increase in FHLB advances and increases in the average rate paid on interest bearing deposits and FHLB advances. Additionally, Partners net interest margin (tax equivalent basis) increased by 7 basis points due to an increase of $6.8 million, or 14.5%, in the average balance of noninterest bearing demand deposits.

        Net interest income for the year ended December 31, 2018 increased $2.0 million, or 16.7%, as compared to the same period in 2017. Partners' net interest margin (tax equivalent basis) increased to 3.48% for the year ended December 31, 2018, representing a 18 basis point increase over Partners net interest margin (tax equivalent basis) for the year ended December 31, 2017.

        The increase in net interest income was due to an increase of $2.7 million, or 18.2%, in total interest income due primarily to loan growth, which was partially offset by an increase of $754 thousand, or 23.8%, in total interest expense due primarily to deposit growth.

        The increase in the net interest margin (tax equivalent basis) was due to a 29 basis point increase in the average yield earned on average interest earning assets due primarily to loan growth, which was partially offset by a 17 basis point increase in the average rate paid on average interest bearing liabilities due primarily to deposit growth. Additionally, Partners net interest margin (tax equivalent basis) increased by 3 basis points due to an increase of $10.4 million, or 24.4%, in the average balance of noninterest bearing demand deposits.

        Interest income:    Interest income for the three months ended March 31, 2019 increased $650 thousand, or 16.1%, as compared to the same period in 2018.

        Interest and fees on loans increased by $578 thousand, or 16.1%, due to an increase of $30.5 million in average loan balances and an increase in the average yield earned of 26 basis points. The increase in average loan balances was due to organic loan growth while the increase in average yield earned was due to higher interest rates over the comparable periods.

        Interest on investment securities—taxable increased by $60 thousand, or 15.4%, due to an increase of $4.6 million in average investment securities-taxable balances and an increase in the average yield earned of 18 basis points. The increase in average investment securities-taxable balances was due to the execution of a leverage transaction in the first quarter of 2018, which transaction consisted of the purchase of approximately $19.7 million in mortgage-backed securities, and was partially offset by the utilization of the cash flows from these investment securities to fund loan growth. The increase in average yield earned was due to higher interest rates over the comparable periods.

        Interest income for the year ended December 31, 2018 increased $2.7 million, or 18.2%, as compared to the same period in 2017.

        Interest and fees on loans increased by $2.7 million, or 21.0%, due to an increase of $42.8 million in average loan balances and an increase in the average yield earned of 21 basis points. The increase in average loan balances was due to organic loan growth while the increase in average yield earned was due to higher interest rates over the comparable periods.

        Interest on investment securities—taxable increased by $40 thousand, or 2.3%, due to an increase in the average yield earned of 19 basis points and was partially offset by a decrease of $4.3 million in average investment securities—taxable balances. The increase in average yield earned was due to higher interest rates over the comparable periods while the decrease in average investment securities—taxable balances was due to the utilization of the cash flows from these investment securities to fund loan growth.

        Interest expense:    Interest expense for the three months ended March 31, 2019 increased $347 thousand, or 39.8%, as compared to the same period in 2018.

        Interest expense on interest bearing deposits increased by $139 thousand, or 18.9%, due to an increase in the average rate paid of 21 basis points and was partially offset by a decrease of $1.4 million in average interest bearing deposit balances. The increase in average rate paid was due to higher interest rates over the comparable periods as well as competitive pressures, while the decrease in average interest bearing deposits was due to decreases in average savings and money market and time deposits—wholesale, which were partially offset by an increase in average time deposits-retail.

        Interest expense on borrowings increased by $208 thousand, or 152.9%, due to an increase of $21.3 million in average borrowing balances and an increase in the average rate paid of 87 basis points. The increase in average borrowing balances was due to an increase in average FHLB advances, primarily due to loan growth outpacing deposit growth. The increase in average rate paid was due to higher interest rates on FHLB advances over the comparable periods. In addition, interest expense on borrowings increased by $13 thousand due to an increase in interest on JMC's warehouse line of credit.

        Interest expense for the year ended December 31, 2018 increased $754 thousand, or 23.8%, as compared to the same period in 2017.

        Interest expense on interest bearing deposits increased by $654 thousand, or 25.3%, due to an increase of $33.3 million in average interest bearing deposit balances and an increase in the average rate paid of 11 basis points. The increase in average interest bearing deposits was due to organic deposit growth, primarily in savings and money market and time deposits—retail, while the increase in average rate paid was due to higher interest rates over the comparable periods as well as competitive pressures.

        Interest expense on borrowings increased by $101 thousand, or 17.5%, due to an increase in the average rate paid of 90 basis points and was partially offset by a decrease of $12.1 million in average borrowing balances. The increase in average rate paid was due to higher interest rates on FHLB advances over the comparable periods, while the decrease in average borrowing balances was due to a decrease in average FHLB advances, primarily due to organic deposit growth. In addition, interest expense on borrowings increased by $54 thousand due to interest on JMC's warehouse line of credit which was not present in the same period of 2017.

        Volume and rate analysis:    The following tables reflect the impact on net interest income from changes in the volume of interest earning assets and interest bearing liabilities and changes in rates earned and paid by us on such assets and liabilities. For purposes of these tables, nonaccrual loans have been included in the average loan balance. Changes due to both volume and rate have been allocated in proportion to the relationship of the dollar amount change in each.

	March 31, 2019 v. 2018
	Increase (decrease) due to changes in:
(Dollars in thousands)	Volume	Rate	Total
Interest earning assets:
Federal funds sold	(2)	3	1
Interest bearing deposits in other banks	—	11	11
Investment securities—taxable	33	27	60
Investment securities—tax-exempt(1)	(1)	1	—
Loans, net of unearned income(2)	343	235	578

Total net change in income on interest earning assets	373	277	650
Interest bearing liabilities:
Interest bearing deposits:
Interest bearing demand	—	6	6
Savings and money market	22	12	34
Time—retail	21	88	109
Time—wholesale	(12)	2	(10)

Total interest bearing deposits	31	108	139

Borrowings:
FHLB advances	103	82	185
Federal funds purchased	4	7	11
Other borrowings	5	7	12

Total borrowings	112	96	208

Total net change in expense on interest bearing liabilities	143	204	347

Change in net interest income	230	73	303

(1)
Income and yields are reported on a tax equivalent basis assuming a federal income tax rate of 21% for the three months ended March 31, 2019 and 2018, respectively.

(2)
Includes loan fee income.

	December 31, 2018 v. 2017			December 31, 2017 v. 2016
	Increase (decrease) due to changes in:			Increase (decrease) due to changes in:
(Dollars in thousands)	Volume	Rate	Total	Volume	Rate	Total
Interest earning assets:
Federal funds sold	(10)	14	4	(26)	22	(4)
Interest bearing deposits in other banks	(1)	24	23	(51)	20	(31)
Investment securities—taxable	(91)	131	40	659	6	665
Investment securities—tax-exempt(1)	(30)	(103)	(133)	130	75	205
Loans, net of unearned income(2)	2,139	569	2,708	1,490	58	1,548

Total net change in income on interest earning assets	2,007	635	2,642	2,202	181	2,383
Interest bearing liabilities:
Interest bearing deposits:
Interest bearing demand	3	—	3	2	3	5
Savings and money market	211	19	230	18	(3)	15
Time—retail	237	207	444	155	75	230
Time—wholesale	(73)	49	(24)	108	98	206

Total interest bearing deposits	378	275	653	283	173	456

Borrowings:
FHLB advances	(181)	222	41	197	(25)	172
Federal funds purchased	5	3	8	(1)	3	2
Other borrowings	44	8	52	(3)	4	1

Total borrowings	(132)	233	101	193	(18)	175

Total net change in expense on interest bearing liabilities	246	508	754	476	155	631

Change in net interest income	1,761	127	1,888	1,726	26	1,752

(1)
Income and yields are reported on a tax equivalent basis assuming a federal income tax rate of 21% for the year ended December 31, 2018 and a federal income tax rate of 34% for the years ended December 31, 2017 and 2016, respectively.

(2)
Includes loan fee income.

        Provision for loan losses:    The provision for loan losses for the three months ended March 31, 2019 was $85 thousand, which was a decrease of $15 thousand, or 15.0%, as compared to the same period in 2018. This decrease was primarily due to the overall improvement in the risks inherent in the loan portfolio. The provision for loan losses for the year ended December 31, 2018 was $409 thousand, which was an increase of $25 thousand, or 6.6%, as compared to the same period in 2017. This increase was primarily due to organic loan growth and not due to asset quality issues in the loan portfolio. The provision for loan losses reflects management's judgment concerning risks inherent in Partners' existing loan portfolio and the size of the allowance for loan losses necessary to absorb the risks, as well as the activity in the allowance for loan losses during the periods. Management reviews the adequacy of its allowance for loan losses on an ongoing basis and will provide additional provisions, as management may deem necessary.

        Noninterest income:    Noninterest income is comprised of all sources of income other than interest income on our interest earning assets. Significant revenue items include service charges on deposit accounts, ATM and credit card fees, mortgage banking income and earnings on bank-owned life insurance policies.

        The following table depicts the components of noninterest income for the three months ended March 31, 2019 and 2018:

	Three months ended March 31,
	2019	2018	Change $	Change %
Service charges on deposit accounts	$29,419	$25,349	$4,070	16.1%
ATM and credit card fees	41,051	36,493	4,558	12.5%
Mortgage banking income	280,394	193,609	86,785	44.8%
Earnings on bank owned life insurance policies	52,085	54,452	(2,367)	–4.3%
Other noninterest income	13,591	26,414	(12,823)	–48.5%

Total noninterest income	$416,540	$336,317	$80,223	23.9%

        Key changes in the components of noninterest income for the three months ended March 31, 2019, as compared to the same period in 2018, are discussed below:

  •
  Service charges on deposit accounts increased primarily due to increases in NSF fees on checking accounts;

  •
  ATM and credit card fees increased primarily due to higher ATM network income and merchant credit card fee income;

  •
  Mortgage banking income increased primarily due to growth in the gross revenue of JMC; and

  •
  Other noninterest income decreased primarily due to lower letters of credit fees.

        The following table depicts the components of noninterest income for the years ended December 31, 2018 and 2017:

	Years ended December 31,
	2018	2017	Change $	Change %
Service charges on deposit accounts	$111,468	$106,199	$5,269	5.0%
(Loss) on sale of available for sale investment securities, net	—	(104,957)	104,957	–100.0%
Impairment (loss) on restricted stock	(20,614)	—	(20,614)	–100.0%
Gain on sale of other real estate owned, net	—	46,938	(46,938)	–100.0%
ATM and credit card fees	175,541	151,116	24,425	16.2%
Mortgage banking income	1,165,883	61,186	1,104,697	1805.5%
Earnings on bank-owned life insurance policies	219,805	196,117	23,688	12.1%
Other noninterest income	115,212	81,239	33,973	41.8%

Total noninterest income	$1,767,295	$537,838	$1,229,457	228.6%

        Key changes in the components of noninterest income for the year ended December 31, 2018, as compared to the same period in 2017, are discussed below:

  •
  (Loss) on sale of available for sale investment securities, net decreased primarily due to the sale of available for sale investment securities at a net loss during the year ended December 31, 2017, as compared to the sale of no available for sale investment securities in the current year, in anticipation of lower tax rates during 2018 as a result of the enactment of the Tax Act;

  •
  Impairment (loss) on restricted stock increased due to the partial write-down of our investment in Maryland Financial Bank, which is currently going through an orderly liquidation;

  •
  Gain on sale of other real estate owned, net decreased due to the recording of net gains on the sale of other real estate owned properties during the year ended December 31, 2017, as compared to no gains in the current year;

  •
  ATM and credit card fees increased primarily due to higher ATM network income, which was partially offset by lower merchant credit card fee income;

  •
  Mortgage banking income increased primarily due to the inclusion of JMC, which Partners acquired a 51% ownership interest in effective January 1, 2018;

  •
  Earnings on bank-owned life insurance policies increased primarily due to an additional $2.0 million in policies purchased in June 2017; and

  •
  Other noninterest income increased primarily due to miscellaneous fee income earned from Partners participation in a loan hedging program with one of its correspondent banks.

        Noninterest expense:    Noninterest expense includes all expenses with the exception of those paid for interest on deposits and borrowings. Significant expense items included in this component are salaries and employee benefits, occupancy and equipment expense, data processing and other operating expense.

        The following table depicts the components of noninterest expense for the three months ended March 31, 2019 and 2018:

	Three months ended March 31,
	2019	2018	Change $	Change %
Salaries and employee benefits	$1,591,357	$1,543,272	$48,085	3.1%
Stock based compensation	5,010	3,233	1,777	55.0%
Occupancy and equipment expense	259,831	262,838	(3,007)	–1.1%
Professional services	134,093	187,408	(53,315)	–28.4%
Data processing	288,832	305,616	(16,784)	–5.5%
Promotion and marketing	37,737	57,975	(20,238)	–34.9%
FDIC assessment	22,800	45,400	(22,600)	–49.8%
Franchise tax	79,500	77,025	2,475	3.2%
Telephone and data lines	49,486	62,992	(13,506)	–21.4%
Merger expense	312,027	—	312,027	100.0%
Other operating expense	284,929	276,126	8,803	3.2%

Total noninterest expense	$3,065,602	$2,821,885	$243,717	8.6%

        Key changes in the components of noninterest expense for the three months ended March 31, 2019, as compared to the same period in 2018, are discussed below:

  •
  Salaries and employee benefits increased primarily due to higher salaries and employee benefits from JMC. Additionally, salaries and employee benefits were higher due to increased payroll taxes and bonuses, which were partially offset by lower staffing levels at various departments/locations throughout the bank and employee benefits costs;

  •
  Stock based compensation increased primarily due to the issuance of stock options early in the second quarter of 2018;

  •
  Professional services decreased primarily due to lower legal fees, accounting and audit fees and consulting costs;

  •
  Data processing decreased primarily due to lower service contracts and maintenance fees, which were partially offset by higher network administration and data and item processing costs;

  •
  Promotion and marketing decreased primarily due to lower advertising costs and public relations initiatives;

  •
  FDIC assessment decreased primarily due to lower base insurance assessment rates, which were partially offset by a higher assessment base;

  •
  Telephone and data lines decreased primarily due to the elimination of redundant and unused data circuits;

  •
  Merger expense increased due to the pending merger of equals with Delmar and Delmarva. Merger expense consisted of legal fees and consulting costs; and

  •
  Other operating expense increased primarily due to higher other operating expense from JMC.

        The following table depicts the components of noninterest expense for the years ended December 31, 2018 and 2017:

	Years ended December 31,
	2018	2017	Change $	Change %
Salaries and employee benefits	$6,402,870	$5,108,507	$1,294,363	25.3%
Stock based compensation	23,358	10,399	12,959	124.6%
Occupancy and equipment expense	1,001,123	935,124	65,999	7.1%
Professional services	715,749	846,843	(131,094)	–15.5%
Data processing	1,239,549	1,288,797	(49,248)	–3.8%
Promotion and marketing	184,716	152,238	32,478	21.3%
FDIC assessment	141,400	140,614	786	0.6%
Franchise tax	308,106	314,205	(6,099)	–1.9%
Telephone and data lines	228,167	230,246	(2,079)	–0.9%
Merger expense	326,812	—	326,812	100.0%
Other operating expense	1,293,398	998,475	294,923	29.5%

Total noninterest expense	$11,865,248	$10,025,448	$1,839,800	18.4%

        Key changes in the components of noninterest expense for the year ended December 31, 2018, as compared to the same period in 2017, are discussed below:

  •
  Salaries and employee benefits increased primarily due to the inclusion of JMC as mentioned above. Additionally, salaries and employee benefits were higher due to increased staffing levels at our loan production office in Annapolis, Maryland, increased bonuses, and higher employee benefits related to group health insurance and 401(k) plan;

  •
  Stock based compensation increased primarily due to the issuance of stock options early in the second quarter of 2018;

  •
  Occupancy and equipment expense increased primarily due to the inclusion of JMC as mentioned above and higher lease expense associated with our loan production office in Annapolis, Maryland;

  •
  Professional services decreased primarily due to lower legal fees and consulting costs, which were partially offset by higher accounting and audit fees;

  •
  Promotion and marketing expenses increased due to expenses related to promotion and marketing initiatives;

  •
  Merger expense increased due to the pending merger of equals with Delmar and Delmarva. Merger expense consisted of legal fees, consulting costs and marketing expenses; and

  •
  Other operating expense increased primarily due to the inclusion of JMC as noted above, which was partially offset by lower expenses related to printing and supplies and travel and entertainment.

        Income taxes:    Income tax expense for the three months ended March 31, 2019 was $211 thousand, which was an increase of $98 thousand, or 86.4%, as compared to the same period in 2018. The increase in income tax expense was primarily due to a $155 thousand, or 26.6%, increase in income before income taxes and the effect of non-deductible merger expense. Partners effective tax rate was 27.9% for the three months ended March 31, 2019 as compared to 18.7% for the same period in 2018.

        Income tax expense for the year ended December 31, 2018 was $599 thousand, which was a decrease of $627 thousand, or 51.2%, as compared to the same period in 2017. The decrease in income tax expense was primarily due to the enactment of the Tax Act as mentioned earlier, which was partially offset by a $1.3 million, or 70.0%, increase in income before income taxes and the effect of non-deductible merger expense. Partners effective tax rate was 18.6% for the year ended December 31, 2018 as compared to 64.8% for the same period in 2017.

COMPARISON OF FINANCIAL CONDITION AT MARCH 31, 2019 AND DECEMBER 31, 2018

        Total assets:    Total assets at March 31, 2019 were $429.9 million, representing an increase of $9.2 million, or 2.2%, from $420.7 million at December 31, 2018. This increase was primarily due to an $8.9 million, or 2.8%, increase in loans, net of unearned income due to organic loan growth. Additionally, this increase was due to a $3.5 million, or 172.7%, increase in other assets as a result of the recognition of a $3.8 million operating lease right of use asset upon adoption of ASC Topic 842 on January 1, 2019, which was partially offset by a decrease of $861 thousand, or 15.0%, in cash and cash equivalents and a decrease of approximately $1.8 million, or 2.5%, in investment securities available for sale. During the three months ended March 31, 2019, the roll-off of the cash flows from investment securities available for sale was used to fund organic loan growth.

        Total assets at December 31, 2018 were $420.7 million, representing an increase of $41.2 million, or 10.9%, from $379.5 million at December 31, 2017. This increase was primarily due to a $31.5 million, or 10.8%, increase in loans, net of unearned income due to organic loan growth. Additionally, this increase was due to a $2.9 million, or 100.0%, increase in loans held for sale due to the inclusion of JMC as mentioned earlier and an increase of $6.5 million, or 9.7%, in investment securities available for sale due to the execution of a leverage transaction in the first quarter of 2018, which transaction consisted of the purchase of approximately $19.7 million in mortgage-backed securities. During the year ended December 31, 2018, the roll-off of the cash flows from the mortgage-backed securities purchased in the leverage transaction described above were used to fund organic loan growth.

        Cash and cash equivalents:    Cash and cash equivalents at March 31, 2019 were $4.9 million, representing a decrease of $861 thousand, or 15.0%, from $5.7 million at December 31, 2018. Cash and cash equivalents were $5.6 million at December 31, 2017. Cash and cash equivalents were 1.1% of total assets at March 31, 2019, as compared to 1.4% at December 31, 2018 and 1.5% at December 31, 2017.

        Investment securities available for sale:    Investment securities available for sale at March 31, 2019 were $71.9 million, representing a decrease of approximately $1.8 million, or 2.5%, from $73.8 million at December 31, 2018, which in turn represented an increase of $6.5 million, or 9.7%, from $67.3 million at December 31, 2017. The investment securities available for sale are held primarily for liquidity, interest rate risk management and earnings. As such, Partners' investment policy is to invest in investment securities with low credit risk, such as U.S. government agency obligations, state and political subdivision obligations and mortgage-backed securities. Investment securities available for sale were 16.7% of total assets at March 31, 2019, as compared to 17.5% at December 31, 2018 and 17.7% at December 31, 2017.

        For the three months ended March 31, 2019 and 2018, purchases of investment securities available for sale were $0 and $19.7 million, respectively. For the years ended December 31, 2018 and 2017, purchases of investment securities available for sale were $21.7 million and $14.5 million, respectively. For the three months ended March 31, 2019 and 2018, proceeds from maturities, calls, pay downs and sales of investment securities available for sale were $2.6 million and $2.3 million, respectively. For the years ended December 31, 2018 and 2017, proceeds from maturities, calls, pay downs and sales of investment securities available for sale were $13.9 million and $37.0 million, respectively. For the three months ended March 31, 2019 and 2018, there were no gross realized gains or gross realized losses on the sale of available for sale investment securities, respectively. For the years ended December 31, 2018 and 2017, gross realized gains on the sale of available for sale investment securities were $0 and $69 thousand, respectively. For the years ended December 31, 2018 and 2017, gross realized losses on the sale of available for sale investment securities were $0 and $174 thousand, respectively. Net unrealized losses in the investment securities available for sale portfolio were $976 thousand, $1.8 million and $985 thousand at March 31, 2019, December 31, 2018 and December 31, 2017, respectively. The net unrealized losses in the investment securities available for sale portfolio are primarily due to interest rate and market fluctuations. The investment securities available for sale portfolio contained no high-risk securities at March 31, 2019, December 31, 2018 or December 31, 2017.

        The investment securities available for sale portfolio is designed to provide interest income, including tax-exempt income, provide a source of liquidity, diversify the earning assets portfolio, allow for management of interest rate risk, and provide collateral for public funds deposits and borrowings. All of Partners investment securities are classified as available for sale. The investment securities available for sale portfolio is composed primarily of U.S. government agency obligations, state and political subdivision obligations (primarily tax-exempt municipal bonds) and mortgage-backed securities.

        On a quarterly basis, Partners conducts reviews to evaluate whether unrealized losses on investment securities available for sale are deemed temporary or whether an other-than-temporary impairment has occurred. All of Partners' investment securities available for sale in an unrealized loss position have been evaluated as of March 31, 2019 and December 31, 2018 and 2017, and Partners does not consider any investment security available for sale to be other-than-temporarily impaired. Partners evaluated the prospects of the issuers in relation to the severity and the duration of the unrealized losses. Partners' investment securities available for sale in unrealized loss positions are mostly driven by wider credit spreads, changes in interest rates and market fluctuations. Based on that evaluation, Partners does not intend to sell any investment security available for sale in an unrealized loss position, and it is more likely than not that Partners will not have to sell any of its investment securities available for sale before recovery of its cost basis.

        Partners' investment securities available for sale are carried at fair value, adjusted for amortization of premiums and accretion of discounts. Unrealized gains and losses on investment securities available for sale are excluded from results of operations, and are reported as a separate component of total equity, net of taxes. Investment securities classified as available for sale include investment securities that may be sold in response to changes in interest rates, changes in prepayment risk, the need to increase regulatory capital or other similar requirements. Management determines the appropriate classification of investment securities at the time of purchase.

        The following tables show the amortized cost and fair values of Partners' investment securities available for sale as of March 31, 2019 and as of December 31, 2018, 2017, and 2016.

	March 31, 2019
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
Securities of U.S. government and Federal agencies	$3,000,000	$—	$(72,170)	$2,927,830
Subordinated debt investments	2,003,013	24,762	—	2,027,775
Mortgage-backed securities	59,705,577	56,527	(866,660)	58,895,444
Municipals	8,208,708	—	(118,752)	8,089,956

	$72,917,298	$81,289	$(1,057,582)	$71,941,005

	December 31, 2018
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
Securities of U.S. government and Federal agencies	$3,000,000	$—	$(101,326)	$2,898,674
Subordinated debt investments	2,003,348	27,928	—	2,031,276
Mortgage-backed securities	62,350,110	—	(1,494,365)	60,855,745
Municipals	8,228,363	—	(246,045)	7,982,318

	$75,581,821	$27,928	$(1,841,736)	$73,768,013

	December 31, 2017
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
Securities of U.S. government and Federal agencies	$3,000,000	$—	$(74,130)	$2,925,870
Subordinated debt investments	2,004,689	66,250	(2,664)	2,068,275
Mortgage-backed securities	54,948,297	—	(776,122)	54,172,175
Municipals	8,306,982	—	(198,050)	8,108,932

	$68,259,968	$66,250	$(1,050,966)	$67,275,252

	December 31, 2016
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
Securities of U.S. government
and Federal agencies	$10,484,712	$—	$(367,809)	$10,116,903
Subordinated debt investments	2,006,030	72,130	(9,840)	2,068,320
Mortgage-backed securities	69,825,632	26,115	(581,307)	69,270,440
Municipals	9,020,348	—	(529,677)	8,490,671

	$91,336,722	$98,245	$(1,488,633)	$89,946,334

        The contractual maturity distribution and weighted average yield of investment securities available for sale at March 31, 2019 and December 31, 2018 are summarized in the following tables. Investment securities available for sale are carried at amortized cost in the table for purposes of calculating the weighted average yield received on such investment securities. Weighted average yield is calculated by dividing income within each maturity range by the outstanding amount of the related investment and has been tax-effected on the tax-exempt obligations.

	At March 31, 2019
	Due under 1 Year		Due 1 - 5 Years		Due 5 - 10 Years		Due over 10 Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Securities of U.S. government and Federal agencies	$—	0.00%	$2,000,000	1.70%	$1,000,000	2.40%	$—	0.00%
Subordinated debt investments	—	0.00%	—	0.00%	2,003,013	6.49%	—	0.00%
Mortgage-backed securities	—	0.00%	—	0.00%	26,709,271	2.18%	32,996,306	2.50%
Municipals	—	0.00%	412,221	1.84%	1,895,886	2.38%	5,900,601	2.74%

	$—	0.00%	$2,412,221	1.72%	$31,608,170	2.47%	$38,896,907	2.54%

	At December 31, 2018
	Due under 1 Year		Due 1 - 5 Years		Due 5 - 10 Years		Due over 10 Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Securities of U.S. government and Federal agencies	$—	0.00%	$2,000,000	1.70%	$1,000,000	2.40%	$—	0.00%
Subordinated debt investments	—	0.00%	—	0.00%	2,003,348	6.48%	—	0.00%
Mortgage-backed securities	—	0.00%	—	0.00%	28,236,921	2.14%	34,113,189	2.50%
Municipals	—	0.00%	—	0.00%	2,313,838	2.28%	5,914,525	2.74%

	$—	0.00%	$2,000,000	1.70%	$33,554,107	2.42%	$40,027,714	2.53%

        Restricted stock, at cost:    Restricted stock at March 31, 2019 was $3.5 million, representing an increase of $127 thousand, or 3.7%, from $3.4 million at December 31, 2018, which, in turn, represented an increase of $745 thousand, or 28.2%, from $2.6 million at December 31, 2017. Partners, as a requirement for membership, has invested in the stock of FHLB and the Federal Reserve Bank of Richmond ("FRB"). Partners also holds stock in (i) Community Bankers Bank, a Virginia-based bankers bank serving member institutions in Virginia, West Virginia, North Carolina, South Carolina, Maryland and the District of Columbia and (ii) Maryland Financial Bank, a Maryland-based bankers bank, which is currently going through an orderly liquidation.

        Loans held for sale:    Loans held for sale at March 31, 2019 were $2.2 million, representing a decrease of $702 thousand, or 23.8%, from $2.9 million at December 31, 2018, which, in turn, was an increase of $2.9 million, or 100.0%, from $0 at December 31, 2017. Loans held for sale consists of loans originated by JMC for sale in the secondary market.

        Loans, net of unearned income:    Total loans, net of unearned income at March 31, 2019 were $331.3 million, representing an increase of $8.9 million, or 2.8%, from $322.4 million at December 31, 2018, which, in turn, was an increase of $31.5 million, or 10.8%, from $290.8 million at December 31, 2017. Total loans, net of unearned income is Partners' largest class of earning assets.

        The following table summarizes Partners' loan portfolio by type of loan on the dates indicated.

	March 31, 2019		December 31, 2018		December 31, 2017
	Amount	Percent	Amount	Percent	Amount	Percent
Real Estate Mortgage:
Construction and land development	$20,549,227	6.2%	$19,338,098	6.0%	$25,416,681	8.7%
Residential real estate	85,323,596	25.8%	84,348,516	26.2%	78,851,632	27.1%
Nonresidential	158,143,445	47.7%	156,717,990	48.6%	131,352,855	45.2%
Home equity loans	21,748,173	6.6%	23,721,405	7.4%	22,435,227	7.7%
Commercial	42,175,435	12.7%	35,044,446	10.9%	31,158,794	10.7%
Consumer	3,323,412	1.0%	3,182,365	1.0%	1,604,242	0.6%

Total loans, net of unearned income	$331,263,288	100.0%	$322,352,820	100.0%	$290,819,431	100.0%

Less: Allowance for loan losses	4,094,709		4,010,192		3,604,467

Loans, net	$327,168,579		$318,342,628		$287,214,964

	December 31, 2016		December 31, 2015		December 31, 2014
	Amount	Percent	Amount	Percent	Amount	Percent
Real Estate Mortgage:
Construction and land development	$15,871,096	6.2%	$11,264,970	4.9%	$10,884,863	5.3%
Residential real estate	66,918,307	26.0%	58,362,326	25.5%	57,207,273	27.9%
Nonresidential	126,033,998	49.0%	122,419,615	53.6%	109,756,141	53.5%
Home equity loans	20,520,945	8.0%	14,787,986	6.5%	16,343,293	8.0%
Commercial	25,278,446	9.8%	19,997,792	8.8%	9,724,388	4.7%
Consumer	2,495,259	1.0%	1,694,693	0.7%	1,305,684	0.6%

Total loans, net of unearned income	$257,118,051	100.0%	$228,527,382	100.0%	$205,221,642	100.0%

Less: Allowance for loan losses	3,188,120		3,078,984		3,107,726

Loans, net	$253,929,931		$225,448,398		$202,113,916

        The following table presents the changes in the loans held in the portfolio from December 31, 2018 to March 31, 2019:

	March 31, 2019 vs. December 31, 2018
	$ Change	% Change
Real Estate Mortgage:
Construction and land development	$1,211,129	6.3%
Residential real estate	975,080	1.2%
Nonresidential	1,425,455	0.9%
Home equity loans	(1,973,232)	–8.3%
Commercial	7,130,989	20.3%
Consumer	141,047	4.4%

Total loans, net of unearned income	$8,910,468	2.8%

        The following table presents the changes in the loans held in the portfolio from December 31, 2017 to December 31, 2018, and from December 31, 2016 to December 31, 2017:

	2018 vs. 2017		2017 vs. 2016
	$ Change	% Change	$ Change	% Change
Real Estate Mortgage:
Construction and land development	$(6,078,583)	–23.9%	$9,545,585	60.1%
Residential real estate	5,496,884	7.0%	11,933,325	17.8%
Nonresidential	25,365,135	19.3%	5,318,857	4.2%
Home equity loans	1,286,178	5.7%	1,914,282	9.3%
Commercial	3,885,652	12.5%	5,880,348	23.3%
Consumer	1,578,123	98.4%	(891,017)	–35.7%

Total loans, net of unearned income	$31,533,389	10.8%	$33,701,380	13.1%

        The following tables present the estimated remaining maturities of loans held in the portfolio at March 31, 2019 and December 31, 2018:

	March 31, 2019
	Within 1 year	1 to 5 years	After 5 years	Total
Real Estate Mortgage:
Construction and land development	$15,264,975	$2,517,418	$2,766,834	$20,549,227
Residential real estate	16,726,853	36,232,971	32,363,772	85,323,596
Nonresidential	25,977,677	103,722,516	28,443,252	158,143,445
Home equity loans	21,301,325	—	446,848	21,748,173
Commercial	14,419,231	21,464,696	6,291,508	42,175,435
Consumer	1,763,777	1,517,318	42,317	3,323,412

Total loans, net of unearned income	$95,453,838	$165,454,919	$70,354,531	$331,263,288

	December 31, 2018
	Within 1 year	1 to 5 years	After 5 years	Total
Real Estate Mortgage:
Construction and land development	$14,031,168	$3,446,749	$1,860,181	$19,338,098
Residential real estate	8,175,969	31,995,188	44,177,359	84,348,516
Nonresidential	18,218,396	113,484,299	25,015,295	156,717,990
Home equity loans	9,872,614	4,234,871	9,613,920	23,721,405
Commercial	11,383,967	19,390,261	4,270,218	35,044,446
Consumer	1,719,886	1,342,824	119,655	3,182,365

Total loans, net of unearned income	$63,402,000	$173,894,192	$85,056,628	$322,352,820

        The following tables present the loans held in the portfolio, with an estimated remaining maturity of greater than 1 year, by either fixed rate or variable rate at March 31, 2019 and December 31, 2018:

	March 31, 2019
	Fixed Rate	Variable Rate	Total
Real Estate Mortgage:
Construction and land development	$5,284,252	$—	$5,284,252
Residential real estate	64,060,529	4,536,214	68,596,743
Nonresidential	132,165,768	—	132,165,768
Home equity loans	176,717	270,131	446,848
Commercial	27,756,204	—	27,756,204
Consumer	1,559,635	—	1,559,635

Total loans, net of unearned income	$231,003,105	$4,806,345	$235,809,450

	December 31, 2018
	Fixed Rate	Variable Rate	Total
Real Estate Mortgage:
Construction and land development	$3,767,471	$1,539,459	$5,306,930
Residential real estate	64,208,963	11,963,584	76,172,547
Nonresidential	132,544,658	5,954,936	138,499,594
Home equity loans	—	13,848,791	13,848,791
Commercial	23,481,362	179,117	23,660,479
Consumer	1,342,824	119,655	1,462,479

Total loans, net of unearned income	$225,345,278	$33,605,542	$258,950,820

        Loan and Asset Quality:    The ratio of nonperforming assets ("NPAs"), which includes nonaccrual loans, loans 90 days past due and still accruing, TDRs and other real estate owned, to total assets was 0.01% at each of March 31, 2019, December 31, 2018 and December 31, 2017. NPAs at March 31, 2019 were $51 thousand, representing no change from December 31, 2018 and a decrease of approximately $3 thousand, or 5.2%, from $54 thousand at December 31, 2017. NPAs at each of March 31, 2019, December 31, 2018 and December 31, 2017 consisted of one nonaccrual loan. At each of March 31, 2019, December 31, 2018 and December 31, 2017 there were no loans 90 days past due and still accruing, TDRs or other real estate owned. There were $888 thousand in loans past due 30 to 89 days at March 31, 2019, as compared to $697 thousand at December 31, 2018 and $38 thousand at December 31, 2017.

        Risk elements in the loan portfolio can include past due loans, nonaccrual loans, TDRs, other real estate owned and a concentration of loans to one borrower or one type of borrower. Partners closely monitors the loan portfolio to reduce the risk of delinquent and problem credits. Strict underwriting criteria, which include loan to value and debt to income ratios, are followed. This also helps reduce the credit risk in the loan portfolio. The VBFI and FRB also review our loan portfolio as part of their periodic examination process. Partners lending activities extends to small and medium sized businesses and their owners and employees, real estate investors and developers, professionals and their practices, and consumers within its market area. Consistent with its focus of providing community-based financial services, Partners makes significant amounts of loans to borrowers within its market area. A substantial portion of the loan portfolio is represented by commercial loans throughout the Fredericksburg, Virginia area. As of March 31, 2019 and December 31, 2018 and 2017, approximately 47.7%, 48.6% and 45.2% of total loans, net of unearned income, respectively, were to borrowers for nonresidential real estate.

        Partners' management actively manages and monitors asset quality and controls credit risk through diversification of the loan portfolio and the application of policies designed to foster sound underwriting and loan monitoring practices. Partners' senior officers are charged with monitoring asset quality, establishing credit policies and procedures subject to approval by the Board of Directors, seeking the consistent application of these policies and procedures across the bank, and adjusting policies as appropriate for changes in market conditions. Partners' management believes that its one NPA at March 31, 2019 is adequately collateralized and there is no anticipated material loss related to this credit. However, given the uncertainty of the real estate market, additional provisions for loan losses may be deemed necessary in future periods.

        A loan is considered impaired when, based on current information and events, it is probable that Partners will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Total impaired loans at each of March 31, 2019 and December 31, 2018 were $51 thousand, as compared to $54 thousand at December 31, 2017. These balances consist of one home equity loan that was on nonaccrual and was written down as of March 31, 2019, December 31, 2018 and December 31, 2017, respectively.

        Income recognition of interest is discontinued when, in the opinion of management, the collectability of such interest becomes doubtful. A loan is generally classified as nonaccrual when principal or interest has been in default for a period of 90 days or more or because of deterioration in the financial condition of the borrower such that payment in full of principal or interest is not expected. Loans 90 days past due or more and still accruing are loans that are generally well secured and in process of collection. When a loan is placed on nonaccrual, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses.

        The following table provides information regarding risk elements in the loan portfolio as of March 31, 2019 and as of December 31, 2018, 2017, 2016, 2015 and 2014.

	March 31, 2019	December 31, 2018	December 31, 2017	December 31, 2016	December 31, 2015	December 31, 2014
Nonaccrual loans:
Residential real estate	$—	$—	$—	$327,326	$1,549,036	$1,156,465
Home equity loans	51,241	51,241	54,026	59,996	—	—
Commercial	—	—	—	—	—	67,517
Consumer	—	—	—	4,602	—	—

Total nonaccrual loans	$51,241	$51,241	$54,026	$391,924	$1,549,036	$1,223,982
Loans past due 90 days and still accruing	—	—	—	6,446	—	—
TDRs (performing)	—	—	—	—	—	—

Total nonperforming loans	$51,241	$51,241	$54,026	$398,370	$1,549,036	$1,223,982
Other real estate owned	—	—	—	—	265,440	—

Total nonperforming assets	$51,241	$51,241	$54,026	$398,370	$1,814,476	$1,223,982
Nonaccrual loans to total loans	0.02%	0.02%	0.02%	0.15%	0.68%	0.60%
Nonperforming assets to total assets	0.01%	0.01%	0.01%	0.11%	0.59%	0.46%
Allowance for loan losses as a % of nonaccrual loans	7991.07%	7826.13%	6671.73%	813.45%	198.77%	253.90%
Allowance for loan losses to total loans	1.24%	1.24%	1.24%	1.24%	1.35%	1.51%

        In addition to monitoring nonperforming loans, Partners actively monitors its loan portfolio for potential problem loans. Potential problem loans are defined as loans which cause management to have serious concerns as to the ability of such borrowers to comply with the present loan repayment terms and which may cause the loan to be placed on nonaccrual status. As of March 31, 2019, Partners was not aware of any potential problem loans to place immediately on nonaccrual status.

        Information on impaired loans, excluding purchased credit impaired loans, at March 31, 2019 is included in the following table:

	March 31, 2019
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Impaired Balance	Interest Income Recognized
With No Related Allowance
Real Estate Mortgage:
Home equity loans	$51,241	$51,241	$—	$51,241	$—

Total with no related allowance	$51,241	$51,241	$—	$51,241	$—

With A Related Allowance
Real Estate Mortgage:
Home equity loans	$—	$—	$—	$—	$—

Total with a related allowance	$—	$—	$—	$—	$—

Total impaired loans	$51,241	$51,241	$—	$51,241	$—

        Information on impaired loans, excluding purchased credit impaired loans, at December 31, 2018 is included in the following table:

	December 31, 2018
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Impaired Balance	Interest Income Recognized
With No Related Allowance
Real Estate Mortgage:
Home equity loans	$51,241	$51,241	$—	$51,715	$—

Total with no related allowance	$51,241	$51,241	$—	$51,715	$—

With A Related Allowance
Real Estate Mortgage:
Home equity loans	$—	$—	$—	$—	$—

Total with a related allowance	$—	$—	$—	$—	$—

Total impaired loans	$51,241	$51,241	$—	$51,715	$—

        Information on impaired loans, excluding purchased credit impaired loans, at December 31, 2017 is included in the following table:

	December 31, 2017
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Impaired Balance	Interest Income Recognized
With No Related Allowance
Real Estate Mortgage:
Home equity loans	$54,026	$54,026	$—	$57,726	$—

Total with no related allowance	$54,026	$54,026	$—	$57,726	$—

With A Related Allowance
Real Estate Mortgage:
Home equity loans	$—	$—	$—	$—	$—

Total with a related allowance	$—	$—	$—	$—	$—

Total impaired loans	$54,026	$54,026	$—	$57,726	$—

        Information on past due and nonaccrual status loans at March 31, 2019 is included in the following table:

March 31, 2019	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater Than 89 Days Past Due	Total Past Due	Current	Total Loans	Nonaccrual Loans	Over 90 Days & Accruing
Real Estate Mortgage:
Construction and land development	$—	$—	$—	$—	$20,549,227	$20,549,227	$—	$—
Residential real estate	532,821	—	—	532,821	84,790,775	85,323,596	—	—
Nonresidential	—	—	—	—	158,143,445	158,143,445	—	—
Home equity loans	—	—	—	—	21,748,173	21,748,173	51,241	—
Commercial	355,079	—	—	355,079	41,820,356	42,175,435	—	—
Consumer	—	—	—	—	3,323,412	3,323,412	—	—

Total	$887,900	$—	$—	$887,900	$330,375,388	$331,263,288	$51,241	$—

        Information on past due and nonaccrual status loans at December 31, 2018 is included in the following table:

December 31, 2018	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater Than 89 Days Past Due	Total Past Due	Current	Total Loans	Nonaccrual Loans	Over 90 Days & Accuring
Real Estate Mortgage:
Construction and land development	$—	$—	$—	$—	$19,338,098	$19,338,098	$—	$—
Residential real estate	267,026	—	—	267,026	84,081,490	84,348,516	—	—
Nonresidential	429,936	—	—	429,936	156,288,054	156,717,990	—	—
Home equity loans	—	—	—	—	23,721,405	23,721,405	51,241	—
Commercial	—	—	—	—	35,044,446	35,044,446	—	—
Consumer	—	—	—	—	3,182,365	3,182,365	—	—

Total	$696,962	$—	$—	$696,962	$321,655,858	$322,352,820	$51,241	$—

        Information on past due and nonaccrual status loans at December 31, 2017 is included in the following table:

December 31, 2017	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater Than 89 Days Past Due	Total Past Due	Current	Total Loans	Nonaccrual Loans	Over 90 Days & Accruing
Real Estate Mortgage:
Construction and land development	$—	$—	$—	$—	$25,416,681	$25,416,681	$—	$—
Residential real estate	—	—	—	—	78,851,632	78,851,632	—	—
Nonresidential	—	—	—	—	131,352,855	131,352,855	—	—
Home equity loans	—	—	—	—	22,435,227	22,435,227	54,026	—
Commercial	37,540	—	—	37,540	31,121,254	31,158,794	—	—
Consumer	—	—	—	—	1,604,242	1,604,242	—	—

Total	$37,540	$—	$—	$37,540	$290,781,890	$290,819,431	$54,026	$—

        The following is a summary of information pertaining to loans by internal risk grade as of March 31, 2019, December 31, 2018 and December 31, 2017:

	March 31, 2019
	Real Estate Mortgage
Internal Risk Rating Grades	Construction	Residential	Nonresidential	Home Equity	Commercial	Consumer	Total
Pass	$20,549,227	$84,693,413	$155,860,846	$21,696,932	$40,581,725	$3,323,412	$326,705,555
Special Mention	—	630,183	2,282,599	—	1,593,710	—	4,506,492
Substandard	—	—	—	51,241	—	—	51,241
Doubtful	—	—	—	—	—	—	—

Total Loans	$20,549,227	$85,323,596	$158,143,445	$21,748,173	$42,175,435	$3,323,412	$331,263,288

	December 31, 2018
	Real Estate Mortgage
Internal Risk Rating Grades	Construction	Residential	Nonresidential	Home Equity	Commercial	Consumer	Total
Pass	$19,338,098	$83,715,750	$154,416,715	$23,670,164	$33,515,044	$3,182,365	$317,838,136
Special Mention	—	632,766	2,301,275	—	1,529,402	—	4,463,443
Substandard	—	—	—	51,241	—	—	51,241
Doubtful	—	—	—	—	—	—	—

Total Loans	$19,338,098	$84,348,516	$156,717,990	$23,721,405	$35,044,446	$3,182,365	$322,352,820

	December 31, 2017
	Real Estate Mortgage
Internal Risk Rating Grades	Construction	Residential	Nonresidential	Home Equity	Commercial	Consumer	Total
Pass	$25,416,681	$78,276,614	$130,609,424	$22,381,201	$29,817,894	$1,604,242	$288,106,056
Special Mention	—	575,018	743,431	—	1,340,900	—	2,659,349
Substandard	—	—	—	54,026	—	—	54,026
Doubtful	—	—	—	—	—	—	—

Total Loans	$25,416,681	$78,851,632	$131,352,855	$22,435,227	$31,158,794	$1,604,242	$290,819,431

        Allowance for loan losses:    The allowance for loan losses increased by approximately $85 thousand, or 2.1%, to $4.1 million, or 1.24% of total loans, at March 31, 2019, as compared to $4.0 million, or 1.24% of total loans, at December 31, 2018, and $3.6 million, or 1.24% of total loans, at December 31, 2017. Partners recorded a provision for loan losses of $85 thousand for the three months ended March 31, 2019, primarily due to our organic loan growth of 2.8%, as compared to a provision for loan losses of $100 thousand for the three months ended March 31, 2018. Partners recorded a provision for loan losses of $409 thousand for the year ended December 31, 2018, primarily due to our organic loan growth of 10.8%, as compared to a provision for loan losses of $383 thousand for the year ended December 31, 2017. Partners' recorded net recoveries of less than $1 thousand for each of the three months ended March 31, 2019 and 2018, respectively. Partners' recorded net charge-offs of approximately $3 thousand for the year ended December 31, 2018, as compared to net recoveries of approximately $33 thousand for the year ended December 31, 2017. The allowance for loan losses as a percentage of nonaccrual loans increased to 7,991.07% at March 31, 2019 from 7,826.13% at December 31, 2018 and 6,671.73% at December 31, 2017.

        Partners maintains an allowance for loan losses which reflects our management's judgment regarding the adequate level necessary to absorb credit losses inherent in our loan portfolio. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance for loan losses when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance for loan losses.

        The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. Management's determinations regarding the adequacy of the allowance for loan losses are reviewed and approved by Partners' Board of Directors.

        During these evaluations, particular characteristics associated with a segment of the loan portfolio are also considered. These characteristics are detailed below:

  •
  Commercial loans not secured by real estate carry risks associated with the successful operation of a business, and the repayments of these loans depend on the profitability and cash flows of the business. Additional risk relates to the value of collateral where depreciation occurs and the valuation is less precise.

  •
  Nonresidential real estate loans are loans secured by commercial real estate and carry risks associated with the success of the business and the ability to generate a positive cash flow sufficient to service debts. Real estate security diminishes risks only to the extent that a market exists for the subject collateral.

  •
  Consumer loans carry risks associated with the continued credit-worthiness of the borrower and the value of the collateral, such as automobiles, which may depreciate more rapidly than other assets. In addition, these loans may be unsecured. Consumer loans are more likely than real estate loans to be immediately affected in an adverse manner by job loss, divorce, illness or personal bankruptcy.

  •
  Real estate secured construction loans, including land development loans, carry risks that a project will not be completed as scheduled and budgeted and that the value of the collateral may, at any point, be less than the principal amount of the loan. Additional risks may occur if the general contractor, who may not be a loan customer, is unable to finish the project as planned due to financial pressures unrelated to the project.

  •
  Residential real estate and home equity loans carry risks associated with the continued credit-worthiness of the borrower and changes in the value of the collateral.

        The allowance for loan losses consists of allocated and general components. The allocated component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established when the collateral value or observable market price of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical charge-off experience and expected loss given default derived from Partners' internal risk rating process. Other adjustments may be made to the allowance for loan losses for pools of loans after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or internal risk rating data. These qualitative factors include such items as regional and national economic conditions, interest rates and unemployment rates, management's ongoing review and grading of the loan portfolio, the risk characteristics of the various classifications of loans, changes in the size and character of the loan portfolio, changes in lending personnel, changes in underwriting policies, concentrations of loans to specific borrowers or industries, and other qualitative and quantitative factors which could affect potential credit losses.

        Partners uses a risk grading system for real estate (including construction, residential, non-residential and home equity loans), commercial, and consumer loans. Loans are graded on a scale from 1 to 9. Non-impaired real estate and commercial loans are assigned an allowance factor which increases with the severity of risk grading. A general description of the characteristics of the risk grades is as follows:

Pass Grades

  •
  Risk Grade 1 loans have little or no risk and are generally secured by cash or cash equivalents;

  •
  Risk Grade 2 loans have minimal risk to well qualified borrowers and no significant questions as to safety;

  •
  Risk Grade 3 loans are satisfactory loans with strong borrowers and secondary sources of repayment;

  •
  Risk Grade 4 loans are satisfactory loans with borrowers not as strong as Risk Grade 3 loans but may exhibit a higher degree of financial risk based on the type of business supporting the loan; and

  •
  Risk Grade 5 loans are loans that warrant more than the normal level of supervision and have the possibility of an event occurring that may weaken the borrower's ability to repay.

Special Mention

  •
  Risk Grade 6 loans have increasing potential weaknesses beyond those at which the loan originally was granted and if not addressed could lead to inadequately protecting Partners' credit position.

Classified Grades

  •
  Risk Grade 7 loans are substandard loans and are inadequately protected by the current sound worth or paying capacity of the obligor or the collateral pledged. These have well defined weaknesses that jeopardize the liquidation of the debt with the distinct possibility Partners will sustain some loss if the deficiencies are not corrected;

  •
  Risk Grade 8 loans are doubtful of collection and the possibility of loss is high but pending specific borrower plans for recovery, its classification as a loss is deferred until its more exact status is determined; and

  •
  Risk Grade 9 loans are loss loans which are considered uncollectable and of such little value that their continuance as a bank asset is not warranted.

        Future increases in the allowance for loan losses may be necessary based on the growth of the loan portfolio, the change in composition of the loan portfolio, possible future increases in nonperforming loans and charge-offs, and the impact of deterioration of the real estate and economic environments in Partners' market areas. Although Partners uses the best information available, the level of the allowance for loan losses remains an estimate that is subject to significant judgement and short-term change. For additional information, see Critical Accounting Policies above.

        The table below presents information regarding Partners' provision and allowance for loan losses for the three months ended March 31, 2019 and 2018.

	March 31, 2019	March 31, 2018
Balance, beginning of period	$4,010,192	$3,604,467
Provision for loan losses	84,500	100,000
Recoveries of loans previously charged-off:
Real Estate Mortgage:
Construction and land development	—	—
Residential real estate	—	—
Nonresidential	—	—
Home equity loans	—	—
Commercial	—	—
Consumer	17	412

Total recoveries	17	412
Loans charged-off:
Real Estate Mortgage:
Construction and land development	—	—
Residential real estate	—	—
Nonresidential	—	—
Home equity loans	—	—
Commercial	—	—
Consumer	—	—

Total charge-offs	—	—
Net charge-offs	17	412

Balance, end of period	$4,094,709	$3,704,879
Net charge-offs to average loans outstanding	0.00%	0.00%
Allowance for loan losses to total loans	1.24%	1.24%

        The table below presents information regarding Partners' provision and allowance for loan losses for the years ended December 31, 2018, 2017, 2016, 2015 and 2014.

	December 31, 2018	December 31, 2017	December 31, 2016	December 31, 2015	December 31, 2014
Balance, beginning of year	$3,604,467	$3,188,120	$3,078,984	$3,107,726	$2,923,931
Provision for loan losses	408,600	383,345	162,395	42,213	106,477
Recoveries of loans previously charged-off:
Real Estate Mortgage:
Construction and land development	—	—	—	—	—
Residential real estate	—	—	26	—	—
Nonresidential	—	—	—	—	—
Home equity loans	—	—	—	—	—
Commercial	—	54,964	17,707	24,607	84,968
Consumer	667	2,202	81	38	—

Total recoveries	667	57,166	17,814	24,645	84,968
Loans charged-off:
Real Estate Mortgage:
Construction and land development	—	—	—	(89,632)	—
Residential real estate	—	—	(12,973)	—	—
Nonresidential	—	—	—	—	—
Home equity loans	—	—	(58,100)	—	—
Commercial	—	—	—	(1,384)	(7,650)
Consumer	(3,542)	(24,164)	—	(4,584)	—

Total charge-offs	(3,542)	(24,164)	(71,073)	(95,600)	(7,650)
Net charge-offs	(2,875)	33,002	(53,259)	(70,955)	77,318

Balance, end of year	$4,010,192	$3,604,467	$3,188,120	$3,078,984	$3,107,726
Net charge-offs to average loans outstanding	0.00%	0.01%	–0.02%	–0.03%	0.04%
Allowance for loan losses to total loans	1.24%	1.24%	1.24%	1.35%	1.51%

        The table below presents details concerning the allocation of the allowance for loan losses by loan class for each of the periods presented. The allocation is made for analytical purposes and it is not necessarily indicative of the categories in which future credit losses may occur. The total allowance for loan losses is available to absorb losses from any category of loans.

	March 31, 2019		December 31, 2018		December 31, 2017
	Amount	Percentage of Loans in Each Category to Gross Loans	Amount	Percentage of Loans in Each Category to Gross Loans	Amount	Percentage of Loans in Each Category to Gross Loans
Real Estate Mortgage:
Construction and land development	$205,492	6.2%	$202,845	6.0%	$288,149	8.7%
Residential real estate	1,031,413	25.8%	1,140,975	26.2%	1,008,374	27.1%
Nonresidential	1,975,793	47.7%	1,872,142	48.6%	1,640,518	45.2%
Home equity loans	287,076	6.6%	319,756	7.4%	281,215	7.7%
Commercial	556,716	12.7%	436,968	10.9%	368,417	10.7%
Consumer	38,219	1.0%	37,506	1.0%	17,794	0.6%

Total	$4,094,709	100.0%	$4,010,192	100.0%	$3,604,467	100.0%

	December 31, 2016		December 31, 2015		December 31, 2014
	Amount	Percentage of Loans in Each Category to Gross Loans	Amount	Percentage of Loans in Each Category to Gross Loans	Amount	Percentage of Loans in Each Category to Gross Loans
Real Estate Mortgage:
Construction and land development	$200,534	6.2%	$153,133	4.9%	$192,857	5.3%
Residential real estate	911,292	26.0%	728,221	25.5%	727,068	27.9%
Nonresidential	1,524,372	49.0%	1,741,758	53.6%	1,732,034	53.5%
Home equity loans	258,335	8.0%	238,106	6.5%	227,939	8.0%
Commercial	268,873	9.8%	201,525	8.8%	202,734	4.7%
Consumer	24,714	1.0%	16,241	0.7%	25,094	0.6%

Total	$3,188,120	100.0%	$3,078,984	100.0%	$3,107,726	100.0%

        Deposits:    Total deposits at March 31, 2019 were $333.4 million, representing an increase of $2.8 million, or 0.9%, from $330.6 million at December 31, 2018. This increase was primarily driven by increases of $57 thousand, or 0.3%, in interest-bearing checking accounts, $509 thousand, or 3.0%, in savings accounts, and $9.8 million, or 11.5%, in other time deposits due to organic growth and our focus on relationship banking. Due to the growth in core deposits, Partners has been able to reduce its utilization of brokered time deposits. Brokered time deposits at March 31, 2019 were $20.4 million, representing a decrease of $1.3 million, or 6.2%, from $21.7 million at December 31, 2018. Partners had no depositors with balances greater than 5% of total deposits as of March 31, 2019 and December 31, 2018, respectively.

        The following table shows deposit balances as of March 31, 2019 and December 31, 2018:

	March 31, 2019	December 31, 2018	Change $	Change %
Noninterest bearing accounts	$56,146,806	$56,675,694	$(528,888)	–0.9%
Interest-bearing checking accounts	18,142,978	18,085,701	57,277	0.3%
Money market accounts	82,095,597	82,535,396	(439,799)	–0.5%
Savings accounts	17,500,725	16,992,094	508,631	3.0%
Time deposits of $250 thousand and over	64,258,771	70,820,902	(6,562,131)	–9.3%
Other time deposits	95,244,422	85,454,029	9,790,393	11.5%

Total deposits	$333,389,299	$330,563,816	$2,825,483	0.9%

        Total deposits at December 31, 2018 were $330.6 million, representing an increase of $17.5 million, or 5.6%, from $313.1 million at December 31, 2017. This increase was primarily driven by increases of $9.5 million, or 20.1%, in noninterest bearing accounts, $5.3 million, or 6.8%, in money market accounts, $1.1 million, or 1.6%, in time deposits of $250 thousand and over, and $2.7 million, or 3.3%, in other time deposits due to organic growth and our focus on relationship banking. Due to the growth in core deposits, Partners has been able to reduce its utilization of brokered time deposits. Brokered time deposits at December 31, 2018 were $21.7 million, representing a decrease of $2.3 million, or 9.6%, from $24.0 million at December 31, 2017. Partners had no depositors with balances greater than 5% of total deposits as of December 31, 2018 and 2017, respectively.

        The following table shows deposit balances for the years ended December 31, 2018 and 2017:

	December 31, 2018	December 31, 2017	Change $	Change %
Noninterest bearing accounts	$56,675,694	$47,189,275	$9,486,419	20.1%
Interest-bearing checking accounts	18,085,701	19,300,671	(1,214,970)	–6.3%
Money market accounts	82,535,396	77,267,088	5,268,308	6.8%
Savings accounts	16,992,094	16,907,643	84,451	0.5%
Time deposits of $250 thousand and over	70,820,902	69,693,246	1,127,656	1.6%
Other time deposits	85,454,029	82,719,490	2,734,539	3.3%

Total deposits	$330,563,816	$313,077,413	$17,486,403	5.6%

        Time deposits of $250 thousand and over include Brokered and Certificate of Deposit Account Registry Service ("CDARS") deposits. Partners began offering CDARS in 2017 through a third party provider. Partners had $5.8 million, $5.0 million, and $5.0 million in reciprocal CDARS deposits at March 31, 2019, December 31, 2018 and December 31, 2017, respectively.

        The average balances and average rates paid on deposits for the three months ended March 31, 2019 and 2018 are presented in the following table.

	March 31, 2019		March 31, 2018
	Balance	Rate	Balance	Rate
Noninterest bearing deposits	$53,898,413	0.00%	$47,087,936	0.00%
Interest bearing demand deposits	17,490,189	0.34%	17,877,691	0.20%
Savings and money market deposits	100,075,203	0.62%	103,106,368	0.47%
Time deposits—retail	134,511,426	1.88%	129,290,268	1.61%
Time deposits—wholesale	20,804,200	1.58%	24,006,233	1.54%

Total deposits	$326,779,431	1.08%	$321,368,496	0.92%

        The average balances and average rates paid on deposits for the years ended December 31, 2018, 2017, and 2016 are presented in the following table.

	December 31, 2018		December 31, 2017		December 31, 2016
	Balance	Rate	Balance	Rate	Balance	Rate
Noninterest bearing deposits	$53,081,982	0.00%	$42,655,865	0.00%	$30,835,884	0.00%
Interest bearing demand deposits	18,296,254	0.21%	16,822,765	0.21%	15,597,789	0.19%
Savings and money market deposits	113,553,133	0.53%	91,062,021	0.40%	90,700,216	0.39%
Time deposits—retail	132,124,094	1.70%	117,848,455	1.53%	107,476,338	1.46%
Time deposits—wholesale	23,044,145	1.56%	27,989,679	1.37%	18,835,923	0.94%

Total deposits	$340,099,608	0.96%	$296,378,785	0.88%	$263,446,150	0.82%

        The remaining maturity for time deposits with balances of $100 thousand or more as of March 31, 2019 and December 31, 2018 are presented in the following tables.

Maturity	As of March 31, 2019
Three months or less	$10,645,820
Greater than three months to six months	17,476,430
Greater than six months to twelve months	42,552,032
Greater than twelve months	64,938,612

Total	$135,612,894

Maturity	As of December 31, 2018
Three months or less	$10,503,822
Greater than three months to six months	10,382,022
Greater than six months to twelve months	33,687,548
Greater than twelve months	77,589,129

Total	$132,162,521

        Borrowings:    Partners' borrowings primarily consist of advances from the FHLB and federal funds purchased from correspondent banks. The line of credit with the FHLB is secured under the terms of a blanket collateral agreement by a pledge of qualifying 1-4 residential loans and the federal funds lines available with correspondent banks are unsecured. Total FHLB borrowings at March 31, 2019 were $44.2 million, representing an increase of $1.2 million, or 2.8%, from $43.0 million at December 31, 2018, which, in turn, was an increase of $14.5 million, or 50.9%, from $28.5 million at December 31, 2017. The increase since December 31, 2018 was primarily due to loan growth outpacing deposit growth for the three months ended March 31, 2019. Total federal funds purchased at March 31, 2019 and December 31, 2018 were $350 thousand and $0, respectively.

        The tables below present selected information on FHLB borrowings and federal funds purchased:

FHLB borrowings	March 31, 2019	December 31, 2018
Balance outstanding at period end	$44,200,000	$43,000,000
Maximum balance at any month end during the period	$48,200,000	$43,000,000
Average balance for the period	$47,164,444	$27,101,918
Weighted average rate for the period	2.45%	1.83%
Weighted average rate at period end	2.40%	2.36%

Federal funds purchased	March 31, 2019	December 31, 2018
Balance outstanding at period end	$350,000	$—
Maximum balance at any month end during the period	$7,288,000	$5,931,000
Average balance for the period	$1,079,489	$568,532
Weighted average rate for the period	4.51%	2.20%
Weighted average rate at period end	2.61%	0.00%

        Equity:    Total equity at March 31, 2019 was $45.5 million, representing an increase of $1.2 million, or 2.7%, from $44.3 million at December 31, 2018. This increase was primarily due to the $526 thousand in net income, net of loss attributable to noncontrolling interest, for the three months ended March 31, 2019 and the $662 thousand increase in accumulated other comprehensive income, net of taxes.

        Total equity at December 31, 2018 was $44.3 million, representing an increase of $8.5 million, or 23.6%, from $35.8 million at December 31, 2017. This increase was primarily due to the exercise by Kenneth R. Lehman of 464,576 Partners Series A Common Stock warrants and 14,576 Partners Series B Common Stock warrants during the first quarter of 2018. The Partners Series A and Series B Common Stock warrants were issued to Mr. Lehman in connection with his $8.6 million investment in Partners in 2016. A total of 479,152 Series A and Series B Common Stock warrants were exercised for shares of Partners common stock, with net proceeds to Partners of approximately $4.2 million. Per the terms of the Partners Series A and Series B Common Stock warrants, the exercise price equaled 90% of Partners' tangible common equity per share as of the most recent quarter-end preceding the date of exercise. Mr. Lehman still holds unexercised Partners Series B Common Stock warrants for the purchase of an additional 450,000 shares of Partners common stock. In addition, the increase in total equity was also due to the exercise of 168,000 stock options for Partners common stock with proceeds to Partners of $1.7 million, the $2.6 million in net income, net of loss attributable to noncontrolling interest, for the year ended December 31, 2018 and the $637 thousand in minority interest contributed capital related to JMC, which were partially offset by a $668 thousand increase in accumulated other comprehensive loss, net of taxes.

Liquidity and Capital Resources

        A fundamental component of Partners' business strategy is to manage liquidity to ensure the availability of sufficient resources to meet all financial obligations and to finance prospective business opportunities. Liquidity management is critical to Partners' stability. Partners' liquidity position over any given period of time is a product of its operating, financing and investing activities. The extent of such activities is often shaped by such external factors as competition for deposits and loan demand.

        As disclosed in Partners consolidated statements of cash flows, net cash provided by operating activities was $1.5 million, net cash used in investing activities was ($6.5) million and net cash provided by financing activities was $4.1 million for the three months ended March 31, 2019. Combined, this contributed to an $861 thousand decrease in cash and cash equivalents for the three months ended March 31, 2019. Net cash provided by operating activities was $1.7 million, net cash used in investing activities was ($40.2) million and net cash provided by financing activities was $38.7 million for the year ended December 31, 2018. Combined, this contributed to a $153 thousand increase in cash and cash equivalents for the year ended December 31, 2018.

        Traditionally, financing for loans and investment securities is derived primarily from deposits, along with interest and principal payments on loans and investment securities. At March 31, 2019, total deposits were $333.4 million, representing an increase of $2.8 million, or 0.9%, from $330.6 million at December 31, 2018, which, in turn, was an increase of $17.5 million, or 5.6%, from $313.1 million at December 31, 2017. At March 31, 2019, total FHLB borrowings were $44.2 million, representing an increase of $1.2 million, or 2.8%, from $43.0 million at December 31, 2018, which was an increase of $14.5 million, or 50.9%, from $28.5 million at December 31, 2017.

        Loan production continued to be Partners' principal investing activity. At March 31, 2019, total loans, net of unearned income, were $331.3 million, representing an increase of $8.9 million, or 2.8%, from $322.4 million at December 31, 2018, which was an increase of $31.5 million, or 10.8%, from $290.8 million at December 31, 2017.

        Partners' most liquid assets are cash and cash equivalents. Cash and cash equivalents at March 31, 2019 were $4.9 million, representing a decrease of $861 thousand, or 15.0%, from $5.7 million at December 31, 2018, which was an increase of $153 thousand, or 2.7%, from $5.6 million at December 31, 2017. Cash and cash equivalents were 1.1% of total assets at March 31, 2019, as compared to 1.4% at December 31, 2018 and 1.5% at December 31, 2017. Partners also maintains interest bearing deposits in other banks. Interest bearing deposits in other banks at each of March 31, 2019, December 31, 2018 and December 31, 2017 were $2.0 million.

        Another significant liquidity source is investment securities available for sale. Investment securities available for sale at March 31, 2019 were $71.9 million, representing a decrease of $1.8 million, or 2.5%, from $73.8 million at December 31, 2018, which, in turn, was an increase of $6.5 million, or 9.7%, from $67.3 million at December 31, 2017. Investment securities available for sale were 16.7% of total assets at March 31, 2019, as compared to 17.5% at December 31, 2018 and 17.7% at December 31, 2017.

        In addition to the aforementioned sources of liquidity, Partners has available various other sources of liquidity, including federal funds lines available from correspondent banks and collateralized discount window borrowings available from the FRB. At March 31, 2019, the total amount of federal funds lines available from correspondent banks was $19.0 million, of which $350 thousand was outstanding. At March 31, 2019, the total amount of collateralized discount window borrowings available from the FRB was $1.5 million, of which $0 was outstanding. Partners' also has the collateralized capacity to borrow an additional $18.8 million from the FHLB at March 31, 2019. Partners has no reason to believe these arrangements will not be renewed at maturity. Additional loans and investment securities are available that can be pledged as collateral for future borrowings from the FHLB above the current lendable collateral value. Management believes that Partners' sources of funds are sufficient to meet its present funding requirements.

        The following table presents Partners contractual obligations and scheduled payment amounts due at various intervals over the next five years and beyond as of March 31, 2019:

	Payments Due by Period
	Less than 1 year	1 - 3 years	3 - 5 years	Over 5 years	Total
Operating leases	$434,858	$813,414	$751,300	$2,599,612	$4,599,184
Finance lease	77,088	154,176	154,176	1,252,625	1,638,065
Federal funds purchased	350,000	—	—	—	350,000
FHLB borrowings	44,200,000	—	—	—	44,200,000
Warehouse line of credit	102,424	—	—	—	102,424
Note payable	23,144	48,859	52,501	596,630	721,134

Total	$45,187,514	$1,016,449	$957,977	$4,448,867	$51,610,807

        Partners is subject to regulation by the FDIC, VBFI and FRB. Such regulators have promulgated risk-based capital guidelines that we are required to meet that involve quantitative measures of assets, and certain off-balance sheet items, calculated as risk-adjusted assets under regulatory accounting practices.

        Effective January 1, 2015 (with some changes transitioned into full effectiveness over two to four years), Partners became subject to new capital requirements, the federal banking agencies adopted regulations that substantially amended the previous capital regulations. These regulations implement the Basel III regulatory capital reforms and changes required by the Dodd-Frank Act. The new requirements created a required ratio for common equity Tier 1 ("CET1") capital, increased the leverage and Tier 1 capital ratios, changed the risk weight of certain assets for purposes of the risk-based capital ratios, created an additional capital conservation buffer over the required capital ratios and changed what qualifies as capital for purposes of meeting these various capital requirements. CET1 generally consists of common stock and retained earnings, subject to applicable regulatory adjustments and deductions. The failure to maintain the required capital conservation buffer limits the ability of Partners to pay dividends, repurchase shares or pay discretionary bonuses.

        Under the new capital regulations, the minimum capital ratios are: (i) a Tier 1 leverage ratio of 4.0% of average assets; (ii) a CET1 capital ratio of 4.5% of risk-weighted assets; (iii) a Tier 1 capital ratio of 6.0% of risk-weighted assets; and (iv) a total capital ratio of 8.0% of risk-weighted assets, and in order to be considered well capitalized, Partners must have: (i) a Tier 1 leverage ratio of 5.0% of average assets; (ii) a CET1 capital ratio of 6.5% of risk-weighted assets; (iii) a Tier 1 capital ratio of 8.0% of risk-weighted assets; and (iv) a total capital ratio of 10.0% of risk-weighted assets.

        In addition to the minimum capital ratios, Partners is required to maintain a capital conservation buffer consisting of additional CET1 capital greater than 2.5% of risk-weighted assets above the required minimum levels in order to avoid limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses based on percentages of eligible retained income that could be utilized for such actions. This new capital conservation buffer requirement began on January 1, 2016 at 0.625% of risk-weighted assets and increased 0.625% each year until fully implemented as of January 1, 2019.

        As of March 31, 2019, the most recent notification from the FRB categorized Partners as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, Partners must maintain minimum total risk-based, Tier 1 risk-based, CET1 risk-based, and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institution's category. In addition, Partners was also in compliance with the capital conservation buffer requirements at both March 31, 2019 and December 31, 2018, respectively.

        The following tables provide our actual and required minimum regulatory capital ratios at the dates indicated:

At March 31, 2019:

	Actual	Minimum required for capital adequacy purposes	To be well capitalized under prompt corrective action regulations
CET1 Capital to Risk-Weighted Assets	13.45%	4.50%	6.50%
Tier 1 Capital to Risk-Weighted Assets	13.45%	6.00%	8.00%
Total Risk Based Capital	14.64%	8.00%	10.00%
Tier 1 Leverage	10.93%	4.00%	5.00%

At December 31, 2018:

	Actual	Minimum required for capital adequacy purposes	To be well capitalized under prompt corrective action regulations
CET1 Capital to Risk-Weighted Assets	13.74%	4.50%	6.50%
Tier 1 Capital to Risk-Weighted Assets	13.74%	6.00%	8.00%
Total Risk Based Capital	14.95%	8.00%	10.00%
Tier 1 Leverage	10.85%	4.00%	5.00%

        At March 31, 2019, Partners has no investment or financial relationship with any unconsolidated entities that are reasonably likely to have a material effect on liquidity or the availability of capital resources. At March 31, 2019, Partners is not aware of any known trends or any know demands, commitments, events or uncertainties, which would result in any material increase or decrease in liquidity. Management believes that any amounts drawn upon can be funded in the normal course of operations.

        Off-Balance Sheet Arrangements:    Partners' consolidated financial statements do not reflect off-balance sheet arrangements that are made in the normal course of business. Partners is party to credit related financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.

        Partners' exposure to credit loss is represented by the contractual amount of these commitments. Partners follows the same credit policies in making commitments as it does for on-balance sheet instruments.

        At March 31, 2019 and December 31, 2018, the following financial instruments were outstanding whose contract amounts represent credit risk:

	March 31, 2019	December 31, 2018
Unfunded commitments under lines of credit	$77,152,179	$77,158,849
Commercial and standby letters of credit	1,168,015	1,698,759

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by Partners, is based on management's credit evaluation of the customer.

        Unfunded commitments under commercial lines of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit usually do not contain a specified maturity date and may not be drawn upon to the total extent to which Partners is committed. The amount of collateral obtained, if it is deemed necessary by Partners, is based on management's credit evaluation of the customer.

        Commercial and standby letters of credit are conditional commitments issued by Partners to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Partners generally holds collateral supporting those commitments, if deemed necessary.

        JMC enters into commitments with its customers to originate loans where the interest rate on the loan is determined (locked) prior to funding. While this subjects JMC to the risk interest rates may change from the commitment date to the funding date, JMC simultaneously enters into financial agreements (best efforts forward sales commitments) with its permanent investors giving JMC the right to deliver (put) loans to the investors at specified yields, thus enabling JMC to manage its exposure to changes in interest rates such that JMC is not subject to fluctuations in fair values of these agreements due to changes in interest rates. However, a default by a permanent investor required to purchase loans under such an agreement would expose JMC to potential fluctuations in selling prices of loans due to changes in interest rates. As such, the rate lock commitments and forward sales commitments are considered derivatives. The fair value of rate lock commitments and forward sales commitments was considered immaterial at March 31, 2019 and December 31, 2018, and were not recorded on Partners balance sheet.

        There are no commitments to sell any of the loans, excluding loans held for sale originated by JMC for sale in the secondary market, which have already been originated. Management believes that any amounts actually drawn upon can be funded in the normal course of operations.

Operational Risk

        Partners is exposed to a variety of operational risks that can affect each of its business activities, particularly those involving processing and servicing of loans. Operational risk is defined as the risk of loss resulting from inadequate or failed internal processes, people or systems from external events. The risk of loss also includes losses that may arise from potential legal actions that could result from operational deficiencies or noncompliance with contracts, laws or regulations. Partners monitors and evaluates operational risk on an ongoing basis through systems of internal control, formal bank-wide policies and procedures, and an outsourced internal audit function.

Market Risk

        Market risk is generally described as the sensitivity to adverse changes in interest rates, foreign currency exchange rates, commodity prices, and other relevant market rates or prices. Market rate sensitive instruments include: financial instruments such as investment securities, loans, mortgage-backed investment securities, deposits, borrowings and other debt obligations; derivative financial instruments, such as futures, forwards, swaps and options; and derivative commodity instruments, such as commodity futures, forwards, swaps and options that are permitted to be settled in cash or another financial instrument.

        Partners does not have any material exposure to foreign currency exchange rate risk or commodity price risk. Partners did not enter into any market rate sensitive instruments for trading purposes nor did it engage in any trading or hedging transactions utilizing derivative financial instruments, with the exception of the rate lock commitments and forward sales commitments entered into by JMC, during the three months ended March 31, 2019 or the years ended December 31, 2018 and December 31, 2017. Partners' real estate loan portfolio, concentrated largely in the Fredericksburg, Virginia area, is subject to risks associated with the local and regional economies. Partners' primary source of market risk exposure arises from changes in market interest rates ("interest rate risk").

Interest Rate Risk

        Interest rate risk is generally described as the exposure to potentially adverse changes in current and future net interest income resulting from: fluctuations in interest rates, product spreads, and imbalances in the repricing opportunities of interest rate sensitive assets and liabilities. Therefore, managing Partners' interest rate sensitivity is a primary objective of Partners' senior management. Partners' Enterprise Risk Committee ("ERM") is responsible for managing the exposure to changes in market interest rates. Partners reviews a variety of strategies that project changes in asset or liability mix and the impact of those changes on projected net interest income and net income.

        Current and future sensitivity to changes in interest rates are measured through the use of balance sheet and income simulation models. The analyses capture changes in net interest income using flat rates as a base, a most likely rate forecast and rising and declining interest rate forecasts. Changes in net interest income and net income for the forecast period, generally twelve to twenty-four months, are measured and compared to policy limits for acceptable change. There are a variety of reasons that may cause actual results to vary considerably from the predictions presented below which include, but are not limited to, the timing, magnitude, and frequency of changes interest rates, interest rate spreads, prepayments, and actions taken in response to such changes. Specific assumptions used in the simulation model include instantaneous and permanent yield curve shifts for market rates and current asset and liability spreads to market interest rates are fixed.

        The following table sets forth Partners interest rate risk profile at March 31, 2019 and December 31, 2018. The interest rate sensitivity of assets and liabilities and the impact on net interest income illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by the assumptions.

	Economic Value of Equity (EVE)(2)			Net Interest Income
		Estimated Increase (Decrease)			Estimated Increase (Decrease)
	Estimated EVE(1)			Estimated Net Interest Income(3)
(Dollars in thousands) Change in Interest Rates (basis points)		Amount	Percent		Amount	Percent
March 31, 2019
+400bp	$33,847	$(17,091)	–33.6%	$13,328	$(800)	–5.7%
+300bp	$37,973	$(12,965)	–25.5%	$13,541	$(587)	–4.2%
+200bp	$43,199	$(7,739)	–15.2%	$13,813	$(315)	–2.2%
+100bp	$48,151	$(2,787)	–5.5%	$14,030	$(98)	–0.7%
0bp	$50,938	$—	0.0%	$14,128	$—	0.0%
–100bp	$52,706	$1,768	3.5%	$14,017	$(111)	–0.8%
–200bp	$53,916	$2,978	5.8%	$13,739	$(389)	–2.8%
December 31, 2018
+400bp	$34,416	$(15,899)	–31.6%	$13,644	$205	1.5%
+300bp	$38,121	$(12,194)	–24.2%	$13,665	$226	1.7%
+200bp	$42,880	$(7,435)	–14.8%	$13,672	$233	1.7%
+100bp	$47,312	$(3,003)	–6.0%	$13,597	$158	1.2%
0bp	$50,315	$—	0.0%	$13,439	$—	0.0%
–100bp	$52,000	$1,685	3.3%	$13,168	$(271)	–2.0%
–200bp	$53,154	$2,839	5.6%	$12,717	$(722)	–5.4%

(1)
Assumes an instantaneous and parallel shift in interest rates at all maturities.

(2)
EVE is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.

(3)
Assumes a shock in interest rates in the first month of period at all maturities.

        Certain shortcomings are inherent in the methodologies used in the above interest rate risk measurements. Modeling changes in net interest income requires the making of certain assumptions regarding prepayment and deposit decay rates, which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. While management believes such assumptions are reasonable, there can be no assurance that assumed prepayment rates and decay rates will approximate actual future loan prepayment and deposit withdrawal activity. Moreover, the net interest income table presented above assumes that the composition of interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the net interest income table above provides an indication of Partners' interest rate risk exposure at a particular point in time, such measurement is not intended to and does not provide a precise forecast of the effect of changes in market interest rates on net interest income and will differ from actual results. Furthermore, the simulation does not reflect actions that ERM might take in response to anticipated changes in interest rates or competitive conditions in the market place.

Impact of Inflation and Changing Prices

        Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, the level of interest rates has a more significant impact on a financial institution's performance than general levels of inflation. Interest rates do not necessarily move in the same direction or change with the same magnitude as the price of goods and services, which are affected by inflation. Accordingly, the liquidity, interest rate sensitivity and maturity characteristics of Partners assets and liabilities are more indicative of its ability to maintain acceptable performance levels. Management monitors and seeks to mitigate the impact of interest rate changes by attempting to match the maturities of assets and liabilities, thus seeking to minimize the potential effect of inflation.

Beneficial Ownership by Directors and Executive Officers

        The following table sets forth as of June 13, 2019 the amount and percentage of the common stock of Partners beneficially owned by each director, each executive officer and all directors and executive officers of Partners as a group.

Name of Beneficial Owner	Number of Shares		Percent of Class(1)
Directors
Mona D. Albertine	31,600	(2)	*
Lewis W. Graves	72,700	(2)	1.78%
Lucy G. Harman	91,700	(3)	2.24%
Lloyd B. Harrison, III	117,803	(4)	2.87%
John A. Janney	118,950	(5)	2.91%
Wallace N. King, Sr.	76,500	(6)	1.86%
Kenneth R. Lehman	1,408,304	(7)	34.47%
Steven R. Mote	9,900		*
George P. Snead	11,200	(2)	*
William J. Vakos, III	77,500		1.90%
Executive Officers Who are Not Directors
Kevin M. Hopun	11,000	(8)	*
Christopher P. Kelly	5,000	(8)	*
Carolyn Kline	0		*
Mark J. Ohler	2,500	(9)	*
J. Adam Sothen	5,000	(8)	*
All Directors and Executive Officers as a Group (15 persons)	2,039,657	(10)	48.95%

*
Represents less than 1% of Partners common stock.

(1)
Represents the percentage of 4,085,181 shares of common stock issued and outstanding as of June 13, 2019, except with respect to (a) individuals holding options exercisable within 60 days of that date, in which event, represents the percentage of shares issued and outstanding plus the number of shares for which that person holds options exercisable within 60 days of the Record Date, and (b) all directors and executive officers of Partners as a group, in which case represents the percentage of shares issued and outstanding plus the number of shares for which those persons hold options exercisable within 60 days of the Record Date.

(2)
Includes options to purchase 2,700 shares of common stock that are exercisable or exercisable within 60 days of the Record Date.

(3)
Includes options to purchase 2,700 shares of common stock that are exercisable or exercisable within 60 days of the Record Date. Includes 2,500 shares of common stock owned by Lucy G. Harman, Trustee for Margaret G. Warren Vested Trust, and 4,500 shares of common stock owned by Lucy G. Harman, Trustee for Margaret G. Warren Exemption Trust.

(4)
Includes options to purchase 26,500 shares of common stock that are exercisable or exercisable within 60 days of the Record Date. Includes 20,000 shares of common stock held through a spousal IRA over which Mr. Harrison exercises neither investment nor voting power.

(5)
Includes options to purchase 2,700 shares of common stock that are exercisable or exercisable within 60 days of the Record Date. Includes 25,000 shares of common stock owned by APL LLC, of which Mr. Janney is a general partner.

(6)
Includes options to purchase 24,000 shares of common stock that are exercisable or exercisable within 60 days of the Record Date. Includes 2,500 shares owned by a family trust of which Mr. King is a trustee.

(7)
Excludes 450,000 shares of Partners common stock purchasable pursuant to the Series B Warrant. Please refer to "Proposal 1: The Share Exchange—Treatment of Partners Options and Warrants—Series B Warrant" at page 107 for more information about the Series B Warrant.

(8)
Includes options to purchase 5,000 shares of common stock that are exercisable or exercisable within 60 days of the Record Date.

(9)
Includes options to purchase 2,500 shares of common stock that are exercisable or exercisable within 60 days of the Record Date.

(10)
Includes options to purchase 81,500 shares of common stock that are exercisable or exercisable within 60 days of the Record Date. Excludes 450,000 shares of Partners common stock purchasable pursuant to the Series B Warrant. Please refer to "Proposal 1: The Share Exchange—Treatment of Partners Options and Warrants—Series B Warrant" at page 107 for more information about the Series B Warrant.

Market Price and Dividend Information

        As of June 13, 2019, there were 4,085,181 shares of Partners common stock outstanding which were held by approximately 331 shareholders of record. The number of shareholders does not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms, and others.

        Partners common stock is listed on the OTCQX market under the symbol "PTRS." There is a limited public trading market for Partners common stock. The following table shows, for the indicated periods, the high and low sales prices per share for Partners common stock as reported on the OTCQX market. These prices may include retail markups, markdowns, or commissions. Partners has not paid a cash dividend since its organization.

        On December 12, 2018, the last full trading day before the public announcement of the execution of the share exchange agreement, and on July 2, 2019, the latest practicable trading day before the printing of this document, the high, low and closing sales prices for Partners common stock were as follows:

	December 12, 2018			July 2, 2019
	High	Low	Closing	High	Low	Closing
Partners Common Stock	$13.70	$12.80	$13.70	$12.87	$12.87	$12.87

DESCRIPTION OF DELMAR'S CAPITAL STOCK

        Under its articles of incorporation, Delmar is authorized to issue 20,000,000 shares of capital stock, par value of $0.01 per share, all of which are initially classified as common stock. As of June 30, 2019, there were 9,985,321 shares of Delmar common stock issued and outstanding and no shares of Delmar preferred stock issued or outstanding. Additionally 17,747 shares of Delmar common stock were reserved for issuance pursuant to the exercise of options outstanding under Delmar's 2004 Stock Option Plan, Liberty's 2004 Non-Qualified Stock Option Plan, Liberty's 2004 Incentive Stock Option Plan; 11,500 shares of Delmar common stock are reserved for issuance pursuant to unvested awards of restricted stock under Delmar's 2014 Restricted Stock Plan and other awards of restricted stock; and 2,857 shares of Delmar common stock are reserved for issuance under a warrant issued to a former director and officer of Liberty.

  Description of Delmar's Common Stock

        Dividends.    Generally speaking, if declared by the board of directors at any meeting thereof, Delmar may pay dividends on its shares in cash, property, or in shares of the capital stock of Delmar, unless such dividend is contrary to statute or to a restriction contained in Delmar's articles of incorporation. See "Proposal 1: The Share Exchange—Comparison of Shareholders Rights—Dividends" below and "Information About Delmar—Market Price and Dividend Information" above.

        Our ability to pay dividends is limited by Federal and state law and regulation. Delaware law places limits on the amount of dividends Delmarva may pay without prior approval. Under Delaware law, dividends may only be paid out of net profits. State and federal bank regulatory agencies also have authority to prohibit a bank from paying dividends if such payment is deemed to be an unsafe or unsound practice, and the Federal Reserve has the same authority over bank holding companies. At December 31, 2018, Delmarva could pay dividends to Delmar to the extent of its earnings so long as it maintained required capital ratios. Under Maryland law, Delmar may only pay dividends or make other distributions out of the net earnings of the company during the current fiscal year, the preceding fiscal year of the sum of the net earnings for the preceding 8 quarters; and may not make a dividend or distribution if it would be unable to pay its debts as they come due, or its assets would be less than the sum of its liabilities plus the amount necessary to satisfy the preferential rights upon dissolution of any class of shares senior to the common stock.

        The Federal Reserve has established guidelines with respect to the maintenance of appropriate levels of capital by registered bank holding companies. Compliance with such standards, as presently in effect, or as they may be amended from time to time, could possibly limit the amount of dividends that Delmar may pay in the future.

        The Federal Reserve has a policy statement on the payment of cash dividends by bank holding companies. In the statement, the Federal Reserve expressed its view that a holding company experiencing earnings weaknesses should not pay cash dividends exceeding its net income, or which could only be funded in ways that weaken the holding company's financial health, such as by borrowing. As a depository institution, the deposits of which are insured by the FDIC, Delmarva may not pay dividends or distribute any of its capital assets while it remains in default on any assessment due the FDIC. Delmarva currently is not in default under any of its obligations to the FDIC. Refer to above discussion on conditions precedent to resuming the payment of the cash common stock dividend.

        Restrictions on Ownership.    The Bank Holding Company Act of 1956, as amended, or BHC Act, generally would prohibit any company that is not engaged in banking activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of Delmar. Control is generally defined as ownership of 25% or more of the voting stock or other exercise of a controlling influence. Under the BHC Act, any existing bank holding company would require the prior approval of the Federal Reserve, before acquiring 5% or more of the voting stock of Delmar. In addition, the Change in Bank Control Act of 1978, as amended, or CBC Act, prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Securities Exchange Act of 1934, such as Delmar, would, under the circumstances set forth in the presumption, constitute acquisition of control of the bank holding company.

        Transfer Agent.    The Transfer Agent for the common stock is Computershare Shareholder Services.

        Voting Rights.    Each outstanding share of common stock, is entitled to one vote on each matter submitted to a vote at a meeting of shareholders, generally speaking. All matters shall be decided by a majority of the votes cast at a meeting at which a quorum is present, generally speaking. In all elections for directors, each share of stock may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted. Shareholders are not entitled to cumulative votes in the election of directors.

        Pre-Emptive Rights.    Holders of Delmar stock do not have any preemptive right to subscribe for or purchase any stock or any other securities of Delmar other than such, if any, as the board of directors in its sole discretion, may determine and at such price or prices and upon such other terms as the board of directors, in its sole discretion, may fix; and any stock or other securities which the board of directors may determine to offer for subscription may, as the board of directors in its sole discretion shall determine, be offered to the holders of any class, series or type of stock or other securities at the time outstanding to the exclusion of the holders of any or all other classes, series or types of stock or other securities at the time outstanding.

        Liquidation Rights.    In the event of liquidation, dissolution or winding up of Delmar, whether voluntary or involuntary, the holders of the common stock shall be entitled, after payment or provision for payment of the debts and other liabilities of Delmar and the amount to which the holders of any class of stock hereafter classified or reclassified having a preference on distributions in the liquidation, dissolution or winding up of Delmar shall be entitled, together with the holders of any other class of stock hereafter classified or reclassified not having a preference on distributions in the liquidation, dissolution or winding up of Delmar, to share ratably in the remaining net assets of Delmar.

        Preferred Stock.    Delmar's board of directors may, from time to time, by action of a majority, classify or reclassify unissued shares of stock by changing the preferences, conversion or other rights, voting powers, restrictions or limitations as to distributions and dividends, qualifications or terms and conditions of redemption, including as shares of preferred stock.

        The ability to classify or reclassify shares of stock as preferred stock enables Delmar to meet possible contingencies or opportunities in which the issuance of shares of preferred stock may be advisable, such as in the case of acquisition or financing transactions. Having shares of preferred stock available for issuance gives Delmar flexibility in that it would allow it to avoid the expense and delay of calling a meeting of shareholders at the time the contingency or opportunity arises. Any issuance of preferred stock with voting rights or which is convertible into voting shares could adversely affect the voting power of the holders of common stock.

        The ability to classify or reclassify shares of stock as preferred stock could have the effect of rendering more difficult or discouraging hostile takeover attempts or of facilitating a negotiated acquisition. Such shares, which may be convertible into shares of common stock, could be issued to shareholders or to a third party in an attempt to frustrate or render a hostile acquisition more expensive.

  Selected Provisions of Delmar's Articles of Incorporation and Maryland Law

        Consideration of Business Combinations.    Delmar's articles of incorporation provide that in connection with the exercise of its business judgment involving any actual or proposed transaction which may involve a change in control of Delmar, in determining what is in the best interests of Delmar and when making recommendations to the shareholders, it shall give due consideration to all relevant factors, including but not limited to: the economic effect, both immediately and in the long term, upon the shareholders; the social and economic effect on the employees, depositors and customers of, and of others dealing with, the company and its subsidiaries and the communities in which they operate or are located; whether the proposal is acceptable based on the historical and current operating results or financial condition of the company, whether a more favorable price could be obtained for Delmar's stock or securities in the future; the reputation and business practices of the offeror and its management and affiliates; the future value of Delmar's stock; and any antitrust or other legal or regulatory issues. If the board of directors determines that any actual or proposed transaction should be rejected, it may take any action to defeat such transaction, including but not limited to: advising shareholders not to accept the proposal; instituting litigation; filing complaints with governmental and regulatory authorities; acquiring shares of Delmar's stock; selling or otherwise issuing authorized but unissued stock or other securities or granting options with respect thereto; acquiring another company to create antitrust or other regulatory issues for the proposed acquirer; or obtaining a more favorable offer from another party.

        Amendment of the Articles of Incorporation.    In general, Delmar's articles of incorporation may be amended upon the vote of a majority of the outstanding shares of capital stock entitled to vote, except that any amendment changing the size or classified structure of the board of directors shall require the vote of 80% of the votes entitled to be cast.

        Restrictions on Business Combinations with Interested Shareholders.    Section 3-602 of the Maryland General Corporation Law ("MGCL"), as in effect on the date hereof, imposes conditions and restrictions on certain "business combinations" (including, among other transactions, a share exchange, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance of equity securities) between a Maryland corporation and any person who beneficially owns at least 10% of the corporation's stock (an "interested shareholder"). Unless approved in advance by the board of directors, or otherwise exempted by the statute, such a business combination is prohibited for a period of five years after the most recent date on which the interested shareholder became an interested shareholder. After such five-year period, a business combination with an interested shareholder must be: (a) recommended by the corporation's board of directors, and (b) approved by the affirmative vote of at least (i) 80% of the corporation's outstanding shares entitled to vote and (ii) two-thirds of the outstanding shares entitled to vote which are not held by the interested shareholder with whom the business combination is to be effected, unless, among other things, the corporation's common shareholders receive a "fair price" (as defined by the statute) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for his or her shares. Our Articles of Incorporation and bylaws do not include any provisions imposing any special approval requirements for a transaction with a major shareholder, and they do not opt out from the operation of Section 3-602.

        Control Share Acquisition Statute.    Under the MGCL's control share acquisition law, as in effect on the date hereof, voting rights of shares of stock of a Maryland corporation acquired by an acquiring person at ownership levels of 10%, 33 1/3% and 50% of the outstanding shares are denied unless conferred by a special shareholder vote of two-thirds of the outstanding shares held by persons other than the acquiring person and officers and directors of the corporation or, among other exceptions, such acquisition of shares is made pursuant to a share exchange agreement with the corporation or the corporation's charter or bylaws permit the acquisition of such shares prior to the acquiring person's acquisition thereof. Unless a corporation's charter or bylaws provide otherwise, the statute permits such corporation to redeem the acquired shares at "fair value" if the voting rights are not approved or if the acquiring person does not deliver a "control share acquisition statement" to the corporation on or before the tenth day after the control share acquisition. The acquiring person may call a shareholder's meeting to consider authorizing voting rights for control shares subject to meeting disclosure obligations and payment of costs set out in the statute. If voting rights are approved for more than fifty percent of the outstanding stock, objecting shareholders may have their shares appraised and repurchased by the corporation for cash. Delmar's articles of incorporation and bylaws do not include any provisions restricting the voting ability of major shareholders, and do not opt out from the operation of the control share acquisition law.

        Evaluation of Transactions.    Delmar's articles of incorporation provide that the board of directors shall, in connection with the exercise of its business judgment involving any actual or prosed transaction which would or may involve a change in control of the Delmar (whether by purchases of shares of stock or any other securities of the Delmar in the open market, or otherwise, tender offer, share exchange, consolidation, dissolution, liquidation, sale of all or substantially all of the assets of Delmar, proxy solicitation, or otherwise) in determining what is in the best interests of Delmar and its shareholders and in making any recommendation to its shareholders, give due consideration to all relevant factors, including but not limited to: the economic effect, both immediate and long term, upon Delmar's shareholders, including shareholders, if any, not to participate in the transaction; the social and economic effect on the employees, depositors and customers of, and others dealing with, Delmar and its subsidiaries and on the communities in which Delmar and its subsidiaries operate or are located; whether the proposal is acceptable based on the historical and current operating results or financial condition of Delmar; whether a more favorable price could be obtained for Delmar's stock or other securities in the future; the reputation and business practices of the offeror and its management and affiliates as they would affect the employees of Delmar and its subsidiaries; the future value of the stock or any other securities of the Delmar; and any antitrust or other legal and regulatory issues that are raised by the proposal. Further, Delmar's articles of incorporation provide that if the board of directors determines that an offer should be rejected, it may take any lawful action to defeat such transaction, including, but not limited to, any or all of the following: advising shareholders not to accept the proposal; instituting litigation against the party making the proposal; filing complaints with governmental and regulatory authorities; acquiring the stock or any of the securities of Delmar; selling or otherwise issuing authorized but unissued stock or granting options with respect thereto, acquiring a company to create an antitrust or other regulatory problem for the party making the proposal; and obtaining a more favorable offer from another individual or entity.

 COMPARISON OF SHAREHOLDERS' RIGHTS

        Partners is a Virginia chartered bank governed by the Virginia Financial Institutions Code and the Virginia Stock Corporation Act ("VSCA"). Delmar is a Maryland business corporation governed by the Maryland General Corporation Law ("MGCL"). Upon completion of the share exchange, Partners shareholders will become Delmar shareholders, and their rights will be governed by the MGCL. Certain differences in the rights of shareholders arise from differences between Delmar's and Partners' articles of incorporation and bylaws, as well as differences between the MGCL and the VSCA.

        The following is a summary of material differences in the rights of Delmar's shareholders and Partners' shareholders. This discussion is not a complete statement of all differences affecting the rights of shareholders. We qualify this discussion in its entirety by reference to the MGCL, MGCL, and the respective articles of incorporation and bylaws of Delmar and Partners.

  Number of Authorized Shares of Capital Stock

        Delmar.    Delmar's articles of incorporation authorize 20,000,000 shares of capital stock, par value $0.01 per share.

        Partners.    Partners' articles of incorporation authorizes 10,000,000 shares of common stock, par value $5.00 per share.

  Preferred Stock

        Delmar.    Delmar's board of directors may, from time to time, by action of a majority, classify or reclassify unissued shares of stock by changing the preferences, conversion or other rights, voting powers, restrictions or limitations as to distributions and dividends, qualifications or terms and conditions of redemption, including as shares of preferred stock.

        Partners.    Partners' articles of incorporation authorize 1,000,000 million shares of preferred stock, par value $1.00 per share. Partners' board of directors may, from time to time, issues preferred stock in one or more series and to fix and determine preferences, limitations and relative rights of shares of any series of Preferred Stock so established.

  Annual Meeting of Shareholders

        Delmar.    Delmar's bylaws provide that the annual meeting of the shareholders for the election of directors and the transaction of any other business shall be held at such date and time as the board of directors of Delmar may determine by resolution. Except as otherwise provided by applicable law, any business may be considered at an annual meeting without the purpose of the meeting having been specified in the notice. The meeting shall be held at such place in the United States as is set from time to time by the board of directors.

        Partners.    Partners' bylaws provide that the annual meeting of the shareholders for the election of directors and the transaction of any other business shall be held on the third Tuesday of April in each year (or, if that day shall be a legal holiday, then on the next succeeding business day), or on such other day and/or in such other month as may be fixed by the Board, at such hour as may be specified in the notice thereof.

  Special Meeting of Shareholders

        Delmar.    Delmar's bylaws provide that special meetings of the shareholders may be called at any time in the interim between annual meetings by either:

  •
  The Chairman of the board of directors or the President or by a majority of the board of directors by vote at a meeting or in writing (addressed to the Secretary of Delmar) with or without a meeting; or

  •
  The submission to the Secretary of the Delmar of a written request therefore by shareholders entitled to cast at least twenty-five percent (25%) of all the votes entitled to be cast at the meeting.

        In addition, a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors may elect to be subject, by provision in its charter or bylaws or resolution of its board of directors and notwithstanding any contrary provision in the bylaws, to certain provisions of the MGCL, including a majority requirement for the calling of special meetings.

        Partners.    Special meetings of the shareholders may be called at any time by the board of directors, the Chairman, or the Chief Executive Officer.

  Voting Rights and Cumulative Voting

        Delmar.    Delmar's bylaws provide that each outstanding share of stock, regardless of class, is entitled to one vote on each matter submitted to a vote at a meeting of shareholders, generally speaking. All matters shall be decided by a majority of the votes cast at a meeting at which a quorum is present, generally speaking. In all elections for directors, each share of stock may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted. Shareholders are not entitled to cumulate votes in the election of directors.

        Partners.    Partners' bylaws provide that each share of stock shall entitle the registered holder thereof to one vote with respect to each matter presented at a shareholders meeting, and one vote for each director to be elected. Shareholders are not entitled to cumulate votes in the election of directors. Generally speaking, the acts of the holders of a majority of the shares represented at any meeting at which a quorum is present shall be the acts of the shareholders. However, for the approval of certain transactions, such as a plan of merger or share exchange, the articles of incorporation require that two-thirds of the directors of the board of directors recommend the action. For such transactions, if approved by the requisite vote of directors, approval of a majority of the shareholders is required, and if not approved by the requisite vote of directors, approval by 80% of the shareholders is required.

  Actions Taken without a Meeting

        Delmar.    The MGCL provides that, unless otherwise restricted in the articles of incorporation (which currently is not the case), any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if a unanimous consent which sets forth the action is (a) given in writing or by electronic transmission by each shareholder entitled to vote on the matter; and (b) filed in paper or electronic form with the records of shareholders meetings. The MGCL also authorizes actions by less than unanimous consent by delivering a consent in writing or by electronic transmission.

        Partners.    Any action required or permitted to be taken at a meeting of the board of directors or of a committee may be taken without a meeting if a consent in writing, setting forth the action, is signed either before or after such action, by all of the directors or all of the members of the committee.

  Notice Requirement for New Business Proposed by Shareholders to be Conducted at Annual Meeting

        Delmar.    Delmar's articles of incorporation, Delmar's bylaws, and the MGCL are silent.

        Partners.    Partners' bylaws provide that matters to be placed on the agenda for consideration at annual meetings of shareholders may be proposed by any shareholder entitled to vote for the election of directors and must be a proper matter for shareholder action. Matters proposed for the agenda by shareholders must be made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of Partners not less than 90 days earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting unless such annual meeting is more than 30 days before or after such anniversary day, to which timely notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or on the 10th day following the day on which public announcement of the date of such meeting is first made by Partners. Each notice given by a shareholder must set forth a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business, the reasons for conducing such business at the meeting, and any material interest the shareholder may have.

  Nomination of Directors by Shareholders

        Delmar.    Delmar's articles of incorporation, Delmar's bylaws, and the MGCL are silent.

        Partners.    Partners' bylaws provide that nominations for the election of directors may be made by any shareholder entitled to vote for the election of directors. Nominations made by a shareholder must be made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of Partners not less than 90 days earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting unless such annual meeting is more than 30 days before or after such anniversary day, to which timely notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or on the 10th day following the day on which public announcement of the date of such meeting is first made by Partners. Each notice of nominations made by a shareholder shall set forth (i) the name, (ii) all information relating to such person that is required to be disclosed in solicitations of proxies for selection of director in an election contest or is otherwise required under Regulation 14A under the Securities Exchange Act of 1934, and (iii) the person's written consent to being a nominee and serving as a director. For each proposal or nomination, the shareholder must also disclose his or her name and address, the class and number of shares owned, a representation that the shareholder is a holder of record of the stock and entitled to vote, and a representation of whether the shareholder, if any, intends or is part of a group that intends to deliver a proxy statement of proxy to holders of at least the percentage of Partners' outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or otherwise to solicit proxies from shareholders in support of such proposal or nomination.

  Number of Directors

        Delmar.    Delmar's articles of incorporation provide that the number of directors of Delmar shall be 12, which number may be increased or decreased pursuant to the bylaws of Delmar, but shall never be less than the minimum number permitted by the MGCL, which is currently one. Delmar's bylaws provide that Delmar shall have at least three directors; provided that, if there is no stock outstanding, the number of directors may be less than three but not less than one, and, if there is stock outstanding and so long as there are less than three shareholders, the number of directors may be less than three but not less than the number of shareholders. A majority of the entire board of directors may alter the number of directors set by the articles of incorporation to not exceeding 15 nor less than the minimum number permitted by the bylaws, but the action may not affect the tenure of office of any director. The current number of directors of Delmar is 12.

        Partners.    Partners' bylaws provide that that the number of directors shall not be less than 5 nor more than 15, provided that no decrease in the number of directors will shorten or terminate the term of any incumbent director. The exact number within such minimum and maximum limits is to be fixed and determined from time to time by resolution of a majority of the full board of directors. The board of directors of Partners has, by duly adopted resolution, fixed the number of directors of Partners at eleven.

  Director Qualifications

        Delmar.    Delmar's bylaws provide that each director must be the registered owner of at least 100 shares of common stock of Delmar and that a director must retire on December 31 of the calendar year in which he or she becomes 75.

        Partners.    Each director of Partners is required to beneficially own the required amounts under applicable regulatory requirements and must take any oath required by any regulatory body having jurisdiction over Partners.

  Class and Election of Directors

        Delmar.    Delmar's bylaws provide that the directors shall be divided into three classes, as nearly equal in number as possible, with staggered terms. At each annual meeting of shareholders, successors to the class of directors whose term expires at the annual meeting shall be elected for a three year term and until their successors are elected and qualified. A plurality of all the votes cast at a meeting at which a quorum is present is sufficient to elect a director.

        Partners.    Partners' bylaws and articles of incorporation provide that the directors, other than the initial directors, must be divided into three approximately sized groups. After the terms of the initial directors in each group expire, each sequential group of the directors are elected for three year terms at each annual meeting of shareholders.

  Removal of Directors

        Delmar.    Delmar's bylaws provide that shareholders may remove any director, only with cause, by the affirmative vote of at least eighty percent (80%) of all votes entitled to be cast for the election of directors, subject to Delmar's articles of incorporation (which currently include no further relevant provisions).

        Partners.    Partners' bylaws and articles of incorporation are silent. Under the VSCA, shareholders may remove directors with or without cause at a meeting called for the purpose of removing a director. Since the articles of incorporation are silent, the VSCA applies.

  Filling Vacancies on the Board of Directors

        Delmar.    Delmar's bylaws provide that a vacancy in the board of directors that results from the removal of a director may be filled by shareholder election. A director elected by the shareholders to fill a vacancy that results from the removal of a director serves for the balance of the term of the removed director.

        A vacancy that results from any cause except an increase in the number of directors may be filled by a vote of the majority of the remaining directors, whether or not sufficient to constitute a quorum. A vacancy that results from an increase in the number of directors may be filled by a vote of the majority of the entire board of directors. A director elected by the board of directors to fill a vacancy serves until the next annual meeting of shareholders and until his successor is elected and qualifies.

        In addition, a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors may elect to be subject, by provision in its charter or bylaws or resolution of its board of directors and notwithstanding any contrary provision in the bylaws, to be subject to certain provisions of the MGCL, including a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred.

        Partners.    Partners' articles of incorporation only provide that directors elected to fill vacancies shall be designated as members of the group (Group I, II, or III) in which the vacancies existed, and such terms shall expire at the annual meetings of the shareholders at which expire the terms of the directors in the groups in which the vacancies existed. Generally, the VSCA provides that if a vacancy occurs on the board of directors, including a vacancy resulting from an increase in the number of directors: (1) the shareholders may fill the vacancy; or (2) the board of directors may fill the vacancy; and (3) if the board of directors is without a quorum, it may fill the vacancy with an affirmative vote by the majority. If the vacant office was held by a director elected by shareholders, only that group of shareholders are entitled to vote to fill the vacancy. Since the articles of incorporation are silent with regard elections to fill director vacancies, the VSCA controls.

  Limitation of Liability for Directors and Officers

        Delmar.    The MGCL permits a Maryland corporation to limit the liability of directors and executive officers to Delmar for monetary damages except for certain excluded liabilities. Delmar's articles do not have such a provision.

        Partners.    In its articles of incorporation, Partners limits the liabilities of directors and officers against actions brought by it or by its shareholders for actions arising out of or resulting from a single transaction, occurrence, or course of conduct, unless such transaction, occurrence, or course of conduct involved willful misconduct or a knowing violation of criminal law, including insider trading.

  Indemnification of Directors

        Delmar.    The MGCL provides that a corporation may indemnify any director made a party to a proceeding by reason of service in that capacity unless it is established that: (i) the act or omission of the director was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, or (ii) the director actually received an improper personal benefit in money, property or services, or (iii) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. Delmar's articles of incorporation provide that Delmar shall indemnify its directors to the full extent provided by the MGCL, including the advance of expenses.

        Partners.    Under its articles of incorporation, a director or officer shall not be personally liable to Partners or its shareholders for damages for breach of any duty owed to Partners or its shareholders if (i) he or she conducted himself in good faith; and (ii) he or she believed, in the case of conduct in his official capacity with Partners, that his conduct was in the best interests and, in all other cases, that his conduct was at least not opposed to its best interests; and (iii) he or she had no reasonable cause to believe, in the case of any criminal proceeding, that his or her conduct was unlawful, except that this provision shall not relieve a director from liability for any breach of duty based upon an act or omission of willful misconduct or a knowing violation of any law or in any proceeding charging improper personal benefit to him where he is adjudged liable.

  Dividends

        Delmar.    Delmar's ability to pay dividends is limited by Federal and state law and regulation. Delaware law places limits on the amount of dividends Delmarva may pay without prior approval. Under Delaware law, dividends may only be paid out of net profits. State and federal bank regulatory agencies also have authority to prohibit a bank from paying dividends if such payment is deemed to be an unsafe or unsound practice, and the Federal Reserve has the same authority over bank holding companies. At June 30, 2017, Delmarva could pay dividends to Delmar to the extent of its earnings so long as it maintained required capital ratios. Under Maryland law, Delmar may only pay dividends or make other distributions out of the net earnings of the company during the current fiscal year, the preceding fiscal year of the sum of the net earnings for the preceding 8 quarters; and may not make a dividend or distribution if it would be unable to pay its debts as they come due, or its assets would be less than the sum of its liabilities plus the amount necessary to satisfy the preferential rights upon dissolution of any class of shares senior to the common stock.

        The Federal Reserve has established guidelines with respect to the maintenance of appropriate levels of capital by registered bank holding companies. Compliance with such standards, as presently in effect, or as they may be amended from time to time, could possibly limit the amount of dividends that Delmar may pay in the future. The Federal Reserve has a policy statement on the payment of cash dividends by bank holding companies. In the statement, the Federal Reserve expressed its view that a holding company experiencing earnings weaknesses should not pay cash dividends exceeding its net income, or which could only be funded in ways that weaken the holding company's financial health, such as by borrowing. As a depository institution, the deposits of which are insured by the FDIC, Delmarva may not pay dividends or distribute any of its capital assets while it remains in default on any assessment due the FDIC. Delmarva currently is not in default under any of its obligations to the FDIC. Refer to above discussion on conditions precedent to resuming the payment of the cash common stock dividend.

        Partners.    Partners' bylaws are silent on the power of its board of directors to declare dividends. Virginia Banking Law provides that the board of directors of any bank may declare a dividend of so much as the board determines based on the net undivided profits of the bank, after providing for all expenses, losses, interest, and taxes accrued, or due by such bank. Before any dividend is declared, however, any deficiencies in capital funds originally paid in must be restored by earnings to their initial level, and no dividend may be declared or paid by any bank which would impair the paid-in capital of the bank. The Virginia State Corporation Commission may limit or subject any dividend to its approval.

  Preemptive Rights

        Delmar.    Delmar's articles of incorporation provide that no holder of stocks or any other securities of Delmar shall have any preemptive right to subscribe for or purchase any stocks or any other securities of Delmar other than such, if any, as the board of directors, in its sole discretion, may determine and at such price or prices and upon such other terms as the board of directors, in its sole discretion, may fix; and any stocks or other securities which the board of directors may determine to offer for subscription may, as the board of directors in its sole discretion shall determine, be offered to the holders of any class, series or type of stocks or other securities at the time outstanding to the exclusion of the holders of any or all other classes, series or types of stock or other securities at the time outstanding.

        Partners.    Partners' articles of incorporation, and bylaws are silent. The VSCA does not provide preemptive rights for shareholders of corporations incorporated after December 31, 2005.

  Appraisal Rights

        Delmar.    Under the MGCL, a shareholder of a Maryland corporation has the right to demand and receive payment of the fair value of the shareholder's stock from the surviving corporation if (i) the corporation consolidates or merges with another corporation; (ii) the shareholder's stock is to be acquired in a share exchange; (iii) the corporation transfers its assets in a manner requiring shareholder approval; (iv) the corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the shareholder's rights, unless the right to do so is reserved by the charter of the corporation; or (v) the transaction is subject to the business combination with interested shareholder provisions of the MGCL, or is exempt from such voting requirements in certain circumstances.

        However, no appraisal rights are available to holders of shares of any class of stock if, among other things, (i) the stock is listed on a national securities exchange; (ii) the stock is that of the successor in a share exchange, unless: (a) the share exchange alters the contract rights of the stock as expressly set forth in the charter, and the charter does not reserve the right to do so; or (b) the stock is to be changed or converted in whole or in part in the share exchange into something other than either stock in the successor or cash, scrip, or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor; (iii) the stock is generally not entitled to be voted on the transaction or the shareholder did not own the shares of stock on the record date for determining shareholders entitled to vote on the transaction; (iv) the charter provides that the holders of the stock are not entitled to exercise appraisal rights; or (v) the stock is that of an open-end investment company.

        Partners.    The VSCA gives Partners shareholders the right to obtain an appraisal of the value under certain conditions. See "The Share Exchange—Appraisal Rights."

  Fundamental Changes to Corporation

        Delmar.    Provisions of the MGCL address control shares and place restrictions on certain business combinations.

        Control Shares.    Under the MGCL's control share acquisition law, as in effect on the date hereof, voting rights of shares of stock of a Maryland corporation acquired by an acquiring person at ownership levels of 10%, 33 1/3% and 50% of the outstanding shares are denied unless conferred by a special shareholder vote of two-thirds of the outstanding shares held by persons other than the acquiring person and officers and directors of the corporation or, among other exceptions, such acquisition of shares is made pursuant to a merger agreement with the corporation or the corporation's charter or bylaws permit the acquisition of such shares prior to the acquiring person's acquisition thereof. Unless a corporation's charter or bylaws provide otherwise, the statute permits such corporation to redeem the acquired shares at "fair value" if the voting rights are not approved or if the acquiring person does not deliver a "control share acquisition statement" to the corporation on or before the tenth day after the control share acquisition. The acquiring person may call a shareholder's meeting to consider authorizing voting rights for control shares subject to meeting disclosure obligations and payment of costs set out in the statute. If voting rights are approved for more than fifty percent of the outstanding stock, objecting shareholders may have their shares appraised and repurchased by the corporation for cash. Delmar's articles of incorporation and bylaws do not include any provisions restricting the voting ability of major shareholders, and do not opt out from the operation of the control share acquisition law.

        Business Combinations.    In addition, the "business combinations" statute under the MGCL may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer. Specifically, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances specified under the same statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any "interested shareholder" (as defined under the MGCL), or an affiliate of such an interested shareholder, are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. After the five-year period, a business combination with an interested shareholder or affiliate thereof must be recommended by the board of directors and may occur only: (i) with a vote of eighty percent (80%) of the voting stock (including two-thirds of the stock not held by the interested shareholder and its affiliates); or (ii) if certain stringent fair price tests are met.

        The "business combinations" statute does not apply to business combinations that are approved or exempted by a corporation's board of directors prior to the time that the interested shareholder becomes an interested shareholder.

        Partners.    Neither Partners' articles of incorporation nor Partners' bylaws contain comparable provisions. Under the VSCA control share acquisitions law, voting rights of shares of stock of a Virginia corporation acquired by an acquiring person or other entity at ownership levels of 20%, 33 1/3%, and 50% of the outstanding shares may, under certain circumstances, be denied. The voting rights may be denied unless (i) conferred by a special shareholder vote of a majority of the outstanding shares entitled to vote for directors, other than shares held by the acquiring person and officers and directors of the corporation; or (ii) among other exceptions, such acquisition of shares is made pursuant to an affiliation agreement with the corporation, or the corporation's articles of incorporation or bylaws permit the acquisition of such shares before the acquiring person's acquisition thereof.

        If authorized in the corporation's articles of incorporation or bylaws, the statute also permits the corporation to redeem the acquired shares at the average per share price paid for them if the voting rights are not approved, or if the acquiring person does not file a "control share acquisition statement" with the corporation within 60 days of the last acquisition of such shares. If voting rights are approved for control shares comprising more than 50% of the corporation's outstanding stock, objecting shareholders may have the right to have their shares repurchased by the corporation for "fair value."

        The articles of incorporation and bylaws of Partners are silent on this issue; therefore, the control share acquisitions statute will apply to certain acquisitions of Partners' common stock.

  Evaluation of Transactions

        Delmar.    Delmar's articles of incorporation provide that the board of directors shall, in connection with the exercise of its business judgment involving any actual or prosed transaction which would or may involve a change in control of the Delmar (whether by purchases of shares of stock or any other securities of the Delmar in the open market, or otherwise, tender offer, merger, consolidation, dissolution, liquidation, sale of all or substantially all of the assets of Delmar, proxy solicitation, or otherwise) in determining what is in the best interests of Delmar and its shareholders and in making any recommendation to its shareholders, give due consideration to all relevant factors, including but not limited to:

  •
  The economic effect, both immediate and long term, upon Delmar's shareholders, including shareholders, if any, not to participate in the transaction;

  •
  The social and economic effect on the employees, depositors and customers of, and others dealing with, Delmar and its subsidiaries and on the communities in which Delmar and its subsidiaries operate or are located;

  •
  Whether the proposal is acceptable based on the historical and current operating results or financial condition of Delmar;

  •
  Whether a more favorable price could be obtained for Delmar's stock or other securities in the future;

  •
  The reputation and business practices of the offeror and its management and affiliates as they would affect the employees of Delmar and its subsidiaries;

  •
  The future value of the stock or any other securities of the Delmar; and

  •
  Any antitrust or other legal and regulatory issues that are raised by the proposal.

        Further, Delmar's articles of incorporation provide that if the board of directors determines that an offer should be rejected, it may take any lawful action to defeat such transaction, including, but not limited to, any or all of the following: advising shareholders not to accept the proposal; instituting litigation against the party making the proposal; filing complaints with governmental and regulatory authorities; acquiring the stock or any of the securities of Delmar; selling or otherwise issuing authorized but unissued stock or granting options with respect thereto, acquiring a company to create an antitrust or other regulatory problem for the party making the proposal; and obtaining a more favorable offer from another individual or entity.

  Amendments to the Bylaws

        Delmar.    Delmar's bylaws provide that Delmar's bylaws may be altered or repealed and new bylaws may be adopted at any annual meeting of the shareholders, or at any special meeting called for that purpose. The board of directors may alter, repeal, or adopt new bylaws at any regular or special meeting thereof. The affirmative vote of the holders of at least eighty percent (80%) of the voting power of all classes of shares entitled to vote in the election of directors shall be required to amend, repeal, or to adopt any provision inconsistent with certain provisions of the bylaws applicable to the function, number and qualification, election and tenure, removal, and vacancy of a director.

        Partners.    The Partners articles of incorporation and bylaws are silent on the ability of the board of directors to amend the bylaws. However, under the VSCA, (a) a corporation's shareholders may amend or repeal the corporation's bylaws and (b) a corporation's board of directors may amend or repeal the corporation's bylaws, except to the extent that: (i) the articles of incorporation (or the VSCA) reserves that power exclusively to the shareholders; or (ii) the shareholders in amending, repealing, or adopting a bylaw expressly provide that the board of directors may not amend, repeal, or reinstate that bylaw to the extent permitted under the VSCA. Since the Partners articles of incorporation are silent, the VSCA controls.

  Amendments to the Articles/Certificate of Incorporation

        Delmar.    Delmar's articles of incorporation may be amended by the affirmative vote of not less than a majority of the aggregate number of the votes entitled to be cast thereon, by a vote at a meeting or in writing with or without a meeting; provided, however, that any amendment to, repeal of, or adoption of any provision inconsistent with the provisions of the articles of incorporation addressing the number of directors must be authorized by the affirmative vote of not less than eighty percent (80%) of the aggregate votes entitled to be cast thereon, by vote at a meeting or in writing with or without a meeting.

        Partners.    The Partners articles of incorporation are silent on the ability of the board of directors to amend the bylaws. However, under the VSCA, the articles of incorporation of Partners may be amended by the affirmative vote of more than two-thirds of the votes entitled to be cast thereon after the proposed amendment has been adopted by the board of directors (unless the board of directors requires a greater vote). Further, under the VSCA, the board of directors may make certain specified amendments to the articles of incorporation of Partners without shareholder approval. Since the Partners articles of incorporation are silent, the VSCA controls.

 PROPOSAL 2:
ADJOURNMENT OR POSTPONEMENT OF SPECIAL MEETING

        In the event that Partners does not have sufficient votes to approve and adopt the share exchange agreement at the special meetings of shareholders, it intends to adjourn or postpone the special meeting to permit further solicitation of proxies. Partners can only use proxies it receives at the time of the special meeting to vote for adjournment or postponement, if necessary, by submitting the question of adjournment or postponement to shareholders as a separate matter for consideration.

        The board of directors of Partners recommends that shareholders vote in favor of the adjournment or postponement proposal so that their proxies may be used to vote for adjournment or postponement if necessary. If shareholders properly execute their proxies, Partners will consider that those shareholders voted in favor of the adjournment or postponement proposal unless their proxies indicate otherwise. If Partners adjourns or postpones the special meeting, it will not give notice of the time and place of the adjourned or postponed meeting other than by an announcement of such time and place at the special meeting.

EXPERTS

        The consolidated financial statements of Partners, as of December 31, 2018 and 2017, and for the years then ended, appearing elsewhere in this proxy statement/prospectus and in the registration statement, have been included in reliance upon the report of Yount, Hyde & Barbour, P.C., independent auditors, which is included herein upon authority of Yount, Hyde & Barbour, P.C. as experts in accounting and auditing.

        The consolidated financial statements of Delmar as of December 31, 2018 and 2017 and for the years then ended appearing elsewhere in this proxy statement/prospectus have been included in reliance upon the report of TGM Group LLC, independent auditors, which is included herein upon authority of TGM Group LLC as experts in accounting and auditing.

LEGAL MATTERS

        The validity of the Delmar common stock to be issued in the share exchange and certain other legal matters relating to the share exchange are being passed upon for Delmar by Buckley LLP, Washington, District of Columbia. Certain matters relating to the share exchange are being passed upon for Delmar by Miles & Stockbridge P.C. Certain matters relating to the share exchange are being passed upon for Partners by Troutman Sanders LLP, Richmond, Virginia.

WHERE YOU CAN FIND MORE INFORMATION

        Delmar is filing with the SEC this registration statement under the Securities Act of 1933, as amended, to register the issuance of the shares of Delmar common stock to be issued in connection with the share exchange. This proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of Delmar and a proxy statement for Partners shareholders. The registration statement, including this proxy statement/prospectus and the attached annexes, contains additional relevant information about Delmar, including information about Delmar's common stock.

        Investors and security holders may obtain a free copy of the definitive proxy statement/prospectus and other documents when filed with the SEC at the SEC's website at www.sec.gov. The definitive proxy statement/prospectus as well as other filings containing information about Delmar, may be obtained at the SEC's website at http://www.sec.gov, when they are filed by Delmar. You will also be able to obtain these documents, when they are filed, free of charge, from Delmar at www.bankofdelmarva.com under the heading "About Us" and then under the Investor Relations menu. Copies of the proxy statement/prospectus can also be obtained, when it becomes available, free of charge, by directing a request to Delmar Bancorp, 2245 Northwood Drive, Salisbury, Maryland 21801, Attn: Corporate Secretary.

        You should rely only on the information contained in this proxy statement/prospectus when evaluating the share exchange agreement and the proposed share exchange. Delmar and Partners have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated [    •    ], 2019. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this proxy statement/prospectus to shareholders of Partners nor the issuance of shares of Delmar common stock as contemplated by the exchange agreement shall create any implication to the contrary.

Annex A

Agreement and Plan of Share Exchange,
as amended March 4, 2019

EXECUTION VERSION

AGREEMENT AND PLAN OF SHARE EXCHANGE
dated as of December 13, 2018,
and amended March 4, 2019
by and between
DELMAR BANCORP
and
VIRGINIA PARTNERS BANK

A-i

A-ii

EXHIBITS
1.1	Form of Plan of Share Exchange
6.1(g)(i)(A)	Form of Employment Agreement for Mr. Harrison
6.1(g)(i)(B)	Form of Termination Agreement for Mr. Harrison
6.1(g)(ii)(A)	Form of Employment Agreement for Mr. Breda
6.1(g)(ii)(B)	Form of Termination Agreement for Mr. Breda
6.1(g)(iii)	Form of Employment Agreement for Mr. Sothen
6.1(g)(iv)	Form of Employment Agreement for Mr. King
6.2(g)	Form of Support Agreement

A-iii

 AGREEMENT AND PLAN OF SHARE EXCHANGE

        This Agreement and Plan of Share Exchange (together with the related Plan of Share Exchange, this "Agreement"), made as of this 13th day of December, 2018, by and between Delmar Bancorp ("Delmar"), a corporation organized and existing under the laws of the State of Maryland, and Virginia Partners Bank, a Virginia chartered commercial bank ("Partners").

        WHEREAS, the respective Boards of Directors of Delmar and Partners deem it advisable and in the best interests of their respective shareholders that Delmar acquire Partners through the exchange of shares of common stock, $0.01 par value per share of Delmar ("Delmar Common Stock"), for shares of the common stock, $5.00 par value per share, of Partners ("Partners Common Stock"), in accordance with the provisions of Section 13.1-717 of the Code of Virginia and the provisions of Section 3-102 of the Maryland Corporations and Associations Code, as a result of which Partners will continue as a wholly owned first tier subsidiary of Delmar, on the terms, and subject to the conditions, set forth in this Agreement;

        WHEREAS, the respective Boards of Directors of Delmar and Partners have each unanimously approved the share exchange between Partners and Delmar, upon the terms, and subject to the conditions, hereinafter set forth; and

        WHEREAS it is intended that the share exchange contemplated hereby will qualify as a reorganization under the provisions of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement constitute a plan of reorganization within the meaning of Sections 354 and 361 of the Code.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereafter set forth, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE SHARE EXCHANGE

        1.1.    Share Exchange; Conversion of Shares, Options and Warrants.     (a) Subject to the terms and conditions of this Agreement, at the Effective Time, without any action on the part of the holder thereof, each share of Partners Common Stock shall be converted into 1.7179 shares (the "Exchange Ratio") of Delmar Common Stock in a statutory share exchange in accordance with the provisions of Section 13.1-717 of the Code of Virginia and pursuant to a Plan of Share Exchange in substantially the form attached hereto as Exhibit 1.1, and the provisions of Section 3-102 of the Maryland Corporations and Associations Code (the "Share Exchange"). The shares of Delmar Common Stock issuable upon conversion of shares of Partners Common Stock, together with cash in lieu of fractional shares of common stock as provided in Section 1.1(d) hereof, are referred to herein as the "Consideration." No shares of common stock of any Delmar Subsidiary (as defined in Section 2.7 below) will be issued in connection with the Share Exchange. From and after the Effective Time, former holders of Partners Common Stock shall, subject to the provisions of Section 1.6(h) hereof, be shareholders of Delmar, and shall have no rights or interest as a shareholder of Partners.

        (b)   At the Effective Time, each option (the "Partners Options"), whether vested or unvested, issued and outstanding immediately prior to the Effective Time under the Partners 2008 Stock Option Plan (the "2008 Partners Plan") or the Partners 2015 Incentive Stock Plan (the "2015 Partners Plan" and together with the 2008 Partners Plan, the "Partners Stock Plans"), shall immediately 100% vest, to the extent not already vested, and shall be converted into and become options to purchase Delmar Common Stock. Delmar shall assume each Partners Stock Plan, and shall assume each Partners Option in accordance with the terms and conditions of the Partners Stock Plan pursuant to which it was issued, the agreements evidencing grants thereunder and any other agreements between Partners and an optionee regarding Partners Options; provided, however, that from and after the Effective Time, each such Partners Option shall be fully vested and exercisable solely for Delmar Common Stock; the number of shares of Delmar Common Stock which may be acquired pursuant to such Partners Option shall be the number of shares of Partners Common Stock subject to such Partners Option multiplied by the Exchange Ratio, rounded down to the nearest whole share; and the exercise price per share shall be equal to the exercise price per share of Partners Common Stock divided by the Exchange Ratio, rounded up to the nearest cent. With respect to each Partners Option which is an incentive stock option, it is intended that the foregoing assumption and adjustment shall be effected in a manner consistent with the requirements of Section 424 of the Code and, for each other Partners Option, it is intended that the foregoing assumption and adjustment shall be effected in a manner consistent with the requirements of Section 409A of the Code and the regulations and administrative guidance promulgated thereunder ("Section 409A"). No consideration shall be payable to any holder of a Partners Option in respect of any right to acquire a fractional share of Delmar Common Stock which is eliminated as a result of the foregoing adjustment. Within thirty (30) days following the Effective Time, Delmar shall provide written notification to each holder of a Partners Option of the change in terms of each Partners Option as a result of the transaction contemplated hereby.

        (c)   At the Effective Time, each warrant issued and outstanding immediately prior to the Effective Time under the Series B Common Stock Purchase Warrant (as amended as contemplated by Section 6.1(f) hereof) (the "Series B Warrant") issued under the Securities Purchase Agreement dated October 18, 2016 between Partners and Kenneth R. Lehman (the "Kenmore Agreement") shall be converted into and become warrants to purchase Delmar Common Stock. Delmar shall assume the Series B Warrant in accordance with the terms and conditions of the Series B Warrant and the Kenmore Agreement; provided, however, that from and after the Effective Time, the Series B Warrant shall be exercisable solely for Delmar Common Stock; the number of shares of Delmar Common Stock which may be acquired pursuant to such Series B Warrant shall be the number of shares of Partners Common Stock subject to such Series B Warrant multiplied by the Exchange Ratio, rounded down to the nearest whole share; and the exercise price per share shall be equal to $12.75 per share of Common Stock divided by the Exchange Ratio, rounded up to the nearest cent. No consideration shall be payable to any holder of the Series B Warrant in respect of any right to acquire a fractional share of Delmar Common Stock which is eliminated as a result of the foregoing adjustment.

        (d)   No fractional shares of Delmar Common Stock will be issued in connection with the Share Exchange, and holders of Partners Common Stock entitled to fractional shares shall be paid cash in lieu of such fractional shares by Delmar, without interest, on the basis of the average closing price of Delmar Common Stock on the OTCQX marketplace for the five trading days ended on the second trading day prior to the Effective Time (the "Average Closing Price"), with any fraction of a cent being rounded to the nearest cent (with one-half cent being rounded upward).

        (e)   The Exchange Ratio shall be proportionately adjusted in the event that the Delmar Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares of Delmar Common Stock or any securities through a reorganization, reclassification, stock dividend, stock split, combination or subdivision or other like changes of the Delmar Common Stock, the record date for which is after the date hereof but prior to the Effective Time.

        (f)    All shares of Partners Common Stock held by Partners or any Partners Subsidiary (other than in a fiduciary capacity) or by Delmar or The Bank of Delmarva, ("Delmarva"), Delmar's wholly owned subsidiary (in each case, other than in a fiduciary capacity), shall be cancelled and shall not be converted as provided in Section 1.1(a). Any such shares held by Partners or any Partners Subsidiary shall not be considered outstanding.

        (g)   Each share of Delmar Common Stock outstanding immediately prior to the Effective Time shall be unchanged, and shall continue to represent an issued and outstanding share of Delmar Common Stock.

        1.2.    Effect of Share Exchange.     (a) Partners will continue to conduct its business as a wholly owned first tier subsidiary of Delmar, under the name "Virginia Partners Bank," in accordance with this Agreement.

        (b)   The Articles of Incorporation and Bylaws of Partners in effect at the Effective Time shall continue as the Articles of Incorporation and Bylaws of Partners.

        (c)   From and after the Effective Time, the directors of Partners immediately prior to the Effective Time shall continue as the directors of Partners until their successors are duly appointed or elected.

        (d)   From and after the Effective Time, the executive officers of Partners at the Effective Time shall continue to serve as the executive officers of Partners until their successors are duly appointed or elected.

        1.3.    Directors and Officers of Delmar.     (a) From and after the Effective Time, the Board of Directors of Delmar shall consist of ten members, four of whom shall consist of Lloyd B. Harrison, III, John Janney and two other members of Partners' Board of Directors as of the date of this Agreement to be designated by Partners and reasonably acceptable to Delmar (Mr. Harrison, Mr. Janney and such other members, the "Partners' Designees"); five of whom shall consist of John W. Breda, Jeffrey F. Turner and three other members of Delmar's Board of Directors as of the date of this Agreement (one of whom shall be a former director of Liberty Bell Bank) (the "Continuing Directors"); and one of whom shall be Kenneth R. Lehman. Delmar agrees that it shall, subject to any required regulatory approvals, cause the Partners' Designees to be appointed to the Board of Directors of Delmar as of the Effective Time. Each of the Partners' Designees shall be duly nominated by the Delmar board and/or nominating committee for, and subject to, election by the shareholders of Delmar at the first annual meeting of shareholders of Delmar following the Effective Time, and if elected, shall continue in office for the remainder of the term of the class to which they were appointed. With respect to any Partners' Designee appointed to a class of the Delmar Board of Directors the term of which expires at or prior to the annual meeting of shareholders of Delmar held in 2019 (or special meeting of shareholders of Delmar in lieu of the 2019 annual meeting, at which directors are to be elected), subject to such Partners' Designee's continued compliance with legal and regulatory requirements, Delmar shall nominate such Partner's Designee for reelection to the Delmar Board of Directors and shall recommend to the shareholders of Delmar that they vote for his election as director of Delmar. It is intended that each of the Partner's Designees, other than Lloyd B. Harrison, III, will qualify as an "independent director" under applicable securities laws and The Nasdaq Stock Market LLC ("Nasdaq") listing standards.

        1.4.    Closing; Effective Time.     (a) The closing of the Share Exchange (the "Closing") shall occur at the principal offices of Delmar, or at such other place designated by the parties in writing, at a time and on a date specified in writing by the parties, which date shall be on the earliest practicable business day, but not more than 30 days, after the receipt of all requisite approvals and authorizations of regulatory and governmental authorities, the expiration of all applicable waiting periods and the satisfaction or waiver of all conditions hereto. The date on which the Closing occurs is occasionally referred to herein as the "Closing Date."

        (b)   The Share Exchange shall become effective at the latest of (i) the filing of appropriate articles of share exchange with the Virginia State Corporation Commission (the "SCC"); (ii) the filing of appropriate articles of share exchange with the Maryland State Department of Assessment and Taxation (the "SDAT"); and (iii) the latest time set forth in said articles of share exchange (the "Effective Time"). Except as otherwise agreed in writing, the Effective Time shall be on the Closing Date.

        1.5.    Alternative Acquisition Structure.     Notwithstanding any provision in this Agreement to the contrary, Delmar shall be permitted, subject to the written consent of Partners, which shall not be unreasonably withheld, to restructure the method by which Delmar accomplishes the acquisition of Partners as contemplated by this Agreement, including, without limitation, by providing for the merger of Partners with and into an interim bank or other shell entity, provided, however, that Delmar agrees not to make any changes with respect to the acquisition of Partners that will: (a) vary the form or amount of consideration paid to Partners shareholders pursuant to Section 1.1(a) hereof or the treatment of Partners Options or Series B Warrant pursuant to Section 1.1(b) and 1.1(c) hereof; (b) require Partners to resolicit shareholder approval of the Share Exchange; (c) adversely affect the treatment of the Share Exchange as a reorganization under Section 368(a) of the Code; or (d) result in Partners not continuing as a separate subsidiary of Delmar immediately following the Effective Time. Partners agrees to execute or cause to be executed any amendments, agreements or further documentation reasonably required to effect such alternate structure.

        1.6.    Exchange Procedures.     (a) Delmar shall appoint its transfer agent, Computershare Shareholder Services, or, with the written consent of Partners, which shall not be unreasonably withheld, another agent independent of and unaffiliated with Delmar or Partners (the "Exchange Agent"), for the purpose of exchanging certificates or book-entry entitlements representing Partners Common Stock for the Consideration. Not later than the Closing Date, Delmar shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of Partners Common Stock, for exchange in accordance with this Article I, or shall duly authorize and direct issuance by the Exchange Agent in accordance with this Section, of (i) evidences of ownership of uncertificated or book-entry shares of the shares of Delmar Common Stock issuable in exchange for shares of Partners Common Stock; and (ii) an amount of cash necessary to satisfy the cash in lieu portion of the Consideration, or a commitment to promptly provide such amount upon determination by the Exchange Agent.

        (b)   As promptly as practicable, but in no event more than 7 business days, after the Effective Time, Delmar shall send, or shall cause the Exchange Agent to send, to each holder of record of Partners Common Stock immediately prior to the Effective Time, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of certificates or book-entry entitlements representing shares of Partners Common Stock to the Exchange Agent) for use in the exchange of shares of Partners Common Stock for the Consideration into which such shares shall have been converted. As promptly as possible after receipt of the Exchange Agent notice, each former shareholder of Partners shall surrender his or her certificates or book-entry entitlements to the Exchange Agent; provided, that if any former shareholder of Partners shall be unable to surrender his Partners Common Stock certificates due to loss or mutilation thereof, he or she may make a constructive surrender by following the procedures customarily followed in the replacement of lost or mutilated certificates, including the posting of appropriate bond. Upon actual or constructive surrender of Partners Common Stock certificates from a former Partners shareholder, the Exchange Agent shall issue such shareholder, in exchange therefore, one or more certificates representing the number of whole shares of Delmar Common Stock, or at the election of Delmar, a statement reflecting the issuance of uncertificated shares, together with one or more checks in the amount of any cash in lieu of fractional shares of Delmar Common Stock.

        (c)   In the event of a dispute with respect to ownership of stock represented by any certificate, Delmar and the Exchange Agent shall be entitled to deposit any Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

        (d)   Delmar shall have the right to make rules, not inconsistent with the terms of this Agreement, governing the validity and effectiveness of letters of transmittal.

        (e)   All Partners Common Stock certificates and book-entry entitlements must be surrendered to the Exchange Agent within six months of the Effective Time. In the event that any former shareholder of Partners shall not have properly surrendered his or her certificates or book-entry entitlements within such period, the shares of Delmar Common Stock that would otherwise have been issued to such shareholder may, at the option of Delmar, be sold and the net proceeds of such sale, plus any cash in lieu of fractional shares of Delmar Common Stock and any previously accrued dividends, shall be held by Delmar for such shareholder's benefit in a non-interest bearing deposit account at Delmarva or another depository institution, the deposits of which are insured by the Federal Deposit Insurance Corporation (the "FDIC"), chosen by Delmar in its discretion, and the sole right of such shareholder shall be the right to receive any certificates or book-entry entitlements for the Delmar Common Stock which have not been so sold, and to collect cash in such account, without interest. Subject to all applicable laws of escheat, such amounts shall be paid to such former shareholder of Partners, without interest, upon proper surrender of his or her Partners Common Stock certificates or book-entry entitlements.

        (f)    Delmar (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from the Consideration otherwise payable pursuant to this Agreement to any holder of shares of Partners Common Stock such amounts as Delmar or the Exchange Act are required to deduct and withhold under applicable law. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Partners Common Stock in respect of which such deduction and withholding was made by Delmar or the Exchange Agent.

        (g)   All dollar amounts payable to any shareholder as a result of the payment of cash in lieu of fractional shares pursuant to Section 1.1(d) will be rounded to the nearest cent (with one-half cent being rounded upward), based on the aggregate amount payable for all shares registered in such shareholder's name.

        (h)   Following the Effective Time, certificates that formerly represented shares of Partners Common Stock which are to be converted into shares of Delmar Common Stock shall be deemed for all purposes to represent the number of whole shares of Delmar Common Stock into which they have been converted, except that until exchanged in accordance with the provisions of this Section 1.6, no dividends or other distributions or payments in respect of Delmar Common Stock with a record date occurring on or after the Effective Time shall be paid to the record holder of any unsurrendered certificate or book-entry entitlements representing shares of Partners Common Stock converted in the Share Exchange into shares of Delmar Common Stock until the holder thereof receives certificates or evidences of book-entry entitlements representing Delmar Common Stock in exchange therefor in accordance with the procedures set forth in this Section 1.6. After becoming so entitled in accordance with this Section 1.6, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Delmar Common Stock, and which such holder had the right to receive upon surrender of the Partners Common Stock certificates or book-entry entitlements.

        1.7.    Dissenters' Rights.     Notwithstanding anything to the contrary contained in this Agreement, each share of Partners Common Stock that is held by a shareholder ("Dissenting Shareholder") who properly exercises and perfects the right to demand appraisal and receive payment of the fair value for such shares of Partners Common Stock ("Dissenting Shares") in accordance with Section 13.1-730 of the Code of Virginia ("Dissenters' Rights") shall not be converted into or exchanged for a right to receive any part of the Consideration pursuant to this Agreement, but instead shall be deemed converted as of the Effective Time into the right to receive such amount as shall be determined to be payable pursuant to Dissenters' Rights, without interest (the "Dissenter Payment"). Any Dissenter Payment for Dissenting Shares shall be paid by Partners in accordance with the applicable provisions of law and regulation. Delmar shall not reimburse Partners for the amount paid to any Dissenting Shareholder pursuant to the exercise of Dissenters' Rights. In the case of any Dissenting Shares held by a shareholder who effectively withdraws or fails to perfect his/her exercise of Dissenters' Rights, such shares shall no longer be deemed Dissenting Shares but shall be deemed to have been converted as of the Effective Time into the right to receive the Consideration in accordance with the provisions of Section 1.1(a), and the provisions of this Section 1.7 shall not apply to such shares or such shareholder.

 ARTICLE II

REPRESENTATIONS AND WARRANTIES OF DELMAR

        Except as set forth in the disclosure schedule delivered by Delmar to Partners prior to the date hereof (the "Delmar Disclosure Schedule"), Delmar represents and warrants to Partners as follows:

        2.1.    Organization and Authority.     (a) Delmar is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"), and has the corporate power and authority to own its properties and assets and to carry on its business, and the business of its subsidiaries, as now being conducted and to enter into and carry out its obligations under this Agreement. Delmar is qualified to do business as a foreign corporation in each jurisdiction where such qualification is necessary, except where the failure to obtain such qualification would not have a material adverse effect on Delmar and its Subsidiaries, taken as a whole. Delmar has all necessary governmental authorizations to own or lease its properties and assets, and carry on its business as now being conducted, with the exception of those authorizations which the failure to obtain would not have a material adverse effect on Delmar and its Subsidiaries, taken as a whole.

        (b)   Delmarva is a commercial bank duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own its properties and assets and to carry on its business, as now being conducted and to enter into and carry out its obligations under this Agreement. Delmarva is qualified to do business as a foreign corporation in each jurisdiction where such qualification is necessary, except where the failure to obtain such qualification would not have a material adverse effect on Delmarva. Delmarva has all necessary governmental authorizations to own or lease its properties and assets, and carry on its business as now being conducted, with the exception of those authorizations which the failure to obtain would not have a material adverse effect on Delmarva. The deposits of Delmarva are insured to the applicable legal limits by the Deposit Insurance Fund of the FDIC.

        2.2.    Capitalization.     (a) As of the date hereof, the authorized capital stock of Delmar consists of 20,000,000 shares of common stock, par value $0.01 per share, of which 9,978,207 shares are issued and outstanding. Additionally as of the date hereof: (i) 11,500 shares of Delmar Common Stock are reserved for issuance pursuant to Delmar's 2014 Restricted Stock Plan (the "Delmar 2014 Plan"), (ii) there are outstanding options to purchase 25,333 shares of Delmar Common Stock pursuant to the Delmar Bancorp 2004 Stock Option Plan (the "Delmar 2004 Plan"); (iii) there are outstanding options to purchase an aggregate of 10,823 shares of Delmar Common Stock pursuant to the Liberty Bell Bank 2004 Incentive Stock Option Plan and Liberty Bell Bank 2004 Non-Qualified Stock Option Plan (the "Liberty Plans" and together with the Delmar 2004 Plan and the Delmar 2014 Plan, the "Delmar Stock Plans")); and (iv) warrants to acquire 2,857 shares of Delmar Common Stock pursuant to the Common Stock Purchase Warrant Certificate and Agreement dated January 7, 2015, as adjusted. As of the date hereof, there are no other shares of capital stock or other equity securities of Delmar outstanding and no other outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of capital stock or other equity security of Delmar, or contracts, commitments, understandings, or arrangements by which Delmar was or may become bound to issue additional shares of its capital stock or other equity security or options, warrants, scrip, rights to purchase or acquire, or securities or rights convertible into or exchangeable for, any additional shares of its capital stock or other equity security.

        (b)   All of the outstanding shares of Delmar Common Stock are duly authorized and validly issued and are fully paid and nonassessable. When issued in accordance with the provisions of this Agreement, all of the shares of Delmar Common Stock to be issued as Consideration in exchange for shares of Partners Common Stock will be duly authorized and validly issued shares of Delmar Common Stock and will be fully paid and nonassessable. No shares of Delmar Common Stock have been, and none of the shares of Delmar Common Stock to be issued in exchange for shares of Partners Common Stock will be, issued in violation of the preemptive or preferential rights of any holder of Delmar capital stock. Delmar has reserved a sufficient number of shares of Delmar Common Stock for the purpose of issuing shares of Delmar Common Stock in accordance with the provisions of Article I hereof. All of the outstanding shares of Delmar Common Stock have been issued pursuant to an effective registration statement under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), or pursuant to a qualified offering statement under the Securities Act, and pursuant to effective registrations or qualifications under applicable state securities or blue sky laws, or pursuant to applicable exemptions from registration or qualification under the Securities Act and applicable state laws.

        2.3.    Authorization.     (a) The execution, delivery and performance of this Agreement by Delmar and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Delmar, and no other corporate proceedings on the part of Delmar are necessary to authorize this Agreement and the transactions contemplated hereby. Subject to the approvals of government agencies having regulatory authority over Delmar, Partners or the Share Exchange as may be required by statute or regulation, this Agreement is a valid and binding obligation of Delmar, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or moratorium or other similar laws or equitable principles affecting creditors' rights generally, and subject to general equitable principles which may limit the enforcement of certain remedies.

        (b)   Neither the execution, delivery and performance of this Agreement by Delmar, nor the consummation of the transactions contemplated hereby, nor compliance by Delmar with any of the provisions of this Agreement, will (i) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Delmar or any Delmar Subsidiary (as defined below), or result in the creation in any person of a right to require Delmar or any Delmar Subsidiary to repurchase any asset from, or to reimburse, indemnify or hold harmless, or otherwise assume liability with respect to any loss, liability or expense incurred by, such person, or create any obligation of Delmar or any Delmar Subsidiary to do any of the foregoing, under the terms, conditions or provisions of: (x) its Certificate or Articles of Incorporation or Organization or Bylaws (or similar organizational and governing documents), or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement (including any mortgage loan investor, purchase, sale or correspondent agreement) or other instrument or obligation to which Delmar or any Delmar Subsidiary is a party or may be bound, or to which Delmar or any Delmar Subsidiary or any of their respective properties or assets may be subject, or (ii) subject to compliance with the statutes and regulations referred to in Section 2.3(c), violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Delmar or any Delmar Subsidiary or any of their respective properties or assets.

        (c)   Other than in connection or in compliance with the applicable provisions of the Maryland General Corporation Law, the Maryland Financial Institutions Code, the Virginia Stock Corporation Act, the Financial Institution and Services Title of the Virginia Code, the Securities Act, the securities or blue sky laws of the various states and consents, authorizations, approvals or exemptions required under the Federal Deposit Insurance Act (the "FDIA"), the BHCA, or any applicable federal or state banking statute or the regulations thereunder (including those relating to mortgage banking, brokerage or lending activities), no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation by Delmar of the transactions contemplated by this Agreement.

        (d)   Delmar has no reason to believe that any required regulatory consent or approval will not be received or will be received with conditions or restrictions which Delmar would deem unduly burdensome, or which would have an adverse impact on its capacity to consummate the transactions contemplated hereby or a material adverse effect on Delmar.

        2.4.    Financial Statements; Internal Control.     (a) The (i) audited consolidated balance sheets of Delmar as of December 31, 2017 and 2016 and the related audited consolidated statements of operations, comprehensive income, changes in shareholders' equity, and cash flows for the two years ended December 31, 2017 and 2016, and (ii) unaudited consolidated balance sheets of Delmar as of September 30, 2018 and 2017 and the related unaudited consolidated statements of operations for the nine months ended September 30, 2018 and 2017 which have been made available to Partners, have been prepared in accordance with generally accepted accounting principles in the United States ("GAAP") applied on a consistent basis, and present fairly, in all material respects, its financial position and its results of operations, comprehensive income, changes in shareholders' equity and cash flows at and for the periods presented (except that the financial statements set forth in the unaudited financial statements for the nine month periods may not contain all notes required by GAAP and are subject to year-end adjustments, none of which is material). The audited consolidated balance sheets of Delmar as of future dates and the related audited consolidated statements of operations, comprehensive income, changes in shareholders' equity and cash flows for the periods then ended, which may be provided by Delmar to Partners subsequent to the date hereof, will be prepared in accordance with GAAP applied on a consistent basis, and will present fairly, in all material respects, its consolidated financial position as of such dates and its consolidated results of operations, comprehensive income, changes in shareholders' equity and cash flows for such periods. The unaudited interim consolidated financial statements which may be provided to Partners subsequent to the date hereof will be prepared in accordance with GAAP applied on a consistent basis, and will present fairly, in all material respects, the consolidated financial position of Delmar at the dates and the consolidated results of operations, comprehensive income, changes in shareholders' equity and cash flows of Delmar for the periods stated therein (except that the financial statements set forth in the unaudited financial statements for any interim period may not contain all notes required by GAAP and are subject to year-end adjustments, none of which is material). Together, the audited and unaudited financial statements referred to in this Section 2.4 are referred to as the "Delmar Financial Statements."

        (b)   Without limitation of the foregoing, the allowances for loan losses reflected in the statements of financial condition included in the Delmar Financial Statements were calculated in accordance with GAAP; and no facts have subsequently come to the Knowledge of Delmar which would cause it to restate in any material way the amount of the allowance for loan losses as of any such date.

        (c)   Since December 31, 2014 (i) Delmar has not received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, written or oral, regarding the accounting or auditing practices, or internal procedures or accounting controls, methodologies or methods of Delmar, including but not limited to any complaint, allegation, assertion or claim that Delmar has engaged in any questionable accounting or auditing practice, or regarding any violation of the securities laws; and (ii) no attorney representing Delmar has reported to its Board of Directors, committee thereof, any member thereof or any executive officer, evidence of a material violation of the securities or banking laws, breach of fiduciary duty or similar violation by Delmar or any of its officers, directors, employees or agents.

        (d)   The records, systems, controls, data and information of Delmar and the Delmar Subsidiaries are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of Delmar or its accountants, except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below. Delmar has established and maintains a system of internal control over financial reporting that pertain to the maintenance of records that accurately and fairly reflect the transactions and dispositions of Delmar's assets, provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that Delmar's receipts and expenditures are being made only in accordance with authorizations of Delmar's management and Board of Directors, and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Delmar's assets that could have a material effect on the financial statements. Such internal control over financial reporting is effective to provide reasonable assurance regarding the reliability of Delmar's financial reporting and the preparation of Delmar's financial statements for external purposes in accordance with GAAP. Delmar has no Knowledge of (i) any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting which are reasonably likely to adversely affect its ability to record, process, summarize and report financial information, or (ii) any fraud, whether or not material, that involves management or other employees who have a role in Partners' internal control over financial reporting. Delmar (A) has implemented and maintains disclosure controls and procedures reasonably designed and maintained to ensure that material information relating to Delmar is made known to the Chief Executive Officer and the Chief Financial Officer of Delmar by others within Delmar and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to Delmar's outside auditors and the audit committee of Delmar's Board (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect Delmar's ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Delmar's internal controls over financial reporting. These disclosures were made in writing by management to Delmar's auditors and audit committee and a copy has previously been made available to Partners. Such disclosure controls and procedures are effective for the purposes for which they were established. Delmar and Delmarva are not subject to the Sarbanes-Oxley Act of 2002, as amended, or Section 363.2(b)(3) of the FDIC regulations (12 CFR §363.5), and nothing contained in this Section 3.4(c) shall be construed as a representation that the internal accounting controls of Delmar and Delmarva are, or would be, in compliance in all respects with those required by the Sarbanes-Oxley Act of 2002, as amended or Section 363.2(b)(3).

        2.5.    Corporate Records.     The books of account of Delmar and the Delmar Subsidiaries are maintained in compliance in all material respects with all applicable legal and accounting requirements. Not in limitation of the foregoing, the books and records of account of Delmar and the Delmar Subsidiaries contain sufficient information, in reasonably accessible form and format, to enable it to conduct business in the ordinary course with respect to the assets and liabilities of Delmar and the Delmar Subsidiaries, including but not limited to information which would enable it to make any required filings under the Bank Secrecy Act and regulations promulgated thereunder. The minute books of Delmar and the Delmar Subsidiaries accurately disclose all material corporate actions of its shareholders and Board of Directors and of all committees thereof.

        2.6.    Regulatory Reports.     As of September 30, 2018, Delmar and Delmarva had filed, since that date has filed, and subsequent to the date hereof will file, all reports, registrations and statements, if any, together with any amendments required to be made with respect thereto, that were and are required to be filed with (i) the Board of Governors of the Federal Reserve Board (the "Federal Reserve Board"), (ii) the FDIC, (iii) the SEC and (iv) the Delaware Office of the State Bank Commissioner of Banks (the "Delaware Commissioner") (all such reports and statements are collectively referred to herein as the "Delmar Reports"). As of their respective dates, the Delmar Reports complied and will comply in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

        2.7.    Subsidiaries.     Delmar directly or indirectly owns all the shares of the outstanding capital stock of Delmarva and all of the capital stock or other equity interests of each entity disclosed as a Subsidiary in the Delmar Disclosure Schedule. Delmar has no other direct or indirect subsidiaries. For purposes of this Agreement the term "Subsidiary" means all those corporations, associations, partnerships, limited partnerships, limited liability company, limited liability partnerships or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities or other ownership interests either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

        Delmarva together with all other Delmar and Delmarva subsidiaries are referred to on occasion as "Delmar Subsidiaries" and each individually as a "Delmar Subsidiary." No equity securities of any Delmar Subsidiary are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever, relative to, or concerning securities or rights convertible into, or exchangeable for, shares of any class of capital stock or other equity security of any Delmar Subsidiary, and there are no other contracts, commitments, understandings or arrangements by which any Delmar Subsidiary is bound to issue, or Delmar is bound to cause any Delmar Subsidiary to issue, additional shares of its capital stock or other equity security or options, warrants, scrip, rights to purchase or acquire, or securities or rights convertible into or exchangeable for, any additional shares of its capital stock or other equity security. All of the shares of capital stock or other equity security of each Delmar Subsidiary so owned by Delmar are fully paid and non-assessable and are owned by it free and clear of any claim, lien, encumbrance or agreement with respect thereto.

        2.8.    Absence of Material Adverse Changes.     Since December 31, 2017, there has not been any change in the nature of the business, results of operations, assets, financial condition, method of accounting or accounting practice, or manner or conduct of the business of Delmar and the Delmar Subsidiaries that has had, or may reasonably be expected to have, individually or in the aggregate, a material adverse effect on Delmar and the Delmar Subsidiaries, taken as a whole, or on the ability of Delmar and Delmarva to consummate the transactions contemplated hereby.

        2.9.    Litigation and Other Proceedings.     Neither Delmar nor any Delmar Subsidiary is a party to any pending, or, to the Knowledge of Delmar, threatened claim, action, suit, investigation or proceeding or subject to any order, judgment or decree, except for matters which, in the aggregate, cannot reasonably be anticipated to have a material adverse effect on the ability of Delmar to consummate the transactions contemplated hereby or Delmar taken as a whole, and, to the Knowledge of Delmar, there is no basis for any of the foregoing. Delmar has no Knowledge of any pending or threatened action, suit or proceeding which presents a claim to prohibit, restrict or restrain the transactions contemplated hereby.

        2.10.    Proxy Statement, Etc.     None of the information supplied or to be supplied by, and relating to, Delmar for inclusion, or included, in (i) the Proxy Statement (as defined in Section 4.5 below) to be mailed to the shareholders of Partners in connection with the Partners Shareholder Meeting (as defined in Section 4.5 below), (ii) the Registration Statement (as defined in Section 4.5) or (iii) any other documents to be filed with the Securities and Exchange Commission ("SEC"), any state securities commission or any other federal or state regulatory agency in connection with the transactions contemplated hereby will, at the respective times such information is supplied or such documents are filed or mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading. All documents which Delmar is responsible for filing with any regulatory agency in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law.

        2.11.    Tax Treatment.     Delmar has not taken or agreed to take any action, and has no Knowledge of any fact or circumstance, that could reasonably be expected to prevent the Share Exchange from qualifying as a "reorganization" under Section 368(a) of the Code.

        2.12.    Taxes.     (a) Delmar and the Delmar Subsidiaries have duly and timely filed, or will duly and timely file, all federal, state, local and foreign Tax Returns (the "Delmar Returns") required by applicable law to be filed on or before the Effective Time (all such Delmar Returns being true, accurate and complete in all material respects), and have paid or have set up adequate reserves or accruals for the payment of all Taxes required to be paid in respect of the periods covered by the Delmar Returns, and where payment is not yet due, will pay or will establish in accordance with GAAP adequate reserves or accruals adequate in all material respects for the payment of all Taxes for any subsequent periods ending on or prior to the Effective Time or any portion of a subsequent period which includes the Effective Time and ends subsequent thereto. Delmar reasonably believes that it and the Delmar Subsidiaries do not have, nor will they have, any material liability for any such Taxes in excess of the amounts so paid or reserved or accruals so established. Delmar and the Delmar Subsidiaries have not requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed. There are no liens for taxes on any of the assets of Delmar or any Delmar Subsidiary other than liens for Taxes that are not yet due and payable and not subject to penalties for nonpayment.

        (b)   No deficiencies for any Tax, assessment or governmental charge have been assessed (tentatively or definitively) or, to Delmar's Knowledge, proposed or asserted, against Delmar or any Delmar Subsidiary which have not been settled and paid and, as of the date of this Agreement, no requests for waivers of the time to assess any Tax, or waivers of the statutory period of limitation, are pending or have been granted. Neither Delmar nor any Delmar Subsidiary has in effect any currently effective power of attorney or authorization to any person to represent it in connection with any Taxes. No issue has been raised with Delmar or any Delmar Subsidiary by any federal, state, local or foreign taxing authority in connection with an audit or examination of the Delmar Returns, or the business or properties of Delmar and the Delmar Subsidiaries which has not been settled, resolved and fully satisfied. No claim has ever been made by any taxing authority in a jurisdiction where Delmar does not file Tax Returns that Delmar is or may be subject to taxation by that jurisdiction.

        (c)   There are no joint ventures, partnerships, limited liabilities companies, or other arrangements or contracts to which Delmar or any Delmar Subsidiary is a party and that could be treated as a partnership for federal income Tax purposes.

        (d)   Neither Delmar nor any Delmar Subsidiary has been included in any "consolidated," "unitary" or "combined" Tax Return provided for under applicable law with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than a group the common parent of which was Delmar).

        (e)   Delmar and the Delmar Subsidiaries have withheld or collected from each payment made to any of its employees, independent contractor, creditor, stockholder, or other third party the amount of all Taxes (including but not limited to federal income taxes, Federal Insurance Contributions Act ("FICA") taxes and federal unemployment taxes) required to be withheld or collected therefrom, and have paid the same to the proper Tax officers or authorized depositories, and all Forms W-2, 1042 and 1099 required with respect thereto have been properly completed and timely filed.

        (f)    Neither Delmar nor any Delmar Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return or a consolidated or combined state income Tax Return (other than a group the common parent of which was Delmar). Delmar and the Delmar Subsidiaries do not have any liability for the Taxes of any other person (including any former Delmar Subsidiary) under Treasury Regulation Section 1.1502-6 (or similar provision of federal, state or local law) as a successor, transferee, by contract or otherwise. Neither Delmar nor any Delmar Subsidiary is a party to or bound by any Tax sharing, allocation or indemnification agreements, other than an agreement with another member of the affiliated group of which Delmar is the parent

        (g)   Neither Delmar nor any Delmar Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any of the following that occurred or exists on or prior to the Effective Time: (a) a "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. tax law) executed prior to the Effective Time, (b) an installment sale or open transaction disposition made on or prior to the Effective Time, (c) a prepaid amount received on or prior to the Effective Time, (d) an intercompany item under Treasury Regulation Section 1.1502-13 or an excess loss account under Treasury Regulation Section 1.1502-19, (e) change in the accounting method pursuant to Section 481 of the Code or any similar provision of the Code or the corresponding tax laws of any nation, state or locality, (f) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (g) and election under Code Section 1400Z-2(a), or (h) an election under Code §108(i). Neither Delmar nor any Delmar Subsidiary has made an election under Code Section 965(h).

        (h)   During the five year period ending on the date hereof, neither Delmar nor any Delmar Subsidiary was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

        (i)    Neither Delmar nor any Delmar Subsidiary has participated in any "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or in a "reportable transaction" as that term is defined in Section 6707A(c) of the Code.

        (j)    Delmar has made available to Partners true and complete copies of all income Tax Returns of Delmar and the Delmar Subsidiaries for taxable periods ending on or after December 31, 2015.

        (k)   Neither Delmar nor any Delmar Subsidiary has presently or has ever had a "permanent establishment" in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country, nor has Partners otherwise taken steps that have exposed, or will expose Partners to the taxing jurisdiction of a foreign country.

        (l)    Neither Delmar nor any Delmar Subsidiary has obtained a private letter ruling or closing agreement from the Internal Revenue Service (or any comparable ruling from any other taxing authority).

        (m)  Neither Delmar nor any Delmar Subsidiary has requested, received or executed with any taxing authority any ruling or binding agreement which would reasonably be expected to have a material adverse effect (i) in a post-Closing period on Partners, or (ii) on the ability of Partners to consummate the transactions contemplated hereby.

        (n)   Delmar and the Delmar Subsidiaries have complied with all applicable abandoned property laws and have filed all reports required thereunder.

        (o)   Delmar and the Delmar Subsidiaries have filed all reports required, if any, under Code Section 999.

        (p)   For the purpose of this Agreement, the term "Tax" shall mean (i) any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, alternative or add-on minimum, ad valorem, value added, transfer, premium, withholding, capital stock or excise tax, windfall profit, severance, production, stamp or environmental tax or (ii) any other charge in the nature of tax, together with any interest or penalty, addition to tax or additional amount imposed by any taxing authority or any governmental body, in each case whether disputed or not.

        (q)   For the purposes of this Agreement, the term "Tax Return" shall mean any return, report or statement required to be filed with respect to any Tax (including any attached schedules or other attachment thereto), including any information return, claim for refund, amended return or declaration of estimated Tax.

        2.13.    Loans.     (a) Each of the loans, including loans held for sale ("Loans"), of Delmarva: (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be; (ii) to the extent secured, has been secured by valid liens or security interests which have been perfected; and (iii) represents the legal, valid and binding obligation of the borrowers named therein, enforceable in accordance with its terms (including the validity, perfection and enforceability of any lien, security interest or other encumbrance relating to such Loan), except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights generally, and subject to general principles of equity which may limit the enforcement of certain remedies.

        (b)   Each Loan of Delmarva was made in material compliance with the provisions of applicable law and regulation, including but not limited to the Real Estate Settlement Practices Act ("RESPA"), the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, and the regulations promulgated thereunder.

        (c)   To Delmar's Knowledge no default (including any event or circumstance which with the passage of time or the giving of notice or both would constitute a default) in respect of any material provision (including any default in payment) of any Loan of Delmarva exists, and Delmarva has no Knowledge of any borrower's inability to repay any of such Loans when due, whether or not such borrower is currently in default, except as reflected on Delmarva's classified asset schedule.

        (d)   Neither Delmar nor Delmarva is a party to any oral loan or oral extension of credit.

        (e)   Neither Delmar nor Delmarva has any Loans outstanding to, or any commitment to lend to, any Marijuana Related Business, or any Loans secured by real or personal property owned by, leased to, or occupied or utilized by a Marijuana Related Business. "Marijuana-Related Business" means any business that grows, produces, buys or sells or otherwise distributes marijuana (a "Marijuana Business"), a business that leases real property or otherwise provides space to a Marijuana Business, or a business that, leases or otherwise provides equipment which is directly used to grow or produce marijuana, or a business the conduct of which would reasonably be anticipated to result in collateral being subject to proceedings under the Civil Asset Forfeiture Act.

        2.14.    Absence of Undisclosed Liabilities.     Except as (i) reflected, noted and/or adequately reserved against in the Delmar Financial Statements as of December 31, 2017, and (ii) incurred since December 31, 2017 in the ordinary course of business consistent with past practice, Delmar has no material liabilities (whether accrued, absolute, contingent or otherwise) which were required to be reflected, noted or reserved against in the balance sheet included therein under GAAP.

        2.15.    Compliance with Laws.     (a) Delmar and the Delmar Subsidiaries have all permits, licenses, certificates of authority, orders and approvals of, and have made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit them to carry on their business as presently conducted and the absence of which would have a material adverse effect on such business; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the Knowledge of Delmar, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current.

Delmar and the Delmar Subsidiaries are in compliance in all material respects with all applicable federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act (the "CRA"), the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA Patriot Act, RESPA, the Flood Disaster Protection Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, anti-money laundering, foreign corrupt practices, suspicious activity reporting and similar matters, other than instances of non-compliance which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Delmar, taken as a whole. Delmar and the Delmar Subsidiaries are not in default under any order, license, regulation or demand of any federal, state, local or other governmental agency or with respect to any order, writ, injunction or decree of any court, other than instances of default which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Delmar, taken as a whole.

        (b)   Except for statutory or regulatory restrictions of general application, no federal, state, local or other governmental authority has placed any restrictions on the business of Delmar or any Delmar Subsidiary which reasonably could be expected to have a material adverse effect on Delmar, taken as a whole. Neither Delmar nor Delmarva is a party or subject to any order, decree, written agreement, memorandum of understanding or similar arrangement with, or a commitment letter, supervisory letter or similar submission or application to, or extraordinary supervisory letter from, any such governmental authority and neither Delmar nor Delmarva has been advised that any such governmental authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, written agreement, memorandum of understanding, commitment letter, supervisory letter or similar arrangement or submission or application.

        (c)   Neither Delmar nor Delmarva is a party to any agreement with any individual or group regarding CRA matters and Delmar has no Knowledge of, nor has Delmar been advised of, or has any reason to believe that any facts or circumstances exist, which would cause Delmarva: (a) to be deemed not to be in satisfactory compliance with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by any regulatory agency of lower than "satisfactory"; (b) to be deemed to be operating in violation of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury's Office of Foreign Assets Control ("OFAC"), or any other applicable anti-money laundering statute, rule or regulation; or (c) to be deemed not to be in satisfactory compliance with the applicable requirements contained in any federal and state privacy or data security laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder. The Boards of Directors of Delmar and Delmarva have adopted and Delmar and Delmarva have implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 and all other applicable provisions of the USA PATRIOT Act and the regulations thereunder.

        (d)   Neither Delmar nor Delmarva, nor, to the Knowledge of Delmar, any director, officer, agent, employee, affiliate or other person acting on behalf of Delmar or Delmarva is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of any anti-bribery laws, including but not limited to (i) any law, rule, or regulation promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed December 17, 1997 (the "Convention"), (ii) the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the "FCPA") and (iii) any other law, rule or regulation of any locality of similar purpose and scope, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any "foreign official" (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the Convention, the FCPA and similar laws, rules or regulations and Delmar and Delmarva and their subsidiaries and affiliates have conducted their businesses in compliance with the Convention, the FCPA and similar laws, rules or regulations and have instituted and maintain policies and procedures reasonably designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith, in all material respects.

        (e)   Neither Delmar nor Delmarva, nor to the Knowledge of Delmar, their officers, directors, supervisors, managers, agents, or employees, has violated, any anti-money laundering laws, including but not limited to, applicable federal, state, international, foreign or other laws, regulations or government guidance regarding anti-money laundering, including, without limitation, Title 18 U.S. Code section 1956 and 1957, the Patriot Act, the Bank Secrecy Act, and international anti-money laundering principles or procedures by any intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur, all as amended, and any executive order, directive, or regulation pursuant to the authority of any of the foregoing, or any orders or licenses issued thereunder, and no action, suit or proceeding by or before any court or governmental entity, authority or body or any arbitrator involving Delmar or Delmarva with respect to such anti-money laundering laws is pending or, to the best Knowledge of Delmar, threatened. Delmar and Delmarva have instituted and maintain policies and procedures designed to ensure continued compliance with anti-money laundering laws.

        (f)    None of Delmar or Delmarva, or, to the Knowledge of Delmar, any director, officer, agent, employee, affiliate or other person acting on behalf of Delmar or Delmarva is (A) an individual or entity currently the subject or target of any sanctions administered or enforced by the United States Government, including, without limitation, OFAC, the United Nations Security Council, the European Union, Her Majesty's Treasury, or other relevant sanctions authority (collectively, "Sanctions") or (B) located, organized or resident in a country or territory that is the subject of Sanctions.

        2.16.    Contracts; Consents.     (a) Except as set forth on Section 2.16(a) of the Delmar Disclosure Schedule, neither Delmar nor Delmarva is a party to, and no property or assets of Delmar or Delmarva is subject to any contract, agreement, commitment, lease, sublease, license, arrangement, understanding or instrument (other than Loans) calling for payments in excess of $150,000 in any year, or pursuant to which Delmar or Delmarva may sell Loans originated for purposes of sale (collectively "Delmar Material Contracts"). Each such Delmar Material Contract is valid and in full force and effect, and Delmar or Delmarva, as applicable, and, to the Knowledge of Delmar, all other parties thereto have in all material respects performed all obligations thereunder required to be performed to date, and are not in material default. Except as set forth on Section 2.16(a) of the Delmar Disclosure Schedule, no Delmar Material Contract contains any provision increasing or accelerating payments otherwise due, or changing or modifying the provisions or terms of such Delmar Material Contract, or requiring any consent as a result of this Agreement or the transactions contemplated hereby.

        (b)   Except for the approval by the requisite vote of holders of Partners Common Stock, the governmental approvals referred to in Section 2.3 and as set forth in Section 2.16(b) to the Delmar Disclosure Schedule, no consent, permission, acquiescence, approval, or authorization of or by any third party is required to permit Delmar to consummate the transactions contemplated hereby.

        2.17.    Environmental Matters.     No environmental contaminant, pollutant, petroleum product, toxic or hazardous waste or similar or like substance being or having been generated, used, stored, processed, disposed of, discharged at, or being or having been otherwise present, in violation of any local, state, or federal environmental statute, regulation, rule or ordinance, at any real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure, transfer in lieu of foreclosure or by exercise of any other creditor's right) or leased by Delmar or any Delmar Subsidiary, or any real estate which is pledged or stands as collateral security for any Loan or other extension of credit by Delmarva, where such violation would reasonably be expected to have a material adverse effect on the value of the property to Delmar and Delmarva. Neither Delmar nor Delmarva has received written notice of, nor to the Knowledge of Delmar, has Delmar or Delmarva received an overt threat of, any legal, administrative, arbitral or other proceeding, claim, action, cause of action or governmental proceeding or investigation of any nature whatsoever, seeking to impose, or that could result in the imposition on Delmar or any Delmar Subsidiary of any liability arising under any local, state, or federal environmental statute, regulation, rule or ordinance, and neither Delmar nor any Delmar Subsidiary is subject to any agreement, order, judgment, decree or memorandum of any court, governmental authority, regulatory agency or third party imposing any such liability.

        2.18.    Brokers and Finders.     Except for the fee set forth in Section 2.18 of the Delmar Disclosure Schedule payable to FIG Partners, LLC, neither Delmar, any Delmar Subsidiary, nor any of their respective officers, directors, employees or shareholders, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted, directly or indirectly, for Delmar, in connection with this Agreement or the transactions contemplated hereby.

        2.19.    Insurance.     All policies of insurance maintained by Delmar and the Delmar Subsidiaries are in full force and effect and no notices of cancellation have been received in connection therewith. Such policies are in accordance with customary and reasonable practice in the banking industry in respect of amounts, types and risks insured, for the business in which Delmar and the Delmar Subsidiaries are engaged, and, except as would not cause a material adverse effect on Delmar and the Delmar Subsidiaries, taken as a whole, are sufficient for compliance with all legal requirements and all agreements to which Delmar or Delmarva is a party. Neither Delmar nor Delmarva is in default with respect to any such policy which defaults are material to Delmar and Delmarva, taken as a whole.

        2.20.    Properties and Leases..     Except as may be reflected in the Delmar Financial Statements, except for any lien for current taxes not yet delinquent, and except for imperfections of title, encumbrances and easements, if any, as are not material in character, amount or extent and do not materially detract from the value, or interfere with the present or proposed use of, such properties or assets, Delmar and its Subsidiaries have good title, free and clear of any liens, claims, charges, options or other encumbrances, to all of the personal and real property reflected in the balance sheet of Delmar as of December 31, 2017, and all personal and real property acquired since such date, except such personal and real property as has been disposed of for fair value in the ordinary course of business. All leases pursuant to which Delmar or Delmarva, as lessee, leases real property, are valid and effective in accordance with their respective terms, and there is not, under any of such real property leases, any existing material default by Delmar or Delmarva or any event which with notice or lapse of time or both would constitute a material default by Delmar or Delmarva.

        2.21.    Fairness Opinion.     Delmar has received, on or prior to the date hereof, the written opinion of FIG Partners LLC, to the effect that the Consideration is fair from a financial point of view, to the shareholders of Delmar.

        2.22.    Employee Relations.     (a) As of the date hereof, Delmar and the Delmar Subsidiaries are in all material respects in compliance with all federal and state laws, regulations, and orders respecting employment and employment practices (including Title 7 of the Civil Rights Act of 1964), terms and conditions of employment, and wages and hours, and are not engaged in any unfair labor practice, and there are no pending, or, to the Knowledge of Delmar, threatened actions, suits or proceedings, administrative, arbitral, civil, criminal or otherwise, seeking to impose on Delmar or any Delmar Subsidiary, any penalty, or to recover any damages from Delmar or any Delmar Subsidiary or any person to whom any of them may be obligated to provide indemnification or defense, as a result of the violation or alleged violation of any of such employment related laws, regulations or orders, and, to the Knowledge of Delmar, there is no basis for any of the foregoing. As of the date hereof, no dispute exists between Delmar or any Delmar Subsidiary and any of its employees or employee groups regarding employee organization, wages, hours, or conditions of employment which would materially interfere with the business or operations of Delmar or such Delmar Subsidiary. There are no pending or, to Delmar's Knowledge, threatened claims by or disputes of employees against Delmar or any Delmar Subsidiary (other than routine benefit claims made in the ordinary course), or by Delmar or any Delmar Subsidiary against any employee. As of the date hereof, there are no labor or collective bargaining agreements (written or oral) binding upon Delmar any Delmar Subsidiary or to which Delmar or any Delmar Subsidiary is a party. As of the date hereof, Delmar is not aware of any attempts to organize a collective bargaining unit to represent any employee group of Delmar or any Delmar Subsidiary.

        (b)   Section 2.22(b) of the Delmar Disclosure Schedule sets forth every employment contract, deferred compensation, non-competition, bonus, stock option, profit sharing, pension, supplemental income, retirement, change in control, severance, bonus, incentive and insurance agreement, arrangement or plan, and any other fringe benefit arrangement applicable to, any current and former employee and director of Partners (the "Delmar Benefit Plans"). Each Delmar Benefit Plan has been administered, maintained and operated in material accordance with its terms and has complied in all material respects with applicable law.

        (c)   Each Delmar Benefit Plan that constitutes a "nonqualified deferred compensation plan" or provides for the payment of "nonqualified deferred compensation" within the meaning of Section 409A, complies as to form, and has been operated in material compliance, with Section 409A. The execution, delivery and/or consummation of this Agreement, the Share Exchange, and the transactions contemplated thereby, and the payment or acceleration of the amounts set forth under each Delmar Benefit Plan, shall not result in the payment to any person of any amounts which would violate Section 409A.

        2.23.    Intellectual Property; IT Systems.     (a) Delmar and the Delmar Subsidiaries own or possess the right, free of the claims of any third party, to use all material trademarks, service marks, trade names, copyrights, patents, and licenses currently used by them in the conduct of their respective businesses, each of which is described in Section 2.23 of the Delmar Disclosure Schedule. No material product or service offered and no material trademark, service mark, trade name, copyright, patent, and license or similar right used by Delmar infringed or infringes any rights of any other person, and, as of the date hereof, Delmar has not received written or oral notice of any claim of such infringement. Delmar is not, and as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder will not be, in violation of any material licenses, sublicenses and other agreements as to which Delmar is a party and pursuant to which Delmar is authorized to use any third-party patents, trademarks, service marks, and copyrights, which violation would reasonably be expected to have a material adverse effect on Delmar, taken as a whole.

        (b)   All information technology and computer systems and services (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of Delmar's business (collectively, "Delmar IT Systems") have been properly maintained, stored, operated and processed by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards prudent in the industry (including strong passwords), to ensure proper operation, monitoring and use. The Delmar IT Systems are in material compliance with regulatory standards and guidelines as required by applicable law. Delmar has commercially reasonable disaster recovery plans, procedures and facilities for its business and has taken commercially reasonable steps to safeguard the Delmar IT Systems. The Delmar IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct Delmar's business.

        (c)   Delmar has not experienced within the past three years any material disruption to, or material interruption in, its conduct of its business attributable to a defect, bug, breakdown, cyber or security breach or other failure or deficiency of the Delmar IT Systems. Delmar has taken commercially reasonable measures to provide for the backup and recovery of the data and information necessary to the conduct of its business (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of its business.

        2.24.    Material Transactions.     As of the date of this Agreement, (a) Delmar and Delmarva do not have any plan or intention to execute a definitive agreement or close or complete a transaction prior to the Effective Time: (A) to acquire a third party or group by way of merger, consolidation, share exchange, or similar transaction; or (B) pursuant to which Delmar acquires or would acquire, directly or indirectly, twenty-five percent (25%) or more of the assets of, or ownership interests in, any third party or entity (other than acquisition by foreclosure or deed or transfer in lieu of foreclosure in the ordinary course of business); and (b) other than the issuance of shares of Delmar Common Stock constituting the Consideration or pursuant to the exercise of stock options or vesting of restricted share or restricted share unit awards outstanding on the date of this Agreement, or hereinafter granted, under any Delmar Stock Plans, Delmar does not have any plan or intention to increase the number of issued and outstanding shares of capital stock of Delmar prior to the Effective Time.

        2.25.    ERISA Plans.     (a) Section 2.25(a) of the Delmar Disclosure Schedule sets forth a complete list of the Delmar Benefit Plans and any benefit plans of an Affiliate (as defined in Section 2.25(h)) that are "employee pension benefit plans" within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and that are "employee welfare benefits plans" within the meaning of Section 3(1) of ERISA, maintained for the benefit of the employees or former employees, including any beneficiaries thereof, and directors or former directors of Delmar or any Delmar Subsidiary (the "Delmar ERISA Plans"), and Delmar has made available to Partners a true and correct copy of each Delmar ERISA Plan and to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter or opinion letter, if applicable; (iii) any summary plan description; (iv) for the 3 most recent years the Form 5500 (annual reports) and attached schedules; and (v) for each of the Delmar ERISA Plans that is a "top hat" plan, a copy of the filing with the U.S. Department of Labor. Other than as set forth in Section 2.25(a) of the Delmar Disclosure Schedule, neither Delmar nor Delmarva maintains any plans of the type described in this Section 2.25(a).

        (b)   All Delmar ERISA Plans have been maintained, funded and administered in compliance in all material respects with all applicable provisions of ERISA, the Code, and all other federal, state, or local laws. The assets of Delmar and Delmarva are not subject to any liens under ERISA or the Code with respect to any Delmar ERISA Plan and no event has occurred, and, to Delmar's Knowledge, no condition exists, which could reasonably be expected to subject Delmar and Delmarva or its assets to a future liability, obligation, or lien arising out of any Delmar ERISA Plan. Any Delmar ERISA Plan that is subject to Title IV of ERISA or that is a multiemployer plan within the meaning of Section 3(37) of ERISA has satisfied the applicable minimum funding standards under Section 302 of ERISA.

        (c)   All contributions due on or prior to the date hereof to any Delmar ERISA Plan have been paid or provided for in accordance with its terms, ERISA and all other applicable federal and state statutes and regulations. All contributions, payments, fees or expenses relating to each such Delmar ERISA Plans that were deducted by Delmar or any Delmar Subsidiary for income tax purposes were properly deductible in the year claimed.

        (d)   There are no legal actions, claims (other than routine benefit claims made in the ordinary course), government proceedings or government inquiries, pending or threatened, with respect to any such Delmar ERISA Plans, and Delmar has no Knowledge of any fact which could reasonably be expected to give rise to any such legal action, claim, government proceeding or government inquiry. Neither Delmar or Delmarva, nor to the Knowledge of Delmar, any other person or entity who or which is a "party in interest" (as defined in Section 3(14) of ERISA) or "disqualified person" (as defined in Section 4975(e)(2) of the Code) has acted or failed to act with respect to any such Delmar ERISA Plans in any manner which constitutes: (1) a breach of fiduciary responsibility under ERISA; (2) a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code; or (3) any other material violation of ERISA or the Code. Neither Delmar nor any Delmar Subsidiary is obligated to indemnify, reimburse, or contribute to the liabilities or expenses of any person or entity who may have committed or been involved in any such fiduciary breach, prohibited transaction, or material violation of ERISA or the Code.

        (e)   Each Delmar ERISA Plan that was intended to constitute a qualified plan under Section 401(a) of the Code has, at all times, been qualified, in form and operation, under Section 401(a) of the Code (including the adoption of all necessary amendments to maintain such qualification); any related trust is and has, at all times, been exempt from income tax, and to the Knowledge of Delmar nothing has occurred, or failed to occur, which could reasonably be expected to adversely affect the qualification or status of any such plan. Neither Delmar nor Delmarva, nor any Affiliate, as defined in Section 3.23(i) hereof, has ever maintained or contributed, or has any obligation to contribute, to (i) a "multiemployer plan" (as defined in Section 3(37) of ERISA) or (ii) a plan subject to Title IV of ERISA. All returns, reports, statements, notices, declarations or documents relating to a Delmar ERISA Plan that are required by law to be filed with or furnished to any federal, state, or local governmental agency have been timely filed.

        (f)    Any Delmar ERISA Plan that is a group health plan (as defined in Section 5000(b)(1) of the Code) has complied in all material respects with the requirements of Sections 601 through 607 of ERISA and Section 4980B of the Code and all other applicable federal, state, and local laws relating to continuation coverage (collectively "COBRA"), and no such plan provides benefits to former employees or their beneficiaries except to the extent required under COBRA. None of the Delmar ERISA Plans is or has been funded by a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code, a "welfare benefit fund" within the meaning of Section 419 of the Code, a "qualified asset account" within the meaning of Section 419A of the Code, or a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA.

        (g)   No contributions to any Delmar ERISA Plan has been made in such amounts as would violate any applicable deduction limit under Section 404 of the Code. No reportable event within the meaning of Section 4043 of ERISA has occurred for any Delmar ERISA Plan to which Section 4043 of ERISA applies, or will occur in connection with the transactions contemplated by this Agreement.

        (h)   For purposes of this Section 2.25, the term "Affiliate" means an entity included in the group of entities consisting of Delmar and all other entities that are treated as part of the same controlled group under Section 414(b), (c), (m) or (o) of the Code.

        2.26    Deposits.     None of the deposits of Delmarva are deposits of a Marijuana Business, and to the Knowledge of Delmar, none of the deposits of Delmarva are deposits of a Marijuana Related Business other than a Marijuana Business.

        2.27    Derivative Instruments.     Neither Delmar nor any Delmar Subsidiary is a party to any interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for its own account, or for the account of one or more of its customers.

        2.28    Prior Acquisition of Partners Shares.     During the 24 month period preceding the date of this Agreement, neither Delmar nor any Delmar Subsidiary has purchased or otherwise acquired any shares of Partners capital stock or any securities or obligations convertible into or exchangeable for any shares of Partners capital stock.

        2.29    Related Party Transactions.     Neither Delmar nor Delmarva has any contract, extension of credit, business arrangement, depository relationship, or other relationship (written or oral) with (i) any present director or executive officer of Delmar or Delmarva; (ii) any shareholder of Delmar owning 5% or more of the Delmar Common Stock; or (iii) any Reg. O affiliate of the foregoing, except as disclosed in Section 2.29 to the Delmar Disclosure Schedule. Each extension of credit disclosed in Section 2.29 to the Delmar Disclosure Schedule has been made in the ordinary course of business and on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable arms-length transactions, and does not involve more than the normal risk of collectability or present other unfavorable features.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARTNERS

        Except as set forth in the disclosure schedule delivered by Partners to Delmar prior to the date hereof (the "Partners Disclosure Schedule"), Partners represents and warrants to Delmar as follows:

        3.1.    Organization and Authority.     Partners is a commercial bank duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Partners has the corporate power and authority to own its properties and assets and to carry on its business as now being conducted and to enter into and carry out its obligations under this Agreement. Partners is qualified to do business as a foreign corporation in each jurisdiction where such qualification is necessary, except where the failure to obtain such qualification would not have a material adverse effect on Partners. Partners has all necessary governmental authorizations to own or lease its properties and assets, and carry on its business as now being conducted, with the exception of those authorizations which the failure to obtain would not have a material adverse effect on Partners. The deposits of Partners are insured to the applicable legal limits by the Deposit Insurance Fund of the FDIC.

        3.2.    Partners Subsidiaries.     Partners directly or indirectly owns all the shares of the outstanding capital stock of or other equity interests of each entity disclosed as a Subsidiary in the Partners Disclosure Schedule. Partners has no other direct or indirect Subsidiaries. The subsidiaries of Partners are referred to on occasion as "Partners Subsidiaries" and each individually as a "Partners Subsidiary." No equity securities of any Partners Subsidiary are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever, relative to, or concerning securities or rights convertible into, or exchangeable for, shares of any class of capital stock or other equity security of any Partners Subsidiary, and there are no other contracts, commitments, understandings or arrangements by which any Partners Subsidiary is bound to issue, or Partners is bound to cause any Partners Subsidiary to issue, additional shares of its capital stock or other equity security or options, warrants, scrip, rights to purchase or acquire, or securities or rights convertible into or exchangeable for, any additional shares of its capital stock or other equity security. All of the shares of capital stock or other equity security of each Partners Subsidiary so owned by Partners are fully paid and non-assessable and are owned by it free and clear of any claim, lien, encumbrance or agreement with respect thereto.

        3.3.    Capitalization of Partners.     (a) As of the date hereof, the authorized capital stock of Partners consists of 10,000,000 shares of Partners Common Stock, par value $5.00 per share, of which 4,040,181 shares are issued and outstanding, and 1,000,000 shares of undesignated preferred stock, par value $1.00 per share, of which no shares are issued and outstanding. As of the date hereof, there are outstanding Partners Options to purchase 226,600 shares of Partners Common Stock pursuant to the Partners Stock Plans, and the Series B Warrant to purchase 450,000 shares of Partners Common Stock. Section 3.3 of the Partners Disclosure Schedule describes each outstanding Partners Option and Series B Warrant, including the holder, grant date, exercise price, expiration date, number of shares subject to the Partners Options and designation as an incentive or nonqualified option. Each Partners Option has an exercise price per share equal to at least 100% of the fair market value of Partners Common Stock as of the date of grant. No award other than incentive stock options or nonqualified stock options have been issued under the Partners Stock Plans. There are no other shares of capital stock or other equity securities of Partners outstanding and no other outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of capital stock or other equity security of Partners, or contracts, commitments, understandings, or arrangements by which Partners was or may become bound to issue additional shares of its capital stock or other equity security or options, warrants, scrip, rights to purchase or acquire, or securities or rights convertible into or exchangeable for, any additional shares of its capital stock or other equity security.

        All of the outstanding shares of Partners Common Stock are duly authorized and validly issued, and are fully paid and nonassessable. No shares of Partners Common Stock have been issued in violation of the preemptive or preferential rights of any holder of Partners capital stock. All of the outstanding shares of Partners Common Stock have been issued pursuant to an exemption from registration under the Securities Act, and pursuant to applicable exemptions from registration or qualifications under applicable state securities or blue sky laws.

        3.4.    Authorization.     (a) The execution, delivery and performance of this Agreement by Partners and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Partners, and except for the approval by the shareholders of Partners, no other corporate proceedings on the part of Partners are necessary to authorize this Agreement and the transactions contemplated hereby. Subject to shareholder approval and the approvals of government agencies having regulatory authority over Delmar, Partners or the Share Exchange as may be required by statute or regulation, this Agreement is a valid and binding obligation of Partners enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or moratorium or other similar laws or equitable principles affecting creditors' rights generally, and subject to general equitable principles which may limit the enforcement of certain remedies.

        (b)   Neither the execution, delivery and performance of this Agreement by Partners, nor the consummation of the transactions contemplated hereby, nor compliance by Partners with any of the provisions of this Agreement, will (i) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Partners or any Partners Subsidiary, or result in the creation in any person of a right to require Partners or any Partners Subsidiary to repurchase any asset from, or to reimburse, indemnify or hold harmless, or otherwise assume liability with respect to any loss, liability or expense incurred by, such person, or create any obligation of Partners or any Partners Subsidiary to do any of the foregoing, under the terms, conditions or provisions of: (x) its Certificate or Articles of Incorporation or Organization or Bylaws or similar organizational or governing documents, or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement (including any mortgage loan investor, purchase, sale or correspondent agreement) or other instrument or obligation to which Partners or any of its Subsidiaries is a party or may be bound, or to which Partners or any Partners Subsidiary or any of their respective properties or assets may be subject; or (ii) subject to compliance with the statutes and regulations referred to in Section 3.4(c), violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Partners or any Partners Subsidiary or any of their respective properties or assets.

        (c)   Other than in connection or in compliance with the applicable provisions of the Virginia Stock Corporation Act, the Financial Institution and Services Title of the Virginia Code, authorizations, approvals or exemptions required under any applicable federal or state banking statute or the regulations thereunder (including those relating to mortgage banking, brokerage or lending activities), no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation by Partners of the transactions contemplated by this Agreement.

        (d)   Partners has no reason to believe that any required regulatory consent or approval will not be received or will be received with conditions or restrictions which would have a material adverse effect on Partners or the value of the Share Exchange to Delmar.

        3.5.    Partners Financial Statements; Internal Control.     (a) The (i) audited consolidated balance sheets of Partners as of December 31, 2017 and 2016 and the related audited consolidated statements of operations, comprehensive income, changes in shareholders' equity, and cash flows for the two years ended December 31, 2017, and (ii) unaudited balance sheets of Partners as of September 30, 2018 and 2017 and the related unaudited consolidated statements of operations for the nine months ended September 30, 2018 and 2017 provided to Delmar, have been prepared in accordance with GAAP applied on a consistent basis, and present fairly, in all material respects, its financial position and its results of operations, comprehensive income, changes in shareholders' equity and cash flows at and for the periods presented (except that the financial statements set forth in the unaudited financial statements for the nine month periods may not contain all notes required by GAAP and are subject to year-end adjustments, none of which is material). The audited consolidated balance sheets of Partners as of future dates and the related audited consolidated statements of operations, comprehensive income, changes in shareholders' equity and cash flows for the periods then ended, which may be provided by Partners to Delmar subsequent to the date hereof, will be prepared in accordance with GAAP applied on a consistent basis, and will present fairly, in all material respects, its financial position as of such dates and its results of operations, changes in shareholders' equity and cash flows for such periods. The unaudited interim financial statements which may be provided to Delmar subsequent to the date hereof will be prepared in accordance with GAAP applied on a consistent basis, and will present fairly, in all material respects, the consolidated financial position of Partners at the dates, and the consolidated results of operations, comprehensive income, changes in shareholders' equity and cash flows of Partners for the periods stated therein (except that the financial statements set forth in the unaudited financial statements for any interim period may not contain all notes required by GAAP and are subject to year-end adjustments, none of which is material). Together, the audited and unaudited financial statements referred to in this Section 3.5 are referred to as the "Partners Financial Statements."

        (b)   Without limitation of the foregoing, the allowances for loan losses reflected in the statements of financial condition included in the Partners Financial Statements were calculated in accordance with GAAP; and no facts have subsequently come to the Knowledge of Partners which would cause it to restate in any material way the amount of the allowance for loan losses as of any such date. Partners was not required under GAAP to establish a reserve for any contingency other than those included in the Partners Financial Statements as of such dates.

        (c)   Since December 31, 2014 (i) Partners has not received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, written or oral, regarding the accounting or auditing practices, or internal procedures or accounting controls, methodologies or methods of Partners, including but not limited to any complaint, allegation, assertion or claim that Partners has engaged in any questionable accounting or auditing practice, or regarding any violation of the securities laws; and (ii) no attorney representing Partners or any Partners Subsidiary has reported to their respective Board of Directors, committee thereof, any member thereof or any executive officer, evidence of a material violation of the securities or banking laws, breach of fiduciary duty or similar violation by Partners or any of its officers, directors, employees or agents.

        (d)   The records, systems, controls, data and information of Partners are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of Partners or its accountants, except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below. Partners has established and maintains a system of internal control over financial reporting that pertain to the maintenance of records that accurately and fairly reflect the transactions and dispositions of Partners' assets, provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that Partners' receipts and expenditures are being made only in accordance with authorizations of Partners' management and Board of Directors, and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Partners' assets that could have a material effect on the financial statements. Such internal control over financial reporting is effective to provide reasonable assurance regarding the reliability of Partners' financial reporting and the preparation of Partners' financial statements for external purposes in accordance with GAAP. Partners has no Knowledge of (i) any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting which are reasonably likely to adversely affect its ability to record, process, summarize and report financial information, or (ii) any fraud, whether or not material, that involves management or other employees who have a role in Partners' internal control over financial reporting. Partners has implemented and maintains disclosure controls and procedures reasonably designed and maintained to ensure that material information relating to Partners is made known to the Chief Executive Officer and the Chief Financial Officer of Partners by others within Partners and is not aware of any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect Partners' ability to record, process, summarize and report financial information or any fraud, whether or not material, that involves management or other employees who have a significant role in Partners' internal controls over financial reporting. Such disclosure controls and procedures are effective for the purposes for which they were established. Partners is not subject to the Sarbanes-Oxley Act of 2002, as amended, or Section 363.2(b)(3) of the FDIC regulations (12 CFR §363.5) and nothing contained in this Section 4.5(d) shall be construed as a representation that the internal accounting controls of Partners are, or would be, in compliance in all respects with those required by the Sarbanes-Oxley Act of 2002, as amended or Section 363.2(b)(3).

        3.6.    Books of Account; Corporate Records.     The books of account of Partners and the Partners Subsidiaries are maintained in compliance in all material respects with all applicable legal and accounting requirements. Not in limitation of the foregoing, the books and records of account of Partners and the Partners Subsidiaries contain sufficient information, in reasonably accessible form and format, to enable it to conduct business in the ordinary course with respect to the assets and liabilities of Partners and the Partners Subsidiaries, including but not limited to information which would enable it to make any required filings under the Bank Secrecy Act and regulations promulgated thereunder. The minute books of Partners and the Partners Subsidiaries accurately disclose all material corporate actions of its shareholders and Board of Directors and of all committees thereof.

        3.7.    Regulatory Reports.     (a) As of September 30, 2018, Partners had filed, since that date has filed, and subsequent to the date hereof will file, all reports, registrations and statements, if any, together with any amendments required to be made with respect thereto, that were and are required to be filed with: (i) the FDIC; (ii) the Virginia Bureau of Financial Institutions; (iii) the Maryland Commissioner of Financial Regulation; (iv)the Federal Reserve Board; and (v) the SEC (all such reports and statements are collectively referred to herein as the "Partners Reports"). As of their respective dates, the Partners Reports complied and will comply in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

        (b)   As of December 31, 2017, 2016 and 2015, Partners Common Stock was held by fewer than 2,000 holders of record, as calculated in accordance with Rule 12g5-1 promulgated under the Exchange Act. Partners is not aware of any form or manner of holding shares of Partners Common Stock which is used primarily to circumvent the provisions of Section 12(g) or 15(d) of the Exchange Act. Partners is not currently required, and has never been required, to file reports with the SEC or its primary federal banking regulator pursuant to Section 13 or 15(d) of the Exchange Act. Partners has never filed a registration statement under the Securities Act or been required to do so.

        (c)   Each prospectus, offering circular, private placement memorandum or other securities offering document used by Partners in connection with the sale of Partners Common Stock, and all other sales documentation relating thereto, did not contain any untrue or misleading statement of a material fact, and did not omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances in which they were made, not misleading as of the date thereof.

        3.8.    Absence of Material Adverse Changes.     Since December 31, 2017, there has not been any change in the nature of the business, results of operations, assets, financial condition, method of accounting or accounting practice, or manner of conducting the business of Partners and the Partners Subsidiaries that has had, or may reasonably be expected to have, individually or in the aggregate, a material adverse effect on Partners, or on the ability of Partners to consummate the transactions contemplated hereby.

        3.9.    Insurance.     All policies of insurance maintained by Partners, including the identity of the carrier, type of coverage, policy limits, expiration, and claims made within the past three years, are set forth in Section 3.9 of the Partners Disclosure Schedule. All such policies are in full force and effect and no notices of cancellation have been received in connection therewith. Such policies are in accordance with customary and reasonable practice in the banking industry in respect of amounts, types and risks insured, for the business in which Partners is engaged, and, except as would not cause a material adverse effect on Partners, or on the ability of Partners to consummate the transactions contemplated hereby, are sufficient for compliance with all legal requirements and all agreements to which Partners is a party. Partners is not in default with respect to any such policy which defaults are material to Partners.

        3.10.    Properties, Leases and Other Agreements.     Except as may be reflected in the Partners Financial Statements, except for any lien for current taxes not yet delinquent, and except for imperfections of title, encumbrances and easements, if any, as are not material in character, amount or extent and do not materially detract from the value, or interfere with the present or proposed use of, such properties or assets, Partners has good title, free and clear of any liens, claims, charges, options or other encumbrances, to all of the personal and real property reflected in the balance sheet of Partners as of December 31, 2017, and all personal and real property acquired since such date, except such personal and real property as has been disposed of for fair value in the ordinary course of business. All leases pursuant to which Partners, as lessee, leases real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default by Partners or any event which with notice or lapse of time or both would constitute a material default by Partners. Section 3.10 of the Partners Disclosure Schedule sets forth a complete list and brief description of all real estate owned or leased by Partners (including real estate acquired by means of foreclosure, transfer in lieu of foreclosure or by exercise of any creditor's right), all real estate subleases where Partners is sublessor, and all items of personal property having an individual current book value in excess of $25,000 owned or leased by Partners. Each item of real estate described in Section 3.10 of the Partners Disclosure Schedule is in good repair and insurable at market rates; no notice of violation of zoning laws, building or fire codes or other statutes, ordinances or regulations relating to the use or operation by Partners of such property has been received by Partners, and Partners has no Knowledge of any such violation; and there are no condemnation or similar proceedings pending or, to Partners' Knowledge, threatened against any such property or any portion thereof.

        3.11.    Taxes.     (a) Partners and the Partners Subsidiaries have duly and timely filed, or will duly and timely file, all federal, state, local and foreign Tax Returns (the "Partners Returns") required by applicable law to be filed on or before the Effective Time (all such Partners Returns being true, accurate and complete in all material respects), and have paid or have set up adequate reserves or accruals for the payment of all Taxes required to be paid in respect of the periods covered by such Partners Returns, and where payment is not yet due, will pay or will establish in accordance with GAAP adequate reserves or accruals adequate in all material respects for the payment of all Taxes for any subsequent periods ending on or prior to the Effective Time or any portion of a subsequent period which includes the Effective Time and ends subsequent thereto. Neither Partners nor any Partners Subsidiary has requested any extension of time within which to file any tax returns in respect of any fiscal year which have not since been filed. Partners reasonably believes that it and the Partners Subsidiaries do not have, nor will they have, any material liability for any such Taxes in excess of the amounts so paid or reserved or accruals so established. There are no liens for taxes on any of the assets of Partners or any Partners Subsidiary other than liens for Taxes that are not yet due and payable and not subject to penalties for nonpayment.

        (b)   No deficiencies for any Tax, assessment or governmental charge have been assessed (tentatively or definitively), or to Partners' Knowledge, proposed or asserted, against Partners or any Partners Subsidiary which have not been settled and paid and, as of the date of this Agreement, no requests for waivers of the time to assess any Tax, or waivers of the statutory period of limitation, are pending or have been granted. Neither Partners nor any Partners Subsidiary has in effect any currently effective power of attorney or authorization to any person to represent it in connection with any Taxes. No issue has been raised with Partners or any Partners Subsidiary by any federal, state, local or foreign taxing authority in connection with an audit or examination of the Partners Returns, or the business or properties of Partners or any Partners Subsidiary which has not been settled, resolved and fully satisfied. No claim has ever been made by any taxing authority in a jurisdiction where Partners does not file Tax Returns that Partners is or may be subject to taxation by that jurisdiction.

        (c)   There are no joint ventures, partnerships, limited liabilities companies, or other arrangements or contracts to which Partners or any Partners Subsidiary is a party and that could be treated as a partnership for federal income Tax purposes.

        (d)   Neither Partners nor any Partners Subsidiary has not been included in any "consolidated," "unitary" or "combined" Tax Return provided for under applicable law with respect to Taxes for any taxable period for which the statute of limitations has not expired, other than a group the common parent of which is Partners.

        (e)   Neither Partners nor any of the Partners Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return or a consolidated or combined state income Tax

Return (other than a group the common parent of which was Partners). Partners and the Partners Subsidiaries have withheld or collected from each payment made to any of its employees, independent contractors, creditors, stockholders, or other third parties the amount of all taxes (including but not limited to federal income Taxes, FICA Taxes and federal unemployment Taxes) required to be withheld or collected therefrom, and have paid the same to the proper Tax officers or authorized depositories and all Forms W-2, 1042 and 1099 required with respect thereto have been properly completed and timely filed.

        (f)    Partners and the Partners Subsidiaries do not have any liability for the Taxes of any other person (including any former subsidiary of Partners), under Treasury Regulation Section 1.1502-6 (or similar provision of federal, state or local law) as a successor, transferee, by contract or otherwise. Partners is not a party to or bound by any Tax sharing, allocation or indemnification agreements other than an agreement with another member of the affiliated group of which Partners is the parent.

        (g)   Neither Partners nor any Partners Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any of the following that occurred or exists on or prior to the Effective Time: (a) a "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. tax law) executed prior to the Effective Time, (b) an installment sale or open transaction disposition made on or prior to the Effective Time, (c) a prepaid amount received on or prior to the Effective Time, (d) an intercompany item under Treasury Regulation Section 1.1502-13 or an excess loss account under Treasury Regulation Section 1.1502-19, (e) change in the accounting method pursuant to Section 481 of the Code or any similar provision of the Code or the corresponding tax laws of any nation, state or locality, (f) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (g) an election under Code Section1400Z-2(a), or (h) an election under Code §108(i). Neither Partners nor any Partners Subsidiary has made an election under 965(h).

        (h)   During the five year period ending on the date hereof, neither Partners nor any Partners Subsidiary was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

        (i)    Neither Partners nor any Partners Subsidiary has participated in any "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or in a "reportable transaction" as that term is defined in Section 6707A(c) of the Code.

        (j)    Partners is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

        (k)   Partners has made available to Delmar true and complete copies of all income Tax Returns of Partners and the Partners Subsidiaries for taxable periods ending on or after December 31, 2014.

        (l)    Neither Partners nor any partners Subsidiary presently or has ever had a "permanent establishment" in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country, nor has Partners otherwise taken steps that have exposed, or will expose Partners to the taxing jurisdiction of a foreign country.

        (m)  Neither Partners nor any Partners Subsidiary has obtained a private letter ruling or closing agreement from the Internal Revenue Service (or any comparable ruling from any other taxing authority).

        (n)   Neither Partners nor any Partners Subsidiary has requested, received or executed with any taxing authority any ruling or binding agreement which would reasonably be expected to have a material adverse effect (i) in a post-Closing period on the business, operations, assets, financial condition, prospects or results of operations of Partners, or (ii) on the ability of Partners to consummate the transactions contemplated hereby.

        (o)   Partners and the Partners Subsidiaries have complied with all applicable abandoned property laws and have filed all reports required thereunder.

        (p)   Partners and the Partners Subsidiaries have filed all reports required, if any, under Code Section 999.

        3.12.    Fiduciary Activities.     Partners is not directly or indirectly engaged in any fiduciary or custodial activities of the type which would require authorization under Section 6.2-819 of the Coe of Virginia.

        3.13.    Intellectual Property; IT Systems; Privacy.     (a) Partners owns or possesses the right, free of the claims of any third party, to use all material trademarks, service marks, trade names, copyrights, patents, and licenses currently used by it in the conduct of its business, each of which is described in Section 3.13 of the Partners Disclosure Schedule. No material product or service offered and no material trademark, service mark, trade name, copyright, patent, and license or similar right used by Partners infringed or infringes any rights of any other person, and, as of the date hereof, Partners has not received written or oral notice of any claim of such infringement. Partners is not, and as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder will not be, in violation of any material licenses, sublicenses and other agreements as to which Partners is a party and pursuant to which Partners is authorized to use any third-party patents, trademarks, service marks, and copyrights, which violation would reasonably be expected to have a material adverse effect on Partners.

        (b)   All information technology and computer systems and services (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of Partners' business (collectively, "Partners IT Systems") have been properly maintained, stored, operated and processed by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards prudent in the industry (including strong passwords), to ensure proper operation, monitoring and use. The Partners IT Systems are in material compliance with regulatory standards and guidelines as required by applicable law. Partners has commercially reasonable disaster recovery plans, procedures and facilities for its business and has taken commercially reasonable steps to safeguard the Partners IT Systems. The Partners IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct Partners' business.

        (c)   Partners has not experienced within the past three years any material disruption to, or material interruption in, its conduct of its business attributable to a defect, bug, breakdown, cyber or security breach or other failure or deficiency of the Partners IT Systems. Partners has taken commercially reasonable measures to provide for the backup and recovery of the data and information necessary to the conduct of its business (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of its business.

        3.14.    Employee Relations.     (a) As of the date hereof, Partners is in all material respects in compliance with all federal and state laws, regulations, and orders respecting employment and employment practices (including Title 7 of the Civil Rights Act of 1964), terms and conditions of employment, and wages and hours, and it is not engaged in any unfair labor practice, and there are no pending, or, to the Knowledge of Partners, threatened actions, suits or proceedings, administrative, arbitral, civil, criminal or otherwise, seeking to impose on Partners, any penalty, or to recover any damages from Partners or any person to whom it may be obligated to provide indemnification or defense, as a result of the violation or alleged violation of any of such employment related laws, regulations or orders, and, to the Knowledge of Partners, there is no basis for any of the foregoing. As of the date hereof, no dispute exists between Partners and any of its employees or employee groups regarding employee organization, wages, hours, or conditions of employment which would materially interfere with the business or operations of Partners. There are no pending or, to Partners' Knowledge, threatened claims by or disputes of employees against Partners (other than routine benefit claims made in the ordinary course), or by Partners against any employee. As of the date hereof, there are no labor or collective bargaining agreements (written or oral) binding upon Partners or any Partners Subsidiary or to which Partners or any Partners Subsidiary is a party, and, except as set forth in Section 3.14(a) of the Partners Disclosure Schedule, no employment, severance, change in control or consulting agreements binding upon Partners or any Partners Subsidiary, or to which Partners or any Partners Subsidiary is a party. As of the date hereof, Partners is not aware of any attempts to organize a collective bargaining unit to represent any of its employee groups.

        (b)   (i) Section 3.14(b) of the Partners Disclosure Schedule sets forth every employment contract, deferred compensation, non-competition, bonus, stock option, profit sharing, pension, supplemental income, retirement, change in control, severance, bonus, incentive and insurance agreement, arrangement or plan, and any other fringe benefit arrangement applicable to, any current and former employee and director of Partners (the "Partners Benefit Plans"). Each Partners Benefit Plan has been administered, maintained and operated in material accordance with its terms and has complied in all material respects with applicable law.

          (ii) No agreement, plan or arrangement disclosed or required to be disclosed in Section 3.14(b) of the Partners Disclosure Schedule would, as a result of this Agreement or the Share exchange require Partners or Delmar, or any of their respective Subsidiaries, to make any payment in an amount which would constitute an "excess parachute payment" under Section 280G of the Code that will result in the imposition of any tax under Section 4999 of the Code, the nondeductibility of any portion of such payment, or require any "gross up" payment.

        (c)   Each Partners Benefit Plan that constitutes a "nonqualified deferred compensation plan" or provides for the payment of "nonqualified deferred compensation" within the meaning of Section 409A, complies as to form, and has been operated in material compliance, with Section 409A. The execution, delivery and/or consummation of this Agreement, the Share Exchange, and the transactions contemplated thereby, and the payment or acceleration of the amounts set forth under each Partners Benefit Plan, shall not result in the payment to any person of any amounts which would violate Section 409A.

        3.15.    ERISA Plans.     (a) Section 3.15(a) of the Partners Disclosure Schedule sets forth a complete list of the Partners Benefit Plans and any benefit plans of an Affiliate (as defined in Section 3.15(i)) that are "employee pension benefit plans" within the meaning of Section 3(2) of ERISA, and that are "employee welfare benefits plans" within the meaning of Section 3(1) of ERISA, maintained for the benefit of the employees or former employees, including any beneficiaries thereof, and directors or former directors of Partners (the "Partners ERISA Plans"). Partners has delivered to Delmar a true and correct copy of each Partners ERISA Plan and to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter or opinion letter, if applicable; (iii) any summary plan description; (iv) for the 3 most recent years the Form 5500 (annual reports) and attached schedules; and (v) for each of the Partners ERISA Plans that is a "top hat" plan, a copy of the filing with the U.S. Department of Labor. Other than as set forth in Section 3.15(a) of the Partners Disclosure Schedule, Partners does not maintain any plans of the type described in this Section 3.15(a).

        (b)   All Partners ERISA Plans have been maintained, funded and administered in compliance in all material respects with all applicable provisions of ERISA, the Code, and all other federal, state, or local laws. The assets of Partners are not subject to any liens under ERISA or the Code with respect to any Partners ERISA Plan and no event has occurred, and, to Partners' Knowledge, no condition exists, which could reasonably be expected to subject Partners or its assets to a future liability, obligation, or lien arising out of any Partners ERISA Plan. Any Partners ERISA Plan that is subject to Title IV of ERISA or that is a multiemployer plan within the meaning of Section 3(37) of ERISA has satisfied the applicable minimum funding standards under Section 302 of ERISA.

        (c)   All contributions due on or prior to the date hereof to any Partners ERISA Plan have been paid or provided for in accordance with its terms, ERISA and all other applicable federal and state statutes and regulations. All contributions, payments, fees or expenses relating to each such Partners ERISA Plans that were deducted by Partners for income tax purposes were properly deductible in the year claimed.

        (d)   There are no legal actions, claims (other than routine benefit claims made in the ordinary course), government proceedings or government inquiries, pending or threatened, with respect to any such Partners ERISA Plans, and Partners has no Knowledge of any fact which could reasonably be expected to give rise to any such legal action, claim, government proceeding or government inquiry. Neither Partners, nor to the Knowledge of Partners, any other person or entity who or which is a "party in interest" (as defined in Section 3(14) of ERISA) or "disqualified person" (as defined in Section 4975(e)(2) of the Code) has acted or failed to act with respect to any such Partners ERISA Plans in any manner which constitutes: (i) a breach of fiduciary responsibility under ERISA; (ii) a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code; or (iii) any other material violation of ERISA or the Code. Partners is not obligated to indemnify, reimburse, or contribute to the liabilities or expenses of any person or entity who may have committed or been involved in any such fiduciary breach, prohibited transaction, or material violation of ERISA or the Code.

        (e)   Each Partners ERISA Plan that was intended to constitute a qualified plan under Section 401(a) of the Code has, at all times, been qualified, in form and operation, under Section 401(a) of the Code (including the adoption of all necessary amendments to maintain such qualification); any related trust is and has, at all times, been exempt from income tax, and, to the Knowledge of Partners, nothing has occurred, or failed to occur, which could reasonably be expected to adversely affect the qualification or status of any such plan. Neither Partners, nor any Affiliate, as defined in Section 3.15(i) hereof, has ever maintained or contributed, or has any obligation to contribute, to (i) a "multiemployer plan" (as defined in Section 3(37) of ERISA) or (ii) a plan subject to Title IV of ERISA. All returns, reports, statements, notices, declarations or documents relating to a Partners ERISA Plan that are required by law to be filed with or furnished to any federal, state, or local governmental agency have been timely filed.

        (f)    Any Partners ERISA Plan that is a group health plan (as defined in Section 5000(b)(1) of the Code) has complied in all material respects with the requirements of Sections 601 through 607 of ERISA and Section 4980B of the Code and COBRA, and no such plan provides benefits to former employees or their beneficiaries except to the extent required under COBRA. None of the Partners ERISA Plans is or has been funded by a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code, a "welfare benefit fund" within the meaning of Section 419 of the Code, a "qualified asset account" within the meaning of Section 419A of the Code, or a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA.

        (g)   Each Partners ERISA Plan can be amended, modified, or terminated without participant consent and without additional liability accruing to Partners after the date of such plan termination.

Any prior amendment, modification, or termination of a Partners ERISA Plan has been made in accordance with the terms of the plan and applicable law.

        (h)   No contributions to any Partners ERISA Plan has been made in such amounts as would violate any applicable deduction limit under Section 404 of the Code. No reportable event within the meaning of Section 4043 of ERISA has occurred for any Partners ERISA Plan to which Section 4043 of ERISA applies, or will occur in connection with the transactions contemplated by this Agreement.

        (i)    For purposes of this Section 3.15, the term "Affiliate" means an entity included in the group of entities consisting of Partners and all other entities that are treated as part of the same controlled group under Section 414(b), (c), (m) or (o) of the Code.

        3.16.    Contracts; Consents.     (a) Except as set forth on Section 3.16(a) of the Partners Disclosure Schedule, neither Partners nor any Partners Subsidiary is a party to, and no property or assets of Partners or any Partners Subsidiary is subject to any contract, agreement, commitment, lease, sublease, license, arrangement, understanding or instrument (other than Loans) calling for payments in excess of $150,000 in any year, or pursuant to which Partners may sell Loans originated for purposes of sale (collectively "Partners Material Contracts"). Each such Partners Material Contract is valid and in full force and effect, and Partners, and, to the Knowledge of Partners, all other parties thereto have in all material respects performed all obligations thereunder required to be performed to date, and are not in material default. Except as set forth on Section 3.16(a) of the Partners Disclosure Schedule, no Partners Material Contract, nor any lease or sublease of real property reflected in Section 3.10 to the Partners Disclosure Schedule, contains any provision increasing or accelerating payments otherwise due, or changing or modifying the provisions or terms of such Partners Material Contract or lease, or requiring any consent as a result of this Agreement or the transactions contemplated hereby.

        (b)   Except for the approval by the requisite vote of holders of Partners Common Stock, the governmental and other approvals referred to in Section 3.4, and as set forth in Section 3.16(b) to the Partners Disclosure Schedule, no consent, permission, acquiescence, approval, or authorization of or by any third party is required to permit Partners to consummate the transactions contemplated hereby, and for Partners to have full use and enjoyment of each asset of Partners following the Effective Time.

        3.17.    Related Party Transactions.     Partners does not have any contract, extension of credit, business arrangement, depository relationship, or other relationship (written or oral) with (i) any present director or executive officer of Partners; (ii) any shareholder of Partners owning 5% or more of the Partners Common Stock; or (iii) any Reg. O affiliate of the foregoing, except as disclosed in Section 3.17 to the Partners Disclosure Schedule. Each extension of credit disclosed in Section 3.17 to the Partners Disclosure Schedule has been made in the ordinary course of business and on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable arms-length transactions, and does not involve more than the normal risk of collectability or present other unfavorable features.

        3.18.    Loans.     (a) Each of the Loans of Partners and any Partners Subsidiary: (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be; (ii) to the extent secured, has been secured by valid liens or security interests which have been perfected; and (iii) represents the legal, valid and binding obligation of the borrowers named therein, enforceable in accordance with its terms (including the validity, perfection and enforceability of any lien, security interest or other encumbrance relating to such Loan), except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights generally, and subject to general principles of equity which may limit the enforcement of certain remedies.

        (b)   Each Loan of Partners and any Partners Subsidiary was made in material compliance with the provisions of applicable laws and regulations, including but not limited to the RESPA, the Truth in

Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, and the regulations promulgated thereunder.

        (c)   To the Knowledge of Partners, no default (including any event or circumstance which with the passage of time or the giving of notice or both would constitute a default) in respect of any material provision (including any default in payment) of any Loan of Partners and the Partners Subsidiaries exists, and Partners has no Knowledge of any borrower's inability to repay any of such loans when due, whether or not such borrower is currently in default, except as reflected on Partners' classified asset schedule.

        (d)   Neither Partners nor any Partners Subsidiary is a party to any oral loan or oral extension of credit.

        (e)   No Loan of Partners or any partners Subsidiary is secured by shares of Partners Common Stock or Delmar Common Stock.

        (f)    (i) Section 3.18(f) of the Partners Disclosure Schedule identifies each contract or agreement pursuant to which Partners or any Partners Subsidiary originates, brokers, assigns or sells Loans originated for the purposes of sale (including Loans to be funded by a party other than Partners or any Partners Subsidiary) ("Partners Sold Loans").

        (ii)   Neither Partners nor any Partners Subsidiary has any liability or obligation, and to Partners' Knowledge, no party has alleged that Partners or any Partners Subsidiary has any liability or obligation, to repurchase or reacquire any Loan, or purchase collateral in respect of any Loan (or interest in any Loan) sold by Partners or any Partners Subsidiary (whether or not such loan has subsequently been reacquired by Partners or any Partners Subsidiary), or to make any payment on any Partners Sold Loan, or to make any payment to, reimburse, indemnify or hold harmless, or otherwise assume liability, by way of guarantee or otherwise, with respect to any loss, liability or expense incurred by, the purchaser (or subsequent purchaser or acquiror) of any Partners Sold Loan in respect of such Partners Sold Loan, or is otherwise subject to any liability or recourse in respect of any Partners Sold Loan. Neither Partners nor any Partners Subsidiary has any liability to any borrower as a result of the manner in which a Partners Sold Loan was originated. Section 3.18(f) of the Partners Disclosure Schedule sets forth detail with respect to any exceptions hereto, including but not limited to the nature and extent of the liability, any limits (in time or dollar amount) on such liability, the basis of such liability, the instrument under which such liability arises, the nature and amount of Partners Sold Loans resulting in such liability and the identity of the party to whom Partners may have such liability.

        (g)   No Partners Sold Loan was originated in violation of the representations and warranties of Partners or any Partners Subsidiary contained or incorporated by reference in any contract or agreement pursuant to which such Partners Sold Loan was sold or assigned, including but not limited to any representation or warranty regarding the absence of fraud, misstatement of a material fact, omission of a material fact or a fact necessary to make the information provided not misleading, regarding the Partners Sold Loan, the loan collateral, the borrower or the credit-worthiness of borrower, and any representation or warranty of Partners or any Partners Subsidiary regarding the absence of any fact, circumstance or condition which would cause, or would reasonably be expected to cause, the purchaser of the Partners Sold Loan, any subsequent purchaser, securitizer or guarantor of such Partners Sold Loan (including but not limited to FNMA, FHLMC, GNMA, FHA or the VA) to regard such Partners Sold Loan as unacceptable as an investment, ineligible for insurance, or which would otherwise cause them to consider the value or marketability of such Partners Sold Loan to be materially adversely affected.

        (h)   Neither Partners nor any Partners Subsidiary services any Loan, including any Partners Sold Loan, for which all or a portion of such Loan is not currently held in portfolio, for any third party. The servicing and collection practices of Partners and the Partners Subsidiaries with respect to Partners Sold Loans complied with applicable laws, and was in accordance with the terms and conditions of the agreements pursuant to which such Partners Sold Loans were sold, whether such servicing was conducted by Partners, any Partners Subsidiary or a third party or a servicing agent.

        (i)    Neither Partners nor any Partners Subsidiary has any Loans outstanding to, or any commitment to lend to, any Marijuana Related Business, or any Loans secured by real or personal property owned by, leased to, or occupied or utilized by a Marijuana Related Business.

        3.19.    Deposits.     None of the deposits of Partners are "brokered" deposits, as such term is defined in the rules and regulations of the FDIC, or are subject to any lien, encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and no portion of such deposits represents a deposit of any director, executive officer or related interest thereof, of Partners. None of the deposits of Partners are deposits of a Marijuana Business, and to the Knowledge of Partners, none of the deposits of Partners are deposits of a Marijuana Related Business other than a Marijuana Business.

        3.20.    Environmental Matters.     No environmental contaminant, pollutant, petroleum product, toxic or hazardous waste or similar or like substance being or having been generated, used, stored, processed, disposed of, discharged at, or being or having been otherwise present, in violation of any local, state, or federal environmental statute, regulation, rule or ordinance, at any real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure, transfer in lieu of foreclosure or by exercise of any other creditor's right) or leased by Partners or any Partners Subsidiary, or any real estate which is pledged or stands as collateral security for any Loan or other extension of credit by Partners, where such violation would reasonably be expected to have a material adverse effect on Partners. Partners has not received written notice of, nor to the Knowledge of Partners has Partners received an overt threat of, any legal, administrative, arbitral or other proceeding, claim, action, cause of action or governmental proceeding or investigation of any nature whatsoever, seeking to impose, or that could result in the imposition, on Partners or any Partner Subsidiary of any liability arising under any local, state, or federal environmental statute, regulation, rule or ordinance, and Partners is not subject to any agreement, order, judgment, decree or memorandum of any court, governmental authority, regulatory agency or third party imposing any such liability.

        3.21.    Litigation and Other Proceedings.     Neither Partners nor any Partners Subsidiary is a party to any pending, or, to the Knowledge of Partners, threatened claim, action, suit, investigation or proceeding or subject to any order, judgment or decree, except for matters which, in the aggregate, cannot reasonably be anticipated to have a material adverse effect on the ability of Partners to consummate the transactions contemplated hereby or Partners as a whole, and, to the Knowledge of Partners, there is no basis for any of the foregoing. Partners has no Knowledge of any pending or threatened action, suit or proceeding which presents a claim to prohibit, restrict or restrain the transactions contemplated hereby.

        3.22.    Absence of Undisclosed Liabilities.     Except as (i) reflected, noted and/or adequately reserved against in the Partners Financial Statements as of December 31, 2017, and (ii) incurred since December 31, 2017 in the ordinary course of business consistent with past practice, Partners has no material liabilities (whether accrued, absolute, contingent or otherwise) which were required to be reflected, noted or reserved against in the balance sheet included therein under GAAP.

        3.23.    Compliance with Laws.     (a) Partners and the Partners Subsidiaries have all permits, licenses, certificates of authority, orders and approvals of, and have made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit them to carry on their businesses as presently conducted and the absence of which would have a material adverse effect on such business; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the Knowledge of Partners, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. Partners and the Partners Subsidiaries are in compliance in all material respects with all applicable federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA Patriot Act, RESPA, the Flood Disaster Protection Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, anti-money laundering, foreign corrupt practices, suspicious activity reporting and similar matters, other than instances of non-compliance which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Partners, taken as a whole. Neither Partners not any Partners Subsidiary is in default under any order, license, regulation or demand of any federal, state, local or other governmental agency or with respect to any order, writ, injunction or decree of any court, other than instances of default which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the consolidated business, operations, assets, financial condition, prospects or results of operations of Partners, taken as a whole.

        (b)   Except for statutory or regulatory restrictions of general application, no federal, state, local or other governmental authority has placed any restrictions on the business of Partners or any Partners Subsidiary which reasonably could be expected to have a material adverse effect on Partners, taken as a whole, and Partners is not a party or subject to any order, decree, written agreement, memorandum of understanding, individual capital requirement or similar arrangement with, or a commitment letter, supervisory letter or similar submission or application to, or extraordinary supervisory letter from, any such governmental authority and Partners has not been advised that any such governmental authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, written agreement, memorandum of understanding, commitment letter, supervisory letter or similar arrangement or submission or application.

        (c)   Partners is not a party to any agreement with any individual or group regarding CRA matters and Partners has no Knowledge of, nor has Partners been advised of, or has any reason to believe that any facts or circumstances exist, which would cause Partners: (a) to be deemed not to be in satisfactory compliance with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by any regulatory agency of lower than "satisfactory"; (b) to be deemed to be operating in violation of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by OFAC, or any other applicable anti-money laundering statute, rule or regulation; or (c) to be deemed not to be in satisfactory compliance with the applicable requirements contained in any federal and state privacy or data security laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder. The Board of Directors of Partners has adopted and Partners has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 and all other applicable provisions of the USA PATRIOT Act and the regulations thereunder.

        (d)   Neither Partners, nor, to the Knowledge of Partners, any director, officer, agent, employee, affiliate or other person acting on behalf of Partners is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of any anti-bribery laws, including but not limited to (i) any law, rule, or regulation promulgated to implement the Convention, (ii) the FCPA and (iii) any other law, rule or regulation of any locality of similar purpose and scope, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any "foreign official" (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the Convention, the FCPA and similar laws, rules or regulations and Partners, its subsidiaries and affiliates have conducted their businesses in compliance with the Convention, the FCPA and similar laws, rules or regulations and have instituted and maintain policies and procedures reasonably designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith, in all material respects.

        (e)   Neither Partners, nor to the Knowledge of Partners, its officers, directors, supervisors, managers, agents, or employees, has violated, any anti-money laundering laws, including but not limited to, applicable federal, state, international, foreign or other laws, regulations or government guidance regarding anti-money laundering, including, without limitation, Title 18 U.S. Code section 1956 and 1957, the Patriot Act, the Bank Secrecy Act, and international anti-money laundering principles or procedures by any intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur, all as amended, and any executive order, directive, or regulation pursuant to the authority of any of the foregoing, or any orders or licenses issued thereunder, and no action, suit or proceeding by or before any court or Governmental Entity, authority or body or any arbitrator involving Partners with respect to such anti-money laundering laws is pending or, to the best Knowledge of Partners, threatened. Partners has instituted and maintains policies and procedures designed to ensure continued compliance with anti-money laundering laws.

        (f)    None of Partners, or, to the Knowledge of Partners, any director, officer, agent, employee, affiliate or other person acting on behalf of Partners is (A) an individual or entity currently the subject or target of any Sanctions or (B) located, organized or resident in a country or territory that is the subject of Sanctions.

        3.24.    Proxy Statement, Etc.     None of the information supplied or to be supplied by, and relating to, Partners for inclusion, or included, in (i) the Proxy Statement (as defined in Section 4.5) to be mailed to the shareholders of Partners in connection with the Partners Shareholder Meeting (as defined in Section 4.5), (ii) the Registration Statement (as defined in Section 4.5) or (iii) any other documents to be filed with the SEC, any state securities commission or any other federal or state regulatory agency in connection with the transactions contemplated hereby will, at the respective times such information is supplied or such documents are filed or mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading. All documents which Partners is responsible for filing with any regulatory agency in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law.

        3.25.    Anti-Takeover Provisions.     Partners has taken all actions required to exempt it, Delmar, Delmarva, this Agreement, the Share Exchange and the transactions contemplated hereby, from any provisions of an antitakeover nature contained in its organizational documents or the provisions of any federal or state "antitakeover," "fair price," "moratorium," "affiliate transaction," "control share acquisition" or similar laws or regulations applicable to Partners ("Takeover Laws").

        3.26.    Derivative Instruments.     Partners is not a party to any interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for the account of Partners, or for the account of one or more of its customers.

        3.27.    Tax Treatment.     (a) Partners has not taken or agreed to take any action, and has no Knowledge of any fact or circumstance, that could reasonably be expected to prevent the Share Exchange from qualifying as a "reorganization" under Section 368(a) of the Code.

        (b)   There has not been an ownership change, within the meaning of Section 382(g) of the Code and applicable U.S. Treasury Regulations, of Partners that occurred during or after any taxable period in which Partners incurred an operating loss that carries over to any taxable period ending after the fiscal year of Partners immediately preceding the date of this Agreement.

        3.28.    Fairness Opinion.     Partners has received, on or prior to the date hereof, the written opinion of Sandler O'Neill & Partners, L.P. to the effect that the Consideration is fair to the shareholders of Partners from a financial point of view.

        3.29.    Brokers and Finders.     Except for the fee set forth in Section 3.29 of the Partners Disclosure Schedule payable to Sandler O'Neill & Partners, L.P., neither Partners, nor any of its officers, directors, employees, or shareholders has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted, directly or indirectly, for Partners, in connection with this Agreement or the transactions contemplated hereby.

        3.30.    No Registration Rights.     Partners has not granted any person the right to require Partners to register any securities for sale under the Securities Act.

ARTICLE IV

CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME

        4.1.    Forbearance.     From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, as set forth in the Delmar Disclosure Letter or the Partners Disclosure Letter, Delmar and Partners covenant and agree that, without the prior written consent of the other party, which shall not be unreasonably withheld or delayed, it will not do, or agree or commit to do, and will cause their respective Subsidiaries not to do or agree or commit to do, any of the following:

          (a)   conduct its business other than in the ordinary course of business consistent with past practice;

          (b)   fail to use its commercially reasonable efforts to: preserve its business organization intact in all material respects; maintain good relationships with its employees; preserve for itself the goodwill of its customer and other business relationships;

          (c)   except as in the ordinary course of business consistent with past practice, enter into or assume any Delmar Material Contract or Partners Material Contract (as applicable) with respect to the purchase of good or services, or capital improvements or equipment,

          (d)   make any material commitment, incur any material liabilities or material obligations, whether directly or by way of guaranty, including any obligation for borrowed money whether or not evidenced by a note, bond, debenture or similar instrument (other than deposits, federal funds purchased, borrowings from the Federal Reserve Bank of Richmond and the Federal Home Loan Bank of Atlanta, and securities sold under agreements to repurchase, in each case in the ordinary course of business consistent with past practice), acquire or dispose of any material property or asset, or subject any of their respective assets or properties to any lien, claim, charge or encumbrances whatsoever;

          (e)   declare, set aside or pay any dividend or other distribution on any class of its capital stock, whether payable in cash, stock or other property, except, to the extent permitted by applicable law and regulation: (i) payment by Delmar of its regular quarterly dividend in the amount of $0.025 per share, which dividend may be increased to an amount not in excess of $0.03 per share; (ii) dividends from wholly owned Subsidiaries to such Subsidiary's parent company; (iii) dividends or distributions from non-wholly owned Subsidiaries paid to the equity owners thereof in proportion to the equity interests in such Subsidiaries; and (iv) dividends and distributions payable in common stock permitted under Section 4.1(n);

          (f)    redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock; merge into any other corporation or bank or permit any other corporation or bank to merge into it, or consolidate with any other corporation or bank; liquidate, sell or dispose of any assets or acquire any assets, otherwise than in the ordinary course of its business consistent with past practice or as expressly required by this Agreement, and in the case of Delmar and the Delmar Subsidiaries purchase or otherwise acquire any shares of Partners capital stock or any securities or obligations convertible into or exchangeable for any shares of Partners capital stock;

          (g)   issue any shares of its capital stock except: (i) with respect to Partners, in connection with the exercise of Partners Options or Series B Warrants granted prior to the date hereof; and (ii) with respect to Delmar, in connection with the exercise of Delmar Options or the vesting of restricted stock or restricted stock unit awards with respect to Delmar Common Stock;

          (h)   issue or grant any new award for any option, warrant, shares of restricted stock or restricted stock units or other equity based compensation instruments with respect to, or other right to acquire; Partners Common Stock or Delmar Common Stock, as applicable;

          (i)    grant any increase in compensation to its employees or officers or directors, or pay any bonus, or effect any increase in retirement benefits to any class of employees or its officers (unless any such change shall be required by applicable law) except for: (i) increases in salary and bonuses made as part of the annual review process consistent with past practices or bonuses and increases in salary consistent with the benchmarks and principles stated in the document titled "Annual Incentive Plan 2018 (VAPB Committee meeting 9.18.18) LBH edits" (the "Compensation Consultant Report"), a copy of which has been provided to Delmar, as applied in good faith by the management of Partners; (ii) cash contributions to its 401(k) Plan in the ordinary course of business consistent with past practice; and (ii) payment of accrued year end bonuses consistent with (y) either past practices or as applied in good faith by the management of Partners, the benchmarks and principles stated in the Compensation Consultant Report and (z) the budget as in effect on the date hereof.

          (j)    extend or modify the terms of any option, warrant, restricted stock award or restricted stock unit award, or other right to acquire Partners Common Stock or Delmar Common Stock, as applicable, except as contemplated herein;

          (k)   open, close or relocate any office, branch or banking facility, or acquire, establish or divest any banking or nonbanking facility, or file an application with any federal or other regulatory agency with respect to any of the foregoing;

          (l)    establish, organize, form, incorporate or acquire any subsidiary, or purchase or acquire shares of capital stock or other ownership interest in any entity, other than as a result of the default of a debt previously contracted;

          (m)  issue any new or replacement certificate for any shares of Partners Common Stock or Delmar Common Stock, as applicable, purported to have been lost stolen or destroyed, except upon receipt of appropriate affidavits of loss and purchase by the shareholder of an indemnity bond from a third party insurer regularly engaged in the issuance of such bonds;

          (n)   amend its Certificate or Articles of Incorporation or Organization bylaws, or similar organizational documents; effect any capital reclassification, stock dividend, stock split, consolidation of shares or similar change in capitalization, except, with respect to Delmar only, for any such change which results in an adjustment in the Exchange Ratio in accordance with Section 1(e) hereof;

          (o)   take, cause or permit the occurrence of any change or event which would (i) render any of its representations and warranties contained herein untrue in any material respect; (ii) adversely affect the ability to obtain the necessary approvals of governmental authorities required for the transactions contemplated hereby; or (iii) adversely affect the ability of such party to perform its covenants and agreements under the Agreement;

          (p)   adopt, enter into or amend any employment, consulting, change in control, severance or other compensatory agreement, arrangement or policy with or with respect to any officer, employee or director, except in the ordinary course of business consistent with past practices, provided however, that except as set forth in Section 4.1(p) of a party's Disclosure Schedule, no party or its respective Subsidiaries shall enter into any employment, consulting, change in control, severance or other compensatory agreement, arrangement or policy with or with respect to any new hire with (i) a position of senior vice president or higher, or (ii) annualized base compensation of $100,000 or more, without at least 30 days prior notice to and consultation with, the other party; and notice of the consummation of any such new hire shall be provided to the other party within five (5) days of employment;

          (q)   enter into any new line of business, or materially change its lending, investment, underwriting, risk management, asset/liability management; loan and deposit pricing, and other banking and operating policies material to it and its Subsidiaries, except as required by applicable law;

          (r)   make any material change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in regulatory accounting requirements or GAAP.

          (s)   (i) enter into any related party transaction of the type contemplated by Section 3.17 hereof (with respect to Delmar or Delmarva, mutatis mutandis), except for transactions relating to deposit relationships or the extension of credit in the ordinary course of business, on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with unaffiliated parties, and which do not present more than the normal risk of collectability or other unfavorable features;

            (ii) cancel without payment in full, or modify in any material respect any contract relating to, any loan or other obligation receivable from any 5% shareholder, director or officer, or any member of the immediate family of the foregoing, or any related interest of any of the foregoing;

          (t)    settle any material litigation which settlement involves payment by Partners, Delmar or Delmarva, as applicable, of an amount which exceeds $50,000 in any individual litigation or group or similar or related litigations arising out of the same facts, and/or would impose any material restriction on the business of Partners, Delmar or Delmarva, as applicable;

          (u)   grant any waiver of the time to assess any Tax or waiver of the statutory period of limitation with respect to any Tax except where necessary to avoid the assessment of any Tax it disputes in good faith; or grant any person a power of attorney or authorization to represent it in connection with any Taxes, other than powers of attorney which terminate as of the Effective Time; and

          (v)   originate any residential mortgage loan for purposes of sale other than for loan participations in the ordinary course of business consistent with past practice, provided however that this provision shall not apply to any loan originated by Johnson Mortgage Company in the ordinary course of business consistent with past practice.

        4.2    [Omitted.]

        4.3    Conduct of Business.    From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, or as set forth in the Delmar Disclosure Letter or Partners Disclosure Letter, Delmar and Partners covenant and agree that, without the prior written consent of the other party, which shall not be unreasonably withheld or delayed, it will, and will cause its Subsidiaries to:

          (a)   maintain all of its structures, equipment, and other real and personal property in good repair, order and condition, ordinary wear and tear and unavoidable casualty excepted;

          (b)   use all reasonable efforts to preserve or collect all material claims or causes of action of, to enforce all Loan agreements, realize upon collateral and pursue Loan guarantees;

          (c)   keep in full force and effect all insurance coverage maintained;

          (d)   perform in all material respects all obligations under all Delmar Material Contracts and Partners Material Contracts, as applicable, and leases of real property;

          (e)   comply in all material respects with all statutes, laws, regulations, rules, ordinances, orders, decrees, consent agreements, examination reports and other federal, state and local governmental or regulatory directives applicable to it and the conduct of its business;

          (f)    at all times maintain the allowance for loan losses in accordance with GAAP and regulatory requirements;

          (g)   at all times promptly take and recognize appropriate charge-offs and establish reserves for any additional contingencies as required in accordance with GAAP and regulatory requirements;

          (h)   use commercially reasonable efforts to make appropriate staff of Delmar and Partners available for training and to assist in the systems and operations conversion, provided that such training and assistance do not interfere with their duties with Delmar or Partners, respectively.

        4.4.    No Control.     Nothing contained in this Agreement (including but not limited to the provisions of Section 4.1, 4.2 and 4.3 hereof) shall give, or be interpreted, construed or applied to give; either party direct or indirect control of, or the right to directly or indirectly control, the business or operations of the other party, or any Subsidiary of the other party prior to the Effective Time.

        4.5    Approval of Partners Shareholders.     Partners shall cause a meeting of its shareholders (the "Partners Shareholder Meeting") to be convened as soon as reasonably possible, but no later than 50 days after the registration statement, on Form S-4 or other applicable form (the "Registration Statement") in connection with the issuance of the shares of Delmar Common Stock to the Partners shareholders as part of the Consideration in the Share Exchange (including the proxy statement for the Partners Shareholder Meeting and prospectus and other proxy solicitation materials of Partners constituting a part thereof (the "Proxy Statement") and all related documents), is declared effective under the Securities Act for the purpose of considering the approval of the Share Exchange and adoption of this Agreement. The Registration Statement will be to be prepared by Delmar with the assistance of Partners in connection with the Share Exchange. Partners shall cause to be distributed to each shareholder of record of Partners (according to the transfer records of Partners as of the record date for the Partners Shareholder Meeting), a copy of the Proxy Statement together with such other material required by applicable statutes and regulations. The Proxy Statement shall be mailed by Partners on the date (the "Mailing Date") at least 25 calendar prior to the date of the Partners Shareholder Meeting. Except as contemplated by Section 5.11, the Board of Directors of Partners shall recommend to Partners' shareholders that they vote the shares of Partners Common Stock held by them to approve the Share Exchange and to adopt this Agreement, and Partners shall use its best efforts in good faith to obtain its shareholders' approval of the Share Exchange and this Agreement in accordance with law and Partners' organizational documents.

ARTICLE V

ADDITIONAL AGREEMENTS

        5.1.    Access and Information.     Each party (the "Disclosing Party") shall afford the other party (the "Receiving Party") and the Receiving Party's accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours of the Disclosing Party, during the period prior to the Effective Time, to all of the Disclosing Party's and its Subsidiaries' properties, books, contracts, commitments and records and, during such a period, shall furnish promptly to the Receiving Party: (a) to the extent permitted by applicable law or regulation, a copy of each report, schedule and other document filed or received by it during such period with or from (i) the Virginia Bureau of Financial Institutions; (ii) the Maryland Commissioner of Financial Regulation; (iii) the FDIC or (iv) the Federal Reserve Board; and (b) all other information concerning its business, assets, properties and personnel as the Receiving Party may reasonably request. The Receiving Party and its accountants, counsel, financial advisors and other representatives will request permission for all such access reasonably in advance, and all such access will be subject to applicable laws and regulations and will be conducted in a manner designed to minimize disruption to the normal business operations and employee or customer relations of the Disclosing Party. The Receiving Party shall cause all information obtained by it or its representatives from the Disclosing Party pursuant to this Agreement or in connection with the negotiation thereof, including, without limitation, the schedules hereto, to be treated as confidential in accordance with the provisions of the Mutual Confidentiality Agreement dated as of August 20, 2018 between Delmar and Partners.

        5.2.    Offering Statement, Registration Statement, Proxy Statement; Applications; Cooperation.     (a) (i)  Subject to the timely receipt of information regarding Partners required to be included therein, and of comments, consents, exhibits or other documents to be provided by Partners and its advisors or representatives, Delmar agrees to prepare and file with the SEC prepare and file with the SEC as promptly as reasonably practicable after the date of this Agreement the Registration Statement and the Proxy Statement to be used in connection with the Partner Shareholders Meeting. Partners shall prepare and furnish such information relating to it and its directors, officers and shareholders and Partners' business and operations as may be reasonably required to comply with SEC rules and regulations or SEC staff comments in connection with the Registration Statement and Proxy Statement. Delmar shall provide Partners and its legal, financial and accounting advisors the opportunity to review and provide comments: (x) upon such Registration Statement and Proxy Statement a reasonable time prior to its filing and (y) on all amendments and supplements thereto, and all responses to requests for additional information and replies to comments relating to the Registration Statement and Proxy Statement at a reasonable time prior to filing or submission to the SEC. Delmar may, in its discretion, elect to non-publicly submit a draft filing prior to the public filing. Delmar shall consider in good faith all comments from Partners and its legal, financial and accounting advisors to the Registration Statement and Proxy Statement, all amendments and supplements thereto and all responses to requests for additional information, and shall not include any information in the foregoing about Partners or its officers, directors, business, arrangements, operations or stock or the Share Exchange that has not been approved by Partners, which approval shall not be unreasonably withheld, delayed or conditioned.

           (ii)  Partners agrees it shall, and shall cause its employees, agents, representatives, and advisors to, cooperate fully with Delmar and Delmar's counsel and accountants in requesting and obtaining appropriate opinions, consents, analyses and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement. Each of Delmar and Partners agrees to use its reasonable best efforts to cause the Registration Statement and Proxy Statement to be declared effective as promptly as reasonably practicable after the filing thereof. Delmar also agrees to use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective pursuant to the Securities Act, Partners shall promptly mail the Proxy Statement to all of its shareholders.

          (iii)  Each of Partners and Delmar agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement and Proxy Statement shall, at the time such document and each amendment or supplement thereto, if any, is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to shareholders and at the time of the Partners Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of Partners and Delmar further agrees that if such party shall gain Knowledge prior to either the date effectiveness of the Registration Statement or the date of the Partners Shareholder Meeting of any information furnished by such party that would cause any of the statements in the Registration Statement or Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to cooperate to take the necessary steps to amend or supplement the Registration Statement or the Proxy Statement to correct such false or misleading statement or such omission.

          (iv)  Delmar agrees to advise Partners, promptly after Delmar receives notice thereof, of the time when the Registration Statement has been declared effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Delmar Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent Delmar has Knowledge thereof, threat of any proceeding for any such purpose, of any request by the SEC for the amendment or supplement of the Registration Statement or Proxy Statement or for additional information or of any other correspondence from the SEC that relates to Partners or the Share Exchange. Delmar agrees to promptly provide to Partners copies of correspondence between Delmar (or any of its representatives and advisors on Delmar's behalf), on the one hand, and the SEC, on the other hand as to relates to the Registration Statement, Proxy Statement or the Share Exchange.

        (b)   As promptly as practicable after the furnishing by Partners of all information regarding it required to be reflected therein, Delmar shall file: (i) the applications, notices, waiver requests or other appropriate filings with the Federal Reserve Board, the Virginia Bureau of Financial Institutions and any other regulatory agency having authority over the Share Exchange and the transactions contemplated hereby, required by applicable law and regulation for the consummation of the transactions contemplated by this Agreement, and (ii) any other applications for regulatory or other approvals deemed necessary or appropriate by Delmar. Partners and its legal, financial and accounting advisors shall have the right to review and comment upon the applications prior to their filing. To the extent available, Delmar shall request expedited treatment of such applications, and shall take reasonable steps to pursue approval of the applications. Partners agrees that it shall, and shall cause its employees, agents, representatives, and advisors to, cooperate with Delmar and its advisors in the preparation and filing of the regulatory applications, including, but not in limitation, by providing on a prompt basis information requested by Delmar or its advisors for inclusion in such documents, and by providing comments on drafts of such documents on a timely basis.

        5.3.    Notice of Actual or Threatened Breach.     Each party will promptly give written notice to the other parties upon the occurrence of any event, Knowledge of any impending or threatened occurrence of any event, or the failure of any event to occur, which constitutes, or which reasonably could cause or constitute, a breach of any of the representations, warranties or covenants made by such party in this Agreement, any other significant changes or inaccuracies in any data previously given or made available to the other parties, or which might threaten consummation of the transaction contemplated hereby.

        5.4.    Current Information.     (a) During the period from the date of this Agreement to the Effective Time, Partners will: (i) cause one or more of its representatives to confer on a regular and frequent basis with representatives of Delmar to report Partners' financial condition and the general status of its ongoing operations; (ii) promptly notify Delmar of any material change in the normal course of Partners' business or in the operation of Partners' properties and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Partners; (iii) provide Delmar with monthly internal financial statements and general ledger reports, prepared on a basis consistent with past practice, not later than 14 calendar days after month end; (iv) promptly provide to Delmar copies of all regulatory applications or notices required to be filed by Partners under this Agreement and related correspondence to and from the applicable regulatory authorities to the extent legally permitted; and (v) keep Delmar fully informed with respect to such events.

        (b)   During the period from the date of this Agreement to the Effective Time, Delmar will (i) cause one or more of its representatives to confer on a regular basis with representatives of Partners to report Delmar's and Delmarva's financial condition and their ongoing operations; (ii) promptly notify Partners of any material change in the normal course of the businesses of Delmar and Delmarva or in the operation of their properties and any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving them; (iii) provide Partners with monthly internal financial statements and general ledger reports for Delmar and Delmarva, prepared on a basis consistent with past practice, not later than 14 calendar days after month end; (iv) promptly provide to Partners copies of all regulatory applications required to be filed by Delmar under this Agreement and related correspondence to and from the applicable regulatory authorities to the extent legally permitted; and (v) keep Partners fully informed with respect to such events.

        5.5.    Expenses.     Each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and to the consummation of the Share Exchange and the transactions contemplated hereby. Each of Delmar and Partners agrees that its aggregate expenses, including all fees and expenses of legal counsel, accountants, and financial or other advisors shall be reasonable and customary.

        5.6.    Filing of Exchange Documents.     Delmar and Partners shall execute and deliver and use their best efforts to file appropriate Articles of Share Exchange or other appropriate documents with the Virginia State Corporation Commission and Maryland State Department of Assessments and Taxation at the earliest practicable date after satisfaction or waiver of the conditions set forth in Article VI hereof.

        5.7.    Miscellaneous Agreements and Consents.     Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby. Delmar or Partners, as the case may be, will use commercially reasonable efforts to obtain consents of all third parties and governmental bodies necessary or desirable for the consummation of the transactions contemplated by this Agreement.

        5.8.    Press Releases and Public Disclosures.     Delmar and Partners will consult with each other and jointly approve the form, substance and timing of any press release, disclosures to shareholders, staff, customers, and the public at large on matters related to this Agreement or any of the transactions contemplated hereby. Notwithstanding the foregoing, Delmar and Partners agree that Delmar and Partners shall, promptly following the execution hereof, issue a joint press release announcing the execution of the Agreement and the proposed Share Exchange.

        5.9.    Employee Matters.     (a) Delmar agrees that each Partners employee and each Delmar employee (excluding any employee subject to an employment agreement, change in control agreement, severance agreement or other agreement which provides for payments following involuntary termination without cause or termination for "good reason") who is involuntarily terminated without cause within nine months following the Effective Time shall, subject to any necessary regulatory approvals, receive a severance payment of two weeks of pay for every full year of service to Partners or Delmar, as applicable, with a minimum of four weeks pay and a maximum of twenty six weeks pay. No such terminated employee will be entitled to any payment with respect to a partial year of service. Section 5.8(a) of the Partners Disclosure Schedule contains a list of all current employees of Partners and their start dates upon which their respective lengths of service will be based.

        (b)   Except for the Partners 401(k) Plan, which is addressed separately in Section 5.9(e) below, for the period from the Effective Time through December 31, 2020 (the "Transition Period"), unless agreed to otherwise in writing by Partners or unless otherwise required by law, Delmar agrees to maintain, or cause Partners to maintain, the Partners Benefit Plans, including any policies related to paid time off or holidays, for the benefit of the employees of Partners. Prior to and following the Effective Time, Delmar, Delmarva, and Partners will work together to determine whether to maintain separately, combine or terminate any or all of the Partners Benefit Plans and Delmar Benefit Plans following the Transition Period. To the extent continuing employees of Partners following consummation of the Share Exchange ("Continuing Employees"), are covered by any Delmar Benefit Plan, such Continuing Employees will be eligible to participate in such plans on the same basis as similarly situated Delmar employees and shall receive credit for prior years of service with Partners or an Affiliate in determining eligibility to participate in and vesting of benefits and entitlement of benefits under each such plan but excluding benefit accruals under any defined benefit plans, and except to the extent that service crediting would result in any duplication of benefits for the same period of service. Former employees of Partners who are retained on a temporary or interim basis for a transitional period following the Closing not exceeding 120 days may be excluded from participating in Delmar benefit plans that are covering Continuing Employees only if approved in writing by Partners.

        (c)   Delmar shall use its reasonable efforts to cause medical, dental or health plans of the Delmar, to (i) provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by Continuing Employees and their beneficiaries during the portion of the calendar year prior to such participation; and (ii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such Continuing Employees on or after the Effective Time to the extent such Continuing Employee is covered by such plan and such Continuing Employee had satisfied any similar limitation or requirement under an analogous plan of Partners' prior to the Effective Time.

        (d)   Delmar and Partners acknowledge that it may be appropriate and convenient to provide certain employees of Partners or Delmarva who are important to the transition but are not as of the date hereof or as of the Closing parties to an employment, severance or change in control agreement or will not be retained as employees of Partners or Delmar or a Delmar Subsidiary, with an incentive, in the form of a "retention" or "pay to stay" bonus, to remain in the employ of Partners or Delmarva, as applicable, until Closing, until the completion of a systems conversion, or some other transition period following Closing. Accordingly, Delmar and Partners shall each provide a retention pool as mutually agreed by Delmar and Partners to such employees with such recipients, amount of payments and timing of payments to be agreed to in writing by the parties no later than 60 days following the date of this Agreement. Such payments shall be made to the applicable individuals if they are still employed by one of the parties upon their designated "work through" date as set forth in the written retention bonus pool agreement. The parties reserve the right to amend the retention bonus pool agreement from time to time, by a mutual written agreement. The aggregate amount of such retention bonuses payable to employees of Partners and Delmarva under this Retention Bonus Pool Agreement is set forth in Section 5.9(d) of the Partners Disclosure Schedule and the Delmar Disclosure Schedule, respectively. Payments pursuant to this Section 5.9(d) shall be made by the party employing a given payment recipient immediately prior to the Effective Time.

        (e)   Prior to the Effective Time, Partners shall vest 100% all accrued benefits for affected participants under the VBA Defined Contribution Plan for Virginia Partners Bank (the "Partners 401(k) Plan"), effective on and subject to the consummation of the Share Exchange. Following the Effective Time, Delmar agrees to maintain, or to cause Partners to maintain, the Partners 401(k) Plan, including maintaining the current level of employer matching and employer discretionary contributions (which shall remain at the discretion of Partners), through the end of the Transition Period. During the Transition Period, Delmar, Delmarva and Partners shall work together to determine how best to integrate the Partners 401(k) Plan with The Bank of Delmarva 401(k) Profit Sharing Plan (the "Delmarva 401(k) Plan"). Prior to the Effective time, each party agrees to amend its 401(k) Plan to the extent necessary to ensure that there is no duplication of participation or benefits under the 401(k) Plans.

        (f)    Nothing in this Agreement (i) gives any person who performs services for the Partners the right to continue performing services with Partners, Delmar, or Delmarva; (ii) establishes, amends, or limits the right to terminate any "employee benefit plan" (as defined under Section 3(3) of ERISA) of Partners, Delmar, or Delmarva; and (iii) gives any person who has performed services for the Partners any right as a third-party beneficiary.

        5.10.    D&O Indemnification.     (a) From and after the Effective Time, and through the six year anniversary of the Effective Time, Delmar shall indemnify and hold harmless the current and former officers, employees, directors and agents of Partners (each an "Indemnified Person") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of any act or omission or other matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of Partners, or is or was serving at the request of Partners as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of this Agreement or consummation of the Share Exchange, to the fullest extent permissible under Virginia law and Partners' Articles of Incorporation and Bylaws as in effect on the date of this Agreement, to the same extent and on the same conditions as such person is entitled to indemnification pursuant to applicable law and Partners' Articles of Incorporation or Bylaws as in effect on the date of this Agreement, and/or any agreement, arrangement or understanding between Partners and such Indemnified Person, as in effect on the date of this Agreement and which have been disclosed in Section 5.10(a) of the Partners Disclosure Schedule, to the extent Delmar is legally permitted to do so.

        (b)   Any Indemnified Person wishing to claim indemnification under this Section 5.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Delmar, but the failure to so notify shall not relieve Delmar of any liability it may have to such Indemnified Person if such failure does not actually materially prejudice Delmar. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Delmar shall have the right to assume the defense thereof and shall not be liable to such Indemnified Persons for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Persons in connection with the defense thereof, except that if Delmar elects not to assume such defense or counsel for the Indemnified Persons advises that there are issues which raise conflicts of interest between Delmar and the Indemnified Persons, the Indemnified Persons may retain counsel which is reasonably satisfactory to Delmar, and Delmar shall pay, promptly as statements therefore are received, the reasonable fees and expenses of such counsel for the Indemnified Persons (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Persons will cooperate in the defense of any such matter, (iii) Delmar shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (iv) Delmar shall have no obligation hereunder to the extent that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Person in the manner contemplated hereby is prohibited by applicable laws and regulations.

        (c)   For six years after the Effective Time, there shall be maintained in force (either through the purchase by Partners of tail coverage of Partners' existing officers' and directors' liability insurance policy, under Delmar's existing policy, or another policy), officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person covered by the Partners' officers' and directors' liability insurance policy as of the Effective Time, on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof, provided that Delmar shall not be obligated to pay premiums for the tail or other policy covering the full six year period in excess of, and Partners shall not pay a premium in excess of, 300% of the amount paid by Partners in their last full fiscal year for one year's coverage, which amount is set forth in Section 5.10(c) of the Partners Disclosure Schedule, and provided, further, that if Delmar is unable to maintain, or Partners is unable to obtain, such policy (or substitute policy) as a result of the preceding proviso, Delmar or Partners shall obtain as much comparable insurance as is available for a period of six years following the Effective Time. Section 5.10(c) of the Partners Disclosure Schedule sets forth each contract, agreement, plan, resolution, articles provision, bylaw provision or other arrangement or understanding pursuant to which Partners has or may have any obligation to indemnify any director, officer, employee or agent.

        5.11.    Acquisition Proposals.     (a) Partners agrees that from the date hereof until the Effective Time, except as expressly permitted hereby, it shall not solicit, encourage, or authorize any person, including but not limited to directors, officers, shareholders, employees, investment bankers, financial advisors, attorneys, accountants or other retained representatives, to solicit from, any third party, or facilitate inquiries or the making of proposals relating to any Acquisition Proposal (as hereinafter defined); or engage in Communications (as hereinafter defined) with or provide any such third party with information or assistance or negotiate or conduct any discussions with any such third party to facilitate such inquiries or to obtain an Acquisition Proposal, or continue any such activities in progress on the date hereof. Notwithstanding the foregoing, discussions and written communications (but not the negotiation of transaction terms, the provision of due diligence information or the entry into any agreement binding on Delmar or Partners) by Lloyd B. Harrison, III with one or more third party regarding the potential interest of such third party in engaging in the investigation and possible negotiation, after the Effective Time, of a merger, consolidation, reorganization, business combination, share purchase or exchange, purchase and assumption, recapitalization or similar transaction involving Delmar or any Delmar Subsidiary, as they exist following the Effective Time, shall be deemed not to be a violation of Section 5.11. Partners agrees that it shall, upon request by Delmar, provide Delmar with such information regarding the conduct and status of such discussions and written communications as Delmar may reasonably request.

        (b)   Partners shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Delmar) conducted heretofore with respect to an Acquisition Proposal, and it or Sandler O'Neill & Partners, L.P. shall request in writing all persons other than Delmar who have been furnished confidential information regarding Partners in connection with the solicitation of or discussions regarding an Acquisition Proposal within the twelve (12) months prior to the date hereof promptly to return or destroy such information (except where such request is expressly prohibited under any nondisclosure or similar agreement between Partners and such persons, and provided that such requirement shall not require any recipient of information to destroy or delete automatic electronic backup copies maintained in accordance with such party's normal and customary backup policies, or to require any information recipient legally required to maintain copies of such confidential information to return or destroy such information, provided that such confidential information continues to be subject to the provisions of such nondisclosure or similar agreement. Partners agrees not to release any third party from the confidentiality and standstill provisions of any agreement to which Partners is or may become a party, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any person to make an Acquisition Proposal.

        (c)   Partners shall ensure that the directors, officers, employees, agents and representatives (including any investment bankers, financial advisors, attorneys, accountants or other retained representatives) of Partners are aware of the restrictions described in this Section as reasonably necessary to avoid violations thereof. It is understood that any violation of the restrictions set forth in this Section by any director, officer, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of Partners, shall be deemed to be a breach of this Section by Partners.

        (d)   Notwithstanding anything contained in Section 5.11(a) to the contrary, in the event that Partners shall receive, prior to the Closing, an Unsolicited Acquisition Proposal (as hereinafter defined) which, in the good faith determination of the Board of Directors of Partners, the fiduciary duty of the directors under Virginia law requires that the Board of Directors consider, negotiate or communicate, or provide information with respect to (collectively "Communications"), because such Unsolicited Acquisition Proposal is more favorable from a financial point of view to the shareholders of Partners than the Share Exchange, which such determination shall be made after receiving the advice of counsel to Partners regarding the requirements of the fiduciary duty of the directors under Virginia law and the advice of Partners' financial advisor that the Unsolicited Acquisition Proposal is more favorable to Partners' shareholders from a financial point of view than the Share Exchange, then Partners shall be entitled to engage in such Communications and take such other actions described in, and subject to, the provisions of Section 5.11(e) hereof. In the event that the Board of Directors of Partners:

            (i)  approves entering into an agreement for any Unsolicited Acquisition Proposal, or Partners consummates any such Unsolicited Acquisition Proposal, then this Agreement shall terminate as of the date of such approval or consummation, and Partners shall be liable for the amount specified in Section 7.2(b).

           (ii)  while any unrejected Unsolicited Acquisition Proposal exists, (1) recommends any Unsolicited Acquisition Proposal to the shareholders of Partners; (2) shall fail to recommend the Share Exchange to the shareholders of Partners in accordance with this Agreement; (3) withdraws or adversely modifies its recommendation of the Share Exchange to shareholders of Partners; (4) materially breaches its obligations under Section 4.5 by failing to call, give notice of, convene and hold the Partners Shareholder Meeting in accordance with Section 4.5; or (5) subsequent to the Communications End Date (as defined in Section 5.11(d)(iii)), fails upon request of Delmar to reconfirm its recommendation of the Share Exchange to shareholders of Partners; then this Agreement shall terminate as of the date of such event set forth in (1), (2), (3), (4) or (5), and Partners shall be liable for the amount specified in Sections 7.2(b).

          (iii)  shall make the determination described in Section 5.11(a) resulting in Partners engaging in Communications with respect to any Unsolicited Acquisition Proposal, and (1) such Communications shall continue until the earlier of: (i) 30 days after the date on which Partners provided notice of such Unsolicited Acquisition Proposal to Delmar; and (ii) the day which is the day immediately prior to the date set forth in Section 7.1(b) (the "Communications End Date"), and (2) Partners shall not have (x) rejected such Unsolicited Acquisition Proposal, and (y) advised Delmar orally and in writing of such rejection, by noon on the Communications End Date, then Delmar shall have the right to terminate this Agreement, effective immediately, upon notice to Partners, and Partners shall be liable for the amount specified in Section 7.2(b).

        (d)   For purposes of this Section 5.11:

            (i)  An "Acquisition Proposal" shall mean any inquiry, offer or proposal, other than the Share Exchange, received by Partners from any person or entity other than Delmar or an affiliate of Delmar (including deemed receipt as a result of the public announcement of such proposal by the proponent) regarding: (1) any merger, consolidation, reorganization, business combination, share purchase or exchange, purchase and assumption, recapitalization or similar transaction involving Partners; or (2) any sale, lease, transfer, pledge, encumbrance or other disposition, directly or indirectly, of all, or any substantial portion of, the assets of Partners.

           (ii)  An "Unsolicited Acquisition Proposal" shall mean any Acquisition Proposal received without violation of the provisions of Section 5.11(a). Any Acquisition Proposal received as a result of a violation of Section 5.11(a) shall not be deemed an Unsolicited Acquisition Proposal.

        (e)   Partners shall promptly, and in any event no more than 24 hours after receipt and prior to engaging in Communications with the party making the Unsolicited Acquisition Proposal, advise Delmar of, and communicate to Delmar the terms of, and provide Delmar with a copy of, any such Acquisition Proposal or inquiry with respect to an Acquisition Proposal addressed to Partners, or of which Partners or its executive officers, directors, employees, agents or representatives has actual Knowledge. Partners' Board of Directors shall use its best efforts to cause its officers, directors, employees, agents and representatives to comply with the requirements of this Section.

        5.12.    Partners Options and Warrants.     As soon as reasonably practicable after the Effective Time, Delmar shall deliver to holders of Partners Options and the Series B Warrant which have been converted into options or warrants to acquire Delmar Common Stock in accordance with the provisions of Section 1.1 hereof, a notice setting forth a statement of the modified terms thereof.

        5.13.    Disclosure.     The Partners Disclosure Schedule and the Delmar Disclosure Schedule called for by this Agreement shall be updated as of the Closing Date for comparative and information purposes. Disclosure of an item for the first time on such updated schedules shall not be considered in determining the truth or accuracy of any representation or warranty.

        5.14    Delmar Material Transactions.     Delmar agrees that from the date hereof until the Effective Time: (a) the Board of Directors shall not approve, and it shall not enter into, any agreement, arrangement or understanding with respect to the merger, acquisition, consolidation, share exchange or similar business combination transaction involving Delmar and/or Delmarva and any party other than Partners, pursuant to which the Delmar Common Stock would be converted into cash or the securities of another party;

        (b)   the Board of Directors shall not approve, and it shall not enter into, any agreement, arrangement or understanding with respect to the merger, acquisition, consolidation, share exchange or similar business combination transaction pursuant to which Delmar would directly or indirectly, acquire twenty-five percent (25%) or more of the assets of, or ownership interests in, any third party or entity other than Partners (except pursuant to foreclosure or deed or transfer in lieu of foreclosure in the ordinary course of business); and

        (c)   If any actions by Delmar with respect to a possible transaction of the kinds described in Sections 5.14(a) and (b) include the negotiation of transaction terms or the provision of due diligence information, or otherwise advance beyond discussions and written communications, Delmar shall promptly (i) provide Partners written notice of such actions, including the identity of the party or parties involved, a summary of any terms proposed, and a description of the nature and scope of information exchanged between Delmar and such party or parties and (ii) respond in reasonable detail to questions from Partners regarding such actions..

ARTICLE VI

CONDITIONS

        6.1    Conditions to Each Party's Obligation to Effect the Share Exchange.     The respective obligations of each party to effect the Share Exchange shall be subject to the fulfillment or waiver at or prior to the Effective Time of each of the following conditions:

          (a)    Partners Shareholder Approval.     The Share Exchange and the Agreement shall have been approved by the requisite vote of the shareholders of Partners.

          (b)    Regulatory Approvals.     Delmar shall have received approval of the transactions contemplated by this Agreement from the Federal Reserve, the Virginia Bureau of Financial Institutions, and any other federal or state regulatory agencies whose approval is required for consummation of such transactions, and all notice and waiting periods after the granting of any such approval shall have expired.

          (c)    Registration Statement.     The Registration Statement shall have been declared effective by the SEC and no stop order suspending the use or effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn. Delmar shall have received all necessary registrations, qualifications or approvals under the securities laws of any state in which holders of Partners Common Stock shall reside, or there shall be available appropriate exemptions from such registration, qualification or approval.

          (d)    No Injunction.     No injunction, restraining order, stop order or other order or action of any federal or state court or agency in the United States which prohibits, restricts or makes illegal the consummation of the transactions contemplated hereby, shall be in effect, and no action, suit or other proceeding seeking such shall have been instituted or threatened, and no statute, rule or regulation shall have been enacted, issued or promulgated, by any state or federal government or government agency, which prohibits, restricts or makes illegal the consummation of the transactions contemplated hereby.

          (e)    Directors.     Any required regulatory approvals with respect to the Partners' Designees serving as the directors of Delmar, shall have been received. Delmar shall have, concurrently with the execution of this Agreement, received the written resignations of each of the members of Delmar's Board of Directors other than the Continuing Directors and Mr. Lehman, effective as of the Effective Time, provided, however, that no written resignation shall be required from any director of Delmar required to retire on or before December 31, 2018.

          (f)    Warrant Amendment/Exercise.     Kenneth R. Lehman shall have, concurrently with the execution of this Agreement, entered into an agreement with Partners amending the Series B Warrant to increase the exercise price per share of Partners Common Stock to $12.75 per share and obligating Lehman to exercise the Series B Warrant in full, including payment of the exercise price thereunder, on the first business day immediately following the Effective Time.

          (g)   Employee Matters. (i) Lloyd B. Harrison, III, President and Chief Executive Officer of Partners, shall have, concurrently with the execution of this Agreement, entered into a new employment agreement with Delmar and Partners to be effective as of the Effective Time, substantially in the form attached hereto as Exhibit 6.1(g)(i)(A) and (B) a termination agreement with Partners to be effective immediately before the Effective Time, substantially in the form attached hereto as Exhibit 6.1(g)(i)(B).

    (ii)
    John W. Breda, President and Chief Executive Officer of Delmar and Delmarva, shall have, concurrently with the execution of this Agreement, entered into (A) a new employment agreement with Delmar and Delmarva to be effective as of the Effective Time, substantially in the form attached hereto as Exhibit 6.1(g)(ii)(A) and (B) a termination agreement with Delmar and Delmarva to be effective immediately before the Effective Time, substantially in the form attached hereto as Exhibit 6.1(g)(ii)(B).

    (iii)
    J. Adam Sothen, Executive Vice President and Chief Financial Officer of Partners, shall have, concurrently with the execution of this Agreement, entered into a new employment agreement with Partners to be effective as of December 1, 2018, substantially in the form attached hereto as Exhibit 6.1(g)(iii).

    (iv)
    Wallace N. King, Executive Vice President and Senior Loan Officer of Partners, shall have, concurrently with the execution of this Agreement, entered into a new employment agreement with Partners to be effective as of December 1, 2018, substantially in the form attached hereto as Exhibit 6.1(g)(iv).

        6.2    Conditions to Obligation of Delmar to Effect the Share Exchange.     The obligations of Delmar to effect the Share Exchange shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

          (a)    Representations and Warranties; Corporate Proceedings.     Each representation and warranty of Partners set forth in Article II hereof shall be true and correct in all material respects (except those representations and warranties which are qualified by a materiality standard, which shall be true and correct in all respects) as of the date of this Agreement and as of the Effective Time (other than those limited to a specified date, which shall speak only as to such date), and Delmar shall have received a certificate of the President and Chief Executive Officer and Chief Financial Officer of Partners to that effect. All corporate action required to have been taken by, or on the part of, Partners to authorize the execution, delivery and performance of this Agreement and the Share Exchange shall have been duly and validly taken, and Delmar shall have received certified copies of the resolutions evidencing such authorizations.

          (b)    Performance of Obligations.     Partners shall have in all material respects performed all obligations required to be performed by it under this Agreement prior to the Effective Time, and Delmar shall have received a certificate of the President and Chief Executive Officer and Chief Financial Officer of Partners to that effect.

          (c)    Tax Opinion.     There shall have been delivered to Delmar an opinion of Miles & Stockbridge, P.C., in form and substance reasonably acceptable to Delmar, dated as of the Closing Date, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such letter, for federal income tax purposes, the Share Exchange will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering its opinion, Miles & Stockbridge, P.C. may require to be provided, and may rely upon, representations contained in certificates of officers of each of Delmar and Partners.

          (d)    No Material Adverse Change.     There shall not have been, since the date hereof, any material adverse change in the business, operation, financial condition, prospects or results of operations of Partners.

          (e)    Regulatory Approvals.     The approvals of the Share Exchange contemplated by this Agreement from the Federal Reserve, the Virginia Bureau of Financial Institutions, and any other federal or state regulatory agencies whose approval is required for consummation of such transaction, shall not contain any condition or conditions that, Delmar reasonably determines would have a material adverse effect on the value of the Share Exchange to Delmar (excluding conditions that are ordinarily imposed in connection with transactions of the type contemplated by this Agreement), and all notice and waiting periods after the granting of any such approval shall have expired. Not in limitation of the foregoing, neither Delmar shall, as a condition to the approval or consummation of the Share Exchange, be required to enter into, approve, adopt, agree, consent or subject itself or Delmar Subsidiary (including any entity that would become a Delmar Subsidiary as a result of the Share Exchange) to any order (other than the approval order), decree, written regulatory agreement, memorandum of understanding, individual capital requirement, or similar arrangement with, or a commitment letter, supervisory letter or similar submission or application to, or extraordinary supervisory letter or action of any kind whatsoever, by or with any regulatory agency.

          (f)    Litigation.     At the Effective Time, there shall not be pending or to the Knowledge of Partners or Delmar, threatened against Partners, Delmar or Delmarva or the officers, directors or employees thereof in their capacity as such, any suit, action or proceeding (including antitrust actions) which, if successful, would, in the reasonable judgment of Delmar, have a material adverse effect on Partners or Delmar.

          (g)    Support Agreement.     Each of the directors and executive officers of Partners in office as of the date of execution of this Agreement, shall have, concurrently with the execution of this Agreement, entered into a Support Agreement in substantially the form attached hereto as Exhibit 6.2(g).

          (h)    Brokers and Finders Fees.     Partners shall have paid in full, at or prior to Closing, all amounts owing in respect of the payments contemplated in Section 3.29 hereof.

          (i)    Third Party Consents and Agreements.     Partners shall have obtained all third party consents to the Share Exchange required under any Partners Material Contract, except such consents which, individually or in the aggregate do not result in a material adverse effect on Partners. To the extent required by the applicable real property lease, Partners shall have obtained the consent of the landlord under each real property lease described in Section 3.10 of the Partners Disclosure Schedule to the change of ownership of Partners as a result of the Share Exchange.

          (j)    Dissenters.     Holders of not more than 10.0% of the outstanding Partners Common Stock shall have validly exercised and perfected their rights to dissent from the Share Exchange and demand Dissenters' Rights.

        6.3    Conditions to Obligation of Partners to Effect the Share Exchange.     The obligation of Partners to effect the Share Exchange shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

          (a)    Representations and Warranties; Corporate Proceedings.     Each representation and warranty of Delmar set forth in Article II hereof shall be true and correct in all material respects (except those representations and warranties which are qualified by a materiality standard, which shall be true and correct in all respects) as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (other than those limited to a specified date, which shall speak only as to such date), and Partners shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Delmar to that effect. All corporate action required to have been taken by, or on the part of, Delmar to authorize the execution, delivery and performance of this Agreement and the Share Exchange shall have been duly and validly taken, and Partners shall have received certified copies of the resolutions evidencing such authorizations.

          (b)    Performance of Obligations.     Delmar shall have in all material respects performed all obligations required to be performed by it under this Agreement prior to the Effective Time, and Partners shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Delmar to that effect.

          (c)    Tax Opinion.     There shall have been delivered to Partners an opinion of Troutman Sanders LLP, in form and substance reasonably acceptable to Partners, dated as of the Closing Date, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such letter, for federal income tax purposes, the Share Exchange will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering its opinion, Troutman Sanders LLP may require to be provided, and may rely upon, representations contained in certificates of officers of each of Delmar and Partners.

          (d)    Permits, Authorizations, Etc.     Delmar shall have obtained all permits, authorizations, consents, waivers, clearances or approvals required to be obtained by it for the lawful consummation of the Share Exchange in accordance with applicable law.

          (e)    No Material Adverse Change.     There shall not have been, since the date hereof, any material adverse change in the business, operation, financial condition, prospects or results of operations of Delmar, taken as a whole.

          (f)    Consideration.     Delmar shall have deposited with the Exchange Agent, and authorized and directed the Exchange Agent to issue, the Consideration to be paid to holders of Partners Common Stock in accordance with the provisions of Article I hereof.

          (g)    Litigation.     At the Effective Time, there shall not be pending or to the Knowledge of Partners or Delmar, threatened against Partners or Delmar or the officers, directors or employees thereof in their capacity as such, any suit, action or proceeding (including antitrust actions) which, if successful, would in the reasonable judgment of Partners, have a material adverse effect on Delmar, as a whole.

          (h)    D&O Indemnification.     Partners shall have received evidence reasonably satisfactory to it of the liability insurance required by Section 5.10(c).

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

        7.1    Termination.     This Agreement may be terminated at any time prior to the Effective Time:

        (a)   by mutual consent of Delmar and Partners;

        (b)   by either Delmar or Partners, at any time after September 30, 2019, if the Share Exchange shall not theretofore have been consummated, unless: (i) the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants or agreements of such party set forth herein or; (ii) the date reflected in this Section 7.1(b) shall be extended in writing by all of the parties hereto;

        (c)   (i) by Partners, in the event of the material breach by Delmar of any representation, warranty, covenant or agreement contained herein, other than the provisions of Section 5.14, if such breach has not been, or cannot be, cured within 30 days of delivery of written notice of breach, or (ii) by Delmar, in the event of the material breach by Partners of any representation, warranty, covenant or agreement contained herein if such breach has not been, or cannot be, cured within of 30 days of delivery of written notice of breach, provided that no cure period shall be available for a breach involving the provisions of Section 5.11(a);

        (d)   by either Partners or Delmar if any governmental or regulatory approval required for consummation of the Share Exchange and the transactions contemplated hereby shall have been denied by final, non-appealable order, or any such denial shall not have been appealed within the time available for such appeal, or any governmental or regulatory authority shall have requested that any application in connection with the Share Exchange be withdrawn and such application is withdrawn;

        (e)   by either Partners or Delmar, in the event that any of the conditions precedent to the obligation of such party to consummate the Share Exchange cannot be satisfied or fulfilled by the date specified in 7.1(b) of this Agreement, provided that the terminating party shall not be in material breach of a representation, warranty or covenant of this Agreement at the time of termination pursuant to this Section 7.1(e);

        (f)    by either Partners or Delmar, in the event that the Share Exchange and the Agreement are not approved by the requisite vote of the shareholders of Partners at the Partners Shareholder Meeting;

        (g)   by either Partners or Delmar, in accordance with the provisions of Section 5.11(d);

        (h)   by Partners, if the Partners Board so determines by a vote of the majority of the members of the entire Partners Board, at any time during the five-day period commencing with the Determination Date (as defined below), if both of the following conditions are satisfied:

          (A)  The quotient obtained by dividing the Average Closing Price by the Starting Price (as defined below) (the "Delmar Ratio") shall be less than 0.80; and

          (B)  (x) the Delmar Ratio shall be less than (y) the quotient obtained by dividing the Final Index Price by the Index Price on the Starting Date (each as defined below) and subtracting 0.20 from the quotient in this clause (B)(y) (such number in this clause (B)(y) that results from dividing the Final Index Price by the Index Price on the Starting Date being referred to herein as the "Index Ratio");

subject, however, to the following three sentences. If Partners elects to exercise its termination right pursuant to this Section 7.1(h), it shall give written notice to Delmar promptly, and in any event within the five-day period commencing with the Determination Date. During the five-day period commencing with its receipt of such notice, Delmar shall have the option to increase the consideration to be received by the holders of Partners Common Stock hereunder, by adjusting the Exchange Ratio (calculated to the nearest one one-thousandth) to equal the lesser of (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Starting Price, 0.80 and the Exchange Ratio (as then in effect) by (B) the Average Closing Price and (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the Delmar Ratio. If Delmar so elects within such five-day period, it shall give prompt written notice to Partners of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 7.1(h) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified.)

        For purposes of this Section 7.1(h) the following terms shall have the meanings indicated:

        "Average Closing Price" shall mean the average of the daily closing prices for the shares of Delmar Common Stock for the ten consecutive full trading days on which such shares are actually traded on the over-the-counter market (as reported by Bloomberg or, if not reported thereby, any other authoritative source) ending at the close of trading on the Determination Date.

        "Determination Date" shall mean the 10th day prior to the Closing Date, provided that if shares of the Delmar Stock are not actually traded on the over-the-counter market on such day, the Determination Date shall be the immediately preceding day to the 10th day prior to the Closing Date on which shares of Delmar Stock actually trade on the over-the-counter market.

        "Final Index Price" shall mean the average of the Index Prices for the five consecutive full trading days ending on the trading day prior to the Determination Date.

        "Index Group" shall mean the KBW Nasdaq Regional Banking Index (KRX).

        "Index Price" shall mean the closing price on such date of the KBW Nasdaq Regional Banking Index (KRX).

        "Starting Date" shall mean the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.

        "Starting Price" shall mean $            .

        (i)    by Partners, in the event that Delmar breaches Section 5.14, provided that Partners may only exercise the right to terminate this Agreement pursuant to this Section 6.1(i) within 15 days of the date of such breach.

        7.2    Effect of Termination.     In the event of termination of this Agreement by either Partners or Delmar as provided in Section 7.1 above, this Agreement shall forthwith become void and there shall be no liability on the part of either Partners or Delmar or their respective officers or directors, except that: (i) the provisions of this Section 7.2, the provisions regarding the confidentiality treatment of documents of Section 5.1, and the provisions of Section 5.5 shall survive any such termination and abandonment; and (ii) a termination pursuant to Section 7.1 shall not relieve the breaching party from liability for money damages to the non-breaching party for any fraud, for any willful misconduct or willful breach of a material provision of this Agreement giving rise to such termination (except for a breach described in paragraph (b) below).

        (b)   Notwithstanding anything to the contrary contained herein, in the event of termination of this Agreement (i) automatically or by either Partners or Delmar pursuant to Section 7.1(g); (ii) by either Partners or Delmar pursuant to Section 7.1(f) if (1) prior to such termination Partners violates Section 5.11(a); or (2) receives an Unsolicited Acquisition Proposal which shall have been publicly disclosed to shareholders of Partners or of which shareholders of Partners shall have been advised and in the case of (2) Partners shall have entered into a definitive agreement with respect to such Unsolicited Acquisition Proposal within one year following such termination; (iii) by Delmar pursuant to Section 7.1(b), if prior to such termination Partners violates Section 5.11(a); (iv) by Delmar pursuant to Section 7.1(c), if prior to such termination (1) Partners shall have willfully breached any representation, warranty, covenant or agreement contained herein and (2) Partners shall have (A) prior to such breach received an Unsolicited Acquisition Proposal or (B) violated Section 5.11(a), then Partners shall, within three business days of such termination pay to Delmar, by wire transfer of immediately available funds, the sum of $2,200,000.

        (c)   Notwithstanding anything to the contrary contained herein, in the event of termination of this Agreement by Partners pursuant to Section 7.1(i), then Delmar shall, within three business days of such termination pay to Partners, by wire transfer of immediately available funds, the sum of $2,200,000.

        (d)   It is expressly acknowledged and agreed that the sole remedy available to Delmar upon a termination pursuant to Section 7.1(g) or in any other circumstance in which Partners shall pay Delmar the amount payable under Section 7.2(b) shall be such amount payable under Section 7.2(b). It is expressly acknowledged and agreed that the sole remedy available to Partners upon a termination in any circumstance in which Delmar shall pay Partners the amount payable under Section 7.2(c) shall be such amount payable under Section 7.2(c).

        (e)   Partners agrees that they shall cause the acquiror in respect of any Acquisition Proposal to expressly assume the obligation of Partners to make the payment under Section 7.2(b) to the extent such payment obligation has not been previously satisfied. Notwithstanding anything to the contrary contained herein, the obligations of Partners to make such payments and to cause such assumption shall survive the termination of this Agreement and shall be binding upon Partners and any successor or assign of Partners, whether by merger, consolidation, share purchase or exchange, asset purchase, or otherwise.

        (f)    Subject to Section 7.2(c), Delmar and Partners acknowledge that the business and assets of Partners, and the acquisition of Partners by Delmar, are unique and that, if the parties fail to consummate the transactions contemplated by this Agreement, the parties may have no adequate remedy at law. Each party shall be entitled, in addition to the rights provided by this Section 7.2 and its other remedies at law, to specific performance of this Agreement if the other party shall, without cause, refuse to consummate the transactions contemplated by this Agreement.

        (g)   Delmar and Partners acknowledge and agree that the agreements contained in Section 5.11(d), Section 5.14, Section 7.2(b) and Section 7.2(c) are integral parts of the transactions contemplated by this Agreement, that without such agreement the parties would not have entered into this Agreement and that such amounts do not constitute a penalty. If a party (or any successor thereto) fails to pay the other party (or any successor thereto) the amount due under such sections within the time periods specified therein, the party required to make the payment (and any successor thereto) shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the party entitled to payment (or any successor thereto) in connection with any action in which it prevails, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the maximum interest rate payable on judgments pursuant to applicable Maryland law, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

        7.3.    Amendment.     This Agreement may be amended by the parties hereto, by action taken by or on behalf of their respective Boards of Directors, at any time before or after approval of the Share Exchange by the shareholders of Partners; provided, however, that after such approval no such amendment shall reduce the value of or change the form of the consideration to be delivered to each of Partners' shareholders as contemplated by the Agreement, unless such amendment is subject to obtaining the approval of the amendment by the shareholders of Partners and such approval is obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto which expressly states its intention to amend this Agreement.

        7.4    Waiver.     At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

 ARTICLE VIII

GENERAL PROVISIONS

        8.1    Investigation; Survival of Agreements.     No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation. Except for those covenants and agreements expressly to be carried out after the Effective Time, including without limitation those in Sections 1.3, 1.6, 5.9, and 5.10, the agreements, representations, warranties and covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Effective Time.

        8.2    Notices.     All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given (i) on the date given if delivered personally prior to 5:00 PM on a business day; (ii) on the date received if sent by commercial overnight delivery service; (iii) on the fifth calendar day after depositing in the mail, if mailed by United States registered or certified mail (return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice). Facsimile or email transmission of notices may be sent as courtesy or informational copies, but shall not constitute the giving of notice.

(a)	if to Delmar:
John W. Breda President and Chief Executive Officer Delmar Bancorp 2245 Northwood Drive Salisbury, MD 21801 Fax: 410-742-9588 E-mail: jbreda@bankofdelmarva.com
Copy to:
Noel M. Gruber, Esq. Buckley Sandler LLP 1250 24th Street, 7th Floor Washington, DC 20037 Fax: (202) 349-8080 E-mail: ngruber@buckleysandler.com
(b)	if to Partners:
Lloyd B. Harrison, III President and Chief Executive Officer Virginia Partners Bank 410 William Street P.O. Box 8029 Fredericksburg, VA 22404 E-mail: lharrison@vapartnersbank.com
Copy to:
Jacob A. Lutz, III, Esquire Troutman Sanders LLP 1001 Haxall Point Richmond, VA 23219 Email: jake.lutz@troutman.com

        8.3    Material Adverse Effect.     Notwithstanding anything to the contrary contained herein, the term "material adverse change" or "material adverse effect" or words of similar import, means, with respect to any party, any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, developments or occurrences, (a) has had or would reasonably be expected to result in a material adverse effect on the business, operations, assets, financial condition, prospects or results of operations, of such party and its Subsidiaries taken as a whole (provided, however, that a "material adverse effect" shall not be deemed to include facts, circumstances, events, changes, effects, developments and/or occurrences arising out of, relating to or resulting from (i) changes, after the date hereof, in laws of general applicability or interpretations thereof by courts or governmental authorities but only to the extent the effect on such person and its subsidiaries, taken as a whole, is not materially worse than the effect on similarly situated banks and their holding companies; (ii) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting principles generally applicable to banks but only to the extent the effect on such person and its subsidiaries, is not materially worse than the effect on similarly situated banks; (iii) changes in global, national or regional political or social conditions or general economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the industries in which such party and its Subsidiaries operate but only to the extent the effect on such person and its subsidiaries, is not materially worse than the effect on similarly situated banks, (iv) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof unless separately excluded hereunder, or changes in the trading price or trading volume of a party's common stock, in and of itself, but not including any underlying causes thereof unless separately excluded hereunder, (v) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, (vi) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party's relationships with its customers or employees) or actions or omissions taken with the prior written consent of the other party hereto or expressly required by this Agreement, or (vii) the expenses incurred by either party in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement; or (b) prevents or materially impairs the ability of such party to timely consummate the transactions contemplated hereby.

        8.4.    "Knowledge" and "Belief."     The term "Knowledge" or "belief," as used with respect to Delmar shall mean the actual knowledge of the President and Chief Executive Officer; Chief Financial Officer, Chief Lending Officer, Chief Technology Officer and Chief Credit Officer, and with respect to Partners shall mean the actual knowledge of President and Chief Executive Officer; Chief Financial Officer, Chief Lending Officer, Chief Technology Officer, and Chief Credit Officer and that Knowledge that such persons would have obtained upon a reasonable examination of the books, records and accounts of such party.

        8.5.    Severability.     Except to the extent that application of this Section 8.5 hereof would have a material adverse effect on Delmar or Partners, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

        8.6.    Headings.     The headings of the Articles and Sections of this Agreement are for convenience of reference only and shall not be deemed to be a part of this Agreement. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

        8.7    Attorneys' Fees.     In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys' fees in addition to any other remedy.

        8.8    Schedules and Exhibits.     All schedules and exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement. The parties acknowledge and agree that the inclusion of an item in a Disclosure Schedule as an exception to a representation shall not be deemed an admission by a party that such item was required to be disclosed therein.

        8.9    Miscellaneous.     This Agreement (including schedules, exhibits, documents and instruments referred to herein)

        (a)   together with all disclosure letters, schedules, exhibits, documents and instruments attached hereto or required to be delivered herewith, or at or prior to Closing, constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof;

        (b)   is not intended to confer upon any person not a party hereto any rights or remedies hereunder, other than with respect to the provisions of Sections 1.3 and 5.10 which shall inure to the benefit of the directors, officers and employees of Partners referred to therein and their respective heirs and personal representatives, who are intended to be third-party beneficiaries thereof;

        (c)   shall not be assigned by operation of law or otherwise;

        (d)   shall be governed in all respects by the laws of the State of Maryland without regard to the choice of laws provisions thereof; and

        (e)   may be executed in two or more counterparts which together shall constitute a single agreement.

[Signatures appear on following page]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be affixed hereto, all as of the date first written above.

ATTEST: [SEAL]	DELMAR BANCORP
/s/ BETSY EICHER Name: Betsy Eicher Title: Secretary	By:	/s/ JOHN W. BREDA John W. Breda President & Chief Executive Officer
ATTEST: [SEAL]	VIRGINIA PARTNERS BANK
/s/ WALLACE N. KING Name: Wallace N. King Title: Secretary	By:	/s/ LLOYD B. HARRISON, III Lloyd B. Harrison, III President and Chief Executive Officer

Signature page to Agreement and Plan of Share Exchange

INDEX OF DEFINITIONS

        The terms below are defined in the indicated sections of the Agreement.

Acquisition Proposal	5.11(d)(i)
Agreement	Preamble
Average Closing Price	1.1(d)
7.1(h)
belief	8.4
BHCA	2.1(a)
Closing	1.4(a)
Closing Date	1.4(a)
COBRA	2.25(f)
Code	Recitals
Communications	5.11(d)
Communications End Date	5.11(d)(iii)
Compensation Consultant Report	4.1(i)
Consideration	1.1(a)
Continuing Directors	1.3
Convention	2.15(d)
CRA	2.15(a)
Delaware Commissioner	2.6
Delmar	Preamble
Delmar Benefit Plans	2.22(b)
Delmar Common Stock	Recitals
Delmar Disclosure Schedule	Article II
Delmar Financial Statements	2.4(a)
Delmar ERISA Plans	2.25(a)
Delmar IT Systems	2.23(b)
Delmar Material Contracts	2.16(a)
Delmar Ratio	7.1(h)
Delmar Reports	2.6
Delmar Returns	2.12
Delmar Stock Plans	2.2(a)
Delmar Subsidiary	2.7
Delmar 2004 Plan	2.2(a)
Delmar 2014 Plan	2.2(a)
Delmarva	1.1(f)
Delmarva 401(k) Plan	5.9(e)
Determination Date	7.1(h)
Disclosing Party	5.1
Dissenter Payment	1.7
Dissenters' Rights	1.7
Dissenting Shareholder	1.7
Dissenting Shares	1.7
Effective Time	1.4(b)
ERISA	2.25(a)
Exchange Agent	1.6
Exchange Ratio	1.1(a)
FCPA	2.15(d)
FDIA	2.3(c)

A-1-1

FDIC	1.6(f)
Federal Reserve Board	2.6
FICA	2.12(e)
Final Index Price	7.1(h)
GAAP	2.4(a)
Indemnified Person	5.10(a)
Index Group	7.1(h)
Index Price	7.1(h)
Index Ratio	7.1(h)
Kenmore Agreement	1.1(c)
Knowledge	8.4
Liberty Plans	2.2(a)
Loans	2.13(a)
Mailing Date	4.5
material adverse change	8.3
material adverse effect	8.3
Nasdaq	1.3
OFAC	2.15(c)
Partners	Preamble
Partners Benefit Plans	3.15(a)
Partners Common Stock	Recitals
Partners' Designees	1.3
Partners Financial Statements	3.5(a)
Partners IT Systems	3.13(b)
Partners Material Contracts	3.16(a)
Partners Options	1.1(b)
Partners Reports	3.7(a)
Partners Shareholder Meeting	4.5
Partners Sold Loans	3.18(f)(i)
Partners Stock Plans	1.1(b)
Partners 401(k) Plan	5.9(e)
Proxy Statement	4.5
Receiving Party	5.1
Registration Statement	4.5
RESPA	2.13(b)
Sanctions	2.15(f)
SCC	1.4(b)
SDAT	1.4(b)
SEC	2.10
Section 409A	1.1(b)
Securities Act	2.2(b)
Series B Warrant	1.1(c)
Share Exchange	1.1(a)
Starting Date	7.1(h)
Starting Price	7.1(h)
Subsidiary	2.7
Takeover Laws	3.25
Tax	2.12(q)
Tax Return	2.12(r)
Transition Period	5.9(b)
Unsolicited Acquisition Proposal	5.11(d)(ii)
2008 Partners Plan	1.1(b)
2015 Partners Plan	1.1(b)

A-1-2

Annex B

Opinion of Sandler O'Neill

December 11, 2018

Board of Directors
Virginia Partners Bank
410 William Street
Fredericksburg, VA 22401

Ladies and Gentlemen:

        Virginia Partners Bank ("Partners") and Delmar Bancorp ("Delmar") are proposing to enter into an Agreement and Plan of Share Exchange (the "Agreement") pursuant to which Delmar will acquire Partners through the exchange of shares of common stock, $0.01 par value per share of Delmar ("Delmar Common Stock"), for shares of the common stock, $5.00 par value per share, of Partners ("Partners Common Stock"). Subject to the terms and conditions of the Agreement, at the Effective Time, without any action on the part of the holder thereof, each share of Partners Common Stock, except for certain shares as set forth in the Agreement, shall be converted into 1.7179 shares (the "Exchange Ratio") of Delmar Common Stock (the "Share Exchange"). Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The terms and conditions of the Share Exchange are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Partners Common Stock.

        Sandler O'Neill & Partners, L.P. ("Sandler O'Neill", "we" or "our"), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated December 7, 2018; (ii) certain publicly available financial statements and other historical financial information of Partners that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Delmar and its banking subsidiary, The Bank of Delmarva, that we deemed relevant; (iv) certain internal financial projections for Partners for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of Partners; (v) certain internal financial projections for Delmar for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of Delmar; (vi) the relative contributions of assets, liabilities, equity and earnings of Partners and Delmar to the combined entity; (vii) the pro forma financial impact of the Share Exchange on Delmar based on certain assumptions relating to purchase accounting adjustments, as provided by the senior management of Delmar, as well as assumptions relating to cost savings and transaction expenses, as confirmed with the senior managements of Partners and Delmar; (viii) the publicly reported historical price and trading activity for Partners Common Stock and Delmar Common Stock, including a comparison of certain stock market information for Partners Common Stock and Delmar Common Stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded; (ix) a comparison of certain financial information for Partners and Delmar with similar financial institutions for which information is publicly available; (x) the financial and non-financial terms of certain recent business combinations in the banking industry (on a nationwide basis), to the extent publicly available; (xi) the current market environment generally and the banking environment in particular; and (xii) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Partners and its representatives the business, financial condition, results of operations and prospects of Partners and held similar discussions with certain members of the management of Delmar and its representatives regarding the business, financial condition, results of operations and prospects of Delmar.

        In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by Partners or Delmar or their respective representatives, or that was otherwise reviewed by us, and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have relied on the assurances of the respective managements of Partners and Delmar that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Partners or Delmar or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of Partners or Delmar. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Partners or Delmar, or of the combined entity after the Share Exchange, and we have not reviewed any individual credit files relating to Partners or Delmar. We have assumed, with your consent, that the respective allowances for loan losses for both Partners and Delmar are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

        In preparing its analyses, Sandler O'Neill used certain internal financial projections for Partners for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of Partners. In addition, Sandler O'Neill used certain internal financial projections for Delmar for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of Delmar. Sandler O'Neill also received and used in its pro forma analyses certain assumptions relating to purchase accounting adjustments, as provided by the senior management of Delmar, as well as assumptions relating to cost savings and transaction expenses, as confirmed with the senior managements of Partners and Delmar. With respect to the foregoing information, the respective senior managements of Partners and Delmar confirmed to us that such information reflected the best currently available projections, estimates and judgments of those respective managements as to the future financial performance of Partners and Delmar, respectively, and the other matters covered thereby, and we assumed that the future financial performance reflected in such information would be achieved. We express no opinion as to such information, or the assumptions on which such information is based. We have also assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of Partners or Delmar since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Partners and Delmar will remain as going concerns for all periods relevant to our analysis.

        We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Share Exchange, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Partners, Delmar, the Share Exchange or any related transactions, and (iii) the Share Exchange and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that Partners has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Share Exchange and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

        Our opinion is necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of Partners Common Stock or Delmar Common Stock at any time or what the value of Delmar Common Stock will be once it is actually received by the holders of Partners Common Stock.

        We have acted as Partners' financial advisor in connection with the Share Exchange and will receive a fee for our services, which fee is contingent upon closing of the Share Exchange. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the transaction fee which will become payable to Sandler O'Neill on the day of closing of the Share Exchange. Partners has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. In the two years preceding the date hereof, we have provided certain other investment banking services to Partners. Most recently, Sandler O'Neill acted as financial advisor to Partners in connection with Partners' offer and sale of common stock, which transaction closed in December 2016. Sandler O'Neill has not provided any investment banking services to Delmar in the two years preceding the date hereof. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Partners, Delmar and their respective affiliates. We may also actively trade the equity and debt securities of Partners, Delmar and their respective affiliates for our own account and for the accounts of our customers.

        Our opinion is directed to the Board of Directors of Partners in connection with its consideration of the Agreement and the Share Exchange and does not constitute a recommendation to any shareholder of Partners as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Share Exchange. Our opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Partners Common Stock and does not address the underlying business decision of Partners to engage in the Share Exchange, the form or structure of the Share Exchange or any other transactions contemplated in the Agreement, the relative merits of the Share Exchange as compared to any other alternative transactions or business strategies that might exist for Partners or the effect of any other transaction in which Partners might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Share Exchange by any officer, director or employee of Partners or Delmar, or any class of such persons, if any, relative to the compensation to be received in the Share Exchange by any other shareholder. This opinion has been approved by Sandler O'Neill's fairness opinion committee. This opinion may not be reproduced without Sandler O'Neill's prior written consent; provided, however, Sandler O'Neill will provide its consent for the opinion to be included in regulatory filings to be completed in connection with the Share Exchange.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to holders of Partners Common Stock from a financial point of view.

Very truly yours,

Annex C

Appraisal Rights Provisions

Appraisal Rights Provisions
Sections 13.1-729 through 13.1-741 of the Virginia Stock Corporation Act, as amended

§ 13.1-729. Definitions.

        In this article:

        "Affiliate" means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive officer thereof.

        "Beneficial shareholder" means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner's behalf.

        "Corporation" means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered by §§ 13.1-734 through 13.1-740, includes the surviving entity in a merger.

        "Fair value" means the value of the corporation's shares determined:

          a.     Immediately before the effectuation of the corporate action to which the shareholder objects;

          b.     Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

          c.     Without discounting for lack of marketability or minority status except, if appropriate, for amendments to the articles pursuant to subdivision A 5 of § 13.1-730.

        "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

        "Interested transaction" means a corporate action described in subsection A of § 13.1-730, other than a merger pursuant to § 13.1-719 or 13.1-719.1, involving an interested person in which any of the shares or assets of the corporation are being acquired or converted. As used in this definition:

          1.     "Beneficial owner" means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares; except that a member of a national securities exchange is not deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because the member is the record holder of the securities if the member is precluded by the rules of the exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby is deemed to have acquired beneficial ownership, as of the date of the agreement, of all voting shares of the corporation beneficially owned by any member of the group.

          2.     "Interested person" means a person, or an affiliate of a person, who at any time during the one-year period immediately preceding approval by the board of directors of the corporate action:

            a.     Was the beneficial owner of 20% or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if the offer was made within one year prior to the corporate action for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action;

            b.     Had the power, contractually or otherwise, to cause the appointment or election of 25% or more of the directors to the board of directors of the corporation; or

            c.     Was a senior executive officer or director of the corporation or a senior executive officer of any affiliate thereof, and that senior executive officer or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

              (1)   Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

              (2)   Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in § 13.1-691; or

              (3)   In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

        "Preferred shares" means a class or series of shares whose holders have preference over any other class or series of shares with respect to distributions.

        "Record shareholder" means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

        "Senior executive officer" means the chief executive officer, chief operating officer, chief financial officer and anyone in charge of a principal business unit or function.

        "Shareholder" means both a record shareholder and a beneficial shareholder.

§ 13.1-730. Right to appraisal.

        A.    A shareholder is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder's shares, in the event of any of the following corporate actions:

          1.     Consummation of a merger to which the corporation is a party (i) if shareholder approval is required for the merger by § 13.1-718, or would be required but for the provisions of subsection G of § 13.1-718; however, appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger, or (ii) if the corporation is a subsidiary and the merger is governed by § 13.1-719;

          2.     Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

          3.     Consummation of a disposition of assets pursuant to § 13.1-724 if shareholder approval is required for the disposition, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series if:

            a.     Under the terms of the corporate action approved by the shareholders there is to be distributed to the shareholders in cash the corporation's net assets, in excess of a reasonable amount reserved to meet claims of the type described in § 13.1-746 or 13.1-746.1:

              (1).  Within one year after the shareholders' approval of the action; and

              (2).  In accordance with their respective interests determined at the time of distribution; and

            b.     The disposition of assets is not an interested transaction;

          4.     An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created;

          5.     Any other amendment to the articles of incorporation, or any other merger, share exchange or disposition of assets to the extent provided by the articles of incorporation, bylaws or a resolution of the board of directors; or

          6.     Consummation of a domestication in which a domestic corporation becomes a foreign corporation if the shareholder does not receive shares in the foreign corporation resulting from the domestication that have terms as favorable to the shareholder in all material respects, and represent at least the same percentage interest in the total voting rights of the outstanding shares of the domestic corporation, as the shares held by the shareholder immediately before the domestication.

        B.    Notwithstanding subsection A, the availability of appraisal rights under subdivisions A 1 through A 4 shall be limited in accordance with the following provisions:

          1.     Appraisal rights shall not be available for the holders of shares of any class or series of shares that is:

            a.     A covered security under § 18(b)(1)(A) or (B) of the federal Securities Act of 1933, as amended;

            b.     Traded in an organized market and has at least 2,000 shareholders and a market value of at least $ 20 million, exclusive of the value of such shares held by the corporation's subsidiaries, senior executives, directors and beneficial shareholders owning more than 10 percent of such shares; or

            c.     Issued by an open end management investment company registered with the United States Securities and Exchange Commission under the Investment Company Act of 1940 and may be redeemed at the option of the holder at net asset value.

          2.     The applicability of subdivision 1 shall be determined as of:

            a.     The record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

            b.     The day before the effective date of such corporate action if there is no meeting of shareholders.

          3.     Subdivision 1 shall not be applicable and appraisal rights shall be available pursuant to subsection A for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subdivision 1 at the time the corporate action becomes effective.

          4.     Subdivision 1 shall not be applicable and appraisal rights shall be available pursuant to subsection A for the holders of any class or series of shares where the corporate action is an interested transaction.

        C.    Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within one year of that date if such action would otherwise afford appraisal rights.

§ 13.1-731. Assertion of rights by nominees and beneficial owners.

        A.    A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder's name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder's name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder's other shares were registered in the names of different record shareholders.

        B.    A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

          1.     Submits to the corporation the record shareholder's written consent to the assertion of such rights no later than the date referred to in subdivision B 2 b of § 13.1-734; and

          2.     Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

§ 13.1-732. Notice of appraisal rights.

        A.    Where any corporate action specified in subsection A of § 13.1-730 is to be submitted to a vote at a shareholders' meeting and the corporation has concluded that shareholders are or may be entitled to assert appraisal rights under this article, the meeting notice shall state the corporation's position as to the availability of appraisal rights.

        A copy of this article shall accompany the meeting notice sent to those record shareholders who are or may be entitled to exercise appraisal rights.

        B.    In a merger pursuant to § 13.1-719, the parent corporation shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice shall be sent within 10 days after the corporate action became effective and include the materials described in § 13.1-734.

        C.    Where any corporate action specified in subsection A of § 13.1-730 is to be approved by written consent of the shareholders pursuant to § 13.1-657:

          1.     Written notice that appraisal rights are, are not, or may be available must be given to each record shareholder from whom a consent is solicited at the time consent of such shareholder is first solicited and, if the corporation has concluded that appraisal rights are or may be available, must be accompanied by a copy of this article; and

          2.     Written notice that appraisal rights are, are not, or may be available must be delivered together with the notice to nonconsenting and nonvoting shareholders required by subsections F and G of § 13.1-657, may include the materials described in § 13.1-734, and, if the corporation has concluded that appraisal rights are or may be available, must be accompanied by a copy of this article.

        D.    Where corporate action described in subsection A of § 13.1-730 is proposed, or a merger pursuant to § 13.1-719 is effected, the notice referred to in subsection A or C, if the corporation concludes that appraisal rights are or may be available, and in subsection B shall be accompanied by:

          1.     The annual financial statements specified in subsection A of § 13.1-774 of the corporation that issued the shares that may be subject to appraisal, which shall be as of a date ending not more than 16 months before the date of the notice and shall comply with subsection B of § 13.1-774; provided that, if such annual financial statements are not reasonably available, the corporation shall provide reasonably equivalent financial information; and

          2.     The latest available quarterly financial statements of such corporation, if any.

        E.    A public corporation, or a corporation that ceased to be a public corporation as a result of the corporate action specified in subsection A of § 13.1-730, may fulfill its responsibilities under subsection D by delivering the specified financial statements, or otherwise making them available, in any manner permitted by the applicable rules and regulations of the U.S. Securities and Exchange Commission if the corporation was a public corporation as of the date of the specified financial statements.

        F.     The right to receive the information described in subsection D may be waived in writing by a shareholder before or after the corporate action.

§ 13.1-733. Notice of intent to demand payment.

        A.    If a corporate action specified in subsection A of § 13.1-730 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

          1.     Must deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment if the proposed action is effectuated; and

          2.     Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

        B.    If a corporate action specified in subsection A of § 13.1-730 is to be approved by shareholders by written consent, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

          1.     Shall deliver to the corporation before the proposed action becomes effective written notice of the shareholder's intent to demand payment if the proposed action is effectuated, except that such written notice is not required if the notice required by subsection C of § 13.1-732 is given less than 25 days prior to the date such proposed action is effectuated; and

          2.     Shall not sign a consent in favor of the proposed action with respect to that class or series of shares.

        C.    A shareholder who fails to satisfy the requirements of subsection A or B is not entitled to payment under this article.

§ 13.1-734. Appraisal notice and form.

        A.    If proposed corporate action requiring appraisal rights under § 13.1-730 becomes effective, the corporation shall deliver an appraisal notice and the form required by subdivision B 1 to all shareholders who satisfied the requirements of § 13.1-733. In the case of a merger under § 13.1-719, the parent corporation shall deliver an appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

        B.    The appraisal notice shall be sent no earlier than the date the corporate action specified in subsection A of § 13.1-730 became effective and no later than 10 days after such date and shall:

          1.     Supply a form that (i) specifies the first date of any announcement to shareholders made prior to the date the corporate action became effective of the principal terms of the proposed corporate action, (ii) if such announcement was made, requires the shareholder asserting appraisal rights to certify whether beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date, and (iii) requires the shareholder asserting appraisal rights to certify that such shareholder did not vote for or consent to the transaction;

          2.     State:

            a.     Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subdivision 2 b of this subsection;

            b.     A date by which the corporation must receive the form which date may not be fewer than 40 nor more than 60 days after the date the subsection A appraisal notice and form were sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;

            c.     The corporation's estimate of the fair value of the shares;

            d.     That, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in subdivision 2 b of this subsection, the number of shareholders who returned the form by the specified date and the total number of shares owned by them; and

            e.     The date by which the notice to withdraw under § 13.1-735.1 must be received, which date must be within 20 days after the date specified in subdivision 2 b of this subsection; and

          3.     Be accompanied by a copy of this article.

§ 13.1-735. Repealed.

        Repealed by Acts 2005, c. 765, cl. 2.

§ 13.1-735.1. Perfection of rights; right to withdraw.

        A.    A shareholder who receives notice pursuant to § 13.1-734 and who wishes to exercise appraisal rights must complete, sign, and return the form sent by the corporation and, in the case of certificated shares, deposit the shareholder's certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to subdivision B 2 b of § 13.1-734. If the form requires the shareholder to certify whether the beneficial owner of such shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to subdivision B 1 of § 13.1-734, and the shareholder fails to make the certification, the corporation may elect to treat the shareholder's shares as after-acquired shares under § 13.1-738. Once a shareholder deposits that shareholder's certificates or, in the case of uncertificated shares, returns the signed form, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection B.

        B.    A shareholder who has complied with subsection A may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to subdivision B 2 e of § 13.1-734. A shareholder who fails to withdraw from the appraisal process may not thereafter withdraw without the corporation's written consent.

        C.    A shareholder who does not sign and return the form and, in the case of certificated shares, deposit that shareholder's share certificates where required, each by the date set forth in the notice described in subsection B of § 13.1-734, shall not be entitled to payment under this article.

§ 13.1-736. Repealed.

        Repealed by Acts 2005, c. 765, cl. 2.

§ 13.1-737. Payment.

        A.    Except as provided in § 13.1-738, within 30 days after the form required by subsection B 2 b of § 13.1-734 is due, the corporation shall pay in cash to those shareholders who complied with subsection A of § 13.1-735.1 the amount the corporation estimates to be the fair value of their shares plus interest.

        B.    The payment to each shareholder pursuant to subsection A shall be accompanied by:

          1.     The (i) annual financial statements specified in subsection A of § 13.1-774 of the corporation that issued the shares to be appraised, which shall be as of a date ending not more than 16 months before the date of payment and shall comply with subsection B of § 13.1-774; provided that, if such annual financial statements are not available, the corporation shall provide reasonably equivalent information, and (ii) the latest available quarterly financial statements of such corporation, if any;

          2.     A statement of the corporation's estimate of the fair value of the shares, which estimate shall equal or exceed the corporation's estimate given pursuant to subdivision B 2 c of § 13.1-734; and

          3.     A statement that shareholders described in subsection A have the right to demand further payment under § 13.1-739 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted such payment in full satisfaction of the corporation's obligations under this article.

        C.    A public corporation, or a corporation that ceased to be a public corporation as a result of the corporate action specified in subsection A of § 13.1-730, may fulfill its responsibilities under subdivision B 1 by delivering the specified financial statements, or otherwise making them available, in any manner permitted by the applicable rules and regulations of the U.S. Securities and Exchange Commission if the corporation was a public corporation as of the date of the specified financial statements.

§ 13.1-738. After-acquired shares.

        A.    A corporation may elect to withhold payment required by § 13.1-737 from any shareholder who was required to, but did not certify that beneficial ownership of all of the shareholder's shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to subdivision B 1 of § 13.1-734.

        B.    If the corporation elected to withhold payment under subsection A, it shall, within 30 days after the form required by subdivision B 2 b of § 13.1-734 is due, notify all shareholders who are described in subsection A:

          1.     Of the information required by subdivision B 1 of § 13.1-737;

          2.     Of the corporation's estimate of fair value pursuant to subdivision B 2 of § 13.1-737 and its offer to pay such value plus interest;

          3.     That they may accept the corporation's estimate of fair value plus interest in full satisfaction of their demands or demand for appraisal under § 13.1-739;

          4.     That those shareholders who wish to accept such offer must so notify the corporation of their acceptance of the corporation's offer within 30 days after receiving the offer; and

          5.     That those shareholders who do not satisfy the requirements for demanding appraisal under § 13.1-739 shall be deemed to have accepted the corporation's offer.

        C.    Within 10 days after receiving a shareholder's acceptance pursuant to subsection B, the corporation shall pay in cash the amount it offered under subdivision B 2 to each shareholder who agreed to accept the corporation's offer in full satisfaction of the shareholder's demand.

        D.    Within 40 days after sending the notice described in subsection B, the corporation shall pay in cash the amount it offered to pay under subdivision B 2 to each shareholder described in subdivision B 5.

§ 13.1-739. Procedure if shareholder dissatisfied with payment or offer.

        A.    A shareholder paid pursuant to § 13.1-737 who is dissatisfied with the amount of the payment must notify the corporation in writing of that shareholder's stated estimate of the fair value of the shares and demand payment of that estimate plus interest (less any payment under § 13.1-737). A shareholder offered payment under § 13.1-738 who is dissatisfied with that offer must reject the offer and demand payment of the shareholder's estimate of the fair value of the shares plus interest.

        B.    A shareholder who fails to notify the corporation in writing of that shareholder's demand to be paid the shareholder's stated estimate of the fair value plus interest under subsection A within 30 days after receiving the corporation's payment or offer of payment under § 13.1-737 or 13.1-738, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

§ 13.1-740. Court action.

        A.    If a shareholder makes a demand for payment under § 13.1-739 that remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to § 13.1-737 plus interest.

        B.    The corporation shall commence the proceeding in the circuit court of the city or county where the corporation's principal office, or, if none in the Commonwealth, where its registered office, is located. If the corporation is a foreign corporation without a registered office in the Commonwealth, it shall commence the proceeding in the circuit court of the city or county in the Commonwealth where the principal office, or, if none in the Commonwealth, where the registered office of the domestic corporation merged with the foreign corporation was located at the time the transaction became effective.

        C.    The corporation shall make all shareholders, whether or not residents of the Commonwealth, whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

        D.    The corporation may join as a party to the proceeding any shareholder who claims to have demanded an appraisal but who has not, in the opinion of the corporation, complied with the provisions of this article. If the court determines that a shareholder has not complied with the provisions of this article, that shareholder shall be dismissed as a party.

        E.    The jurisdiction of the court in which the proceeding is commenced under subsection B is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

        F.     Each shareholder made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of the shareholder's shares plus interest exceeds the amount paid by the corporation to the shareholder for such shares or (ii) for the fair value plus interest of the shareholder's shares for which the corporation elected to withhold payment under § 13.1-738.

§ 13.1-741. Court costs and counsel fees.

        A.    The court in an appraisal proceeding commenced under § 13.1-740 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this article.

        B.    The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          1.     Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of § 13.1-732, 13.1-734, 13.1-737 or 13.1-738; or

          2.     Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this article.

        C.    If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

        D.    To the extent the corporation fails to make a required payment pursuant to § 13.1-737, 13.1-738 or 13.1-739, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

§ 13.1-741.1. Limitations on other remedies for fundamental transactions.

        A.    Except for action taken before the Commission pursuant to § 13.1-614 or as provided in subsection B, the legality of a proposed or completed corporate action described in subsection A of § 13.1-730 may not be contested, nor may the corporate action be enjoined, set aside or rescinded, in a legal or equitable proceeding by a shareholder after the shareholders have approved the corporate action.

        B.    Subsection A does not apply to a corporate action that:

          1.     Was not authorized and approved in accordance with the applicable provisions of:

            a.     Article 11 (§ 13.1-705 et seq.), Article 12 (§ 13.1-715.1 et seq.), or Article 13 (§ 13.1-723 et seq.);

            b.     The articles of incorporation or bylaws; or

            c.     The resolutions of the board of directors authorizing the corporate action;

          2.     Was procured as a result of fraud, a material misrepresentation, or an omission of a material fact necessary to make statements made, in light of the circumstances in which they were made, not misleading;

          3.     Is an interested transaction, unless it has been authorized, approved or ratified by the board of directors in the same manner as is provided in subsection B of § 13.1-691 and has been authorized, approved or ratified by the shareholders in the same manner as is provided in subsection C of § 13.1-691 as if the interested transaction were a director's conflict of interests transaction; or

          4.     Is adopted or taken by less than unanimous consent of the voting shareholders pursuant to § 13.1-657 if:

            a.     The challenge to the corporate action is brought by a shareholder who did not consent to the corporate action; and

            b.     The proceeding challenging the corporate action is commenced within 10 days after notice of the adoption or taking of the corporate action is effective as to the shareholder bringing the proceeding.

        C.    Any remedial action with respect to corporate action described in subsection A of § 13.1-730 shall not limit the scope of, or be inconsistent with, any provision of § 13.1-614.

Annex D

Form of Support Agreement

SUPPORT AGREEMENT

        This Support Agreement (this "Agreement"), is made as of this 13th day of December, 2018, by and among Delmar Bancorp, a Maryland corporation ("Delmar"), and the shareholder of Virginia Partners Bank, a Virginia chartered commercial bank ("Partners"), identified on the signature page hereto (the "Shareholder").

        WHEREAS, Delmar and Partners are entering into an Agreement and Plan of Share Exchange (the "Share Exchange Agreement"), pursuant to which Partners will merge with and into the Bank, and each share of Partners Common Stock will be converted into the right to receive the Consideration as set forth in the Share Exchange Agreement;

        WHEREAS, the Shareholder owns, or has or shares the right to vote or direct the voting of, the number of shares of Partners Common Stock set forth on the signature page hereto (the "Covered Shares");

        WHEREAS, the Shareholder owns, or has or shares the power to dispose of or to direct the disposition of, the Covered Shares;

        WHEREAS, the Shareholder has the right to acquire pursuant to the exercise of the Partners Options issued and outstanding pursuant to the Partners Stock Plans [and the Series B Warrant](1) the number of Partners Common Stock set forth on the signature page hereto;

        WHEREAS, the Shareholder is a director of the Board of Directors of Partners and/or an executive officer of Partners; and

        WHEREAS, as a material inducement for Delmar to enter into the Share Exchange Agreement and consummate the transactions contemplated thereby, the Shareholder has agreed to enter into this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein and in the Share Exchange Agreement, and intending to be legally bound hereby, the parties agree as follows:

        1.    Representations and Warranties of Shareholder.     The Shareholder represents and warrants as follows: That he is now, and at all times until the Effective Time of the Share Exchange will be, the owner, of record or beneficially, or has or shares, and will have or share the right to vote or direct the voting of all of the Covered Shares, and has or shares, or will have or share the power to dispose of or direct the disposition of all of Covered Shares. Shareholder has, and through the Effective Time will continue to have or share, the right and power to vote and/or dispose of, or to direct the voting or disposition of all of the Covered Shares. Shareholder has full right, power and authority to enter into, deliver and perform this Agreement. This Agreement has been duly executed and delivered by Shareholder, and constitutes the legal, valid and binding obligation of Shareholder, and is enforceable in accordance with its terms.

        2.    Covenants of Shareholder.     (a) Shareholder agrees that he shall vote, or cause to be voted, the Covered Shares in favor of the Share Exchange Agreement and the transactions contemplated thereby, until this Agreement terminates as provided in Section 2(d), unless: (i) Delmar is in material default with respect to a material covenant, representation, warranty or agreement made by it in the Share Exchange Agreement that would give Partners the right not to consummate the Share Exchange under the Share Exchange Agreement; or (ii) in accordance with Section 5.11 of the Share Exchange Agreement, the Board of Directors of Partners recommends any Unsolicited Acquisition Proposal to the shareholders of Partners.

(1)
Bolded bracketed language to be included in Kenneth R. Lehman's Agreement only.

        (b)   Shareholder agrees that until the termination of this Agreement as provided in Section 2(d), he shall not, without the prior written consent of Delmar, directly or indirectly tender or permit the tender into any tender or exchange offer, or sell, transfer, hypothecate, grant a security interest in (after the date hereof) or otherwise dispose of or encumber any of the Covered Shares, or any options to acquire the Partners Common Stock issued and outstanding pursuant to the Partners Stock Plan [or the Series B Warrant], except the following transfers shall be permitted: (i) transfers by will or operation of law, in which case this Agreement shall bind the transferee, (ii) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, and (iii) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement. Notwithstanding the foregoing, in the case of any transfer by operation of law, this Agreement shall be binding upon and inure to the transferee.

        (c)   Shareholder agrees that he shall not, and he shall not authorize, direct, induce, or encourage any other person, including but not limited to any holder of Partners Common Stock, or any officer, employee, director, investment banker, financial advisor, attorney, accountant or other retained representative of Partners or Shareholder to: (i) solicit from any third party any inquiries or proposals that may reasonably be expected to lead to any Acquisition Proposal, (ii) negotiate with any person in furtherance of such inquiries or to obtain an Acquisition Proposal, (iii) agree to or endorse any Acquisition Proposal, or (iv) except as provided in Section 5.11 of the Share Exchange Agreement, provide any such person with information, assistance or conduct any discussions with any such person in furtherance of such inquiries or to obtain a proposal.

        (d)   This Agreement shall terminate upon the earlier to occur of: (i) the recommendation by the Board of Directors of Partners of any Unsolicited Acquisition Proposal to the shareholders of Partners; (ii) the termination of the Share Exchange Agreement by any of the parties thereto in accordance with its terms; or (iii) the Effective Time of the Share Exchange Agreement.

        (e)   Notwithstanding anything to the contrary contained herein, Covered Shares shall not apply:

            (i)  to shares of Partners Common Stock as to which the Shareholder has voting or dispositive authority solely as a result of the undersigned's status as an (a) executor, administrator or comparable official of an estate; or (b) as trustee of a trust; and in respect of each of (a) and (b): (1) for a an individual who is not the Shareholder; (2) for an individual who is not subject to an agreement with Delmar comparable to this Agreement; and (3) in which the undersigned has no pecuniary interest within the meaning of Rule 16(a)(1) promulgated under the Securities Exchange act of 1934), where compliance with this Agreement would constitute a breach of Shareholder's fiduciary duty in such capacity; or

           (ii)  to shares of Partner's Common Stock held by the undersigned with one or more other persons as joint tenants or tenants in common, to the extent that one or more of the other tenants also votes the shares, in which case this Agreement shall apply only to the proportionate ownership of Shareholder in such jointly held shares in accordance with Section 13.1-662(H) of the Code of Virginia. Shareholder agrees that: (i) he shall not request, encourage or instigate any person with whom Shareholder owns shares as joint tenants or tenants in common to vote jointly held shares separately from Shareholder; and (ii) he shall recommend that any such joint tenant or tenant in common vote such portion of the Covered Shares in favor of the Share Exchange Agreement and the transactions contemplated thereby, until this Agreement terminates as provided in Section 2(d), except in the circumstances provided in Section 2(a)(i) or (ii) which would entitle Shareholder to not vote the Covered Shares in favor of the Share Exchange Agreement.

        3.    Additional Shares.     Notwithstanding anything to the contrary contained herein, this Agreement shall apply to all Covered Shares and all such shares of Partners Common Stock which Shareholder may hereafter acquire, and all Partners Options which Shareholder may currently own or hereafter acquire.

        4.    Governing Law.     This Agreement shall be governed in all respects by the law of the State of Maryland, without regard to the conflict of laws principles thereof.

        5.    Specific Performance.     Shareholder acknowledges and agrees that the failure of Shareholder to perform and comply with the provisions of this Agreement in strict accordance with the terms hereof will cause irreparable harm to Delmarva, for which there may be no adequate remedy at law. Delmarva shall be entitled, in addition to any other remedies or rights which it may have, to specific performance of this Agreement, without the posting of any bond, if Shareholder shall fail or refuse to perform his obligations hereunder.

        6.    Assignment; Successors.     This Agreement may not be assigned by Shareholder without the prior written consent of Delmar. The provisions of this Agreement shall be binding upon and, shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives.

        7.    Scope of Agreement.     The parties hereto acknowledge and agree that this Agreement shall not confer upon Delmarva any right or ability to acquire the shares of Partners Common Stock other than in connection with the Share Exchange Agreement. The parties hereto acknowledge and agree that this Agreement does not constitute an agreement or understanding of Shareholder in his capacity as a director or officer of Partners, as applicable, but only in his capacity as a holder of shares of Partners Common Stock or Partners Options [or the Series B Warrant], and nothing herein shall limit or affect any actions taken in the Shareholder's capacity as a director or officer of Partners, as applicable.

        8.    Severability.     Any invalidity, illegality or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render illegal or unenforceable the remaining provisions hereof in such jurisdiction and shall not invalidate or render illegal or unenforceable such provision in any other jurisdiction.

        9.    WAIVER OF JURY TRIAL.     EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        10.    Amendment, Waiver.     This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto which expressly states its intention to amend this Agreement. No provision of this Agreement may be waived, except by an instrument in writing, executed by the waiving party, expressly indicating an intention to effect a waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

        11.    Defined Terms.     Capitalized terms used and not defined herein and defined in the Share Exchange Agreement shall have the meaning ascribed to them in the Share Exchange Agreement.

        12.    Gender and Tense.     As used in this Agreement, the masculine, feminine and neuter gender, and the singular or plural number, shall each be deemed to include the other or others whenever the context so indicates.

        13.    Counterparts.     This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

[Remainder of page intentionally blank]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first above written.

DELMAR BANCORP
By:
Name:
Title:
SHAREHOLDER

Name:

Shares as to which Shareholder has sole:

    Voting Power:

    Dispositive Power:

Shares as to which Shareholder has shared:

    Voting Power:

    Dispositive Power:

Options held by Shareholder:

[Series B Warrants Held by Shareholder:                ]

Annex E

Delmar Financial Statements

DELMAR BANCORP

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Delmar Bancorp

Opinion on the Financial Statements

        We have audited the accompanying balance sheets of Delmar Bancorp and subsidiaries (the Company) as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

        These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

        Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company's auditor since 1993.

Salisbury, Maryland
May 9, 2019

DELMAR BANCORP

CONSOLIDATED BALANCE SHEETS

December 31, 2018 and 2017

	2018	2017
ASSETS
Cash and due from banks	$24,346,568	$22,057,980
Interest bearing deposits in other financial institutions	4,093,198	7,031,667
Federal funds sold	1,254,413	3,492,835

Cash and cash equivalents	29,694,179	32,582,482
Securities available for sale, at fair value	51,300,284	46,661,741
Loans, less allowance for credit losses 2018 $7,063,310; 2017 $6,702,599	625,513,347	462,701,244
Accrued interest receivable on loans and investment securities	2,102,891	1,597,819
Premises and equipment, at cost, less accumulated depreciation	10,047,960	7,841,470
Federal Home Loan Bank stock, at cost	2,651,800	2,353,700
Maryland Financial Bank stock, at cost	—	30,000
Atlantic Central Bankers Bank stock, at cost	131,250	75,000
Other investments	1,537,007	1,500,000
Deferred tax asset	4,829,420	1,876,261
Other real estate owned	3,660,354	3,654,958
Core deposit intangible	1,069,000	—
Goodwill	5,237,067	—
Other assets	1,641,165	1,384,862

Total assets	$739,415,724	$562,259,537

LIABILITIES
Deposits:
Non interest bearing demand	$185,475,609	$154,188,173
NOW	54,481,160	39,552,035
Savings and money market	123,948,577	107,316,819
Time, $100,000 or more	115,030,083	64,622,631
Other time	135,989,918	99,777,056

	614,925,347	465,456,714
Accrued interest payable on deposits	391,579	229,540
Short-term borrowings	7,000,000	—
Long-term borrowings	43,488,929	44,147,500
Notes payable	6,500,000	2,000,000
Other liabilities	1,121,817	1,359,784

Total liabilities	673,427,672	513,193,538

COMMITMENTS, CONTINGENCIES & SUBSEQUENT EVENT
STOCKHOLDERS' EQUITY
Common stock, par value $.01, authorized 20,000,000 shares, issued and outstanding 2018 9,985,321 and 2017 8,219,576	99,853	82,196
Surplus	29,469,680	16,622,245
Retained earnings	37,149,484	32,614,597
Accumulated other comprehensive loss, net of deferred tax benefits 2018 $263,365; 2017 $91,355	(730,965)	(253,039)

Total stockholders' equity	65,988,052	49,065,999

Total liabilities and stockholders' equity	$739,415,724	$562,259,537

The Selected Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

DELMAR BANCORP

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2018 and 2017

	2018	2017
INTEREST INCOME ON:
Loans, including fees	$31,361,506	$22,028,091
Investment securities:
Taxable	647,398	523,159
Exempt from Federal income tax	554,480	480,721
Federal funds sold	113,650	62,064
Other interest income	496,038	232,682

	33,173,072	23,326,717

INTEREST EXPENSE ON:
Deposits	3,790,361	2,008,974
Borrowings	1,568,640	1,014,074

	5,359,001	3,023,048

NET INTEREST INCOME	27,814,071	20,303,669
Provision for credit losses	1,175,000	945,000

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	26,639,071	19,358,669

OTHER INCOME:
Service charges on deposit accounts	1,316,933	1,349,098
Gain on sale of investment division	299,868	—
Gains on disposal of other assets	105,201	—
Other income	1,798,149	1,511,814

	3,520,151	2,860,912

OTHER EXPENSES:
Salaries and employee benefits	10,649,070	8,279,178
Premises and equipment	3,257,629	2,056,579
Losses (gains) on other real estate owned	383,861	(21,756)
Losses on investment securities	—	7,974
Write down of Maryland Financial bank stock	30,000	—
Amortization of core deposit intangible	420,000	—
Other expenses	7,577,396	5,268,161

	22,317,956	15,590,136

INCOME BEFORE TAXES ON INCOME	7,841,266	6,629,445
Federal and state income taxes	2,358,528	3,215,061

NET INCOME	$5,482,738	$3,414,384

Earnings per common share
Basic	$0.566	$0.415
Diluted	$0.565	$0.411

The Selected Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

DELMAR BANCORP

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years Ended December 31, 2018 and 2017

	2018	2017
NET INCOME	$5,482,738	$3,414,384

OTHER COMPREHENSIVE (LOSS) INCOME, NET OF TAX:
Unrealized holding (losses) gains on securities available for sale arising during the period	(650,151)	80,873
Deferred income tax benefits (liabilities)	172,225	(21,431)

Other comprehensive (loss) income, net of tax	(477,926)	59,442
Reclassification adjustment for losses (gains) included in net income	—	7,974
Deferred income tax (benefits) liabilities	—	(2,114)

Other comprehensive income (loss), net of tax	—	5,860

TOTAL OTHER COMPREHENSIVE (LOSS) INCOME	(477,926)	65,302

COMPREHENSIVE INCOME	$5,004,812	$3,479,686

The Selected Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

DELMAR BANCORP

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

Years Ended December 31, 2018 and 2017

	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity
Balances, December 31, 2016	82,196	16,604,494	29,813,156	(318,341)	46,181,505

COMPREHENSIVE INCOME
Net income	—	—	3,414,384	—	3,414,384
Other comprehensive income, net of tax:
Unrealized holding gains on securities available for sale arising during the period	—	—	—	59,442
Reclassification adjustment for losses included in net income	—	—	—	5,860
					65,302
TOTAL COMPREHENSIVE INCOME					3,479,686
Cash dividends, $0.080 per share	—	—	(657,566)	—	(657,566)
Reclassification adjustment for stranded income tax effects in accumulated other comprehensive income	—	—	44,623	—	44,623
Stock-based compensation expense recognized in earnings, net of employee tax obligation	—	17,751	—	—	17,751

Balances, December 31, 2017	82,196	16,622,245	32,614,597	(253,039)	49,065,999

COMPREHENSIVE INCOME
Net income	—	—	5,482,738	—	5,482,738
Other comprehensive loss, net of tax:
Unrealized holding losses on securities available for sale arising during the period	—	—	—	(477,926)
					(477,926)

TOTAL COMPREHENSIVE INCOME					5,004,812
Cash dividends, $0.095 per share	—	—	(947,851)	—	(947,851)
Restricted stock issuance	25	—	—	—	25
Common stock issued for stock options exercised	100	30,731	—	—	30,831
Common stock issued to shareholders of Liberty Bell Bank	17,532	12,780,704	—	—	12,798,236
Stock-based compensation expense recognized in earnings, net of employee tax obligation	—	36,000	—	—	36,000

Balances, December 31, 2018	$99,853	$29,469,680	$37,149,484	$(730,965)	$65,988,052

The Selected Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

DELMAR BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2018 and 2017

	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,482,738	$3,414,384
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses and unfunded commitments	1,175,000	945,000
Depreciation	925,314	590,060
Amortization and accretion	638,635	219,574
(Gain) loss on disposal of assets	(375,069)	7,974
Net losses (gains) on other real estate owned, including write-downs	385,172	(20,550)
Deferred income tax expenses (benefits)	1,494,161	(103,612)
Stock-based compensation expense, net of employee tax obligation	36,000	17,751
Reclassification adjustment for stranded income tax effects in accumulated other comprehensive income	—	44,623
Changes in assets and liabilities:
Increase in accrued interest receivable	(147,502)	(199,545)
Decrease (increase) in other assets	682,166	(214,939)
Increase (decrease) in accrued interest payable	127,027	31,835
Decrease (increase) in other liabilities	(1,513,677)	660,095

Net cash provided by operating activities	8,909,965	5,392,650

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of securities available for sale	(9,093,578)	(5,527,748)
Purchases of other investments	—	(500,000)
Proceeds from maturities and paydowns of securities available for sale	8,600,754	4,831,450
Proceeds from sales of securities available for sale	2,590,883	2,333,637
Net increase in loans	(42,692,636)	(41,344,746)
Proceeds from sale of assets	973,113	—
Cash received in the purchase of Liberty Bell Bank	11,830,975	—
Purchases of premises and equipment	(1,450,807)	(1,427,562)
Cash paid to shareholders of Liberty Bell Bank	(4,471,302)	—
Proceeds from the sales of foreclosed assets	934,425	708,010
Proceeds from sales of Federal Home Loan Bank stock	978,700	—
Purchase of Federal Home Loan Bank stock	(1,152,800)	(630,800)

Net cash used by investing activities	(32,952,273)	(41,557,759)

CASH FLOWS FROM FINANCING ACTIVITIES:
(Decrease) increase in demand, NOW, money market, and savings deposits, net	(9,978,516)	27,245,432
Cash received for the exercise of stock options	30,856	—
Increase (decrease) in time deposits, net	21,206,634	4,728,345
Proceeds from borrowings to fund acquisition of Liberty Bell Bank, net of loan costs	4,450,000	—
Increase in borrowings, net	6,341,429	14,341,429
Dividends paid	(896,398)	(657,566)

Net cash provided by financing activities	21,154,005	45,657,640

Net (decrease) increase in cash and cash equivalents	(2,888,303)	9,492,531
Cash and cash equivalents, beginning	32,582,482	23,089,951

Cash and cash equivalents, ending	$29,694,179	$32,582,482

Supplementary cash flow information:
Interest paid	$5,196,962	$2,991,213
Income taxes paid	1,777,052	2,859,011
Total (depreciation) appreciation on securities available for sale	(650,151)	88,846

SUPPLEMENTARY NON-CASH INVESTING ACTIVITIES
Fair value of assets acquired, net of cash and cash equivalents	$139,701,280	$—
Fair value of liabilities assumed, net of cash and cash equivalents	139,499,784	—
Value of shares provided to Liberty Bell Bank stockholders	12,798,236	—
Loans converted to other real estate owned	379,389	1,775,647

The Selected Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Nature of Business and Its Significant Accounting Policies

        Delmar Bancorp is a bank holding company which owns all the outstanding shares of capital stock of The Bank of Delmarva, a commercial bank operating in Wicomico and Worcester counties in Maryland, Sussex County in Delaware, and Camden and Burlington counties in New Jersey. The Bank provides financial services to individual and corporate customers, and is subject to competition from other financial institutions. The Bank is also subject to the regulations of certain Federal and state agencies and undergoes periodic examinations by those regulatory authorities. The accounting policies of the Bank conform to generally accepted accounting principles and practices within the banking industry.

        Significant accounting policies not disclosed elsewhere in the consolidated financial statements are as follows:

  Principles of Consolidation:

        The consolidated financial statements include the accounts of Delmar Bancorp, a bank holding company (the Company); its wholly owned subsidiary—The Bank of Delmarva (the "Bank"), a commercial bank engaged in general commercial banking operations in Maryland, Delaware and New Jersey; Delmarva Real Estate Holdings, LLC., a wholly owned subsidiary of The Bank of Delmarva, which is a real estate holding company; Davie Circle, LLC, a wholly owned subsidiary of The Bank of Delmarva, which is a real estate holding company; Delmarva BK Holdings, LLC, a wholly owned subsidiary of The Bank of Delmarva, which is a real estate holding company; DHB Development, LLC, of which the Bank holds a 40.55% interest, and is a real estate holding company; West Nithsdale Enterprises, LLC, of which the Bank holds a 10% interest, and is a real estate holding company; and FBW, LLC, of which the Bank holds 50% interest, and is also a real estate holding company. All significant intercompany accounts and transactions have been eliminated.

  Use of Estimates:

        The preparation of consolidated financial statements in conformity with accounting principles generally accepted within the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Securities Available for Sale:

        Marketable debt and equity securities not classified as held to maturity are classified as available for sale. Securities available for sale are acquired as part of the Bank's asset/liability management strategy and may be sold in response to changes in interest rates, loan demand, changes in prepayment risk, and other factors. Securities available for sale are carried at fair value as determined by quoted market prices. Unrealized gains or losses based on the difference between amortized cost and fair value are reported in other comprehensive income, net of deferred tax. Realized gains and losses, using the specific identification method, are included as a separate component of other income (expense) and, when applicable, are reported as a reclassification adjustment, net of tax, in other comprehensive income. Premiums and discounts are recognized in interest income using the interest method over the period to maturity. Additionally, declines in the fair value of individual investment securities below their cost that are other than temporary are reflected as realized losses in the consolidated statements of income.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Nature of Business and Its Significant Accounting Policies (Continued)

  Other Securities:

        Federal Home Loan Bank ("FHLB"), Atlantic Central Bankers Bank ("ACBB"), and Maryland Financial Bank ("MFB") are equity interests in the FHLB, ACBB, and MFB respectively. These securities do not have a readily determinable fair value for purposes of ASC 320-10 Investments-Debts and Equity Securities because their ownership is restricted and they lack an active market. As there is no readily determinable fair value for these securities, they are carried at cost less any other-than-temporary impairment (OTTI). Other Investments consists of an equity ownership of Solomon Hess SBA Loan Fund LLC which the value is adjusted for its prorata share of assets in the Fund.

  Loans and the Allowance for Credit Losses:

        Loans are generally carried at the amount of unpaid principal, adjusted for unearned loan fees, which are amortized over the term of the loan using the effective interest rate method. Interest on loans is accrued based on the principal amounts outstanding. It is the Bank's policy to discontinue the accrual of interest when a loan is specifically determined to be impaired or when principal or interest is delinquent for ninety days or more. When a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Cash collections on such loans are applied as reductions of the loan principal balance and no interest income is recognized on those loans until the principal balance has been collected. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received. The carrying value of impaired loans is based on the present value of the loan's expected future cash flows or, alternatively, the observable market price of the loan or the fair value of the collateral.

        The allowance for loan losses is maintained at a level believed adequate by management to absorb probable losses inherent in the loan portfolio and is based on the size and current risk characteristics of the loan portfolio, an assessment of individual problem loans and actual loss experience, the value of the underlying collateral, and current economic events in specific industries and geographical areas, including unemployment levels, and other pertinent factors, including regulatory guidance and general economic conditions. Determination of the allowance is inherently subjective, as it requires significant estimates, including the amounts and timing on historical loss experience, and consideration of current economic trends, all of which may be susceptible to significant change. Loan losses are charged off against the allowance, while recoveries of amounts previously charged off are credited to the allowance. A provision for credit losses is charged to operations based on management's periodic evaluation of the factors previously mentioned, as well as other pertinent factors. Evaluations are conducted at least monthly and more often if deemed necessary.

        The allowance for credit losses typically consists of an allocated component and an unallocated component. The allocated component of the allowance for credit losses reflects expected losses resulting from analyses developed through specific credit allocations for individual loans and historical loss experience for each loan category.

        The specific credit allocations are based on regular analyses of all loans over a fixed-dollar amount where the internal credit rating is at or below a predetermined classification. The historical loan loss element is determined statistically using an informal loss migration analysis that examines loss experience and the related internal gradings of loans charged off over a current 3 year period. The loss migration analysis is performed quarterly and loss factors are updated regularly based on actual

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Nature of Business and Its Significant Accounting Policies (Continued)

experience. The allocated component of the allowance for credit losses also includes consideration of concentrations and changes in portfolio mix and volume.

        Any unallocated portion of the allowance reflects management's estimate of probable inherent but undetected losses within the portfolio due to uncertainties in economic conditions, delays in obtaining information, including unfavorable information about a borrower's financial condition, the difficulty in identifying triggering events that correlate perfectly to subsequent loss rates, and risk factors that have not yet manifested themselves in loss allocation factors. In addition, the unallocated allowance includes a component that explicitly accounts for the inherent imprecision in loan loss migration models. The historical losses used in the migration analysis may not be representative of actual unrealized losses inherent in the portfolio. It is management's intent to continually refine the methodology for the allowance for credit losses in an attempt to directly allocate potential losses in the loan portfolio under ASC Topic 310 and minimize the unallocated portion of the allowance for credit losses.

Loan Charge-off Policies

        Loans are generally fully or partially charged down to the fair value of securing collateral when:

  •
  management deems the asset to be uncollectible

  •
  repayment is deemed to be made beyond the reasonable time frames

  •
  the asset has been classified as a loss by internal or external review

  •
  the borrower has filed bankruptcy and the loss becomes evident owing to a lack of assets

Acquired Loans

        Loans acquired in connections with business combinations are recorded at their acquisition-date fair value with no carry over of related allowance for credit losses. Any allowance for loan loss on these pools reflect only losses incurred after the acquisition (meaning the present value of all cash flows expected at acquisition that ultimately are not to be received). Determining the fair value of the acquired loans involves estimating the principal and interest cash flows expected to be collected on the loans and discounting those cash flows at a market rate of interest. Management considers a number of factors in evaluating the acquisition-date fair value including the remaining life of the acquired loans, delinquency status, estimated prepayments, payment options and other loan features, internal risk grade, estimated value of the underlying collateral and interest rate environment.

        Acquired loans that met the criteria for nonaccrual of interest prior to the acquisition may be considered performing upon acquisition, regardless of whether the customer is contractually delinquent, if we can reasonably estimate the timing and amount of the expected cash flows on such loans and if we expect to fully collect the new carrying value of the loans, including the impact of any accretable yield.

        Loans acquired with deteriorated credit quality are accounted for in accordance with Accounting Standards Codification ("ASC") 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality (ASC 310-30) if, at acquisition, the loans have evidence of credit quality deterioration since origination and it is probable that all contractually required payments will not be collected. At acquisition, the Company considers several factors as indicator that and acquired loan has evidence of deterioration in credit quality. These factors include; loans 90 days or more past due, loans with an

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Nature of Business and Its Significant Accounting Policies (Continued)

internal risk grade of substandard or below, loans classified as non-accrual by the acquired institution, and loans that have been previously modified in a troubled debt restructuring.

        Under the ASC 310-30 model, the excess of cash flows expected to be collected at acquisition over recorded fair value is referred to as the accretable yield and is the interest component of expected cash flow. The accretable yield is recognized into income over the remaining life of the loan if the timing and/or amount of cash flows expected to be collected can be reasonable estimated (the accretion method). If the timing or amount of cash flows expected to be collected cannot be reasonably estimated, the cost recovery method of income recognition is used. The difference between the loan's total scheduled principal and interest payment over all cash flows expected to be collected at acquisition, considering the impact of prepayments, is referred to as the non-accretable difference. The non-accretable difference represents contractually required principal and interest payments which the Company does not expect to collect.

        Over the life of the loan, management continues to estimate cash flows expected to be collected. Decreases in expected cash flows are recognized as impairments through a charge to the provision for loan losses resulting in an increase in the allowance for loan losses. Subsequent improvements in cash flows result in first, reversal of existing valuation allowances recognized subsequent to acquisition, if any, and next, an increase in the amount of accretable yield to be subsequently recognized as interest income on a prospective basis over the loan's remaining life.

        Acquired loans that were not individually determined to be purchased with deteriorated credit quality are accounted for in accordance with ASC 310-20, Nonrefundable Fees and Other Costs (ASC 310-20), whereby the premium or discount derived from the fair market value adjustment, on a loan-by-loan or pooled basis, is recognized into interest income on a level yield basis over the remaining expected life of the loan or pool.

  Other Real Estate Owned (OREO):

        OREO comprises properties acquired in partial or total satisfaction of problem loans. The properties are recorded at the lower of cost or fair value at the date acquired. Losses arising at the time of acquisition of such properties are charged against the allowance for credit losses. Subsequent write-downs that may be required and expenses of operation are included in other expenses. Gains and losses realized from the sale of OREO are included in other income. At December 31, 2018 there were nine properties with a combined value of $3,660,354 included in other real estate owned, and at December 31, 2017 there were eleven properties with a combined value of $3,654,958.

  Bank Premises and Equipment and Depreciation:

        Bank premises and equipment are stated at cost less accumulated depreciation. The provision for depreciation is computed using primarily the straight-line method over the estimated useful lives of the assets, ranging from two to fifty years. Leasehold improvements are depreciated over the lesser of the terms of the leases or their estimated useful lives. Expenditures for improvements that extend the life of an asset are capitalized and depreciated over the asset's remaining useful life. Gains or losses realized on the disposition of premises and equipment are reflected in the consolidated statements of income. Expenditures for repairs and maintenance are charged to other expenses as incurred. Computer software is recorded at cost and amortized over three to five years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Nature of Business and Its Significant Accounting Policies (Continued)

  Intangible Assets and Amortization:

        During 2012, the Bank restructured three borrowings with the FHLB and incurred a total prepayment penalty of $1,645,571 (see Note 8). The prepayment penalty was amortized to final maturity as an adjustment to interest expense and was fully amortized at December 31, 2018.

        During 2018 the Bank acquired Liberty Bell Bank. ASC 350, Intangibles-Goodwill and Other (ASC350), prescribes accounting for intangible assets subsequent to initial recognition. Acquired intangible assets (such as core deposit intangibles) are separately recognized if the benefit of the assets can be sold, transferred, licensed, rented, or exchanged, and amortized over their useful lives. Intangible assets related to the acquisition are amortized (see Note 18).

  Long-Lived Assets:

        The carrying value of long-lived assets and certain identifiable intangibles is reviewed by management for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable as prescribed by ASC 360-10 Property, Plant, and Equipment. As of December 31, 2018 and 2017, certain loans were deemed to be impaired (see Note 3).

  Income Taxes:

        The Company and its subsidiaries file a consolidated Federal tax return. The provision for Federal and state income taxes is based upon the consolidated results of operations, adjusted for tax-exempt income. Deferred income taxes are provided under ASC 740-10 Income Taxes by applying enacted statutory rates to temporary differences between financial and tax bases of assets and liabilities.

        Temporary differences, which give rise to deferred tax assets relate principally to the allowance for credit losses, accumulated amortization of intangibles, impairment loss on securities, net operating loss carryforward, net losses on other real estate owned, and unrealized depreciation on securities available for sale. Temporary differences which give rise to deferred tax liabilities relate to accumulated depreciation, deferred gains and accumulated accretion of discount on debt securities.

  Credit Risk:

        The Bank has deposits in other financial institutions in excess of amounts insured by the Federal Deposit Insurance Corporation (FDIC). The Bank has not experienced any losses in such accounts and management does not believe it is exposed to any significant credit risks with respect to such deposits.

  Cash and Cash Equivalents:

        The Bank has included cash and due from banks, interest bearing deposits in other financial institutions, and Federal funds sold as cash and cash equivalents for purposes of reporting cash flows.

  Accounting for Stock Based Compensation:

        The Company follows ASC 718-10, Compensation—Stock Compensation for accounting and reporting for stock-based compensation plans. ASC 718-10 defines a fair value at grant date to be used for measuring compensation expense for stock-based compensation plans to be recognized in the statement of income.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Nature of Business and Its Significant Accounting Policies (Continued)

        During 2015, the Financial Accounting Standards Board (FASB) issued Accounting Standards Updated (ASU) 2016-10 Technical Corrections and Improvements, which replaced the definition of fair value previously used in ASC 718 with the definition of fair value from ASC 820, Fair Value Measurement. The amendments affecting ASC 718-40 were effective and applied prospectively by the Company beginning January 1, 2016. Management believes the resulting change in fair value measurement methodology is immaterial to the financial statements.

  Earnings (Loss) Per Share

        Basic earnings (loss) per common share are determined by dividing net income (loss) adjusted for preferred stock dividends declared and/or accumulated and accretion of warrants by the weighted average number of shares outstanding for each year, giving retroactive effect to stock splits and dividends. Weighted average shares outstanding were 9,691,459, and 8,219,576 for the years ended December 31, 2018 and 2017, respectively. Calculations of diluted earnings per common share include the average dilutive common stock equivalents outstanding during the year, unless they are anti-dilutive. Dilutive common equivalent shares consist of stock options calculated using the treasury stock method and restricted stock awards (See Note 14).

  Recent Accounting Pronouncements

        In May 2014, the FASB issued ASU No. 2014-09, "Revenue from Contracts with Customers (Topic 606)," which supersedes the revenue recognition requirements in ASC Topic 605, Revenue Recognition, and most industry-specific revenue recognition guidance throughout the ASC. The amendments in this update affect any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of non-financial assets unless those contracts, including leases and insurance contracts, are within the scope of other standards. The amendments establish a core principle requiring the recognition of revenue to depict the transfer of goods or services to customers in an amount reflecting the consideration to which the entity expects to be entitled in exchange for such goods or services. The amendments also require expanded disclosures concerning the nature, amount, timing and uncertainty of revenues and cash flows arising from contracts with customers. In August 2015, the FASB deferred the effective date by one year from the date in the original guidance. In March 2016, the FASB issued ASU No. 2016-08 to clarify the implementation guidance on principal versus agent considerations. The guidance is effective for fiscal years and interim periods beginning after December 15, 2016. The Company's adoption of this item did not have a material impact on its results of operations or financial condition.

        In January 2016, the FASB issued ASU 2016-01, "Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities." ASU 2016-01, among other things, (i) requires equity investments, with certain exceptions, to be measured at fair value with changes in fair value recognized in net income, (ii) simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment, (iii) eliminates the requirement for public business entities to disclose the methods and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet, (iv) requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes, (v) requires an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Nature of Business and Its Significant Accounting Policies (Continued)

value in accordance with the fair value option for financial instruments, (vi) requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset on the balance sheet or the accompanying notes to the financial statements and (viii) clarifies that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities. ASU 2016-01 becomes effective for public companies for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company's adoption of this item did not have a material impact on its results of operations or financial condition. The disclosures to the Company's consolidated financial statements have been updated appropriately using the exit price notion in "Note 16—Fair Value of Financial Instruments."

        On February 2016, the FASB issued ASU 2016-02, "Leases (Topic 842)." ASU 2016-02 will, among other things, require lessees to recognize the following for all leases (with the exception of short-term leases) at the commencement date: (1) A lease liability, which is a lessee's obligation to make lease payments arising from a lease, measured on a discounted basis; and (2) A right-of-use asset, which is an asset that represents the lessee's right to use, or control the use of, a specified asset for the lease term. Under the new guidance, lessor accounting is largely unchanged. Certain targeted improvements were made to align, where necessary, lessor accounting with the lessee accounting model and Topic 606, Revenue from Contracts with Customers. The amendments in this ASU are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted upon issuance. Lessees (for capital and operating leases) and lessors (for sales-type, direct financing, and operating leases) must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earlies comparative period presented in the financial statements. The modified retrospective approach would not require any transition accounting for leases that expired before the earlies comparative period presented. Lessees and lessors may not apply a full retrospective transition approach. The Company expects to record a right of use asset and lease liability on the adoption date of January 1, 2019.

        In March 2016, the FASB issued ASU No. 2016-05, "Derivatives and Hedging (Topic 815): Effect of Derivative Contract Novations on Existing Hedge Accounting Relationships." ASU No. 2016 05 clarifies that a change in the counterparty to a derivative instrument that has been designated as the hedging instrument under ASC Topic 815 does not, in and of itself, require dedesignation of that hedging relationship provided that all other hedge accounting criteria continue to be met. ASU No. 2016 05 was effective for us on January 1, 2017 and did not have a material impact on our results of operations or financial condition.

        In March 2016, the FASB issued ASU No. 2016-09, "Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting." Under ASU No. 2016 09 all excess tax benefits and tax deficiencies related to share-based payment awards should be recognized as income tax expense or benefit in the income statement during the period in which they occur. Previously, such amounts were recorded in the pool of excess tax benefits included in additional paid-in capital, if such pool was available. Because excess tax benefits are no longer recognized in additional paid-in capital, the assumed proceeds from applying the treasury stock method when computing earnings per share should exclude the amount of excess tax benefits that would have previously been recognized in additional paid-in capital. Additionally, excess tax benefits should be classified along with other income tax cash flows as an operating activity rather than a financing activity, as was previously the case. ASU No. 2016 09 also provides that an entity can make an entity-wide accounting policy election to either estimate the number of awards that are expected to vest (current GAAP) or account for forfeitures when they occur. ASU No. 2016 09 changes the threshold to qualify for equity

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Nature of Business and Its Significant Accounting Policies (Continued)

classification (rather than as a liability) to permit withholding up to the maximum statutory tax rates (rather than the minimum as was previously the case) in the applicable jurisdictions. ASU No. 2016 09 was effective on January 1, 2017 and did not have a material impact on our results of operations or financial condition.

        During June 2016, the FASB issued ASU 2016-13, "Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments." ASU 2016-13 requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts and requires enhanced disclosures related to the significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an organization's portfolio. In addition, ASU 2016-13 amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. ASU 2016-13 will be effective for U.S. Securities and Exchange Commission (SEC) filers for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. For public companies that are not SEC filers, the amendments in this ASU are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. The Company is currently evaluating the potential impact of ASU 2016-13 on our consolidated financial statements. We are currently working through our implementation plan which includes assessment and documentation of processes, internal controls and data sources; model development and documentation; and systems configuration, among other things. We are also in the process of implementing a third-party vendor solution to assist us in the application of the ASU 2016-13.

        The adoption of the ASU 2016-13 could result in an increase in the allowance for loan losses as a result of changing from an "incurred loss" model, which encompasses allowances for current known and inherent losses within the portfolio, to an "expected loss" model, which encompasses allowances for losses expected to be incurred over the life of the portfolio. Furthermore, ASU 2016-13 will necessitate that we establish an allowance for expected credit losses for certain debt securities and other financial assets. While we are currently unable to reasonably estimate the impact of adopting ASU 2016-13, we expect that the impact of adoption will be significantly influenced by the composition, characteristics and quality of our loan and securities portfolios as well as the prevailing economic conditions and forecasts as of the adoption date.

        In August 2016, FASB issued ASU No. 2016-15, "Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments." The amendments in this ASU were issued to reduce diversity in how certain cash receipts and payments are presented and classified in the statement of cash flows in eight specific areas. Debt prepayment costs should be classified as an outflow for financing activities. Settlement of zero-coupon debt instruments divides the interest portion as an outflow for operating activities and the principal portion as an outflow for financing activities. Contingent consideration payments made after a business combination should be classified as outflows for financing and operating activities. Proceeds from the settlement of bank-owned life insurance policies should be classified as inflows from investing activities. Other specific areas are identified in the ASU as to the appropriate classification of the cash inflows or outflows. ASU No. 2016 15 was effective on January 1, 2018 and did not have a material impact on our results of operations or financial condition.

        In November 2016, FASB issued ASU No. 2016-18, "Statement of Cash Flows (Topic 230)—Restricted Cash: a Consensus of the FASB Emerging Issues Task Force." This ASU requires a

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Nature of Business and Its Significant Accounting Policies (Continued)

company's cash flow statement to explain the changes during a reporting period of the totals for cash, cash equivalents, restricted cash, and restricted cash equivalents. Additionally, amounts for restricted cash and restricted cash equivalents are to be included with cash and cash equivalents if the cash flow statement includes a reconciliation of the total cash balances for a reporting period. ASU No. 2016 18 was effective on January 1, 2018 and did not have a material impact on our results of operations or financial condition.

        In January 2017, the FASB issued ASU No. 2017-01, "Business Combinations (Topic 805): Clarifying the Definition of a Business." ASU No. 2017 01 clarifies the definition and provides a more robust framework to use in determining when a set of assets and activities constitutes a business. ASU No. 2017 01 is intended to provide guidance when evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. ASU No. 2017 01 was effective for us on January 1, 2018 and did not have a significant impact on our consolidated financial statements.

        In March 2017, the FASB issued ASU No. 2017-08, "Receivables—Nonrefundable Fees and other Costs (Subtopic 320-20): Premium Amortization on Purchased Callable Debt Securities." This standard shortens the amortization period for the premium to the earliest call date to more closely align interest income recorded on bonds held at a premium or a discount with the economics of the underlying instrument. Adoption of ASU 2017-08 is required for fiscal years and interim periods within those fiscal years, beginning after December, 15, 2018, early adoption is permitted. The Company is currently evaluating the provisions of this guidance to determine the potential impact the new standard will have on the Company's consolidated financial statements.

        In August 2017, the FASB issued ASU No. 2017-12, "Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities." This standard better aligns an entity's risk management activities and financial reporting for hedging relationships through changes to both the designation and measurement guidance for qualifying hedging relationships and the presentation of hedge results. To meet that objective, the amendments expand and refine hedge accounting for both nonfinancial and financial risk components and align the recognition and presentation of the effects of the hedge instruments and the hedged item in the financial statements.

        Adoption for this ASU is required for fiscal years and interim periods beginning after December 15, 2018 and early adoption is permitted. The Company is currently evaluating the provisions of this guidance to determine the potential impact the new standard will have on the Company's consolidated financial statements.

        In February 2018, FASB issued ASU 2018-02, "Income Statement—Reporting Comprehensive Income (Topic 220)." This ASU was issued to allow a reclassification from accumulated other comprehensive income to retained earnings from stranded tax effects resulting from the revaluation of the net deferred tax asset ("DTA") to the new corporate tax rate of 21% as a result of the Tax Cuts and Jobs Act of 2017 ("Tax Act"). The ASU is effective for reporting periods beginning after December 15, 2018 with early adoption permitted. The Company elected to early adopt this ASU and to reclassify $44,000 of stranded tax effects from accumulated other comprehensive income to retained earnings in the fourth quarter of 2017.

        In March 2018, FASB issued ASU No. 2018-05, "Income Taxes (Topic 740)." This ASU was issued to provide guidance on the income tax accounting implications of the Tax Act and allows for entities to report provisional amounts for specific income tax effects of the Tax Act for which the accounting under Topic 740 was not yet complete, but a reasonable estimate could be determined. A measurement

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Nature of Business and Its Significant Accounting Policies (Continued)

period of one-year is allowed to complete the accounting effects under Topic 740 and revise any previous estimates reported. Any provisional amounts or subsequent adjustments included in an entity's financial statements during the measurement period should be included in income from continuing operations as an adjustment to tax expense in the reporting period the amounts are determined. The Company adopted this ASU with the provisional adjustments as reported in the consolidated financial statements as of December 31, 2017. As of December 31, 2018, the Company did not incur any adjustments to the provisional recognition.

        In August, 2018, the FASB issued ASU No. 2018-13, "Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement." This ASU contains some technical adjustments related to the fair value disclosure requirements of public companies. Included in this ASU is the additional disclosure requirement of unrealized gains and losses for the period in recurring level 3 fair value disclosures and the range and weighted average of significant unobservable inputs, among other technical changes. ASU 2018-13 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted for any removed or modified disclosures. The adoption of ASU 2018-13 is not expected to have a material impact on the Company's consolidated financial statements.

        In August, 2018, the FASB issued ASU 2018-14, "Compensation—Retirement Benefits—Defined Benefit Plans—General (Subtopic 715-20)." ASU 2018-14 amends and modifies the disclosure requirements for employers that sponsor defined benefit pension or other post-retirement plans. The amendments in this update remove disclosures that no longer are considered cost beneficial, clarify the specific requirements of disclosures, and add disclosure requirements identified as relevant. ASU 2018-14 will be effective for us on January 1, 2021, with early adoption permitted, and is not expected to have a significant impact on our financial statements.

        In October, 2018, the FASB issued ASU 2018-16, "Derivatives and Hedging (Topic 815)—Inclusion of the Secured Overnight Financing Rate (SOFR) Overnight Index Swap (OIS) Rate as a Benchmark Interest Rate for Hedge Accounting Purposes." The amendments in this update permit use of the OIS rate based on SOFR as a U.S. benchmark interest rate for hedge accounting purposes under Topic 815 in addition to the interest rates on direct U.S. Treasury obligations, the LIBOR swap rate, the OIS rate based on the Fed Funds Effective Rate and the Securities Industry and Financial Markets Association (SIFMA) Municipal Swap Rate. ASU 2018-16 will be effective for us on January 1, 2019 and is not expected to have a significant impact on our financial statements.

  Financial Statement Presentation

        Certain amounts in the prior years' financial statements have been reclassified to conform to the current year's presentation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Investment Securities

        Securities available for sale are as follows:

	December 31, 2018
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Obligations of U.S. Government agencies and corporations	$9,469,319	$46,713	$(95,660)	$9,420,372
Obligations of States and political subdivisions	21,383,017	139,006	(425,575)	21,096,448
Mortgage-backed securities	19,942,155	14,643	(553,197)	19,403,601
Equity securities	1,500,000	—	(120,137)	1,379,863

	$52,294,491	$200,362	$(1,194,569)	$51,300,284

	December 31, 2017
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Obligations of U.S. Government agencies and corporations	$9,032,578	$—	$(99,657)	$8,932,921
Obligations of States and political subdivisions	18,482,221	222,477	(148,096)	18,556,602
Mortgage-backed securities	17,991,213	29,420	(277,074)	17,743,559
Equity securities	1,500,000	—	(71,341)	1,428,659

	$47,006,012	$251,897	$(596,168)	$46,661,741

        Gross unrealized losses and fair values, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2018, are as follows:

        Securities available-for-sale:

	December 31, 2018
	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Obligations of U.S. Government agencies and corporations	$3,972,577	$17,592	$5,927,110	$78,068	$9,899,687	$95,660
Mortgage-backed securities	5,484,532	110,915	13,439,754	442,282	18,924,286	553,197
Obligations of States and political subdivisions	9,119,431	80,935	11,977,018	344,640	21,096,449	425,575
Equity Securities	—	—	1,379,863	120,137	1,379,863	120,137

Total securities with unrealized losses	$18,576,540	$209,442	$32,723,745	$985,127	$51,300,285	$1,194,569

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Investment Securities (Continued)

        For individual securities classified as either available for sale or held to maturity, the Bank must determine whether a decline in fair value below the amortized cost basis is other than temporary. In estimating other-than-temporary impairment losses, management considers, among other things, (i) the length of time and the extent to which the fair value has been less than cost, (ii) the financial condition and near-term prospects of the issuer, and (iii) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. If the decline in fair value is considered to be other than temporary, the cost basis of the individual security shall be written down to the fair value as a new cost basis and the amount of the write-down shall be included in earnings (that is, accounted for as a realized loss).

        At December 31, 2018 there were six agency securities, fourteen mortgage-backed securities (MBS), nine collateralized mortgage obligations (CMO), twenty municipal securities, and one equity investment that have been in a continuous unrealized loss position for more than twelve months. As of December 31, 2018, management also believes it has the ability and intent to hold the securities for a period of time sufficient for a recovery of cost.

        During the period ending December 31, 2018, the Bank did not sell any securities. During 2017, the Bank sold two securities resulting in a net loss of $7,974. Four securities were either matured or called during 2018, resulting in no gain or loss. Three securities were either matured or called during 2017, resulting in a net gain of $120.

        Contractual maturities of investment securities at December 31, 2018 are shown below. Actual maturities may differ from contractual maturities because debtors may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities have no stated maturity and primarily reflect investments in various Pass-through and Participation Certificates issued by the Federal National Mortgage Association and the Government National Mortgage Association. Repayment of mortgage-backed securities is affected by the contractual repayment terms of the underlying mortgages collateralizing these obligations and the current level of interest rates.

        The following is a summary of maturities, calls, or repricing of securities available for sale:

	December 31, 2018
	Securities Available for Sale
	Amortized Cost	Fair Value
Due in one year or less	$5,175,223	$5,166,175
Due after one year through five years	4,726,945	4,648,996
Due after five years through ten years	10,566,469	10,521,838
Due after ten years or more	11,883,699	11,559,674
Mortgage-backed, due in monthly installments	19,942,155	19,403,601

	$52,294,491	$51,300,284

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Investment Securities (Continued)

	December 31, 2017
	Securities Available for Sale
	Amortized Cost	Fair Value
Due in one year or less	$3,479,444	$3,467,948
Due after one year through five years	9,149,578	9,100,375
Due after five years through ten years	7,017,986	7,152,837
Due after ten years or more	9,367,791	9,197,022
Mortgage-backed, due in monthly installments	17,991,213	17,743,559

	$47,006,012	$46,661,741

        The Bank has pledged certain securities as collateral for qualified customers' deposit accounts at December 31, 2018 and 2017 as follows:

	2018	2017
Amortized cost	$8,596,502	$7,654,104
Fair value	8,632,414	7,829,179

Note 3. Loans, Allowance for Credit Losses and Impaired Loans

        Major categories of loans as of December 31 are as follows:

	2018	2017
Originated Loans
Other real estate secured	$356,141,275	$314,179,741
1 - 4 Family residential secured	116,770,781	110,843,248
Other	48,959,611	44,380,854

	521,871,667	469,403,843
Acquired Loans
Other real estate secured	$70,080,062	$—
1 - 4 Family residential secured	29,532,014	—
Other	12,419,883	—

	112,031,959	—
Total Loans
Other real estate secured	$426,221,337	$314,179,741
1 - 4 Family residential secured	146,302,795	110,843,248
Other	61,379,494	44,380,854

	633,903,626	469,403,843
Less: Unamortized discounts on acquired loans	(1,326,969)	—
Less: Allowance for loan losses	(7,063,310)	(6,702,599)

	$625,513,347	$462,701,244

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Loans, Allowance for Credit Losses and Impaired Loans (Continued)

Allowance for Loan Losses

        Management has an established methodology to determine the adequacy of the allowance for loan losses that assesses the risks and losses inherent in the loan portfolio. For purposes of determining the allowance for loan losses, the Bank has segmented the loan portfolio into the following classifications:

  •
  Other Real Estate Secured

  •
  Commercial Real Estate

  •
  Construction and Land Development

  •
  Farmland

  •
  Multifamily

  •
  1 – 4 Family Residential Secured

  •
  Other

  •
  Commercial and Industrial

  •
  Consumer Loans

  •
  Other Loans

        Each of these segments are reviewed and analyzed quarterly using the weighted average historical charge-offs over a current three year period for their respective segments as well as the following qualitative factors:

  •
  Changes in the levels and trends in delinquencies, non-accruals, classified assets and troubled debt restructurings

  •
  Changes in the nature and volume of the portfolio

  •
  Effects of any changes in lending policies, procedures, including underwriting standards and collections, charge off and recovery practices

  •
  Changes in the experience, depth and ability of management

  •
  Changes in the national and local economic conditions and developments, including the condition of various market segments

  •
  Changes in the concentration of credits within each pool

  •
  Changes in the quality of the Bank's loan review system and the degree of oversight by the Board

  •
  Changes in external factors such as competition and the legal environment

        The above factors result in a FAS 5, as codified in FASB ASC 450-10- 20, calculated reserve for environmental factors.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Loans, Allowance for Credit Losses and Impaired Loans (Continued)

        All credit exposures graded at a rating of "5", "6", "7" or "8" with outstanding balances less than $250,000 and credit exposures graded at a rating of "1", "2", "3" or "4" are reviewed and analyzed quarterly using the weighted average historical charge-offs over a current three year period as a percentage of total charge-offs for the same period for their respective segments as well as the qualitative factors discussed above. The weighted average historical percentage is further adjusted based on delinquency risk trend assessments and concentration risk assessments.

        All credit exposures graded at a rating of "5", "6", "7" or "8" with outstanding balances greater than $250,000 are to be reviewed no less than quarterly for the purpose of determining if a specific allocation is needed for that credit. The determination for a specific reserve is measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate, except when the sole (remaining) source of repayment for the loan is the operation or liquidation of the collateral. In these cases management uses the current fair value of the collateral, less selling cost when foreclosure is probable, instead of discounted cash flows. If management determines that the value of the loan is less than the recorded investment in the loan (net of previous charge-offs, deferred loan fees or costs and unamortized premium or discount), impairment is recognized through an allowance estimate or a charge-off to the allowance.

        The establishment of a specific reserve does not necessarily mean that the credit with the specific reserve will definitely incur loss at the reserve level. It is only an estimation of potential loss based upon anticipated events. A specific reserve will not be established unless loss elements can be determined and quantified based on known facts. The total allowance reflects management's estimate of loan losses inherent in the loan portfolio as of December 31, 2018 and 2017.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Loans, Allowance for Credit Losses and Impaired Loans (Continued)

        The following table presents the total allowance by loan segment.

	Other Real Estate Secured	1 - 4 Family Residential Secured	Other	Unallocated	Total
Balance at December 31, 2017	$3,857,599	$1,744,000	$536,000	$565,000	$6,702,599
Charge-offs—originated loans	(510,854)	(352,578)	(289,425)	—	(1,152,857)
Recoveries—originated loans	89,700	150,620	98,248	—	338,568
Provision—originated loans	839,555	100,958	309,177	(74,690)	1,175,000
Allowance allocation adjustment	(9,229)	(6,632)	(16,416)	—	(32,277)

Total Allowance on originated loans	4,266,771	1,636,368	637,584	490,310	7,031,033
Charge-offs—acquired loans	—	—	—	—	—
Recoveries—acquired loans	—	—	—	—	—
Provision—acquired loans	—	—	—	—	—
Allowance allocation adjustment	9,229	6,632	16,416	—	32,277

Total Allowance on acquired loans	9,229	6,632	16,416	—	32,277
Balance at December 31, 2018	$4,276,000	$1,643,000	$654,000	$490,310	$7,063,310

Individually evaluated for impairment:
Balance in allowance	$278,083	$585,748	$177,965	$—	$1,041,796
Related loan balance	14,947,227	8,774,800	1,732,429	—	25,454,456

Collectively evaluated for impairment:
Balance in allowance	$3,997,917	$1,057,252	$476,035	$490,310	$6,021,514
Related loan balance	410,527,078	137,191,904	59,403,219	—	607,122,201

        Note: The balances above include unamortized discounts on acquired loans of $1,329,969.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Loans, Allowance for Credit Losses and Impaired Loans (Continued)

	Other Real Estate Secured	1 - 4 Family Residential Secured	Other	Unallocated	Total
Balance at December 31, 2016	$3,392,596	$2,140,000	$588,000	$265,000	$6,385,596
Charge-offs	(335,831)	(339,890)	(290,873)	—	(966,594)
Recoveries	234,948	21,819	81,830	—	338,597
Provision	565,886	(77,929)	157,043	300,000	945,000

Balance at December 31, 2017	$3,857,599	$1,744,000	$536,000	$565,000	$6,702,599
Individually evaluated for impairment:
Balance in allowance	$372,726	$766,955	$—	$—	$1,139,681
Related loan balance	12,481,262	7,759,545	231,861	—	20,472,668

Collectively evaluated for impairment:
Balance in allowance	$3,484,873	$977,045	$536,000	$565,000	$5,562,918
Related loan balance	301,698,479	103,083,703	44,148,993	—	448,931,175

        The Bank had an unallocated amount (overage) of approximately $490,000 in the allowance that is reflected in the above table as of December 31, 2018. The Bank had an unallocated amount (overage) of approximately $565,000 in the allowance that is reflected in the above table as of December 31, 2017. Management is comfortable with this amount as they feel it is adequate to absorb additional inherent potential losses in the loan portfolio.

Credit Quality Information

        The following table represents credit exposures by creditworthiness category for the period ending December 31, 2018. The use of creditworthiness categories to grade loans permits management to estimate a portion of credit risk. The Bank's internal creditworthiness is based on experience with similarly graded credits. Loans that trend upward toward higher credit grades typically have less credit risk and loans that migrate downward typically have more credit risk.

        The Bank's internal risk ratings are as follows:

  1
  Excellent—minimal risk. (normally supported by pledged deposits, United States government securities, etc.)

  2
  Superior—low risk. (all of the risks associated with this credit based on each of the bank's creditworthiness criteria are minimal)

  3
  Good—moderately low risk. (most of the risks associated with this credit based on each of the bank's creditworthiness criteria are minimal)

  4
  Fair/Watch—moderate risk. (the weighted overall risk associated with this credit based on each of the bank's creditworthiness criteria is acceptable)

  5
  Marginal—moderately high risk. (possesses deficiencies which corrective action by the bank would remedy; potential watch list)

  6
  Substandard—(the bank is inadequately protected and there exists the distinct possibility of sustaining some loss if not corrected)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Loans, Allowance for Credit Losses and Impaired Loans (Continued)

  7
  Doubtful—(weaknesses make collection or liquidation in full, based on currently existing facts, improbable)

  8
  Loss—(of little value; not warranted as a bankable asset)

Non-accruals

        In general, a loan will be placed on non-accrual status at the end of the reporting month in which the interest or principal is past due more than 90 days. Exceptions to the policy are those loans that are in the process of collection and are well secured. A well-secured loan is secured by collateral with sufficient market value to repay principal and all accrued interest.

        A summary of loans by risk rating is as follows:

December 31, 2018	Other Real Estate Secured	1 - 4 Family Residential Secured	Other	Total
Excellent	$1,142,530	$—	$9,756,062	$10,898,592
Superior	7,523,315	266,516	2,014,925	9,804,756
Good	402,092,509	133,401,022	45,802,235	581,295,766
Fair	8,083,929	4,598,314	2,105,674	14,787,917
Marginal	406,863	111,786	268,043	786,692
Substandard	7,071,034	7,589,065	342,835	15,002,934

TOTAL	$426,320,180	$145,966,703	$60,289,774	$632,576,657

Non-Accrual	$4,422,958	$4,546,889	$177,965	$9,147,812
Troubled debt restructures	$10,341,307	$7,268,955	$206,220	$17,816,482
Number of TDR accounts	28	21	3	52

Breakdown of TDRs
TDRs on Non-accrual	$2,545,978	$3,290,222	$175,424	$6,011,624
TDRs Past Due 30 - 89	639,929	—	30,796	670,725
Performing TDRs	7,155,400	3,978,733	—	11,134,133

TOTAL	$10,341,307	$7,268,955	$206,220	$17,816,482
Total Non-performing TDR accounts	$3,185,907	$3,290,222	$206,220	$6,682,349
Number of non-performing TDRs	10	10	3	23

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Loans, Allowance for Credit Losses and Impaired Loans (Continued)

December 31, 2017	Other Real Estate Secured	1 - 4 Family Residential Secured	Other	Total
Excellent	$625,329	$—	$5,378,931	$6,004,260
Superior	8,110,900	174,212	507,889	8,793,001
Good	287,176,446	98,618,796	37,040,922	422,836,164
Fair	10,298,246	4,687,720	958,592	15,944,558
Marginal	411,409	112,509	140,000	663,918
Substandard	7,557,411	7,250,011	354,520	15,161,942

TOTAL	$314,179,741	$110,843,248	$44,380,854	$469,403,843

Non-Accrual	$2,938,218	$1,548,668	$—	$4,486,886
Troubled debt restructures	$10,315,841	$7,692,542	$182,602	$18,190,985
Number of TDR accounts	26	19	2	47

Breakdown of TDRs
TDRs on Non-accrual	$1,707,672	$1,053,940	$—	$2,761,612
TDRs Past Due 30 - 89	1,471,940	4,093,902	139,882	5,705,724
Performing TDRs	7,136,229	2,544,700	42,720	9,723,649

TOTAL	$10,315,841	$7,692,542	$182,602	$18,190,985
Total Non-performing TDR accounts	$3,179,612	$5,147,842	$139,882	$8,467,336
Number of non-performing TDRs	7	14	1	22

        The following table includes an aging analysis of the recorded investment of past due financing receivables as of December 31, 2018 and 2017:

December 31, 2018	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater than 90 Days Past Due*	Total Past Due	Current Balance	Total Financing Receivables**	Recorded Investment >90 Days Past Due and Accruing
Other Real Estate Secured	$876,434	$1,741,807	$3,129,254	$5,747,495	$420,473,842	$426,221,337	$338,017
1 - 4 Family Residential	1,291,783	383,046	1,722,032	3,396,861	142,905,934	146,302,795	—
Other	1,035,158	33,336	268,043	1,336,537	60,042,957	61,379,494	268,043

TOTAL	$3,203,375	$2,158,189	$5,119,329	$10,480,893	$623,422,733	$633,903,626	$606,060

*
Includes $4,513,269 of non-accrual loans.

**
These balances do not include unamortized discounts of $1,329,969.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Loans, Allowance for Credit Losses and Impaired Loans (Continued)

December 31, 2017	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater than 90 Days Past Due*	Total Past Due	Current Balance	Total Financing Receivables	Recorded Investment >90 Days Past Due and Accruing
Other Real Estate Secured	$2,571,701	$966,488	$3,399,244	$6,937,433	$307,242,308	$314,179,741	$1,021,447
1 - 4 Family Residential	3,069,290	2,782,736	804,573	6,656,598	104,186,650	110,843,248	309,845
Other	403,715	—	2,582	406,297	43,974,557	44,380,854	2,582

TOTAL	$6,044,706	$3,749,224	$4,206,399	$14,000,328	$455,403,515	$469,403,843	$1,333,874

*
Includes $2,872,525 of non-accrual loans.

Impaired Loans

        Impaired loans are defined as non-accrual loans, troubled debt restructurings, purchase credit impaired loans ("PCI") and loans risk rated a "6" or above. When management identifies a loan as impaired, the impairment is measured for potential loss based on the present value of expected future cash flows, discounted at the loan's effective interest rate, except when the sole (remaining) source of repayment for the loan is the operation or liquidation of the collateral. In these cases management used the current fair value of the collateral, less selling cost when foreclosure is probable, instead of discounted cash flows. If management determines that the value of the impaired loan is less than the recorded investment in the loan (net of previous charge-offs, deferred loan fees or costs and unamortized premium or discount), impairment is recognized through an allowance estimate or a charge-off to the allowance.

        When the ultimate collectability of the total principal of an impaired loan is in doubt and the loan is on non-accrual status, all payments are applied to principal, under the cost recovery method. When the ultimate collectability of the total principal of an impaired loan is not in doubt and the loan is on non-accrual status, contractual interest is credited to interest income when received, under the cash basis method.

        The following table includes the recorded investment and unpaid principal balances for impaired financing receivables with the associated allowance amount, if applicable. Management determined the specific reserve in the allowance based on the present value of expected future cash flows, discounted at the loan's effective interest rate, except when the remaining source of repayment for the loan is the operation or liquidation of the collateral. In those cases, the current fair value of the collateral, less selling costs was used to determine the specific allowance recorded.

        Also presented are the average recorded investments in the impaired loans and the related amount of interest recognized during the time within the period that the impaired loans were impaired. When

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Loans, Allowance for Credit Losses and Impaired Loans (Continued)

the ultimate collectability of the total principal of an impaired loan is in doubt and the loan is on non-accrual status, all payments are applied to principal, under the cost recovery method.

December 31, 2018	Recorded Investment	Unpaid Principal Balance	Interest Income Recognized	Specific Reserve	Average Recorded Investment
Impaired loans with specific reserves:
Other Real Estate Secured	$3,276,082	$3,276,082	$246,460	$412,331	$3,689,970
1 - 4 Family Residential Secured	3,947,359	4,075,065	173,648	585,748	4,989,366
Other	43,717	43,717	1,574	43,717	21,859

Total impaired loans with specific reserves	$7,267,158	$7,394,864	$421,682	$1,041,796	$8,701,194
Impaired loans with no specific reserve:
Other Real Estate Secured	$12,848,564	$13,905,179	$1,015,835	$—	$10,690,806
1 - 4 Family Residential Secured	5,761,271	7,011,277	256,019	—	3,901,900
Other	1,805,018	1,805,018	111,976	—	1,079,769

Total impaired loans with no specific reserve	$20,414,853	$22,721,474	$1,383,830	$—	$15,672,474

TOTAL	$27,682,011	$30,116,338	$1,805,512	$1,041,796	$24,373,668

        Total impaired loans of $27,682,011 at December 31, 2018 include PCI loan balances of $1,109,739, which are net of a discount of $582,062. Total impaired loans also included $1,117,816 of loans which did not meet the criteria whereby an individual evaluation for impairment was required. These loans were pooled with all other loans not requiring an evaluation for individual impairment and reviewed and analyzed using the weighted average historical charge-offs over a current three year period for

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Loans, Allowance for Credit Losses and Impaired Loans (Continued)

their respective segments along with the qualitative factors stated previously in this disclosure, to result in a ASC 450-10-20 (FAS 5) calculated reserve.

December 31, 2017	Recorded Investment	Unpaid Principal Balance	Interest Income Recognized	Specific Reserve	Average Recorded Investment
Impaired loans with specific reserves:
Other Real Estate Secured	$4,103,857	$4,243,908	$174,905	$372,726	$4,270,534
1 - 4 Family Residential Secured	6,031,372	6,798,449	221,854	766,955	5,787,372
Other	—	—	—	—	43,642

Total impaired loans with specific reserves	$10,135,229	$11,042,357	$396,759	$1,139,681	$10,101,548
Impaired loans with no specific reserve:
Other Real Estate Secured	$8,533,047	$8,615,541	$790,684	$—	$11,040,502
1 - 4 Family Residential Secured	2,042,528	2,138,675	121,242	—	3,032,103
Other	354,520	354,520	25,421	—	379,498

Total impaired loans with no specific reserve	$10,930,095	$11,108,736	$937,347	$—	$14,452,102

TOTAL	$21,065,324	$22,151,093	$1,334,106	$1,139,681	$24,553,650

        All acquired loans were initially recorded at fair value at the acquisition date. The outstanding balance and the carrying amount of acquired loans included in the consolidated balance sheet are as follows:

December 31, 2018
Accountable for under ASC 310-30 (PCI loans)
Outstanding balance	$1,691,801
Carrying amount	1,109,739
Accountable for under ASC 310-20 (non-PCI loans)
Outstanding balance	$110,340,158
Carrying amount	109,595,251
Total acquired loans
Outstanding balance	$112,031,959
Carrying amount	110,704,990

        The following table provides changes in accretable yield for all acquired loans accounted for under ASC 310-20:

December 31, 2018
Balance at beginning of period	$—
Acquisitions	1,702,914
Accretion	(958,007)

Balance at end of period	$744,907

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Loans, Allowance for Credit Losses and Impaired Loans (Continued)

        Non-accretable yield on purchased credit impaired loans was $462,580 at December 31, 2018.

        The Bank makes loans to customers located primarily within Wicomico and Worcester Counties, Maryland, Sussex County, Delaware and Camden and Burlington Counties, New Jersey. A substantial portion of its loan portfolio consists of residential and commercial real estate mortgages.

        Included in the amounts listed above are loans receivable from directors, principal officers, and stockholders of $5,179,000 and $7,266,000 at December 31, 2018 and 2017, respectively. During 2018 loan additions totaled $120,000. There were no new loans during 2017. During 2018 and 2017 repayments totaled $2,207,000 and $669,000, respectively. These loans were made in the ordinary course of business on substantially the same terms and conditions as those prevailing at the same time for comparable transactions with other customers, including interest rates and collateral. They do not involve more than normal risk of collectability or present other unfavorable terms.

        The Bank had no commitments to loan additional funds to the borrowers of restructured, impaired, or non-accrual loans as of December 31, 2018.

Note 4. Premises, Equipment and Depreciation

        A summary of premises and equipment, at cost, and accumulated depreciation is as follows:

	2018	2017
Land	$2,752,560	$1,752,560
Buildings and improvements	8,724,280	6,607,491
Furniture and equipment	12,841,417	8,491,564

Total premises and equipment	24,318,257	16,851,615
Less: accumulated depreciation	14,270,297	9,010,145

Net premises and equipment	$10,047,960	$7,841,470

        Depreciation expense totaled $925,314 and $590,060 for the years ended December 31, 2018, and 2017, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5. Income Taxes

        Components of income tax expense for the years ended December 31, 2018 and 2017 are as follows:

	2018	2017
Current
Federal	$64,391	$2,774,373
State	812,365	568,378

Total current	876,756	3,342,751

Deferred income tax (liabilities) benefits:
Federal	1,586,095	26,424
State	(104,323)	(154,114)

Total deferred	1,481,772	(127,690)

Income tax expense	$2,358,528	$3,215,061

        A reconciliation of tax computed at the Federal statutory income tax rate of 21% to the actual expense for the year ended December 31, 2018, as well as 34% for the years ended December 31, 2017 is as follows:

	2018	2017
Tax at Federal statutory income tax rate	$1,646,666	$2,254,011
Tax effect of:
Tax exempt income	(89,194)	(372,271)
One-time adjustment to deferred tax asset due to the Tax Cuts and Jobs Act of 2017	—	762,784
Other	241,703	156,274
State income taxes, net of Federal tax benefit	559,353	414,263

Income tax expense	$2,358,528	$3,215,061

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5. Income Taxes (Continued)

        Income taxes included in the balance sheets are as follows:

	2018	2017
Federal income tax payable	$—	$768,802

State franchise tax receivable and prepaid state taxes	(249,877)	(56,622)

Deferred income tax assets:
Allowance for credit losses and unfunded commitments	$1,168,851	$681,105
Net operating loss carryforward	1,948,709	99,038
Accumulated amortization on intangibles	35,629	42,778
Impairment loss on investment securities	26,709	30,994
Net losses on other real estate owned	1,145,554	1,217,239
Stock option expense	24,843	3,225
Discounts on acquired loans	354,420	—
Other real estate owned valuation	432,107	—
Merger costs	—	196,803
Net depreciation on securities available for sale	263,365	91,355
Other	21,282	7,793

	5,421,469	2,370,330

Deferred tax liabilities:
Accumulated depreciation	169,891	360,887
Accumulated amortization on core deposit intangible	285,523	—
Deferred gain	135,945	132,677
Accumulated securities discount accretion	690	505

	592,049	494,069

Net deferred income tax asset	$4,829,420	$1,876,261

        The change in net deferred tax assets also includes deferred tax assets recorded in connection with the Liberty Bell acquisition of $4,263,012.

        On December 22, 2017 the Tax Cuts and Jobs Act was signed into law which, among other items, reduced the corporate tax rate from a graduated set of rates with a maximum of 35% to a flat 21% beginning with taxable years starting after December 31, 2017. As required under ASC Topic 740, the Bank re-measured its deferred income tax assets and liabilities for temporary differences from the current corporate tax rate to the new corporate tax rate of 21% as of December 31, 2017. The cumulative adjustment was recognized in income tax expense from continuing operations as a discrete item in the period that included the enactment date, December 31, 2017. Beginning in 2018 the Company's federal statutory tax rate was 21%.

        Management has determined that no valuation allowance is required as it is more likely than not that the deferred tax assets will be fully realizable in the future. At December 31, 2018 and 2017, management believes there are no uncertain tax positions under ASC Topic 740 Income Taxes. The Bank's Federal and state income tax returns are subject to examination by the IRS and/or state tax authorities. The tax years that remain subject to examination by the Federal government and the State of Maryland include the years ended December 31, 2015, 2016 and 2017. The tax years that remain subject to examination by the State of New Jersey include the years ended December 31, 2014, 2015, 2016 and 2017. The 2018 tax returns will be filed in 2019.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6. Deposits

        Time deposits and their remaining maturities at December 31, 2018 are as follows:

2019	$110,180,610
2020	73,689,976
2021	20,288,223
2022	29,099,631
2023	17,726,417
2024 and thereafter	35,144

Total time deposits	$251,020,001

        Interest expense on deposits for the years ended December 31, 2018 and 2017 is as follows:

	2018	2017
NOW	$118,031	$61,052
Money market	201,875	133,016
Savings	96,009	79,707
Time, $100,000 or more	1,691,699	760,380
Other time	1,682,747	974,819

	$3,790,361	$2,008,974

        Deposit balances of officers and directors and their affiliated interests totaled approximately $7,009,000 and $4,938,000 as of December 31, 2018 and 2017, respectively.

        Deposit accounts in an overdraft position totaled approximately $255,000 and $261,000 as of December 31, 2018 and 2017, respectively.

        Some of the Company's CD deposits are through participation in the Certificate of Deposit Account Registry Service (CDARS). These deposits totaled $2,145,571 and $5,345,621 at December 31, 2018 and 2017, respectively.

Note 7. Other Income

        Other income consists of the following:

	2018	2017
Investment fees and commissions	$64,160	$98,194
Safe deposit box rentals	45,215	42,377
Visa debit income	871,708	765,987
Other non-interest income	817,066	605,256

	$1,798,149	$1,511,814

Note 8. Credit Facilities

        The Bank owns capital stock of the Federal Home Loan Bank of Atlanta (FHLB) as a condition for a $184,445,750 convertible advance credit facility from the FHLB. As of December 31, 2018, the Bank had remaining credit availability of $133,956,821 under this facility.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8. Credit Facilities (Continued)

        In June 2005, the Bank borrowed $5,000,000 from the FHLB with interest payable quarterly fixed at 3.78% through June 2010, maturing in June 2015. The FHLB had the option of converting the rate on this borrowing to a three month LIBOR based floating rate in 2010, however it chose not to do so, therefore the rate on this borrowing would have remained at 3.78% until maturity. During 2012, this borrowing was restructured to a three month LIBOR based floating rate for the first two years, then adjusting to 1.83% until maturity in December 2018. Due to a prepayment penalty of $405,011, which was amortized to final maturity as an adjustment to interest expense, the effective rate was the three month LIBOR based floating rate plus 1.35% for the first two years, adjusting to 3.18% until maturity. As of December 31, 2018 the premium was fully amortized.

        In September 2005, the Bank borrowed an additional $5,000,000 with interest payable quarterly fixed at 4.06% through September 2009, maturing in September 2015. The FHLB had the option of converting the rate on this borrowing to a three month LIBOR based floating rate in 2009, however it chose not to do so, therefore the rate on this borrowing would have remained at 4.06% until maturity. During 2012, this borrowing was restructured to a three month LIBOR based floating rate for the first two years, then adjusting to 1.83% until maturity in December 2018. Due to a prepayment penalty of $500,195, which was amortized to final maturity as an adjustment to interest expense, the effective rate was the three month LIBOR based floating rate plus 1.67% for the first two years, adjusting to 3.50% until maturity. As of December 31, 2018 the premium was fully amortized.

        In September 2006, the Bank borrowed an additional $5,000,000 with interest payable quarterly fixed at 4.57% through September 2011, maturing in September 2016. The FHLB has the option of converting the rate on this long-term borrowing to a three month LIBOR-based floating rate in 2011, however it chose not to do so, therefore the rate on this borrowing would have remained at 4.57% until maturity. During 2012, this borrowing was restructured to a three month LIBOR based floating rate for the first two years, then adjusting to 1.83% until maturity in December 2018. Due to a prepayment penalty of $740,365, which was amortized to final maturity as an adjustment to interest expense, the effective rate was the three month LIBOR based floating rate plus 2.47% for the first two years, adjusting to 4.30% until maturity. As of December 31, 2018 the premium was fully amortized.

        In May 2015, the Bank borrowed an additional $10,000,000 with interest payable quarterly fixed at 1.08%, maturing in May 2020. The FHLB had the option of converting the rate on this long-term borrowing to a three month LIBOR-based floating rate at any time. In May of 2018 the FHLB exercised the convertible option and the Bank paid off the advance.

        In March 2016, the Bank borrowed an additional $3,000,000 with interest payable monthly fixed at 1.62%, maturing in March 2023. The principal portion of this borrowing was $1,821,429 at December 31, 2018.

        In March 2016, the Bank borrowed an additional $2,300,000 with interest payable monthly fixed at 1.99%, maturing in March 2026. The principal portion of this borrowing was $1,667,500 at December 31, 2018.

        In June 2017, the Bank borrowed an additional $15,000,000 with interest payable quarterly fixed at 1.51%, maturing in June 2019.

        In May 2018 the Bank borrowed an additional $10,000,000 with interest payable quarterly fixed at $2.68%, maturing in May 2021. The FHLB has the option of converting the rate on this long-term borrowing to a three month LIBOR-based floating rate in May 2020.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8. Credit Facilities (Continued)

        In October 2018, the Bank borrowed an additional $5,000,000 with interest payable quarterly fixed at 3.15%, maturing in October 2022.

        In November 2018, the Bank borrowed two additional amounts of $5,000,000 each with interest payable quarterly fixed at 3.04% and 2.91%. Both amounts mature in November 2020.

        Average short-term borrowing under FHLB approximated $1,389,041 and $547,945 for the years ended December 31, 2018 and 2017, respectively.

        The Bank has pledged a portion of its residential and commercial mortgage loan portfolio as collateral for these credit facilities. Principal balances outstanding on these pledged loans totaled approximately $135,318,000 and $96,188,000 at December 31, 2018 and 2017, respectively.

        In addition to the FHLB credit facility, in October 2015, the Company entered into a subordinated loan agreement for an aggregate principal amount of $2,000,000. Interest-only payments are due quarterly at 6.71% per annum, and the outstanding principal balance matures in October 2025. In January 2018, the Company entered into a subordinated loan agreement for an aggregate principal amount of $4,500,000 to fund the acquisition of Liberty Bell Bank, net of loan costs. Interest-only payments are due quarterly at 6.875% per annum, and the outstanding principal balance matures in April 2028.

        The proceeds of these long-term borrowings were generally used to purchase higher yielding investment securities, fund additional loans, redeem preferred stock, or fund acquisitions. Additionally, the Bank has secured credit availability of $5,000,000 with a correspondent bank for short-term liquidity needs, if necessary. This facility must be collateralized by specific securities at the time of any usage. At December 31, 2018, there were no borrowings outstanding, and securities pledged under this credit facility had an amortized cost and fair value of $7,988 and $9,059, respectively. At December, 2017 there were no borrowings outstanding, and securities pledged under this credit facility had an amortized cost and fair value of $9,873 and $11,415, respectively.

        Maturities on long-term debt over the next five years are as follows:

2019	$15,658,572
2020	10,658,572
2021	10,658,572
2022	5,658,572
2023	694,286

Note 9. Profit Sharing Plan

        The Bank has a defined contribution 401(k) profit sharing plan covering substantially all full-time employees. Under the 401(k) provision the Bank is currently matching 50% of employee contributions of up to 6% of their compensation as defined under the plan. Additional employer contributions are at the discretion of the Board of Directors. The Bank's contributions to this plan totaled $169,467 and $124,493, for the years ended December 31, 2018 and 2017, respectively.

Note 10. Lease Commitment

        The Bank has a branch facility lease for its Seaford, Delaware branch through December 31, 2023. The Bank also has a fifteen-year land lease for its Rehoboth, Delaware branch, with (5) five-year

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10. Lease Commitment (Continued)

renewal options for a total of twenty-five years, which began in 2000. In 2008 the Bank entered into a six-year lease agreement for its North Ocean City branch with an eight-year renewal option, for a total of 14 years. In February 2014, this renewal option was exercised. In March 2016, the Bank renewed the Ocean City lease, extending the maturity date from October 31, 2019 to October 31, 2022. The Bank has the option to extend the lease for an additional five-year period. In December 2016 the Bank entered into a three-year agreement for its Rehoboth loan office with a three-year renewal option. In October 2017 the Bank entered into a five-year agreement for its West Ocean City branch beginning in January 2018, with three five-year renewal options. In August 2017 the Bank entered into a five-year agreement for the Accounting Department at the Plaza with two additional five-year renewal options. Rent expense under this agreement did not commence until April of 2018, once renovations to the space were complete. In August 2018 the Bank entered into a thirty-month agreement for basement storage at the Plaza building. The terms of the agreement stipulated that the first six months of rents would be waived by the lessor and the remaining two years of payments would be due upon signing the lease. In December of 2018 the Bank entered into a two-year agreement for space on the second floor of the Rehoboth loan office with a three-year renewal option. With the acquisition of Liberty Bell Bank in 2018 the Bank assumed three separate leases pertaining to two branches located in New Jersey. The Cherry Hill branch has two leases, one for the main branch and one for additional space located in the same building. Both leases expire in May 2020. The other assumed lease is for the Moorestown branch location, which expires in January 2021 and includes a five-year renewal option. Rent expense under these arrangements was $514,910 and $227,817 for the years ended December 31, 2018 and 2017, respectively.

        Minimum lease payments for the next five years, assuming renewal options are exercised, are approximately as follows:

2019	$495,515
2020	433,376
2021	390,073
2022	393,715
2023	403,462

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 11. Other Operating Expenses

        Other operating expenses include the following:

	2018	2017
Professional services	$308,761	$182,423
Stationery, printing and supplies	281,932	151,711
Postage and delivery	180,863	136,277
FDIC assessment	583,512	352,981
State bank assessment	2,835	1,000
Directors fees and expenses	297,725	209,650
Marketing	267,489	259,183
Correspondent bank services	84,327	68,526
ATM expenses	703,214	590,110
Telephones and mobile devices	432,498	256,771
Membership dues and fees	80,578	62,373
Legal fees	273,088	108,417
Audit and related professional fees	111,698	170,288
Insurance	177,608	118,935
Bank acquisition costs (See Note 20)	1,636,648	787,350
Other	2,154,620	1,812,166

	$7,577,396	$5,268,161

Note 12. Stock Option Plans

Delmar Bancorp Stock Option Plan

        The Bank has employee and director stock option plans and has reserved 18,409 shares of stock for issuance thereunder. Options granted under these plans have a ten-year life with a four-year vesting period that begins one year after date of grant, and are exercisable at a price equal to the fair value of the Company's stock on the date of the grant. Each award from all plans is evidenced by an award agreement that specifies the option price, the duration of the option, the number of shares to which the option pertains, and such other provisions as the grantor determines. The plan term ended in 2014, therefore no new options can be granted.

        Options for 18,409 shares were outstanding as follows:

	Employees			Directors
	Shares	Average Price	Amount	Shares	Average Price	Amount
December 31, 2016	82,892	$17.97	$1,489,286	32,764	$18.33	$600,745
Forfeited in 2017	(32,348)	23.09	(746,925)	(15,020)	21.69	(325,722)

December 31, 2017	50,544	$14.69	$742,361	17,744	$15.50	$275,023

Exercised in 2018	(5,000)	1.98	(9,900)	—	—	—
Forfeited in 2018	(31,649)	19.17	(606,711)	(13,230)	17.70	(234,171)

December 31, 2018	13,895	$9.05	$125,750	4,514	$9.05	$40,852

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 12. Stock Option Plans (Continued)

        No stock options were exercised in 2017. During 2018 5,000 stock options were exercised from the Delmar Bancorp stock option plan at an exercise price of $1.98. Shares issued in connection with stock option exercises are issued from available authorized shares.

Liberty Bell Stock Option Plan

        In 2004 Liberty Bell Bank adopted the 2004 Incentive Stock Option Plan and the 2004 Non-Qualified Stock Option Plan, which were stock-based incentive compensation plans (the Plans). In February 2014 the Plans expired pursuant to their terms. Options under these plans had a 10 year life and vested over 5 years. Remaining options under these plans became fully vested with the signing of the Agreement of Merger with Delmar Bancorp in February 2018. In accordance with the terms of the Agreement of Merger between Delmar and Liberty, the Plan was assumed by Delmar, and the options were converted into and became an option to purchase an adjusted number of shares of the common stock of Delmar at an adjusted exercise price per share. The number of shares was determined by multiplying the number of shares of Liberty common stock for which the option was exercisable by the number of shares of Delmar common stock into which shares of Liberty common stock were convertible in the Merger, which was 0.2857 (the "Conversion Ratio"), rounded to the next lower whole share. The exercise price was determined by dividing the exercise price per share of Liberty common stock by the Conversion Ratio, rounded up to the nearest cent. At the effective time of the merger there were 48,225 options outstanding at an exercise price of $1.18. These shares were converted to 13,771 options outstanding at an exercise price of $4.14. During 2018, 5,062 options were exercised at an exercise price of $4.14.

        Remaining options for 8,709 shares were outstanding as follows:

	Employees			Directors
	Shares	Average Price	Amount	Shares	Average Price	Amount
March 1, 2018	5,361	$4.14	$22,195	8,410	$4.14	$34,818

Exercised in 2018	(3,006)	4.14	(12,445)	(2,056)	4.14	(8,512)

December 31, 2018	2,355	$4.14	$9,750	6,354	$4.14	$26,306

        As stated in Note 1, the Company follows ASC Topic 718-10 which requires that stock-based compensation to employees and directors be recognized as compensation cost in the income statement based on their fair values on the measurement date, which, for the Company, is the date of the grant. All stock option expenses had been fully recognized prior to 2018.

Note 13. Restricted Stock Plan

        The Bank has an employee and director restricted stock plan and has reserved 405,805 shares of stock for issuance thereunder. The Company has adopted the Plan, pursuant to which employee and directors of the Company may acquire shares of common stock. The Plan was adopted by the Company's Board of Directors in April 2014, and, subject to the right of the Board of Directors to terminate the Plan at any time, terminates on June 30, 2018. The termination of the Plan, either at the scheduled termination date or before such date, will not affect any award issued prior to termination. During 2017 and 2018 the Company awarded 5,000 and $9,000 shares, respectively, to individual employees based on certain employment criteria. These shares will vest over two or three years, based on the specific employment agreement. Each award from the plan is evidenced by an award agreement that specifies the vesting period of the restricted stock plan, the number of shares to which the award pertains, and such other provisions as the grantor determines.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13. Restricted Stock Plan (Continued)

        As of December 31, 2018 non-vested restricted stock awards totaling 9,000 were outstanding as follows:

	Employees		Directors
	Shares	Weighted Average Fair Value	Shares	Weighted Average Fair Value
Nonvested Awards December 31, 2016	60,870	$4.17	23,050	$4.19
Granted in 2017	5,000	7.10	—	—
Vested in 2017	(2,500)	7.10	—	—
Forfeited in 2017	(60,870)	4.17	(23,050)	4.18

Nonvested Awards December 31, 2017	2,500	$7.10	—	$—

Granted in 2018	9,000	7.30	—	—
Vested in 2018	(2,500)	7.10	—	—
Forfeited in 2018	—	—	—	—

Nonvested Awards December 31, 2018	9,000	$7.30	—	$—

        As stated in Note 1, the Company follows ASC Topic 718-10 which requires that restricted stock-based compensation to employees and directors be recognized as compensation cost in the income statement based on their fair values on the measurement date. The fair value of restricted stock granted in 2017 and 2018 is equal to the underlying fair value of the stock. As a result of applying the provisions of ASC Topic 718-10, during 2017 the Company recognized restricted stock-based compensation expense of $17,751, or $10,917 net of tax, related to the 2014 restricted stock awards. During 2018 the Company recognized stock-based compensation expense of $36,000, or $26,460 net of tax, related to the 2014 restricted stock awards. Unrecognized restricted stock-based compensation expense related to 2014 restricted stock awards totaled approximately $47,000 at December 31, 2018. The remaining period over which this unrecognized expense is expected to be recognized is approximately two years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14. Earnings Per Share

        Diluted earnings (loss) per share are calculated as follows:

	2018	2017
Net income applicable to basic earnings per common share	$5,482,738	$3,414,384
Weighted average shares outstanding	9,691,459	8,219,576
Basic earnings per share	0.566	0.415

Effect of dilutive securities:
Weighted average shares outstanding under options Delmar 2004 stock option plan(1)	26,852	68,288
Weighted average exercise price	$9.05	$14.90
Assumed proceeds on exercise	$243,011	$1,017,218
Average market value	$7.47	$6.73
Weighted average shares outstanding under options Liberty 2004 stock option plan	12,139	68,288
Weighted average exercise price	$3.98	$14.90
Assumed proceeds on exercise	$48,313	$1,017,218
Average market value	$7.47	$6.73
Less: Treasury stock purchased with assumed proceeds from exercise	6,474
Weighted average shares outstanding under restricted stock plans(2)	10,038	86,211
Diluted weighted average shares and common stock equivalents	9,707,162	8,305,787
Diluted earnings per share	$0.565	$0.411

(1)
Options were excluded from the calculation of dilutive earnings per share because they are anti-dilutive.

(2)
Includes vested shares not yet issued and nonvested shares as of December 31.

Note 15. Regulatory Capital Requirements

        The Company and the Bank are subject to various regulatory capital requirements administered by Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory—and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital adequacy guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weighting, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (as defined in the regulations) of total and Tier I capital to risk-weighted assets, Tier I capital to average assets, and beginning in 2015, common equity Tier I capital to risk-weighted assets. Management believes as of December 31, 2018 that the Company and the Bank meet all capital adequacy requirements to which they are subject.

        As of December 31, 2018, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage and,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 15. Regulatory Capital Requirements (Continued)

beginning in 2015, common equity Tier I risk-based ratios. There are no conditions or events since that notification that management believes have changed the Bank's category.

        The Common Equity Tier I (beginning in 2015), Tier I and Total capital ratios are calculated by dividing the respective capital amounts by risk-weighted assets. Risk-weighted assets are calculated based on regulatory requirements and include total assets, with certain exclusions, allocated by risk weight category, and certain off-balance-sheet items, among other things. The leverage ratio is calculated by dividing Tier I capital by adjusted quarterly average total assets, which exclude goodwill and other intangible assets, among other things.

        When fully phased in on January 1, 2019, the Basel III Capital Rules will require the Bank and Bancorp to maintain (i) a minimum ratio of Common Equity Tier I capital to risk-weighted assets of at least 4.5%, plus a 2.5% "capital conservation buffer" (which is added to the 4.5% Common Equity Tier I capital ratio as that buffer is phased in, effectively resulting in a minimum ratio of Common Equity Tier I capital to risk-weighted assets of at least 7.0% upon full implementation), (ii) a minimum ratio of Tier I capital to risk-weighted assets of at least 6.0%, plus the capital conservation buffer (which is added to the 6.0% Tier I capital ratio as that buffer is phased in, effectively resulting in a minimum Tier I capital ratio of 8.5% upon full implementation), (iii) a minimum ratio of Total capital (that is, Tier I plus Tier 2) to risk-weighted assets of at least 8.0%, plus the capital conservation buffer (which is added to the 8.0% total capital ratio as that buffer is phased in, effectively resulting in a minimum total capital ratio of 10.5% upon full implementation) and (iv) a minimum leverage ratio of 4.0%, calculated as the ratio of Tier I capital to average quarterly assets.

        The implementation of the capital conservation buffer began on January 1, 2016 at the 0.625% level and be phased in over a four-year period (increasing by that amount on each subsequent January 1, until it reaches 2.5% on January 1, 2019). The Basel III Capital Rules also provide for a "countercyclical capital buffer" that is applicable to only certain covered institutions and does not have any current applicability to the Bank or Bancorp. The capital conservation buffer is designed to absorb losses during periods of economic stress and, as detailed above, effectively increases the minimum required risk-weighted capital ratios. Banking institutions with a ratio of Common Equity Tier I capital to risk-weighted assets below the effective minimum (4.5% plus the capital conservation buffer and, if applicable, the countercyclical capital buffer) will face constraints on dividends, equity repurchases and compensation based on the amount of the shortfall.

        The following table presents actual and required capital ratios as of December 31, 2018 and 2017 for the Bank and Bancorp under the Basel III Capital Rules. The minimum required capital amounts presented include the minimum required capital levels as of December 31, 2018 based on the phase-in provisions of the Basel III Capital Rules and the minimum required capital levels as of January 1, 2019 when the Basel III Capital Rules have been fully phased-in. Capital levels required to be considered well capitalized are based upon prompt corrective action regulations, as amended to reflect the changes

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 15. Regulatory Capital Requirements (Continued)

under the Basel III Capital Rules. A comparison of the Company's and the Bank's capital amounts and ratios as of December 31, 2018 and 2017 with the minimum requirements are presented below.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
In Thousands	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2018
Total Capital Ratio
(To Risk Weighted Assets)
Delmar Bancorp	$72,344	11.8%	$60,466	9.9%	$—	N/A
The Bank of Delmarva	71,498	11.7%	60,425	9.9%	61,190	10.0%
Tier I Capital Ratio
(To Risk Weighted Assets)
Delmar Bancorp	58,516	9.6%	48,220	7.9%	—	N/A
The Bank of Delmarva	64,170	10.5%	48,187	7.9%	48,952	8.0%
Common Equity Tier I Ratio
(To Risk Weighted Assets)
Delmar Bancorp	58,516	9.6	39,035	6.4%	—	N/A
The Bank of Delmarva	64,170	10.5	39,009	6.4%	39,774	6.5%
Tier I Leverage Ratio
(To Average Assets)
Delmar Bancorp	58,516	8.0%	29,377	4.0%	—	N/A
The Bank of Delmarva	64,170	8.7%	29,377	4.0%	36,721	5.0%

As of December 31, 2017
Total Capital Ratio
(To Risk Weighted Assets)
Delmar Bancorp	$56,775	12.4%	$42,457	9.3%	$—	N/A
The Bank of Delmarva	56,656	12.3%	42,457	9.3%	45,899	10.0%
Tier I Capital Ratio
(To Risk Weighted Assets)
Delmar Bancorp	49,023	10.7%	33,277	7.3%	—	N/A
The Bank of Delmarva	50,904	11.1%	33,277	7.3%	36,719	8.0%
Common Equity Tier I Ratio
(To Risk Weighted Assets)
Delmar Bancorp	49,023	10.7%	26,392	5.8%	—	N/A
The Bank of Delmarva	50,904	11.1%	26,392	5.8%	29,834	6.5%
Tier I Leverage Ratio
(To Average Assets)
Delmar Bancorp	49,023	8.8%	22,184	4.0%	—	N/A
The Bank of Delmarva	50,904	9.2%	22,184	4.0%	27,730	5.0%

        Banking regulations also limit the amount of dividends that may be paid without prior approval of the Bank's regulatory agencies. Regulatory approval is required to pay dividends, which exceed the Bank's net profits for the current year plus its retained net profits for the preceding two years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 16. Fair Values of Financial Instruments

        The following table shows the estimated fair value and the related carrying values of the Company's financial instruments at December 31, 2018 and 2017. Items that are not financial instruments are not included. Amounts are shown in thousands (000).

	2018		2017
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets:
Cash and due from banks	$24,347	$24,347	$22,058	$22,058
Interest bearing deposits	4,093	4,093	7,032	7,032
Federal funds sold	1,254	1,254	3,493	3,493
Securities:
Available for sale	51,300	51,300	46,662	46,662
Loans, net of allowance for credit losses	625,513	604,290	462,701	454,957
Accrued interest receivable	2,103	2,103	1,598	1,598
Federal Home Loan Bank stock	2,652	2,652	2,354	2,354
Maryland Financial Bank stock	—	—	30	30
Atlantic Central Bankers stock	131	131	75	75
Other investments	1,537	1,537	1,500	1,500
Financial liabilities:
Deposits	$614,925	$570,509	$465,457	$427,297
Accrued interest payable	392	392	230	230
Long-term borrowings and note payable	49,989	56,979	46,148	46,795
Unrecognized financial instruments:
Commitments to extend credit	$114,395	$114,395	$81,496	$81,496
Standby letters of credit	3,276	3,276	3,211	3,211

        For purposes of the above disclosures of estimated fair value, the following assumptions were used.

  Cash and cash equivalents:

        The estimated fair value for cash and due from banks, interest-bearing deposits in other banks, and Federal funds purchased is considered to approximate cost because of their short-term nature.

  Investment securities:

        Estimated fair values are based on quoted market prices for actual or similar instruments or estimated using discounted cash flows. The discounts used are estimated using comparable market rates for similar types of instruments adjusted to be commensurate with the audit risk, overhead costs, and optionality of such investments. See Note 17 for further discussion.

  Loans:

        The estimated fair value for certain homogeneous categories of loans, such as residential mortgages, is based on the quoted market price for securities backed by similar loans, adjusted for differences in loan characteristics. The estimated fair value of other loans is determined by discounting

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 16. Fair Values of Financial Instruments (Continued)

future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

  Deposits:

        The estimated fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, savings, NOW accounts and money market accounts, is equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The fair value of certificates of deposit is based on the rates currently offered for deposits of similar maturities and using a discounted cash flow analysis. The fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

  Borrowings:

        The fair value of long-term fixed rate borrowings is estimated by discounting future cash flows using current interest rates currently offered for similar financial instruments.

  Unrecognized financial instruments:

        The fair value of unrecognized financial instruments would be estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the current interest rates, and the present creditworthiness of the customers.

  Other assets and liabilities:

        Other assets and liabilities of the Bank that are not defined as financial instruments are not included in the above disclosures, such as property and equipment. Also, non-financial instruments typically not recognized in the financial statements nevertheless may have value but are not included in the above disclosures. These include, among other items, the estimated earnings power of core deposit accounts, the trained work force, customer goodwill, and similar items.

        The following table presents the carrying amount, fair value, and placement in the fair value hierarchy of the Company's financial instruments not disclosed elsewhere as of December 31, 2018. This table excludes financial instruments for which the carrying amount approximates fair value.

	2018		Fair Value Hierarchy
	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
Financial assets:
Loans, net	$625,513,347	$604,289,837	$—	$604,289,837	$—

Financial liabilities:
Interest-bearing deposits	$429,449,738	$393,813,120	$138,193,893	$255,619,227	$—
Long-term borrowings and note payable	49,988,929	56,979,216	—	56,979,216	—

Note 17. Fair Value Measurements

        Effective January 1, 2008, the Company adopted ASC 820-10 Fair Value Measurements and Disclosures which provides a framework for measuring and disclosing fair value under generally

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 17. Fair Value Measurements (Continued)

accepted accounting principles. ASC Topic 820 requires disclosures about the fair value of assets and liabilities recognized in the balance sheet in periods subsequent to initial recognition, whether the measurements are made on a recurring basis (for example, available-for-sale investments securities) or on a nonrecurring basis (for example, impaired loans).

        ASC Topic 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC Topic 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value

Fair Value Hierarchy

    Level 1—Quoted prices in active markets for identical assets or liabilities

    Level 2—Other significant observable inputs (including quoted prices in active markets for similar assets or liabilities)

    Level 3—Significant unobservable inputs (including the Bank's own assumptions in determining the fair value of assets or liabilities)

        In determining the appropriate levels, the Bank performs a detailed analysis of assets and liabilities that are subject to ASC Topic 820.

        The following table presents fair value measurements on a recurring basis as of December 31, 2018 and 2017:

	Level 1	Level 2	Level 3	Fair Value
Securities available for sale:
Obligations of U.S. Government agencies	$—	$9,420,372	$—	$9,420,372
Obligations of States and political subdivisions	—	21,096,448	—	21,096,448
Mortgage-backed securities	—	19,403,601	—	19,403,601
Equity securities	—	1,379,863	—	1,379,863

Total securities available for sale	$—	$51,300,284	$—	$51,300,284

	As of December 31, 2017
	Level 1	Level 2	Level 3	Fair Value
Securities available for sale:
Obligations of U.S. Government agencies	$—	$8,932,921	$—	$8,932,921
Obligations of States and political subdivisions	—	18,556,602	—	18,556,602
Mortgage-backed securities	—	17,743,559	—	17,743,559
Equity securities	—	1,428,659	—	1,428,659

Total securities available for sale	$—	$46,661,741	$—	$46,661,741

        Securities available-for-sale are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 17. Fair Value Measurements (Continued)

which are considered level 2 inputs. For these securities, management obtains fair value measurements from an independent pricing service.

        The Bank may also be required, from time to time, to measure certain other financial and non-financial assets and liabilities at fair value on a non-recurring basis in accordance with GAAP. The following table presents all fair value measurements on a non-recurring basis as of December 31, 2018 and 2017:

	Level 1	Level 2	Level 3	Fair Value
Impaired loans	$—	$—	$26,640,215	$26,640,215
OREO	—	3,660,354	—	3,660,354

Total	$—	$3,660,354	$26,640,215	$30,300,569

	As of December 31, 2017
	Level 1	Level 2	Level 3	Fair Value
Impaired loans	$—	$—	$19,925,643	$19,925,643
OREO	—	3,654,958	—	3,654,958

Total	$—	$3,654,958	$19,925,643	$23,580,601

        Measured on a Non-Recurring Basis:

Financial Assets and Liabilities

        The Bank is predominantly a cash flow lender with real estate serving as collateral on a majority of loans. Loans which are deemed to be impaired financial assets are primarily valued on a nonrecurring basis at the fair values of the underlying real estate collateral. The Bank determines such fair values from independent appraisals, which management considers level 3 inputs.

Non Financial Assets and Non Financial Liabilities

        The Company has no non-financial assets and non-financial liabilities measured at fair value on a recurring basis. Certain non-financial assets and non-financial liabilities typically measured at fair value on a non-recurring basis include foreclosed assets (upon initial recognition or subsequent impairment), non-financial assets and non-financial liabilities measured at fair value in the second step of a goodwill impairment test, and intangible assets and other non-financial long-lived assets measured at fair value for impairment assessment.

        Foreclosed real estate were adjusted to their fair values, resulting in an impairment charge, which was included in earnings for the year. Foreclosed real estate, which are considered to be non-financial assets, have been valued using a market approach at the time they are recorded in OREO. The values were determined using current market prices of similar real estate assets, which the Bank considers to be level 2 inputs.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 18. Goodwill and Intangible Assets

        The Company accounts for goodwill and other intangible assets in accordance with ASC Topic 350, "Intangibles—Goodwill and Other." The Company records the excess of cost acquired entities over the fair value of identifiable tangible and intangible assets acquired, less liabilities assumes, as goodwill. The Company amortizes acquired intangible assets with definite useful economic lives over their useful economic lives. On a periodic basis, management assesses whether events or changes in circumstances indicate that the carrying amount of the intangible assets may be impaired. The Company does not amortize goodwill or any acquired intangible assets with an indefinite useful economic life, but reviews them for impairment on an annual basis, or when events or changes in circumstances indicate that the carrying amounts may be impaired. The Company has performed the required goodwill impairment test and has determined that goodwill was not impaired as of December 31, 2018.

        Goodwill:    The Company acquired goodwill in the purchase of Liberty Bell Bank (see Note 20). The following table provides changes in goodwill for the periods ended December 31, 2018 and December 31, 2017:

	Period ended December 31,
	2018	2017
Balance at the beginning of the period	$—	$—
Liberty Bell Bank acquisition	5,237,067	—
Impairment	—	—

Balance at the end of the period	5,237,067	—

        Core Deposit Intangible:    The Company acquired a core deposit intangible in the acquisition of Liberty Bell Bank. The Company utilizes the double declining balance method of amortization, in which the straight line amortization rate is doubled and applied to the remaining unamortized portion of the intangible asset. The amortization method changes to the straight line method of amortization when the straight line amortization amount exceeds the amount that would be calculated under the double declining balance method. The core deposit intangible will be amortized over seven years. The following table provides changes in the core deposit intangible for the periods ended December 31, 2018 and December 31, 2017:

	Period ended December 31,
	2018	2017
Balance at the beginning of the period	$—	$—
Liberty Bell Bank acquisition	1,489,000	—
Accumulated amortization	(420,000)	—

Balance at the end of the period	1,069,000	—

        Deposits Purchased Premium:    The Company paid a deposit premium in the acquisition of Liberty Bell Bank, which is included in the balances of time deposits on the balance sheets. The premium amount is amortized as a reduction in interest expense over the life of the acquired time deposits. The

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 18. Goodwill and Intangible Assets (Continued)

premium on deposits will be amortized over five years. The following table provides changes in the deposit premium for the periods ended December 31, 2018 and December 31, 2017:

	Period ended December 31,
	2018	2017
Balance at the beginning of the period	$—	$—
Liberty Bell Bank acquisition	108,212	—
Accumulated accretion	(80,712)	—

Balance at the end of the period	27,500	—

Note 19. Parent Company Financial Information

        Presented below are comparative balance sheets of the parent company, Delmar Bancorp, as of December 31, 2018 and 2017, and statements of operations and cash flows for each of the years ended December 31, 2018 and 2017.

BALANCE SHEETS
December 31, 2018 and 2017

	2018	2017
ASSETS
Cash	$353,616	$1,118
Investment in subsidiaries, at equity	71,641,862	50,694,111
Other assets	902,984	577,361

Total assets	$72,898,462	$51,272,590

LIABILITIES
Other liabilities	$410,410	$206,591
Note payable	6,500,000	2,000,000

Total liabilities	$6,910,410	$2,206,591

STOCKHOLDERS' EQUITY
Common stock, par value $.01 per share, authorized 20,000,000 shares; issued and outstanding 2018 9,985,021 and 2017 8,219,576	$99,853	$82,196
Surplus	29,469,680	16,622,245
Retained earnings	37,149,484	32,614,597
Accumulated other comprehensive loss, net of deferred tax benefits 2018 $263,365; 2017 $91,355	(730,965)	(253,039)

Total stockholders' equity	65,988,052	49,065,999

Total liabilities and stockholders' equity	$72,898,462	$51,272,590

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 19. Parent Company Financial Information (Continued)

STATEMENTS OF INCOME
Years Ended December 31, 2018 and 2017

	2018	2017
Stock-based compensation expense	$—	$—
Interest expense on borrowings	(427,765)	(136,064)
Merger related expenses	(248,142)	—
Other expenses, net	(140,643)	(54,600)

Loss before income taxes and equity in undistributed net income of subsidiaries	(816,550)	(190,664)
Income tax benefits(1)	223,149	25,273
Equity in undistributed net income of subsidiaries	6,076,139	3,579,775

Net income	$5,482,738	$3,414,384

(1)
Benefits from filing consolidated Federal income tax return.

STATEMENTS OF CASH FLOWS
Years Ended December 31, 2018 and 2017

	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,482,738	$3,414,384
Adjustments to reconcile net income to net cash used in operating activities:
Equity in undistributed net income of subsidiaries	(6,076,139)	(3,579,775)
Stock-based compensation expense	—	—
Changes in assets and liabilities:
Increase in other assets	(325,623)	(41,410)
Increase in other liabilities	203,819	21,662

Net cash used in operating activities	(715,205)	(185,139)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid to shareholders of Liberty Bell Bank	(4,471,302)	—
Net cash used by investing activities	(4,471,302)	—

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(947,851)	(657,566)
Proceeds from long-term borrowings	4,500,000	—
Dividends received from subsidary	1,956,000	843,823
Cash received for the exercise of stock options	30,856	—
Issuance of restricted stock	—	—
Redemption of preferred stock	—	—

Net cash provided by (used in) financing activities	5,539,005	186,257

Net increase (decrease) in cash	352,498	1,118
Cash, beginning of year	1,118	—
Cash, end of year	$353,616	$1,118

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 20. Liberty Bell Transaction

        On March 1, 2018, the Company completed its acquisition of Liberty Bell Bank ("LBB"), a New Jersey chartered commercial bank. LBB shareholders received 0.2857 shares of the Company's common stock for each share of LBB common stock they owned as of the effective date of the acquisition, cash consideration of $1.70 per share or a combination thereof. The aggregate consideration paid to LBB shareholders was $17.3 million. The results of LBB's operations are included in the Company's consolidated statements of income for the year ended December 31, 2018 for the period beginning March 1, 2018, the date of the acquisition.

        The acquisition of LBB added market share in Burlington and Camden Counties in Southern New Jersey. The acquisition resulted in three new branches in Evesham, Cherry Hill, and Moorestown, New Jersey.

        The acquisition of LBB was accounted for using the acquisition method of accounting and, accordingly, assets acquired, liabilities assumed and consideration paid were recorded at their estimated fair values as of the acquisition date. The excess consideration paid over the fair value of net assets acquired has been reported as goodwill in the Company's consolidated statements of financial condition as of December 31, 2018.

        The assets acquired and liabilities assumed in the acquisition of LBB were recorded at their estimated fair values based on management's best estimates using information available at the date of the acquisition and are subject to adjustment for up to one year after the closing date of the acquisition. The items most susceptible to adjustment are the credit fair value adjustments on loans, core deposit intangible and the deferred income tax assets resulting from the acquisition.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 20. Liberty Bell Transaction (Continued)

        In connection with the acquisition, the consideration paid and the fair value of identifiable assets acquired and liabilities assumed as of the date of acquisition are summarized in the following table:

Estimated Fair Value as of March 1, 2018
Consideration paid:
Cash	$4,471,302
Common stock issued in acquisition	12,798,236

Total consideration paid	17,269,538
Assets acquired:
Cash and cash equivalents	11,830,975
Investment securities	7,605,174
Investments in correspondent bank stock	180,250
Loans	121,673,856
Premises and equipment	2,148,041
Other real estate owned	945,604
Accrued interest receivable	357,570
Core deposit intangible	1,489,000
Deferred tax asset	4,263,012
Other assets	1,038,773

Total assets acquired	$151,532,255
Liabilities assumed:
Deposits	$138,240,515
Other liabilities	1,259,269

Total liabilities assumed	$139,499,784
Net assets acquired	$12,032,471
Goodwill recorded in acquisition	5,237,067

        Acquired loans (impaired and non-impaired) are initially recorded at their acquisition-date fair values using Level 3 inputs. Fair values are based on a discounted cash flow methodology that involves assumptions and judgments as to credit risk, expected life- time losses, environmental factors, collateral values, discount rates, expected payments and expected prepayments. Specifically, the Company has prepared three separate loan fair value adjustments that it believes a market participant might employ in estimating the entire fair value adjustment necessary under ASC 820-10 for the acquired loan portfolio. The three separate fair valuation methodologies employed are: (i) an interest rate loan fair value adjustment, (ii) a general credit fair value adjustment, and (iii) a specific credit fair value adjustment for purchased credit impaired loans subject to ASC 310-30 provisions. The acquired loans were recorded at fair value at the acquisition date without carryover of LBB's previously established allowance for loan losses. The fair value of the financial assets acquired included loans receivable with a principal balance, prior to fair value adjustments, of $124.5 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 20. Liberty Bell Transaction (Continued)

        The table below illustrates the fair value adjustments made to the amortized cost basis to present a fair value of the loans acquired:

At March 1, 2018
Gross principal balance	$124,545,302
Fair value adjustment on pools of non-credit impaired loans	(1,702,986)
Fair value adjustment on purchased credit impaired loans	(1,168,460)

Fair value of acquired loans	$121,673,856

        The credit adjustment on acquired impaired loans is derived in accordance with ASC 310-30 and represents the portion of the loan balances that have been deemed uncollectible based on the Company's expectations of future cash flows for each respective loan:

At March 1, 2018
Contractually required principal and interest at acquisition	$2,469,059
Contractual cashflows not expected to be collected (non-accretable discount)	(922,038)

Expected cash flows at acquisition	1,547,021
Interest component of expected cash flows	(246,422)

Fair value for loans acquired under ASC 310-30	$1,300,599

        The fair value of savings and transaction deposit accounts acquired from LBB provide value to the Company as a source of below market rate funds. The fair value of the core deposit intangible was determined based on a discounted cash flow analysis using a discount rate based on the estimated cost of capital for a market participant. To calculate cash flows, the sum of deposit account servicing costs (net of deposit fee income) and interest expense on deposits were compared to the cost of alternative funding sources available to the Company. The expected cash flows of the deposit base included estimated attrition rates. The core deposit intangible was valued at $1.49 million or 2.04% of core deposits. The core deposit intangible asset is being amortized on a double declining basis over 7 years.

        Direct costs related to the merger were accrued and expensed as incurred. During the years ended December 31, 2018 and 2017, the Company incurred $1,388,506 and $787,350, respectively in Liberty merger-related expenses.

Note 21. Bank Acquisition

        On December 13, 2018 the Company entered into a share exchange agreement with Virginia Partners Bank ("Partners"). Partners is a commercial bank chartered by the Commonwealth of Virginia Bureau of Financial Institutions and insured by the Federal Deposit Insurance Corporation. Partners is headquartered in Fredericksburg, Virginia, which is the location of the operations center and administrative headquarters and three branch offices. An additional branch office is located in La Plata, Maryland, and a loan production office is located in Annapolis, Maryland. Each share of Partners common stock will be converted into the right to receive 1.7179 shares of Delmar Bancorp common stock. From and after the effective time of the share exchange, former holders of Partners Common Stock shall be shareholders of Delmar, and shall have no rights or interest as a shareholder of Partners. As of December 31, 2018, there were 4,085,181 shares of Partners common stock

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 21. Bank Acquisition (Continued)

outstanding which were held be approximately 342 holders of record. Partners will continue to conduct its business as a wholly owned first tier subsidiary of Delmar, under the name "Virginia Partners Bank". The share exchange is anticipated to become effective during the second quarter of 2019.

        Direct costs related to the merger were accrued and expensed as incurred. During the year ended December 31, 2018, the Company incurred $248,142 in Partners merger-related expenses.

Note 22. Stranded Income Tax Effects in Accumulated Other Comprehensive Income

        During 2017, the Bank elected to early adopt Accounting Standards Update (ASU), Income Statement—Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. The ASU is intended to help organizations reclassify certain stranded income tax effects in accumulated other comprehensive income resulting from the Tax Cuts and Jobs Act of 2017. As a result of the change, the Bank reclassified stranded tax effects within accumulated other comprehensive income to retained earnings totaling $44,623 based on the change in the U.S. federal corporate income tax rate from a historical rate of 34% to the newly enacted corporate income tax rate of 21%.

Note 23. Date of Management's Review

        In preparing the financial statements, management has evaluated events and transactions for potential recognition or disclosure through May 9, 2019, the date that the financial statements were available to be issued.

DELMAR BANCORP

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share amounts)	March 31, 2019	December 31, 2018
	(Unaudited)
ASSETS
Cash and due from banks	$24,838	$24,347
Interest bearing deposits in other financial institutions	4,092	4,093
Federal funds sold	813	1,254

Cash and cash equivalents	29,744	29,694
Securities available for sale, at fair value	51,523	51,300
Loans, less allowance for credit losses of $7,063 at March 31, 2019 and December 31, 2018	642,301	625,513
Accrued interest receivable on loans and investment securities	2,236	2,103
Premises and equipment, at cost, less accumulated depreciation	9,979	10,048
Federal Home Loan Bank stock, at cost	2,761	2,652
Atlantic Central Bankers Bank stock, at cost	131	131
Other investments	1,548	1,537
Deferred tax asset	4,140	4,829
Other real estate owned	3,870	3,660
Core deposit intangible	994	1,069
Goodwill	5,237	5,237
Other assets	5,063	1,641

Total assets	$759,525	$739,416

LIABILITIES
Deposits:
Noninterest bearing demand	$185,299	$185,476
NOW	56,895	54,481
Savings and money market	122,658	123,949
Time, $100,000 or more	118,891	115,030
Other time	146,931	135,990

	630,675	614,925
Accrued interest payable on deposits	454	392
Short-term borrowings	6,000	7,000
Long-term borrowings	43,324	43,489
Notes payable	6,500	6,500
Other liabilities	4,797	1,122

Total liabilities	691,750	673,428

COMMITMENTS, CONTINGENCIES & SUBSEQUENT EVENT
STOCKHOLDERS' EQUITY
Common stock, par value $.01, authorized 20,000,000 shares, issued and outstanding 9,985,321 as of March 31, 2019 and December 31, 2018	100	100
Surplus	29,475	29,470
Retained earnings	38,299	37,149
Accumulated other comprehensive loss, net	(98)	(731)

Total stockholders' equity	67,775	65,988

Total liabilities and stockholders' equity	$759,525	$739,416

The Selected Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

DELMAR BANCORP

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended March 31,
(Dollars in thousands, except share data)	2019	2018
INTEREST INCOME ON:
Loans, including fees	$8,466	$6,657
Investment securities:
Taxable	181	138
Exempt from Federal income tax	144	144
Federal funds sold	15	15
Other interest income	176	85

	8,982	7,039

INTEREST EXPENSE ON:
Deposits	1,346	699
Borrowings	422	349

	1,768	1,049

NET INTEREST INCOME	7,213	5,990
Provision for credit losses	300	250

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	6,913	5,740

OTHER INCOME:
Service charges on deposit accounts	287	320
Gains on disposal of other assets	—	1
Other income	471	466

	759	787

OTHER EXPENSES:
Salaries and employee benefits	2,838	2,407
Premises and equipment	938	637
Amortization of core deposit intangible	76	42
(Gains) losses on other real estate owned	(1)	38
Other expenses	1,760	1,630

	5,610	4,755

INCOME BEFORE TAXES ON INCOME	2,062	1,772
Federal and state income taxes	663	476

NET INCOME	$1,399	$1,296

Earnings per common share
Basic	$0.140	$0.147

The Selected Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

DELMAR BANCORP

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Unaudited)

	Three Months Ended March 31,
(Dollars in thousands)	2019	2018
NET INCOME	$1,399	$1,296

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX:
Unrealized holding gains (losses) on securities available for sale arising during the period	860	(861)
Deferred income tax (liabilities) benefits	(228)	228

Other comprehensive income (loss), net of tax	633	(633)

TOTAL OTHER COMPREHENSIVE INCOME (LOSS)	633	(633)

COMPREHENSIVE INCOME	$2,032	$663

The Selected Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

DELMAR BANCORP

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(Unaudited)

(Dollars in thousands, except per share amounts)	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity
Balances, December 31, 2017	$82	$16,622	$32,615	$(253)	$49,066

COMPREHENSIVE INCOME
Net income	—	—	1,296	—	1,296
Other comprehensive income, net of tax:
Unrealized holding gains on securities available for sale arising during the period	—	—	—	(633)
Reclassification adjustment for losses included in net income	—	—	—	—
					(633)

TOTAL COMPREHENSIVE INCOME					663
Cash dividends, $0.020 per share	—	—	(199)	—	(199)
Common stock issued for stock options exercised	—	4	—	—	4
Common stock issued to shareholders of Liberty Bell Bank	18	12,781	—	—	12,798
Stock-based compensation expense recognized in earnings, net of employee tax obligation	—	6	—	—	6

Balances, March 31, 2018	100	29,413	33,711	(886)	62,338

Balances, December 31, 2018	100	29,470	37,149	(731)	65,988

COMPREHENSIVE INCOME
Net income	—	—	1,399	—	1,399
Other comprehensive income, net of tax:
Unrealized holding losses on securities available for sale arising during the period	—	—	—	633
					633

TOTAL COMPREHENSIVE INCOME					2,032
Cash dividends, $0.025 per share	—	—	(250)	—	(250)
Stock-based compensation expense recognized in earnings, net of employee tax obligation	—	5	—	—	5

Balances, March 31, 2019	$100	$29,475	$38,299	$(98)	$67,775

The Selected Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

DELMAR BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS

Unaudited

	Three Months Ended March 31,
(Dollars in thousands)	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,399	$1,296
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses and unfunded commitments	300	250
Depreciation	281	173
Amortization and accretion	124	97
Net gains on sales of assets	—	(1)
Net losses on other real estate owned, including write-downs	—	38
Deferred income tax expenses (benefits)	462	(99)
Stock-based compensation expense, net of employee tax obligation	5	6
Changes in assets and liabilities:
(Increase) decrease in accrued interest receivable	(133)	32
(Increase) decrease in other assets	(3,432)	729
Increase in accrued interest payable	62	68
Increase (decrease) in other liabilities	3,675	(609)

Net cash provided by operating activities	2,743	1,981

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of securities available for sale	(1,124)	(2,527)
Proceeds from maturities and paydowns of securities available for sale	1,713	901
Proceeds from sales of securities available for sale	—	2,591
Net increase in loans	(17,297)	(20,597)
Proceeds from sale of assets	—	1
Cash received in the purchase of Liberty Bell Bank	—	11,831
Purchases of premises and equipment	(212)	(446)
Cash paid to shareholders of Liberty Bell Bank	—	(4,471)
Proceeds from the sales of foreclosed assets	—	604
Proceeds from sales of Federal Home Loan Bank stock	810	427
Purchase of Federal Home Loan Bank stock	(919)	(451)

Net cash used by investing activities	(17,029)	(12,136)

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in demand, NOW, money market, and savings deposits, net	948	289
Cash received for the exercise of stock options	—	4
Increase in time deposits, net	14,802	12,650
Proceeds from borrowings to fund acquisition of Liberty Bell Bank, net of loan costs	—	4,450
Decrease in borrowings, net	(1,165)	(165)
Dividends paid	(250)	(164)

Net cash provided by financing activities	14,335	17,064

Net increase in cash and cash equivalents	49	6,908
Cash and cash equivalents, beginning	29,694	32,582

Cash and cash equivalents, ending	$29,744	$39,491

Supplementary cash flow information:
Interest paid	$1,706	$1,665
Income taxes paid	25	844
Total appreciation (depreciation) on securities available for sale	$860	$(861)

SUPPLEMENTARY NON-CASH INVESTING ACTIVITIES
Fair value of assets acquired, net of cash and cash equivalents	$—	$139,701
Fair value of liabilities assumed, net of cash and cash equivalents	—	139,500
Value of shares provided to Liberty Bell Bank stockholders	—	12,798
Loans converted to other real estate owned	$209	$390

The Selected Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Nature of Business and Its Significant Accounting Policies

        Delmar Bancorp is a bank holding company which owns all the outstanding shares of capital stock of The Bank of Delmarva, a commercial bank operating in Wicomico and Worcester counties in Maryland, Sussex County in Delaware, and Camden and Burlington counties in New Jersey. The Bank provides financial services to individual and corporate customers, and is subject to competition from other financial institutions. The Bank is also subject to the regulations of certain Federal and state agencies and undergoes periodic examinations by those regulatory authorities. The accounting policies of the Bank conform to generally accepted accounting principles and practices within the banking industry.

        Significant accounting policies not disclosed elsewhere in the consolidated financial statements are as follows:

  Principles of Consolidation:

        The consolidated financial statements include the accounts of Delmar Bancorp, a bank holding company (the Company); its wholly owned subsidiary—The Bank of Delmarva (the "Bank"), a commercial bank engaged in general commercial banking operations in Maryland, Delaware and New Jersey; Delmarva Real Estate Holdings, LLC., a wholly owned subsidiary of The Bank of Delmarva, which is a real estate holding company; Davie Circle, LLC, a wholly owned subsidiary of The Bank of Delmarva, which is a real estate holding company; Delmarva BK Holdings, LLC, a wholly owned subsidiary of The Bank of Delmarva, which is a real estate holding company; DHB Development, LLC, of which the Bank holds a 40.55% interest, and is a real estate holding company; West Nithsdale Enterprises, LLC, of which the Bank holds a 10% interest, and is a real estate holding company; and FBW, LLC, of which the Bank holds 50% interest, and is also a real estate holding company. All significant intercompany accounts and transactions have been eliminated.

  Financial Statement Presentation

        The unaudited interim consolidated financial statements do not include all information and notes necessary for a complete presentation of financial position, results of operations, changes in stockholder's equity, and cash flows in conformity with accounting principles generally accepted in the United States of America. In the opinion of management, the unaudited consolidated financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the consolidated financial position at March 31, 2019 and December 31, 2018, the results of its operations and its cash flows for the three month periods ended March 31, 2019 and 2018 in conformity with accounting principles generally accepted in the United States of America.

        Operating results for the three month period ended March 31, 2019 is not necessarily indicative of the results that may be expected for the year ending December 31, 2019.

  Use of Estimates:

        The preparation of consolidated financial statements in conformity with accounting principles generally accepted within the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Nature of Business and Its Significant Accounting Policies (Continued)

  Adoption of New Accounting Standard:

        On January 1, 2019, the Company adopted ASU No. 2016-02, "Leases", utilizing the effective date method under the modified retrospective approach. The Company currently leases seven of its office leases under operating leases and one under a finance lease. The Company's present value of future lease payments, measured on a discounted basis, as of January 1, 2019 was $3.6 million, which was recorded as a right-of-use asset included in other assets with an offsetting liability included in other liabilities on the consolidated balance sheet. Additional disclosures related to lease commitments are provided in Note 6.

  Securities Available for Sale:

        Marketable debt and equity securities not classified as held to maturity are classified as available for sale. Securities available for sale are acquired as part of the Bank's asset/liability management strategy and may be sold in response to changes in interest rates, loan demand, changes in prepayment risk, and other factors. Securities available for sale are carried at fair value as determined by quoted market prices. Unrealized gains or losses based on the difference between amortized cost and fair value are reported in other comprehensive income, net of deferred tax. Realized gains and losses, using the specific identification method, are included as a separate component of other income (expense) and, when applicable, are reported as a reclassification adjustment, net of tax, in other comprehensive income. Premiums and discounts are recognized in interest income using the interest method over the period to maturity. Additionally, declines in the fair value of individual investment securities below their cost that are other than temporary are reflected as realized losses in the consolidated statements of income.

  Loans and the Allowance for Credit Losses:

        Loans are generally carried at the amount of unpaid principal, adjusted for unearned loan fees, which are amortized over the term of the loan using the effective interest rate method. Interest on loans is accrued based on the principal amounts outstanding. It is the Bank's policy to discontinue the accrual of interest when a loan is specifically determined to be impaired or when principal or interest is delinquent for ninety days or more. When a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Cash collections on such loans are applied as reductions of the loan principal balance and no interest income is recognized on those loans until the principal balance has been collected. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received. The carrying value of impaired loans is based on the present value of the loan's expected future cash flows or, alternatively, the observable market price of the loan or the fair value of the collateral.

        The allowance for loan losses is maintained at a level believed adequate by management to absorb probable losses inherent in the loan portfolio and is based on the size and current risk characteristics of the loan portfolio, an assessment of individual problem loans and actual loss experience, the value of the underlying collateral, and current economic events in specific industries and geographical areas, including unemployment levels, and other pertinent factors, including regulatory guidance and general economic conditions. Determination of the allowance is inherently subjective, as it requires significant estimates, including the amounts and timing on historical loss experience, and consideration of current economic trends, all of which may be susceptible to significant change. Loan losses are charged off

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Nature of Business and Its Significant Accounting Policies (Continued)

against the allowance, while recoveries of amounts previously charged off are credited to the allowance. A provision for credit losses is charged to operations based on management's periodic evaluation of the factors previously mentioned, as well as other pertinent factors. Evaluations are conducted at least monthly and more often if deemed necessary.

        The allowance for credit losses typically consists of an allocated component and an unallocated component. The allocated component of the allowance for credit losses reflects expected losses resulting from analyses developed through specific credit allocations for individual loans and historical loss experience for each loan category.

        The specific credit allocations are based on regular analyses of all loans over a fixed-dollar amount where the internal credit rating is at or below a predetermined classification. The historical loan loss element is determined statistically using an informal loss migration analysis that examines loss experience and the related internal gradings of loans charged off over a current 3 year period. The loss migration analysis is performed quarterly and loss factors are updated regularly based on actual experience. The allocated component of the allowance for credit losses also includes consideration of concentrations and changes in portfolio mix and volume.

        Any unallocated portion of the allowance reflects management's estimate of probable inherent but undetected losses within the portfolio due to uncertainties in economic conditions, delays in obtaining information, including unfavorable information about a borrower's financial condition, the difficulty in identifying triggering events that correlate perfectly to subsequent loss rates, and risk factors that have not yet manifested themselves in loss allocation factors. In addition, the unallocated allowance includes a component that explicitly accounts for the inherent imprecision in loan loss migration models. The historical losses used in the migration analysis may not be representative of actual unrealized losses inherent in the portfolio. It is management's intent to continually refine the methodology for the allowance for credit losses in an attempt to directly allocate potential losses in the loan portfolio under ASC Topic 310 and minimize the unallocated portion of the allowance for credit losses.

Loan Charge-off Policies

        Loans are generally fully or partially charged down to the fair value of securing collateral when:

  •
  management deems the asset to be uncollectible

  •
  repayment is deemed to be made beyond the reasonable time frames

  •
  the asset has been classified as a loss by internal or external review

  •
  the borrower has filed bankruptcy and the loss becomes evident owing to a lack of assets

Acquired Loans

        Loans acquired in connections with business combinations are recorded at their acquisition-date fair value with no carry over of related allowance for credit losses. Any allowance for loan loss on these pools reflect only losses incurred after the acquisition (meaning the present value of all cash flows expected at acquisition that ultimately are not to be received). Determining the fair value of the acquired loans involves estimating the principal and interest cash flows expected to be collected on the loans and discounting those cash flows at a market rate of interest. Management considers a number of factors in evaluating the acquisition-date fair value including the remaining life of the acquired loans,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Nature of Business and Its Significant Accounting Policies (Continued)

delinquency status, estimated prepayments, payment options and other loan features, internal risk grade, estimated value of the underlying collateral and interest rate environment.

        Acquired loans that met the criteria for nonaccrual of interest prior to the acquisition may be considered performing upon acquisition, regardless of whether the customer is contractually delinquent, if we can reasonably estimate the timing and amount of the expected cash flows on such loans and if we expect to fully collect the new carrying value of the loans, including the impact of any accretable yield.

        Loans acquired with deteriorated credit quality are accounted for in accordance with Accounting Standards Codification ("ASC") 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality (ASC 310-30) if, at acquisition, the loans have evidence of credit quality deterioration since origination and it is probable that all contractually required payments will not be collected. At acquisition, the Company considers several factors as indicator that and acquired loan has evidence of deterioration in credit quality. These factors include; loans 90 days or more past due, loans with an internal risk grade of substandard or below, loans classified as non-accrual by the acquired institution, and loans that have been previously modified in a troubled debt restructuring.

        Under the ASC 310-30 model, the excess of cash flows expected to be collected at acquisition over recorded fair value is referred to as the accretable yield and is the interest component of expected cash flow. The accretable yield is recognized into income over the remaining life of the loan if the timing and/or amount of cash flows expected to be collected can be reasonable estimated (the accretion method). If the timing or amount of cash flows expected to be collected cannot be reasonably estimated, the cost recovery method of income recognition is used. The difference between the loan's total scheduled principal and interest payment over all cash flows expected to be collected at acquisition, considering the impact of prepayments, is referred to as the non-accretable difference. The non-accretable difference represents contractually required principal and interest payments which the Company does not expect to collect.

        Over the life of the loan, management continues to estimate cash flows expected to be collected. Decreases in expected cash flows are recognized as impairments through a charge to the provision for loan losses resulting in an increase in the allowance for loan losses. Subsequent improvements in cash flows result in first, reversal of existing valuation allowances recognized subsequent to acquisition, if any, and next, an increase in the amount of accretable yield to be subsequently recognized as interest income on a prospective basis over the loan's remaining life.

        Acquired loans that were not individually determined to be purchased with deteriorated credit quality are accounted for in accordance with ASC 310-20, Nonrefundable Fees and Other Costs (ASC 310-20), whereby the premium or discount derived from the fair market value adjustment, on a loan-by-loan or pooled basis, is recognized into interest income on a level yield basis over the remaining expected life of the loan or pool.

  Other Real Estate Owned (OREO):

        OREO comprises properties acquired in partial or total satisfaction of problem loans. The properties are recorded at the lower of cost or fair value at the date acquired. Losses arising at the time of acquisition of such properties are charged against the allowance for credit losses. Subsequent write-downs that may be required and expenses of operation are included in other expenses. Gains and losses realized from the sale of OREO are included in other income. At March 31, 2019 there were ten

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Nature of Business and Its Significant Accounting Policies (Continued)

properties with a combined estimated value of $3.9 million included in other real estate owned, and at December 31, 2018 there were nine properties with a combined estimated value of $3.7 million.

  Intangible Assets and Amortization:

        During the first quarter of 2018 the Bank acquired Liberty Bell Bank. ASC 350, Intangibles-Goodwill and Other (ASC350), prescribes accounting for intangible assets subsequent to initial recognition. Acquired intangible assets (such as core deposit intangibles) are separately recognized if the benefit of the assets can be sold, transferred, licensed, rented, or exchanged, and amortized over their useful lives. Intangible assets related to the acquisition are amortized (see Note 13).

  Accounting for Stock Based Compensation:

        The Company follows ASC 718-10, Compensation—Stock Compensation for accounting and reporting for stock-based compensation plans. ASC 718-10 defines a fair value at grant date to be used for measuring compensation expense for stock-based compensation plans to be recognized in the statement of income.

  Earnings Per Share

        Basic earnings per common share are determined by dividing net income adjusted for preferred stock dividends declared and/or accumulated and accretion of warrants by the weighted average number of shares outstanding for each year, giving retroactive effect to stock splits and dividends. Calculations of diluted earnings per common share include the average dilutive common stock equivalents outstanding during the year, unless they are anti-dilutive. Dilutive common equivalent shares consist of stock options calculated using the treasury stock method and restricted stock awards (See Note 9).

Note 2. Investment Securities

        Securities available for sale are as follows:

	March 31, 2019
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	Dollars in Thousands
Obligations of U.S. Government agencies and corporations	$10,026	$147	$(55)	$10,118
Obligations of States and political subdivisions	21,122	267	(128)	21,261
Mortgage-backed securities	19,009	36	(301)	18,744
Equity securities	1,500	—	(100)	1,400

	$51,657	$450	$(584)	$51,523

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Investment Securities (Continued)

	December 31, 2018
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	Dollars in Thousands
Obligations of U.S. Government agencies and corporations	$9,469	$47	$(96)	$9,420
Obligations of States and political subdivisions	21,383	139	(426)	21,096
Mortgage-backed securities	19,942	15	(553)	19,404
Equity securities	1,500	—	(120)	1,380

	$52,294	$200	$(1,195)	$51,300

        Gross unrealized losses and fair values, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at March 31, 2019 and December 31, 2018, are as follows:

	March 31, 2019
	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	Dollars in Thousands
Obligations of U.S. Government agencies and corporations	$—	$—	$5,955	$55	$5,955	$55
Mortgage-backed securities	—	—	16,069	301	16,069	301
Obligations of States and political subdivisions	—	—	11,350	128	11,350	128
Equity Securities	—	—	1,400	100	1,400	100

Total securities with unrealized losses	$—	$—	$34,774	$584	$34,774	$584

	December 31, 2018
	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	Dollars in Thousands
Obligations of U.S. Government agencies and corporations	$3,973	$18	$5,927	$78	$9,900	$96
Mortgage-backed securities	5,485	111	13,440	442	18,924	553
Obligations of States and political subdivisions	9,119	81	11,977	345	21,096	426
Equity Securities	—	—	1,380	120	1,380	120

Total securities with unrealized losses	$18,577	$209	$32,724	$985	$51,300	$1,195

        For individual securities classified as either available for sale or held to maturity, the Bank must determine whether a decline in fair value below the amortized cost basis is other than temporary. In estimating other-than-temporary impairment losses, management considers, among other things, (i) the length of time and the extent to which the fair value has been less than cost, (ii) the financial condition and near-term prospects of the issuer, and (iii) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Investment Securities (Continued)

value. If the decline in fair value is considered to be other than temporary, the cost basis of the individual security shall be written down to the fair value as a new cost basis and the amount of the write-down shall be included in earnings (that is, accounted for as a realized loss).

        Contractual maturities of investment securities at March 31, 2019 are shown below. Actual maturities may differ from contractual maturities because debtors may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities have no stated maturity and primarily reflect investments in various Pass-through and Participation Certificates issued by the Federal National Mortgage Association and the Government National Mortgage Association. Repayment of mortgage-backed securities is affected by the contractual repayment terms of the underlying mortgages collateralizing these obligations and the current level of interest rates.

        The following is a summary of maturities, calls, or repricing of securities available for sale:

	March 31, 2019 Securities Available for Sale
	Amortized Cost	Fair Value
	Dollars in Thousands
Due in one year or less	$5,633	$5,619
Due after one year through five years	3,198	3,163
Due after five years through ten years	12,081	12,281
Due after ten years or more	11,735	11,716
Mortgage-backed, due in monthly installments	19,009	18,744

	$51,657	$51,522

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Loans, Allowance for Credit Losses and Impaired Loans

        Major categories of loans as of March 31, 2019 and December 31, 2018 are as follows:

(Dollars in thousands)	At March 31, 2019	At December 31, 2018
Originated Loans
Other real estate secured	$370,123	$356,141
1 - 4 Family residential secured	117,556	116,771
Other	54,408	48,960

	542,088	521,872
Acquired Loans
Other real estate secured	$68,619	$70,080
1 - 4 Family residential secured	28,225	29,532
Other	11,590	12,420

	108,434	112,032
Total Loans
Other real estate secured	$438,742	$426,221
1 - 4 Family residential secured	145,782	146,303
Other	65,998	61,379

	650,522	633,904
Less: Unamortized discounts on acquired loans	(1,158)	(1,327)
Less: Allowance for loan losses	(7,063)	(7,063)

	$642,301	$625,513

Allowance for Loan Losses

        Management has an established methodology to determine the adequacy of the allowance for loan losses that assesses the risks and losses inherent in the loan portfolio. For purposes of determining the allowance for loan losses, the Bank has segmented the loan portfolio into the following classifications:

  •
  Other Real Estate Secured

  •
  Commercial Real Estate

  •
  Construction and Land Development

  •
  Farmland

  •
  Multifamily

  •
  1 - 4 Family Residential Secured

  •
  Other

  •
  Commercial and Industrial

  •
  Consumer Loans

  •
  Other Loans

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Loans, Allowance for Credit Losses and Impaired Loans (Continued)

        Each of these segments are reviewed and analyzed quarterly using the weighted average historical charge-offs over a current three year period for their respective segments as well as the following qualitative factors:

  •
  Changes in the levels and trends in delinquencies, non-accruals, classified assets and troubled debt restructurings

  •
  Changes in the nature and volume of the portfolio

  •
  Effects of any changes in lending policies, procedures, including underwriting standards and collections, charge off and recovery practices

  •
  Changes in the experience, depth and ability of management

  •
  Changes in the national and local economic conditions and developments, including the condition of various market segments

  •
  Changes in the concentration of credits within each pool

  •
  Changes in the quality of the Bank's loan review system and the degree of oversight by the Board

  •
  Changes in external factors such as competition and the legal environment.

        The above factors result in a FAS 5, as codified in FASB ASC 450-10- 20, calculated reserve for environmental factors.

        All credit exposures graded at a rating of "5", "6", "7" or "8" with outstanding balances less than $250,000 and credit exposures graded at a rating of "1", "2", "3" or "4" are reviewed and analyzed quarterly using the weighted average historical charge-offs over a current three year period as a percentage of total charge-offs for the same period for their respective segments as well as the qualitative factors discussed above. The weighted average historical percentage is further adjusted based on delinquency risk trend assessments and concentration risk assessments.

        All credit exposures graded at a rating of "5", "6", "7" or "8" with outstanding balances greater than $250,000 are to be reviewed no less than quarterly for the purpose of determining if a specific allocation is needed for that credit. The determination for a specific reserve is measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate, except when the sole (remaining) source of repayment for the loan is the operation or liquidation of the collateral. In these cases management uses the current fair value of the collateral, less selling cost when foreclosure is probable, instead of discounted cash flows. If management determines that the value of the loan is less than the recorded investment in the loan (net of previous charge-offs, deferred loan fees or costs and unamortized premium or discount), impairment is recognized through an allowance estimate or a charge-off to the allowance.

        The establishment of a specific reserve does not necessarily mean that the credit with the specific reserve will definitely incur loss at the reserve level. It is only an estimation of potential loss based upon anticipated events. A specific reserve will not be established unless loss elements can be determined and quantified based on known facts. The total allowance reflects management's estimate of loan losses inherent in the loan portfolio as of March 31, 2019 and December 31, 2018.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Loans, Allowance for Credit Losses and Impaired Loans (Continued)

        The following tables include impairment information relating to loans and the allowance for credit losses as of March 31, 2019 and December 31, 2018:

Dollars in Thousands	Other Real Estate Secured	1 - 4 Family Residential Secured	Other	Unallocated	Total
March 31, 2019
Individually evaluated for impairment:
Balance in allowance	$280	$560	$173	$—	$1,013
Related loan balance	15,905	8,392	1,992	—	26,288

Collectively evaluated for impairment:
Balance in allowance	$4,015	$1,085	$493	$457	$6,050
Related loan balance	422,172	137,101	63,803	—	623,076

        Note: The balances above include unamortized discounts on acquired loans of $1.2 million.

Dollars in Thousands	Other Real Estate Secured	1 - 4 Family Residential Secured	Other	Unallocated	Total
December 31, 2018
Individually evaluated for impairment:
Balance in allowance	$278	$586	$178	$—	$1,042
Related loan balance	14,947	8,775	1,732	—	25,454

Collectively evaluated for impairment:
Balance in allowance	$3,989	$1,051	$460	$490	$5,989
Related loan balance	410,527	137,192	59,403	—	607,122

        Note: The balances above include unamortized discounts on acquired loans of $1.3 million.

        The following tables provide a summary of the activity in the allowance for credit losses allocated by loan class for the three months ended March 31, 2019 and the year ended December 31, 2018.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Loans, Allowance for Credit Losses and Impaired Loans (Continued)

Allocation of a portion of the allowance to one loan class does not preclude its availability to absorb losses in other loan classes.

Dollars in Thousands	Other Real Estate Secured	1 - 4 Family Residential Secured	Other	Unallocated	Total
Balance on originated loans at December 31, 2018	$4,267	$1,636	$638	$490	$7,031
Charge-offs—originated loans	(201)	(4)	(135)	—	(341)
Recoveries—originated loans	5	2	34	—	41
Provision—originated loans	215	4	114	(33)	300
Allowance allocation adjustment	—	—	(1)	—	(1)

Total Allowance on originated loans	4,286	1,638	649	457	7,030
Balance on acquired loans at December 31, 2018	9	7	16	—	32
Charge-offs—acquired loans	—	—	—	—	—
Recoveries—acquired loans	—	—	—	—	—
Provision—acquired loans	—	—	—	—	—
Allowance allocation adjustment	—	—	1	—	1

Total Allowance on acquired loans	9	7	17	—	33
Balance at March 31, 2019	$4,295	$1,644	$667	$457	$7,063

Dollars in Thousands	Other Real Estate Secured	1 - 4 Family Residential Secured	Other	Unallocated	Total
Balance at December 31, 2017	$3,858	$1,744	$536	$565	$6,703
Charge-offs—originated loans	(511)	(353)	(289)	—	(1,153)
Recoveries—originated loans	90	151	98	—	339
Provision—originated loans	840	101	309	(75)	1,175
Allowance allocation adjustment	(9)	(7)	(16)	—	(32)

Total Allowance on originated loans	$4,267	$1,636	$638	$490	$7,031
Charge-offs—acquired loans	—	—	—	—	—
Recoveries—acquired loans	—	—	—	—	—
Provision—acquired loans	—	—	—	—	—
Allowance allocation adjustment	9	7	16	—	32

Total Allowance on acquired loans	9	7	16	—	32
Balance at December 31, 2018	$4,276	$1,643	$654	$490	$7,063

        The Bank had an unallocated amount (overage) of approximately $457,000 in the allowance that is reflected in the above table as of March 31, 2019. The Bank had an unallocated amount (overage) of approximately $490,000 in the allowance that is reflected in the above table as of December 31, 2018. Management is comfortable with this amount as they feel it is adequate to absorb additional inherent potential losses in the loan portfolio.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Loans, Allowance for Credit Losses and Impaired Loans (Continued)

Credit Quality Information

        The following table represents credit exposures by creditworthiness category at March 31, 2018 and December 31, 2018. The use of creditworthiness categories to grade loans permits management to estimate a portion of credit risk. The Bank's internal creditworthiness is based on experience with similarly graded credits. Loans that trend upward toward higher credit grades typically have less credit risk and loans that migrate downward typically have more credit risk.

        The Bank's internal risk ratings are as follows:

  1
  Excellent—minimal risk. (normally supported by pledged deposits, United States government securities, etc.)

  2
  Superior—low risk. (all of the risks associated with this credit based on each of the bank's creditworthiness criteria are minimal)

  3
  Good—moderately low risk. (most of the risks associated with this credit based on each of the bank's creditworthiness criteria are minimal)

  4
  Fair/Watch—moderate risk. (the weighted overall risk associated with this credit based on each of the bank's creditworthiness criteria is acceptable)

  5
  Marginal—moderately high risk. (possesses deficiencies which corrective action by the bank would remedy; potential watch list)

  6
  Substandard—(the bank is inadequately protected and there exists the distinct possibility of sustaining some loss if not corrected)

  7
  Doubtful—(weaknesses make collection or liquidation in full, based on currently existing facts, improbable)

  8
  Loss—(of little value; not warranted as a bankable asset)

Non-accruals

        In general, a loan will be placed on non-accrual status at the end of the reporting month in which the interest or principal is past due more than 90 days. Exceptions to the policy are those loans that are in the process of collection and are well secured. A well-secured loan is secured by collateral with sufficient market value to repay principal and all accrued interest.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Loans, Allowance for Credit Losses and Impaired Loans (Continued)

        A summary of loans by risk rating is as follows:

March 31, 2019	Other Real Estate Secured	1 - 4 Family Residential Secured	Other	Total
	Dollars in Thousands
Excellent	$1,128	$—	$11,303	$12,431
Superior	7,394	261	1,967	9,622
Good	414,749	133,469	49,200	597,418
Fair	5,740	4,184	2,425	12,348
Marginal	67	112	262	442
Substandard	8,998	7,467	638	17,102

TOTAL	$438,076	$145,493	$65,795	$649,364

Non-Accrual	$4,202	$4,325	$173	$8,700
Troubled debt restructures	$10,277	$7,115	$173	$17,565
Breakdown of TDRs
TDRs on Non-accrual	$2,533	$3,152	$173	$5,859
TDRs Past Due 30-89	323	215	—	538
Performing TDRs	7,421	3,747	—	11,168

TOTAL	$10,277	$7,115	$173	$17,565
Total Non-performing TDR accounts	$2,856	$3,367	$173	$6,397

December 31, 2018	Other Real Estate Secured	1 - 4 Family Residential Secured	Other	Total
	Dollars in Thousands
Excellent	$1,143	$—	$9,756	$10,899
Superior	7,523	267	2,015	9,805
Good	402,092	133,401	45,802	581,295
Fair	8,084	4,598	2,106	14,788
Marginal	407	112	268	787
Substandard	7,071	7,589	343	15,003

TOTAL	$426,319	$145,967	$60,290	$632,576

Non-Accrual	$4,423	$4,547	$178	$9,148
Troubled debt restructures	$10,341	$7,269	$206	$17,816
Breakdown of TDRs
TDRs on Non-accrual	$2,546	$3,290	$175	$6,012
TDRs Past Due 30-89	640	—	31	671
Performing TDRs	7,155	3,979	—	11,134

TOTAL	$10,341	$7,269	$206	$17,816
Total Non-performing TDR accounts	$3,186	$3,290	$206	$6,682

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Loans, Allowance for Credit Losses and Impaired Loans (Continued)

        The following table includes an aging analysis of the recorded investment of past due financing receivables as of March 31, 2019 and December 31, 2018:

At March 31, 2019	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater than 90 Days Past Due*	Total Past Due	Current Balance	Total Financing Receivables**	Recorded Investment > 90 Days Past Due and Accruing
	Dollars in Thousands
Other Real Estate Secured	$2,094	$—	$2,381	$4,475	$434,268	$438,742	$—
1 - 4 Family Residential	1,190	281	1,409	2,880	142,901	145,782	73
Other	1,356	55	262	1,674	64,325	65,998	262

TOTAL	$4,640	$336	$4,052	$9,028	$641,494	$650,522	$336

*
Includes $3.7 million of non-accrual loans.

**
These balances do not include unamortized discounts of $1.2 million

At December 31, 2018	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater than 90 Days Past Due*	Total Past Due	Current Balance	Total Financing Receivables**	Recorded Investment > 90 Days Past Due and Accruing
	Dollars in Thousands
Other Real Estate Secured	$876	$1,742	$3,129	$5,747	$420,474	$426,221	$338
1 - 4 Family Residential	1,292	383	1,722	3,397	142,906	146,303	—
Other	1,035	33	268	1,337	60,043	61,379	268

TOTAL	$3,203	$2,158	$5,119	$10,481	$623,423	$633,904	$606

*
Includes $4.5 million of non-accrual loans.

**
These balances do not include unamortized discounts of $1.3 million

Impaired Loans

        Impaired loans are defined as non-accrual loans, troubled debt restructurings, purchase credit impaired loans ("PCI") and loans risk rated a "6" or above. When management identifies a loan as impaired, the impairment is measured for potential loss based on the present value of expected future cash flows, discounted at the loan's effective interest rate, except when the sole (remaining) source of repayment for the loan is the operation or liquidation of the collateral. In these cases management used the current fair value of the collateral, less selling cost when foreclosure is probable, instead of discounted cash flows. If management determines that the value of the impaired loan is less than the recorded investment in the loan (net of previous charge-offs, deferred loan fees or costs and unamortized premium or discount), impairment is recognized through an allowance estimate or a charge-off to the allowance.

        When the ultimate collectability of the total principal of an impaired loan is in doubt and the loan is on non-accrual status, all payments are applied to principal, under the cost recovery method. When the ultimate collectability of the total principal of an impaired loan is not in doubt and the loan is on non-accrual status, contractual interest is credited to interest income when received, under the cash basis method.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Loans, Allowance for Credit Losses and Impaired Loans (Continued)

        The following table includes the recorded investment and unpaid principal balances for impaired financing receivables with the associated allowance amount, if applicable. Management determined the specific reserve in the allowance based on the present value of expected future cash flows, discounted at the loan's effective interest rate, except when the remaining source of repayment for the loan is the operation or liquidation of the collateral. In those cases, the current fair value of the collateral, less selling costs was used to determine the specific allowance recorded.

        Also presented are the average recorded investments in the impaired loans and the related amount of interest recognized during the time within the period that the impaired loans were impaired. When the ultimate collectability of the total principal of an impaired loan is in doubt and the loan is on non-accrual status, all payments are applied to principal, under the cost recovery method.

March 31, 2019	Recorded Investment	Unpaid Principal Balance	Interest Income Recognized	Specific Reserve	Average Recorded Investment
	Dollars in Thousands
Impaired loans with specific reserves:
Other Real Estate Secured	$2,692	$2,692	$55	$280	$2,984
1 - 4 Family Residential Secured	3,380	3,508	30	560	3,664
Other	173	173	—	173	108

Total impaired loans with specific reserves	$6,246	$6,373	$85	$1,013	$6,756
Impaired loans with no specific reserve:
Other Real Estate Secured	$14,068	$14,968	$244	$—	$13,458
1 - 4 Family Residential Secured	5,970	7,201	31	—	5,866
Other	1,934	1,934	22	—	1,870

Total impaired loans with no specific reserve	$21,971	$24,103	$298	$—	$21,193

TOTAL	$28,217	$30,476	$384	$1,013	$27,950

        Total impaired loans of $28.2 million at March 31, 2019 include PCI loan balances of $1.1 million, which are net of a discount of $554,000. Total impaired loans also included $824,000 of loans which did not meet the criteria whereby an individual evaluation for impairment was required. These loans were pooled with all other loans not requiring an evaluation for individual impairment and reviewed and analyzed using the weighted average historical charge-offs over a current three year period for their

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Loans, Allowance for Credit Losses and Impaired Loans (Continued)

respective segments along with the qualitative factors stated previously in this disclosure, to result in a ASC 450-10-20 (FAS 5) calculated reserve.

December 31, 2018	Recorded Investment	Unpaid Principal Balance	Interest Income Recognized	Specific Reserve	Average Recorded Investment
	Dollars in Thousands
Impaired loans with specific reserves:
Other Real Estate Secured	$3,276	$3,276	$246	$412	$3,690
1 - 4 Family Residential Secured	3,947	4,075	174	586	4,989
Other	44	44	2	44	22

Total impaired loans with specific reserves	$7,267	$7,395	$422	$1,042	$8,701
Impaired loans with no specific reserve:
Other Real Estate Secured	$12,849	$13,905	$1,016	$—	$10,691
1 - 4 Family Residential Secured	5,761	7,011	256	—	3,902
Other	1,805	1,805	112	—	1,080

Total impaired loans with no specific reserve	$20,415	$22,721	$1,384	$—	$15,672

TOTAL	$27,682	$30,116	$1,806	$1,042	$24,374

        All acquired loans were initially recorded at fair value at the acquisition date. The outstanding balance and the carrying amount of acquired loans included in the consolidated balance sheet are as follows:

Dollars in Thousands	March 31, 2019	December 31, 2018
Accountable for under ASC 310-30 (PCI loans)
Outstanding balance	$1,659	$1,692
Carrying amount	1,105	1,110
Accountable for under ASC 310-20 (non-PCI loans)
Outstanding balance	$106,776	$110,340
Carrying amount	106,171	109,595
Total acquired loans
Outstanding balance	$108,434	$112,032
Carrying amount	107,276	110,705

        The following table provides changes in accretable yield for all acquired loans accounted for under ASC 310-20:

Dollars in Thousands	March 31, 2019	December 31, 2018
Balance at beginning of period	$745	$—
Acquisitions	—	1,703
Accretion	(141)	(958)

Balance at end of period	$604	$745

        Non-accretable yield on purchased credit impaired loans was $463,000 at March 31, 2019 and December 31, 2018.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Loans, Allowance for Credit Losses and Impaired Loans (Continued)

Concentration of Risk:

        The Bank makes loans to customers located primarily within Wicomico and Worcester Counties, Maryland, Sussex County, Delaware and Camden and Burlington Counties, New Jersey. A substantial portion of its loan portfolio consists of residential and commercial real estate mortgages.

        The Bank had no commitments to loan additional funds to the borrowers of restructured, impaired, or non-accrual loans as of March 31, 2019 and December 31, 2018.

Note 4. Deposits

        Time deposits and their remaining maturities at March 31, 2019 and December 31, 2018 are as follows:

Dollars in Thousands	March 31, 2019	December 31, 2018
2019	$78,004	$110,181
2020	117,772	73,690
2021	19,705	20,288
2022	32,051	29,100
2023	17,306	17,726
2024 and thereafter	984	35

Total time deposits	$265,822	$251,020

        Interest expense on deposits for the three months ended March 31, 2019 and 2018 is as follows:

	March 31,
Dollars in Thousands	2019	2018
NOW	$55	$21
Money market	43	45
Savings	24	22
Time, $100,000 or more	560	267
Other time	665	345

	$1,346	$699

        Deposit accounts in an overdraft position totaled approximately $247,000 and $255,000 as of March 31, 2019 and December 31, 2018, respectively.

        Some of the Company's CD deposits are through participation in the Certificate of Deposit Registry Service (CDARS). These deposits totaled $1.6 million and $2.4 million at March 31, 2019 and December 31, 2018, respectively.

Note 5. Credit Facilities

        The Bank owns capital stock of the Federal Home Loan Bank of Atlanta (FHLB) as a condition for a $184.7 million convertible advance credit facility from the FHLB. As of March 31, 2019 the Bank had remaining credit availability of $135.4 million under this facility.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5. Credit Facilities (Continued)

        The following table details the long-term advances the Company had outstanding with the FHLB at March 31, 2019 and December 31, 2018:

	March 31, 2019
Dollars in Thousands	Outstanding Balance	Interest Rate	Maturity Date	Interest Payment
Principal reducing credit	1,714	1.62%	March 2023	Fixed, paid monthly
Principal reducing credit	1,610	1.99%	March 2026	Fixed, paid monthly
Principal reducing credit	15,000	1.51%	June 2019	Fixed, paid quarterly
Fixed rate hybrid	5,000	3.15%	October 2022	Fixed, paid quarterly
Fixed rate hybrid	5,000	3.04%	November 2020	Fixed, paid quarterly
Fixed rate hybrid	5,000	2.91%	November 2020	Fixed, paid quarterly
Convertible*	10,000	2.68%	May 2021	Fixed, paid quarterly

Total long-term advances	43,324

	December 31, 2018
Dollars in Thousands	Outstanding Balance	Interest Rate	Maturity Date	Interest Payment
Principal reducing credit	1,821	1.62%	March 2023	Fixed, paid monthly
Principal reducing credit	1,668	1.99%	March 2026	Fixed, paid monthly
Principal reducing credit	15,000	1.51%	June 2019	Fixed, paid quarterly
Fixed rate hybrid	5,000	3.15%	October 2022	Fixed, paid quarterly
Fixed rate hybrid	5,000	3.04%	November 2020	Fixed, paid quarterly
Fixed rate hybrid	5,000	2.91%	November 2020	Fixed, paid quarterly
Convertible*	10,000	2.68%	May 2021	Fixed, paid quarterly

Total long-term advances	43,489

*
The FHLB has the option of converting the rate on this long-term borrowing to a three month LIBOR-based floating rate in May 2020.

        Average short-term borrowing under FHLB approximated $7.8 million and $1.4 million for the three months ended March 31, 2019 and the year ended December 31, 2018, respectively.

        The Bank has pledged a portion of its residential and commercial mortgage loan portfolio as collateral for these credit facilities. Principal balances outstanding on these pledged loans totaled approximately $145.2 million and $135.3 million at March 31, 2019 and December 31, 2018, respectively.

        In addition to the FHLB credit facility, in October 2015, the Company entered into a subordinated loan agreement for an aggregate principal amount of $2.0 million. Interest-only payments are due quarterly at 6.71% per annum, and the outstanding principal balance matures in October 2025. In January 2018, the Company entered into a subordinated loan agreement for an aggregate principal amount of $4.5 million to fund the acquisition of Liberty Bell Bank, net of loan costs. Interest-only payments are due quarterly at 6.875% per annum, and the outstanding principal balance matures in April 2028.

        The proceeds of these long-term borrowings were generally used to purchase higher yielding investment securities, fund additional loans, redeem preferred stock, or fund acquisitions. Additionally, the Bank has secured credit availability of $5.0 million with a correspondent bank for short-term

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5. Credit Facilities (Continued)

liquidity needs, if necessary. This facility must be collateralized by specific securities at the time of any usage. At March 31, 2019 and December 31, 2018, there were no borrowings outstanding under this credit agreement.

        Maturities on long-term debt over the next five years are as follows (dollars in thousands):

2019	$15,494
2020	10,659
2021	10,659
2022	5,659
2023	694

Note 6. Lease Commitments

        The Bank adopted ASU 2016-02, Leases (Topic 842), on January 1, 2019, using a modified-retrospective approach, whereby comparative periods were not restated. No cumulative effect adjustment to the opening balance of retained earnings was required. The Bank also elected the package of practical expedients permitted under the transition guidance within the new standard, which among other things allowed the Bank to carry forward the historical lease classifications. Additionally, the Bank elected the hindsight practical expedient to determine the lease term for existing leases.

        The Bank leases eight locations for administrative offices and branch locations. Seven leases were classified as operating leases and one as a finance lease. Leases with an initial term of 12 months or less as well as leases with a discounted present value of future cash flows below $25,000 are not recorded on the balance sheet and the related lease expense is recognized over the lease term. The Bank elected to use the practical expedient to not recognize short-term leases on the consolidated balance sheet and instead account for them as executory contracts.

        Certain leases include options to renew, with renewal terms that can extend the lease term, typically for five years. Lease assets and liabilities include related options that are reasonably certain of being exercised. The Bank has determined that it will place a limit on exercises of available lease renewal options that would extend the lease term up to a maximum of fifteen years, including the initial term. The depreciable life of leased assets are limited by the expected lease term.

        Adoption of this standard resulted in the Company recognizing a right of use asset and a corresponding lease liability of $3.6 million on January 1, 2019.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6. Lease Commitments (Continued)

        Supplemental lease information at or for the three months ended March 31, 2019 is as follows:

Dollars in Thousands
Balance Sheet
Right-of-use asset classified as premises and equipment	$3,497
Lease liability classified as other liabilities	3,509
Income Statement
Operating lease cost classified as premises and equipment	$121
Weighted average lease term, in years	8.05
Weighted average discount rate(1)	3.26%
Operating cash flows	$125

(1)
The discount rate was developed by using the fixed rate credit advance borrowing rate at the Federal Home Loan Bank of Atlanta for a term correlating to the remaining life of each lease. Management believes this rate closely mirrors its incremental borrowing rate for similar terms.

        A maturity analysis of the Company's lease liabilities at March 31, 2019 was as follows:

Dollars in Thousands
One year or less	$—
One to three years	152
Three to five years	—
Over 5 years	3,863

Total lease payments	4,015
Less: Interest	(506)

Present value of lease liabilities	$3,509

Note 7. Stock Option Plans

Delmar Bancorp Stock Option Plan

        The Bank has employee and director stock option plans and has reserved 18,409 shares of stock for issuance thereunder. Options granted under these plans have a ten-year life with a four-year vesting period that begins one year after date of grant, and are exercisable at a price equal to the fair value of the Company's stock on the date of the grant. Each award from all plans is evidenced by an award agreement that specifies the option price, the duration of the option, the number of shares to which the option pertains, and such other provisions as the grantor determines. The plan term ended in 2014, therefore no new options can be granted.

        Options for 18,409 shares were outstanding as follows:

	Employees			Directors
	Shares	Average Price	Amount	Shares	Average Price	Amount
March 31, 2019	13,895	$9.05	$125,750	4,514	$9.05	$40,852

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7. Stock Option Plans (Continued)

        No stock options were exercised or forfeited during the first three months of 2019. All remaining stock options expire during the second quarter of 2019. Shares issued in connection with stock option exercises are issued from available authorized shares.

Liberty Bell Stock Option Plan

        In 2004 Liberty Bell Bank adopted the 2004 Incentive Stock Option Plan and the 2004 Non-Qualified Stock Option Plan, which were stock-based incentive compensation plans (the Plans). In February 2014 the Plans expired pursuant to their terms. Options under these plans had a 10 year life and vested over 5 years. Remaining options under these plans became fully vested with the signing of the Agreement of Merger with Delmar Bancorp in February 2018. In accordance with the terms of the Agreement of Merger between Delmar and Liberty, the Plan was assumed by Delmar, and the options were converted into and became an option to purchase an adjusted number of shares of the common stock of Delmar at an adjusted exercise price per share. The number of shares was determined by multiplying the number of shares of Liberty common stock for which the option was exercisable by the number of shares of Delmar common stock into which shares of Liberty common stock were convertible in the Merger, which was 0.2857 (the "Conversion Ratio"), rounded to the next lower whole share. The exercise price was determined by dividing the exercise price per share of Liberty common stock by the Conversion Ratio, rounded up to the nearest cent. At the effective time of the merger there were 48,225 options outstanding at an exercise price of $1.18. These shares were converted to 13,771 options outstanding at an exercise price of $4.14.

        Remaining options for 8,709 shares were outstanding as follows:

	Employees			Directors
	Shares	Average Price	Amount	Shares	Average Price	Amount
March 31, 2019	2,355	$4.14	$9,750	6,354	$4.14	$26,307

        As stated in Note 1, the Company follows ASC Topic 718-10 which requires that stock-based compensation to employees and directors be recognized as compensation cost in the income statement based on their fair values on the measurement date, which, for the Company, is the date of the grant. All stock option expenses had been fully recognized prior to 2018. No stock options were exercised or forfeited during the first three months of 2019. All remaining stock options expire during the first quarter of 2023.

Note 8. Restricted Stock Plan

        The Bank had an employee and director restricted stock plan and reserved 405,805 shares of stock for issuance thereunder. The Company adopted the Plan, pursuant to which employee and directors of the Company could acquire shares of common stock. The Plan was adopted by the Company's Board of Directors in April 2014, and, was subject to the right of the Board of Directors to terminate the Plan at any time, terminated on June 30, 2018. The termination of the Plan, either at the scheduled termination date or before such date, did not affect any award issued prior to termination.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8. Restricted Stock Plan (Continued)

        As of March 31, 2019 non-vested restricted stock awards totaling 6,000 were outstanding as follows:

	Employees
	Shares	Weighted Average Fair Value
Nonvested Awards December 31, 2018	9,000	$7.30
Vested in 2019	(3,000)	7.30

Nonvested Awards March 31, 2019	6,000	$7.30

        As stated in Note 1, the Company follows ASC Topic 718-10 which requires that restricted stock-based compensation to employees and directors be recognized as compensation cost in the income statement based on their fair values on the measurement date. The fair value of restricted stock granted is equal to the underlying fair value of the stock. As a result of applying the provisions of ASC Topic 718-10, during the period ended March 31, 2018 the Company recognized restricted stock-based compensation expense of $6,300, or $4,600 net of tax, related to the 2014 restricted stock awards. During the period ended March 31, 2019 the Company recognized stock-based compensation expense of $5,500 or $4,000 net of tax, related to the 2014 restricted stock awards. Unrecognized restricted stock-based compensation expense related to 2014 restricted stock awards totaled approximately $42,000 at March 31, 2019. The remaining period over which this unrecognized expense is expected to be recognized is approximately two years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9. Earnings Per Share

        Diluted earnings per share are calculated as follows:

	Quarter ended March 31,
(Dollars in thousands, except per share data)	2019	2018
Net income applicable to basic earnings per common share	$1,399	$1,296
Weighted average shares outstanding	9,985	8,824
Basic earnings per share	$0.140	$0.147

Effect of dilutive securities:
Weighted average shares outstanding under options Delmar 2004 stock option plan(1)	18	38
Weighted average exercise price per share	$9.05	$7.54
Assumed proceeds on exercise	$167	$288
Average market value per share	$7.16	$7.27
Weighted average shares outstanding under options Liberty 2004 stock option plan	12	6
Weighted average exercise price per share	$3.98	$4.03
Assumed proceeds on exercise	$46	$23
Average market value per share	$7.16	$7.27
Less: Treasury stock purchased with assumed proceeds from exercise	$6	$3
Weighted average shares outstanding under restricted stock plans(2)	9	6
Diluted weighted average shares and common stock equivalents	9,999	8,832
Diluted earnings per share	$0.140	$0.147

(1)
Options were excluded from the calculation of dilutive earnings per share because they are anti-dilutive.

(2)
Includes vested shares not yet issued and nonvested shares as of March 31.

Note 10. Regulatory Capital Requirements

        The Company and the Bank are subject to various regulatory capital requirements administered by Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory—and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital adequacy guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weighting, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (as defined in the regulations) of total and Tier I capital to risk-weighted assets, Tier I capital to average assets, and beginning in 2015, common equity Tier I capital to risk-weighted assets. Management believes as of March 31, 2019 that the Company and the Bank meet all capital adequacy requirements to which they are subject.

        As of March 31, 2019, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10. Regulatory Capital Requirements (Continued)

capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage and, beginning in 2015, common equity Tier I risk-based ratios. There are no conditions or events since that notification that management believes have changed the Bank's category.

        The Common Equity Tier I (beginning in 2015), Tier I and Total capital ratios are calculated by dividing the respective capital amounts by risk-weighted assets. Risk-weighted assets are calculated based on regulatory requirements and include total assets, with certain exclusions, allocated by risk weight category, and certain off-balance-sheet items, among other things. The leverage ratio is calculated by dividing Tier I capital by adjusted quarterly average total assets, which exclude goodwill and other intangible assets, among other things.

        When fully phased in on January 1, 2019, the Basel III Capital Rules required the Bank and Bancorp to maintain (i) a minimum ratio of Common Equity Tier I capital to risk-weighted assets of at least 4.5%, plus a 2.5% "capital conservation buffer" (which is added to the 4.5% Common Equity Tier I capital ratio as that buffer is phased in, effectively resulting in a minimum ratio of Common Equity Tier I capital to risk-weighted assets of at least 7.0% upon full implementation), (ii) a minimum ratio of Tier I capital to risk-weighted assets of at least 6.0%, plus the capital conservation buffer (which is added to the 6.0% Tier I capital ratio as that buffer is phased in, effectively resulting in a minimum Tier I capital ratio of 8.5% upon full implementation), (iii) a minimum ratio of Total capital (that is, Tier I plus Tier 2) to risk-weighted assets of at least 8.0%, plus the capital conservation buffer (which is added to the 8.0% total capital ratio as that buffer is phased in, effectively resulting in a minimum total capital ratio of 10.5% upon full implementation) and (iv) a minimum leverage ratio of 4.0%, calculated as the ratio of Tier I capital to average quarterly assets.

        The implementation of the capital conservation buffer began on January 1, 2016 at the 0.625% level and be phased in over a four-year period (increasing by that amount on each subsequent January 1, until it reached 2.5% on January 1, 2019). The Basel III Capital Rules also provide for a "countercyclical capital buffer" that is applicable to only certain covered institutions and does not have any current applicability to the Bank or Bancorp. The capital conservation buffer is designed to absorb losses during periods of economic stress and, as detailed above, effectively increases the minimum required risk-weighted capital ratios. Banking institutions with a ratio of Common Equity Tier I capital to risk-weighted assets below the effective minimum (4.5% plus the capital conservation buffer and, if applicable, the countercyclical capital buffer) will face constraints on dividends, equity repurchases and compensation based on the amount of the shortfall.

        The following table presents actual and required capital ratios as of March 31, 2019 and December 31, 2018 for the Bank and Company under the Basel III Capital Rules. The minimum required capital amounts presented include the minimum required capital levels as of March 31, 2019 and December 31, 2018 based on the phase-in provisions of the Basel III Capital Rules and the minimum required capital levels as of January 1, 2019 when the Basel III Capital Rules were fully phased-in. Capital levels required to be considered well capitalized are based upon prompt corrective action regulations, as amended to reflect the changes under the Basel III Capital Rules. A comparison

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10. Regulatory Capital Requirements (Continued)

of the Company's and the Bank's capital amounts and ratios as of March 31, 2019 and December 31, 2018 with the minimum requirements are presented below.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
In Thousands	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of March 31, 2019
Total Capital Ratio
(To Risk Weighted Assets) Delmar Bancorp	$74,129	11.7%	$66,517	10.5%	$—	N/A
The Bank of Delmarva	73,324	11.6%	66,470	10.5%	63,305	10.0%
Tier I Capital Ratio
(To Risk Weighted Assets) Delmar Bancorp	60,301	9.5%	53,847	8.5%	—	N/A
The Bank of Delmarva	65,996	10.4%	53,809	8.5%	50,644	8.0%
Common Equity Tier I Ratio
(To Risk Weighted Assets) Delmar Bancorp	60,301	9.5%	44,345	7.0%	—	N/A
The Bank of Delmarva	65,996	10.4%	44,313	7.0%	41,148	6.5%
Tier I Leverage Ratio
(To Average Assets) Delmar Bancorp	60,301	8.2%	29,571	4.0%	—	N/A
The Bank of Delmarva	65,996	8.9%	29,571	4.0%	36,964	5.0%

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
In Thousands	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2018
Total Capital Ratio
(To Risk Weighted Assets) Delmar Bancorp	$72,344	11.8%	$60,466	9.9%	$—	N/A
The Bank of Delmarva	71,498	11.7%	60,425	9.9%	61,190	10.0%
Tier I Capital Ratio
(To Risk Weighted Assets) Delmar Bancorp	58,516	9.6%	48,220	7.9%	—	N/A
The Bank of Delmarva	64,170	10.5%	48,187	7.9%	48,952	8.0%
Common Equity Tier I Ratio
(To Risk Weighted Assets) Delmar Bancorp	58,516	9.6%	39,035	6.4%	—	N/A
The Bank of Delmarva	64,170	10.5%	39,009	6.4%	39,774	6.5%
Tier I Leverage Ratio
(To Average Assets) Delmar Bancorp	58,516	8.0%	29,377	4.0%	—	N/A
The Bank of Delmarva	64,170	8.7%	29,377	4.0%	36,721	5.0%
        Banking regulations also limit the amount of dividends that may be paid without prior approval of the Bank's regulatory agencies. Regulatory approval is required to pay dividends, which exceed the Bank's net profits for the current year plus its retained net profits for the preceding two years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 11. Fair Values of Financial Instruments

        The following table shows the estimated fair value and the related carrying values of the Company's financial instruments at March 31, 2019 and December 31, 2018. Items that are not financial instruments are not included.

	March 31, 2019		December 31, 2018
Dollars are in thousands	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets:
Cash and due from banks	$24,838	$24,838	$24,347	$24,347
Interest bearing deposits	4,092	4,092	4,093	4,093
Federal funds sold	813	813	1,254	1,254
Securities:
Available for sale	51,523	51,523	51,300	51,300
Loans, net of allowance for credit losses	642,301	621,610	625,513	604,290
Accrued interest receivable	2,236	2,236	2,103	2,103
Federal Home Loan Bank stock	2,761	2,761	2,652	2,652
Atlantic Central Bankers stock	131	131	131	131
Other investments	1,548	1,548	1,537	1,537
Financial liabilities:
Deposits	$630,675	$595,312	$614,925	$570,509
Accrued interest payable	454	454	392	392
FHLB advances and note payable	55,824	59,730	56,989	56,979
Unrecognized financial instruments:
Commitments to extend credit	$120,476	$120,476	$114,395	$114,395
Standby letters of credit	2,718	2,718	3,276	3,276

        For purposes of the above disclosures of estimated fair value, the following assumptions were used.

  Cash and cash equivalents:

        The estimated fair value for cash and due from banks, interest-bearing deposits in other banks, and Federal funds purchased is considered to approximate cost because of their short-term nature.

  Investment securities:

        Estimated fair values are based on quoted market prices for actual or similar instruments or estimated using discounted cash flows. The discounts used are estimated using comparable market rates for similar types of instruments adjusted to be commensurate with the audit risk, overhead costs, and optionality of such investments.

  Loans:

        The estimated fair value for certain homogeneous categories of loans, such as residential mortgages, is based on the quoted market price for securities backed by similar loans, adjusted for differences in loan characteristics. The estimated fair value of other loans is determined by discounting future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 11. Fair Values of Financial Instruments (Continued)

  Deposits:

        The estimated fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, savings, NOW accounts and money market accounts, is equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The fair value of certificates of deposit is based on the rates currently offered for deposits of similar maturities and using a discounted cash flow analysis. The fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

  Borrowings:

        The fair value of long-term fixed rate borrowings is estimated by discounting future cash flows using current interest rates currently offered for similar financial instruments.

  Unrecognized financial instruments:

        The fair value of unrecognized financial instruments would be estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the current interest rates, and the present creditworthiness of the customers.

  Other assets and liabilities:

        Other assets and liabilities of the Bank that are not defined as financial instruments are not included in the above disclosures, such as property and equipment. Also, non-financial instruments typically not recognized in the financial statements nevertheless may have value but are not included in the above disclosures. These include, among other items, the estimated earnings power of core deposit accounts, the trained work force, customer goodwill, and similar items.

        The following table presents the carrying amount, fair value, and placement in the fair value hierarchy of the Company's financial instruments not disclosed elsewhere as of March 31, 2019 and December 31, 2018. This table excludes financial instruments for which the carrying amount approximates fair value.

			Fair Value Hierarchy
	Carrying Amount	Fair Value
Dollars are in thousands			Level 1	Level 2	Level 3
March 31, 2019
Financial assets:
Loans, net	$642,301	$621,610	$—	$621,610	$—

Financial liabilities:
Interest-bearing deposits	$445,375	$595,312	$324,263	$271,050	$—
FHLB advances and notes payable	55,824	59,730	—	59,730	—

December 31, 2018
Financial assets:
Loans, net	$625,513	$604,290	$—	$604,290	$—

Financial liabilities:
Interest-bearing deposits	$429,450	$393,813	$138,194	$255,619	$—
Long-term borrowings and notes payable	56,989	56,979	—	56,979	—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 12. Fair Value Measurements

        Effective January 1, 2008, the Company adopted ASC 820-10 Fair Value Measurements and Disclosures which provides a framework for measuring and disclosing fair value under generally accepted accounting principles. ASC Topic 820 requires disclosures about the fair value of assets and liabilities recognized in the balance sheet in periods subsequent to initial recognition, whether the measurements are made on a recurring basis (for example, available for sale investments securities) or on a nonrecurring basis (for example, impaired loans).

        ASC Topic 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC Topic 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value

Fair Value Hierarchy

        Level 1—Quoted prices in active markets for identical assets or liabilities

        Level 2—Other significant observable inputs (including quoted prices in active markets for similar assets or liabilities)

        Level 3—Significant unobservable inputs (including the Bank's own assumptions in determining the fair value of assets or liabilities)

        In determining the appropriate levels, the Bank performs a detailed analysis of assets and liabilities that are subject to ASC Topic 820.

        The following table presents fair value measurements on a recurring basis as of March 31, 2019 and December 31, 2018:

Dollars are in thousands	Level 1	Level 2	Level 3	Fair Value
March 31, 2019
Securities available for sale:
Obligations of U.S. Government agencies	$—	$10,125	$—	$10,125
Obligations of States and political subdivisions	—	21,233	—	21,233
Mortgage-backed securities	—	18,268	—	18,268
Equity securities	—	1,400	—	1,400

Total securities available for sale	$—	$51,026	$—	$51,026

December 31, 2018
Securities available for sale:
Obligations of U.S. Government agencies	$—	$9,420	$—	$9,420
Obligations of States and political subdivisions	—	21,096	—	21,096
Mortgage-backed securities	—	19,404	—	19,404
Equity securities	—	1,380	—	1,380

Total securities available for sale	$—	$51,300	$—	$51,300

        Securities available for sale are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments, which are considered level 2 inputs. For these securities, management obtains fair value measurements from an independent pricing service.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 12. Fair Value Measurements (Continued)

        The Bank may also be required, from time to time, to measure certain other financial and non-financial assets and liabilities at fair value on a non-recurring basis in accordance with GAAP. The following table presents all fair value measurements on a non-recurring basis as of March 31, 2019 and December 31, 2018:

Dollars are in thousands	Level 1	Level 2	Level 3	Fair Value
March 31, 2019
Impaired loans	$—	$—	$27,204	$27,204
OREO	—	3,870	—	3,870

Total	$—	$3,870	$27,204	$31,074

December 31, 2018
Impaired loans	$—	$—	$26,640	$26,640
OREO	—	3,660	—	3,660

Total	$—	$3,660	$26,640	$30,301

        Measured on a Non-Recurring Basis:

        Financial Assets and Liabilities

        The Bank is predominantly a cash flow lender with real estate serving as collateral on a majority of loans. Loans which are deemed to be impaired financial assets are primarily valued on a nonrecurring basis at the fair values of the underlying real estate collateral. The Bank determines such fair values from independent appraisals, which management considers level 3 inputs.

        Non Financial Assets and Non Financial Liabilities

        The Company has no non-financial assets and non-financial liabilities measured at fair value on a recurring basis. Certain non-financial assets and non-financial liabilities typically measured at fair value on a non-recurring basis include foreclosed assets (upon initial recognition or subsequent impairment), non-financial assets and non-financial liabilities measured at fair value in the second step of a goodwill impairment test, and intangible assets and other non-financial long-lived assets measured at fair value for impairment assessment.

        Foreclosed real estate were adjusted to their fair values, resulting in an impairment charge, which was included in earnings for the period. Foreclosed real estate, which are considered to be non-financial assets, have been valued using a market approach at the time they are recorded in OREO. The values were determined using current market prices of similar real estate assets, which the Bank considers to be level 2 inputs.

Note 13. Goodwill and Intangible Assets

        The Company accounts for goodwill and other intangible assets in accordance with ASC Topic 350, "Intangibles—Goodwill and Other." The Company records the excess of cost acquired entities over the fair value of identifiable tangible and intangible assets acquired, less liabilities assumes, as goodwill. The Company amortizes acquired intangible assets with definite useful economic lives over their useful economic lives. On a periodic basis, management assesses whether events or changes in circumstances indicate that the carrying amount of the intangible assets may be impaired. The Company does not amortize goodwill or any acquired intangible assets with an indefinite useful economic life, but reviews

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13. Goodwill and Intangible Assets (Continued)

them for impairment on an annual basis, or when events or changes in circumstances indicate that the carrying amounts may be impaired. The Company has performed the required goodwill impairment test and has determined that goodwill was not impaired as of December 31, 2018.

        Goodwill:    The Company acquired goodwill in the purchase of Liberty Bell Bank (see Note 14). The following table provides changes in goodwill for the three months ended March 31, 2019 and the year ended December 31, 2018:

Dollars in Thousands	March 31, 2019	December 31, 2018
Balance at the beginning of the period	$5,237	$—
Liberty Bell Bank acquisition	—	5,237
Impairment	—	—

Balance at the end of the period	$5,237	$5,237

        Core Deposit Intangible:    The Company acquired a core deposit intangible in the acquisition of Liberty Bell Bank. The Company utilizes the double declining balance method of amortization, in which the straight line amortization rate is doubled and applied to the remaining unamortized portion of the intangible asset. The amortization method changes to the straight line method of amortization when the straight line amortization amount exceeds the amount that would be calculated under the double declining balance method. The core deposit intangible will be amortized over seven years. The following table provides changes in the core deposit intangible for the three months ended March 31, 2019 and the year ended December 31, 2018:

Dollars in Thousands	March 31, 2019	December 31, 2018
Balance at the beginning of the period	$1,069	$—
Liberty Bell Bank acquisition	—	1,489
Accumulated amortization	(76)	(420)

Balance at the end of the period	$994	$1,069

        Deposits Purchased Premium:    The Company paid a deposit premium in the acquisition of Liberty Bell Bank, which is included in the balances of time deposits on the balance sheets. The premium amount is amortized as a reduction in interest expense over the life of the acquired time deposits. The premium on deposits will be amortized over five years. The following table provides changes in the deposit premium for the three months ended March 31, 2019 and the year ended December 31, 2018:

Dollars in Thousands	March 31, 2019	December 31, 2018
Balance at the beginning of the period	$28	$—
Liberty Bell Bank acquisition	—	108
Accumulated accretion	(7)	(81)

Balance at the end of the period	$20	$28

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14. Liberty Bell Transaction

        On March 1, 2018, the Company completed its acquisition of Liberty Bell Bank ("LBB"), a New Jersey chartered commercial bank. LBB shareholders received 0.2857 shares of the Company's common stock for each share of LBB common stock they owned as of the effective date of the acquisition, cash consideration of $1.70 per share or a combination thereof. The aggregate consideration paid to LBB shareholders was $17.3 million. The results of LBB's operations are included in the Company's consolidated statements of income for the year ended December 31, 2018 for the period beginning March 1, 2018, the date of the acquisition.

        The acquisition of LBB added market share in Burlington and Camden Counties in Southern New Jersey. The acquisition resulted in three new branches in Evesham, Cherry Hill, and Moorestown, New Jersey.

        The acquisition of LBB was accounted for using the acquisition method of accounting and, accordingly, assets acquired, liabilities assumed and consideration paid were recorded at their estimated fair values as of the acquisition date. The excess consideration paid over the fair value of net assets acquired has been reported as goodwill in the Company's consolidated statements of financial condition as of December 31, 2018.

        The assets acquired and liabilities assumed in the acquisition of LBB were recorded at their estimated fair values based on management's best estimates using information available at the date of the acquisition and are subject to adjustment for up to one year after the closing date of the acquisition. The items most susceptible to adjustment are the credit fair value adjustments on loans, core deposit intangible and the deferred income tax assets resulting from the acquisition.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14. Liberty Bell Transaction (Continued)

        In connection with the acquisition, the consideration paid and the fair value of identifiable assets acquired and liabilities assumed as of the date of acquisition are summarized in the following table:

Dollars in Thousands	Estimated Fair Value as of March 1, 2018
Consideration paid:
Cash	$4,471
Common stock issued in acquisition	12,798

Total consideration paid	17,270
Assets acquired:
Cash and cash equivalents	11,831
Investment securities	7,605
Investments in correspondent bank stock	180
Loans	121,674
Premises and equipment	2,148
Other real estate owned	946
Accrued interest receivable	358
Core deposit intangible	1,489
Deferred tax asset	4,263
Other assets	1,039

Total assets acquired	$151,532
Liabilities assumed:
Deposits	$138,241
Other liabilities	1,259

Total liabilities assumed	$139,500
Net assets acquired	$12,032
Goodwill recorded in acquisition	5,237

        Acquired loans (impaired and non-impaired) are initially recorded at their acquisition-date fair values using Level 3 inputs. Fair values are based on a discounted cash flow methodology that involves assumptions and judgments as to credit risk, expected life-time losses, environmental factors, collateral values, discount rates, expected payments and expected prepayments. Specifically, the Company has prepared three separate loan fair value adjustments that it believes a market participant might employ in estimating the entire fair value adjustment necessary under ASC 820-10 for the acquired loan portfolio. The three separate fair valuation methodologies employed are: (i) an interest rate loan fair value adjustment, (ii) a general credit fair value adjustment, and (iii) a specific credit fair value adjustment for purchased credit impaired loans subject to ASC 310-30 provisions. The acquired loans were recorded at fair value at the acquisition date without carryover of LBB's previously established allowance for loan losses. The fair value of the financial assets acquired included loans receivable with a principal balance, prior to fair value adjustments, of $124.5 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14. Liberty Bell Transaction (Continued)

        The table below illustrates the fair value adjustments made to the amortized cost basis to present a fair value of the loans acquired:

Dollars in Thousands	At March 1, 2018
Gross principal balance	$124,545
Fair value adjustment on pools of non-credit impaired loans	(1,703)
Fair value adjustment on purchased credit impaired loans	(1,168)

Fair value of acquired loans	$121,674

        The credit adjustment on acquired impaired loans is derived in accordance with ASC 310-30 and represents the portion of the loan balances that have been deemed uncollectible based on the Company's expectations of future cash flows for each respective loan:

Dollars in Thousands	At March 1, 2018
Contractually required principal and interest at acquisition	$2,469
Contractual cashflows not expected to be collected (non-accretable discount)	(922)

Expected cash flows at acquisition	1,547
Interest component of expected cash flows	(246)

Fair value for loans acquired under ASC 310-30	$1,301

        The fair value of savings and transaction deposit accounts acquired from LBB provide value to the Company as a source of below market rate funds. The fair value of the core deposit intangible was determined based on a discounted cash flow analysis using a discount rate based on the estimated cost of capital for a market participant. To calculate cash flows, the sum of deposit account servicing costs (net of deposit fee income) and interest expense on deposits were compared to the cost of alternative funding sources available to the Company. The expected cash flows of the deposit base included estimated attrition rates. The core deposit intangible was valued at $1.49 million or 2.04% of core deposits. The core deposit intangible asset is being amortized on a double declining basis over 7 years.

        Direct costs related to the merger were accrued and expensed as incurred. During the three months ended March 31, 2018 the Company incurred approximately $197,000 in Liberty merger-related expenses. There were no expenses related to the merger with Liberty during the first three months ended March 31, 2019.

Note 15. Bank Acquisition

        On December 13, 2018 the Company entered into a share exchange agreement with Virginia Partners Bank ("Partners"). Partners is a commercial bank chartered by the Commonwealth of Virginia Bureau of Financial Institutions and insured by the Federal Deposit Insurance Corporation. Partners is headquartered in Fredericksburg, Virginia, which is the location of the operations center and administrative headquarters and three branch offices. An additional branch office is located in La Plata, Maryland, and a loan production office is located in Annapolis, Maryland. Each share of Partners common stock will be converted into the right to receive 1.7179 shares of Delmar Bancorp common stock. From and after the effective time of the share exchange, former holders of Partners

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 15. Bank Acquisition (Continued)

Common Stock shall be shareholders of Delmar, and shall have no rights or interest as a shareholder of Partners. As of March 31, 2019, there were 4,085,181 shares of Partners common stock outstanding which were held be approximately 334 holders of record. Partners will continue to conduct its business as a wholly owned first tier subsidiary of Delmar, under the name "Virginia Partners Bank". The share exchange is anticipated to become effective during the third quarter of 2019.

        Direct costs related to the share exchange were accrued and expensed as incurred. During the three months ended March 31, 2019, the Company incurred $271,000 in Partners share exchange related expenses. There were no expenses related to the share exchange during the first three months ended March 31, 2018.

Note 16. Recent Accounting Pronouncements

        In May 2014, the FASB issued ASU No. 2014-09, "Revenue from Contracts with Customers (Topic 606)", which supersedes the revenue recognition requirements in ASC Topic 605, Revenue Recognition, and most industry-specific revenue recognition guidance throughout the ASC. The amendments in this update affect any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of non-financial assets unless those contracts, including leases and insurance contracts, are within the scope of other standards. The amendments establish a core principle requiring the recognition of revenue to depict the transfer of goods or services to customers in an amount reflecting the consideration to which the entity expects to be entitled in exchange for such goods or services. The amendments also require expanded disclosures concerning the nature, amount, timing and uncertainty of revenues and cash flows arising from contracts with customers. In August 2015, the FASB deferred the effective date by one year from the date in the original guidance. In March 2016, the FASB issued ASU No. 2016-08 to clarify the implementation guidance on principal versus agent considerations. The guidance is effective for fiscal years and interim periods beginning after December 15, 2016. The Company's adoption of this item did not have a material impact on its results of operations or financial condition.

        In January 2016, the FASB issued ASU 2016-01, "Financial Instruments—Overall (Subtopic 825-10)": Recognition and Measurement of Financial Assets and Financial Liabilities." ASU 2016-01, among other things, (i) requires equity investments, with certain exceptions, to be measured at fair value with changes in fair value recognized in net income, (ii) simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment, (iii) eliminates the requirement for public business entities to disclose the methods and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet, (iv) requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes, (v) requires an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments, (vi) requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset on the balance sheet or the accompanying notes to the financial statements and (viii) clarifies that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available for sale securities. ASU 2016-01 becomes effective for public companies for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company's adoption of this item did not have a material impact on its results of operations or financial condition. The disclosures

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 16. Recent Accounting Pronouncements (Continued)

to the Company's consolidated financial statements have been updated appropriately using the exit price notion in "Note 11—Fair Value of Financial Instruments".

        On February 2016, the FASB issued ASU 2016-02, "Leases (Topic 842)". ASU 2016-02 will, among other things, require lessees to recognize the following for all leases (with the exception of short-term leases) at the commencement date: (1) A lease liability, which is a lessee's obligation to make lease payments arising from a lease, measured on a discounted basis; and (2) A right-of-use asset, which is an asset that represents the lessee's right to use, or control the use of, a specified asset for the lease term. Under the new guidance, lessor accounting is largely unchanged. Certain targeted improvements were made to align, where necessary, lessor accounting with the lessee accounting model and Topic 606, Revenue from Contracts with Customers. The amendments in this ASU are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted upon issuance. The Company recorded a right of use asset and lease liability on the adoption date of January 1, 2019 (see Note 6).

        In March 2016, the FASB issued ASU No. 2016-05, "Derivatives and Hedging (Topic 815)": Effect of Derivative Contract Novations on Existing Hedge Accounting Relationships. ASU No. 2016-05 clarifies that a change in the counterparty to a derivative instrument that has been designated as the hedging instrument under ASC Topic 815 does not, in and of itself, require dedesignation of that hedging relationship provided that all other hedge accounting criteria continue to be met. ASU No. 2016-05 was effective for us on January 1, 2017 and did not have a material impact on our results of operations or financial condition.

        In March 2016, the FASB issued ASU No. 2016-09, "Compensation—Stock Compensation (Topic 718)": Improvements to Employee Share-Based Payment Accounting. Under ASU No. 2016-09 all excess tax benefits and tax deficiencies related to share-based payment awards should be recognized as income tax expense or benefit in the income statement during the period in which they occur. Previously, such amounts were recorded in the pool of excess tax benefits included in additional paid-in capital, if such pool was available. Because excess tax benefits are no longer recognized in additional paid-in capital, the assumed proceeds from applying the treasury stock method when computing earnings per share should exclude the amount of excess tax benefits that would have previously been recognized in additional paid-in capital. Additionally, excess tax benefits should be classified along with other income tax cash flows as an operating activity rather than a financing activity, as was previously the case. ASU No. 2016-09 also provides that an entity can make an entity-wide accounting policy election to either estimate the number of awards that are expected to vest (current GAAP) or account for forfeitures when they occur. ASU No. 2016-09 changes the threshold to qualify for equity classification (rather than as a liability) to permit withholding up to the maximum statutory tax rates (rather than the minimum as was previously the case) in the applicable jurisdictions. ASU No. 2016-09 was effective on January 1, 2017 and did not have a material impact on our results of operations or financial condition.

        During June 2016, the FASB issued ASU 2016-13, "Financial Instruments—Credit Losses (Topic 326)": Measurement of Credit Losses on Financial Instruments." ASU 2016-13 requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts and requires enhanced disclosures related to the significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an organization's portfolio. In addition, ASU 2016-13 amends the accounting for credit losses on available for sale debt securities and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 16. Recent Accounting Pronouncements (Continued)

purchased financial assets with credit deterioration. ASU 2016-13 will be effective for U.S. Securities and Exchange Commission (SEC) filers for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. For public companies that are not SEC filers, the amendments in this ASU are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. The Company is currently evaluating the potential impact of ASU 2016-13 on our consolidated financial statements. We are currently working through our implementation plan which includes assessment and documentation of processes, internal controls and data sources; model development and documentation; and systems configuration, among other things. We are also in the process of implementing a third-party vendor solution to assist us in the application of the ASU 2016-13. The adoption of the ASU 2016-13 could result in an increase in the allowance for loan losses as a result of changing from an "incurred loss" model, which encompasses allowances for current known and inherent losses within the portfolio, to an "expected loss" model, which encompasses allowances for losses expected to be incurred over the life of the portfolio. Furthermore, ASU 2016-13 will necessitate that we establish an allowance for expected credit losses for certain debt securities and other financial assets. While we are currently unable to reasonably estimate the impact of adopting ASU 2016-13, we expect that the impact of adoption will be significantly influenced by the composition, characteristics and quality of our loan and securities portfolios as well as the prevailing economic conditions and forecasts as of the adoption date.

        In August 2016, the FASB issued ASU No. 2016-15, "Statement of Cash Flows (Topic 230)": Classification of Certain Cash Receipts and Cash Payments. The amendments in this ASU were issued to reduce diversity in how certain cash receipts and payments are presented and classified in the statement of cash flows in eight specific areas. Debt prepayment costs should be classified as an outflow for financing activities. Settlement of zero-coupon debt instruments divides the interest portion as an outflow for operating activities and the principal portion as an outflow for financing activities. Contingent consideration payments made after a business combination should be classified as outflows for financing and operating activities. Proceeds from the settlement of bank-owned life insurance policies should be classified as inflows from investing activities. Other specific areas are identified in the ASU as to the appropriate classification of the cash inflows or outflows. ASU No. 2016-15 was effective on January 1, 2018 and did not have a material impact on our results of operations or financial condition.

        In November 2016, the FASB issued ASU No. 2016-18, "Statement of Cash Flows (Topic 230)"—Restricted Cash: a Consensus of the FASB Emerging Issues Task Force. This ASU requires a company's cash flow statement to explain the changes during a reporting period of the totals for cash, cash equivalents, restricted cash, and restricted cash equivalents. Additionally, amounts for restricted cash and restricted cash equivalents are to be included with cash and cash equivalents if the cash flow statement includes a reconciliation of the total cash balances for a reporting period. ASU No. 2016-18 was effective on January 1, 2018 and did not have a material impact on our results of operations or financial condition.

        In January 2017, the FASB issued ASU No. 2017-01, "Business Combinations (Topic 805)": Clarifying the Definition of a Business. ASU No. 2017-01 clarifies the definition and provides a more robust framework to use in determining when a set of assets and activities constitutes a business. ASU No. 2017-01 is intended to provide guidance when evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. ASU No. 2017-01 was effective for us on January 1, 2018 and did not have a significant impact on our consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 16. Recent Accounting Pronouncements (Continued)

        In March 2017, the FASB issued ASU No. 2017-08, "Receivables—Nonrefundable Fees and other Costs (Subtopic 320-20)": Premium Amortization on Purchased Callable Debt Securities. This standard shortens the amortization period for the premium to the earliest call date to more closely align interest income recorded on bonds held at a premium or a discount with the economics of the underlying instrument. Adoption of ASU 2017-08 is required for fiscal years and interim periods within those fiscal years, beginning after December, 15, 2018, early adoption is permitted. ASU 2017-08 was effective for the Company on January 1, 2019 and did not have a significant impact on our financial statements.

        In August 2017, the FASB issued ASU No. 2017-12, "Derivatives and Hedging (Topic 815)": Targeted Improvements to Accounting for Hedging Activities. This standard better aligns an entity's risk management activities and financial reporting for hedging relationships through changes to both the designation and measurement guidance for qualifying hedging relationships and the presentation of hedge results. To meet that objective, the amendments expand and refine hedge accounting for both nonfinancial and financial risk components and align the recognition and presentation of the effects of the hedge instruments and the hedged item in the financial statements. Adoption for this ASU is required for fiscal years and interim periods beginning after December 15, 2018 and early adoption is permitted. ASU 2017-12 was effective for the Company on January 1, 2019 and did not have a significant impact on our financial statements.

        In February 2018, the FASB issued ASU 2018-02, "Income Statement—Reporting Comprehensive Income (Topic 220)". This ASU was issued to allow a reclassification from accumulated other comprehensive income to retained earnings from stranded tax effects resulting from the revaluation of the net deferred tax asset ("DTA") to the new corporate tax rate of 21% as a result of the Tax Cuts and Jobs Act of 2017 ("Tax Act"). The ASU is effective for reporting periods beginning after December 15, 2018 with early adoption permitted. The Company elected to early adopt this ASU and to reclassify $44,000 of stranded tax effects from accumulated other comprehensive income to retained earnings in the fourth quarter of 2017.

        In March 2018, the FASB issued ASU No. 2018-05, "Income Taxes (Topic 740)". This ASU was issued to provide guidance on the income tax accounting implications of the Tax Act and allows for entities to report provisional amounts for specific income tax effects of the Tax Act for which the accounting under Topic 740 was not yet complete, but a reasonable estimate could be determined. A measurement period of one-year is allowed to complete the accounting effects under Topic 740 and revise any previous estimates reported. Any provisional amounts or subsequent adjustments included in an entity's financial statements during the measurement period should be included in income from continuing operations as an adjustment to tax expense in the reporting period the amounts are determined. The Company adopted this ASU with the provisional adjustments as reported in the consolidated financial statements as of December 31, 2017. As of March 31, 2019, the Company did not incur any adjustments to the provisional recognition.

        In July 2018, the FASB issued ASU No. 2018-11, "Leases—Targeted Improvements (Topic 842)". ASU 2018-11 provides entities with relief from the costs of implementing certain aspects of the new leasing standard, ASU No. 2016-02. Specifically, under the amendments in ASU 2018-11: (1) entities may elect not to recast the comparative periods presented when transitioning to the new leasing standard, and (2) lessors may elect not to separate lease and non-lease components when certain conditions are met. The amendments have the same effective date as ASU 2016-02 (January 1, 2019 for the Company). The Company elected both transition options. ASU 2018-11 did not have a material impact on the Company's consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 16. Recent Accounting Pronouncements (Continued)

        In August 2018, the FASB issued ASU No. 2018-13, "Fair Value Measurement (Topic 820)": Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement. This ASU contains some technical adjustments related to the fair value disclosure requirements of public companies. Included in this ASU is the additional disclosure requirement of unrealized gains and losses for the period in recurring level 3 fair value disclosures and the range and weighted average of significant unobservable inputs, among other technical changes. ASU 2018-13 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted for any removed or modified disclosures. The adoption of ASU 2018-13 is not expected to have a material impact on the Company's consolidated financial statements.

        In August 2018, the FASB issued ASU 2018-14, "Compensation—Retirement Benefits-Defined Benefit Plans-General (Subtopic 715-20)". ASU 2018-14 amends and modifies the disclosure requirements for employers that sponsor defined benefit pension or other post-retirement plans. The amendments in this update remove disclosures that no longer are considered cost beneficial, clarify the specific requirements of disclosures, and add disclosure requirements identified as relevant. ASU 2018-14 will be effective for us on January 1, 2021, with early adoption permitted, and is not expected to have a significant impact on our financial statements.

        In October 2018, the FASB issued ASU 2018-16, "Derivatives and Hedging (Topic 815)"—Inclusion of the Secured Overnight Financing Rate (SOFR) Overnight Index Swap (OIS) Rate as a Benchmark Interest Rate for Hedge Accounting Purposes." The amendments in this update permit use of the OIS rate based on SOFR as a U.S. benchmark interest rate for hedge accounting purposes under Topic 815 in addition to the interest rates on direct U.S. Treasury obligations, the LIBOR swap rate, the OIS rate based on the Fed Funds Effective Rate and the Securities Industry and Financial Markets Association (SIFMA) Municipal Swap Rate. ASU 2018-16 was effective for us on January 1, 2019 and did not have a significant impact on our financial statements.

        In March 2019, the FASB issued ASU 2019-01, "Leases—Codification Improvements (Topic 842)". ASU 2019-01 amends certain aspects of the Board's new leasing standard, ASU 2016-02 to address two lessor implementation issues and clarify when lessees and lessors are exempt from a certain interim disclosure requirement associated with adopting the new leases standard, Topic 842, Leases. ASU 2019-01 aligns the guidance for fair value of the underlying asset by lessors that are not manufacturers or dealers in Topic 842 with that of existing guidance. As a result, the fair value of the underlying asset at lease commencement is its cost, reflecting any volume or trade discounts that may apply. However, if there has been a significant lapse of time between when the underlying asset and is acquired and when the lease commences, the definition of fair value (in Topic 820, Fair Value Measurement) should be applied. The ASU also requires lessors within the scope of Topic 942, Financial Services—Depository and Lending, to present all "principal payments received under leases" within investing activities. Finally, the ASU exempts both lessees and lessors from having to provide certain interim disclosures in the fiscal year in which a company adopts the new leases standard. As ASU 2019-01 only revises disclosure requirements, it will not have a material impact on the Company's consolidated financial statements.

Annex F
Partners Financial Statements

VIRGINIA PARTNERS BANK

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditor's Report

To the Board of Directors and Shareholders
Virginia Partners Bank
Fredericksburg, Virginia

Report on the Financial Statements

        We have audited the accompanying consolidated financial statements of Virginia Partners Bank and subsidiaries (the Bank), which comprise the consolidated balance sheets as of December 31, 2018 and 2017, the related consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements).

Management's Responsibility for the Financial Statements

        Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

        Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Virginia Partners Bank and subsidiaries as of December 31, 2018 and 2017, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Richmond, Virginia
March 19, 2019

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2018 and 2017

	2018	2017
Assets
Cash and due from banks	$4,274,718	$4,519,670
Federal funds sold	1,475,000	1,077,000
Interest bearing deposits in other banks	2,000,000	2,000,000
Investment securities available for sale, at fair value	73,768,013	67,275,252
Restricted stock, at cost	3,387,386	2,642,300
Loans held for sale	2,949,999	—
Loans, net of allowance for loan losses of $4,010,192 and $3,604,467 for 2018 and 2017, respectively	318,342,628	287,214,964
Premises and equipment, net (including assets acquired under capital lease of $381,534 and $459,134 in 2018 and 2017)	3,808,223	4,022,676
Accrued interest receivable	1,013,507	902,339
Bank owned life insurance	7,606,796	7,386,992
Other assets	2,045,636	2,434,970

Total assets	$420,671,906	$379,476,163

Liabilities and Shareholders' Equity
Liabilities
Deposits:
Noninterest bearing	$56,675,694	$47,189,275
Savings, interest-bearing checking and money market accounts	117,613,191	113,475,402
Time deposits	156,274,931	152,412,736

Total deposits	$330,563,816	$313,077,413
Federal Home Loan Bank borrowings	43,000,000	28,500,000
Warehouse line of credit	307,231	—
Note payable	726,791	748,917
Liability under capital lease	722,995	745,311
Accrued expenses and other liabilities	1,076,240	597,906

Total liabilities	$376,397,073	$343,669,547

Commitments and Contingent Liabilities
Shareholders' Equity
Preferred stock, $1 par value, authorized 1,000,000 shares, none issued	$—	$—
Common stock, $5 par value, authorized 10,000,000 shares, 4,085,181 and 3,438,029 shares issued and outstanding in 2018 and 2017, respectively	20,425,905	17,190,145
Additional paid-in capital	19,216,143	16,571,384
Retained earnings	5,462,524	2,810,211
Noncontrolling interest in consolidated subsidiaries	603,170	—
Accumulated other comprehensive loss	(1,432,909)	(765,124)

Total shareholders' equity	$44,274,833	$35,806,616

Total liabilities and shareholders' equity	$420,671,906	$379,476,163

See Notes to Consolidated Financial Statements.

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Consolidated Statements of Income

For the Years Ended December 31, 2018 and 2017

	2018	2017
Interest and Dividend Income
Interest and fees on loans	$15,587,280	$12,878,654
Interest bearing deposits in banks	40,605	23,875
Available for sale investment securities	1,809,612	1,824,862
Dividends and interest on restricted stock	177,821	176,912
Interest on federal funds sold	29,756	25,820

Total interest and dividend income	$17,645,074	$14,930,123

Interest Expense
Interest on deposits	$3,242,396	$2,588,533
Interest on Federal Home Loan Bank borrowings	502,567	461,973
Interest on warehouse line of credit	54,013	—
Interest on federal funds purchased	12,523	4,715
Interest on liability under capital lease	83,131	84,131
Interest on note payable	26,598	27,380

Total interest expense	$3,921,228	$3,166,732

Net Interest Income	$13,723,846	$11,763,391
Provision for Loan Losses	408,600	383,345

Net interest income after provision for loan losses	$13,315,246	$11,380,046

Noninterest Income
Service charges on deposit accounts	$111,468	$106,199
(Loss) on sale of available for sale investment securities, net	—	(104,957)
Impairment (loss) on restricted stock	(20,614)	—
Gain on sale of other real estate owned, net	—	46,938
ATM and credit card fees	175,541	151,116
Mortgage banking income	1,165,883	61,186
Earnings on bank owned life insurance policies	219,805	196,117
Other noninterest income	115,212	81,239

Total noninterest income	$1,767,295	$537,838

Noninterest Expense
Salaries and employee benefits	$6,402,870	$5,108,507
Stock based compensation	23,358	10,399
Occupancy and equipment expense	1,001,123	935,124
Professional services	715,749	846,843
Data processing	1,239,549	1,288,797
Promotion and marketing	184,716	152,238
FDIC assessment	141,400	140,614
Franchise tax	308,106	314,205
Telephone and data lines	228,167	230,246
Merger expense	326,812	—
Other operating expense	1,293,398	998,475

Total noninterest expense	$11,865,248	$10,025,448

Income before income taxes	$3,217,293	$1,892,436
Income tax expense	598,810	1,226,128

Net income	$2,618,483	$666,308
Net loss attributable to noncontrolling interest	33,830	—

Net income attributable to Virginia Partners Bank	$2,652,313	$666,308

Earnings per Share, basic	$0.68	$0.19
Earnings per Share, diluted	$0.66	$0.18

See Notes to Consolidated Financial Statements.

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

For the Years Ended December 31, 2018 and 2017

	2018	2017
Net income	$2,618,483	$666,308

Unrealized (losses) gains arising during the period on investment securities available for sale	$(829,093)	$300,715
Tax effect	161,308	(102,241)

	$(667,785)	$198,474

Reclassification adjustment for loss on sale of available for sale investment securities(1)	$—	$104,957
Tax effect(2)	—	(35,685)

	$—	$69,272

Total other comprehensive (loss) income	$(667,785)	$267,746

Total comprehensive income	$1,950,698	$934,054

Comprehensive loss attributable to noncontrolling interest	$33,830	$—

Comprehensive income attributable to Virginia Partners Bank	$1,984,528	$934,054

(1)
These items are included in the line item "(Loss) on sale of available for sale investment securities, net" on the consolidated statements of income.

(2)
These items are included in the line item "Income tax expense" on the consolidated statements of income.

See Notes to Consolidated Financial Statements.

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Consolidated Statements of Changes in Shareholders' Equity

For the Years Ended December 31, 2018 and 2017

	Common Stock	Additional Paid-In Capital	Retained Earnings	Noncontrolling Interest	Accumulated Other Comprehensive Loss	Total
Balance at December 31, 2016	$17,104,145	$16,474,985	$2,028,691	$—	$(917,658)	$34,690,163
Net income	—	—	666,308	—	—	666,308
Other comprehensive income	—	—	—	—	267,746	267,746
Reclassification of stranded tax effects from change in tax rate	—	—	115,212	—	(115,212)	—
Exercise of stock options (17,200 shares)	86,000	86,000	—	—	—	172,000
Stock based compensation	—	10,399	—	—	—	10,399

Balance at December 31, 2017	$17,190,145	$16,571,384	$2,810,211	$—	$(765,124)	$35,806,616

Net income (loss)	—	—	2,652,313	(33,830)	—	2,618,483
Other comprehensive (loss)	—	—	—	—	(667,785)	(667,785)
Minority interest contributed capital	—	—	—	637,000	—	637,000
Exercise of stock options (168,000 shares)	840,000	840,000	—	—	—	1,680,000
Exercise of stock warrants, net of issuance cost (479,152 shares)	2,395,760	1,781,401	—	—	—	4,177,161
Stock based compensation	—	23,358	—	—	—	23,358

Balance at December 31, 2018	$20,425,905	$19,216,143	$5,462,524	$603,170	$(1,432,909)	$44,274,833

See Notes to Consolidated Financial Statements.

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2018 and 2017

	2018	2017
Cash Flows from Operating Activities
Net income	$2,652,313	$666,308
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization on premises and equipment	397,143	291,850
Provision for loan losses	408,600	383,345
Accretion on purchased loans	3,495	157,604
Net loss on sale of available for sale investment securities	—	104,957
Impairment loss on restricted stock	20,614	—
Increase in bank owned life insurance cash surrender value	(219,804)	(196,117)
(Gain) on sale of other real estate owned, net	—	(46,938)
(Gain) on sale of loans held for sale originated	(1,051,380)	—
Net increase in loans held for sale	(1,898,619)	—
Stock based compensation	23,358	10,399
Amortization and accretion on investment securities available for sale, net	436,292	555,960
Deferred income tax (benefit) expense	(128,301)	522,460
Changes in assets and liabilities:
Accrued interest receivable and other assets	567,773	(701,326)
Accrued expenses and other liabilities	478,334	(37,975)

Net cash provided by operating activities	1,689,818	1,710,527

Cash Flows from Investing Activities
Purchases of investment securities available for sale	(21,685,611)	(14,543,615)
Maturities, calls, paydowns and sales of investment securities available for sale	13,927,466	36,959,453
Net (increase) decrease in restricted stock	(765,700)	1,105,350
Net increase in loans	(31,539,759)	(34,003,981)
Purchases of premises and equipment, net	(182,690)	(139,309)
Purchase of bank owned life insurance	—	(2,000,000)
Proceeds from the sale of other real estate owned	—	224,937

Net cash (used in) investing activities	(40,246,294)	(12,397,165)

Cash Flows from Financing Activities
Net increase in demand, savings, interest-bearing checking and money market deposits	13,624,208	16,904,541
Net increase in time deposits	3,862,195	22,597,778
Proceeds (payments) from Federal Home Loan Bank borrowings	14,500,000	(33,500,000)
Proceeds from warehouse line of credit	307,231	—
Minority interest contributed capital	603,170	—
Proceeds from exercise of stock warrants, net of issuance costs	4,177,161	—
Proceeds from exercise of stock options	1,680,000	172,000
Payments on note payable	(22,126)	(21,346)
Net decrease in liability under capital lease	(22,316)	(21,313)

Net cash provided by financing activities	38,709,523	6,131,660

Net increase (decrease) in cash and cash equivalents	153,048	(4,554,978)
Cash and cash equivalents, beginning of year	5,596,670	10,151,648

Cash and cash equivalents, end of year	$5,749,718	$5,596,670

Supplemental Disclosures of Cash Flow Information
Cash payments for interest	$3,881,715	$3,161,052
Cash payments for income taxes	601,310	1,075,270
Supplemental Disclosures of Noncash Investing and Financing Activities
Unrealized (loss) gain on investment securities available for sale	$(829,092)	$405,673
Transfers to other real estate owned	—	177,999

See Notes to Consolidated Financial Statements.

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies

        Virginia Partners Bank (the "Bank") is a commercial bank which was organized under the laws of the Commonwealth of Virginia and commenced regular operations on July 8, 2008. The Bank is chartered by the Commonwealth of Virginia Bureau of Financial Institutions (the "Bureau") and its deposits are insured by the Federal Deposit Insurance Corporation (the "FDIC"). In addition, the Bank is subject to the regulations of the Federal Reserve Bank of Richmond (the "FRB"). The Bank is headquartered in Fredericksburg, Virginia, which is also the location of an operations center. The Bank has three branches in Fredericksburg, Virginia. In Maryland, the Bank trades under the name Maryland Partners Bank (a division of Virginia Partners Bank), and operates a full service branch and commercial banking office in La Plata, Maryland and a Loan Production Office in Annapolis, Maryland. The Bank engages in the general banking business and provides financial services to the communities in and around Fredericksburg, Virginia and La Plata, Maryland, and through a Loan Production Office in Annapolis, Maryland.

        The Bank has two wholly owned subsidiaries and one majority owned subsidiary. Bear Holdings, Inc. was established in 2011 for the purpose of holding properties acquired through foreclosure that are classified as other real estate owned. In 2012, 410 William Street, LLC was formed for the purpose of acquiring and holding an interest in the property at 410 William Street, which houses one of the Bank's four branches, including the executive offices. On January 1, 2018, the Bank acquired a 51% ownership interest in Johnson Mortgage Company, LLC ("JMC"), which is a residential mortgage company headquartered in Newport News, Virginia, with branch offices in Fredericksburg and Williamsburg, Virginia. JMC is engaged in the mortgage banking business in which JMC originates, closes, and immediately sells mortgage loans and related servicing rights to permanent investors in the secondary market. The financial position and operating results of these subsidiaries are included in the Bank's consolidated financial statements. For JMC, the Bank reflects the issued and outstanding interest not held by the Bank in its consolidated financial statements as noncontrolling interest.

        On December 13, 2018, the Bank entered into a definitive agreement (the "Agreement") pursuant to which the Bank will become a separate wholly owned subsidiary of Delmar Bancorp ("Delmar") through an exchange of shares, in an all stock transaction. The transaction, which is expected to close in the second quarter of 2019, is subject to regulatory approvals and the approval of the shareholders of the Bank, as well as customary closing conditions.

        On February 12, 2018, a private bank investor exercised 464,576 of the Bank's Series A Common Stock Purchase Warrant (the "Series A Warrant") and 14,576 of the Bank's Series B Common Stock Purchase Warrant (the "Series B Warrant") issued to him in connection with his $8.6 million investment in the Bank in 2016. A total of 479,152 Series A and B Warrants were exercised for shares of the Bank's common stock, with gross proceeds to the Bank of approximately $4.5 million. Per the terms of the Series A and B Warrants, the exercise price equaled 90% of the Bank's tangible common equity per share as of the most recent quarter-end preceding the date of exercise. The private bank investor still holds unexercised Series B Warrants for the purchase of an additional 450,000 shares of the Bank's common stock. See Note 13—Capital Transaction for further information.

        On June 15, 2017, the Bank's common stock began trading on the OTCQX Best Market. The Bank's common stock trades under the symbol "PTRS".

        On October 18, 2016, the Bank entered into a Securities Purchase Agreement (the "Purchase Agreement") that raised $7.8 million in equity, net of transaction costs of $766 thousand, through the

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

sale of 929,152 shares of the Bank's common stock to a private bank investor. See Note 13—Capital Transaction for further information.

Principles of Consolidation

        The accompanying consolidated financial statements include the accounts of the Bank and its subsidiaries, Bear Holdings, Inc., 410 William Street, LLC and JMC (net of noncontrolling interest). All significant intercompany balances and transactions have been eliminated in consolidation. The Bank and its subsidiaries are together referred to as "the Bank."

Significant Accounting Policies

        The following is a description of the significant accounting policies and practices followed by the Bank, which conform to accounting principles generally accepted in the United States of America ("U.S. GAAP") and prevailing practices within the banking industry.

Use of Estimates

        In preparing financial statements in conformity with U.S. GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant changes in the near term relate to the determination of the allowance for loan losses, the valuation of deferred tax assets, other than temporary impairment of investment securities and the valuation of other real estate owned.

Cash and Cash Equivalents

        For purposes of the statement of cash flows, cash and cash equivalents include cash on hand, due from banks, and federal funds sold. Generally, federal funds are sold and purchased for one-day periods. The Bank is required to maintain average balances on hand or with the FRB. At December 31, 2018 and 2017, the minimum requirement was $894 thousand and $502 thousand, respectively.

Investment Securities

        All of the Banks investment securities are classified as "available for sale" and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income (loss). Gains or losses are recognized in earnings on the trade date using the specific investment security sold. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the investment securities.

        Impairment of investment securities occurs when the fair value of an investment security is less than its amortized cost. For debt investment securities, impairment is considered other-than-temporary and recognized in its entirety in net income if either (i) the Bank intends to sell the investment security or (ii) it is more likely than not that the Bank will be required to sell the investment security before recovery of its amortized cost basis. If, however, the Bank does not intend to sell the investment security and it is not more than likely that the Bank will be required to sell the investment security

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

before recovery, management must determine what portion of the impairment is attributable to a credit loss, which occurs when the amortized cost of the investment security exceeds the present value of the cash flows expected to be collected from the investment security. If there is no credit loss, there is no other-than-temporary impairment. If there is a credit loss, other-than-temporary impairment exists, and the credit loss must be recognized in net income and the remaining portion of impairment must be recognized in other comprehensive income (loss).

Restricted Stock

        As a requirement for membership, the Bank invests in the stock of the Federal Home Loan Bank of Atlanta ("FHLB") and the FRB. The Bank also holds stock in (i) Community Bankers Bank ("CBB"), a Virginia-based bankers bank serving member institutions in Virginia, West Virginia, North Carolina, South Carolina, Maryland and the District of Columbia and (ii) Maryland Financial Bank ("MFB"), a Maryland-based bankers bank, which is currently going through an orderly liquidation. These investments are carried at cost.

Loans

        The Bank grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by commercial loans throughout the Fredericksburg, Virginia area. The ability of the Bank's debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

        Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their recorded investment, which represents their outstanding unpaid principal balances adjusted for unearned income, the allowance for loan losses, and any unamortized deferred fees and costs. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, as well as premiums and discounts, are deferred and amortized as a level yield adjustment over the respective term of the loan.

        The accrual of interest on all loans is discontinued at the time the loan becomes 90 days past due unless the credit is well-secured and in process of collection. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

        All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Loans Held For Sale

        These loans consist of loans made through the Bank's majority owned subsidiary JMC.

        JMC is engaged in the mortgage brokerage business in which JMC originates, closes, and immediately sells mortgage loans and related servicing rights to permanent investors in the secondary market. JMC has written commitments from several permanent investors (large financial institutions) and only closes loans that meet the lending requirements of the permanent investors. Loans are made

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

in connection with the purchase or refinancing of existing and new one-to-four family residences primarily in southeastern and northern Virginia. Loans are initially funded primarily by JMC's warehouse lines of credit. With the concurrent sale and delivery of mortgage loans to the permanent investors, JMC records receivables for mortgage loans sold and recognizes the related gains and losses on such sales. The receivables for mortgage loans sold are usually satisfied within 30 days of sale, whereupon the related borrowings on the warehouse lines of credit are repaid. Because of the short holding period, these loans are carried at the lower of cost or market and no market adjustments were deemed necessary in 2018. JMC's agreements with its permanent investors include provisions that could require JMC to repurchase loans under certain circumstances, and also provide for the assessment of fees if loans go into default or are refinanced within specified periods of time. JMC has never been required to repurchase a loan and no allowance has been made as of December 31, 2018 for possible repurchases. Fees for early defaults and refinancing amounted to approximately $10 thousand in 2018. No provision for early default or refinancing costs is deemed necessary at December 31, 2018.

        JMC enters into commitments with its customers to originate loans where the interest rate on the loan is determined (locked) prior to funding. While this subjects JMC to the risk interest rates may change from the commitment date to the funding date, JMC simultaneously enters into financial agreements (best efforts forward sales commitments) with its permanent investors giving JMC the right to deliver (put) loans to the investors at specified yields, thus enabling JMC to manage its exposure to changes in interest rates such that JMC is not subject to fluctuations in fair values of these agreements due to changes in interest rates. However, a default by a permanent investor required to purchase loans under such an agreement would expose JMC to potential fluctuations in selling prices of loans due to changes in interest rates. The fair value of rate lock commitments and forward sales commitments was considered immaterial at December 31, 2018. Gains and losses on the sale of mortgages as well as origination fees, brokerage fees, interest rate lock-in fees and other fees paid by mortgagors are included in "Mortgage banking income" on the Bank's consolidated income statement.

Purchased Credit Impaired Loans

        On April 21, 2015, the Bank purchased loans totaling $12.2 million at a fair value discount of $554 thousand. The estimated fair value of the performing portfolio was $9.0 million. The excess of expected cash flows above the fair value of the performing portion of loans will be accreted to interest income over the remaining lives of the loans in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 310-20.

        Certain loans, those for which specific credit-related deterioration since origination was identified, are recorded at fair value, reflecting the present value of the amounts expected to be collected. Income recognition on these loans is based on reasonable expectations about the timing and amount of cash flows to be collected. All of these loans are in the commercial segment of the Bank's loan portfolio.

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

        The following table details the acquired loans that are accounted for in accordance with FASB ASC 310-30 as of April 21, 2015:

2015
Contractually required payments receivable of loans purchased	$3,065,796
Contractual cash flows not expected to be collected (nonaccretable difference)	(301,804)

Cash flows expected to be collected at time of purchase	2,763,992
Interest component of expected cash flows (accretable yield)	(53,735)

Fair value of acquired loans at time of purchase accounted for under FASB ASC 310-30	$2,710,257

        Because there is no initial credit valuation allowance recorded, the Bank will establish a post-acquisition allowance for loan losses which subsequently arise on the acquired loans. The Bank did not increase the allowance for loan losses during the years ended December 31, 2018 or 2017 for the purchased loans above.

Allowance for Loan Losses

        The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance for loan losses when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance for loan losses.

        The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

        During these evaluations, particular characteristics associated with a segment of the loan portfolio are also considered. These characteristics are detailed below:

  •
  Commercial loans not secured by real estate carry risks associated with the successful operation of a business, and the repayments of these loans depend on the profitability and cash flows of the business. Additional risk relates to the value of collateral where depreciation occurs and the valuation is less precise.

  •
  Nonresidential real estate loans are loans secured by commercial real estate and carry risks associated with the success of the business and the ability to generate a positive cash flow sufficient to service debts. Real estate security diminishes risks only to the extent that a market exists for the subject collateral.

  •
  Consumer loans carry risks associated with the continued credit-worthiness of the borrower and the value of the collateral, such as automobiles, which may depreciate more rapidly than other assets. In addition, these loans may be unsecured. Consumer loans are more likely than real

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

    estate loans to be immediately affected in an adverse manner by job loss, divorce, illness or personal bankruptcy.

  •
  Real estate secured construction loans, including land development loans, carry risks that a project will not be completed as scheduled and budgeted and that the value of the collateral may, at any point, be less than the principal amount of the loan. Additional risks may occur if the general contractor, who may not be a loan customer, is unable to finish the project as planned due to financial pressures unrelated to the project.

  •
  Residential real estate and home equity loans carry risks associated with the continued credit-worthiness of the borrower and changes in the value of the collateral.

        The allowance for loan losses consists of allocated and general components. The allocated component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established when the collateral value or observable market price of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical charge-off experience and expected loss given default derived from the Bank's internal risk rating process. Other adjustments may be made to the allowance for loan losses for pools of loans after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or internal risk rating data. These qualitative factors include such items as regional and national economic conditions, interest rates and unemployment rates, management's ongoing review and grading of the loan portfolio, the risk characteristics of the various classifications of loans, changes in the size and character of the loan portfolio, changes in lending personnel, changes in underwriting policies, concentrations of loans to specific borrowers or industries, and other qualitative and quantitative factors which could affect potential credit losses.

        A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

        Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

        The Bank uses a risk grading system for real estate (including construction, residential, non-residential and home equity loans), commercial, and consumer loans. Loans are graded on a scale from 1 to 9. Non-impaired real estate and commercial loans are assigned an allowance factor which increases with the severity of risk grading. A general description of the characteristics of the risk grades is as follows:

Pass Grades

  •
  Risk Grade 1 loans have little or no risk and are generally secured by cash or cash equivalents;

  •
  Risk Grade 2 loans have minimal risk to well qualified borrowers and no significant questions as to safety;

  •
  Risk Grade 3 loans are satisfactory loans with strong borrowers and secondary sources of repayment;

  •
  Risk Grade 4 loans are satisfactory loans with borrowers not as strong as Risk Grade 3 loans but may exhibit a higher degree of financial risk based on the type of business supporting the loan; and

  •
  Risk Grade 5 loans are loans that warrant more than the normal level of supervision and have the possibility of an event occurring that may weaken the borrower's ability to repay.

Special Mention

  •
  Risk Grade 6 loans have increasing potential weaknesses beyond those at which the loan originally was granted and if not addressed could lead to inadequately protecting the Bank's credit position.

Classified Grades

  •
  Risk Grade 7 loans are substandard loans and are inadequately protected by the current sound worth or paying capacity of the obligor or the collateral pledged. These have well defined weaknesses that jeopardize the liquidation of the debt with the distinct possibility the Bank will sustain some loss if the deficiencies are not corrected;

  •
  Risk Grade 8 loans are doubtful of collection and the possibility of loss is high but pending specific borrower plans for recovery, its classification as a loss is deferred until its more exact status is determined; and

  •
  Risk Grade 9 loans are loss loans which are considered uncollectable and of such little value that their continuance as a bank asset is not warranted.

Troubled Debt Restructurings

        In situations where, for economic or legal reasons related to a borrower's financial condition, management may grant a concession to the borrower that it would not otherwise consider, the related loan is classified as a troubled debt restructuring ("TDR"). Management strives to identify borrowers in financial difficulty early and works with them to modify their loan to more affordable terms before their loan reaches nonaccrual status. These modified terms may include interest rate reductions,

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

principal forgiveness, payment forbearance and other actions intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. In cases where borrowers are granted new terms that provide for a reduction of either interest or principal, management measures any impairment on the restructuring as noted above for impaired loans.

Transfers of Financial Assets

        Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank—put presumptively beyond reach of the transferor and its creditors, even in bankruptcy or other receivership, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

Premises and Equipment

        Furniture, equipment and leasehold improvements are carried at cost less accumulated depreciation and amortization computed on the straight-line method over the estimated useful lives of the assets or the expected terms of the leases, if shorter. Land is carried at cost.

        Depreciation expense on assets acquired under capital leases is included with depreciation expense on owned assets.

Bank Owned Life Insurance

        The Bank has purchased life insurance policies on certain key executives. Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other changes or other amounts due that are probable at settlement.

Income Taxes

        Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences, operating loss carryforwards, and tax credit carryforwards. Deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

        When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

not offset or aggregated with other positions. Tax positions that meet the more likely than not recognition threshold are measured as the largest amount of tax benefit that is more than fifty percent (50%) likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination. The Bank did not recognize any uncertain tax positions at December 31, 2018 and 2017.

        Interest and penalties associated with unrecognized tax benefits, if any, are classified as additional income taxes in the statement of income.

        The Bank's results for the years ended December 31, 2018 and 2017 include the effect of the Tax Cuts and Jobs Act (the "Tax Act"), which was signed into law on December 22, 2017. Among other things, the Tax Act permanently lowered the federal corporate income tax rate to 21% from the maximum rate prior to the passage of the Tax Act of 35%, effective January 1, 2018. As a result of the federal corporate income tax rate, U.S. GAAP required companies to re-measure their deferred tax assets and deferred tax liabilities, including those accounted for in accumulated other comprehensive income (loss), as of the date of the Tax Act's enactment and record the corresponding effects in income tax expense in the fourth quarter of 2017. As a result of the permanent reduction in the corporate income tax rate, the Bank recognized a reduction in the value of its net deferred tax asset and recorded a corresponding incremental increase of $708 thousand of income tax expense in the Bank's consolidated statement of income for the year ended December 31, 2017. The Bank's evaluation of the effect of the Tax Act is considered a preliminary estimate and is subject to refinement for up to one year. No material adjustments were recorded during the year ended December 31, 2018.

Other Real Estate Owned

        Other real estate owned consists of properties acquired through foreclosure. Physical possession of residential real estate property collateralizing a consumer mortgage loan occurs when legal title is obtained upon completion of foreclosure or when the borrower conveys all interest in the property to satisfy the loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. These properties are initially recorded and carried at fair value less estimated costs to sell, establishing a new cost basis. Losses from the acquisition of property in full or partial satisfaction of loans are charged against the allowance for loan losses. Subsequent write-downs, if any, are charged to expense. Operating costs after acquisition are expensed. Gains and losses on the sales of foreclosed properties are included in determining net income in the year of sale. At December 31, 2018 and 2017, the Bank did not have any other real estate owned. At December 31, 2018 and 2017, there were no residential real estate mortgages in the process of foreclosure.

Advertising Costs

        Advertising costs are expensed as incurred. Advertising costs totaled $145 thousand and $132 thousand for the years ended December 31, 2018 and 2017, respectively.

Comprehensive Income

        U.S. GAAP generally requires that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

investment securities available for sale, are reported as a separate component of the shareholders' equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Fair Value of Financial Instruments

        Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 14—Fair Value Measurements. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates. The fair value estimates of existing on and off-balance sheet financial instruments do not include the value of anticipated future business or the values of assets and liabilities not considered financial instruments.

Earnings Per Share

        Basic earnings per common share represent income available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per common share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Bank are related solely to outstanding stock options and stock warrants, and are determined using the treasury stock method.

Stock Compensation Plan

        At December 31, 2018 and 2017, the Bank had a stock compensation plan. The Bank accounts for this plan under the recognition and measurement principles of accounting guidance which requires the cost of employee services received in exchange for an award of equity instruments be recognized in the financial statements over the period the employee is required to perform services (usually the vesting period).

Reclassifications

        Some items in the prior year financial statements were reclassified to conform to the current presentation. Reclassifications had no effect on prior year net income or shareholders' equity.

Adoption of New Accounting Standards

        In February 2016, the FASB issued Accounting Standards Update ("ASU") No. 2016-02, "Leases (Topic 842)." Among other things, in the amendments in ASU 2016-02, lessees will be required to recognize the following for all leases (with the exception of short-term leases) at the commencement date: (1) A lease liability, which is a lessee's obligation to make lease payments arising from a lease, measured on a discounted basis; and (2) A right-of-use asset, which is an asset that represents the lessee's right to use, or control the use of, a specified asset for the lease term. Under the new guidance, lessor accounting is largely unchanged. Certain targeted improvements were made to align, where necessary, lessor accounting with the lessee accounting model and Topic 606, Revenue from Contracts with Customers. The amendments in this ASU are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

upon issuance. Lessees (for capital and operating leases) and lessors (for sales-type, direct financing, and operating leases) must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. Lessees and lessors may not apply a full retrospective transition approach. The FASB made subsequent amendments to Topic 842 in July 2018 through ASU 2018-10 ("Codification Improvements to Topic 842, Leases.") and ASU 2018-11 ("Leases (Topic 842): Targeted Improvements.") Among these amendments is the provision in ASU 2018-11 that provides entities with an additional (and optional) transition method to adopt the new leases standard. Under this new transition method, an entity initially applies the new leases standard at the adoption date and recognizes a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. Consequently, an entity's reporting for the comparative periods presented in the financial statements in which it adopts the new leases standard will continue to be in accordance with current U.S. GAAP (Topic 840, Leases). The effect of adopting this standard on January 1, 2019 was an approximate $3.8 million increase in assets and liabilities on the Bank's consolidated balance sheet.

        In June 2016, the FASB issued ASU No. 2016-13, "Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments." The amendments in this ASU, among other things, require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Financial institutions and other organizations will now use forward-looking information to better inform their credit loss estimates. Many of the loss estimation techniques applied today will still be permitted, although the inputs to those techniques will change to reflect the full amount of expected credit losses. In addition, the ASU amends the accounting for credit losses on available for sale debt investment securities and purchased financial assets with credit deterioration. For public companies that are not Securities and Exchange Commission ("SEC") filers, the amendments in this ASU are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. The Bank is currently assessing the impact that ASU 2016-13 will have on its consolidated financial statements. The Bank is currently working with a third party vendor that uses the discounted cash flow method and will provide vintage analysis disclosures for financial reporting. The Bank provides a database of proprietary historic portfolio data to assist the third party vendor. The Bank also participates in several professional roundtable groups to share and collect information on best practices.

        In January 2017, the FASB issued ASU No. 2017-04, "Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment". The amendments in this ASU simplify how an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test. Step 2 measures a goodwill impairment loss by comparing the implied fair value of a reporting unit's goodwill with the carrying amount of that goodwill. Instead, under the amendments in this ASU, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity still has the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. Public business entities that are not SEC filers should adopt the amendments in this ASU for annual or interim goodwill impairment tests in fiscal years beginning after December 15, 2020. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Bank does not expect the adoption of ASU 2017-04 to have a material impact on its consolidated financial statements.

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

        In March 2017, the FASB issued ASU 2017-08, "Receivables—Nonrefundable Fees and Other Costs (Subtopic 310-20), Premium Amortization on Purchased Callable Debt Securities." The amendments in this ASU shorten the amortization period for certain callable debt securities purchased at a premium. Upon adoption of the standard, premiums on these qualifying callable debt securities will be amortized to the earliest call date. Discounts on purchased debt securities will continue to be accreted to maturity. The amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. Upon transition, entities should apply the guidance on a modified retrospective basis, with a cumulative-effect adjustment to retained earnings as of the beginning of the period of adoption and provide the disclosures required for a change in accounting principle. The Bank is currently assessing the impact that ASU 2017-08 will have on its consolidated financial statements.

        In June 2018, the FASB issued ASU 2018-07, "Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting." The amendments expand the scope of Topic 718 to include share-based payments issued to non-employees for goods or services, which were previously excluded. The amendments will align the accounting for share-based payments to nonemployees and employees more similarly. The amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted. The Bank does not expect the adoption of ASU 2018-07 to have a material impact on its consolidated financial statements.

        In August 2018, the FASB issued ASU 2018-13, "Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement." The amendments modify the disclosure requirements in Topic 820 to add disclosures regarding changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements and the narrative description of measurement uncertainty. Certain disclosure requirements in Topic 820 are also removed or modified. The amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Certain of the amendments are to be applied prospectively while others are to be applied retrospectively. Early adoption is permitted. The Bank does not expect the adoption of ASU 2018-13 to have a material impact on its consolidated financial statements.

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 2. Investment Securities

        Amortized cost and fair values of investment securities available for sale as of December 31, 2018 and 2017, are as follows:

	2018
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
Securities of U.S. government and Federal agencies	$3,000,000	$—	$(101,326)	$2,898,674
Subordinated debt investments	2,003,348	27,928	—	2,031,276
Mortgage-backed securities	62,350,110	—	(1,494,365)	60,855,745
Municipals	8,228,363	—	(246,045)	7,982,318

	$75,581,821	$27,928	$(1,841,736)	$73,768,013

	2017
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
Securities of U.S. government and Federal agencies	$3,000,000	$—	$(74,130)	$2,925,870
Subordinated debt investments	2,004,689	66,250	(2,664)	2,068,275
Mortgage-backed securities	54,948,297	—	(776,122)	54,172,175
Municipals	8,306,982	—	(198,050)	8,108,932

	$68,259,968	$66,250	$(1,050,966)	$67,275,252

        The amortized cost and fair value of investment securities available for sale as of December 31, 2018 by contractual maturity are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations without penalties.

	2018
	Amortized Cost	Fair Value
One to three years	$2,000,000	$1,946,830
Three to five years	—	—
Five to ten years	33,554,107	32,890,889
Greater than ten years	40,027,714	38,930,294

	$75,581,821	$73,768,013

        For the years ended December 31, 2018 and 2017, proceeds from sales of investment securities available for sale were $0 and $26.6 million, respectively. For the years ended December 31, 2018 and 2017, gross realized gains were $0 and $69 thousand, respectively, on the sale of investment securities available for sale. For the years ended December 31, 2018 and 2017, gross realized losses were $0 and $174 thousand, respectively, on the sale of investment securities available for sale.

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 2. Investment Securities (Continued)

        At December 31, 2018 and 2017, investment securities available for sale in an unrealized loss position that are temporarily impaired are as follows:

	2018
	Less than 12 months		12 Months or More		Total
	Fair Value	Gross Unrealized (Losses)	Fair Value	Gross Unrealized (Losses)	Fair Value	Gross Unrealized (Losses)
Securities of U.S. government and Federal agencies	$—	$—	$2,898,674	$(101,326)	$2,898,674	$(101,326)
Mortgage-backed securities	17,181,254	(149,788)	43,674,491	(1,344,577)	60,855,745	(1,494,365)
Municipals	—	—	7,982,318	(246,045)	7,982,318	(246,045)

	$17,181,254	$(149,788)	$54,555,483	$(1,691,948)	$71,736,736	$(1,841,736)

	2017
	Less than 12 months		12 Months or More		Total
	Fair Value	Gross Unrealized (Losses)	Fair Value	Gross Unrealized (Losses)	Fair Value	Gross Unrealized (Losses)
Securities of U.S. government and Federal agencies	$—	$—	$2,925,870	$(74,130)	$2,925,870	$(74,130)
Subordinated debt securities	502,025	(2,664)	—	—	502,025	(2,664)
Mortgage-backed securities	41,228,354	(445,790)	12,943,821	(330,332)	54,172,175	(776,122)
Municipals	776,781	(8,241)	7,332,151	(189,809)	8,108,932	(198,050)

	$42,507,160	$(456,695)	$23,201,842	$(594,271)	$65,709,002	$(1,050,966)

        The tables above provide summaries of investment securities available for sale which were in an unrealized loss position deemed not to be other-than-temporarily impaired at December 31, 2018 and 2017. The Bank had 45 investment securities available for sale with a fair value of $71.7 million that were temporarily impaired at December 31, 2018. The total unrealized loss on these investment securities available for sale was $1.8 million. Of the temporarily impaired total, 41 investment securities available for sale with a fair value of $54.6 million had an unrealized loss of $1.7 million that have been in a continuous loss position for twelve months or more. The Bank has determined that these investment securities available for sale are temporarily impaired at December 31, 2018 for the reasons set out below.

        U.S. government and Federal agencies.    The unrealized losses of $101 thousand on U.S. government and Federal agency investment securities stemmed from 2 investment securities with a fair value of $2.9 million. The unrealized losses were caused by interest rate and market fluctuations. The contractual term of the instrument does not permit the issuer to settle the security at a price less than the cost basis of the investment. The Bank is monitoring bond market trends to develop strategies to address unrealized losses. Because the Bank does not intend to sell the investment securities and it is not likely that the Bank will be required to sell the investment securities before recovery of their amortized cost basis, which may be at maturity, the Bank does not consider the investment securities to be other-than-temporarily impaired.

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 2. Investment Securities (Continued)

        U.S. Government Issued Mortgage-Backed Securities.    The unrealized losses of $1.3 million on U.S. Government issued mortgage-backed securities stemmed from 22 investment securities with a fair value of $43.7 million. The unrealized losses were caused by interest rate and market fluctuations. The contractual term of the instrument does not permit the issuer to settle the security at a price less than the cost basis of the investment. The Bank is monitoring bond market trends to develop strategies to address unrealized losses. Because the Bank does not intend to sell the investment securities and it is not likely that the Bank will be required to sell the investment securities before recovery of their amortized cost basis, which may be at maturity, the Bank does not consider the investment securities to be other-than-temporarily impaired.

        State and political subdivisions.    This category exhibits unrealized losses of $246 thousand on 17 investment securities with a fair value of $8.0 million. The Bank reviewed financial statements and cash flows for the each of the investment securities in a continuous loss position for more than 12 months. The Bank's analysis determined that the unrealized losses are primarily the result of interest rate and market fluctuations and not associated with impaired financial status. The contractual terms of the investments do not permit the issuer to settle the securities at a price less than the cost basis of each investment. Because the Bank does not intend to sell any of the investment securities and it is not likely that the Bank will be required to sell any of the investment securities before recovery of their amortized cost basis, which may be at maturity, the Bank does not consider the investment securities to be other-than-temporarily impaired.

        As of December 31, 2017, there were 26 investment securities available for sale with a fair value of $23.2 million and an unrealized loss of $594 thousand that have been in a continuous loss position for twelve months or more.

        An impairment is considered "other-than-temporary" if any of the following conditions are met: the Bank intends to sell the investment security, it is more likely than not that the Bank will be required to sell the investment security before recovery of its amortized cost basis, or the Bank does not expect to recover the investment securities entire amortized cost (even if the Bank does not intend to sell). Based on the Bank's evaluation, management does not believe any unrealized loss at December 31, 2018, represents an other-than-temporary impairment as these unrealized losses are primarily attributable to current financial market conditions for these types of investments, particularly changes in interest rates, and are not attributable to credit deterioration. The Bank does not intend to sell any investment security before recovery of its amortized cost basis, and the Bank expects to recover its investment securities' entire amortized cost basis. None of the investment securities in the Bank's investment securities portfolio are considered other-than-temporarily impaired at December 31, 2018 or 2017.

        The Bank pledges investment securities available for sale to secure public deposits and to collateralize its borrowing capacity with the FRB. Investment securities available for sale with an aggregate fair value of $4.5 million and $5.0 million were pledged at December 31, 2018 and 2017, respectively.

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 3. Loans and Allowance for Loan Losses

        A summary of the balances of loans follows:

	2018	2017
Real Estate Mortgage:
Construction and land development	$19,338,098	$25,416,681
Residential real estate	84,348,516	78,851,632
Nonresidential	156,717,990	131,352,855
Home equity loans	23,721,405	22,435,227
Commercial	35,044,446	31,158,794
Consumer	3,182,365	1,604,242

Loans, gross	$322,352,820	$290,819,431
Less: Allowance for loan losses	4,010,192	3,604,467

Loans, net	$318,342,628	$287,214,964

        Overdrafts totaling $8 thousand and $9 thousand at December 31, 2018 and 2017 were reclassified from deposits to loans. Net deferred loan fees included above totaled $788 thousand and $635 thousand at December 31, 2018 and 2017, respectively.

        Loans held for sale consists of loans originated by JMC for sale in the secondary market. Loans held for sale as of December 31, 2018 and 2017 were $2.9 million and $0, respectively.

Purchased Loans

        The following table presents the outstanding balance and carrying amount as of December 31, 2018 and 2017 of loans purchased during 2015. The purchased loans below are included in the summary of the balances of loans above.

	2018	2017
Outstanding principal balance of purchased loans	$4,242,709	$5,186,535

Carrying amount of purchased loans	$4,068,399	$4,989,804

        Included in the loans purchased during 2015 were certain loans, for which there was, at acquisition, evidence of deterioration of credit quality since origination and it was probable, at acquisition, that all contractually required payments would not be collected. The outstanding balance and carrying amount of these loans as of December 31, 2018 and 2017 is as follows:

	2018	2017
Outstanding principal balance of purchased credit impaired loans	$1,601,280	$1,951,846

Carrying amount	$1,436,482	$1,789,048

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 3. Loans and Allowance for Loan Losses (Continued)

        The following table presents changes in the accretable yield on purchased credit impaired loans, for which the Bank applies ASC 310-30, for the years ended December 31, 2018 and 2017:

	2018	2017
Balance at January 1,	$15,162	$23,984
Reclassification from nonaccretable difference	—	148,782
Accretion	(3,495)	(157,604)

Balance at December 31,	$11,667	$15,162

        The Bank did not increase the allowance for loan losses during the years ended December 31, 2018 or 2017 for the purchased credit impaired loans above. No allowance for loan losses were reversed related to purchased loans during the years ended December 31, 2018 or 2017.

        Information on impaired loans, excluding purchased credit impaired loans, at December 31, 2018 is included in the following table:

	2018
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Impaired Balance	Interest Income Recognized
With No Related Allowance
Real Estate Mortgage:
Home equity loans	$51,241	$51,241	$—	$51,715	$—

Total with no related allowance	$51,241	$51,241	$—	$51,715	$—

With A Related Allowance
Real Estate Mortgage:
Home equity loans	$—	$—	$—	$—	$—

Total with a related allowance	$—	$—	$—	$—	$—

Total impaired loans	$51,241	$51,241	$—	$51,715	$—

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 3. Loans and Allowance for Loan Losses (Continued)

        Information on impaired loans, excluding purchased credit impaired loans, at December 31, 2017 is included in the following table:

	2017
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Impaired Balance	Interest Income Recognized
With No Related Allowance
Real Estate Mortgage:
Home equity loans	$54,026	$54,026	$—	$57,726	$—

Total with no related allowance	$54,026	$54,026	$—	$57,726	$—

With A Related Allowance
Real Estate Mortgage:
Home equity loans	$—	$—	$—	$—	$—

Total with a related allowance	$—	$—	$—	$—	$—

Total impaired loans	$54,026	$54,026	$—	$57,726	$—

        Information on past due and nonaccrual status loans at December 31, 2018 is included in the following table:

December 31, 2018	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater Than 89 Days Past Due	Total Past Due	Current	Total Loans	Nonaccrual Loans	Over 90 Days & Accruing
Real Estate Mortgage:
Construction and land development	$—	$—	$—	$—	$19,338,098	$19,338,098	$—	$—
Residential real estate	267,026	—	—	267,026	84,081,490	84,348,516	—	—
Nonresidential	429,936	—	—	429,936	156,288,054	156,717,990	—	—
Home equity loans	—	—	—	—	23,721,405	23,721,405	51,241	—
Commercial	—	—	—	—	35,044,446	35,044,446	—	—
Consumer	—	—	—	—	3,182,365	3,182,365	—	—

Total	$696,962	$—	$—	$696,962	$321,655,858	$322,352,820	$51,241	$—

        Information on past due and nonaccrual status loans at December 31, 2017 is included in the following table:

December 31, 2017	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater Than 89 Days Past Due	Total Past Due	Current	Total Loans	Nonaccrual Loans	Over 90 Days & Accruing
Real Estate Mortgage:
Construction and land development	$—	$—	$—	$—	$25,416,681	$25,416,681	$—	$—
Residential real estate	—	—	—	—	78,851,632	78,851,632	—	—
Nonresidential	—	—	—	—	131,352,855	131,352,855	—	—
Home equity loans	—	—	—	—	22,435,227	22,435,227	54,026	—
Commercial	37,540	—	—	37,540	31,121,254	31,158,794	—	—
Consumer	—	—	—	—	1,604,242	1,604,242	—	—

Total	$37,540	$—	$—	$37,540	$290,781,890	$290,819,431	$54,026	$—

        If interest on nonaccrual loans had been accrued, such income would have approximated $12 thousand and $4 thousand for the years ended December 31, 2018 and 2017, respectively.

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 3. Loans and Allowance for Loan Losses (Continued)

        The Bank had no TDRs as of December 31, 2018 or 2017. No loans identified as TDRs subsequently defaulted in the years ending December 31, 2018 or 2017.

        When a loan is identified as a TDR, it is evaluated for potential loss based on the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price, or the estimated fair value of the collateral, less selling costs if the loan is collateral dependent. Loans identified as TDRs frequently are on nonaccrual status at the time of restructuring.

        The following is a summary of information pertaining to loans by internal risk grade as of December 31, 2018 and 2017:

	December 31, 2018
	Real Estate Mortgage
Internal Risk Rating Grades	Construction	Residential	Nonresidential	Home Equity	Commercial	Consumer	Total
Pass	$19,338,098	$83,715,750	$154,416,715	$23,670,164	$33,515,044	$3,182,365	$317,838,136
Special Mention	—	632,766	2,301,275	—	1,529,402	—	4,463,443
Substandard	—	—	—	51,241	—	—	51,241
Doubtful	—	—	—	—	—	—	—

Total Loans	$19,338,098	$84,348,516	$156,717,990	$23,721,405	$35,044,446	$3,182,365	$322,352,820

	December 31, 2017
	Real Estate Mortgage
Internal Risk Rating Grades	Construction	Residential	Nonresidential	Home Equity	Commercial	Consumer	Total
Pass	$25,416,681	$78,276,614	$130,609,424	$22,381,201	$29,817,894	$1,604,242	$288,106,056
Special Mention	—	575,018	743,431	—	1,340,900	—	2,659,349
Substandard	—	—	—	54,026	—	—	54,026
Doubtful	—	—	—	—	—	—	—

Total Loans	$25,416,681	$78,851,632	$131,352,855	$22,435,227	$31,158,794	$1,604,242	$290,819,431

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 3. Loans and Allowance for Loan Losses (Continued)

        The following table presents a rollforward of the Bank's allowance for loan losses for the year ended December 31, 2018:

	Real Estate Mortgage
	Construction	Residential	Nonresidential	Home Equity	Commercial	Consumer	Total
Allowance for Loan Losses:
Balance as of January 1, 2018	$288,149	$1,008,374	$1,640,518	$281,215	$368,417	$17,794	$3,604,467
Charge-offs	—	—	—	—	—	(3,542)	(3,542)
Recoveries	—	—	—	—	—	667	667
Provision for Loan Losses	(85,304)	132,601	231,624	38,541	68,551	22,587	408,600

Ending Balance	$202,845	$1,140,975	$1,872,142	$319,756	$436,968	$37,506	$4,010,192

Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	202,845	1,140,975	1,872,142	319,756	436,968	37,506	4,010,192
Purchased credit impaired loans	—	—	—	—	—	—	—

Total ending balance	$202,845	$1,140,975	$1,872,142	$319,756	$436,968	$37,506	$4,010,192

Loans:
Ending balance:
Individually evaluated for impairment	$—	$—	$—	$51,241	$—	$—	$51,241
Collectively evaluated for impairment	19,338,098	84,348,516	156,717,990	23,670,164	33,607,964	3,182,365	320,865,097
Purchased credit impaired loans	—	—	—	—	1,436,482	—	1,436,482

Total	$19,338,098	$84,348,516	$156,717,990	$23,721,405	$35,044,446	$3,182,365	$322,352,820

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 3. Loans and Allowance for Loan Losses (Continued)

        The following table presents a rollforward of the Bank's allowance for loan losses for the year ended December 31, 2017:

	Real Estate Mortgage
	Construction	Residential	Nonresidential	Home Equity	Commercial	Consumer	Total
Allowance for Loan Losses:
Balance as of January 1, 2017	$200,534	$911,292	$1,524,372	$258,335	$268,873	$24,714	$3,188,120
Charge-offs	—	—	—	—	—	(24,164)	(24,164)
Recoveries	—	—	—	—	54,964	2,202	57,166
Provision for Loan Losses	87,615	97,082	116,146	22,880	44,580	15,042	383,345

Ending Balance	$288,149	$1,008,374	$1,640,518	$281,215	$368,417	$17,794	$3,604,467

Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	288,149	1,008,374	1,640,518	281,215	368,417	17,794	3,604,467
Purchased credit impaired loans	—	—	—	—	—	—	—

Total ending balance	$288,149	$1,008,374	$1,640,518	$281,215	$368,417	$17,794	$3,604,467

Loans:
Ending balance:
Individually evaluated for impairment	$—	$—	$—	$54,026	$—	$—	$54,026
Collectively evaluated for impairment	25,416,681	78,851,632	131,352,855	22,381,201	29,369,746	1,604,242	288,976,357
Purchased credit impaired loans	—	—	—	—	1,789,048	—	1,789,048

Total	$25,416,681	$78,851,632	$131,352,855	$22,435,227	$31,158,794	$1,604,242	$290,819,431

Note 4. Premises and Equipment

        A summary of the cost and accumulated depreciation of premises and equipment follows:

	2018	2017
Land	$422,093	$422,093
Building	2,348,239	2,348,239
Furniture, fixtures and equipment	1,723,158	1,565,835
Leasehold improvements	642,424	628,098
Property held under capital lease (Note 9)	970,000	970,000
Construction in progress	11,041	—

	$6,116,955	$5,934,265
Less accumulated depreciation	(2,308,732)	(1,911,589)

	$3,808,223	$4,022,676

        For the years ended December 31, 2018 and 2017, depreciation expense was $397 thousand and $292 thousand, respectively.

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 4. Premises and Equipment (Continued)

        See Note 8—Purchase of Interest in Property and Note Payable for further information.

Note 5. Related Party Transactions

        Executive officers, directors and their affiliates had credit outstanding of $10.0 million and $9.6 million at December 31, 2018 and 2017, respectively, with the Bank. During the year ended December 31, 2018, total principal additions and new loans were $3.3 million and total principal repayments were $3.0 million. Unfunded commitments totaled $1.8 million and $2.3 million as of December 31, 2018 and 2017, respectively.

        The Bank provides JMC with a warehouse line of credit in the amount of $5.5 million. The interest rate is the three month London Interbank Borrowing Rate ("LIBOR") plus 1.75% (4.50% at December 31, 2018). The rate is subject to change the first day of every month. Amounts borrowed are collateralized by a security interest in the new mortgage loans financed under the line and are payable upon demand. The warehouse line of credit is set to renew or mature in March 2019. The balance outstanding on the warehouse line of credit at December 31, 2018 was $2.5 million and was eliminated in consolidation.

        Deposits from related parties held by the Bank amounted to $4.9 million at each of December 31, 2018 and 2017, respectively. In addition, in the normal course of business, the Bank holds the majority of JMC's cash and cash equivalents. As of December 31, 2018, this amount was approximately $1.1 million and was eliminated in consolidation.

        The Bank entered into a lease agreement for 520 William Street, Fredericksburg, Virginia with 520 William Street, LLC of which a member of the Bank's board of directors is the managing partner. The initial term of the lease is for five years with four, five year renewal options for a total of 25 years. The annual rent for the initial term of the lease is $48 thousand and will increase 10% at each option renewal.

        JMC leases one office from an affiliate owned, in part, by the two primary operating officers of JMC. The lease is renewed through August 31, 2021, and the annual rent for the lease is $30 thousand.

        The Bank leases to JMC office space in one of its branches located in Fredericksburg, Virginia under a month-to-month agreement. The annual rent for the lease is $4 thousand.

        These transactions occurred in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with unrelated persons.

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 6. Deposits

        Deposits as of December 31, 2018 and 2017 were as follows:

	2018	2017
Noninterest bearing accounts	$56,675,694	$47,189,275
Interest-bearing checking accounts	18,085,701	19,300,671
Money market accounts	82,535,396	77,267,088
Savings accounts	16,992,094	16,907,643
Time deposits of $250 thousand and over	70,820,902	69,693,246
Other time deposits	85,454,029	82,719,490

Total	$330,563,816	$313,077,413

        Time deposits of $250 thousand and over include Brokered and Certificate of Deposit Account Registry Service ("CDARS") deposits.

        Remaining maturities on time deposits are as follows:

2019	$63,488,366
2020	54,423,331
2021	14,479,637
2022	15,703,734
2023	8,179,864

$156,274,931

        Time deposits of $250 thousand and over totaled $70.8 million and $69.7 million at December 31, 2018 and 2017, respectively. Of this amount, brokered time deposits totaled $21.7 million and $24.0 million at December 31, 2018 and 2017, respectively. The Bank had no depositors with balances greater than 5% of total deposits as of December 31, 2018 or 2017, respectively.

        The Bank began offering CDARS in 2017 through a third party provider. The Bank had $5.0 million in CDARS deposits at each of December 31, 2018 and 2017, respectively.

Note 7. Available Credit and Borrowings

        The Bank had a credit line available and unused with the FHLB totaling approximately $62.0 million and $66.6 million at December 31, 2018 and 2017, respectively.

        The Bank's borrowings with the FHLB at December 31, 2018 consisted of twelve fixed rate advances and one variable rate advance. The Bank's borrowings with the FHLB at December 31, 2017 consisted of eight fixed rate advances. The balance outstanding was $43.0 million and $28.5 million as of December 31, 2018 and 2017, respectively. The advances are collateralized by 1-4 family residential loans with a carrying value of $61.2 million and $55.2 million as of December 31, 2018 and 2017, respectively. The remaining lendable collateral value at December 31, 2018 and 2017 totaled $18.2 million and $26.7 million, respectively. Payments are due based on the individual terms of the borrowing contracts and are interest only. Interest expense of $503 thousand $462 thousand was incurred during the years ending December 31, 2018 and 2017, respectively.

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 7. Available Credit and Borrowings (Continued)

        At December 31, 2018, the Bank had advances from the FHLB consisting of the following:

Advance Type	Interest Rate	Maturity Date	Advance Amount
Fixed Rate	2.42%	01/03/19	$2,500,000
Fixed Rate	2.42%	01/03/19	2,500,000
Fixed Rate	2.42%	01/03/19	2,500,000
Fixed Rate	2.42%	01/03/19	2,500,000
Fixed Rate	2.47%	01/14/19	3,000,000
Fixed Rate	2.51%	01/22/19	2,000,000
Fixed Rate	2.51%	01/22/19	3,000,000
Fixed Rate	2.51%	01/22/19	2,000,000
Fixed Rate	2.51%	01/22/19	2,000,000
Fixed Rate	1.66%	06/03/19	3,000,000
Variable Rate	2.65%	07/03/19	12,500,000
Fixed Rate	1.17%	09/27/19	1,000,000
Fixed Rate	1.76%	01/13/20	4,500,000

Total advances outstanding			$43,000,000

        At December 31, 2017, the Bank had advances from the FHLB consisting of the following:

Advance Type	Interest Rate	Maturity Date	Advance Amount
Fixed Rate	1.40%	01/16/18	$5,000,000
Fixed Rate	1.41%	01/29/18	5,500,000
Fixed Rate	1.41%	01/29/18	3,000,000
Fixed Rate	1.35%	06/11/18	4,500,000
Fixed Rate	1.11%	09/04/18	2,000,000
Fixed Rate	1.66%	06/03/19	3,000,000
Fixed Rate	1.17%	09/27/19	1,000,000
Fixed Rate	1.76%	01/13/20	4,500,000

Total advances outstanding			$28,500,000

        As of December 31, 2018, the contractual maturities of FHLB advances are as follows for the years ending:

2019	$38,500,000
2020	4,500,000

$43,000,000

        The Bank had unsecured federal fund lines available with five correspondent banks totaling $19.0 million available for overnight borrowing at each of December 31, 2018 and 2017, respectively. These lines were not drawn upon at December 31, 2018 or 2017, respectively.

        The Bank has pledged investment securities available for sale with a combined market value of $1.6 million and $1.9 million with the FRB to secure Discount Window borrowings at December 31,

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 7. Available Credit and Borrowings (Continued)

2018 and 2017, respectively. At December 31, 2018 and 2017, there were no outstanding borrowings under this facility.

        In addition to the warehouse line of credit the Bank provides JMC, JMC also has a warehouse line of credit with another financial institution in the amount of $3.0 million. The interest rate is the weekly average of the one month LIBOR plus 1.75%, not less than 2.00% (4.875% at December 31, 2018). The rate is subject to change the first day of every month. Amounts borrowed are collateralized by a security interest in the mortgage loans financed under the line and are payable upon demand. The warehouse line of credit is set to renew or mature on May 31, 2019. The balance outstanding on this warehouse line of credit at December 31, 2018 was $307 thousand. Interest expense on the warehouse lines of credit was $54 thousand for the year ending December 31, 2018.

Note 8. Purchase of Interest in Property and Note Payable

        On December 14, 2012, the Bank exercised the option to purchase a one-half undivided interest in 410 William Street, Fredericksburg, Virginia. The Bank purchased a one-half interest in the land for cash in the amount of $416 thousand, plus additional settlement costs of $6 thousand, and assumption of one-half of the remaining deed of trust loan. The Bank indemnified the indemnities, who are the personal guarantors of the deed of trust loan in the amount of $886 thousand, which was one-half of the outstanding balance of the loan as of the purchase date.

        The Bank has a remaining obligation under the note payable of $727 thousand as of December 31, 2018. The loan was refinanced on April 30, 2015 with a twenty-five year amortization. The interest rate is fixed at 3.60% for the first 10 years, and then becomes a variable rate of 3.0% plus the 10 year Treasury rate until maturity.

        The following is a schedule by years of future principal payments required under the note payable as of December 31, 2018:

During the year ending December 31:
2019	$22,937
2020	23,776
2021	24,646
2022	25,548
2023	26,483
Due thereafter	603,401

Total remaining obligation	$726,791

Note 9. Leases

        Leased property under a capital lease as of December 31, 2018 and 2017 are as follows:

Classes of Property	2018	2017
Property held under capital lease	$970,000	$970,000
Less accumulated depreciation	(588,466)	(510,866)

	$381,534	$459,134

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 9. Leases (Continued)

        The following is a schedule of the future minimum lease payments under the capital lease together with the present value of the net minimum lease payments as of December 31, 2018:

Year ending December 31:
2019	$77,088
2020	77,088
2021	77,088
2022	77,088
2023	77,088
Later years	1,271,897

Total minimum lease payments	$1,657,337
Less: Amount representing interest	504,791
Less: Discount on liability under capital lease	429,551

Liability under capital lease	$722,995

        The interest rate on the capital lease is imputed based on the Bank's incremental borrowing rate at the inception of the refinanced loan. The lease term is 25 years and is set to expire in November 2034, with an option to extend for a period of 5 years.

        As of December 31, 2018, the Bank had lease agreements for seven operating locations. Six leases qualify as operating leases, including land at 410 William Street, Fredericksburg, Virginia and one qualifies as a capital lease as described above. As of December 31, 2018, JMC had lease agreements for three operating locations, all of which qualify as operating leases.

        Following is a schedule by years of future minimum rental payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2018:

During the year ending December 31:
2019	$438,911
2020	388,499
2021	260,012
2022	245,035
2023	250,245
Due thereafter	1,431,063

$3,013,765

        Total rent expense for the years ended December 31, 2018 and 2017 amounted to $444 thousand and $384 thousand, respectively, and is included in occupancy and equipment expense on the Bank's consolidated statements of income.

Note 10. Income Taxes

        The Bank files income tax returns in the U.S. federal jurisdiction. With few exceptions, the Bank is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years prior to 2015.

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 10. Income Taxes (Continued)

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2018 and 2017 are presented below:

	2018	2017
Deferred Tax Assets:
Allowance for loan losses	$870,244	$775,421
Organizational and start-up expenses	61,648	75,026
Non-accrual loan interest	2,646	994
Stock based compensation	18,711	26,071
Deferred loan income	203,799	176,707
Depreciation	55,518	30,046
Unrealized loss on investment securities available for sale	380,900	219,591

Total deferred tax assets, net	$1,593,466	$1,303,856

        Income tax expense for the year ended December 31, 2017 includes a writedown of net deferred tax assets in the amount of $708 thousand, recorded as a result of the enactment of the Tax Act on December 22, 2017. The Tax Act reduced the corporate federal income tax rate from 34% to 21% effective January 1, 2018.

        The provision for income taxes charged to operations for the years ended December 31, 2018 and 2017, respectively consists of the following:

	2018	2017
Current tax expense	$727,111	$703,668
Deferred tax (benefit) expense	(128,301)	522,460

	$598,810	$1,226,128

        Income tax expense differed from amounts computed by applying the U. S. federal income tax rate of 21% in the year ending December 31, 2018 and 34% in the year ending December 31, 2017 to income before income tax expense as a result of the following:

	2018	2017
Computed "expected" tax expense	$682,736	$643,428
Increase (decrease) in income taxes resulting from:
Non-deductible expense (including merger expense)	34,781	9,601
Tax exempt interest income	(39,930)	(84,599)
Bank owned life insurance income	(46,159)	(66,680)
Deferred Tax Adjustment for change in income tax rate	—	708,397
Other	(32,618)	15,981

	$598,810	$1,226,128

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 11. Financial Instruments With Off-Balance-Sheet Risk

        The Bank is party to credit related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.

        The Bank's exposure to credit loss is represented by the contractual amount of these commitments. The Bank follows the same credit policies in making commitments as it does for on-balance-sheet instruments.

        At December 31, 2018 and 2017, the following financial instruments were outstanding whose contract amounts represent credit risk:

	December 31,
	2018	2017
Unfunded commitments under lines of credit	$77,158,849	$65,554,471
Commercial and standby letters of credit	1,698,759	1,667,908

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Bank, is based on management's credit evaluation of the customer.

        Unfunded commitments under commercial lines of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Bank is committed. The amount of collateral obtained, if it is deemed necessary by the Bank, is based on management's credit evaluation of the customer.

        Commercial and standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank generally holds collateral supporting those commitments, if deemed necessary.

        At December 31, 2018, the Bank's cash and due from banks included three commercial bank deposit accounts that were in excess of the FDIC insured limit of $250 thousand per institution by approximately $10 thousand.

        JMC enters into commitments with its customers to originate loans where the interest rate on the loan is determined (locked) prior to funding. While this subjects JMC to the risk interest rates may change from the commitment date to the funding date, JMC simultaneously enters into financial agreements (best efforts forward sales commitments) with its permanent investors giving JMC the right to deliver (put) loans to the investors at specified yields, thus enabling JMC to manage its exposure to changes in interest rates such that JMC is not subject to fluctuations in fair values of these agreements

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 11. Financial Instruments With Off-Balance-Sheet Risk (Continued)

due to changes in interest rates. However, a default by a permanent investor required to purchase loans under such an agreement would expose JMC to potential fluctuations in selling prices of loans due to changes in interest rates. As such, the rate lock commitments and forward sales commitments are considered derivatives. The fair value of rate lock commitments and forward sales commitments was considered immaterial at December 31, 2018, and were not recorded on the Bank's balance sheet.

Note 12. Minimum Regulatory Capital Requirements

        The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, financial institutions must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. A financial institution's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require financial institutions to maintain minimum amounts and ratios (set forth in the table below) of Total capital, Tier 1 capital, and Common Equity Tier 1 ("CET1") capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2018, that the Bank meets all capital adequacy requirements to which it is subject. The final rules implementing Basel Committee on Banking Supervision's capital guidelines for U.S. banks ("Basel III rules") became effective on January 1, 2015, with full compliance with all of the requirements being phased in over a multi-year schedule, and fully phased in by January 1, 2019. In connection with the adoption of the Basel III rules, the Bank elected to opt-out of the requirement to include components of accumulated other comprehensive income (loss) in CET1 capital. Under the Basel III rules, the Bank must hold a capital conservation buffer above the adequately capitalized risk-based capital ratios. The capital conversion buffer is being phased in from 0.0% for 2015 to 2.50% by 2019. The capital conversion buffer for 2018 is 1.875%.

        As of December 31, 2018, the most recent notification from the FRB categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier 1 risk-based, CET1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 12. Minimum Regulatory Capital Requirements (Continued)

        The Bank's actual capital amounts and ratios as of December 31, 2018 and 2017 are also presented in the following table:

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Amounts in Thousands)
As of December 31, 2018:
Total Capital (to Risk Weighted Assets)	$49,718	14.95%	$26,612	8.00%	$33,265	10.00%
Tier 1 Capital (to Risk Weighted Assets)	$45,708	13.74%	$19,959	6.00%	$26,612	8.00%
Common Equity Tier 1 Capital (to Risk Weighted Assets)	$45,708	13.74%	$14,969	4.50%	$21,622	6.50%
Tier 1 Capital (to Average Assets)	$45,708	10.85%	$16,858	4.00%	$21,073	5.00%
As of December 31, 2017:
Total Capital (to Risk Weighted Assets)	$40,061	13.37%	$23,967	8.00%	$29,959	10.00%
Tier 1 Capital (to Risk Weighted Assets)	$36,457	12.17%	$17,975	6.00%	$23,967	8.00%
Common Equity Tier 1 Capital (to Risk Weighted Assets)	$36,457	12.17%	$13,481	4.50%	$19,473	6.50%
Tier 1 Capital (to Average Assets)	$36,457	9.57%	$15,239	4.00%	$19,048	5.00%

Note 13. Capital Transaction

        On October 18, 2016, the Bank entered into a Purchase Agreement to raise $7.8 million in equity, net of transaction costs of $766 thousand, through the sale of 929,152 shares of common stock, as well as stock warrants to purchase additional common stock, to a private bank investor. The Bank has used the additional capital for general corporate purposes, including increasing regulatory capital and funding organic growth initiatives. The transaction closed on December 15, 2016.

        In addition to the common shares issued as part of the transaction, the Bank also issued to the private bank investor stock warrants to purchase up to an additional 929,152 shares of common stock. The Series A Warrant entitles the private bank investor to purchase up to 464,576 shares of common stock, pursuant to certain terms of exercise as set forth in the Purchase Agreement. The Series B Warrant entitles the private bank investor to purchase up to an additional 464,576 shares of common stock, pursuant to certain terms of exercise as set forth in the Purchase Agreement. The exercise price of both the Series A and Series B Warrants has been set at 90% of the Bank's tangible common equity per share as of the most recent quarter-end preceding the date of exercise. The Series A and Series B Warrants are exercisable during certain periods that meet certain regulatory capital conditions as set forth in the terms of the Purchase Agreement.

        On February 12, 2018, the private bank investor exercised 464,576 of the Series A Warrants and 14,576 of the Series B Warrants issued in connection with the $8.6 million investment in the Bank in 2016. A total of 479,152 Series A and Series B Warrants were exercised for shares of Bank common stock, with gross proceeds to the Bank of approximately $4.5 million. Per the terms of the Series A and Series B Warrants, the exercise price equaled 90% of the Bank's tangible common equity per share as of the most recent quarter-end preceding the date of exercise. As of December 31, 2018, the private

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 13. Capital Transaction (Continued)

bank investor still holds unexercised Series B Warrants for the purchase of an additional 450,000 shares of Bank common stock.

        Both the common stock issued and the remaining Series B Warrants to purchase common stock, if exercised, are subject to a 50% voting agreement between the Bank and the private bank investor. The voting agreement provides that the private bank investor will vote the shares subject to the voting agreement in the same manner and in the same proportion that all other shares of the Bank's common stock not owned by the private bank investor are voted. The voting agreement also provides that the number of shares subject to the voting agreement may be reduced subject to certain conditions and circumstances.

Note 14. Fair Value Measurements

        The Bank uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. In accordance with the Fair Value Measurements and Disclosures topic of FASB ASC, the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Bank's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

        The recent fair value guidance provides a consistent definition of fair value, which focuses on exit price in the principal or most advantageous market for the asset or liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

Fair Value Hierarchy

        In accordance with this guidance, the Bank groups its financial assets and financial liabilities generally measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

          Level 1—Valuation is based on quoted prices in active markets for identical assets and liabilities.

          Level 2—Valuation is based on observable inputs including quoted prices in active markets for similar assets and liabilities, quoted prices for identical or similar assets and liabilities in less active markets, and model-based valuation techniques for which significant assumptions can be derived primarily from or corroborated by observable data in the market.

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 14. Fair Value Measurements (Continued)

          Level 3—Valuation is based on model-based techniques that use one or more significant inputs or assumptions that are unobservable in the market.

        The following describes the valuation techniques used by the Bank to measure certain financial assets recorded at fair value on a recurring basis in the financial statements:

Investment Securities Available for Sale:

        Investment securities available for sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted market prices, when available (Level 1). If quoted market prices are not available, fair values are measured utilizing independent valuation techniques of identical or similar securities for which significant assumptions are derived primarily from or corroborated by observable market data. Third party vendors compile prices from various sources and may determine the fair value of identical or similar securities by using pricing models that consider observable market data (Level 2). In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within Level 3 of the valuation hierarchy. Currently, all of the Bank's investment securities available for sale are considered to be Level 2 securities.

        The following tables present the balances of financial assets measured at fair value on a recurring basis as of December 31, 2018 and 2017:

		Using
Description	2018	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
		(Level 1)	(Level 2)	(Level 3)
Investment securities available for sale:
Securities of U.S. government and Federal agencies	$2,898,674	$—	$2,898,674	$—
Subordinated debt investments	2,031,276	—	2,031,276	—
Mortgage-backed securities	60,855,745	—	60,855,745	—
Municipals	7,982,318	—	7,982,318	—

Total investment securities available for sale	$73,768,013	$—	$73,768,013	$—

		Using
Description	2017	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
		(Level 1)	(Level 2)	(Level 3)
Investment securities available for sale:
Securities of U.S. government and Federal agencies	$2,925,870	$—	$2,925,870	$—
Subordinated debt investments	2,068,275	—	2,068,275	—
Mortgage-backed securities	54,172,175	—	54,172,175	—
Municipals	8,108,932	—	8,108,932	—

Total investment securities available for sale	$67,275,252	$—	$67,275,252	$—

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 14. Fair Value Measurements (Continued)

        Certain financial assets are measured at fair value on a nonrecurring basis in accordance with U.S. GAAP. Adjustments to the fair value of these financial assets usually result from the application of lower of cost or market accounting or write-downs of individual assets.

        The following describes the valuation techniques used by the Bank to measure certain financial assets recorded at fair value on a nonrecurring basis in the financial statements:

Loans Held for Sale:

        Loans held for sale are loans originated by JMC for sale in the secondary market. Loans originated for sale by JMC are recorded at lower of cost or market. No market adjustments were required at December 31, 2018; therefore, loans held for sale were carried at cost. Because of the short-term nature, the book value of these loans approximates fair value at December 31, 2018.

Impaired Loans:

        Loans are designated as impaired when, in the judgment of management based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected when due. The measurement of loss associated with impaired loans can be based on either the observable market price of the loan or the fair value of the collateral. Fair value is measured based on the value of the collateral securing the loans. Collateral may be in the form of real estate or business assets including equipment, inventory, and accounts receivable. The vast majority of the collateral is real estate. The value of real estate collateral is determined utilizing a market valuation approach based on an appraisal conducted by an independent, licensed appraiser outside of the Bank using observable market data (Level 2). However, if the collateral is a house or building in the process of construction or if an appraisal of the real estate property is over two years old, then the fair value is considered Level 3. The value of business equipment is based upon an outside appraisal if deemed significant, or the net book value on the applicable business's financial statements if not considered significant. Likewise, values for inventory and accounts receivables collateral are based on financial statement balances or aging reports (Level 3). Impaired loans allocated to the allowance for loan losses are measured at fair value on a nonrecurring basis. Any fair value adjustments are recorded in the period incurred as a provision for loan losses on the consolidated statements of income.

Other Real Estate Owned:

        Other real estate owned ("OREO") is measured at fair value less cost to sell, based on an appraisal conducted by an independent, licensed appraiser outside of the Bank. If the collateral value is significantly adjusted due to differences in the comparable properties, or is discounted by the Bank because of marketability, then the fair value is considered Level 3. OREO is measured at fair value on a nonrecurring basis. Any initial fair value adjustment is charged against the allowance for loan losses. Subsequent fair value adjustments are recorded in the period incurred and included in other noninterest expense on the consolidated statements of income. The Bank had no OREO as of December 31, 2018 and 2017, respectively.

        The Bank had no financial assets measured at fair value on a nonrecurring basis at December 31, 2018 and 2017, respectively.

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 14. Fair Value Measurements (Continued)

Fair Value of Financial Instruments

        FASB ASC 825, Financial Instruments, requires disclosure about fair value of financial instruments, including those financial assets and financial liabilities that are not required to be measured and reported at fair value on a recurring or nonrecurring basis. ASC 825 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Bank. Additionally, in accordance with ASU 2016-01, which the Bank adopted on January 1, 2018 on a prospective basis, the Bank uses the exit price notion, rather than the entry price notion, in calculating the fair values of financial instruments not measured at fair value on a recurring basis.

        The estimated fair values, and related carrying amounts, of the Bank's financial instruments are as follows:

		Fair Value Measurements at December 31, 2018
	Carrying Amount December 31, 2018	Quoted Prices in Active Markets Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance
	(Amounts in Thousands)
Financial Assets:
Cash and due from banks	$4,275	$4,275	$—	$—	$4,275
Federal funds sold	1,475	1,475	—	—	1,475
Interest bearing deposits in other banks	2,000	2,000	—	—	2,000
Investment securities available for sale	73,768	—	73,768	—	73,768
Loans held for sale	2,950	—	2,950	—	2,950
Loans, net	318,343	—	—	310,812	310,812
Accrued interest receivable	1,014	—	1,014	—	1,014
Bank owned life insurance	7,607	—	7,607	—	7,607
Financial Liabilities:
Deposits	$330,564	$—	$328,836	$—	$328,836
Federal Home Loan Bank borrowings	43,000	—	43,242	—	43,242
Warehouse line	307	—	307	—	307
Note payable	727	—	—	727	727
Liability under capital lease	723	—	—	723	723
Accrued interest payable	80	—	80	—	80

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 14. Fair Value Measurements (Continued)

		Fair Value Measurements at December 31, 2017
	Carrying Amount December 31, 2017	Quoted Prices in Active Markets Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance
	(Amounts in Thousands)
Financial Assets:
Cash and due from banks	$4,520	$4,520	$—	$—	$4,520
Federal funds sold	1,077	1,077	—	—	1,077
Interest bearing deposits in other banks	2,000	2,000	—	—	2,000
Investment securities available for sale	67,275	—	67,275	—	67,275
Loans, net	287,215	—	—	286,916	286,916
Accrued interest receivable	902	—	902	—	902
Bank owned life insurance	7,387	—	7,387	—	7,387
Financial Liabilities:
Deposits	$313,077	$—	$314,303	$—	$314,303
Federal Home Loan Bank borrowings	28,500	—	28,291	—	28,291
Note payable	749	—	—	749	749
Liability under capital lease	745	—	—	745	745
Accrued interest payable	41	—	41	—	41

        The Bank assumes interest rate risk (the risk that general interest rate levels will change) as a result of its normal operations. As a result, the fair values of the Bank's financial instruments will change when interest rate levels change and that change may be either favorable or unfavorable to the Bank. Management attempts to match maturities of assets and liabilities to the extent believed necessary to minimize interest rate risk. However, borrowers with fixed rate obligations are less likely to repay in a rising rate environment and more likely to prepay in a falling rate environment. Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment. Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the Bank's overall interest rate risk.

Note 15. Stock Compensation Plan

        The Bank's shareholders approved a stock compensation plan (the "2015 Stock Option Plan") on April 28, 2015. Both incentive stock options and nonqualified stock options may be granted under the 2015 Stock Option Plan. The exercise price of each stock option equals the market price of the Bank's common stock on the date of grant and a stock option's maximum term is ten years. For the years ended December 31, 2018 and 2017, the Bank recognized $23 thousand and $10 thousand, respectively, in stock based compensation expense.

        The 2015 Stock Option Plan provides for stock options to be granted to the Bank's directors, officers and employees for up to 500,000 shares of common stock. For the years ended December 31,

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 15. Stock Compensation Plan (Continued)

2018 and 2017, the Bank granted 15,000 and 12,500 stock options, respectively, to directors, officers and employees. The stock options granted in each of the years ended December 31, 2018 and 2017 will vest over three years.

        The Bank's previous stock compensation plan (the "2008 Stock Option Plan") provided for the grant of share based awards in the form of incentive stock options and nonqualified stock options to the Bank's directors, officers and employees. The 2008 Stock Option Plan provided for awards of up to 315,000 shares of common stock. In April 2015, the 2008 Stock Option Plan was terminated and replaced with the 2015 Stock Option Plan. Stock options outstanding prior to April 28, 2015 were granted under the 2008 Stock Option Plan and shall be subject to the provisions of the 2008 Stock Option Plan.

        The 2008 Stock Option Plan also provided for stock options to be granted to seed investors as a reward for the contribution of organizational funds which were at risk if the Bank's organization had not been successful. Under the 2008 Stock Option Plan, the Bank granted stock options to seed investors in 2008. The stock options granted to seed investors were fully vested upon date of grant.

        A summary of stock option transactions for 2018 and 2017 are as follows:

	2018
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Intrinsic Value
Outstanding at beginning of year	355,000	$10.09	2.79 Years
Granted	15,000	13.25
Exercised	(168,000)	10.00
Forfeited	(50,300)	10.05

Outstanding at end of year	151,700	$10.51	4.61 Years	$248,009

Options exercisable at December 31, 2018	130,032	$10.12
Weighted average fair value of options granted during the year	$2.78

        The intrinsic value represents the total pre-tax intrinsic value (the amount by which the current market value of the underlying stock options exceeds the exercise price) that would have been received by the holders had they exercised their stock options on December 31, 2018.

        The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

2018
Dividend yield	0.00%
Expected life	6.5 Years
Expected volatility	7.50%
Risk-free interest rate	2.78%

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 15. Stock Compensation Plan (Continued)

        The expected volatility is based on the Bank's historical volatility. The risk-free interest rates for periods within the contractual life of the awards are based on the U.S. Treasury yield curve in effect at the time of the grant. The expected life is based on the contractual life and vesting period for the respective stock option. The dividend yield assumption is based on the Bank's expectation of dividend payouts.

        As of December 31, 2018, there was approximately $43 thousand of total unrecognized compensation cost related to share-based compensation arrangements granted under the 2015 Stock Option Plan. That cost is expected to be recognized through 2021.

Note 16. 401(k) Plan

        The Bank has adopted a contributory 401(k) profit sharing plan (the "401(k) Plan") which covers substantially all employees. Participating employees may elect to contribute up to the maximum percentage allowed by the Internal Revenue Service ("IRS"), as defined in the 401(k) Plan. The Bank contributes 3% of the employees' pay regardless of whether the employees contribute. The Bank also matches 50% of the employees' contribution, up to 6%. Therefore, in combination, the maximum that the Bank contributes is 6%. The amount charged to expense for the 401(k) Plan for the years ended December 31, 2018 and 2017 was $245 thousand and $231 thousand, respectively.

        In addition, JMC sponsors a 401(k) retirement plan (the "JMC 401(k) Plan") available to all full-time employees who have attained age 18 and have completed one year of service. Participants may contribute up to 75% of their salary, but not in excess of the maximum dollar limit imposed by the IRS. JMC matches employees' contributions at a rate of $0.50 on the dollar on the first 6% of each participant's compensation. The amount charged to expense for the JMC 401(k) Plan for the year ended December 31, 2018 was $17 thousand.

Note 17. Earnings per Share

        Basic earnings per common share represent income available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per common share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Bank relate solely to outstanding stock options and stock warrants and are determined using the treasury stock method. Refer to Note 13—Capital Transaction for further information regarding stock warrants.

        The following shows the weighted-average number of common shares used in computing earnings per common share and the effect of the weighted-average number of common shares of dilutive potential common stock. Dilutive potential common stock has no effect on income available to

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 17. Earnings per Share (Continued)

common shareholders. There were 15,000 and 0 stock options, respectively, excluded from the calculation for the years ended December 31, 2018 and 2017 because their effects were anti-dilutive.

	2018	2017
Net income	$2,618,483	$666,308
Net loss attributable to noncontrolling interest	33,830	—

Net income attributable to Virginia Partners Bank	$2,652,313	$666,308

Weighted average number of shares	3,903,286	3,421,300
Effect of dilutive securities:
Stock options	26,941	60,519
Warrants	101,698	201,810

Weighted average diluted shares	4,031,925	3,683,629

Basic earnings per share	$0.68	$0.19
Diluted earnings per share	$0.66	$0.18

Note 18. Subsequent Events

        The Bank evaluates subsequent events that have occurred after the balance sheet date but before the financial statements are issued. There are two types of subsequent events: (1) recognized, or those that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements, and (2) non-recognized, or those that provide evidence about conditions that did not exist at the date of the balance sheet but arose after that date. The Bank evaluated subsequent events through March 19, 2019.

        Based on the evaluation, the Bank did not identify any recognized or non-recognized subsequent events that would have required adjustment to or disclosure in the financial statements.

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Consolidated Balance Sheets

	March 31, 2019	December 31, 2018
	(unaudited)	*
Assets
Cash and due from banks	$4,888,569	$4,274,718
Federal funds sold	—	1,475,000
Interest bearing deposits in other banks	2,000,000	2,000,000
Investment securities available for sale, at fair value	71,941,005	73,768,013
Restricted stock, at cost	3,514,286	3,387,386
Loans held for sale	2,247,947	2,949,999
Loans, net of allowance for loan losses of $4,094,709 and $4,010,192, respectively	327,168,579	318,342,628
Premises and equipment, net	3,781,598	3,808,223
Accrued interest receivable	1,130,986	1,013,507
Bank owned life insurance	7,658,881	7,606,796
Other assets	5,578,779	2,045,636

Total assets	$429,910,630	$420,671,906

Liabilities and Shareholders' Equity
Liabilities
Deposits:
Noninterest bearing	$56,146,806	$56,675,694
Savings, interest-bearing checking and money market accounts	117,739,300	117,613,191
Time deposits	159,503,193	156,274,931

Total deposits	$333,389,299	$330,563,816
Federal funds purchased	350,000	—
Federal Home Loan Bank borrowings	44,200,000	43,000,000
Warehouse line of credit	102,424	307,231
Note payable	721,134	726,791
Finance lease obligation	717,301	722,995
Accrued expenses and other liabilities	4,962,675	1,076,240

Total liabilities	$384,442,833	$376,397,073

Commitments and Contingent Liabilities
Shareholders' Equity
Preferred stock, $1 par value, authorized 1,000,000 shares, none issued	$—	$—
Common stock, $5 par value, authorized 10,000,000 shares, 4,085,181 shares issued and outstanding at March 31, 2019 and December 31, 2018, respectively	20,425,905	20,425,905
Additional paid-in capital	19,221,153	19,216,143
Retained earnings	6,007,992	5,462,524
Noncontrolling interest in consolidated subsidiaries	584,019	603,170
Accumulated other comprehensive loss	(771,272)	(1,432,909)

Total shareholders' equity	$45,467,797	$44,274,833

Total liabilities and shareholders' equity	$429,910,630	$420,671,906

*
Derived from audited consolidated financial statements.

See notes to consolidated financial statements.

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Consolidated Statements of Income

(Unaudited)

	Three Months Ended March 31,
	2019	2018
Interest and Dividend Income
Interest and fees on loans	$4,163,614	$3,586,084
Interest bearing deposits in banks	13,623	5,887
Available for sale investment securities	446,149	396,092
Dividends and interest on restricted stock	55,319	42,307
Interest on federal funds sold	9,347	8,144

Total interest and dividend income	$4,688,052	$4,038,514

Interest Expense
Interest on deposits	$873,162	$734,219
Interest on Federal Home Loan Bank borrowings	284,791	99,766
Interest on warehouse line of credit	19,741	7,057
Interest on federal funds purchased	11,914	1,588
Interest on finance lease obligation	20,668	20,824
Interest on note payable	6,524	6,724

Total interest expense	$1,216,800	$870,178

Net Interest Income	$3,471,252	$3,168,336
Provision for Loan Losses	84,500	100,000

Net interest income after provision for loan losses	$3,386,752	$3,068,336

Noninterest Income
Service charges on deposit accounts	$29,419	$25,349
ATM and credit card fees	41,051	36,493
Mortgage banking income	280,394	193,609
Earnings on bank owned life insurance policies	52,085	54,452
Other noninterest income	13,591	26,414

Total noninterest income	$416,540	$336,317

Noninterest Expense
Salaries and employee benefits	$1,591,357	$1,543,272
Stock based compensation	5,010	3,233
Occupancy and equipment expense	259,831	262,838
Professional services	134,093	187,408
Data processing	288,832	305,616
Promotion and marketing	37,737	57,975
FDIC assessment	22,800	45,400
Franchise tax	79,500	77,025
Telephone and data lines	49,486	62,992
Merger expense	312,027	—
Other operating expense	284,929	276,126

Total noninterest expense	$3,065,602	$2,821,885

Income before income taxes	$737,690	$582,768
Income tax expense	211,373	113,385

Net income	$526,317	$469,383
Net loss attributable to noncontrolling interest	19,151	23,287

Net income attributable to Virginia Partners Bank	$545,468	$492,670

Earnings per Share, basic	$0.13	$0.13
Earnings per Share, diluted	$0.13	$0.13

See notes to consolidated financial statements.

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income (Loss)

(Unaudited)

	Three Months Ended March 31,
	2019	2018
Net income	$526,317	$469,383

Unrealized gains (losses) arising during the period on investment securities available for sale	$837,515	$(1,029,336)
Tax effect	(175,878)	203,359

Total other comprehensive income (loss)	$661,637	$(825,977)

Total comprehensive income (loss)	$1,187,954	$(356,594)

Comprehensive loss attributable to noncontrolling interest	$19,151	$23,287

Comprehensive income (loss) attributable to Virginia Partners Bank	$1,207,105	$(333,307)

See notes to consolidated financial statements.

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Consolidated Statements of Changes in Shareholders' Equity

(Unaudited)

	Common Stock	Additional Paid-In Capital	Retained Earnings	Noncontrolling Interest	Accumulated Other Comprehensive Loss	Total
Balance at December 31, 2018	$20,425,905	$19,216,143	$5,462,524	$603,170	$(1,432,909)	$44,274,833
Net income (loss)	—	—	545,468	(19,151)	—	526,317
Other comprehensive income	—	—	—	—	661,637	661,637
Stock based compensation	—	5,010	—	—	—	5,010

Balance at March 31, 2019	$20,425,905	$19,221,153	$6,007,992	$584,019	$(771,272)	$45,467,797

	Common Stock	Additional Paid-In Capital	Retained Earnings	Noncontrolling Interest	Accumulated Other Comprehensive Loss	Total
Balance at December 31, 2017	$17,190,145	$16,571,384	$2,810,211	$—	$(765,124)	$35,806,616
Net income (loss)	—	—	492,670	(23,287)	—	469,383
Other comprehensive (loss)	—	—	—	—	(825,977)	(825,977)
Minority interest contributed capital	—	—	—	637,000	—	637,000
Exercise of stock options (10,000 shares)	50,000	50,000	—	—	—	100,000
Exercise of stock warrants, net of issuance cost (479,152 shares)	2,395,760	1,781,401	—	—	—	4,177,161
Stock based compensation	—	3,233	—	—	—	3,233

Balance at March 31, 2018	$19,635,905	$18,406,018	$3,302,881	$613,713	$(1,591,101)	$40,367,416

See notes to consolidated financial statements.

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
	2019	2018
Cash Flows from Operating Activities
Net income	$545,468	$492,670
Reconciliation of net income to net cash provided by (used in) operating activities:
Depreciation and amortization on premises and equipment	75,736	174,606
Provision for loan losses	84,500	100,000
Accretion on purchased loans	1,021	2,232
Increase in bank owned life insurance cash surrender value	(52,085)	(54,452)
(Gain) on sale of loans held for sale originated	(255,429)	(177,343)
Net decrease (increase) in loans held for sale	957,481	(2,134,264)
Stock based compensation	5,010	3,233
Amortization and accretion on investment securities available for sale, net	89,147	119,045
Changes in assets and liabilities:
Accrued interest receivable and other assets	(32,521)	411,500
Accrued expenses and other liabilities	92,456	166,492

Net cash provided by (used in) operating activities	1,510,784	(896,281)

Cash Flows from Investing Activities
Purchases of investment securities available for sale	—	(19,685,611)
Maturities, calls, paydowns and sales of investment securities available for sale	2,575,376	2,328,823
Net (increase) decrease in restricted stock	(126,900)	98,650
Net increase in loans	(8,911,472)	(8,048,435)
Purchases of premises and equipment, net	(49,111)	(132,085)

Net cash (used in) investing activities	(6,512,107)	(25,438,658)

Cash Flows from Financing Activities
Net (decrease) increase in demand, savings, interest-bearing checking and money market deposits	(402,779)	29,244,904
Net increase (decrease) in time deposits	3,228,262	(368,552)
Proceeds from federal funds purchased	350,000	—
Proceeds (payments) from Federal Home Loan Bank borrowings	1,200,000	(2,600,000)
(Payments) proceeds from warehouse line of credit	(204,807)	2,210,257
Net (decrease) increase in minority interest contributed capital	(19,151)	613,713
Proceeds from exercise of stock warrants, net of issuance costs	—	4,177,161
Proceeds from exercise of stock options	—	100,000
Payments on note payable	(5,657)	(5,457)
Net decrease in finance lease obligation	(5,694)	(5,538)

Net cash provided by financing activities	4,140,174	33,366,488

Net (decrease) increase in cash and cash equivalents	(861,149)	7,031,549
Cash and cash equivalents, beginning of period	5,749,718	5,596,670

Cash and cash equivalents, end of period	$4,888,569	$12,628,219

Supplemental Disclosures of Cash Flow Information
Cash payments for interest	$1,181,683	$854,336
Supplemental Disclosures of Noncash Investing and Financing Activities
Unrealized gain (loss) on investment securities available for sale	$837,515	$(1,029,336)
Initial operating lease right of use assets obtained in exchange for new operating lease liabilities	3,793,979	—

See notes to consolidated financial statements.

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Unaudited)

Note 1. Organization and Summary of Significant Accounting Policies

        Virginia Partners Bank (the "Bank") is a commercial bank which was organized under the laws of the Commonwealth of Virginia and commenced regular operations on July 8, 2008. The Bank is chartered by the Commonwealth of Virginia Bureau of Financial Institutions (the "Bureau") and its deposits are insured by the Federal Deposit Insurance Corporation (the "FDIC"). In addition, the Bank is subject to the regulations of the Federal Reserve Bank of Richmond (the "FRB"). The Bank is headquartered in Fredericksburg, Virginia, which is also the location of an operations center. The Bank has three branches in Fredericksburg, Virginia. In Maryland, the Bank trades under the name Maryland Partners Bank (a division of Virginia Partners Bank), and operates a full service branch and commercial banking office in La Plata, Maryland and a Loan Production Office in Annapolis, Maryland. The Bank engages in the general banking business and provides financial services to the communities in and around Fredericksburg, Virginia and La Plata, Maryland, and through a Loan Production Office in Annapolis, Maryland.

        The Bank has two wholly owned subsidiaries and one majority owned subsidiary. Bear Holdings, Inc. was established in 2011 for the purpose of holding properties acquired through foreclosure that are classified as other real estate owned. In 2012, 410 William Street, LLC was formed for the purpose of acquiring and holding an interest in the property at 410 William Street, which houses one of the Bank's four branches, including the executive offices. On January 1, 2018, the Bank acquired a 51% ownership interest in Johnson Mortgage Company, LLC ("JMC"), which is a residential mortgage company headquartered in Newport News, Virginia, with branch offices in Fredericksburg and Williamsburg, Virginia. JMC is engaged in the mortgage banking business in which JMC originates, closes, and immediately sells mortgage loans and related servicing rights to permanent investors in the secondary market. The financial position and operating results of these subsidiaries are included in the Bank's consolidated financial statements. For JMC, the Bank reflects the issued and outstanding interest not held by the Bank in its consolidated financial statements as noncontrolling interest.

        On December 13, 2018, the Bank entered into a definitive agreement (the "Agreement") pursuant to which the Bank will become a separate wholly owned subsidiary of Delmar Bancorp ("Delmar") through an exchange of shares, in an all stock transaction. The transaction, which is expected to close in the third quarter of 2019, is subject to regulatory approvals and the approval of the shareholders of the Bank, as well as customary closing conditions.

        On February 12, 2018, a private bank investor exercised 464,576 of the Bank's Series A Common Stock Purchase Warrant (the "Series A Warrant") and 14,576 of the Bank's Series B Common Stock Purchase Warrant (the "Series B Warrant") issued to him in connection with his $8.6 million investment in the Bank in 2016. A total of 479,152 Series A and B Warrants were exercised for shares of the Bank's common stock, with gross proceeds to the Bank of approximately $4.5 million. Per the terms of the Series A and B Warrants, the exercise price equaled 90% of the Bank's tangible common equity per share as of the most recent quarter-end preceding the date of exercise. The private bank investor still holds unexercised Series B Warrants for the purchase of an additional 450,000 shares of the Bank's common stock. See Note 9—Capital Transaction for further information.

        On June 15, 2017, the Bank's common stock began trading on the OTCQX Best Market. The Bank's common stock trades under the symbol "PTRS".

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

        On October 18, 2016, the Bank entered into a Securities Purchase Agreement (the "Purchase Agreement") that raised $7.8 million in equity, net of transaction costs of $766 thousand, through the sale of 929,152 shares of the Bank's common stock to a private bank investor. See Note 9—Capital Transaction for further information.

Principles of Consolidation

        The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") for interim financial reporting and with applicable quarterly reporting regulations of the Securities and Exchange Commission (the "SEC"). They do not include all of the information and notes required by U.S. GAAP for complete financial statements. Therefore, these unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended December 31, 2018 which appears elsewhere in this proxy statement/prospectus. The results of operations for the interim periods are not necessarily indicative of the results that may be expected for the full year.

        The unaudited consolidated financial statements include the accounts of the Bank and its subsidiaries, Bear Holdings, Inc., 410 William Street, LLC and JMC (net of noncontrolling interest). All significant intercompany balances and transactions have been eliminated in consolidation. The Bank and its subsidiaries are together referred to as "the Bank." The accounting policies and practices followed by the Bank conform to U.S. GAAP and prevailing practices within the banking industry.

Use of Estimates

        In preparing financial statements in conformity with U.S. GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant changes in the near term relate to the determination of the allowance for loan losses, the valuation of deferred tax assets, other than temporary impairment of investment securities and the valuation of other real estate owned. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, which are necessary for a fair presentation of the results of operations in these financial statements, have been made.

Reclassifications

        Certain reclassifications have been made to the prior period financial statements to conform to the current period presentation. None of these reclassifications are considered material.

Leases

        The Bank recognizes an operating lease liability and an operating lease right of use asset in connection with leases in which it is a lessee, except for leases with a term of twelve months or less. An operating lease liability represents the Bank's obligation to make future payments under lease contracts, and an operating lease right of use asset represents the Bank's right to control the use of the

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

underlying property during the lease term. Operating lease liabilities and operating lease right of use assets are recognized upon commencement of a lease and measured as the present value of lease payments over the lease term, discounted at the incremental borrowing rate of the lessee. The Bank has elected not to separate lease and nonlease components within the same contract and instead to account for the entire contract as a lease.

Adoption of New Accounting Standards

        On January 1, 2019, the Bank adopted Accounting Standards Update ("ASU") No. 2016-02, "Leases (Topic 842)," and all subsequent ASUs that modified Topic 842. Under Topic 842, lessor accounting is largely unchanged. The Bank elected the prospective application approach provided by ASU 2018-11 and did not adjust prior periods for Topic 842. The Bank also elected certain practical expedients within the standard and consistent with such elections did not reassess whether any expired or existing contracts are or contain leases, did not reassess the lease classification for any expired or existing leases, and did not reassess any initial direct costs for existing leases. As stated in the Bank's audited consolidated financial statements and notes thereto for the year ended December 31, 2018, the implementation of the new standard resulted in recognition of an operating lease right of use asset and an operating lease liability of $3.8 million at the date of adoption, which is related to the Bank's lease of premises used in operations, except for those leases with a term of twelve months or less. The operating lease right of use asset and operating lease liability are included in other assets and other liabilities, respectively, in the consolidated balance sheets. See Note 7—Leases for further information.

        On January 1, 2019, the Bank adopted ASU 2017-08, "Receivables—Nonrefundable Fees and Other Costs (Subtopic 310-20), Premium Amortization on Purchased Callable Debt Securities." The amendments in this ASU shorten the amortization period for certain callable debt securities purchased at a premium. Upon adoption of the standard, premiums on these qualifying callable debt securities will be amortized to the earliest call date. Discounts on purchased debt securities will continue to be accreted to maturity. The amendments became effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. The adoption of ASU 2017-08 did not have a material impact on the Bank's consolidated financial statements.

        On January 1, 2019, the Bank adopted ASU 2018-07, "Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting." The amendments in this ASU expand the scope of Topic 718 to include share-based payments issued to non-employees for goods or services, which were previously excluded. The amendments will align the accounting for share-based payments to nonemployees and employees more similarly. The amendments became effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. The adoption of ASU 2018-07 did not have a material impact on the Bank's consolidated financial statements.

New Accounting Standards Not Yet Adopted

        In June 2016, the Financial Accounting Standards Board ("FASB") issued ASU 2016-13, "Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments," as part of its project on financial instruments. Subsequently, this ASU was amended when the FASB issued ASU 2018-19, "Codification Improvements to Topic 326, Financial Instruments—Credit Losses"

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

(collectively, Accounting Standards Codification ("ASC") 326. ASC 326 introduces an approach based on expected losses to estimate credit losses on certain types of financial instruments. It also modifies the impairment model for available for sale debt securities and provides for a simplified accounting model for purchased financial assets with credit deterioration since their origination. For public business entities that are SEC filers, the new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption will be permitted for all organizations for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The amendments will be applied on a modified retrospective basis, with the cumulative effect of adopting the new standard being recorded as an adjustment to opening retained earnings in the period of adoption. The Bank has gathered historical loan loss data for purposes of evaluating appropriate portfolio segmentation and modeling methods under the standard and has engaged a vendor to assist in modeling expected lifetime losses under ASC 326, and expects to develop and refine an approach to estimating the allowance for credit losses during 2019. The adoption of ASC 326 will result in significant changes to the Bank's consolidated financial statements, which may include changes in the level of the allowance for credit losses that will be considered adequate, a reduction in shareholders' equity and regulatory capital, differences in the timing of recognizing changes to the allowance for credit losses and expanded disclosures about the allowance for credit losses. The Bank has not yet determined an estimate of the effect of these changes.

        In January 2017, the FASB issued ASU No. 2017-04, "Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment". The amendments in this ASU simplify how an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test. Step 2 measures a goodwill impairment loss by comparing the implied fair value of a reporting unit's goodwill with the carrying amount of that goodwill. Instead, under the amendments in this ASU, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity still has the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. Public business entities that are not SEC filers should adopt the amendments in this ASU for annual or interim goodwill impairment tests in fiscal years beginning after December 15, 2020. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Bank does not expect the adoption of ASU 2017-04 to have a material impact on its consolidated financial statements.

        In August 2018, the FASB issued ASU 2018-13, "Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement." The amendments in this ASU modify the disclosure requirements in Topic 820 to add disclosures regarding changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements and the narrative description of measurement uncertainty. Certain disclosure requirements in Topic 820 are also removed or modified. The amendments in this ASU are effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Certain of the amendments are to be applied prospectively while others are to be applied retrospectively. Early adoption is permitted. The Bank does not expect the adoption of ASU 2018-13 to have a material impact on its consolidated financial statements.

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

        Other accounting standards that have been issued by the FASB or other standards-setting bodies are not currently expected to have a material effect on the Bank's financial position, results of operations or cash flows.

Note 2. Investment Securities

        Amortized cost and fair values of investment securities available for sale as of March 31, 2019 and December 31, 2018, are as follows:

	March 31, 2019
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
Securities of U.S. government and Federal agencies	$3,000,000	$—	$(72,170)	$2,927,830
Subordinated debt investments	2,003,013	24,762	—	2,027,775
Mortgage-backed securities	59,705,577	56,527	(866,660)	58,895,444
Municipals	8,208,708	—	(118,752)	8,089,956

	$72,917,298	$81,289	$(1,057,582)	$71,941,005

	December 31, 2018
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
Securities of U.S. government and Federal agencies	$3,000,000	$—	$(101,326)	$2,898,674
Subordinated debt investments	2,003,348	27,928	—	2,031,276
Mortgage-backed securities	62,350,110	—	(1,494,365)	60,855,745
Municipals	8,228,363	—	(246,045)	7,982,318

	$75,581,821	$27,928	$(1,841,736)	$73,768,013

        The amortized cost and fair value of investment securities available for sale as of March 31, 2019 by contractual maturity are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations without penalties.

	March 31, 2019
	Amortized Cost	Fair Value
One to three years	$2,000,000	$1,960,580
Three to five years	412,221	411,984
Five to ten years	31,608,170	31,227,399
Greater than ten years	38,896,907	38,341,042

	$72,917,298	$71,941,005

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

Note 2. Investment Securities (Continued)

        For the three months ended March 31, 2019 and 2018, there were no proceeds from sales of investment securities available for sale. For the three months ended March 31, 2019 and 2018, there were no gross realized gains or gross realized losses on the sale of investment securities available for sale.

        At March 31, 2019 and December 31, 2018, investment securities available for sale in an unrealized loss position that are temporarily impaired are as follows:

	March 31, 2019
	Less than 12 months		12 Months or More		Total
	Fair Value	Gross Unrealized (Losses)	Fair Value	Gross Unrealized (Losses)	Fair Value	Gross Unrealized (Losses)
Securities of U.S. government and Federal agencies	$—	$—	$2,927,830	$(72,170)	$2,927,830	$(72,170)
Mortgage-backed securities	—	—	42,143,034	(866,660)	42,143,034	(866,660)
Municipals	—	—	8,089,956	(118,752)	8,089,956	(118,752)

	$—	$—	$53,160,820	$(1,057,582)	$53,160,820	$(1,057,582)

	December 31, 2018
	Less than 12 months		12 Months or More		Total
	Fair Value	Gross Unrealized (Losses)	Fair Value	Gross Unrealized (Losses)	Fair Value	Gross Unrealized (Losses)
Securities of U.S. government and Federal agencies	$—	$—	$2,898,674	$(101,326)	$2,898,674	$(101,326)
Mortgage-backed securities	17,181,254	(149,788)	43,674,491	(1,344,577)	60,855,745	(1,494,365)
Municipals	—	—	7,982,318	(246,045)	7,982,318	(246,045)

	$17,181,254	$(149,788)	$54,555,483	$(1,691,948)	$71,736,736	$(1,841,736)

        The tables above provide summaries of investment securities available for sale which were in an unrealized loss position deemed not to be other-than-temporarily impaired at March 31, 2019 and December 31, 2018. The Bank had 41 investment securities available for sale with a fair value of $53.2 million that were temporarily impaired at March 31, 2019. The total unrealized loss on these investment securities available for sale was $1.1 million. Of the temporarily impaired total, all of the investment securities available for sale have been in a continuous loss position for twelve months or more. The Bank has determined that these investment securities available for sale are temporarily impaired at March 31, 2019 for the reasons set out below.

        U.S. government and Federal agencies.    The unrealized losses of $72 thousand on U.S. government and Federal agency investment securities stemmed from 2 investment securities with a fair value of

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

Note 2. Investment Securities (Continued)

$2.9 million. The unrealized losses were caused by interest rate and market fluctuations. The contractual term of the instrument does not permit the issuer to settle the security at a price less than the cost basis of the investment. The Bank is monitoring bond market trends to develop strategies to address unrealized losses. Because the Bank does not intend to sell the investment securities and it is not likely that the Bank will be required to sell the investment securities before recovery of their amortized cost basis, which may be at maturity, the Bank does not consider the investment securities to be other-than-temporarily impaired.

        U.S. Government Issued Mortgage-Backed Securities.    The unrealized losses of $867 thousand on U.S. Government issued mortgage-backed securities stemmed from 22 investment securities with a fair value of $42.1 million. The unrealized losses were caused by interest rate and market fluctuations. The contractual term of the instrument does not permit the issuer to settle the security at a price less than the cost basis of the investment. The Bank is monitoring bond market trends to develop strategies to address unrealized losses. Because the Bank does not intend to sell the investment securities and it is not likely that the Bank will be required to sell the investment securities before recovery of their amortized cost basis, which may be at maturity, the Bank does not consider the investment securities to be other-than-temporarily impaired.

        State and political subdivisions.    This category exhibits unrealized losses of $119 thousand on 17 investment securities with a fair value of $8.1 million. The Bank reviewed financial statements and cash flows for each of the investment securities in a continuous loss position for more than 12 months. The Bank's analysis determined that the unrealized losses are primarily the result of interest rate and market fluctuations and not associated with impaired financial status. The contractual terms of the investments do not permit the issuer to settle the securities at a price less than the cost basis of each investment. Because the Bank does not intend to sell any of the investment securities and it is not likely that the Bank will be required to sell any of the investment securities before recovery of their amortized cost basis, which may be at maturity, the Bank does not consider the investment securities to be other-than-temporarily impaired.

        As of December 31, 2018, there were 41 investment securities available for sale with a fair value of $54.6 million and an unrealized loss of $1.7 million that have been in a continuous loss position for twelve months or more.

        An impairment is considered "other-than-temporary" if any of the following conditions are met: the Bank intends to sell the investment security, it is more likely than not that the Bank will be required to sell the investment security before recovery of its amortized cost basis, or the Bank does not expect to recover the investment securities entire amortized cost (even if the Bank does not intend to sell). Based on the Bank's evaluation, management does not believe any unrealized loss at March 31, 2019, represents an other-than-temporary impairment as these unrealized losses are primarily attributable to current financial market conditions for these types of investments, particularly changes in interest rates, and are not attributable to credit deterioration. The Bank does not intend to sell any investment security before recovery of its amortized cost basis, and the Bank expects to recover its investment securities' entire amortized cost basis. None of the investment securities in the Bank's investment securities portfolio are considered other-than-temporarily impaired at March 31, 2019 or December 31, 2018.

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

Note 2. Investment Securities (Continued)

        The Bank pledges investment securities available for sale to secure public deposits and to collateralize its borrowing capacity with the FRB. Investment securities available for sale with an aggregate fair value of $4.5 million were pledged at March 31, 2019 and December 31, 2018, respectively.

Note 3. Loans and Allowance for Loan Losses

        A summary of the balances of loans follows:

	March 31, 2019	December 31, 2018
Real Estate Mortgage:
Construction and land development	$20,549,227	$19,338,098
Residential real estate	85,323,596	84,348,516
Nonresidential	158,143,445	156,717,990
Home equity loans	21,748,173	23,721,405
Commercial	42,175,435	35,044,446
Consumer	3,323,412	3,182,365

Loans, gross	$331,263,288	$322,352,820
Less: Allowance for loan losses	4,094,709	4,010,192

Loans, net	$327,168,579	$318,342,628

        Overdrafts totaling $6 thousand and $8 thousand at March 31, 2019 and December 31, 2018, respectively were reclassified from deposits to loans. Net deferred loan fees included above totaled $835 thousand and $788 thousand at March 31, 2019 and December 31, 2018, respectively.

        Loans held for sale consists of loans originated by JMC for sale in the secondary market. Loans held for sale as of March 31, 2019 and December 31, 2018 were $2.2 million and $2.9 million, respectively.

Purchased Loans

        The following table presents the outstanding balance and carrying amount as of March 31, 2019 and December 31, 2018 of loans purchased during 2015. The purchased loans below are included in the summary of the balances of loans above.

	March 31, 2019	December 31, 2018
Outstanding principal balance of purchased loans	$3,901,755	$4,242,709

Carrying amount of purchased loans	$3,729,940	$4,068,399

        Included in the loans purchased during 2015 were certain loans, for which there was, at acquisition, evidence of deterioration of credit quality since origination and it was probable, at

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

Note 3. Loans and Allowance for Loan Losses (Continued)

acquisition, that all contractually required payments would not be collected. The outstanding balance and carrying amount of these loans as of March 31, 2019 and December 31, 2018 is as follows:

	March 31, 2019	December 31, 2018
Outstanding principal balance of purchased credit impaired loans	$1,521,423	$1,601,280

Carrying amount	$1,357,755	$1,436,482

        The following table presents changes in the accretable yield on purchased credit impaired loans, for which the Bank applies ASC 310-30, for the three months ended March 31, 2019 and 2018:

	2019	2018
Balance at January 1,	$11,667	$15,162
Accretion	(1,021)	(2,232)

Balance at March 31,	$10,646	$12,930

        The Bank did not increase the allowance for loan losses during the three months ended March 31, 2019 or 2018 for the purchased credit impaired loans above. No allowance for loan losses were reversed related to purchased loans during the three months ended March 31, 2019 or 2018.

        Information on impaired loans, excluding purchased credit impaired loans, at March 31, 2019 is included in the following table:

	March 31, 2019
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Impaired Balance	Interest Income Recognized
With No Related Allowance
Real Estate Mortgage:
Home equity loans	$51,241	$51,241	$—	$51,241	$—

Total with no related allowance	$51,241	$51,241	$—	$51,241	$—

With A Related Allowance
Real Estate Mortgage:
Home equity loans	$—	$—	$—	$—	$—

Total with a related allowance	$—	$—	$—	$—	$—

Total impaired loans	$51,241	$51,241	$—	$51,241	$—

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

Note 3. Loans and Allowance for Loan Losses (Continued)

        Information on impaired loans, excluding purchased credit impaired loans, at December 31, 2018 is included in the following table:

	December 31, 2018
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Impaired Balance	Interest Income Recognized
With No Related Allowance
Real Estate Mortgage:
Home equity loans	$51,241	$51,241	$—	$51,715	$—

Total with no related allowance	$51,241	$51,241	$—	$51,715	$—

With A Related Allowance
Real Estate Mortgage:
Home equity loans	$—	$—	$—	$—	$—

Total with a related allowance	$—	$—	$—	$—	$—

Total impaired loans	$51,241	$51,241	$—	$51,715	$—

        Information on past due and nonaccrual status loans at March 31, 2019 is included in the following table:

March 31, 2019	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater Than 89 Days Past Due	Total Past Due	Current	Total Loans	Nonaccrual Loans	Over 90 Days & Accruing
Real Estate Mortgage:
Construction and land development	$—	$—	$—	$—	$20,549,227	$20,549,227	$—	$—
Residential real estate	532,821	—	—	532,821	84,790,775	85,323,596	—	—
Nonresidential	—	—	—	—	158,143,445	158,143,445	—	—
Home equity loans	—	—	—	—	21,748,173	21,748,173	51,241	—
Commercial	355,079	—	—	355,079	41,820,356	42,175,435	—	—
Consumer	—	—	—	—	3,323,412	3,323,412	—	—

Total	$887,900	$—	$—	$887,900	$330,375,388	$331,263,288	$51,241	$—

        Information on past due and nonaccrual status loans at December 31, 2018 is included in the following table:

December 31, 2018	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater Than 89 Days Past Due	Total Past Due	Current	Total Loans	Nonaccrual Loans	Over 90 Days & Accruing
Real Estate Mortgage:
Construction and land development	$—	$—	$—	$—	$19,338,098	$19,338,098	$—	$—
Residential real estate	267,026	—	—	267,026	84,081,490	84,348,516	—	—
Nonresidential	429,936	—	—	429,936	156,288,054	156,717,990	—	—
Home equity loans	—	—	—	—	23,721,405	23,721,405	51,241	—
Commercial	—	—	—	—	35,044,446	35,044,446	—	—
Consumer	—	—	—	—	3,182,365	3,182,365	—	—

Total	$696,962	$—	$—	$696,962	$321,655,858	$322,352,820	$51,241	$—

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

Note 3. Loans and Allowance for Loan Losses (Continued)

        If interest on nonaccrual loans had been accrued, such income would have approximated $1 thousand for each of the three months ended March 31, 2019 and 2018, respectively.

        The Bank had no troubled debt restructurings ("TDRs") as of March 31, 2019 and December 31, 2018. No loans identified as TDRs subsequently defaulted in the three months ended March 31, 2019 or 2018.

        When a loan is identified as a TDR, it is evaluated for potential loss based on the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price, or the estimated fair value of the collateral, less selling costs if the loan is collateral dependent. Loans identified as TDRs frequently are on nonaccrual status at the time of restructuring.

        The following is a summary of information pertaining to loans by internal risk grade as of March 31, 2019 and December 31, 2018:

	March 31, 2019
	Real Estate Mortgage
Internal Risk Rating Grades	Construction	Residential	Nonresidential	Home Equity	Commercial	Consumer	Total
Pass	$20,549,227	$84,693,413	$155,860,846	$21,696,932	$40,581,725	$3,323,412	$326,705,555
Special Mention	—	630,183	2,282,599	—	1,593,710	—	4,506,492
Substandard	—	—	—	51,241	—	—	51,241
Doubtful	—	—	—	—	—	—	—

Total Loans	$20,549,227	$85,323,596	$158,143,445	$21,748,173	$42,175,435	$3,323,412	$331,263,288

	December 31, 2018
	Real Estate Mortgage
Internal Risk Rating Grades	Construction	Residential	Nonresidential	Home Equity	Commercial	Consumer	Total
Pass	$19,338,098	$83,715,750	$154,416,715	$23,670,164	$33,515,044	$3,182,365	$317,838,136
Special Mention	—	632,766	2,301,275	—	1,529,402	—	4,463,443
Substandard	—	—	—	51,241	—	—	51,241
Doubtful	—	—	—	—	—	—	—

Total Loans	$19,338,098	$84,348,516	$156,717,990	$23,721,405	$35,044,446	$3,182,365	$322,352,820

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

Note 3. Loans and Allowance for Loan Losses (Continued)

        The following table presents a rollforward of the Bank's allowance for loan losses for the three months ended March 31, 2019:

	Real Estate Mortgage
	Construction	Residential	Nonresidential	Home Equity	Commercial	Consumer	Total
Allowance for Loan Losses:
Balance as of January 1, 2019	$202,845	$1,140,975	$1,872,142	$319,756	$436,968	$37,506	$4,010,192
Charge-offs	—	—	—	—	—	—	—
Recoveries	—	—	—	—	—	17	17
Provision for Loan Losses	2,647	(109,562)	103,651	(32,680)	119,748	696	84,500

Ending Balance	$205,492	$1,031,413	$1,975,793	$287,076	$556,716	$38,219	$4,094,709

Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	205,492	1,031,413	1,975,793	287,076	556,716	38,219	4,094,709
Purchased credit impaired loans	—	—	—	—	—	—	—

Total ending balance	$205,492	$1,031,413	$1,975,793	$287,076	$556,716	$38,219	$4,094,709

Loans:
Ending balance:
Individually evaluated for impairment	$—	$—	$—	$51,241	$—	$—	$51,241
Collectively evaluated for impairment	20,549,227	85,323,596	158,143,445	21,696,932	40,817,680	3,323,412	329,854,292
Purchased credit impaired loans	—	—	—	—	1,357,755	—	1,357,755

Total	$20,549,227	$85,323,596	$158,143,445	$21,748,173	$42,175,435	$3,323,412	$331,263,288

        The following table presents a rollforward of the Bank's allowance for loan losses for the three months ended March 31, 2018:

	Real Estate Mortgage
	Construction	Residential	Nonresidential	Home Equity	Commercial	Consumer	Total
Allowance for Loan Losses:
Balance as of January 1, 2018	$288,149	$1,008,374	$1,640,518	$281,215	$368,417	$17,794	$3,604,467
Charge-offs	—	—	—	—	—	—	—
Recoveries	—	—	—	—	—	412	412
Provision for Loan Losses	(14,696)	(57,100)	86,712	(5,395)	90,507	(28)	100,000

Ending Balance	$273,453	$951,274	$1,727,230	$275,820	$458,924	$18,178	$3,704,879

Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	273,453	951,274	1,727,230	275,820	458,924	18,178	3,704,879
Purchased credit impaired loans	—	—	—	—	—	—	—

Total ending balance	$273,453	$951,274	$1,727,230	$275,820	$458,924	$18,178	$3,704,879

Loans:
Ending balance:
Individually evaluated for impairment	$—	$—	$—	$52,926	$—	$—	$52,926
Collectively evaluated for impairment	26,617,532	82,719,506	132,463,507	22,190,656	31,716,086	1,566,565	297,273,852
Purchased credit impaired loans	—	—	—	—	1,539,268	—	1,539,268

Total	$26,617,532	$82,719,506	$132,463,507	$22,243,582	$33,255,354	$1,566,565	$298,866,046

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

Note 4. Deposits

        Deposits as of March 31, 2019 and December 31, 2018 were as follows:

	March 31, 2019	December 31, 2018
Noninterest bearing accounts	$56,146,806	$56,675,694
Interest-bearing checking accounts	18,142,978	18,085,701
Money market accounts	82,095,597	82,535,396
Savings accounts	17,500,725	16,992,094
Time deposits of $250 thousand and over	64,258,771	70,820,902
Other time deposits	95,244,422	85,454,029

Total	$333,389,299	$330,563,816

        Time deposits of $250 thousand and over include Brokered and Certificate of Deposit Account Registry Service ("CDARS") deposits.

        Remaining maturities on time deposits are as follows:

2019	$57,510,378
2020	59,017,913
2021	17,641,587
2022	14,910,686
2023	8,530,134
2024	1,892,495

$159,503,193

        Time deposits of $250 thousand and over totaled $64.3 million and $70.8 million at March 31, 2019 and December 31, 2018, respectively. Of this amount, brokered time deposits totaled $20.4 million and $21.7 million at March 31, 2019 and December 31, 2018, respectively. The Bank had no depositors with balances greater than 5% of total deposits as of March 31, 2019 or December 31, 2018, respectively.

        The Bank began offering CDARS in 2017 through a third party provider. The Bank had $5.8 million and $5.0 million in CDARS deposits as of March 31, 2019 and December 31, 2018, respectively.

Note 5. Available Credit and Borrowings

        The Bank had a credit line available and unused with the Federal Home Loan Bank of Atlanta ("FHLB") totaling approximately $61.0 million and $62.0 million at March 31, 2019 and December 31, 2018, respectively.

        The Bank's borrowings with the FHLB at March 31, 2019 consisted of ten fixed rate advances and one variable rate advance. The Bank's borrowings with the FHLB at December 31, 2018 consisted of twelve fixed rate advances and one variable rate advance. The balance outstanding was $44.2 million and $43.0 million as of March 31, 2019 and December 31, 2018, respectively. The advances are collateralized by 1-4 family residential loans with a carrying value of $63.0 million and $61.2 million as of March 31, 2019 and December 31, 2018, respectively. The remaining lendable collateral value at March 31, 2019 and December 31, 2018 totaled $18.8 million and $18.2 million, respectively. Payments are due based on the individual terms of the borrowing contracts and are interest only. Interest expense of $285 thousand and $100 thousand was incurred during the three months ended March 31, 2019 and 2018, respectively.

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

Note 5. Available Credit and Borrowings (Continued)

        At March 31, 2019, the Bank had advances from the FHLB consisting of the following:

Advance Type	Interest Rate	Maturity Date	Advance Amount
Fixed Rate	2.55%	04/04/19	$7,700,000
Fixed Rate	2.55%	04/04/19	7,500,000
Fixed Rate	2.53%	04/15/19	3,000,000
Fixed Rate	2.58%	04/22/19	3,000,000
Fixed Rate	2.58%	04/22/19	2,000,000
Fixed Rate	2.58%	04/22/19	2,000,000
Fixed Rate	2.58%	04/22/19	2,000,000
Fixed Rate	1.66%	06/03/19	3,000,000
Variable Rate	2.66%	07/03/19	8,500,000
Fixed Rate	1.17%	09/27/19	1,000,000
Fixed Rate	1.76%	01/13/20	4,500,000

Total advances outstanding			$44,200,000

        At December 31, 2018, the Bank had advances from the FHLB consisting of the following:

Advance Type	Interest Rate	Maturity Date	Advance Amount
Fixed Rate	2.42%	01/03/19	$2,500,000
Fixed Rate	2.42%	01/03/19	2,500,000
Fixed Rate	2.42%	01/03/19	2,500,000
Fixed Rate	2.42%	01/03/19	2,500,000
Fixed Rate	2.47%	01/14/19	3,000,000
Fixed Rate	2.51%	01/22/19	2,000,000
Fixed Rate	2.51%	01/22/19	3,000,000
Fixed Rate	2.51%	01/22/19	2,000,000
Fixed Rate	2.51%	01/22/19	2,000,000
Fixed Rate	1.66%	06/03/19	3,000,000
Variable Rate	2.65%	07/03/19	12,500,000
Fixed Rate	1.17%	09/27/19	1,000,000
Fixed Rate	1.76%	01/13/20	4,500,000

Total advances outstanding			$43,000,000

        As of March 31, 2019, the contractual maturities of FHLB advances are as follows for the years ending:

2019	$39,700,000
2020	4,500,000

$44,200,000

        The Bank had unsecured federal fund lines available with five correspondent banks totaling $19.0 million available for overnight borrowing at each of March 31, 2019 and December 31, 2018,

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

Note 5. Available Credit and Borrowings (Continued)

respectively. $350 thousand and $0 were drawn upon these lines at March 31, 2019 and December 31, 2018, respectively.

        The Bank has pledged investment securities available for sale with a combined market value of $1.5 million and $1.6 million with the FRB to secure Discount Window borrowings at March 31, 2019 and December 31, 2018, respectively. At March 31, 2019 and December 31, 2018, there were no outstanding borrowings under this facility.

        In addition to the warehouse line of credit the Bank provides JMC, JMC also has a warehouse line of credit with another financial institution in the amount of $3.0 million. The interest rate is the weekly average of the one month LIBOR plus 1.75%, not less than 2.00% (4.24% at March 31, 2019 and 4.875% at December 31, 2018). The rate is subject to change the first day of every month. Amounts borrowed are collateralized by a security interest in the mortgage loans financed under the line and are payable upon demand. The warehouse line of credit is set to renew or mature on May 31, 2019. The balance outstanding on this warehouse line of credit as of March 31, 2019 and December 31, 2018 was $102 thousand and $307 thousand, respectively. Interest expense on the warehouse lines of credit was $20 thousand and $7 thousand for the three months ended March 31, 2019 and 2018, respectively.

Note 6. Purchase of Interest in Property and Note Payable

        On December 14, 2012, the Bank exercised the option to purchase a one-half undivided interest in 410 William Street, Fredericksburg, Virginia. The Bank purchased a one-half interest in the land for cash in the amount of $416 thousand, plus additional settlement costs of $6 thousand, and assumption of one-half of the remaining deed of trust loan. The Bank indemnified the indemnities, who are the personal guarantors of the deed of trust loan in the amount of $886 thousand, which was one-half of the outstanding balance of the loan as of the purchase date.

        The Bank has a remaining obligation under the note payable of $721 thousand as of March 31, 2019. The loan was refinanced on April 30, 2015 with a twenty-five year amortization. The interest rate is fixed at 3.60% for the first 10 years, and then becomes a variable rate of 3.0% plus the 10 year Treasury rate until maturity.

        The following is a schedule by years of future principal payments required under the note payable as of March 31, 2019:

During the year ending December 31:
2019	$17,280
2020	23,776
2021	24,646
2022	25,548
2023	26,483
Due thereafter	603,401

Total remaining obligation	$721,134

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

Note 7. Leases

        On January 1, 2019, the Bank adopted ASU No. 2016-02 "Leases (Topic 842)" and all subsequent ASUs that modified Topic 842. The Bank elected the prospective application approach provided by ASU 2018-11 and did not adjust prior periods for ASC 842. The Bank also elected certain practical expedients within the standard and consistent with such elections did not reassess whether any expired or existing contracts are or contain leases, did not reassess the lease classification for any expired or existing leases, and did not reassess any initial direct costs for existing leases. Lease payments for short-term leases are recognized as lease expense on a straight-line basis over the lease term. Payments for leases with terms longer than twelve months are included in the determination of the lease liability.

        The lease for one of the Bank's facilities is accounted for as a finance lease (previously referred to as a capital lease). The remaining leases are classified as operating leases, and therefore, were previously not recognized on the Bank's consolidated balance sheets. Effective January 1, 2019, the Bank recorded $3.8 million of operating lease right of use assets and corresponding $3.8 million in operating lease liabilities related to its operating leases. The operating lease right of use assets and operating lease liabilities associated with the Bank's operating leases are included in other assets and other liabilities, respectively, in the consolidated balance sheets. The right of use asset associated with the Bank's finance lease is included in premises and equipment in the amount of $362 thousand, net of accumulated depreciation of $608 thousand, with a corresponding finance lease obligation of $717 thousand, as of March 31, 2019, in the Bank's consolidated balance sheets. Amortization of leased assets under the finance lease was $19 thousand and interest related to the finance lease was $21 thousand for the three months ended March 31, 2019.

        The following is a schedule of the future minimum lease payments under the finance lease together with the present value of the net minimum lease payments as of March 31, 2019:

Year ending December 31:
2019	$57,816
2020	77,088
2021	77,088
2022	77,088
2023	77,088
Later years	1,271,897

Total minimum lease payments	$1,638,065
Less: Amount representing interest	494,470
Less: Discount on finance lease obligation	426,294

Finance lease obligation	$717,301

        The interest rate on the finance lease is imputed based on the Bank's incremental borrowing rate at the inception of the refinanced loan. The lease term is 25 years and is set to expire in November 2034, with an option to extend for a period of 5 years.

        As of March 31, 2019, the Bank had lease agreements for seven operating locations. Six leases qualify as operating leases, including land at 410 William Street, Fredericksburg, Virginia and one qualifies as a finance lease as described above. As of March 31, 2019, JMC had lease agreements for three operating locations, all of which qualify as operating leases.

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

Note 7. Leases (Continued)

        Operating lease liabilities represent the Bank's obligation to make lease payments and are presented at each reporting date as the net present value of the remaining contractual cash flows. Cash flows are discounted at the Bank's incremental borrowing rate in effect at the commencement of the lease. Operating lease right of use assets represent the Bank's right to use the underlying asset for the lease term and are calculated as the sum of the operating lease liability and if applicable, prepaid rent, initial direct costs and any incentives received from the lessor.

        Certain of the Bank's operating leases offer the option to extend the lease term and the Bank has included such extensions in its calculation of the operating lease liabilities to the extent the options are reasonably assured of being exercised. The lease agreements do not provide for residual value guarantees and have no restrictions or covenants that would impact dividends or require incurring additional financial obligations.

        The following tables present information about the Bank's operating leases:

March 31, 2019
Operating lease liabilities	$3,716,484
Operating lease right of use assets	$3,707,247
Weighted average remaining lease term	12.75 years
Weighted average discount rate	3.35%

Lease cost	Three Months Ended March 31, 2019
Operating lease cost	$112,079
Variable lease cost	4,400
Short-term lease cost	3,975

Total lease cost	$120,454

        Variable lease payments primarily represent payments for common area maintenance related to real estate leases. Cash paid for amounts included in the measurement of operating lease liabilities during the three months ended March 31, 2019 was approximately $109 thousand.

        The Bank adopted ASC 842 effective January 1, 2019. Prior to January 1, 2019, the Bank measured lease expense in accordance with FASB ASC Topic 840. During the three months ended March 31, 2018, the Bank recognized lease expense of approximately $113 thousand.

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

Note 7. Leases (Continued)

        A maturity analysis of operating lease liabilities and reconciliation of the undiscounted cash flows to the total of operating lease liabilities is as follows:

As of March 31, 2019
During the year ending December 31:
2019	$325,629
2020	442,561
2021	387,487
2022	370,385
2023	377,758
Due thereafter	2,695,364

Total undiscounted cash flows	$4,599,184

Discount	(882,700)

Operating lease liabilities	$3,716,484

Note 8. Financial Instruments With Off-Balance-Sheet Risk

        The Bank is party to credit related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.

        The Bank's exposure to credit loss is represented by the contractual amount of these commitments. The Bank follows the same credit policies in making commitments as it does for on-balance-sheet instruments.

        At March 31, 2019 and December 31, 2018, the following financial instruments were outstanding whose contract amounts represent credit risk:

	March 31, 2019	December 31, 2018
Unfunded commitments under lines of credit	$77,152,179	$77,158,849
Commercial and standby letters of credit	1,168,015	1,698,759

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Bank, is based on management's credit evaluation of the customer.

        Unfunded commitments under commercial lines of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers.

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

Note 8. Financial Instruments With Off-Balance-Sheet Risk (Continued)

These lines of credit usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Bank is committed. The amount of collateral obtained, if it is deemed necessary by the Bank, is based on management's credit evaluation of the customer.

        Commercial and standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank generally holds collateral supporting those commitments, if deemed necessary.

        At March 31, 2019, the Bank's cash and due from banks included three commercial bank deposit accounts that were in excess of the FDIC insured limit of $250 thousand per institution by approximately $77 thousand.

        JMC enters into commitments with its customers to originate loans where the interest rate on the loan is determined (locked) prior to funding. While this subjects JMC to the risk interest rates may change from the commitment date to the funding date, JMC simultaneously enters into financial agreements (best efforts forward sales commitments) with its permanent investors giving JMC the right to deliver (put) loans to the investors at specified yields, thus enabling JMC to manage its exposure to changes in interest rates such that JMC is not subject to fluctuations in fair values of these agreements due to changes in interest rates. However, a default by a permanent investor required to purchase loans under such an agreement would expose JMC to potential fluctuations in selling prices of loans due to changes in interest rates. As such, the rate lock commitments and forward sales commitments are considered derivatives. The fair value of rate lock commitments and forward sales commitments was considered immaterial at March 31, 2019 and December 31, 2018, and were not recorded on the Bank's balance sheet.

Note 9. Capital Transaction

        On October 18, 2016, the Bank entered into a Purchase Agreement to raise $7.8 million in equity, net of transaction costs of $766 thousand, through the sale of 929,152 shares of common stock, as well as stock warrants to purchase additional common stock, to a private bank investor. The Bank has used the additional capital for general corporate purposes, including increasing regulatory capital and funding organic growth initiatives. The transaction closed on December 15, 2016.

        In addition to the common shares issued as part of the transaction, the Bank also issued to the private bank investor stock warrants to purchase up to an additional 929,152 shares of common stock. The Series A Warrant entitles the private bank investor to purchase up to 464,576 shares of common stock, pursuant to certain terms of exercise as set forth in the Purchase Agreement. The Series B Warrant entitles the private bank investor to purchase up to an additional 464,576 shares of common stock, pursuant to certain terms of exercise as set forth in the Purchase Agreement. The exercise price of both the Series A and Series B Warrants has been set at 90% of the Bank's tangible common equity per share as of the most recent quarter-end preceding the date of exercise. The Series A and Series B Warrants are exercisable during certain periods that meet certain regulatory capital conditions as set forth in the terms of the Purchase Agreement.

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

Note 9. Capital Transaction (Continued)

        On February 12, 2018, the private bank investor exercised 464,576 of the Series A Warrants and 14,576 of the Series B Warrants issued in connection with the $8.6 million investment in the Bank in 2016. A total of 479,152 Series A and Series B Warrants were exercised for shares of Bank common stock, with gross proceeds to the Bank of approximately $4.5 million. Per the terms of the Series A and Series B Warrants, the exercise price equaled 90% of the Bank's tangible common equity per share as of the most recent quarter-end preceding the date of exercise. As of March 31, 2019, the private bank investor still holds unexercised Series B Warrants for the purchase of an additional 450,000 shares of Bank common stock.

        Both the common stock issued and the remaining Series B Warrants to purchase common stock, if exercised, are subject to a 50% voting agreement between the Bank and the private bank investor. The voting agreement provides that the private bank investor will vote the shares subject to the voting agreement in the same manner and in the same proportion that all other shares of the Bank's common stock not owned by the private bank investor are voted. The voting agreement also provides that the number of shares subject to the voting agreement may be reduced subject to certain conditions and circumstances.

Note 10. Fair Value Measurements

        The Bank uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. In accordance with the Fair Value Measurements and Disclosures topic of FASB ASC, the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Bank's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

        The recent fair value guidance provides a consistent definition of fair value, which focuses on exit price in the principal or most advantageous market for the asset or liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

Fair Value Hierarchy

        In accordance with this guidance, the Bank groups its financial assets and financial liabilities generally measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

Note 10. Fair Value Measurements (Continued)

        Level 1—Valuation is based on quoted prices in active markets for identical assets and liabilities.

        Level 2—Valuation is based on observable inputs including quoted prices in active markets for similar assets and liabilities, quoted prices for identical or similar assets and liabilities in less active markets, and model-based valuation techniques for which significant assumptions can be derived primarily from or corroborated by observable data in the market.

        Level 3—Valuation is based on model-based techniques that use one or more significant inputs or assumptions that are unobservable in the market.

        The following describes the valuation techniques used by the Bank to measure certain financial assets recorded at fair value on a recurring basis in the financial statements:

Investment Securities Available for Sale:

        Investment securities available for sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted market prices, when available (Level 1). If quoted market prices are not available, fair values are measured utilizing independent valuation techniques of identical or similar securities for which significant assumptions are derived primarily from or corroborated by observable market data. Third party vendors compile prices from various sources and may determine the fair value of identical or similar securities by using pricing models that consider observable market data (Level 2). In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within Level 3 of the valuation hierarchy. Currently, all of the Bank's investment securities available for sale are considered to be Level 2 securities.

        The following tables present the balances of financial assets measured at fair value on a recurring basis as of March 31, 2019 and December 31, 2018:

		Using
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs
				Significant Unobservable Inputs
	March 31, 2019
Description		(Level 1)	(Level 2)	(Level 3)
Investment securities available for sale:
Securities of U.S. government and Federal agencies	$2,927,830	$—	$2,927,830	$—
Subordinated debt investments	2,027,775	—	2,027,775	—
Mortgage-backed securities	58,895,444	—	58,895,444	—
Municipals	8,089,956	—	8,089,956	—

Total investment securities available for sale	$71,941,005	$—	$71,941,005	$—

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

Note 10. Fair Value Measurements (Continued)

		Using
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs
				Significant Unobservable Inputs
	December 31, 2018
Description		(Level 1)	(Level 2)	(Level 3)
Investment securities available for sale:
Securities of U.S. government and Federal agencies	$2,898,674	$—	$2,898,674	$—
Subordinated debt investments	2,031,276	—	2,031,276	—
Mortgage-backed securities	60,855,745	—	60,855,745	—
Municipals	7,982,318	—	7,982,318	—

Total investment securities available for sale	$73,768,013	$—	$73,768,013	$—

        Certain financial assets are measured at fair value on a nonrecurring basis in accordance with U.S. GAAP. Adjustments to the fair value of these financial assets usually result from the application of lower of cost or market accounting or write-downs of individual assets.

        The following describes the valuation techniques used by the Bank to measure certain financial assets recorded at fair value on a nonrecurring basis in the financial statements:

Loans Held for Sale:

        Loans held for sale are loans originated by JMC for sale in the secondary market. Loans originated for sale by JMC are recorded at lower of cost or market. No market adjustments were required at March 31, 2019 or December 31, 2018; therefore, loans held for sale were carried at cost. Because of the short-term nature, the book value of these loans approximates fair value at March 31, 2019 and December 31, 2018.

Impaired Loans:

        Loans are designated as impaired when, in the judgment of management based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected when due. The measurement of loss associated with impaired loans can be based on either the observable market price of the loan or the fair value of the collateral. Fair value is measured based on the value of the collateral securing the loans. Collateral may be in the form of real estate or business assets including equipment, inventory, and accounts receivable. The vast majority of the collateral is real estate. The value of real estate collateral is determined utilizing a market valuation approach based on an appraisal conducted by an independent, licensed appraiser outside of the Bank using observable market data (Level 2). However, if the collateral is a house or building in the process of construction or if an appraisal of the real estate property is over two years old, then the fair value is considered Level 3. The value of business equipment is based upon an outside appraisal if deemed significant, or the net book value on the applicable business's financial statements if not considered significant. Likewise, values for inventory and accounts receivables collateral are based on financial statement balances or aging reports (Level 3). Impaired loans allocated

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

Note 10. Fair Value Measurements (Continued)

to the allowance for loan losses are measured at fair value on a nonrecurring basis. Any fair value adjustments are recorded in the period incurred as a provision for loan losses on the consolidated statements of income.

Other Real Estate Owned:

        Other real estate owned ("OREO") is measured at fair value less cost to sell, based on an appraisal conducted by an independent, licensed appraiser outside of the Bank. If the collateral value is significantly adjusted due to differences in the comparable properties, or is discounted by the Bank because of marketability, then the fair value is considered Level 3. OREO is measured at fair value on a nonrecurring basis. Any initial fair value adjustment is charged against the allowance for loan losses. Subsequent fair value adjustments are recorded in the period incurred and included in other noninterest expense on the consolidated statements of income. The Bank had no OREO as of March 31, 2019 and December 31, 2018, respectively.

        The Bank had no financial assets measured at fair value on a nonrecurring basis at March 31, 2019 and December 31, 2018, respectively.

Fair Value of Financial Instruments

        FASB ASC 825, Financial Instruments, requires disclosure about fair value of financial instruments, including those financial assets and financial liabilities that are not required to be measured and reported at fair value on a recurring or nonrecurring basis. ASC 825 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Bank. Additionally, in accordance with ASU 2016-01, which the Bank adopted on January 1, 2018 on a prospective basis, the Bank uses the exit price notion, rather than the entry price notion, in calculating the fair values of financial instruments not measured at fair value on a recurring basis.

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

Note 10. Fair Value Measurements (Continued)

        The estimated fair values, and related carrying amounts, of the Bank's financial instruments are as follows:

		Fair Value Measurements at March 31, 2019
	Carrying Amount March 31, 2019	Quoted Prices in Active Markets Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance
	(Amounts in Thousands)
Financial Assets:
Cash and due from banks	$4,889	$4,889	$—	$—	$4,889
Interest bearing deposits in other banks	2,000	2,000	—	—	2,000
Investment securities available for sale	71,941	—	71,941	—	71,941
Loans held for sale	2,248	—	2,248	—	2,248
Loans, net	327,169	—	—	321,060	321,060
Accrued interest receivable	1,131	—	1,131	—	1,131
Bank owned life insurance	7,659	—	7,659	—	7,659
Financial Liabilities:
Deposits	$333,389	$—	$332,568	$—	$332,568
Federal funds purchased	350	350	—	—	350
Federal Home Loan Bank borrowings	44,200	—	44,356	—	44,356
Warehouse line of credit	102	—	102	—	102
Note payable	721	—	—	721	721
Finance lease obligation	717	—	—	717	717
Accrued interest payable	115	—	115	—	115

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

Note 10. Fair Value Measurements (Continued)

		Fair Value Measurements at December 31, 2018
	Carrying Amount December 31, 2018	Quoted Prices in Active Markets Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance
	(Amounts in Thousands)
Financial Assets:
Cash and due from banks	$4,275	$4,275	$—	$—	$4,275
Federal funds sold	1,475	1,475	—	—	1,475
Interest bearing deposits in other banks	2,000	2,000	—	—	2,000
Investment securities available for sale	73,768	—	73,768	—	73,768
Loans held for sale	2,950	—	2,950	—	2,950
Loans, net	318,343	—	—	310,812	310,812
Accrued interest receivable	1,014	—	1,014	—	1,014
Bank owned life insurance	7,607	—	7,607	—	7,607
Financial Liabilities:
Deposits	$330,564	$—	$328,836	$—	$328,836
Federal Home Loan Bank borrowings	43,000	—	43,242	—	43,242
Warehouse line of credit	307	—	307	—	307
Note payable	727	—	—	727	727
Liability under capital lease	723	—	—	723	723
Accrued interest payable	80	—	80	—	80

        The Bank assumes interest rate risk (the risk that general interest rate levels will change) as a result of its normal operations. As a result, the fair values of the Bank's financial instruments will change when interest rate levels change and that change may be either favorable or unfavorable to the Bank. Management attempts to match maturities of assets and liabilities to the extent believed necessary to minimize interest rate risk. However, borrowers with fixed rate obligations are less likely to repay in a rising rate environment and more likely to prepay in a falling rate environment. Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment. Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the Bank's overall interest rate risk.

Note 11. Stock Compensation Plan

        The Bank's shareholders approved a stock compensation plan (the "2015 Stock Option Plan") on April 28, 2015. Both incentive stock options and nonqualified stock options may be granted under the 2015 Stock Option Plan. The exercise price of each stock option equals the market price of the Bank's common stock on the date of grant and a stock option's maximum term is ten years. For the three

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

Note 11. Stock Compensation Plan (Continued)

months ended March 31, 2019 and 2018, the Bank recognized $5 thousand and $3 thousand, respectively, in stock based compensation expense.

        The 2015 Stock Option Plan provides for stock options to be granted to the Bank's directors, officers and employees for up to 500,000 shares of common stock. For the three months ended March 31, 2019 and 2018, the Bank granted no stock options to directors, officers and employees.

        The Bank's previous stock compensation plan (the "2008 Stock Option Plan") provided for the grant of share based awards in the form of incentive stock options and nonqualified stock options to the Bank's directors, officers and employees. The 2008 Stock Option Plan provided for awards of up to 315,000 shares of common stock. In April 2015, the 2008 Stock Option Plan was terminated and replaced with the 2015 Stock Option Plan. Stock options outstanding prior to April 28, 2015 were granted under the 2008 Stock Option Plan and shall be subject to the provisions of the 2008 Stock Option Plan.

        The 2008 Stock Option Plan also provided for stock options to be granted to seed investors as a reward for the contribution of organizational funds which were at risk if the Bank's organization had not been successful. Under the 2008 Stock Option Plan, the Bank granted stock options to seed investors in 2008. The stock options granted to seed investors were fully vested upon date of grant.

        A summary of stock option transactions for the three months ended March 31, 2019 is as follows:

	Three Months Ended March 31, 2019
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Intrinsic Value
Outstanding at beginning of period	151,700	$10.51	4.61 Years
Granted	—	—
Exercised	—	—
Forfeited	(2,500)	10.00

Outstanding at end of period	149,200	$10.52	4.44 Years	$348,977

Options exercisable at March 31, 2019	128,365	$10.13

        The intrinsic value represents the total pre-tax intrinsic value (the amount by which the current market value of the underlying stock options exceeds the exercise price) that would have been received by the holders had they exercised their stock options on March 31, 2019.

        The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The expected volatility is based on the Bank's historical volatility. The risk-free interest rates for periods within the contractual life of the awards are based on the U.S. Treasury yield curve in effect at the time of the grant. The expected life is based on the contractual life and vesting period for the respective stock option. The dividend yield assumption is based on the Bank's expectation of dividend payouts.

VIRGINIA PARTNERS BANK AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

Note 11. Stock Compensation Plan (Continued)

        As of March 31, 2019, there was approximately $38 thousand of total unrecognized compensation cost related to share-based compensation arrangements granted under the 2015 Stock Option Plan. That cost is expected to be recognized through 2021.

Note 12. Earnings per Share

        Basic earnings per common share represent income available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per common share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Bank relate solely to outstanding stock options and stock warrants and are determined using the treasury stock method. Refer to Note 9—Capital Transaction for further information regarding stock warrants.

        The following shows the weighted-average number of common shares used in computing earnings per common share and the effect of the weighted-average number of common shares of dilutive potential common stock. Dilutive potential common stock has no effect on income available to common shareholders. There were 15,000 and 0 stock options, respectively, excluded from the calculation for the three months ended March 31, 2019 and 2018 because their effects were anti-dilutive.

	Three Months Ended March 31,
	2019	2018
Net income	$526,317	$469,383
Net loss attributable to noncontrolling interest	19,151	23,287

Net income attributable to Virginia Partners Bank	$545,468	$492,670

Weighted average number of shares	4,085,181	3,724,095
Effect of dilutive securities:
Stock options	17,953	64,893
Warrants	71,775	104,387

Weighted average diluted shares	4,174,909	3,893,375

Basic earnings per share	$0.13	$0.13
Diluted earnings per share	$0.13	$0.13

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        The Company's articles of incorporation provide that the Company shall indemnify (a) its directors to the full extent provided by the General Laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures provided by such laws; (b) its officers to the same extent it shall indemnify its directors; and (c) its officers who are not directors to such further extent as shall be authorized by the Board of Directors and be consistent with law. The foregoing shall not limit the authority of the Corporation to indemnify other employees and agents consistent with law.

        The Maryland General Corporation Law provides, in pertinent part, as follows:

2-418 INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.

        (a)    Definitions.     (1) In this section the following words have the meanings indicated.

          (2)   "Corporation" includes any domestic or foreign predecessor entity of a corporation in a merger, consolidation, or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

          (3)   "Director" means any person who is or was a director of a corporation and any person who, while a director of a corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, other enterprise, or employee benefit plan.

          (4)   "Expenses" include attorney's fees.

          (5)   (i) "Official capacity" means:

              1.     When used with respect to a director, the office of director in the corporation; and

              2.     When used with respect to a person other than a director as contemplated in subsection (j), the elective or appointive office in the corporation held by the officer, or the employment or agency relationship undertaken by the employee or agent in behalf of the corporation.

             (ii)  "Official capacity" does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, other enterprise, or employee benefit plan.

          (6)   "Party" includes a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

          (7)   "Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative.

        (b)    Permitted indemnification of a director.     (1) A corporation may indemnify any director made a party to any proceeding by reason of service in that capacity unless it is established that:

              (i)  The act or omission of the director was material to the matter giving rise to the proceeding; and

              1.     Was committed in bad faith; or

              2.     Was the result of active and deliberate dishonesty; or

             (ii)  The director actually received an improper personal benefit in money, property, or services; or

            (iii)  In the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

          (2)(i)  Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding.

             (ii)  However, if the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director shall have been adjudged to be liable to the corporation.

          (3)(i)  The termination of any proceeding by judgment, order, or settlement does not create a presumption that the director did not meet the requisite standard of conduct set forth in this subsection.

             (ii)  The termination of any proceeding by conviction, or a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttal presumption that the director did not meet that standard of conduct.

          (4)   A corporation may not indemnify a director or advance expenses under this section for a proceeding brought by that director against the corporation, except:

              (i)  For a proceeding brought to enforce indemnification under this section; or

             (ii)  If the charter or bylaws of the corporation, a resolution of the board of directors of the corporation, or an agreement approved by the board of directors of the corporation to which the corporation is a party expressly provide otherwise.

        (c)   No indemnification of director liable for improper personal benefit.—A director may not be indemnified under subsection (b) of this section in respect of any proceeding charging improper personal benefit to the director, whether or not involving action in the director's official capacity, in which the director was adjudged to be liable on the basis that personal benefit was improperly received.

        (d)   Required indemnification against expenses incurred in successful defense.—Unless limited by the charter:

          (1)   A director who has been successful, on the merits or otherwise, in the defense of any proceeding referred to in subsection (b) of this section shall be indemnified against reasonable expenses incurred by the director in connection with the proceeding, claim, issue, or matter in which the director has been successful.

          (2)   A court of appropriate jurisdiction, upon application of a director and such notice as the court shall require, may order indemnification in the following circumstances:

              (i)  If it determines a director is entitled to reimbursement under paragraph (1) of this subsection, the court shall order indemnification, in which case the director shall be entitled to recover the expenses of securing such reimbursement; or

             (ii)  If it determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director has met the standards of conduct set forth in subsection (b) of this section or has been adjudged liable under the circumstances described in subsection (c) of this section, the court may order such indemnification as the court shall deem proper. However, indemnification with respect to any proceeding by or in the right of the corporation or in which liability shall have been adjudged in the circumstances described in subsection (c) shall be limited to expenses.

          (3)   A court of appropriate jurisdiction may be the same court in which the proceeding involving the director's liability took place.

        (e)   Determination that indemnification is proper.—(1) Indemnification under subsection (b) of this section may not be made by the corporation unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in subsection (b) of this section.

          (2)   Such determination shall be made:

              (i)  By the board of directors by a majority vote of a quorum consisting of directors not, at the time, parties to the proceeding, or, if such a quorum cannot be obtained, then by a majority vote of a committee of the board consisting solely of two or more directors not, at the time, parties to such proceeding and who were duly designated to act in the matter by a majority vote of the full board in which the designated directors who are parties may participate;

             (ii)  By special legal counsel selected by the board of directors or a committee of the board by vote as set forth in subparagraph (I) of this paragraph, or, if the requisite quorum of the full board cannot be obtained therefor and the committee cannot be established, by a majority vote of the full board in which directors who are parties may participate; or

            (iii)  By the stockholders.

          (3)   Authorization of indemnification and determination as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible. However, if the determination that indemnification is permissible is made by special legal counsel, authorization of indemnification and determination as to reasonableness of expenses shall be made in the manner specified in paragraph (2)(ii) of this subsection for selection of such counsel.

          (4)   Shares held by directors who are parties to the proceeding may not be voted on the subject matter under this subsection.

        (f)    Payment of expenses in advance of final disposition of action     (1) Reasonable expenses incurred by a director who is a party to a proceeding may be paid or reimbursed by the corporation in advance of the final disposition of the proceeding upon receipt by the corporation of:

              (i)  A written affirmation by the director of the director's good faith belief that the standard of conduct necessary for indemnification by the corporation as authorized in this section has been met; and

             (ii)  A written undertaking by or on behalf of the director to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

          (2)   The undertaking required by paragraph (1)(ii) of this subsection shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make the repayment.

          (3)   Payments under this subsection shall be made as provided by the charter, bylaws or contract or as specified in subsection (e)(2) of this section.

        (g)   Validity of indemnification provision.—The indemnification and advancement of expenses provided or authorized by this section may not be deemed exclusive of any other rights, by indemnification or otherwise, to which a director may be entitled under the charter, the bylaws, a resolution of stockholders of directors, an agreement or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

        (h)   Reimbursement of director's expenses incurred while appearing as witness.—This section does not limit the corporation's power to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when the director has not been made a named defendant or respondent in the proceeding.

        (i)    Director's service to employee benefit plan.—For purposes of this section:

          (1)   The corporation shall be deemed to have requested a director to serve an employee benefit plan where the performance of the director's duties to the corporation also imposes duties on, or otherwise involves services by, the director to the plan or participants or beneficiaries of the plan:

          (2)   Excise taxes assessed on a director with respect to an employee benefit plan pursuant to applicable law shall be deemed fines; and

          (3)   Action taken or omitted by the director with respect to an employee benefit plan in the performance of the director's duties for a purpose reasonably believed by the director to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

        (j)    Officer, employee or agent.—Unless limited by the charter:

          (1)   An officer of the corporation shall be indemnified as and to the extent provided in subsection (d) of this section for a director and shall be entitled, to the same extent as a director, to seek indemnification pursuant to the provisions of subsection (d) of this section;

          (2)   A corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation to the same extent that it may indemnify directors under this section; and

          (3)   A corporation, in addition, may indemnify and advance expenses to an officer, employee, or agent who is not a director to such further extent, consistent with law, as may be provided by its charter, bylaws, general or specific action of its board of directors or contract.

        (k)   Insurance or similar protection.—(1) A corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan against any liability asserted against and incurred by such person in any such capacity or arising out of such person's position, whether or not the corporation would have the power to indemnify against liability under the provisions of this section.

          (2)   A corporation may provide similar protection, including a trust fund, letter of credit, or surety bond, not inconsistent with this section.

          (3)   The insurance or similar protection may be provided by a subsidiary or an affiliate of the corporation.

        (l)    Report of indemnification to stockholders.—Any indemnification of, or advance of expenses to, a director in accordance with this section, if arising out of a proceeding by or in the right of the corporation, shall be reported in writing to the stockholders with the notice of the next stockholders' meeting or prior to the annual meeting.

Item 21.    Exhibits and Financial Statement Schedules

(a)
Exhibits

Number	Description
2.1	Agreement and Plan of Share Exchange, dated as of December 31, 2018, between Delmar Bancorp and Virginia Partners Bank (Included as Annex A to the proxy statement/prospectus)
3.1	Articles of Incorporation of Delmar Bancorp, with amendments thereto*
3.2	Bylaws of Delmar Bancorp*
4.1	Specimen Certificate for Common Stock(1)
4.2	Amended and Restated Series B Warrant Series B Warrant to Purchase Shares of Virginia Partners Common Stock*
4.3	Warrant Amendment and Agreement for Full Exercise between Virginia Partners Bank and Kenneth R. Lehman*
5.1	Opinion of Buckley LLP*
8.1	Opinion of Miles & Stockbridge P.C.*
8.2	Opinion of Troutman Sanders LLP*
10.1	Employment Agreement dated as of December 13, 2015 between John W. Breda and The Bank of Delmarva(2)
10.2	Non-Compete Agreement dated as of January 27, 2017 between the Bank of Delmarva and Edward M. Thomas(3)
10.3	Termination Agreement, dated as of December 13, 2018, among John W. Breda, Delmar Bancorp and The Bank of Delmarva*
10.4	Employment Agreement, dated as of December 13, 2018, among John W. Breda, Delmar Bancorp and The Bank of Delmarva*
10.5	Termination Agreement, dated as of December 13, 2018, among Lloyd B. Harrison, III and Virginia Partners Bank*
10.6	Employment Agreement, dated as of December 13, 2018, among Lloyd B. Harrison, III, Delmar Bancorp and Virginia Partners Bank*
10.7	Delmar Bancorp 2014 Stock Plan(4)
10.8	Delmar Bancorp 2004 Stock Plan(5)
10.9	Liberty Bell Bank 2004 Incentive Stock Option Plan*
10.10	Liberty Bell Bank Non-Qualified Stock Option Plan*
10.11	Employment Agreement dated as of March 24, 2019 between Elizabeth Eicher and The Bank of Delmarva*
10.12	Employment Agreement dated as of December 1, 2018 between Adam Sothen and Virginia Partners Bank*
21	Subsidiaries of the Registrant*
23.1	Consent of TGM Group LLP
23.2	Consent of Yount Hyde & Barbour P.C.

Number	Description
23.3	Consent of Buckley LLP (included in Exhibit 5.1)
23.4	Consent of Miles & Stockbridge P.C. (included in Exhibit 8.1)
23.5	Consent of Troutman Sanders LLP (Included in Exhibit 8.2)
24.1	Power of Attorney*
99.1	Form of Support Agreement (Included as Annex D to the proxy statement/prospectus)
99.2	Proxy Card for the Special Meeting of Shareholders of Virginia Partners Bank
99.3	Consent of Sandler O'Neill & Partners, L.P.*
99.4	Consent of Lloyd B. Harrison, III, proposed director*
99.5	Consent of John A. Janney, proposed director*
99.6	Opinion of FIG Partners, LLC
99.7	Consent of FIG Partners, LLC

*
Previously filed.

(1)
Incorporated by reference to Exhibit 3 to Delmar Bancorp's Form 1-A filed on November 22, 2017.

(2)
Incorporated by reference to Exhibit 6.1 to Delmar Bancorp's Form 1-A filed on November 22, 2017.

(3)
Incorporated by reference to Exhibit 6.2 to Delmar Bancorp's Form 1-A filed on November 22, 2017.

(4)
Incorporated by reference to Exhibit 6.3 to Delmar Bancorp's Form 1-A filed on November 22, 2017.

(5)
Incorporated by reference to Exhibit 6.4 to Delmar Bancorp's Form 1-A filed on November 22, 2017.

Item 22.    Undertakings

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   (1) The undersigned registrant hereby undertakes as follows: that prior to any public re-offering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such re-offering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2)   The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (d)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the bylaws of the registrant, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        (e)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salisbury, Maryland, on July 3, 2019.

DELMAR BANCORP
By:	/s/ JOHN W. BREDA John W. Breda President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ JOHN W. BREDA John W. Breda	President and Chief Executive Officer, Director (Principal Executive Officer)	July 3, 2019
* Laura Deeley Bren	Director	July 3, 2019
* David C. Doane	Director	July 3, 2019
* Heidi J.A. Gilmore	Director	July 3, 2019
* Mark L. Granger	Director	July 3, 2019
* Henry H. Hanna, III	Director	July 3, 2019
* Kenneth R. Lehman	Director	July 3, 2019

Name	Position	Date

* Joseph A. Maressa	Director	July 3, 2019
* James A. Tamburro	Director	July 3, 2019
* Edward M. Thomas	Director	July 3, 2019
* Jeffery F. Turner	Chairman of the Board of Directors	July 3, 2019
* Robert C. Wheatley	Director	July 3, 2019
/s/ ELIZABETH EICHER HOLLAND Elizabeth Eicher Holland	Senior Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)	July 3, 2019
*By:
/s/ JOHN W. BREDA
 John W. Breda, attorney-in-fact
pursuant to a Power of Attorney included on the signature page to the Registration Statement on Form S-4 of Delmar Bancorp (No. 333-230599) filed on March 29, 2019.